As filed with the Securities and Exchange Commission on November 24, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Intelsat (Bermuda), Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	4899	98-0348066
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (441) 294-1650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	4899	98-0346003
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (441) 294-1650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Phillip L. Spector, Esq.

Executive Vice President and General Counsel

Intelsat, Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke HM 08, Bermuda

(441) 294-1650

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Arnold B. Peinado, III, Esq.

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

(212) 530-5000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
11 1 /4% Senior Notes due 2017	$2,805,000,000	100%	$2,805,000,000	$156,519
Guarantees of 11 1/4% Senior Notes due 2017	$2,805,000,000	100%	$2,805,000,000		(2)
11 1 /2%/12 1/2% Senior PIK Election Notes due 2017	$2,149,991,000	100%	$2,149,991,000	$119,969.50
Guarantees of 11 1/2%/12 1/2% Senior PIK Election Notes due 2017	$2,149,991,000	100%	$2,149,991,000		(2)

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 24, 2009

PROSPECTUS

Exchange Offer for

11 1/4% Senior Notes due 2017

and

11 1/2%/12 1/2% Senior PIK Election Notes due 2017

This is an offer to exchange any of Intelsat (Bermuda), Ltd.’s 11 1/4% Senior Notes due 2017 that you now hold for newly issued 11 1/4% Senior Notes due 2017, and to exchange any of Intelsat (Bermuda), Ltd.’s 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 that you now hold for newly issued 11 1/2%/12 1/2% Senior PIK Election Notes due 2017. This offer will expire at 5:00 p.m. New York City time on                     , 2009, unless we extend the offer. You must tender your original notes by this deadline in order to receive the new notes. We do not currently intend to extend the expiration date.

The exchange of outstanding original notes for exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. The terms of the exchange notes to be issued in the exchange offer are substantially identical to the original notes, except that the exchange notes will be freely tradeable and will not benefit from the registration and related rights pursuant to which we are conducting this exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer set forth in the original notes and in the indenture.

There is no existing public market for your original notes, and there is currently no public market for the new notes to be issued to you in the exchange offer.

See “Risk Factors” beginning on page 24 for a description of the business and financial risks associated with the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

Consent under the Exchange Control Act 1972 of Bermuda, as amended, and its related regulations has been given by the Bermuda Monetary Authority for the issue and transfer of the new notes between non-residents of Bermuda. Neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or performance or any default of our business, or for the correctness of any of the statements made or opinions expressed in this prospectus or the registration statement of which this prospectus forms a part.

Intelsat (Bermuda), Ltd.’s 11¼% Senior Notes due 2017 are referred to as the 2017 notes and Intelsat (Bermuda), Ltd.’s 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 are referred to as the 2017 PIK notes. The 2017 notes and the 2017 PIK notes are together referred to as the notes. The notes are not guaranteed at this time by any of Intelsat Bermuda’s subsidiaries. Unless we indicate differently, when we use the term “notes” or “new notes,” we mean the new notes that we will issue to you if you exchange your original notes. However, unless we indicate differently, references to “notes” for periods prior to the exchange of the applicable original notes for corresponding new notes means the applicable original notes.

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INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources or based upon our estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified any of the data from third-party sources, including Satellite Communication & Broadcasting World Markets Survey, Ten Year Outlook dated September 2008, by Euroconsult; Government and Military Demand on Commercial Satellites, 5th Edition, dated November 2008; Broadband Satellite Markets, 8th Edition, dated April 2009; Global Assessment of Satellite Demand, 5th Edition, dated December 2008, by NSR; and Wireless Backhaul via Satellite, dated July 2008, by NSR. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources.

ii

PROSPECTUS SUMMARY

Intelsat (Bermuda), Ltd. is the obligor under the original notes and will be the obligor of the notes offered hereby. The notes will be guaranteed by Intelsat, Ltd. You should read the following summary together with the more detailed information and financial statements and their notes included elsewhere in this prospectus. Investing in the notes involves significant risks, as described in the “Risk Factors” section. Unless otherwise indicated, or the context otherwise requires, financial information identified in this prospectus as pro forma gives effect to the New Sponsors Acquisition Transactions, as defined below, and the 2008 Refinancings, as defined below in “—Significant Transactions—The Change of Control Offers and 2008 Refinancings,” in the manner described under “Unaudited Pro Forma Condensed Consolidated Financial Information.” In this prospectus, unless otherwise indicated or the context otherwise requires, (1) the terms “we,” “us,” “our” and “the Company” refer to Intelsat, Ltd. and its currently existing subsidiaries on a consolidated basis, (2) the terms “Serafina” and “Intelsat Global Subsidiary” refer to Intelsat Global Subsidiary, Ltd. (formerly known as Serafina Acquisition Limited), (3) the terms “Serafina Holdings” and “Intelsat Global” refer to Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited), (4) the term “Intelsat Bermuda” refers to Intelsat (Bermuda), Ltd., Intelsat, Ltd.’s direct wholly-owned subsidiary, (5) the term “Intelsat Jackson” refers to Intelsat Jackson Holdings, Ltd., a direct subsidiary of Intelsat Bermuda, (6) the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company, Ltd., Intelsat Jackson’s direct wholly-owned subsidiary, (7) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company, Ltd., Intermediate Holdco’s direct wholly-owned subsidiary, (8) the term “Intelsat Holdings” refers to our parent, Intelsat Holdings, Ltd., (9) the term “PanAmSat Holdco” refers to PanAmSat Holding Corporation, and not to its subsidiaries, prior to the PanAmSat Acquisition Transactions (as defined below) and the term “Intelsat Holding Corporation” refers to Intelsat Holding Corporation, and not to its subsidiaries, thereafter, (10) the terms “Intelsat Corp” and “Intelsat Corporation” refer to PanAmSat Corporation prior to the PanAmSat Acquisition Transactions and to Intelsat Corporation thereafter, (11) the term “PanAmSat” refers to PanAmSat Holding Corporation and its subsidiaries on a consolidated basis prior to the PanAmSat Acquisition Transactions, and (12) the term “PanAmSat Acquisition Transactions” refers to our acquisition of PanAmSat in July 2006 and the related transactions, and the term “New Sponsors Acquisition Transactions” refers to the acquisition of Intelsat Holdings by Serafina in February 2008 and the related transactions, each as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Significant Transactions.” We refer to Intelsat General Corporation, our government business subsidiary, as “Intelsat General.” In this prospectus, unless the context otherwise requires, all references to transponder capacity or demand refer to transponder capacity or demand in the C-band and Ku-band only.

Our Company

We are a leading provider of fixed satellite services worldwide. We have provided communications capacity for milestone events since our founding in 1964, including transmitting worldwide the video signals of the first moon walk, providing the “hot line” connecting the White House and the Kremlin and transmitting live television coverage of every Olympics since 1968.

Our goal is to connect people and businesses around the world with reliable, flexible and innovative communications services. We provide service on a global fleet of 51 satellites and seven owned teleports and terrestrial facilities. We supply video, data and voice connectivity in approximately 200 countries and territories for approximately 1,800 customers, with many of which we have had relationships for over 30 years. Our business is diversified by service offering, customer group, satellite and geography, which reduces our market and operating risk. Our broad customer base includes some of the world’s leading media and communications companies, multinational corporations, Internet service providers (“ISPs”) and government/military organizations. Our customers access our capacity through our extensive service offerings, which include transponder services, hybrid managed services combining satellite capacity and terrestrial facilities and channel services.

We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for fixed satellite services capacity from both private industry and governments. The fixed satellite services sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. As of September 30, 2009, our revenue backlog, which is based on long-term customer commitments of up to 15 years, was approximately $9.5 billion, approximately 94% of which relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the combined year ended December 31, 2008 and the nine months ended September 30, 2009, we generated revenue of $2.4 billion and $1.9 billion, respectively.

We have the largest, most flexible and one of the most reliable satellite fleets in the world, covering over 99% of the world’s population. We operate our fleet with a fully integrated satellite operations model which features two operations centers connected by redundant fiber, resulting in a robust monitoring and control system that we believe is unrivaled in our industry. Our satellite fleet is complemented by a terrestrial network of teleports, points of presence and leased fiber links that we use to carry traffic and provide satellite access for our customers. The flexibility of our fleet allows us to respond quickly to changes in market conditions and customer demand in order to maximize our revenue and profitability. We use a disciplined capacity management program to increase the financial returns on our satellite fleet. Examples of our capacity management program include building satellite neighborhoods around key applications such as direct-to-home, or DTH, video, loading traffic on transponders more efficiently, repointing the beams of certain satellites to bring additional capacity to areas of unmet demand, and relocating satellites to orbital locations that offer improved revenue opportunities. Our capacity management program allows us to take a more strategic approach to our fleet replacement cycle, which we believe results in capital expense savings since some retiring satellites are not being replaced on a one-for-one basis. We believe our capacity management program will increase returns on our assets, enhance the value of our orbital locations, and maximize the marketable capacity of our global fleet.

We continually invest in our communications network in response to the needs of our customers and opportunities in the marketplace, and to address risk management considerations. We have spent $1.4 billion on satellites and other property and equipment from January 2007 to September 2009, during which time we launched four satellites and had several others under construction. The average remaining service life of our satellites was approximately 7.5 years as of September 30, 2009, weighted on the basis of nominally available capacity for the 42 station-kept satellites of the 51 satellites we operated at that time.

Fixed satellite services are an integral part of the global communications infrastructure. Our customers use our services because of the distinct technical and economic benefits satellite services provide for certain applications. Satellites provide a number of advantages over terrestrial communications systems, including ubiquitous coverage, the ability to broadcast signals to many locations simultaneously and independence from terrestrial infrastructure, including points of congestion or unreliability. Satellites allow equal access to bandwidth regardless of location, density of population or availability of terrestrial infrastructure. This feature, combined with the ability of satellites to simultaneously broadcast high quality, secure signals from a single location to many locations, results in a cost efficient distribution medium for video signals. Corporations, network providers and governments use satellite solutions because the technology provides a secure, easily replicated network platform that can be deployed quickly, and across many different regions, simplifying overall network topologies. The ability of satellites to provide instant communications makes them desirable for disaster recovery and military applications.

The global fixed satellite services, or FSS, sector is expected to generate revenues of approximately $9.6 billion in 2010 according to NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications. There are multiple growth areas that we believe will drive the continued expansion of the FSS industry.

•

Video: Video distribution services for applications such as high definition television, or HDTV, DTH television platforms, and delivery of globalized content are expected to be a source of growth. The increased transmission of HDTV signals requires greater transmission capacity than standard definition signals. Continuing deregulation is expected to create new DTH television platform operators in numerous international markets. Programmers routinely distribute news, sports and entertainment to audiences in multiple geographic markets.

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Data networks: The demand from global organizations for large, cost-effective, private, corporate networks made possible through the combination of broad geographic satellite coverage and the use of very small aperture terminals, or VSATs, is expected to be a source of growth. Satellite-based data networks are expected to grow especially in international markets where terrestrial networks are not well developed and where broadband Internet access is a business necessity.

•

Mobility: Efforts by consumer communications companies to combine video services and telephony into a single platform, wired or mobile, should also benefit the FSS industry through increased requirements for the broadcast of video services to new and developing networks. Wireless operators also require satellite capacity for backhaul services that provide a cost-efficient means to rapidly expand their service areas.

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Hybrid satellite-fiber solutions: The combination of our satellites and terrestrial facilities enables us to provide hybrid managed services to our customers, which they use primarily for video and Internet-related services. This is an area which has experienced rapid growth over the last several years, and which we believe will continue to offer growth opportunities within the industry.

In total, C- and Ku-band transponder service revenue in the FSS sector is expected to grow at a compound annual growth rate, or CAGR, of 4.1% from 2010 to 2015 according to NSR. See “Business—Our Customer Sectors and—Our Strengths.”

Our Business Strategy

We are pursuing a business strategy which features four initiatives to build on our competitive position and to address attractive new business opportunities. We believe that these strategies for profitable growth, in combination with our culture of continuous improvement, will enable us to increase our revenues and operating cash flows.

Grow Our Business by Focusing on High Growth Regions and Applications

We have an industry-leading position in every sector that we serve. We believe that the media, network services, and government sectors represent opportunities for revenue growth over the long-term for operators in the FSS industry. We intend to focus our resources on further penetrating the most attractive regions and applications in these sectors in order to increase our profitability and free cash flow.

Media

We intend to maintain and strengthen our leadership in media services by continuing to capitalize on the strength of our video neighborhoods, maintaining and growing our leadership position in HDTV distribution and expanding our services for DTH platform operators. We believe that we are well positioned to grow both the distribution and contribution portions of our video business by continuing to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region, and to build our neighborhood in Europe. As cable operators expand their channel capacities, we have the opportunity to benefit as more channels, services and other data needs require satellite distribution to cable head-ends. Furthermore, as the number of channels grows, demand increases for our premium cable neighborhood satellites. In addition, many U.S. cable programmers are increasingly interested in pursuing business expansion opportunities outside of the United States. With assets spanning the globe, we believe we can be an attractive supplier to cable programmers as they pursue this strategy.

We also believe that demand for HDTV will continue to grow, resulting in continued strong demand for satellite bandwidth. We will continue to build upon the success of the Galaxy 13/Horizons-1 satellite, which was placed in service as an HDTV neighborhood to attract this new and fast-growing program format type. Since announcing our HDTV neighborhood on the Galaxy 13 satellite, we have grown the number of HDTV channels carried by our system to over 100. We also intend to expand the number of services we provide to HD programmers. We intend to offer a number of HD contribution services to enable the capture and transport of HD programming from remote locations to satellite production facilities, from which it can then be distributed through our satellites serving cable neighborhoods.

Lastly, we will continue to build on our leading international DTH platform business, targeting Latin America, Eastern Europe, Middle East, Africa and regions within Asia where we can use our available capacity and the flexibility of our satellite fleet to capture additional growth opportunities. We intend to develop new video communities by leveraging our existing satellites and relationships with successful DTH platform operators to capture growth in new DTH markets.

Network Services

We believe we are well positioned to expand our business serving network services customers by focusing on growing applications, including data and IP services for vertical markets such as the maritime and oil and gas sectors, services to wireless operators, global telecommunications carrier services, and mobility services.

We believe we are a leading provider of satellite services supporting data applications such as corporate broadband VSAT networks, virtual private networks (“VPNs”) and high data rate point-to-point connections or trunking solutions for ISPs. We will grow our business by continuing to build our relationships with satellite-based broadband service providers, including VSAT service providers in the largest and fastest growing regions, such as North America, Africa, Latin America, Eastern Europe and the Middle East. We intend to solidify our leadership position through partnering initiatives with data and IT services providers in key growth regions and with service providers in attractive vertical markets, such as maritime and oil and gas. We will also continue to market GlobalConnex managed services for regional service providers, corporations and international organizations implementing VPNs for broadband and VoIP applications.

We believe that we are well positioned with telecommunications service providers throughout the world, and we have leveraged this presence to build a leading position serving wireless operators in emerging markets such as Africa and the Middle East. We intend to introduce new services that will expand our presence serving the wireless telecommunications sector. We intend to expand our customer base by marketing our services to other forms of competitive carriers in newly deregulated markets, which use satellite capacity in order to introduce their services quickly and independently of established local carriers.

We have an extensive customer base of traditional telecommunications carriers that use our services to reach regions that lack direct access to telecommunications cable interconnects or where internal infrastructure either does not exist or is unreliable. We believe that the drive for continued globalization by multinational corporations will increase satellite demand from global telecommunications companies which need our ubiquitous coverage in order to provide “one-stop” shopping to their customers.

Government

As the largest provider of commercial satellite services to the government sector, we believe we are well positioned to service its increased need for commercial satellite communications services, which has been driven in part by anti-terrorism efforts, conflicts in the Middle East and increased worldwide awareness of the role of satellites in emergency and first responder communications networks. We intend to build our marketing efforts with respect to contractors that serve both civilian and defense agencies. We expect that our expanded service capability with respect to satellite capacity, managed services and turn-key services will attract additional government business at the national and state agency level, and enable us to work with a broader scope of government contractors and integrators.

Increase our Return on our Asset Base through Disciplined Management of Capacity

As we execute on our first strategy to focus on certain applications and regions, we will require capacity in certain regions to respond to customer requirements. We are employing a disciplined capacity management program to optimize our inventory of capacity and improving our returns on our assets. Our capacity management program establishes strategies for key satellite roles based upon the customer and growth characteristics of the market served by each satellite in such a role. For instance, we are increasing the value of our satellites by establishing neighborhoods based on growing customer applications, such as DTH video services in regions including Africa, Northern and Eastern Europe, and South America. Our capacity management program also includes creating additional marketable capacity through reassigning traffic (“grooming”), repointing steerable beams and relocating satellites. Over the past two years we have groomed existing customer traffic from individual satellites to other satellites in our fleet based upon the customer’s application and the amount of capacity required. This in turn allows us to more efficiently load our transponders and secure larger blocks of capacity for customers with growing, long-term requirements. Furthermore, because many of our satellites have flexible designs, including steerable beams, we can repoint beams to areas of unmet demand, or relocate satellites in order to bring additional capacity to an entire region. Through these various capacity management initiatives, we can improve returns on our asset base and maximize the value of our fleet.

Over the past two years we have implemented a strategy to rationalize the size of our fleet and consolidate the number of orbital locations required to serve our customers. The most recent example of this rationalization strategy is our decision to replace two existing satellites with a single replacement satellite, thus reducing capital expense. Our capital allocation decisions are based on the expected return on invested capital and market demand, and we will be prudent in the selection of the number, size and characteristics of replacement and new satellites to be launched. For instance, new satellites will be designed to include more high-power, land-mass focused capacity that delivers video and broadband applications more efficiently, thereby increasing the proportion of high value transponders relative to our current capacity mix. In addition, we will seek anchor customers for new satellites, in order to improve overall returns. For instance, African direct-to-home television services provider, Multichoice, recently signed a 15-year agreement for capacity, extending and expanding its existing agreement on the IS-7 satellite and its replacement satellite, IS-20, which is expected to be launched in early 2012. At the same time, we have accelerated the build of certain satellites in order to capture new opportunities and because of overall fleet management considerations. Through capacity management, we intend to maximize the revenues, and therefore the returns, generated by our assets.

Build New Revenue Streams by Introducing New Products and Services

The flexibility of our network and the global scale of our business gives us the ability to expand our customer and revenue base without significant increases in operating costs. We have identified three areas that we believe offer potential for significant growth with only minimal incremental investment in additional resources: new product development, satellite-related services, and new government initiatives.

We have a proven track record of capitalizing on new growth opportunities and expanding the FSS market. New service introductions, such as our rapidly growing GlobalConnex business, have resulted in substantial new revenue streams. In the past two years, we have introduced several new IP- or mobility-related services. We have developed a wholesale Internet Protocol Television, or IPTV, platform that operates on our North American satellite and terrestrial infrastructure that is being marketed by a North American distributor. We are developing a portfolio of several mobility-related services to serve high growth vertical markets. Our global maritime broadband service, which provides on-the-move IP connectivity to the fishing, oil and gas, and shipping sectors, is now being marketed by five different distributors around the world. We provide these services on a wholesale basis, working with distributors who are the leaders in their respective vertical markets. Both of these new services are examples of our identifying new markets and technologies which will enable us to generate additional revenues from capacity which is currently underutilized.

We intend to continue to pursue our satellite-related services business, which we began approximately three years ago and which has grown to revenues of $50.2 million for the combined year ended December 31, 2008. This business allows us to generate new revenue streams by offering consulting services to other satellite operators which leverage our internal technical expertise and buying power. Examples of these services include transfer and in-orbit testing, long-term satellite operations, teleport hosting, and satellite design and engineering services. In 2008, we were awarded a contract to provide teleport and staff services at our Paumalu, Hawaii teleport for mobile satellite services provider, Inmarsat plc. In addition, as of September 30, 2009, we operated eleven third-party satellites in addition to our owned satellite fleet, utilizing the same integrated satellite operations infrastructure and with minimal additional headcount.

We believe that we can grow our revenues from our government services business by developing innovative solutions to government needs for space communications, such as hosted payloads and third-party X-band and UHF services, and outsourced hub services, and by increasing our service offerings for “communications on the move,” or COTM. We currently see an opportunity to offer a quick and efficient means of placing government assets in space through hosted payload programs. For instance, Intelsat General has been accepted by the Department of Defense as a participant in a Joint Concept Technology Demonstration, or JCTD, to fly a payload for the Internet router in Space program, also known as IRIS. In this program, a customized Internet router has been positioned on an Intelsat satellite. By co-locating its payload on an Intelsat satellite already planned for launch, the government will get quick and cost-efficient access to test an emerging space-based technology solution. We also believe that we can offer innovative commercialized services, such as third-party X-band and UHF services that we package and sell to our government customer base. We will also deliver greater efficiency to our government customers by offering managed hub services at our strategically located teleports. Lastly, we intend to implement modifications to the mobility solutions we offer to commercial customers in the network services sector in order to deliver mobile video and data services for military and homeland security applications. We believe these strategies leverage our unique use of space-based technologies and provide opportunity for future revenue growth.

Selectively Pursue Strategic and Organic Opportunities

We have a track record of capitalizing on strategic growth opportunities through acquisition, including our completion of two transactions in 2004, and the 2006 acquisition of PanAmSat. These transactions further strengthened our leading position in the FSS sector by enhancing our capabilities for video, corporate network and government/military applications. We expect that near-term strategic opportunities in the FSS sector may involve smaller, regional or national satellite operators seeking joint ventures or revenue sharing arrangements in order to provide follow-on capacity for satellites that are aging and facing replacement.

In October 2009, Intelsat was selected as the successful bidder at a bankruptcy auction for the ProtoStar I satellite. This satellite, which was launched in July 2008, is expected to have a 16-year life from its date of launch. Immediately after closing the transaction, which is expected shortly, the satellite will be relocated to the Atlantic Ocean region. To be known as IS-25, the satellite will provide growth capacity for the fast-growing African continent as early as the second quarter of 2010. The additional inventory will support future revenue growth and provide resilience within our fleet, which had a fill factor of 85% at September 30, 2009. Because of our operating scale and collection of valuable orbital locations, we will be able to integrate and operate IS-25 with minimal incremental cost, and rapidly build a backlog of revenue for the new satellite.

In December 2008, we announced a joint venture with a South African investor group led by Convergence SPV Ltd. that will utilize project financing to build and launch a new satellite into the 33º east longitude orbital location, ideally positioned to serve Africa. The satellite, to be called “Intelsat New Dawn,” will feature a payload optimized to deliver wireless backhaul, broadband and television programming to Africa and is expected to enter service in early 2011. The satellite will be operated and marketed as part of the global Intelsat fleet. In this project, which is expected to be 85% financed with non-recourse debt provided by African financial institutions, Intelsat retained 74.9% of the equity of the joint venture (“New Dawn”) in exchange for an investment which is expected to total approximately $25 million. With over 50% of the payload already contracted at announcement in December 2008, this project is an example of a business development activity which replaces capacity at a current orbital location through a business arrangement with attractive return on investment characteristics.

We believe that we can also invest modestly in our existing infrastructure to build the value of our satellite assets. For instance, we are grooming our fleet to increase the number and value of video neighborhoods within our fleet. We may choose to invest in antenna seeding programs to increase the penetration of cable head-ends for certain of our satellites. We believe that these modest investments in new ground infrastructure will enable us to command higher rates for our satellite capacity in video neighborhoods and increase the value provided to programmer customers, which will then be able to reach larger audiences from our fleet.

2009 Debt Transactions

On October 20, 2009, our indirect subsidiary, Intelsat Jackson, completed an offering of $500.0 million aggregate principal amount at maturity of 8½% Senior Notes due 2019 (the “2009 Jackson Notes”), which yielded $487.1 million of cash proceeds at issuance (the “2009 Jackson Notes Offering”). Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Bermuda in an amount equal to the purchase price paid by Intelsat Bermuda to purchase $400.0 million face amount of Intelsat Bermuda’s outstanding 2017 PIK notes at a discount. Intelsat Bermuda then canceled the purchased 2017 PIK notes. After giving effect to the purchase of the 2017 PIK notes and fees and expenses related thereto and to the 2009 Jackson Notes Offering, approximately $100 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

On February 12, 2009, our indirect subsidiary, Intelsat Sub Holdco, purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to a cash tender offer (the “Tender Offer”). Intelsat Sub Holdco funded the Tender Offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B, completed on February 12, 2009, which yielded $348.3 million of cash proceeds at issuance (the “2009 Sub Holdco Notes Offering”), together with cash on hand. The new 8 7/8% Senior Notes due 2015, Series B have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

Significant Transactions

The New Sponsors Acquisition Transactions

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings (the “New Sponsors Acquisition”) for total cash consideration of approximately $5.0 billion, pursuant to a share purchase agreement among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings (the “BC Share

Purchase Agreement”). Serafina Holdings is an entity newly formed by funds controlled by BC Partners Holdings Limited (the “BCEC Funds”) and certain other investors. Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners, L.P. (“Silver Lake Partners”) and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. We refer to the BCEC Funds, the Silver Lake Partners funds and the other equity sponsors collectively as the New Sponsors. As a result of completion of the New Sponsors Acquisition and related financing transactions, we and our subsidiaries assumed aggregate net incremental debt of approximately $3.7 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Significant Transactions—The New Sponsors Acquisition Transactions.”

The Change of Control Offers and 2008 Refinancings

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and Intelsat Jackson’s $1.0 billion Senior Unsecured Credit Agreement dated as of February 2, 2007 (the “Intelsat Jackson Senior Unsecured Credit Agreement”), giving the holders of those notes and loans the right to require us to repurchase such notes and repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. As of September 30, 2008, the relevant entities had completed each such change of control offer (collectively, the “Change of Control Offers”), financing the repurchases and repayment through backstop unsecured credit agreement borrowings under a financing commitment letter or with proceeds from offerings of notes and a new unsecured term loan borrowing (the “2008 Refinancings”).

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda, PanAmSat Holdco and Proton Acquisition Corporation, a wholly-owned subsidiary of Intelsat Bermuda (“Merger Sub”), signed a definitive merger agreement pursuant to which Intelsat Bermuda acquired all of the outstanding equity interests in PanAmSat Holdco for $25.00 per common share in cash, or approximately $3.2 billion in the aggregate (plus approximately $0.00927 per share as the pro rata share of undeclared regular quarterly dividends). Upon completion of the PanAmSat Acquisition Transactions on July 3, 2006, PanAmSat Holdco and Intelsat Sub Holdco became separate direct or indirect wholly-owned subsidiaries of Intelsat Bermuda. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding. Concurrently with the PanAmSat Acquisition Transactions, Intelsat General, the entity that operates our government services business, purchased the government services business of PanAmSat. The PanAmSat Acquisition Transactions are described in further detail below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Significant Transactions—The PanAmSat Acquisition Transactions.”

Organizational Structure

The following chart summarizes our ownership, corporate structure and principal amount of third-party indebtedness as of September 30, 2009 on a pro forma basis after giving effect to the 2009 Jackson Notes Offering and the use of a portion of the proceeds thereof to purchase and cancel approximately $400.0 million face amount of the outstanding 2017 PIK notes (the “PIK Notes Repurchase”). In addition, our New Dawn joint venture, in which we have a 74.9% equity interest, had $76.8 million of indebtedness outstanding under its credit facilities as of September 30, 2009.

(1)

Intelsat, Ltd.’s senior notes are carried at a discount from their face value, created as a result of fair value accounting associated with the New Sponsors Acquisition in February 2008. The amounts shown here do not reflect these discounts. Amounts as of September 30, 2009 include $114 million of 7 5/8% Senior Notes due 2012 and $346 million of 6 1/2% Senior Notes due 2013 purchased by Intelsat Sub Holdco in the Tender Offer on February 12, 2009 and held as an investment by Intelsat Sub Holdco. These notes were subsequently distributed by Intelsat Sub Holdco to Intelsat, Ltd. and canceled in October 2009.

(2)	Intelsat, Ltd. guarantees the senior notes noted in this table (other than those issued by Intelsat Corp and Intermediate Holdco), the senior secured credit facilities of Intelsat Sub Holdco, the Lockheed Martin note, and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement. Intelsat, Ltd. is a co-obligor of the senior discount notes of Intermediate Holdco. The amounts shown here do not reflect Intelsat, Ltd.’s obligations under these guarantees or its obligations as co-obligor of the senior discount notes of Intermediate Holdco.
(3)	Intelsat Bermuda guarantees the senior notes of Intelsat Sub Holdco, Intermediate Holdco and Intelsat Jackson noted in this table, and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement. The amounts shown here do not reflect Intelsat Bermuda’s obligations under these guarantees.
(4)	Pro forma after giving effect to the PIK Notes Repurchase.
(5)

As a result of certain transfer transactions consummated on February 4, 2008 in connection with the New Sponsors Acquisition, all indebtedness of Intelsat Bermuda outstanding on such date became indebtedness of Intelsat Jackson. Intelsat Jackson owns all of the stock of Intelsat Holding Corporation through its subsidiaries Intelsat (Gibraltar) Limited, Intelsat (Luxembourg) Sarl and Intelsat (Poland) Sp. z o.o. Intelsat Poland, Luxembourg Branch is the direct owner of the stock of Intelsat Holding Corporation. Intelsat Jackson guarantees the senior notes of Intermediate Holdco and Intelsat Sub Holdco noted in this table. The amounts shown here do not reflect Intelsat Jackson’s obligations under these guarantees. Intelsat Jackson’s 11 1/4% Senior Notes due 2016 are carried at a premium from their face value, created as a result of purchase accounting associated with the New Sponsors Acquisition. The actual amounts shown do not reflect the unamortized premium from face value.

(6)

The unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement, the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 and the 8 1/2% Senior Notes due 2019 are guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(7)	Intermediate Holdco guarantees the senior secured credit facilities and senior notes of Intelsat Sub Holdco. The amounts shown here do not reflect Intermediate Holdco’s obligations under these guarantees.
(8)

Does not include the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement that are guaranteed by Intelsat Sub Holdco and certain of its subsidiaries.

(9)	Does not include guarantees of debt of Intelsat Sub Holdco and Intelsat Jackson.
(10)	This note is guaranteed by Intelsat, Ltd.
(11)	Intelsat Holding Corporation is the borrower of the Intelsat Bermuda Loan.
(12)	Intelsat Holding Corporation does not guarantee any of the debt of Intelsat Corp.
(13)	Certain of Intelsat Corp’s senior notes and its senior secured credit facilities are carried at discounts from their face value, created as a result of purchase accounting associated with the New Sponsors Acquisition. The actual amounts shown do not reflect the unamortized discount from face value.
(14)	The senior notes of Intelsat Corp are not guaranteed by any entity other than certain subsidiaries of Intelsat Corp.
(15)

Refers to subsidiaries that guarantee the secured credit facilities and the senior notes of Intelsat Sub Holdco noted on this table, the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 and the 8 1/2% Senior Notes due 2019 of Intelsat Jackson and the unsecured term loans due 2014 under the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement.

(16)	Refers to subsidiaries that guarantee the senior notes and secured credit facilities of Intelsat Corp.
(17)	There is less than $0.5 million in aggregate principal amount outstanding under capital lease obligations.

Ownership of Intelsat

Intelsat, Ltd. is 100% owned by Intelsat Holdings. On February 4, 2008, Intelsat Holdings was acquired by Intelsat Global Subsidiary, a direct wholly-owned subsidiary of Intelsat Global. Substantially all of Intelsat Global’s common equity is beneficially owned by BC Partners Holdings Limited, Silver Lake Partners funds, certain other equity sponsors and members of management and our employees.

BC Partners Holdings Limited is a leading international private equity firm, operating through integrated teams based in Geneva, Hamburg, London, Milan, New York and Paris. The latest fund, BCEC VIII, closed in May 2005 with €5.9 billion of commitments. For over 20 years, the firm has developed a long track record of successfully acquiring and developing businesses in partnership with management, having made 70 investments with a combined enterprise value of €66 billion. Recent investments include Intelsat, Office Depot, Brenntag, Amadeus, Picard and Unity Media.

Silver Lake is the leader in private investments in technology, technology-enabled, and related growth industries. Silver Lake invests with the strategic and operational insights of an experienced industry participant. Silver Lake’s portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, Gerson Lehrman Group, Instinet, Intelsat, IPC Systems, MCI, NASDAQ, NetScout, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS.

The Exchange Offer

Notes Offered for Exchange	We are offering up to:

•

$2,805,000,000 in aggregate principal amount of our new 11 1/4% Senior Notes due 2017 in exchange for an equal aggregate principal amount of our original 11 1/4% Senior Notes due 2017 on a one-for-one basis; and

•

$2,149,991,000 in aggregate principal amount of our new 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 in exchange for an equal aggregate principal amount of our original 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 on a one-for-one basis.

The new notes have substantially the same terms as the original notes you hold, except that the new notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act of 1933, and therefore will be freely tradable and will not contain the provisions for an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

The Exchange Offer	We are offering to exchange $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of new notes for each $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of your original notes. In order to be exchanged, your original notes must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged.

Ability to Resell Notes	We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

•	the notes issued in the exchange offer are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement with any person to participate in the distribution of notes issued to you in the exchange offer;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

By tendering your original notes as described below, you will be making representations to this effect. If you are an affiliate, you will not be able to resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, and you will be required to represent that you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 and will provide information to be included in the shelf registration statement in order to have your new notes included in such shelf registration statement. See “The Exchange Offer—Representations We Need From You Before You May Participate in the Exchange Offer.”

Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:

•	a holder of original notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; or

•

a holder of original notes who is an affiliate of ours, unless you represent that you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 and will provide information to be included in a shelf registration statement in order to have your new notes included in such shelf registration statement.

Consequences of Failure to Exchange Your Original Notes	After the exchange offer is complete, you will no longer be entitled to exchange your original notes for registered notes. If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to have the restrictions on transfer contained in the original notes and in the indenture governing the original notes. In general, your original notes may not be offered or sold unless registered under the Securities Act of 1933, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act of 1933 and applicable state securities laws. We have no current plans to register your original notes under the Securities Act of 1933.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on , 2009, the expiration date, unless we extend the offer. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by us. There is no minimum aggregate amount of original notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your Original Notes	If you wish to tender your original notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to Wells Fargo Bank, National Association, the exchange agent, on or before the expiration date of the exchange offer:

•

a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your original notes and any other documentation requested by the letter of transmittal; and

•	for holders who hold their positions through The Depository Trust Company, referred to as DTC:

•	an agent’s message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

•	your original notes by timely confirmation of book-entry transfer through DTC; and

•	all other documents required by the letter of transmittal.

Holders who hold their positions through Euroclear and Clearstream, Luxembourg must adhere to the procedures described in “The Exchange Offer—Procedures for Tendering Your Original Notes.”

Special Procedures for Beneficial Owners	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Original Notes	If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo Bank, National Association before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your original notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Tax Considerations	The exchange of original notes for new notes will not constitute a taxable event for U.S. federal income tax purposes. Rather, the notes you receive in the exchange offer will be treated as a continuation of your investment in the original notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under “Taxation—United States.”

Use of Proceeds	We will not receive any proceeds from the issuance of the notes in the exchange offer. We will pay all expenses incidental to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent. Its address, telephone number and facsimile number are:

Wells Fargo Bank, N.A.

Corporate Trust Services

608 2nd Avenue South

Northstar East Building—12th Floor

Minneapolis, MN 55402

Telephone: (800) 344-5128

Fax: (612) 667-6282

Please review the information under the heading “The Exchange Offer” for more detailed information concerning the exchange offer.

The Notes

The Notes

The summary below describes the principal terms of the notes to be issued in exchange for the original notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of the prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Intelsat (Bermuda), Ltd.

Securities Offered	$2,805,000,000 of 11 1/4% Senior Notes due 2017 and $2,149,991,000 of 11 1/2%/12 1/2% Senior PIK Election Notes due 2017.

The terms of the new notes will be identical in all material respects to the terms of the original notes, except that the new notes have been registered under the Securities Act of 1933 and therefore will not contain transfer restrictions and will not contain the provisions for an increase in the interest rate related to defaults in the agreement to carry out this exchange offer.

Maturity	The notes will mature on February 4, 2017.

Interest Rate	The 2017 notes will bear interest at 11¼% per annum. Cash Interest (as defined below) on the 2017 PIK notes will accrue at the rate of 11½% per annum, and will be payable in cash. PIK Interest (as defined below) on the 2017 PIK notes will accrue at a rate per annum equal to the Cash Interest rate plus 1.00%.

Interest on the 2017 notes is payable only in cash.

For any interest period through February 4, 2013, the Issuer may, at its option, elect to pay interest on the 2017 PIK notes (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of the 2017 PIK notes or by issuing additional 2017 PIK notes (such payment in kind, “PIK Interest”) or (iii) 50% as Cash Interest and 50% as PIK Interest. If the Issuer elects to pay any PIK Interest, it will increase the principal amount of the 2017 PIK notes or issue new 2017 PIK notes in an amount equal to the amount of PIK Interest for the applicable interest payment period (rounded to the nearest $1) to holders of the 2017 PIK notes on the relevant record date. The 2017 PIK notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which there is an accretion of PIK Interest. The Issuer must elect the form of interest payment with respect to each interest period no later than the 15th day prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest will be payable in accordance with the last election made for the previous interest period. The Issuer expects to elect to pay interest on the 2017 PIK notes entirely in PIK Interest through at least February 15, 2010.

Interest Payment Dates	Interest will be paid on the notes on each February 15 and August 15, beginning on August 15, 2008.

Original Issue Discount	See “Taxation—U.S. Federal Income Taxation.”

Guarantees	The notes will not be guaranteed by any of the Issuer’s subsidiaries. Intelsat, Ltd. will guarantee the notes but is under no obligation to continue such guarantee.

Ranking	The notes will be the Issuer’s senior unsecured obligations, ranking equally in right of payment with all of the Issuer’s existing and future senior unsecured debt. The notes will be effectively subordinated to the Issuer’s existing and future secured debt to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of each of its existing and future subsidiaries.

The guarantee of the notes will be Intelsat, Ltd.’s senior unsecured obligation, ranking equally in right of payment with all of Intelsat, Ltd.’s existing and future senior unsecured debt. The guarantee will be effectively subordinated to Intelsat, Ltd.’s existing and future secured debt to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of its subsidiaries.

As of September 30, 2009, on a pro forma basis after giving effect to the 2009 Jackson Notes Offering and the PIK Notes Repurchase, the Issuer and its subsidiaries had approximately $14.2 billion principal amount of total third-party debt on a consolidated basis, approximately $2.4 billion of which was secured debt, and Intelsat, Ltd. had approximately $15.0 billion aggregate principal amount of total third-party debt on a consolidated basis, approximately $2.4 billion of which was secured debt.

In addition, as of September 30, 2009, Intelsat Sub Holdco and Intelsat Corp, the direct borrowers under their respective senior secured credit facilities, had $221.0 million and $152.2 million (net of standby letters of credit), of availability under these senior secured credit facilities, all of which were obligations of Intelsat Sub Holdco, Intelsat Corp or their respective guarantors.

Optional Redemption	The Issuer may redeem all or a portion of the notes at any time prior to February 15, 2013, at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the “Description of the Notes” section under the heading “Optional Redemption.”

Thereafter, the Issuer may redeem all or a portion of such notes at the applicable redemption prices listed in the “Description of the Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

Optional Redemption After Equity Offerings	At any time, which may be more than once, before February 15, 2011, the Issuer may redeem up to 35% of the outstanding notes with the proceeds of certain equity offerings and capital contributions as long as:

•

the Issuer pays a redemption price equal to 111.25% of the principal amount of any 2017 notes redeemed, and 111.50% of the principal amount of any 2017 PIK notes redeemed, plus any accrued and unpaid interest; and

•	the notes are redeemed within 90 days of completing such equity offering or of such capital contribution.

Change of Control Offer	If a change of control of the Issuer occurs, each holder of notes may require the Issuer to repurchase all or a portion of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The Issuer might not be able to pay you the required price for notes you present to it at the time of a change of control, because:

•	the Issuer might not have enough funds at that time; or

•	the terms of the Issuer’s other debt may prevent it from paying.

Asset Sale Proceeds	If the Issuer or certain of its subsidiaries engage in asset sales, the Issuer generally must either invest the net cash proceeds from such sales in our business within a specified period of time, prepay senior or secured indebtedness or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Indenture Provisions	The indenture governing the notes contains covenants that, among other things, limit the Issuer’s and certain of its subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	pay dividends or distributions on the Issuer’s ordinary shares or repurchase the Issuer’s ordinary shares;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and unaudited condensed consolidated financial statements and their notes included elsewhere in this prospectus.

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been presented for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008. Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008 and recorded “push-down” accounting to reflect the acquisition of Intelsat Holdings.

Our summary historical consolidated statement of operations data and cash flow data for the years ended December 31, 2006 and 2007, the period January 1, 2008 to January 31, 2008 (predecessor entity) and the period February 1, 2008 to December 31, 2008 (successor entity) and the consolidated balance sheet data as of December 31, 2007 (predecessor entity) and 2008 (successor entity) have been derived from audited consolidated financial statements which have been prepared in accordance with U.S. GAAP and are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2006 (predecessor entity) has been derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data and cash flow data for the nine months ended September 30, 2009, the period January 1, 2008 to January 31, 2008 (predecessor entity) and the period February 1, 2008 to September 30, 2008 (successor entity), and the consolidated balance sheet data as of September 30, 2009 are derived from unaudited condensed consolidated financial statements which are included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

	Predecessor Entity			Successor Entity
	Year Ended December 31,		January 1 to January 31, 2008	February 1 to December 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2009
	2006	2007
	(in thousands)				(unaudited)
Consolidated Statement of Operations Data
Revenue	$1,662,666	$2,183,079	$190,261	$2,174,640	$1,565,851	$1,892,219
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	274,280	323,557	25,683	337,466	229,685	297,576
Selling, general and administrative	198,189	238,490	18,485	182,957	132,010	172,975
Depreciation and amortization	701,517	784,120	64,157	795,663	578,523	611,079
Restructuring and transaction costs	26,452	9,258	313,102	1,926	—	—
Impairment of asset value (1)	48,974	—	—	390,444	63,644	499,100
(Gains) losses on derivative financial instruments	11,731	11,699	11,431	155,305	(31,251)	(5,303)

Total operating expenses	1,261,143	1,367,124	432,858	1,863,761	972,611	1,575,427

Income (loss) from operations	401,523	815,955	(242,597)	310,879	593,240	316,792
Interest expense, net	724,141	992,750	80,275	1,294,882	929,687	1,027,837
Loss on early extinguishment of debt	—	—	—	—	—	(14,979)
Other income (expense), net	(27,246)	(137)	535	(11,957)	(5,947)	9,579

Loss before income taxes	(349,864)	(176,932)	(322,337)	(995,960)	(342,394)	(716,445)
Provision for (benefit from) income taxes	18,850	14,957	(10,476)	(109,561)	19,684	(31,327)

Net loss	(368,714)	(191,889)	(311,861)	(886,399)	(362,078)	(685,118)
Net loss attributable to noncontrolling interest	—	—	—	93	—	456

Net loss attributable to Intelsat, Ltd.	$(368,714)	$(191,889)	$(311,861)	$(886,306)	$(362,078)	$(684,662)

Consolidated Cash Flow Data
Net cash provided by operating activities	$448,556	$557,021	$19,619	$876,143	$667,878	$549,302
Net cash used in investing activities.	(3,304,607)	(540,988)	(24,701)	(409,897)	(298,488)	(462,122)
Net cash provided by (used in) financing activities	3,079,761	(173,602)	(22,304)	(1,504,431)	(1,229,795)	(57,652)

Other Data:
EBITDA (2)	$1,075,794	$1,599,938	$(177,905)	$1,094,678	$1,165,816	$937,906
Capital expenditures	$152,086	$543,612	$24,701	$397,759	$279,311	$456,035
Backlog (at period end)	$8,100,976	$8,222,680	$8,262,233	$8,838,084	$8,886,411	$9,466,301
Number of satellites (at period end)	51	53	53	52	53	51

	Predecessor Entity		Successor Entity
	December 31,		December 31,	September 30,
	2006	2007	2008	2009
				(unaudited)
	(in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$583,656	$426,569	$470,211	$504,543
Satellites and other property and equipment, net	4,729,135	4,586,348	5,339,671	5,422,488
Total assets	12,401,408	12,053,332	17,657,332	17,052,043
Total debt	11,279,615	11,265,404	14,873,333	15,185,309
Shareholders’ equity (deficit)	(541,341)	(722,384)	504,347	(157,810)

(1)	The non-cash impairment charge in 2006 relates to the write-down in value of the IS-802 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in 2008 includes $63.6 million for the write-down in value of the Galaxy 26 satellite to its fair value after a partial loss of the satellite, as well as $326.8 million due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2009 relates to a further impairment of our rights to operate at orbital locations.
(2)	EBITDA consists of earnings before interest expense, net, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat, Ltd., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net income to EBITDA.

	Predecessor Entity			Successor Entity	Combined
	Year Ended December 31,		January 1 to January 31,	February 1 to December 31,	Twelve Months Ended December 31	February 1 to September 30,	Nine Months Ended September 30,
	2006	2007	2008	2008	2008	2008	2009
					(unaudited)	(unaudited)	(unaudited)
				(in thousands)
Net loss attributable to Intelsat, Ltd.	$(368,714)	$(191,889)	$(311,861)	$(886,306)	$(1,198,167)	$(362,078)	$(684,662)
Add:
Interest expense, net	724,141	992,750	80,275	1,294,882	1,375,157	929,687	1,027,837
Loss on early extinguishment of debt	—	—	—	—	—	—	14,979
Provision for (benefit from) income taxes	18,850	14,957	(10,476)	(109,561)	(120,037)	19,684	(31,327)
Depreciation and amortization	701,517	784,120	64,157	795,663	859,820	578,523	611,079

EBITDA	$1,075,794	$1,599,938	$(177,905)	$1,094,678	$916,773	$1,165,816	937,906

RISK FACTORS

You should carefully consider the risks described below before deciding to invest in the notes. The risks described below are not the only ones that we may face. Additional risks that are not currently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risk Factors Relating to Our Indebtedness and the Notes

If you do not elect to exchange your original notes for new notes, you will hold securities that are not registered and that contain restrictions on transfer.

The original notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, we will not be required to register any remaining original notes, except in the very limited circumstances described in the registration rights agreement for the original notes. That means that if you wish to offer, sell, pledge or otherwise transfer your original notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933. Any remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

As of September 30, 2009, on a pro forma basis after giving effect to the 2009 Jackson Notes Offering and the PIK Notes Repurchase, (a) the Issuer and its subsidiaries had approximately $14.2 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $2.4 billion of which was secured debt, and (b) Intelsat, Ltd. had approximately $15.0 billion principal amount of total third-party indebtedness on a consolidated basis, approximately $2.4 billion of which was secured debt. In addition, as of September 30, 2009, Intelsat Sub Holdco and Intelsat Corp, the direct borrowers under their respective senior secured credit facilities, had $221.0 million (net of standby letters of credit) and $152.2 million, respectively, of availability under their senior secured credit facilities, all of which were obligations of Intelsat Sub Holdco, Intelsat Corp or their respective guarantors.

The indentures and credit agreements governing a substantial portion of the outstanding debt of the Issuer and its subsidiaries permit each of these companies to make payments to their respective direct and indirect parent companies to fund the cash interest payments on such indebtedness, so long as no default or event of default shall have occurred and be continuing or would occur as a consequence thereof.

In connection with the consummation of the New Sponsors Acquisition Transactions, we became a significantly more highly leveraged company.

As part of the New Sponsors Acquisition Transactions, Intelsat Bermuda incurred substantial debt, the aggregate principal amount of which was $4.96 billion, of which $1.3 billion was used to refinance existing debt.

Our substantial indebtedness could have important consequences to you. For example, it could:

•

make it more difficult for us to satisfy obligations with respect to indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•

require us to dedicate a substantial portion of available cash flow to pay principal and interest on debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	limit our ability to engage in strategic transactions or implement our respective business strategies;

•	limit our ability to borrow additional funds; and

•	place us at a disadvantage compared to any competitors that have less debt.

Any of the factors listed above could materially and adversely affect our business and our results of operations. If we do not have sufficient cash flow to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

We may be able to incur significant additional indebtedness in the future. Although the indentures governing our existing notes and the notes and the credit agreements governing Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements (as defined below) and other agreements governing our indebtedness contain restrictions on the incurrence of certain additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur new indebtedness, the related risks, including those described above, could intensify.

The Issuer is a holding company with no independent operations or assets. Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries and these notes are subject to a cross-default in the event that we default on certain of our obligations.

The Issuer is a holding company, and all of our satellites are owned by its indirect subsidiaries. The Issuer’s parent company, Intelsat, Ltd., is also a holding company and has outstanding indebtedness. Repayment of the Issuer’s indebtedness, including the notes, is dependent on the generation of cash flow by the Issuer’s subsidiaries and their ability to make such cash available to the Issuer, by dividend, debt repayment or otherwise, which depends on compliance with certain covenants, including the requirement that each of Intelsat Jackson, Intermediate Holdco, Intelsat Corp and Intelsat Sub Holdco may pay dividends to its parent only if it can incur $1 of additional debt under the debt incurrence covenant contained in such company’s debt instruments. Likewise, payment on indebtedness of Intelsat, Ltd. is dependent on the Issuer’s ability to make payments to Intelsat, Ltd. because Intelsat, Ltd. currently has no direct subsidiaries other than the Issuer. The Issuer’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The Issuer’s subsidiaries may not be able to, or be permitted to, make distributions to enable the Issuer to make payments in respect of its indebtedness, including the notes, or to enable Intelsat, Ltd. to make payments in respect of its indebtedness, including its guarantee of the notes. Each of the Issuer’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the Issuer’s ability to obtain cash from its subsidiaries. While the indenture governing the notes limits the ability of the Issuer’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the Issuer, these limitations are subject to certain qualifications and exceptions. In the event that the Issuer does not receive distributions from its subsidiaries, the Issuer may be unable to make required principal and interest payments on its indebtedness, including the notes. Additionally, the Issuer may not be able to make distributions required to service the indebtedness of its parent, Intelsat, Ltd. In the event that Intelsat, Ltd. defaults on certain of its obligations, a cross-default under the indenture governing the notes may occur.

In addition, notwithstanding the fact that the Issuer will not guarantee or otherwise agree to be liable for the indebtedness of Intelsat, Ltd., no assurance can be given that a court or other tribunal in a bankruptcy or similar proceeding would not seek to “substantively consolidate” the estates of the Issuer and Intelsat, Ltd. “Substantive consolidation” would effectively merge the assets and liabilities of affiliated entities, such as Intelsat, Ltd. and the Issuer, in bankruptcy so that they will be treated as though held and incurred by one entity. In the event that a bankruptcy court were to reach such a finding, the notes would no longer be “structurally senior” to any indebtedness of Intelsat, Ltd.

To service our third-party indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our third-party debt service obligations could harm our business, financial condition and results of operations.

Intelsat Bermuda’s and its subsidiaries’ estimated payment obligations with respect to their indebtedness for the twelve months ending September 30, 2010 are comprised of approximately $97.5 million of principal payments and approximately $1.2 billion of interest payments (assuming that Intelsat Bermuda elects to pay cash interest on the 2017 PIK notes for all periods after February 2010), excluding payments related to satellite performance incentives due to satellite manufacturers.

Estimated payment obligations with respect to the third-party indebtedness of Intelsat, Ltd. and its subsidiaries for the twelve months ending September 30, 2010, which include the payment obligations of Intelsat Bermuda, Intelsat Corp, Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco and their subsidiaries, are comprised of approximately $97.5 million of principal payments and approximately $1.3 billion of interest payments (assuming that Intelsat Bermuda elects to pay cash interest on the 2017 PIK notes for all periods after February 2010), excluding payments related to satellite performance incentives due to satellite manufacturers.

Intelsat Bermuda’s and its subsidiaries’ ability to pay interest on and principal of their notes and our ability to satisfy our other debt obligations will depend principally upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our indebtedness. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the credit agreements governing Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements and the indentures governing our existing notes and the notes, may restrict us from adopting some of these alternatives. Furthermore, the New Sponsors have no obligation to provide us with debt or equity financing in the future. Our inability to generate sufficient cash flow to satisfy our debt service obligations, including the Issuer’s inability to service the new notes or its other debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on Intelsat Bermuda’s and its subsidiaries’ ability to satisfy their obligations in respect of their respective notes.

The terms of Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing our existing notes and the notes and the terms of our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreements governing Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements, the indentures governing our existing notes and the notes and our other outstanding indebtedness contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants imposing significant operating and financial restrictions on Intelsat Bermuda, Intelsat, Ltd. and some or all of their subsidiaries, as well as on Intelsat Holding Corporation and Intelsat Corp and certain of their subsidiaries, including restrictions that may limit our ability to engage in acts that may be in our long-term best interests. The senior secured credit facilities of Intelsat Sub Holdco and Intelsat Corp include a financial covenant that requires the applicable borrower not to exceed a maximum senior secured leverage ratio.

In addition, the senior secured credit facilities require the applicable borrower to use a portion of the proceeds of certain asset sales, in excess of a specified amount, that are not reinvested in its business to repay indebtedness under such facilities.

The credit agreements governing the senior secured credit facilities, the Intelsat Jackson Unsecured Credit Agreements, and the indentures governing our existing notes and the notes and our other outstanding indebtedness include covenants restricting, among other things, the ability of Intelsat, Ltd. and Intelsat Bermuda, or their respective subsidiaries, to:

•	incur or guarantee additional debt or issue disqualified stock;

•	pay dividends, or make redemptions, repurchases or distributions, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	engage in mergers, acquisitions, amalgamations, asset sales and sale and leaseback transactions; and

•	engage in transactions with affiliates.

These covenants are subject to a number of qualifications and exceptions.

The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in Intelsat Sub Holdco’s senior secured credit facilities or Intelsat Corp’s senior secured credit facilities could result in a default under the applicable credit facilities. If any such default occurs, the lenders under the applicable credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all available cash to repay these borrowings. If this occurred under our senior secured credit facilities, this would result in an event of default under our existing notes and the Intelsat Jackson Unsecured Credit Agreements. The lenders under the senior secured credit facilities will also have the right in these circumstances to terminate any commitments they have to fund further borrowings. If Intelsat Sub Holdco or Intelsat Corp were unable to repay outstanding borrowings when due, the lenders under the applicable senior secured credit facilities would have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under one or both of these senior secured credit facilities were to be accelerated, our assets might not be sufficient to repay such debt in full or to repay the notes and our other debt.

The notes are structurally subordinated to all of the debt and liabilities of the Issuer’s subsidiaries and will be effectively subordinated to any secured debt.

The notes are structurally subordinated to all debt and liabilities of the Issuer’s existing and future subsidiaries, including Intelsat Jackson, Intermediate Holdco, Intelsat Corp, and Intelsat Sub Holdco and their subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer’s subsidiaries, holders of the notes will participate with all other holders of the Issuer’s indebtedness in the assets remaining after the Issuer’s subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer’s subsidiaries may not have sufficient funds to make payments to the Issuer, and holders of the notes may receive less, ratably, than the holders of debt of the Issuer’s subsidiaries. As of September 30, 2009, the aggregate amount of outstanding third-party debt of the Issuer and its subsidiaries was approximately $14.2 billion, approximately $2.4 billion of which was secured debt.

In addition, the notes are the Issuer’s unsecured obligations. Holders of any future secured debt of the Issuer will have claims that are prior to your claims as holders of the new notes to the extent of the value of the assets securing that other debt. Additionally, the indentures governing our existing notes and the notes, the credit agreements governing Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities, the New Intelsat Jackson Unsecured Credit Agreement permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances. The notes are effectively subordinated to any such additional secured debt that the Issuer or its subsidiaries may incur to the extent of the value of the collateral securing such debt.

Value should not be assigned to the guarantee of the notes provided by Intelsat, Ltd. and you should not expect Intelsat, Ltd. to participate in making any payments in respect of the notes or the guarantee.

The notes will be guaranteed by Intelsat, Ltd., but you should not assign any value to such guarantee. Intelsat, Ltd. is a holding company, the only assets of which are the shares of its direct wholly-owned subsidiaries. Intelsat, Ltd. is dependent for the service of its indebtedness on the ability of Intelsat Sub Holdco and Intelsat Corp and their respective subsidiaries to generate cash flow and make this cash available to Intelsat, Ltd. by dividend, distribution, loan or otherwise. The covenants in the indenture governing the notes apply only to the Issuer and certain of its subsidiaries and do not apply to any direct or indirect parent of the Issuer, including Intelsat, Ltd. As noted elsewhere in these “Risk Factors” and in this prospectus, Intelsat, Ltd. currently has a substantial amount of indebtedness (including guarantees of subsidiary indebtedness) outstanding. Any direct or indirect parent of the Issuer, including Intelsat, Ltd., may be able to incur significant additional indebtedness in the future, and the indenture governing the notes does not prohibit any such entity from doing so. If any additional indebtedness is incurred by Intelsat, Ltd., the risks of servicing the indebtedness of Intelsat, Ltd. will be magnified. Finally, the indenture governing the notes will provide that the guarantee of Intelsat, Ltd. may be released at any time at our option.

The notes will not be guaranteed by any of the Issuer’s subsidiaries. The assets of the Issuer’s subsidiaries may not be available to make payments on the notes.

None of the Issuer’s subsidiaries will guarantee the notes. In the event that any subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, claims in respect of the notes will be effectively subordinated to all of the liabilities of the Issuer’s subsidiaries, including trade payables, and any claims of third-party holders of preferred equity interests, if any, in the Issuer’s subsidiaries.

The value of the guarantee of the notes by Intelsat, Ltd. may be limited by applicable Bermuda law affecting the rights of creditors.

Intelsat, Ltd., the Bermuda parent company of the Issuer, will be a guarantor of the obligations under the notes. Under Bermuda insolvency law, the liquidator, on behalf of the company, may apply to the courts to avoid a transaction entered into by that company on the grounds that the transaction constituted a fraudulent preference and if the company enters into a formal insolvency proceeding within six months of completion of the transaction. In addition, under Bermuda law, a transaction at less than fair value and made with the dominant intention of putting property beyond the reach of creditors is voidable after an action is successfully brought by an eligible creditor for a period of up to six years from the date of the transaction. A transaction might be challenged if it involved a gift by the company or a company received consideration of significantly less value than the benefit given by such company. A Bermuda court generally will not intervene, however, if a company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company. Under Bermuda law, a court (if it deems appropriate) may, upon application by the Official Receiver, or liquidator, creditor or contributory of a company being wound up, order that, where individuals were knowingly parties to the carrying on of a business of that company, with the intent of defrauding creditors of the company, or any other person, or of any fraudulent purpose, such individuals be personally held liable without limitation for all or any debt or other liability of that company.

Intelsat, Ltd. believes that its guarantee will not be issued on terms that would amount to a transaction at less than fair value and that such guarantee will be in good faith for the purposes of carrying on its business and that there are reasonable grounds for believing that the transactions would benefit it. Intelsat, Ltd. also believes that it is solvent and that its guarantee will not render it insolvent. There can be no assurance, however, that the issue of the guarantee will not be challenged by a liquidator of Intelsat, Ltd., or that a Bermuda court would support the analysis described above.

The guarantee of the notes by Intelsat, Ltd. will be limited to the maximum amount that can be guaranteed without rendering the guarantee voidable or otherwise ineffective under applicable laws relating to insolvency, ultra vires or similar laws or regulations affecting the rights of creditors generally. As a result, the liabilities of Intelsat, Ltd. under their guarantee could be reduced to zero, depending upon the amount of its other obligations.

The Issuer may not be able to repurchase the notes upon a change of control.

The indenture requires the Issuer to offer to repurchase some or all of the notes when certain change of control events occur. If the Issuer experiences a change of control, you will have the right to require it to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. Many of the indentures governing our existing notes and the notes and the Intelsat Jackson Unsecured Credit Agreements contain similar change of control provisions.

Each of Intelsat Sub Holdco’s and Intelsat Corp’s senior secured credit facilities provide that a change of control constitutes an event of default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If either of Intelsat Sub Holdco or Intelsat Corp experiences a change of control that triggers a default under its senior secured credit facilities, the applicable borrower could seek a waiver of such default or seek to refinance the senior secured credit facilities. In the event that either of Intelsat Sub Holdco or Intelsat Corp, as applicable, does not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under its senior credit facilities being declared due and payable.

In the event that the Issuer experiences a change of control that results in it having to repurchase the notes, it may not have sufficient financial resources to satisfy all of its obligations under the notes and the existing notes issued by the Issuer. In addition, the change of control covenant in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Notes—Change of Control” in this prospectus.

There has not been, and may not be, a public market for the notes.

The notes will be new issues of securities for which there is currently no market. We cannot guarantee the future development of a market for the notes or the ability of holders to sell, or the price at which holders may be able to sell, their notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. The initial purchasers of the original notes have informed us that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making by them may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the notes or, if a market develops, whether it will continue.

The Issuer does not intend to apply for listing of the notes on any securities exchange or for quotation through NASDAQ.

Because the non-U.S. Intelsat companies are incorporated under the laws of countries outside of the United States, and certain of their directors and officers reside outside of the United States, it may be difficult for you to enforce judgments against the non-U.S. Intelsat companies or their directors and officers.

Certain of the directors and officers of the non-U.S. Intelsat companies reside outside of the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in the jurisdictions of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or the directors or officers under the securities laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. Intelsat companies or the directors or officers under the securities laws of other jurisdictions.

The Intelsat companies might be subject to unanticipated taxes, and a holder’s income on the notes might be treated as income from U.S. sources.

Intelsat, Ltd. and its non-U.S. subsidiaries, including the Issuer, intend to conduct their operations (and believe they have conducted their operations to date) so that Intelsat, Ltd. and its non-U.S. subsidiaries, including the Issuer, will not be (and have not been) engaged in a trade or business within the United States, will not earn (and have not earned) income effectively connected with such a business that would be subject to U.S. federal income tax and will not be subject (and have not been subject) to significant U.S. withholding tax. However, the U.S. Internal Revenue Service may conclude that Intelsat, Ltd. and/or its non-U.S. subsidiaries, including the Issuer, have engaged in a trade or business within the United States and/or have been subject to significant U.S. withholding tax. Such a determination could result in a substantial unanticipated tax liability. In addition, if the Issuer were deemed to have engaged in a U.S. trade or business, all or a portion of the interest on the notes would be treated as from U.S. sources and to the extent payable to non-U.S. holders, could be subject to withholding tax unless certain conditions are met.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the United States Bankruptcy Code (the “Bankruptcy Code”) after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

It is uncertain whether the original notes were issued with OID.

We intend to take the position, to the extent we are required to take a position, that the issue price of the notes is equal to the stated principal amount. However, the rules to determine issue price in the circumstances in which the original notes were offered is not entirely clear. As the notes were sold by the initial purchasers in individually negotiated transactions, we have been unable to ascertain the first price at which a substantial amount of the notes was sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. We therefore cannot with certainty determine the issue price of the original notes. Consequently, it is possible that the original notes were issued with OID and the new notes would also be treated as having OID. In the event that the notes were issued with OID, an individual or entity subject to U.S. tax generally will be required to include in gross income accrued OID as taxable income in respect of the notes on a current basis before receiving cash attributable to that income. For further discussion of the determination, computation and reporting of OID, see “Certain United States Federal Income Tax Considerations.”

Risk Factors Relating to Our Business

We are subject to significant competition both within the FSS sector and from other providers of communications capacity, such as fiber optic cable capacity. Competition from other telecommunications providers could have a material adverse effect on our business and could prevent us from implementing our business strategy and expanding our operations as planned.

We face significant competition in the FSS industry in different regions around the world. We compete against other satellite operators and against suppliers of ground-based communications capacity. The increasing availability of satellite capacity and capacity from other forms of communications technology has created an excess supply of telecommunications capacity in certain regions. Competition in the FSS industry lowers prices, which can reduce our operating margins and the cash available to fund our operations and service our debt obligations. In addition, there has been a trend toward consolidation of major FSS providers as customers increasingly demand more robust distribution platforms with network redundancies and worldwide reach, and we expect to face increased competition as a result of this trend. Our direct competitors are likely to continue developing and launching satellites with greater power and more transponders, which may create satellite capacity at lower costs. In order to compete effectively, we may have to invest in similar technology.

We also face challenges to our business apart from these industry trends that our competition may not face. A significant portion of our revenue is derived from channel services. Since fiber optic cable capacity, when available, is at substantially lower prices than satellite capacity for the same routes, competition from fiber optic cable has resulted in a migration of our point-to-point customers from satellite to fiber optic cable on certain routes. We have experienced erosion in our revenue from point-to-point services in recent years due to the build-out of fiber optic cable capacity, and we expect this erosion to continue. Some other FSS operators have service mixes that are less dependent on point-to-point connectivity than our current service mix. Our plan to address this erosion and sustain our business includes expanding our customer base in point-to-multipoint services, such as video, and growing our managed services business.

In addition, we believe that there are many companies that are seeking ways to improve the ability of existing land-based infrastructure, such as fiber optic cable, to transmit signals. Any significant improvement or increase in the amount of land-based capacity, particularly with respect to the existing fiber optic cable infrastructure and point-to-point applications, may cause our video services customers to shift their transmissions to land-based capacity or make it more difficult for us to obtain new customers. If fiber optic cable networks or other ground-based high-capacity transmission systems are available to service a particular point, that capacity, when available, is generally less expensive than satellite capacity. As land-based telecommunications services expand, demand for some satellite-based services may be reduced.

Failure to compete effectively with other FSS operators and to adapt to new competition and new technologies or failure to implement our business strategy while maintaining our existing business would result in a loss of revenue and a decline in profitability, a decrease in the value of our business and a downgrade of our credit ratings, which would restrict our access to the capital markets.

The market for fixed satellite services may not grow or may shrink and therefore we may not be able to attract new customers, retain our existing customers or implement our strategies to grow our business. In addition, pricing pressures may have an adverse impact on FSS sector revenue.

The FSS sector, as a whole, is currently expected to experience moderate growth over the next few years. However, the market for fixed satellite services may not grow or may shrink. Competing technologies, such as fiber optic cable, are continuing to adversely affect the point-to-point segment of the FSS sector. In the point-to-multipoint segment, the global economic downturn, the transition of video traffic from analog to digital and continuing improvements in compression technology have negatively impacted demand for certain fixed satellite services. Developments that we expect to support the growth of the satellite services industry, such as continued growth in data traffic and the proliferation of HDTV and niche programming, may fail to materialize or may not occur in the manner or to the extent we anticipate. Any of these industry dynamics could negatively affect our operations and financial condition.

Because the market for fixed satellite services may not grow or may shrink, we may not be able to attract customers for the managed services that we are providing as part of our strategy to sustain our business. Reduced growth in the FSS sector may also adversely affect our ability to retain our existing customers. A shrinking market could reduce the number and value of our customer contracts and would have a material adverse effect on our business and results of operations. In addition, there could be a substantial negative impact on our credit ratings and our ability to access the capital markets.

The FSS sector has in the past decade experienced periods of pricing pressures that have resulted in reduced revenues of FSS operators. If similar pricing pressures were to occur in the future, this could have a significant negative impact on our revenues and financial condition.

Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.

As our satellite insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if, in our view, exclusions make such policies ineffective or the costs of coverage make such insurance impractical and we believe that we can more reasonably protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance. A partial or complete failure of a revenue-producing satellite, whether insured or not, could require additional, unplanned capital expenditures, an acceleration of planned capital expenditures, interruptions in service, a reduction in contracted backlog and lost revenue and could have a material adverse effect on our business, financial condition and results of operations.

We maintain third-party liability insurance on certain of our satellites. This insurance, however, may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

We have several large customers and the loss of, or default by, any one of them could materially reduce our revenue and materially adversely affect our business.

We rely on a limited number of customers to provide a substantial portion of our revenue and contracted backlog. For the nine months ended September 30, 2009, the years ended December 31, 2006 and 2007 and the combined year ended December 31, 2008, our ten largest customers and their affiliates represented approximately 20%, 22%, 23% and 20% of our revenue, respectively. The loss of, or default by, any of these customers could significantly affect our revenue and operating margins.

Some customers have in the past defaulted and, although we monitor our larger customers’ financial performance and seek deposits, guarantees and other methods of protection against default where possible, our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Defaults by any of our larger customers or by a group of smaller customers who, collectively, represent a significant portion of our revenue could adversely affect our revenue, operating margins and cash flows. If our backlog is reduced due to the financial difficulties of our customers, our revenue and operating margins would be further negatively impacted.

The current global recession may have significant effects on our customers and suppliers, which could adversely affect our business, operating results and financial condition.

The current global recession, as well as a slow recovery period, may lead to lower demand for our services, increased incidences of our customers’ inability to pay for our services, or the insolvency of our customers. In addition, if our suppliers face challenges in obtaining credit, selling their products or otherwise in operating their businesses profitably, they may raise prices, lower production levels or cease operations. For instance, one of our launch service providers has recently filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Many economists are now predicting that the current recession in the United States economy and the global economy may be prolonged as a result of the deterioration in the credit markets and related financial crisis, as well as a variety of other factors. Any of these events may negatively impact our sales, revenue generation and margins, and consequently adversely affect our business, operating results and financial condition.

Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategies, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

Implementation of our business strategy requires a substantial outlay of capital. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures and there can be no assurance that we will be able to satisfy our capital requirements in the future. We currently expect that the majority of our liquidity requirements in 2009 will be satisfied by cash on hand, cash generated from our operations and borrowings under our revolving credit facilities. However, if we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.

The availability and cost to us of external financing depend on a number of factors, including our credit rating and financial performance and general market conditions. Both our credit rating, which was downgraded by Moody’s Investor Services Inc. in June 2006, in January 2008, in February 2009 and again in October 2009 and by Standard & Poor’s Ratings Group, or S&P, in June 2006, June 2007, February 2008 (but only with respect to one tranche of our debt) and again in October 2009, and our ability to obtain financing generally, may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the FSS sector in particular. Declines in our expected future revenue under contracts with customers and challenging business conditions faced by our customers are among the other factors that may adversely affect our credit. Other factors that could impact our credit rating include the amount of debt in our current capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. The overall impact on our financial condition of any transaction that we pursue may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to our credit rating. A credit rating downgrade or deterioration in our financial performance could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available.

Our indentures and the agreements related to Intelsat Sub Holdco’s and Intelsat Corporation’s senior secured credit facilities and the Intelsat Jackson Unsecured Credit Agreements impose restrictions on us that may limit our flexibility in conducting our business and implementing our strategies. For example, Intelsat Sub Holdco’s and Intelsat Corporation’s senior secured credit facilities contain financial and operating covenants that, among other things, require the applicable borrower not to exceed a maximum senior secured leverage ratio and limit their ability to pledge their assets as security for additional borrowings. These restrictions will likely make it more difficult for us to obtain further external financing if we require it and could significantly restrict our ability to operate our business.

Long-term disruptions in the capital and credit markets as a result of uncertainty due to the current global recession, changing or increased regulation or failures of significant financial institutions could adversely affect our access to capital. If financial market disruptions intensify it may make it difficult for us to raise additional capital or refinance debt when needed, on acceptable terms or at all. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating other discretionary uses of cash.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson and certain of their subsidiaries are Bermuda-based companies, and we believe that a significant portion of the income derived from our communications network will not be subject to tax in Bermuda, which currently has no corporate income tax, or in other countries in which we conduct activities or in which our customers are located, including the United States and the United Kingdom. However, this belief is based on the anticipated nature and conduct of our business, which may change. It is also based on our current position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have a retroactive effect. For example, Intelsat, Ltd. and its non-U.S. subsidiaries intend to conduct their operations (and believe they have conducted their operations to date) so that Intelsat, Ltd. and its non-U.S. subsidiaries will not be (and have not been) engaged in a trade or business within the United States, will not earn (and have not earned) income effectively connected with such a business that would be subject to U.S. federal income tax and will not be subject (and have not been subject) to significant U.S. withholding tax. However, the U.S. Internal Revenue Service may conclude that Intelsat, Ltd. and/or its non-U.S. subsidiaries have engaged in a trade or business within the United States and/or have been subject to significant U.S. withholding tax. Such a determination could result in a substantial unanticipated tax liability for us. In addition, legislation is proposed from time to time in various jurisdictions, relating to changes in laws which, if enacted, could have a material adverse effect on our results of operations.

In December 2006, the U.S. Department of the Treasury finalized regulations with respect to the source of international and other types of communications income. The regulations as adopted may, under certain circumstances, subject us to U.S. withholding tax on a significant portion of our income, possibly even if we are not found to have engaged in a trade or business within the United States or to have had an office or other fixed place of business in the United States.

We conduct business with customers and counterparties in multiple countries and jurisdictions. Our overall tax burden is affected by tax legislation in these jurisdictions and the terms of income tax treaties between these countries and the countries in which our subsidiaries are qualified residents for treaty purposes as in effect from time to time. Tax legislation in these countries and jurisdictions may be amended and treaties are regularly renegotiated by the contracting countries and, in each case, may change. If tax legislation or treaties were to change, we could become subject to additional taxes that could have a material adverse effect on our financial condition or results of operations.

The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. Our results of operations could be materially adversely affected if we become subject to a significant amount of unanticipated tax liabilities.

We are subject to political, economic and other risks due to the international nature of our operations.

We provide communications services in approximately 200 countries and territories. Accordingly, we may be subject to greater risks than other satellite operators as a result of the international nature of our business operations. We could be harmed financially and operationally by tariffs, taxes and other trade barriers that may be imposed on our services, or by political and economic instability in the countries in which we provide service. If we ever need to pursue legal remedies against our customers or our business partners located outside of Bermuda, the United States or the United Kingdom, it may be difficult for us to enforce our rights against them.

Almost all of our customers pay for our services in U.S. dollars, although we are exposed to some risk related to customers who do not pay in U.S. dollars. Fluctuations in the value of non-U.S. currencies may make payment in U.S. dollars more expensive for our non-U.S. customers. In addition, our non-U.S. customers may have difficulty obtaining U.S. currency and/or remitting payment due to currency exchange controls.

Our New Sponsors control us and may have conflicts of interest with us in the future.

Intelsat Holdings is controlled by affiliates of the New Sponsors and the funds advised by or associated with the New Sponsors. The New Sponsors, together with certain members of our senior management team and other designated employees, beneficially own substantially all of the equity interests in Intelsat Global, which is the direct parent of Intelsat Global Subsidiary, which is the direct parent of Intelsat Holdings, which is the direct parent of Intelsat, Ltd. and the indirect parent of Intelsat Bermuda. The New Sponsors also own a portion of the outstanding notes issued by Intelsat Bermuda. The New Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders. For example, the New Sponsors could cause us to make acquisitions that increase the amount of our indebtedness. Additionally, the New Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The New Sponsors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the New Sponsors continue to own a significant amount of the equity of Intelsat Global, they will continue to be able to strongly influence or effectively control our decisions.

We may not be able to complete strategic transactions, which may prevent us from implementing strategies to grow our business.

We intend to continue to evaluate and pursue strategic transactions that can, among other things, broaden our customer base, provide enhanced geographic presence and provide complementary technical and commercial capabilities. Successful completion of any strategic transaction we identify depends on a number of factors that are not entirely within our control, including our ability to negotiate acceptable terms, conclude satisfactory agreements and obtain all necessary regulatory approvals. In addition, we may need to finance any strategic transaction that we identify, and may not be able to obtain the necessary financing on satisfactory terms and within the timeframe that would permit a transaction to proceed. We may also fail to discover liabilities of a business or operating or other problems prior to completing a transaction. We could experience adverse accounting and financial consequences, such as the need to make large provisions against the acquired assets or to write down the acquired assets. We might also experience a dilutive effect on our earnings. In addition, depending on how any such transaction is structured, there may be an adverse impact on our capital structure. We may incur significant costs arising from our efforts to engage in strategic transactions, and such costs may exceed the returns that we realize from a given transaction. Moreover, these expenditures may not result in the successful completion of a transaction.

We could be prevented from, or significantly delayed in, achieving our strategic goals if we are unable to complete strategic transactions or to integrate acquired businesses successfully into our business. Any strategic transactions that we do complete may not promote our business strategy, may negatively affect the value of our business or may adversely affect our prospects for long-term growth.

Risk Factors Relating to Our Industry

We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue, an increase in our cash operating expenses, lower operating income or lost backlog.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of:

•	the satellite manufacturer’s error, whether due to the use of new and largely unproven technology or simply due to a manufacturing defect;

•	problems with the power systems of the satellites, including:

•

circuit failures or other array degradation causing reductions in the power output of the solar arrays on the satellites, which could require us to forego the use of some transponders initially and to turn off additional transponders in later years; and/or

•

failure of the cells within the batteries, whose sole purpose is to power the payload and spacecraft operations during the daily eclipse periods which occur for brief periods of time during two 40-day periods around March 21 and September 21 of each year; and

•	problems with the control systems of the satellites, including:

•	failure of the primary and/or backup SCP; and

•	failure of the XIPS used on certain Boeing satellites, which is an electronic propulsion system that maintains the spacecraft’s proper in-orbit position; and/or

•	general failures resulting from operating satellites in the harsh space environment.

We have experienced anomalies in each of the categories described above. Although we work closely with the satellite manufacturers to determine and eliminate the cause of these anomalies in new satellites and provide for on-satellite backups for certain critical components to minimize or eliminate service disruptions in the event of failure, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components. We could experience equipment or subsystem failures due to design, manufacturing or assembly errors that were not discovered before launch, premature component failure or wear out, and/or the harsh environment of space. These anomalies can manifest themselves in scale from minor reductions of equipment redundancy to marginal reductions in capacity to complete satellite failure. Some of our satellites have experienced significant anomalies in the past and some have components that are now known to be susceptible to similar significant anomalies. Each of these is discussed in “Our Network—Satellite Health and Technology.” An on-satellite backup may not be available upon the occurrence of such an anomaly.

Any single anomaly or series of anomalies could materially and adversely affect our operations, our revenues, our relationship with our current customers and our ability to attract new customers for our satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly and the availability of on-satellite backups. Anomalies and our estimate of their future effect may also cause a reduction of the expected service life of a satellite and contracted backlog. Anomalies may also cause a reduction of the revenue generated by that satellite or the recognition of an impairment loss. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered. See ”—Risk Factors Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a satellite loss that is not adequately covered by insurance.”

We have experienced some technical problems with our current satellite fleet. Many of these problems have been component failures and anomalies, such as anomalies in our Galaxy 27 satellite in November 2004, our IS-804 satellite in January 2005, our IS-802 satellite in September 2006 and our Galaxy 26 satellite in June 2008, as described elsewhere in this prospectus.

Our Galaxy 26 and Galaxy 27 satellites experienced sudden anomalies in their electrical distribution systems that resulted in the loss of control of the satellites and the interruption of customer services on the satellites. We participated in failure review boards with the manufacturer, SS/L, to investigate the causes of the Galaxy 26 and Galaxy 27 satellite anomalies. The boards identified the likely root cause of the anomalies as a design flaw that is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. This design flaw exists on three of our satellites, Galaxy 27, Galaxy 26 and IS-8.

Our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. We established and participated in a failure review board with the manufacturer, LM, to investigate the cause of the IS-804 anomaly. The IS-804 satellite was a LM 7000 series satellite, and we operate three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. As discussed below, IS-802 also experienced an anomaly in September 2006. The failure review board released its report on IS-804 in November 2005. We believe, based on the failure review board’s analysis, that the IS-804 satellite failure is not likely to have been caused by an IS-804 specific workmanship or hardware element, but is most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system.

Our IS-802 satellite experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite. Eleven transponders on IS-802 were subsequently reactivated and are operating normally. We restored service for substantially all IS-802 customers on both IS-802 and other satellites of our fleet. We also established an ARB with LM, the manufacturer of IS-802, to investigate the cause of the anomaly. Based on the ARB’s report, we believe that the IS-802 anomaly is most likely to have been caused by an electrical short internal to the solar array harness located on the south solar array boom.

We may also experience additional anomalies relating to the failure of the SCP in certain of our Boeing model 601, or BSS 601, satellites (not including our BSS 601 HP satellites), various anomalies associated with XIPS in our BSS 601 HP satellites or a progressive degradation of the solar arrays in certain of our Boeing model 702, or BSS 702, satellites.

Three of the BSS 601 satellites that we operated in the past, as well as BSS 601 satellites operated by others, have experienced a failure of the primary and backup SCPs. On January 15, 2006, our Galaxy 3R satellite, operating in an inclined orbit at 74°WL, experienced an anomaly of its back-up SCP and was taken out of service. This event did not have a material impact on our operations or financial results. One of the BSS 601 satellites that we currently operate has experienced a failure of the primary SCP.

Certain of the BSS 601 HP satellites have experienced various problems associated with their XIPS. We currently operate four satellites of this type, one of which has experienced failures of both XIPS. We may in the future experience similar problems associated with XIPS or other propulsion systems on our satellites. In 2004, based on a review of available data, we reduced our estimate of the service life of one of our BSS 601 HP satellites, IS-9, and as a result, we accelerated depreciation expense related to this satellite.

Two of the three BSS 702 satellites that we operate, as well as BSS 702s of a similar design operated by others, have experienced a progressive degradation of their solar arrays causing a reduction in output power. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. The power reduction may require us to permanently turn off certain transponders on the affected satellites to allow for the continued operation of other transponders, which could result in a loss of revenues, or may result in a reduction of the satellite’s service life. In 2004, based on a review of available data, we reduced our estimate of the service lives of both satellites due to the continued degradation.

We may experience a launch failure or other satellite damage or destruction during launch, which could result in a total or partial satellite loss. A new satellite could also fail to achieve its designated orbital location after launch. Any such loss of a satellite could negatively impact our business plans and could reduce our revenue.

Satellites are subject to certain risks related to failed launches. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take 24 months or longer, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our operations and our revenue. In addition, significant delays could give customers who have purchased or reserved capacity on that satellite a right to terminate their service contracts relating to the satellite. We may not be able to accommodate affected customers on other satellites until a replacement satellite is available. A customer’s termination of its service contracts with us as a result of a launch failure would reduce our contracted backlog. Delay caused by launch failures may also preclude us from pursuing new business opportunities and undermine our ability to implement our business strategy.

Launch vehicles may also under-perform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its service life. In addition, although we have had launch insurance on all of our launches to date, if we were not able to obtain launch insurance on reasonable terms and a launch failure were to occur, we would directly suffer the loss of the cost of the satellite and related costs, which could be more than $200 million.

Since 1975, we and the entities we have acquired have launched 103 satellites. Eight of these satellites were destroyed as a result of launch failures. In addition, certain launch vehicles that we have used or are scheduled to use have experienced launch failures in the past. Launch failure rates vary according to the launch vehicle used.

New or proposed satellites are subject to construction and launch delays, the occurrence of which can materially and adversely affect our operations.

The construction and launch of satellites are subject to certain delays. Such delays can result from the delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the future delivery of any satellite may also adversely affect our marketing plan for the satellite. If satellite construction schedules are not met, a launch opportunity may not be available at the time a satellite is ready to be launched. Further, any significant delay in the commencement of service of any of our satellites could enable customers who pre-purchased or agreed to utilize transponder capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its service life. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our financial condition and results of operations. Delays in the launch of a satellite intended to replace an existing satellite that results in the existing satellite reaching its end of life before being replaced could result in loss of business to the extent an in-orbit backup is not available.

Our dependence on outside contractors could result in increased costs and delays related to the launch of our new satellites, which would in turn adversely affect our business, operating results, liquidity and financial condition.

There are a limited number of companies that we are able to use to launch our satellites and a limited number of commercial satellite launch opportunities available in any given time period. Adverse events with respect to our launch service providers, such as satellite launch failures, could result in increased costs or delays in the launch of our satellites. General economic conditions may also affect the ability of launch providers to provide launch services on commercially reasonable terms or to fulfill their obligations in terms of launch dates, pricing, or both. In the event that our launch service providers are unable to fulfill their obligations, we may have difficulty procuring alternative services in a timely manner and may incur significant additional expenses as a result. Any such increased costs and delays could have a material adverse effect on our business, operating results, liquidity and financial condition.

One of our launch service providers, Sea Launch Company L.L.C. (“Sea Launch”), with which we have contracted for the future launch of three satellites, one through Sea Launch and two through Space International Services, and have options for the launch of four additional satellites through Sea Launch, has filed a voluntary petition for relief under the Bankruptcy Code. We have made approximately $100 million of payments under our contracts and options with Sea Launch for the launch of these satellites. In August 2009, we obtained approval from the bankruptcy court to make payments directly to Space International Services for the two launches provided by Space International Services. As of September 30, 2009, we had approximately $43 million outstanding of payments made to Sea Launch relating to satellite launches that Sea Launch is still required to provide us. While Sea Launch is continuing to operate as a debtor-in-possession, and while we may receive full or partial credit for prior payments relating to the launches, there can be no assurance that Sea Launch will honor its contractual obligations to us, or do so without charging us significant additional amounts beyond what is provided for in our current agreements. In addition, should we try to procure alternative launch services for the satellites involved, there can be no assurance that we will not incur significant delays and significant additional expenses as a result.

Risk Factors Relating to Regulation

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

The telecommunications industry is highly regulated, and in connection with providing satellite capacity, ground network uplinks, downlinks and other value-added services to our customers, we need to maintain regulatory approvals, and from time to time obtain new regulatory approvals, from various countries. Obtaining and maintaining these approvals can involve significant time and expense. If we cannot obtain or are delayed in obtaining the required regulatory approvals, we may not be able to provide these services to our customers or expand into new services. In addition, the laws and regulations to which we are subject could change at any time, thus making it more difficult for us to obtain new regulatory approvals or causing our existing approvals to be revoked or adversely modified. Because the regulatory schemes vary by country, we may also be subject to regulations of which we are not presently aware and could be subject to sanctions by a foreign government that could materially and adversely affect our operations in that country. If we cannot comply with the laws and regulations that apply to us, we could lose our revenue from services provided to the countries and territories covered by these laws and regulations and be subject to criminal or civil sanctions.

If we do not maintain regulatory authorizations for our existing satellites and associated ground facilities or obtain authorizations for our future satellites and associated ground facilities, we may not be able to operate our existing satellites or expand our operations.

Our operation of existing satellites is authorized and regulated by the FCC, the U.K. Office of Communications, the telecommunications licensing authority in Papua New Guinea, known as PANGTEL, the telecommunications ministry of Japan, and the regulatory agency of Germany, known as BNetzA. If we do not maintain authorizations for our existing satellites, we would not be able to operate the satellites covered by those authorizations, unless we obtained authorization from another licensing jurisdiction. Some of our authorizations provide waivers of technical regulations. If we do not maintain these waivers, we would be subject to operational restrictions or interference that would affect our use of existing satellites. Loss of a satellite authorization could cause us to lose the revenue from services provided by that satellite at a particular orbital location to the extent these services cannot be provided by satellites at other orbital locations.

Our launch and operation of planned satellites require additional regulatory authorizations from the FCC or a non-U.S. licensing jurisdiction, some of which we have already obtained. If we do not obtain any required authorizations in the future, we would not be able to operate our planned satellites. If we obtain a required authorization but we do not meet milestones regarding the construction, launch and operation of a satellite by deadlines that may be established in the authorization, we could lose our authorization to operate a satellite using certain frequencies in an orbital location. Any authorizations we obtain may also impose operational restrictions or permit interference that could affect our use of planned satellites.

If we do not occupy unused orbital locations by specified deadlines, or do not maintain satellites in orbital locations we currently use, those orbital locations may become available for other satellite operators to use.

Our in-orbit satellites do not currently occupy all of the orbital locations for which we have obtained regulatory authorizations. If we are unable to place satellites into currently unused orbital locations by specified deadlines and in a manner that satisfies the International Telecommunication Union (“ITU”), or national regulatory requirements, or if we are unable to maintain satellites at the orbital locations that we currently use, we may lose our rights to use these orbital locations and the locations could become available for other satellite operators to use. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations could negatively affect our plans and our ability to implement our business strategy.

Coordination results may adversely affect our ability to use a satellite at a given orbital location for our proposed service or coverage area.

We are required to record frequencies and orbital locations used by our satellites with the ITU and to coordinate the use of these frequencies and orbital locations in order to avoid interference to or from other satellites. The results of coordination may adversely affect our use of satellites at particular orbital locations. If we are unable to coordinate our satellites by specified deadlines, we may not be able to use a satellite at a given orbital location for our proposed service or coverage area. The use of our satellites may also be temporarily or permanently adversely affected if the operation of adjacent satellite networks does not conform to coordination agreements resulting in the acceptable interference levels being exceeded (e.g., due to operational errors associated with the transmissions of adjacent satellite networks).

Our failure to maintain or obtain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of satellites and technical information related to satellites, earth station equipment and provision of services to certain countries are subject to State Department, Commerce Department and Treasury Department regulations. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the United States, we may be unable to export technical information or equipment to non-U.S. persons and companies, including to our own non-U.S. employees, as required to fulfill existing contracts. If we do not maintain our existing authorizations or obtain necessary future authorizations under the trade sanctions laws and regulations of the United States, we may not be able to provide satellite capacity and related administrative services to certain countries subject to U.S. sanctions. In addition, because we conduct management activities from Bermuda, our U.S. suppliers must comply with U.S. export control laws and regulations in connection with their export of satellites and related equipment and technical information to us. Our ability to acquire new satellites, launch new satellites or operate our satellites could also be negatively affected if our suppliers do not obtain required U.S. export authorizations.

If we do not maintain required security clearances from, and comply with our agreements with, the U.S. Department of Defense, we will not be able to continue to perform our obligations under classified U.S. government contracts.

To participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense as required under the national security laws and regulations of the United States by entering into a proxy agreement with the U.S. government. If we do not maintain these security clearances, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. As a result, our business could be materially adversely affected. Further, if we materially violate the terms of the proxy agreement, which limits our ability to control the operations of this subsidiary, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

When used in this prospectus, the words “may,” “will,” “ might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our goal to sustain our leadership position in the FSS sector and enhance our free cash flow; our plan to expand the broadcast communities on selected satellites in our fleet; our belief that the direct-to-home transmission of television programming via satellite could contribute to future growth in the demand for satellite services as programmers seek to add programming to established networks and as new networks develop; our intent to continue to evaluate and pursue strategic transactions that can broaden our customer base, provide enhanced geographic presence, provide complementary technical and commercial capabilities, further utilize our infrastructure, modify our service application mix, and create operational efficiencies; our belief that our corporate network customers increasingly require managed services best addressed by a network that combines space and terrestrial infrastructure; our expectation that the FSS sector will experience moderate growth over the next few years; our expectation that near-term strategic opportunities in the FSS sector may involve smaller, regional or national satellite operators; with respect to video contribution services, our intent to expand our hybrid infrastructure to grow our business; our expectation that growth in high definition television programming will increase the demand for wholesale satellite capacity; the trends that we believe will impact our revenue and operating expenses in the future; our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders; our assessment of the risk of additional anomalies occurring on our satellites; our expectation that certain anomalies will not result in the acceleration of capital expenditures; our plans for satellite launches in the near term; our expected capital expenditures for the remainder of 2009 and during the next several years; our belief that our balanced geographic mix provides some protection from adverse regional economic conditions; the impact on our financial position or results of operations of pending legal proceedings; and the impact of the New Sponsors Acquisition Transactions and the PanAmSat Acquisition Transactions, each as defined in the “Business” section of this prospectus.

The forward-looking statements made in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements speak only as of their dates and are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors” in this prospectus, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

Other factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•

potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches;

•

our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	the competitive environment in which we operate;

•	customer defaults on their obligations owed to us;

•	our international operations and other uncertainties associated with doing business internationally;

•	litigation; and

•	other risks discussed in “Risk Factors” in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this prospectus and to view all forward-looking statements made in this prospectus with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

Intelsat Bermuda, the obligor under the notes and Intelsat, Ltd., a guarantor of the notes, which we collectively refer to as the non-U.S. Intelsat companies, are incorporated under the laws of countries other than the United States. In addition, certain of the directors and officers of the non-U.S. Intelsat companies reside outside of the United States and most of the assets of the non-U.S. Intelsat companies and some of the assets of their directors and officers are located outside the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in the jurisdictions of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or their directors or officers under the securities laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. Intelsat companies or their directors or officers under the securities laws of other jurisdictions.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the notes in this exchange offer. We will pay all expenses in connection with the exchange offer.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009 on an actual basis and on a pro forma as adjusted basis to give effect to the 2009 Jackson Notes Offering and the PIK Notes Repurchase. The information in this table should be read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus.

	As of September 30, 2009 Actual	As Adjusted
	(dollars in thousands)
Long-term debt:
Intelsat Corp (1)
Senior secured credit facilities (2)	$1,960,302	$1,960,302
6 7/8% Senior secured debentures due 2028	125,000	125,000
9 1/4% Senior notes due 2016	580,720	580,720
9 1/4% Senior notes due 2014	658,119	658,119

Total debt of Intelsat Corp.	3,324,141	3,324,141

Intelsat New Dawn
Senior Secured Debt Facility	44,506	44,506
Mezzanine Facility Term Loan	32,341	32,341

Total debt of Intelsat New Dawn	76,847	76,847

Intelsat Sub Holdco (3)
Senior secured credit facilities (4)	335,270	335,270
8 1/2% Senior notes due 2013 (5)	883,346	883,346
8 7/8% Senior notes due 2015 (5)	681,012	681,012
8 7/8% Senior notes due 2015, Series B (6)	400,000	400,000
Capital lease obligations (7)	286	286
Note payable (8)	5,000	5,000

Total debt of Intelsat Sub Holdco	2,304,914	2,304,914

Intermediate Holdco
9 1/4% Senior discount notes due 2015 (9)	4,415	4,415
9 1/2% Senior discount notes due 2015 (9)	466,479	466,479

Total debt of Intermediate Holdco	470,894	470,894

Intelsat Jackson (10)
11 1/4% Senior notes due 2016 (11)	1,048,220	1,048,220
11 1/2% Senior notes due 2016 (11)	284,595	284,595
9 1/4% Senior notes due 2016 (12)	55,035	55,035
9 1/2% Senior notes due 2016 (12)	701,913	701,913
8 1/2% Senior notes due 2019 (12)	—	500,000
Senior unsecured term loan (13)	195,152	195,152
New senior unsecured term loan (14)	810,876	810,876

Total debt of Intelsat Jackson	3,095,791	3,595,791

Intelsat Bermuda
11 1/4% Senior notes due 2017 (15)	2,805,000	2,805,000
11 1/2%/12 1/2% Senior PIK election notes due 2017 (15)(16)	2,549,991	2,149,991

Total debt of Intelsat Bermuda	5,354,991	4,954,991

Intelsat, Ltd.
7 5/8% Senior notes due 2012 (17)(18)	485,841	485,841
6 1/2% Senior notes due 2013 (17)(18)	353,550	353,550

Total debt of Intelsat, Ltd.	839,391	839,391

Total long-term debt	15,466,969	15,566,969
Total shareholder’s equity (deficit)	(157,810)	(157,810)

Total capitalization	$15,309,159	$15,409,159

(1)	Certain of Intelsat Corp’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.
(2)	Consists of a $355.9 million Term Loan A-3 Facility, a $1.6 billion Term Loan B-2 Facility, a $150.0 million incremental Term Loan B-2 and a $175.0 million revolving credit facility (with $222.4 million, $1,590.1 million, $147.7 million and $0 million, respectively, outstanding as of September 30, 2009) for which Intelsat Corp is the obligor.
(3)	Certain of Intelsat Sub Holdco’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.
(4)	Consists of a $344.8 million Term Loan B Facility and a $250.0 million revolving credit facility (with $335.3 million and $0 million, respectively, outstanding as of September 30, 2009) for which Intelsat Sub Holdco is the obligor.
(5)	These notes are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intermediate Holdco, Intelsat Jackson and certain subsidiaries of Intelsat Sub Holdco.
(6)	Issued at a discount to yield $354.0 million of gross proceeds to the Issuer.
(7)	Indebtedness of Intelsat Sub Holdco and its subsidiaries.
(8)	Note payable represents a note payable of a subsidiary of Intelsat Sub Holdco, guaranteed by Intelsat, Ltd., to Lockheed Martin Corporation bearing interest at 7%, payable in annual installments of $5.0 million beginning January 1, 2007.
(9)

Intermediate Holdco is the obligor and Intelsat, Ltd. is a co-obligor of the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015. Intelsat Bermuda and Intelsat Jackson are guarantors of the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015.

(10)	Certain of Intelsat Jackson’s senior notes carry premiums from their face value. The actual amounts shown do not reflect the unamortized premium from face value.
(11)	These notes are guaranteed by Intelsat, Ltd. and Intelsat Bermuda.
(12)	These notes are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain of its subsidiaries.
(13)	The term loan under the Intelsat Jackson Unsecured Credit Agreement is guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain of Intelsat Sub Holdco’s subsidiaries.
(14)	The term loan under the New Intelsat Jackson Unsecured Credit Agreement is guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain of Intelsat Sub Holdco’s subsidiaries.
(15)	These notes are guaranteed by Intelsat, Ltd.
(16)	As adjusted amount reflects the PIK Notes Repurchase.
(17)	Certain of Intelsat, Ltd.’s senior notes carry discounts from their face value. The actual amounts shown do not reflect the unamortized discount from face value.
(18)

As of September 30, 2009, Intelsat Sub Holdco held the Intelsat, Ltd. notes it purchased in the Tender Offer as an investment. Accordingly, the Intelsat, Ltd. notes purchased in the Tender Offer remained outstanding as of September 30, 2009 and the face amount of 7 5/8 % Senior Notes due 2012 and 6 1/2% Senior Notes due 2013 of Intelsat, Ltd. was $600.0 million and $700.0 million, respectively. However, the consolidated financial statements of Intelsat, Ltd. show a lower principal amount outstanding due to the application of consolidation accounting principles. In October 2009, Intelsat Sub Holdco distributed these notes to Intelsat, Ltd. and the notes were canceled.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and their notes included elsewhere in this prospectus.

As a result of the consummation of the 2005 Acquisition Transactions (as defined in Business—Our History—The 2005 Acquisition Transactions), the financial results for 2005 have been separately presented for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the periods February 1, 2005 through December 31, 2005 and February 1, 2005 through September 30, 2005. Although the effective date of the 2005 Acquisition Transactions was January 28, 2005, due to the immateriality of the results of operations for the period between January 28, 2005 and January 31, 2005, we have accounted for the consummation of the 2005 Acquisition Transactions as if they had occurred on January 31, 2005.

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined year ended December 31, 2008 have been presented for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008. Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008 and recorded “push-down” accounting to reflect the acquisition of Intelsat Holdings.

The consolidated statement of operations data and consolidated cash flow data for the years ended December 31, 2006 and 2007, the period January 1, 2008 to January 31, 2008 (predecessor entity) and the period February 1, 2008 to December 31, 2008 (successor entity), and the consolidated balance sheet data as of December 31, 2007 (predecessor entity) and 2008 (successor entity) have been derived from consolidated financial statements audited by KPMG LLP, an independent registered public accounting firm, included elsewhere in this prospectus. The consolidated statement of operations data and consolidated cash flow data for the years ended December 31, 2004, the period January 1, 2005 to January 31, 2005 (predecessor entity) and the period February 1, 2005 to December 31, 2005 (predecessor entity) and the consolidated balance sheet data as of December 31, 2004, 2005 and 2006 have been derived from consolidated financial statements that are not included in this prospectus.

The consolidated statement of operations data and cash flow data for the nine months ended September 30, 2009, the period January 1, 2008 to January 31, 2008 (predecessor entity) and the period February 1, 2008 to September 30, 2008 (successor entity), and the consolidated balance sheet data as of September 30, 2009 are derived from unaudited condensed consolidated financial statements which are included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

	Predecessor Entity		Predecessor Entity				Successor Entity
	Year Ended December 31, 2004	January 1 to January 31, 2005	February 1 to December 31, 2005	Year Ended December 31,		January 1 to January 31, 2008	February 1 to December 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2009
				2006	2007
	(in thousands)
Consolidated Statement of Operations Data
Revenue	$1,043,906	$97,917	$1,073,566	$1,662,666	$2,183,079	$190,261	$2,174,640	$1,565,851	$1,892,219
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	178,253	26,939	215,590	274,280	323,557	25,683	337,466	229,685	297,576
Selling, general and administrative	152,111	55,491	142,824	198,189	238,490	18,485	182,957	132,010	172,975
Depreciation and amortization	457,372	39,184	534,329	701,517	784,120	64,157	795,663	578,523	611,079
Restructuring and transaction costs	6,640	263	—	26,452	9,258	313,102	1,926	—	—
Impairment of asset value (1)	84,380	69,227	—	48,974	—	—	390,444	63,644	499,100
(Gains) losses on derivative financial instruments	—	—	—	11,731	11,699	11,431	155,305	(31,251)	(5,303)

Total operating expenses	878,756	191,104	892,743	1,261,143	1,367,124	432,858	1,863,761	972,611	1,575,427

Operating income (loss) from continuing operations	165,150	(93,187)	180,823	401,523	815,955	(242,597)	310,879	593,240	316,792
Interest expense, net	138,869	12,024	365,418	724,141	992,750	80,275	1,294,882	929,687	1,027,837
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—	(14,979)
Other income (expense), net	(2,384)	(115)	(8,191)	(27,246)	(137)	535	(11,957)	(5,947)	9,579

Income (loss) from continuing operations before income taxes	23,897	(105,326)	(192,786)	(349,864)	(176,932)	(322,337)	(995,960)	(342,394)	(716,445)
Provision for (benefit from) income taxes	18,647	4,400	22,772	18,850	14,957	(10,476)	(109,561)	19,684	(31,327)

Income (loss) from continuing operations	5,250	(109,726)	(215,558)	(368,714)	(191,889)	(311,861)	(886,399)	(362,078)	(685,118)
Loss from discontinued operations, net of tax	(43,929)	—	—	—	—	—	—	—	—

Net loss	(38,679)	(109,726)	(215,558)	(368,714)	(191,889)	(311,861)	(886,399)	(362,078)	(658,118)
Net (income) loss attributable to noncontrolling interest	—	—	—	—	—	—	93	—	456

Net loss attributable to Intelsat, Ltd.	$(38,679)	$(109,726)	$(215,558)	$(368,714)	$(191,889)	$(311,861)	$(886,306)	$(362,078)	$(684,662)

Consolidated Cash Flow Data
Net cash provided by operating activities	$659,117	$11,384	$493,628	$448,556	$557,021	$19,619	$876,143	$667,878	$549,302
Net cash provided by (used in) investing activities.	(654,444)	37,608	(112,795)	(3,304,607)	(540,988)	(24,701)	(409,897)	(298,488)	(462,122)
Net cash provided by (used in) financing activities	(415,829)	(475)	(216,398)	3,079,761	(173,602)	(22,304)	(1,504,431)	(1,229,795)	(57,652)

Other Data
EBITDA (2)	$576,209	$(54,118)	$706,961	$1,075,794	$1,599,938	$(177,905)	$1,094,678	$1,165,816	$937,906
Ratio of earnings to fixed charges (3)	1.2	—	—	—	—	—	—	—	—
Capital expenditures	$288,589	$953	$132,554	$152,086	$543,612	$24,701	$397,759	$279,311	$456,035

	Predecessor Entity	Predecessor Entity			Successor Entity
	As of December 31, 2004	As of December 31,			As of December 31, 2008	As of September 30, 2009
		2005	2006	2007
						(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$141,320	$360,070	$583,656	$426,569	$470,211	$504,543
Satellites and other property and equipment, net	3,637,357	3,237,341	4,729,135	4,586,348	5,339,671	5,422,488
Total assets	4,794,256	5,294,444	12,401,408	12,053,332	17,657,332	17,052,043
Total debt	1,948,135	4,801,113	11,279,615	11,265,404	14,873,333	15,185,309
Shareholder’s equity (deficit)	2,305,821	(206,265)	(541,341)	(722,384)	504,347	(157,810)

(1)	Impairment of asset value in 2004 relates to the non-cash impairment charge to write down the value of the G-27 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in the period January 1, 2005 to January 31, 2005 relates to the write-off of the IS-804 satellite following its in-orbit failure during January 2005. The non-cash impairment charge in 2006 relates to the write-down in value of the IS-802 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in 2008 includes $63.6 million for the write-down in value of the Galaxy 26 satellite to its fair value after a partial loss of the satellite, as well as $326.8 million due to the impairment of our rights to operate at orbital locations. The non-cash impairment charge in 2009 relates to a further impairment of our rights to operate at orbital locations.
(2)	EBITDA consists of earnings before interest expense, net, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat, Ltd., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net loss to EBITDA.

	Predecessor Entity		Predecessor Entity				Successor Entity
	Year Ended Decem- ber 31, 2004	Jan- uary 1 to Jan- uary 31, 2005	Feb- ruary 1 to Decem- ber 31, 2005	Year Ended December 31,		Jan- uary 1 to Jan- uary 31, 2008	Feb- ruary 1 to Decem- ber 31, 2008	Period Febr- uary 1, 2008 to Sept- ember 30, 2008	Nine Months Ended Sept- ember 30, 2009
				2006	2007
	(in thousands)
Net loss attributable to Intelsat, Ltd.	$(38,679)	$(109,726)	$(215,558)	$(368,714)	$(191,889)	$(311,861)	$(886,306)	$(362,078)	$(684,662)
Add:
Interest expense, net	138,869	12,024	365,418	724,141	992,750	80,275	1,294,882	929,687	1,027,837
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—	14,979
Provision for income taxes	18,647	4,400	22,772	18,850	14,957	(10,476)	(109,561)	19,684	(31,327)
Depreciation and amortization	457,372	39,184	534,329	701,517	784,120	64,157	795,663	578,523	611,079

EBITDA	$576,209	$(54,118)	$706,961	$1,075,794	$1,599,938	$(177,905)	$1,094,678	$1,165,816	$937,906

(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes, less capitalized interest, plus amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that our management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges is not presented for the periods January 1 to January 31, 2005, February 1 to December 31, 2005, the years ended December 31, 2006 and 2007, the periods January 1 to January 31, 2008, February 1 to December 31, 2008, February 1 to September 30, 2008 or the nine months ended September 30, 2009 as earnings were inadequate to cover fixed charges during those periods by $102.5 million, $160.3 million, $313.0 million, $201.0 million, $324.6 million, $1.0 billion, $351.7 million and $745.8 million, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statement of operations for the combined twelve month period ended December 31, 2008 is based on our historical consolidated financial statements after giving effect to the New Sponsors Acquisition Transactions and the subsequent 2008 Refinancings.

As a result of the New Sponsors Acquisition, our financial results for 2008 were separately presented in our consolidated financial statements for the “Predecessor Entity” for the period January 1, 2008 through January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 through December 31, 2008. We have combined the 2008 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2008 through December 31, 2008 in the pro forma financial information below, as we believe this combination is more useful and provides a more accurate comparison. This combination is not in accordance with U.S. GAAP and it is provided to enhance the reader’s understanding of our pro forma results of operations for the period presented.

The New Sponsors Acquisition was accounted for under the purchase method of accounting. The purchase price paid by Serafina Holdings and Serafina to acquire Intelsat Holdings and related purchase accounting adjustments were “pushed down” and recorded in the financial statements of Intelsat, Ltd. and its subsidiaries. As a result, the purchase price and related costs of the acquisition were allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of the acquisition (February 4, 2008).

The pro forma information presented, including allocations of purchase price, is based on the fair values of assets acquired and liabilities assumed in connection with the New Sponsors Acquisition. An allocation of the purchase price for the New Sponsors Acquisition was performed using currently available information and was based on estimates of fair values of assets acquired and liabilities assumed in connection with the New Sponsors Acquisition. Determining fair values required management to make significant estimates and assumptions. In order to develop estimates of fair values, management considered the following generally accepted valuation approaches: the cost approach, income approach and market approach. Management’s estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. While management believes that the estimates and assumptions underlying the valuation methodologies were reasonable, different assumptions could have resulted in different market values.

The pro forma condensed consolidated statement of operations gives effect to the New Sponsors Acquisition Transactions and the 2008 Refinancings as if they had occurred on January 1, 2008. Pro forma adjustments for the New Sponsors Acquisition Transactions and the 2008 Refinancing Transactions were made to reflect:

•

changes in depreciation and amortization expense resulting from fair value adjustments to net tangible and intangible assets and net tangible liabilities in connection with the New Sponsors Acquisition,

•

the borrowing of $4.96 billion of bridge loans on February 4, 2008, Intelsat Bermuda’s assumption of these loans, and the use of the proceeds thereof to repay $1.3 billion of assumed debt and to finance the New Sponsors Acquisition,

•

backstop unsecured credit agreement borrowings, offerings of notes and a new unsecured term loan borrowing during the second and third quarter of 2008 and the use of the proceeds thereof to finance the repurchase and repayment of debt subject to change of control offers at a one percent premium,

•	changes in the interest rates on the term loans under our senior secured credit facilities that were amended and restated in connection with the New Sponsors Acquisition Transactions,

•	refinancing of our bridge loans and backstop unsecured credit agreements with proceeds from new notes offered during the second and third quarters of 2008,

•	the write-off of deferred financing costs associated with all debt assumed in connection with the New Sponsors Acquisition Transactions,

•	the write-off of the previously deferred fees and discounts related to the debt which was refinanced and the capitalization of new fees related to refinancings of debt, and

•	the income tax effects related to the pro forma adjustments.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary—Significant Transactions—The New Sponsors Acquisition Transactions” and “—The Change of Control Offers and 2008 Refinancings,” our historical consolidated financial statements and our notes thereto included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had these transactions been completed as of the date and for the period presented, nor is it necessarily indicative of future results.

INTELSAT, LTD.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Combined Twelve Months Ended December 31, 2008

(in thousands)

	Historical		Combined	Pro Forma Adjustments
	For the period January 1, 2008 to January 31, 2008	For the period February 1, 2008 to December 31, 2008	Twelve months ended December 31, 2008	New Sponsors Acquisition Transactions and 2008 Refinancings		Intelsat, Ltd. Total Pro Forma
Revenue	190,261	2,174,640	2,364,901	$(103	)(1)	$2,364,798
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	337,466	363,149	—		363,149
Selling, general and administrative	18,485	182,957	201,442	—		201,442
Depreciation and amortization	64,157	795,663	859,820	9,271	(2)	869,091
Transaction costs	313,102	1,926	315,028	—		315,028
Impairment of asset value	—	390,444	390,444	—		390,444
Loss on undesignated interest rate swaps	11,431	155,305	166,736	—		166,736

Total operating expenses	432,858	1,863,761	2,296,619	9,271		2,305,890

Income (loss) from operations	(242,597)	310,879	68,282	(9,374)		58,908
Interest expense, net	80,275	1,294,882	1,375,157	90,832	(1)(3)	1,465,989
Other (income) expense, net	535	(11,957)	(11,422)	—		(11,422)

Loss before income taxes	(322,337)	(995,960)	(1,318,297)	(100,206)		(1,418,503)
Benefit from income taxes	(10,476)	(109,561)	(120,037)	(5,236	)(4)	(125,273)

Net loss	(311,861)	(886,399)	(1,198,260)	(94,970)		(1,293,230)
Net income attributable to noncontrolling interest	—	93	93	—		93

Net loss attributable to Intelsat, Ltd.	$(311,861)	$(886,306)	$(1,198,167)	$(94,970)		$(1,293,137)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(1)	Reflects changes in the amortization of deferred revenue due to fair value adjustments caused by the New Sponsors Acquisition.

(2)	Reflects the increase to depreciation resulting from fair value adjustments to satellites and other property and equipment, and the increase to amortization using the expected pattern of return resulting from fair value adjustments to amortizable intangibles as a result of the New Sponsors Acquisition.

(3)	Reflects the pro forma adjustments to interest expense as a result of the following:

(i)

Reductions of interest expense due to the redemption of Intelsat Jackson’s $260.0 million Floating Rate Senior Notes due 2013, Intelsat Jackson’s $600.0 million Floating Rate Senior Notes due 2015 and Intelsat, Ltd.’s $400.0 million 5 1/4% Senior Notes due 2008.

(ii)	Reductions of interest expense due to the write-off of deferred financing costs and discounts associated with all debt assumed in connection with the New Sponsors Acquisition Transactions and of debt which was subject to change of control offers.

(ii)	Increases in interest expense due to the incurrence of:
•	$2.81 billion principal amount of Intelsat Bermuda’s Senior Notes due 2017, bearing interest at a rate of 11.25%.
•

$2.23 billion principal amount of Intelsat Bermuda’s Senior PIK Election Notes due 2017, bearing interest at a rate of 12.5%. For pro forma purposes, the effective interest rate for the life of the note was calculated taking into consideration that Intelsat Bermuda elected to pay interest entirely in PIK interest for all periods during 2008.

(iii)	Reductions in interest expense resulting from the repurchase or repayment of the following principal amounts of debt in change of control offers:
•	$281.8 million of Intelsat Jackson’s 11 1/4% Senior Notes due 2016;
•	$695.0 million of Intelsat Jackson’s 9 1/4% Senior Notes due 2016;
•	$804.8 million of loans outstanding under the Intelsat Jackson Senior Unsecured Credit Agreement;
•	$408.1 million of Intermediate Holdco’s $478.7 million aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015;
•	$874.6 million of Intelsat Sub Holdco’s 8 1/4% Senior Notes due 2013;
•	$674.3 million of Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015;
•	$651.6 million of Intelsat Corp’s 9% Senior Notes due 2014; and
•	$575.0 million of Intelsat Corp’s 9% Senior Notes due 2016.

(iv)	Increases in interest expense due to the incurrence of the following principal amounts of debt:

•	$284.6 million of Intelsat Jackson’s 11 1/2% Senior Notes due 2016;
•	$701.9 million of Intelsat Jackson’s 9 1/2% Senior Notes due 2016;
•	$810.9 million of loans outstanding under the New Intelsat Jackson Senior Unsecured Credit Agreement;
•	$481.0 million aggregate principal amount at maturity of Intermediate Holdco’s 9 1/2% Senior Discount Notes due 2015;
•	$883.3 million of Intelsat Sub Holdco’s 8 1/2% Senior Notes due 2013;
•	$681.0 million of Intelsat Sub Holdco’s 8 7/8% Senior Notes due 2015;
•	$658.1 million of Intelsat Corp’s 9 1/4% Senior Notes due 2014; and
•	$580.7 million of Intelsat Corp’s 9 1/4% Senior Notes due 2016.

(v)	Increases in interest expense as a result of the additional deferred financing fees incurred in connection with the debt which was subject to change of control offers.

For the period shown, there was an aggregate increase of $89.7 million in interest expense.

(4)	Reflects the estimated tax effect of the pro forma adjustments on our historical results. As Intelsat Global is a Bermuda-based corporation, we have utilized the estimated combined federal and state statutory tax rate, generally 36.6%, related to income earned and expenses incurred in taxable jurisdictions. Because certain of Intelsat, Ltd.’s subsidiaries are Bermuda-based, and therefore not subject to taxation, no pro forma tax provision has been recorded related to income or expense of these subsidiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical consolidated financial statements covers periods before and after consummation of the New Sponsors Acquisition Transactions and the PanAmSat Acquisition Transactions. This discussion should be read together with the “Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements and their notes included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP and, unless otherwise indicated, the other financial information contained in this prospectus has also been prepared in accordance with U.S. GAAP. See “Forward-Looking Statements” and “Risk Factors” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars.

Overview

We are a leading provider of fixed satellite services worldwide. We provide service on a global fleet of 51 satellites and seven owned teleports and terrestrial facilities. We supply video, data and voice connectivity in approximately 200 countries and territories for approximately 1,800 customers, many of which we have had relationships with for over 30 years. We have one of the largest, most flexible and one of the most reliable satellite fleets in the world, which covers over 99% of the world’s population. Our satellite fleet is operated via ground facilities used to monitor and control our satellites and is complemented by a terrestrial network of teleports, points of presence and leased fiber links for the provision of our hybrid managed services. We have undertaken a number of strategic initiatives to expand our business regionally and by customer applications, including the acquisition of satellites serving North America and most recently the PanAmSat Acquisition Transactions which included the acquisition of a satellite service provider to the government sector.

2009 Debt Transactions

On October 20, 2009, our indirect subsidiary, Intelsat Jackson, completed an offering of $500.0 million aggregate principal amount at maturity of 8½% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance. Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Bermuda in an amount equal to the purchase price paid by Intelsat Bermuda to purchase $400.0 million face amount of the 2017 PIK notes at a discount. Intelsat Bermuda then canceled the purchased 2017 PIK notes. After giving effect to the purchase of the 2017 PIK notes and fees and expenses related thereto and to the 2009 Jackson Notes Offering, approximately $100 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

On February 12, 2009, our indirect subsidiary, Intelsat Sub Holdco, purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to the Tender Offer. Intelsat Sub Holdco funded the Tender Offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B, which yielded

$348.3 million of cash proceeds at issuance, together with cash on hand. The net proceeds of the 2009 Sub Holdco Notes Offering were used to fund the Tender Offer, to pay related fees and expenses and for general corporate purposes. The new 8 7/8% Senior Notes due 2015, Series B have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008. The purchased Intelsat, Ltd. notes were held by Intelsat Sub Holdco as an investment, and then distributed to Intelsat, Ltd. as a dividend in October 2009, at which time they were canceled.

Impact of Significant Transactions

The New Sponsors Acquisition Transactions

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion. The former shareholders of Intelsat Holdings (other than management) sold 100% of their equity interests in Intelsat Holdings. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina in exchange for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. on February 8, 2008).

In order to finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under a $2.81 billion senior unsecured bridge loan credit agreement, dated as of February 4, 2008 (the “Senior Bridge Loan Credit Agreement”) and a $2.15 billion senior unsecured payment-in-kind election bridge loan credit agreement, dated as of February 4, 2008 (the “PIK Election Bridge Loan Credit Agreement” and, together with the Senior Bridge Loan Credit Agreement, the “Bridge Loan Credit Agreements”). See “—Liquidity and Capital Resources.”

Immediately following the New Sponsors Acquisition, Intelsat Bermuda, our direct wholly-owned subsidiary, transferred certain of its assets (including all of its direct and indirect ownership interests in our subsidiaries) and certain of its liabilities and obligations to a newly formed direct wholly-owned subsidiary, Intelsat Jackson, pursuant to an assignment and assumption agreement (the “Intelsat Bermuda Transfer”). Following the Intelsat Bermuda Transfer, Intelsat Jackson became the owner of substantially all of Intelsat Bermuda’s assets and the obligor with respect to substantially all of Intelsat Bermuda’s liabilities and obligations, and Intelsat Bermuda no longer had any rights or obligations with respect to such assets and liabilities. Immediately after the consummation of the Intelsat Bermuda Transfer, Serafina assigned certain of its assets and liabilities to Intelsat Bermuda (the “Serafina Assignment”), including Serafina’s rights and obligations under the Bridge Loan Credit Agreements and a Commitment Letter, dated as of June 19, 2007, among Serafina and certain banks, related to the financing of the New Sponsors Acquisition, as amended by the Commitment Letter Amendment, dated as of February 7, 2008 (the “Financing Commitment Letter”). In addition, Intelsat Sub Holdco and Intelsat Corp entered into amendments to their existing senior secured credit facilities, and Intelsat Corp entered into a joinder agreement to its existing credit agreement, to facilitate the New Sponsors Acquisition. In connection with the New Sponsors Acquisition, on February 7, 2008, Intelsat Jackson redeemed pursuant to their terms all $260.0 million of its outstanding Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Floating Rate Senior Notes due 2015, and on March 6, 2008, Intelsat, Ltd. redeemed pursuant to their terms all $400.0 million of its outstanding 5 1/4% Senior Notes due 2008. The New Sponsors Acquisition and the transactions described above are collectively referred to as the New Sponsors Acquisition Transactions.

Immediately upon the closing of the New Sponsors Acquisition, the Intelsat Bermuda and Intelsat Sub Holdco monitoring fee agreements with the Former Sponsors were terminated.

Intelsat Bermuda entered into a new monitoring fee agreement (the “2008 MFA”) with BC Partners and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda.

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and the Intelsat Jackson Senior Unsecured Credit Agreement dated February 2, 2007, giving the holders of those notes and loans the right to require the respective issuers to repurchase such notes and the borrower to repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. During the second and third quarters of 2008, the relevant entities completed each such change of control offer, financing the repurchases and repayment through backstop unsecured credit agreement borrowings under the Financing Commitment Letter or with proceeds from offerings of notes and a new unsecured term loan borrowing. See “—Liquidity and Capital Resources—New Sponsors Acquisition Financing—Change of Control Offers” and “—Liquidity and Capital Resources—New Sponsors Acquisition Financing—2008 Debt Refinancings.”

In addition, all outstanding restricted performance shares under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”) vested upon consummation of the New Sponsors Acquisition. Vesting in share-based compensation arrangements (“SCAs”) issued under the 2005 Share Plan doubled if the awardee was still employed on February 4, 2008. The vested SCAs were canceled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. Vested restricted shares (including time and performance vesting shares) were purchased at approximately $400 per share. In connection with the New Sponsors Acquisition, each unvested restricted share of Intelsat Holdings was exchanged for approximately four unvested restricted shares of Intelsat Global (“exchange shares”) and the exchange shares continued to be classified as a liability of Intelsat Global due to certain repurchase features in the 2005 Share Plan. In addition, the vesting periods associated with the unvested Intelsat Holdings restricted shares continued. In May 2009, the board of directors of Intelsat Global adopted an amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan, and Intelsat Global entered into new restricted share agreements with respect to the exchange shares. As a result, as of September 30, 2009, these exchange share grants were no longer subject to certain repurchase features and were instead deemed to be granted in accordance with the guidance provided in the Stock Compensation topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification”).

In connection with the completion of the New Sponsors Acquisition Transactions, we recorded $313.1 million of transaction costs within restructuring and transaction costs in our consolidated statements of operations during the predecessor period January 1, 2008 to January 31, 2008. These costs included $197.2 million of costs associated with the repurchase or cancellation of restricted shares and SCAs of Intelsat Holdings, an advisory service fee of $60.0 million paid to the 2008 MFA parties, and $55.3 million in professional fees.

The New Sponsors Acquisition was accounted for by Intelsat Holdings under the purchase method of accounting. As a result, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. In accordance with Topic 5J of the codified SEC Staff Accounting Bulletins, the purchase accounting adjustments have been “pushed down” and recorded in our consolidated financial statements, which resulted in a new basis of accounting for the “successor period” beginning after the consummation of the New Sponsors Acquisition. Determining fair values required us to make significant estimates and assumptions. In order to develop estimates of fair values, we considered the following generally accepted valuation approaches: the cost approach, the income approach and the market approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. While we believe that the estimates and assumptions underlying the valuation methodologies were reasonable, different assumptions could have resulted in different market values. The purchase price allocation was finalized during the year ended December 31, 2008.

2008 Share Incentive Plan and Management Equity Grants

On May 6, 2009, the Board of Directors of Intelsat Global adopted the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”), with an effective date of February 4, 2008. The 2008 Share Plan provides for a variety of equity-based awards with respect to Intelsat Global’s Class A common shares, par value U.S. $0.001 per share (the “Class A Shares”), and Intelsat Global’s Class B common shares, par value U.S. $0.001 per share (the “Class B Shares”). On May 6, 2009, Messrs. McGlade and Spector purchased Class A Shares pursuant to subscription agreements with Intelsat Global. On May 6, 2009, Intelsat Global also made a series of equity awards, including grants of Class A Shares, Class B Shares and options to purchase Class A Shares, and amended the terms of certain pre-existing awards of Class A Shares, to Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin, pursuant to a variety of agreements under the 2008 Share Plan. On May 8, 2009, Intelsat Global made a series of additional such awards to other executive officers, key members of management and employees of Intelsat Global and its subsidiaries, and amended the terms of certain pre-existing awards of Class A shares and options to purchase Class A shares, pursuant to other agreements under the 2008 Share Plan. In the aggregate, a total of 707,351 options to purchase Class A Shares and 900,249 Class B Shares were granted to employees of Intelsat Global and its subsidiaries. All recipients of these various equity awards also entered into a management shareholders agreement with Intelsat Global and certain other shareholders of Intelsat Global that governs the terms of ownership of the equity held by such individuals.

The 2007 Refinancings

On January 12, 2007, Intelsat Bermuda issued $600.0 million in Floating Rate Senior Notes due 2015 (the “Refinancing Notes”). The net proceeds of this offering, together with cash on hand, were used to repay Intelsat Bermuda’s then outstanding $600.0 million Senior Unsecured Bridge Loan, and to pay related fees and expenses. On January 19, 2007, Intelsat Sub Holdco amended its credit agreement dated as of July 3, 2006 (as amended, the “the New Sub Holdco Credit Agreement”) to reduce the Term Loan B facility interest rate from a range of London Interbank Offered Rate (“LIBOR”) plus 2.00% to LIBOR plus 2.25% to a range of LIBOR plus 1.75% to LIBOR plus 2.00%. Also on January 19, 2007, Intelsat Corporation further amended its Amended and Restated Credit Agreement to reduce the Term Loan A-3 interest rate and Term Loan B-2 interest rate from a range of LIBOR plus 2.125% to LIBOR plus 2.875% to a range of LIBOR plus 1.75% to LIBOR plus 2.00%. The interest rate ranges were again amended effective February 4, 2008. In addition, on February 2, 2007, Intelsat Bermuda borrowed a $1.0 billion term loan due 2014 pursuant to the Intelsat Jackson Senior Unsecured Credit Agreement, which was assumed by Intelsat Jackson as part of the Intelsat Bermuda Transfer. The proceeds of the borrowing thereunder were contributed to Intermediate Holdco, and Intermediate Holdco contributed the proceeds to Intelsat Sub Holdco, which used the proceeds, together with cash on hand, to redeem its outstanding $1.0 billion Floating Rate Senior Notes due 2012 and pay the related premium, fees and expenses. The issuance of the Refinancing Notes, the amendments to Intelsat Sub Holdco’s and Intelsat Corporation’s credit agreements, the borrowing under the Intelsat Bermuda Unsecured Credit Agreement and the related repayment of Intelsat Bermuda’s Senior Unsecured Bridge Loan and redemption of Intelsat Sub Holdco’s $1.0 billion Floating Rate Senior Notes due 2012 are referred to collectively as the 2007 Refinancings.

The PanAmSat Acquisition Transactions

On July 3, 2006, Intelsat Bermuda completed the acquisition of PanAmSat Holdco pursuant to a merger agreement entered into on August 28, 2005. In accordance with the merger agreement, Intelsat Bermuda acquired PanAmSat Holdco for $25.00 per common share in cash, or approximately $3.2 billion, plus a pro rata share of undeclared regular quarterly dividends. Each share of common stock of PanAmSat Holdco was converted into the right to receive $25.00, plus approximately $0.00927 as the pro rata share of undeclared regular quarterly dividends. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding. We refer to the acquisition of PanAmSat and related financings and other transactions described below as the PanAmSat Acquisition Transactions.

In connection with, and in order to effect, the transactions contemplated by the August 28, 2005 merger agreement and the related financing, the following transactions occurred:

•	Intelsat Bermuda created a new direct wholly-owned subsidiary, Intermediate Holdco;

•	Intelsat Bermuda transferred substantially all its assets (other than cash, certain prepaid expenses and the capital stock of Merger Sub) and liabilities to Intermediate Holdco; and

•

Merger Sub merged with PanAmSat Holdco, with PanAmSat Holdco continuing as the surviving corporation and a direct wholly-owned subsidiary of Intelsat Bermuda. Upon completion of the merger transaction, PanAmSat Holdco’s equity holders ceased to hold shares or other equity interests in PanAmSat Holdco.

In addition, on July 3, 2006, we incurred substantial debt to finance this acquisition, including $260.0 million principal amount of Floating Rate Senior Notes due 2013, $1.33 billion principal amount of 11 1/4% Senior Notes due 2016 and $750.0 million principal amount of 9 1/4% Senior Notes due 2016, issued by Intelsat Bermuda; $575.0 million in aggregate principal amount of 9% Senior Notes due 2016 issued by Intelsat Corp; and a borrowing by Intelsat Bermuda under a new $600.0 million senior unsecured credit facility (the “Senior Unsecured Bridge Loan”). In connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco also terminated its prior senior secured credit facilities and entered into new senior secured credit facilities under a credit agreement referred to as the Sub Holdco Credit Agreement, and Intelsat Corp amended and restated its existing senior secured credit facilities, under a credit agreement referred to as the Intelsat Corp Amended and Restated Credit Agreement, to change certain of the terms thereunder.

Although the effective date of the PanAmSat Acquisition Transactions was July 3, 2006, due to the immateriality of the results of operations for the period between July 1, 2006 and July 3, 2006, we accounted for the PanAmSat Acquisition Transactions as if they had occurred on July 1, 2006. An allocation of the purchase price and related costs of the PanAmSat Acquisition Transactions was performed using information then available and was based on estimates of fair values of assets acquired and liabilities assumed in connection with the PanAmSat Acquisition Transactions. Determining fair values required us to make significant estimates and assumptions. In order to develop estimates of fair values, we considered the following generally accepted valuation approaches: the cost approach, income approach and market approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends.

In connection with the PanAmSat Acquisition Transactions, we identified various cost-savings initiatives that were implemented in connection with the integration process following the closing of the PanAmSat Acquisition Transactions. These initiatives included workforce reductions and related salaries and benefits savings, insurance cost savings, operating expense reductions due to consolidation of facilities, and cost savings expected to result from the implementation of improved operating processes and conforming policies in both companies to achieve best practices.

Following consummation of the PanAmSat Acquisition Transactions, Intelsat General, a wholly-owned indirect subsidiary of Intelsat Sub Holdco, acquired G2 Satellite Solutions Corporation, a subsidiary of PanAmSat Corporation that conducted the government services business of PanAmSat Corporation, for cash consideration of $73.0 million by means of a merger in which G2 Satellite Solutions Corporation merged into Intelsat General with Intelsat General continuing as the surviving entity (the “Government Business Merger”).

Following the completion of the PanAmSat Acquisition Transactions, substantially all of the employees of Intelsat Global Service Corporation, an indirect subsidiary of Intelsat Bermuda, were transferred to Intelsat Corp on July 3, 2006 pursuant to an employee transfer agreement. In addition, substantially all of the direct and indirect subsidiaries of Intelsat Holdings entered into a master intercompany services agreement pursuant to which these entities provide services to each other. In each case, services are provided on terms that are not materially less favorable to each party than are available on an arm’s length basis and on terms that the relevant boards of directors have determined to be fair.

Upon the completion of the PanAmSat Acquisition Transactions, we renamed PanAmSat Holdco and PanAmSat Corporation as Intelsat Holding Corporation and Intelsat Corporation, respectively.

On May 30, 2006, PanAmSat Holdco commenced a tender offer (the “PanAmSat Tender Offer”) to purchase any and all of its then outstanding $416.0 million aggregate principal amount at maturity ($289.5 million accreted principal amount at March 31, 2006) 10 3/8% Senior Discount Notes due 2014 (the “10 3/8% discount notes”) for cash. Approximately 99.65% of the outstanding 10 3/8% discount notes were repurchased by PanAmSat Holdco upon completion of the PanAmSat Tender Offer on July 3, 2006. The 10 3/8% discount notes not tendered to PanAmSat Holdco in the PanAmSat Tender Offer, or approximately $1.5 million aggregate principal amount, were repurchased by PanAmSat Holdco on August 29, 2006.

Prior to and immediately after the PanAmSat Acquisition Transactions, Intelsat Bermuda extended to PanAmSat Holdco several loans (collectively, the “Intelsat Bermuda Loan”) in an aggregate principal amount at the time of borrowing equal to approximately $1.3 billion, the proceeds of which were used by PanAmSat Holdco to fund a portion of the purchase price of the PanAmSat acquisition and to fund the purchase of the 10 3/8% discount notes tendered in the PanAmSat Tender Offer, plus related fees.

In addition, Intelsat Bermuda created a new direct wholly-owned subsidiary organized in Gibraltar which owns all of the equity of a subsidiary organized in Luxembourg which owns all of the equity of a subsidiary organized in Poland (“Intelsat Poland”), which has registered a branch in Luxembourg (the “Intelsat Poland, Luxembourg Branch”). Following the consummation of the PanAmSat Acquisition Transactions, Intelsat Bermuda effected the contribution of the Intelsat Bermuda Loan to the Intelsat Poland, Luxembourg Branch. On October 30, 2006, Intelsat Bermuda executed a series of transactions which resulted in the shares of PanAmSat Holdco, which were previously held by Intelsat Bermuda, being held by the Intelsat Poland, Luxembourg Branch.

Revenue

Revenue Overview

We earn revenue primarily by providing services over satellite transponder capacity to our customers. Communications satellites, including the satellites in our fleet, have components referred to as transponders that receive communications signals from the ground, convert signal frequency, amplify and then retransmit signals back to earth. The number of transponders on a satellite can be used as a measure of the communications capacity of that satellite.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. The master customer agreements and related service orders under which we sell services specify, among other things, the amount of satellite capacity to be provided, whether service will be preemptible or non-preemptible and the service term. The service term can vary from occasional use service measured in minutes to full-time service periods ranging from one day to as long as 15 years. These agreements offer different service types, including transponder services, managed services, channel, and mobile satellite services or MSS. The following table describes our primary service types:

Service Type	Description
Transponder Services	• Commitments by customers to receive service via, or to utilize capacity on particular designated transponders according to specified technical and commercial terms

Managed Services

•      Hybrid services which combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide managed and monitored broadband, Internet, video and private network services to customers typically marketed under the GlobalConnex or GXS service names

Channel

•      Commitments by customers to purchase an overall amount or level of service, without committing to particular designated transponders for specified terms within the commitment period. Services are offered “off the shelf,” so technical terms are not specially tailored to a given customer. Channel is not considered a core service offering due to changing market requirements and the proliferation of fiber alternatives for point-to-point customer applications

Mobile Satellite Services	• Voice, data and video services provided by third-party commercial mobile satellite services operators for which our government business is a reseller

In addition, we earn revenue for a number of satellite-related consulting and technical services that are related to the lifecycle of satellite operations and related infrastructure, from satellite and launch vehicle procurement through TT&C services and related equipment sales.

According to transmission plans and traffic information supplied by our customers, we believe that our satellite capacity is used by our customers for various applications such as video, data, voice and broadband. We believe that the range of services for which our capacity is used contributes to the relatively high level of stability of our business. See “Business—Our Customer Sectors” for descriptions of these principal customers and services.

We operate our business on a global basis, with almost every populated region of the world contributing to our revenue. The diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions.

Trends Impacting Our Revenue

Our revenue at any given time is partially dependent on the supply of communications capacity available in a geographic region, including capacity from other satellite providers and from competing technologies such as fiber optic cable networks, as well as the level of demand for that capacity. In recent years, we have generated new revenue on our global system from growth in demand for transponder services for use in video applications such as HDTV services and DTH television services, wireless network extensions, satellite-based private data networks and government services. In addition, new revenue has been generated from growth in demand for managed services for applications such as Internet backbone access and corporate broadband networks. There are a number of other factors affecting our revenue, including trends relating to the applications for which our capacity is used and the service types we offer, as well as pricing trends. Our satellite-related services revenue will be affected by the timing, number and type of consulting arrangements under contract. The margins for these services vary depending upon the amount of third-party services or hardware included, and will typically be substantially lower than for our satellite transponder services.

Customer Applications

Our transponder services, managed services, channel, and MSS are used by our customers for three primary customer applications: media applications, network service applications and government applications. In addition, we generate other revenue by selling satellite-related consulting services which support the life cycle of satellite operations, including the design, launch, and monitor and control phases.

Revenue from services used for video applications, primarily transponder services and managed services for occasional video services (“OVS”) has increased in the last two years, primarily due to the impact of the PanAmSat Acquisition Transactions. Excluding the impact of the PanAmSat Acquisition Transactions, services used for video applications have been relatively flat over the last twelve months. This trend is due to flat demand for capacity in North America as certain customers accommodate capacity requirements for new channels by converting their higher bandwidth analog programming to more efficient digital programming. We expect the impact of this trend to diminish by early 2009 as the number of transponders in our network used for analog video services is limited and is declining. Industry trends impacting our services for video applications include increased demand for transponder services by programmers distributing high definition and standard definition programming, international programmers seeking to distribute their programming into other foreign markets, and increased demand for transponder services by DTH television service providers in international markets.

The growth trend in transponder services for network service applications is due to the continued growth of satellite-based private data networks and the use of our satellite capacity to extend the service areas of wireless operators, primarily in developing regions. We believe that managed services, which enjoy strong demand from network service applications such as mobile broadband applications and other Internet related services, will continue to have a positive effect on our revenue over the long-term. Our legacy channel services, which are point-to-point in nature and subject to substitution by fiber services, will continue to decline in future periods, although the rate of decline is expected to diminish. See “Business—Our Business Strategy” for a discussion of our strategies with respect to our network service offerings.

Excluding the impact of the Government Business Merger, services used for government service applications have been growing in the last two years. This trend is due to improved demand for our transponder services from the government sector, including demand for third-party mobile satellite services, which is resold by our government business. We expect that future trends in our government business will be impacted by requirements caused by regional events, which may not have a steady growth trajectory.

Pricing

We believe that the flexibility that we have to help our customers optimize their services and in pricing services in new markets has positively affected our revenue. Although the pricing of our services is fixed for the duration of existing service commitments, we price new and renew existing service commitments competitively to reflect regional demand and other market factors, subject to the contractual restrictions noted in the paragraph below. We believe that this flexibility in pricing our services will positively affect our revenue from certain geographic regions. Over the last three years, we experienced improved pricing trends in many of the regions we serve, as compared to unfavorable pricing trends that impacted our revenue in prior periods. In particular, pricing has improved in Africa, Middle East, and in certain Eastern Europe regions. Less favorable pricing dynamics have existed in Asia due to overcapacity and increasingly in North America due to changing market dynamics and regional economic issues. Going forward, pricing conditions in other regions could be impacted by the global economic downturn and by other operators launching new capacity.

We are subject to contractual restrictions that constrain our ability to price services according to market rates in some limited circumstances. These contractual restrictions include the LCO protection provisions described in “Business—Certain Customer Service Agreements.” LCO protection provisions apply to approximately 1.6% of our backlog as of September 30, 2009. From the date of our privatization through September 30, 2009, we had not been required to reduce prices for our LCO-protected service commitments.

Operating Expenses

Our ongoing operating expenses include direct costs of revenue; selling, general and administrative expenses; and depreciation and amortization. Direct costs of revenue and selling, general and administrative expenses have increased substantially in recent years, primarily as a result of operations acquired in the PanAmSat Acquisition Transactions. In May 2009, we made a series of equity-based awards to our employees, which will increase our operating expenses in future periods. In addition, we have experienced increased expenses for certain direct costs of revenue, marketing and administrative costs to pursue new service offerings, such as our managed services and satellite-related services.

Depreciation and amortization has also increased in recent years. This increase has been due primarily to depreciation expense associated with newly launched satellites, ground facilities associated with providing managed services, and depreciation associated with assets acquired in strategic transactions, as well as increases in fair values as a result of purchase accounting.

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue relate to costs associated with the operation and control of our satellites, our communications network and engineering support and consist principally of salaries and related employment costs, in-orbit insurance, earth station operating costs, third-party capacity and facilities costs. Our direct costs of revenue fluctuate based on the number and type of services offered and under development. Our direct costs of revenue have increased as a result of the operations we acquired in the PanAmSat Acquisition Transactions. Additionally, we have continued to purchase capacity from other satellite providers, for instance, in support of customers’ specific technical requirements, related to some of the services provided by our government business, Intelsat General, as well as higher costs associated with satellite-related services. We expect our direct costs of revenue to increase as we add customers, continue to pursue our managed services and satellite-related services and increase revenues from MSS and other services to our customers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses relate to costs associated with our sales and marketing staff and our administrative staff, which includes legal, finance and human resources. Staff expenses consist primarily of salaries and related employment costs, travel costs and office occupancy costs. Selling, general and administrative expenses also include building maintenance and rent expenses and the provision for uncollectible accounts. Selling, general and administrative expenses increased following the completion of the PanAmSat Acquisition Transactions, primarily driven by the staff acquired and added product management capabilities.

Selling, general and administrative expenses also include fees for professional services and fees payable to the Former Sponsors and related parties and the New Sponsors and related parties in support of the PanAmSat Acquisition Transactions, the New Sponsors Acquisition Transactions and other strategic activities, which have been significant in recent periods due to the high level of transaction activity. Selling, general and administrative expenses fluctuate with the number of customers served and the number and types of services offered. These costs also fluctuate with the number of jurisdictions and markets in which we operate, as well as the number of regional offices we operate. However, fluctuations in these expenses are not always directly proportional to changes in these factors, because our systems have been designed to accommodate some level of growth and because we have implemented a fully integrated operating philosophy and structure in order to capture economies of scale as our business grows.

Excluding expenses related to integration activities and other mergers and acquisition related activities, our selling, general and administrative expenses have decreased as a percentage of revenue since December 31, 2005.

Depreciation and Amortization

Our capital assets consist primarily of our satellites and associated ground network infrastructure. Included in capitalized satellite costs are the costs for satellite construction, satellite launch services, insurance premiums for satellite launch and the in-orbit testing period, the net present value of deferred satellite performance incentives payable to satellite manufacturers, and capitalized interest incurred during the satellite construction period.

Capital assets are depreciated on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from less than one year to 16 years. As a result of the PanAmSat Acquisition Transactions and the New Sponsors Acquisition

Transactions, our depreciation and amortization costs have increased, principally due to depreciation costs we incur on the acquired satellites and the amortization of acquired intangible assets, as well as increases in fair values as a result of purchase accounting.

Impairment Charges

We recorded a non-cash impairment charge of $49.0 million in the third quarter of 2006 related to the write-down of the IS-802 satellite to its fair value after a partial loss of the satellite. We recorded a non-cash impairment charge of $63.6 million during the second quarter of 2008 related to the write-down of the Galaxy 26 satellite to its fair value after a partial loss of the satellite. We recorded $326.8 million in non-cash impairment charges in connection with our 2008 annual impairment assessment of our orbital locations. We also recorded $499.1 million in non-cash impairment charges during the first quarter of 2009 related to a further impairment of our rights to operate at orbital locations. See “—Critical Accounting Policies—Asset Impairment Assessments.”

Backlog

We benefit from strong visibility of our future revenues. Our backlog, which is our expected future revenue under all our customer contracts, but includes only our pro rata share of backlog of our joint venture investments, was approximately $9.5 billion as of September 30, 2009. As of September 30, 2009, the weighted average remaining customer contract life was approximately 4.7 years. We currently expect to deliver services associated with approximately $1.9 billion, or approximately 20%, of our September 30, 2009 backlog during the twelve months ending December 31, 2010. Based on our backlog at September 30, 2009, we expect to recognize at least $103.2 million in channel applications revenue during the twelve months ended December 31, 2010. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. As of September 30, 2009, 94% of our total backlog related to contracts that either were non-cancellable or had substantial termination fees. In certain cases of breach for non-payment or customer bankruptcy, we may not be able to recover the full value of certain contracts or termination fees. Our expected future revenue under contractual backlog as of September 30, 2009 was as follows:

Period	(in millions)
2009	$576.0
2010	1,917.9
2011	1,418.6
2012	1,078.0
2013	901.0
2014 and thereafter	3,574.8

Total	$9,466.3

Our backlog by service type as of September 30, 2009 was as follows:

Service Type	Amount	Percent
	(in millions, except percentages)
Transponder services	$8,150.7	86%
Managed services	421.7	4
Mobile satellite services and other	447.4	5
Channel	446.5	5

Total	$9,466.3	100%

We believe this backlog and the resulting predictable cash flows in the FSS sector reduce the volatility of our net cash provided by operating activities more than would be typical for a company outside our industry.

Results of Operations

Three Months Ended September 30, 2008, Combined Nine Months Ended September 30, 2008 and the Three and Nine Months Ended September 30, 2009

As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined nine months ended September 30, 2008 have been separately presented for the “predecessor entity” for the period January 1, 2008 to January 31, 2008 and for the “successor entity” for the period February 1, 2008 to September 30, 2008. As such, the reported results of operations for the combined nine months ended September 30, 2008 are not necessarily comparable to the nine months ended September 30, 2009, primarily due to higher interest expense resulting from the acquisition financing and higher depreciation and amortization costs principally due to the fair value adjustments to long-lived assets in connection with the New Sponsors Acquisition. The historical results are not necessarily indicative of results to be expected for any future period.

The following table sets forth our comparative statements of operations for the periods shown with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented:

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009	Increase (Decrease)	Percentage Change
	(in thousands, except percentages)
Revenue	$598,512	$617,888	$19,376	3%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	92,954	86,772	(6,182)	(7)
Selling, general and administrative	51,271	56,339	5,068	10
Depreciation and amortization	217,285	199,991	(17,294)	(8)
Losses on derivative financial instruments	36,608	38,820	2,212	6

Total operating expenses	398,118	381,922	(16,196)	(4)

Income from operations	200,394	235,966	35,572	18
Interest expense, net	368,339	337,504	(30,835)	(8)
Loss on early extinguishment of debt	—	(103)	(103)	NM
Other income (expense), net	(11,330)	3,381	14,711	NM

Loss before income taxes	(179,275)	(98,260)	81,015	(45)
Provision for (benefit from) income taxes	16	(3,476)	(3,492)	NM

Net loss	(179,291)	(94,784)	84,507	(47)
Net loss attributable to noncontrolling interest	—	508	508	NM

Net loss attributable to Intelsat, Ltd.	$(179,291)	$(94,276)	$85,015	(47)%

For comparative purposes, we combined the periods January 1, 2008 to January 31, 2008 and February 1, 2008 to September 30, 2008 in our discussion below, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our Management’s Discussion and Analysis of Financial Condition and Results of Operations. We believe this combination of results for the predecessor entity and successor entity periods facilitates an investor’s understanding of our results of operations for the nine months ended September 30, 2009 compared to the combined nine months ended September 30, 2008. This combination is not a measure in accordance with U.S. GAAP and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

	Predecessor Entity	Successor Entity	Combined
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2008
	(in thousands)
Revenue	$190,261	$1,565,851	$1,756,112
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	229,685	255,368
Selling, general and administrative	18,485	132,010	150,495
Depreciation and amortization	64,157	578,523	642,680
Transaction costs	313,102	—	313,102
Impairment of asset value	—	63,644	63,644
(Gains) losses on derivative financial instruments	11,431	(31,251)	(19,820)

Total operating expenses	432,858	972,611	1,405,469

Income (loss) from operations	(242,597)	593,240	350,643
Interest expense, net	80,275	929,687	1,009,962
Other income (expense), net	535	(5,947)	(5,412)

Loss before income taxes	(322,337)	(342,394)	(664,731)
Provision for (benefit from) income taxes	(10,476)	19,684	9,208

Net loss	$(311,861)	$(362,078)	$(673,939)

The following table sets forth our comparative statements of operations with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”), between the periods presented:

	Combined	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2009 Compared to Combined Nine Months Ended September 30, 2008
	Nine Months Ended September 30, 2008
			Increase (Decrease)	Percentage Change
	(in thousands, except percentages)
Revenue	$1,756,112	$1,892,219	$136,107	8%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	255,368	297,576	42,208	17
Selling, general and administrative	150,495	172,975	22,480	15
Depreciation and amortization	642,680	611,079	(31,601)	(5)
Transaction costs	313,102	—	(313,102)	NM
Impairment of asset value	63,644	499,100	435,456	NM
Gains on derivative financial instruments	(19,820)	(5,303)	14,517	(73)

Total operating expenses	1,405,469	1,575,427	169,958	12

Income from operations	350,643	316,792	(33,851)	(10)
Interest expense, net	1,009,962	1,027,837	17,875	2
Loss on early extinguishment of debt	—	(14,979)	(14,979)	NM
Other income (expense), net	(5,412)	9,579	14,991	NM

Loss before income taxes	(664,731)	(716,445)	(51,714)	8
Provision for (benefit from) income taxes	9,208	(31,327)	(40,535)	NM

Net loss	(673,939)	(685,118)	(11,179)	2%
Net loss attributable to noncontrolling interest	—	456	456	NM

Net loss attributable to Intelsat, Ltd.	$(673,939)	$(684,662)	$(10,723)	2%

Income from Operations

Our income from operations increased by $35.6 million, or 18%, to $236.0 million for the three months ended September 30, 2009 as compared to $200.4 million for the three months ended September 30, 2008. Our financial results were affected by certain material pre-tax items as discussed below:

•

a $2.2 million increase in losses on our derivative financial instruments in the third quarter of 2009. The $38.8 million of losses on derivative financial instruments for the three months ended September 30, 2009 included a $16.8 million decrease in the fair value of our swap instruments as a result of marking-to-market, $25.0 million in cash settlements for interest, representing the difference between the amount of floating rate interest received and the amount of fixed interest paid on our swap instruments; partially offset by a $3.0 million increase in the fair value of our put option embedded derivative related to the notes issued in February 2009 by Intelsat Sub Holdco; and

•	$3.0 million of costs related to the adoption of the 2008 Share Plan and equity grants to employees recorded in the third quarter of 2009.

Our income from operations decreased by $33.9 million, or 10%, to $316.8 million for the nine months ended September 30, 2009 as compared to $350.6 million for the combined nine months ended September 30, 2008. Our financial results were affected by certain material pre-tax items as discussed below:

•

a $499.1 million non-cash impairment charge recorded in the first quarter of 2009 related to the impairment of our rights to operate at orbital locations resulting from an increase in the discount rate used in our valuation process; and

•	$24.0 million of costs related to the adoption of the 2008 Share Plan and equity grants to employees; partially offset by

•

$313.1 million in transaction costs incurred during the combined nine months ended September 30, 2008 upon consummation of the New Sponsors Acquisition, with no similar costs incurred during the nine months ended September 30, 2009.

Revenue

The following table sets forth our comparative revenue by service type for the periods shown, with the increase (decrease) and percentage changes:

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Increase (Decrease)	Percentage Change
	(in thousands, except percentages)
Transponder services	$453,593	$479,311	$25,718	6%
Managed services	74,047	77,901	3,854	5
Channel	36,233	33,092	(3,141)	(9)
Mobile satellite services and other	34,639	27,584	(7,055)	(20)

Total	$598,512	$617,888	$19,376	3%

Revenue for the three months ended September 30, 2009 increased by $19.4 million, or 3%, as compared to the three months ended September 30, 2008. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall increase in revenue. Growth in transponder services and managed services was lower than in recent periods due to decreased availability of high demand capacity in inventory as reflected in an increased fill factor on our fleet and also to delays in the launch of IS-14. Many regions reported revenue increases, with the Latin America and Caribbean region showing the strongest gains. By service type, our revenue increased or decreased due to the following:

•

Transponder services—an aggregate increase of $25.7 million, due primarily to a $19.4 million increase in revenue from network services customers, resulting from new business and strong renewals, primarily in the Latin American and Caribbean, the Europe and the Africa and Middle East regions, and a $13.1 million increase in revenues resulting from new services and strong renewals sold primarily to North American customers of our Intelsat General business, a portion of which was related to capacity resold from third parties, partially offset by a $6.8 million decline in revenues from media customers, primarily in the Africa and Middle East region, due to the conclusion of a contract in 2008, and in Latin America.

•

Managed services—an aggregate increase of $3.9 million, due primarily to a $4.5 million increase in revenue from network services customers, resulting from new business and service expansion in trunking and private line solutions and GXS broadband solutions primarily in the Africa and Middle East region, partially offset by a decline in revenue from media customers resulting from reduced occasional use video services due to fewer events in the third quarter of 2009 as compared to the same period in 2008.

•

Channel—a decrease of $3.1 million related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

•

Mobile satellite services and other—an aggregate decrease of $7.1 million, primarily due to a $4.7 million decrease in revenue resulting from decreased sales of professional and technical services performed for satellite operators and other customers of our satellite-related services business, as well as $2.3 million in decreased revenue from third-party usage-based mobile services for customers of our Intelsat General business.

The following table sets forth our comparative revenue by service type for the periods shown, with the increase (decrease) and percentage changes:

	Predecessor Entity	Successor Entity	Combined	Successor Entity	Increase (Decrease)	Percentage Change
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
	(in thousands, except percentages)
Transponder services	$146,344	$1,190,259	$1,336,603	$1,426,620	$90,017	7%
Managed services	23,847	199,165	223,012	237,002	13,990	6
Channel	12,525	97,151	109,676	101,354	(8,322)	(8)
Mobile satellite services and other	7,545	79,276	86,821	127,243	40,422	47

Total	$190,261	$1,565,851	$1,756,112	$1,892,219	$136,107	8%

Revenue for the nine months ended September 30, 2009 increased by $136.1 million, or 8%, as compared to the combined nine months ended September 30, 2008. Reflected in the period was revenue of $44.2 million earned from the re-sale of launch vehicles and related services, a business which we do not currently intend to pursue in the future. All regions reported revenue increases, with the North America and the Latin America and Caribbean regions showing the strongest gains. By service type, our revenue increased or decreased due to the following:

•

Transponder services—an aggregate increase of $90.0 million, due primarily to a $66.4 million increase in revenue from network services customers, resulting from new business and strong renewals in the Latin America and Caribbean, the Europe and the Africa and Middle East regions, and a $42.7 million increase in revenues from customers of our Intelsat General business, resulting from new business, service expansions and strong renewals primarily in the North America region, a portion of which was related to capacity resold from third parties. These increases were partially offset by a $19.1 million decline in revenue from media customers primarily due to the conclusion of a contract in the Africa and Middle East region in 2008 and a decline in the Latin America and Caribbean regions.

•

Managed services—an aggregate increase of $14.0 million, due primarily to an increase in revenue from network services customers, resulting from new business and service expansions in trunking and private line solutions and GXS broadband solutions primarily in the Africa and Middle East region.

•	Channel— a decrease of $8.3 million related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables mentioned above.

•

Mobile satellite services and other—an aggregate increase of $40.4 million, primarily due to increased revenues from professional and technical services performed for satellite operators and other customers of our satellite-related services business, including $36.4 million in increased revenue from the completion of the re-sale of two launch vehicles during the nine months ended September 30, 2009, and increased revenue from third-party in usage-based mobile services and sales of customer premises equipment primarily for customers of our Intelsat General business.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue decreased by $6.2 million, or 7%, to $86.8 million for the three months ended September 30, 2009 as compared to the three months ended September 30, 2008. The increase was primarily due to the following:

•	a decrease of $5.1 million related to launch vehicle re-sale costs incurred in the third quarter of 2008 for launch sales completed in the first half of 2009; and

•	a decrease of $2.2 million in staff expenses; partially offset by

•	an increase of $1.4 million primarily for purchases of third party satellite capacity for increased services sold to customers of our Intelsat General business.

Direct costs of revenue increased by $42.2 million, or 17%, to $297.6 million for the nine months ended September 30, 2009 as compared to the combined nine months ended September 30, 2008. The increase was primarily due to the following:

•	an increase of $23.0 million related to the re-sale of two launch vehicles by our satellite-related services business during the first half of 2009;

•	an increase of $15.4 million primarily for purchases of fixed and mobile third party capacity for increased services sold to customers of our Intelsat General business; and

•	an increase of $2.4 million in staff expenses.

Selling, General and Administrative

Selling, general and administrative expenses increased by $5.1 million, or 10%, to $56.3 million for the three months ended September 30, 2009 as compared to the three months ended September 30, 2008. The increase was primarily due to an increase of $8.1 million due to bad debt expense incurred in the three months ended September 30, 2009 as compared to a credit in the prior year period, partially offset by a decrease of $2.6 million in professional fees resulting from expenses incurred in the third quarter of 2008 to support refinancing activities as a result of the New Sponsors Acquisition.

Selling, general and administrative expenses increased by $22.5 million, or 15%, to $173.0 million for the nine months ended September 30, 2009 as compared to the combined nine months ended September 30, 2008. The increase was primarily due to an increase of $16.6 million in staff expenses, which included costs related to the adoption of the 2008 Share Plan and equity grants to employees, and an increase of $11.0 million due to bad debt expense incurred in the nine months ended September 30, 2009 as compared to the prior year period;

partially offset by a $3.5 million decrease in professional fees resulting from expenses incurred in the third quarter of 2008 to support refinancing activities as a result of the New Sponsors Acquisition.

Depreciation and Amortization

Depreciation and amortization expense decreased by $17.3 million, or 8%, to $200.0 million for the three months ended September 30, 2009 as compared to the three months ended September 30, 2008. The decrease was primarily due to the following:

•	a net decrease of $16.9 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated, and changes in certain satellites’ estimated useful lives; and

•	a decrease of $6.3 million in amortization expense due to changes in the expected pattern of consumption of amortizable intangible assets; partially offset by

•	an increase of $5.8 million in depreciation expense resulting from the impact of satellites placed into service during the last quarter of 2008 and the third quarter of 2009.

Depreciation and amortization expense decreased by $31.6 million, or 5%, to $611.1 million for the nine months ended September 30, 2009 as compared to the combined nine months ended September 30, 2008. The decrease was primarily due to the following:

•

a net decrease of $44.9 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated, the impairment of Galaxy 26 and changes in certain satellites’ estimated useful lives; and

•	a decrease of $12.0 million in amortization expense primarily due to the expected pattern of consumption of amortizable intangible assets; partially offset by

•	an increase of $22.8 million in depreciation expense resulting from the impact of satellites placed into service during the second half of 2008 and the third quarter of 2009; and

•	an increase of $2.5 million in depreciation expense attributable to the write-up of our depreciable assets to fair value upon the closing of the New Sponsors Acquisition.

Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. We also held interest rate swaps with an aggregate notional amount of $3.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net increased by $30.8 million, or 8%, to $337.5 million for the three months ended September 30, 2009, as compared to $368.3 million for the three months ended September 30, 2008. The increase in interest expense was principally due to the following:

•	a decrease of $23.9 million due to lower interest rates on our variable rate debt in 2009 as compared to the third quarter of 2008; and

•	a decrease of $2.2 million due to higher interest expenses related to the amortization of discounts resulting from the adjustments to fair value of our debt in purchase accounting in connection with the New Sponsors Acquisition and the impact of our change of control offers and refinancings in connection with the New Sponsors Acquisition.

The non-cash portion of total interest expense, net was $109.6 million for the three months ended September 30, 2009 and included $78.3 million of payment-in-kind (“PIK”) interest expense. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust our debt to fair value in connection with the New Sponsors Acquisition.

Interest expense, net increased by $17.9 million, or 2%, to $1,027.8 million for the nine months ended September 30, 2009, as compared to $1,009.9 million for the combined nine months ended September 30, 2008. The increase in interest expense was principally due to the following:

•

an increase of $69.1 million due to the incurrence or assumption of approximately $3.7 billion of net additional indebtedness and the refinancing of portions of our debt at higher interest rates in connection with the New Sponsors Acquisition and the higher principal outstanding on our 2017 PIK notes;

•

an increase of $2.2 million due to a higher principal amount of debt and higher interest rates resulting from the repurchase or repayment of certain notes and loans in connection with our change of control offers that were completed in the second and third quarters of 2008; and

•	an increase of $4.9 million related to the 2009 Sub Holdco Notes Offering; partially offset by

•	a decrease of $58.0 million due to lower interest rates on our variable rate debt in 2009 as compared to 2008.

The non-cash portion of total interest expense, net was $320.2 million for the nine months ended September 30, 2009 and included $227.0 million of PIK interest expense. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust our debt to fair value in connection with the New Sponsors Acquisition.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt was recognized in connection with Intelsat Sub Holdco’s purchase of $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to the Tender Offer. The loss was primarily driven by the difference between the carrying value of the notes purchased and the cash paid for the purchase, as a result of the higher unamortized discount recorded in connection with the New Sponsors Acquisition, when our pre-acquisition long-term debt was adjusted to fair value as of the effective date of the transaction.

Other Income, Net

Other income, net was $3.4 million for the three months ended September 30, 2009 as compared to $11.3 million other expense, net for the three months ended September 30, 2008.

The increase of $14.7 million was primarily related to $17.6 million in equity method and impairment losses in 2008 from our investment in the satellite-based broadband service provider, WildBlue Communications, Inc. (“WildBlue”), and a $1.8 million increase in exchange rate gains, primarily due to the U.S. dollar strengthening against the Brazilian real, which impacts our service contracts with our Brazilian customers. Partially offsetting these increases were a $4.0 million decrease in miscellaneous income due to income in 2008 resulting from a reduction in the amounts we were required to pay under a customer contract as a result of an amendment and a $0.6 million realized loss on our available-for-sale investments in 2009.

Other income, net was $9.6 million for the nine months ended September 30, 2009 as compared to $5.4 million other expense, net for the combined nine months ended September 30, 2008. The increase of $15.0 million was primarily related to $17.6 million in equity method and impairment losses from WildBlue, and a $2.8 million increase in exchange rate gains, primarily due to the U.S. dollar strengthening against the Brazilian real. Partially offsetting these increases were a $3.7 million decrease in miscellaneous income due to income in 2008 resulting from a reduction in the amounts we were required to pay under a customer contract as a result of an amendment and a $1.9 million decrease related to a realized gain on our available-for-sale investments in 2008 compared to a realized loss in 2009.

Provision for (Benefit from) Income Taxes

Our provision for income taxes was $3.5 million for the three months ended September 30, 2009 compared to a provision for income taxes of $16 thousand for the three months ended September 30, 2008. The difference was principally due to a higher pre-tax income in certain taxable jurisdictions, offset by the recognition of a deferred tax asset of $9.5 million, representing the outside basis difference that is expected to reverse upon the completion of the sale of WildBlue to Viasat Inc., and the expiration of statutes of limitations on certain unrecognized tax benefits during the three months ended September 30, 2009.

Our benefit from income taxes was $31.3 million for the nine months ended September 30, 2009 compared to a provision for income taxes of $9.2 million for the combined nine months ended September 30, 2008. The difference was principally due to a higher pre-tax book loss in certain taxable jurisdictions, primarily related to orbital slot impairment changes in the United States, during the nine months ended September 30, 2009.

EBITDA

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Intelsat, Ltd., determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net loss attributable to Intelsat, Ltd. to EBITDA for the periods shown is as follows:

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009	Combined	Successor Entity
			Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
	(in thousands)
Net loss attributable to Intelsat, Ltd.	$(179,291)	$(94,276)	$(673,939)	$(684,662)
Add:
Interest expense, net	368,339	337,504	1,009,962	1,027,837
Loss on early extinguishment of debt	—	103	—	14,979
Provision for (benefit from) income taxes	16	(3,476)	9,208	(31,327)
Depreciation and amortization	217,285	199,991	642,680	611,079

EBITDA	$406,349	$439,846	$987,911	$937,906

Years Ended December 31, 2007 and 2008

As a result of the consummation of the New Sponsors Acquisition, the financial results for 2008 have been separately presented for the “Predecessor Entity” for the period January 1, 2008 to January 31, 2008 and for the “Successor Entity” for the period February 1, 2008 to December 31, 2008. As a result of the New Sponsors Acquisition, the reported results of operations for the years ended December 31, 2007 and 2008 are not necessarily comparable. The primary differences include higher interest expense resulting from the acquisition financing and higher depreciation and amortization cost principally due to the fair value adjustments to long-lived assets in connection with the New Sponsors Acquisition Transactions. The historical results are not necessarily indicative of results to be expected for any future period.

For comparative purposes, we combined the periods January 1, 2008 through December 31, 2008 in our discussion below, as we believe this combination is useful to provide the reader a year-over-year comparison for purposes of understanding our Management’s Discussion and Analysis of Financial Condition and Results of Operations. This combination of results for the Predecessor Entity and Successor Entity periods facilitates an investor’s understanding of our results of operations for 2007 compared to the combined year ended December 31, 2008. However, this combination is not a U.S. GAAP measure and should not be used in isolation or substituted for the separate Predecessor Entity and Successor Entity results.

	Predecessor Entity	Successor Entity	Combined
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008
	(in thousands)
Revenue	$190,261	$2,174,640	$2,364,901
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	337,466	363,149
Selling, general and administrative	18,485	182,957	201,442
Depreciation and amortization	64,157	795,663	859,820
Restructuring and transaction costs	313,102	1,926	315,028
Impairment of asset value	—	390,444	390,444
Loss on undesignated interest rate swaps	11,431	155,305	166,736

Total operating expenses	432,858	1,863,761	2,296,619

Income (loss) from operations	(242,597)	310,879	68,282
Interest expense, net	80,275	1,294,882	1,375,157
Other income (expense), net	535	(11,864)	(11,329)

Loss before income taxes	(322,337)	(995,867)	(1,318,204)
Benefit from income taxes	(10,476)	(109,561)	(120,037)

Net loss	$(311,861)	$(886,306)	$(1,198,167)

The following table sets forth our comparative statements of operations for the year ended December 31, 2007 and for the combined year ended December 31, 2008, with the increase (decrease) and percentage changes, except those deemed not meaningful, between the periods presented:

		Combined	Combined Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
	Year Ended December 31, 2007	Year Ended December 31, 2008	Increase (Decrease)	Percentage Change
	(in thousands, except percentages)
Revenue	$2,183,079	$2,364,901	$181,822	8%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	323,557	363,149	39,592	12
Selling, general and administrative	238,490	201,442	(37,048)	(16)
Depreciation and amortization	784,120	859,820	75,700	10
Restructuring and transaction costs	9,258	315,028	305,770	NM
Impairment of asset value	—	390,444	390,444	NM
Loss on undesignated interest rate swaps	11,699	166,736	155,037	NM

Total operating expenses	1,367,124	2,296,619	929,495	68

Income from operations	815,955	68,282	(747,673)	(92)
Interest expense, net	992,750	1,375,157	382,407	39
Other expense, net	(137)	(11,329)	(11,192)	NM

Loss before income taxes	(176,932)	(1,318,204)	(1,141,272)	NM
Provision for (benefit from) income taxes	14,957	(120,037)	(134,994)	NM

Net loss	$(191,889)	$(1,198,167)	$(1,006,278)	NM %

Income from Operations

Our income from operations decreased by $747.7 million, or 92%, for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. The year-over-year comparisons of our financial results are affected by material pre-tax charges as discussed below:

•

a $390.4 million non-cash impairment charge in 2008, of which $326.8 million was related to the impairment of our orbital locations as a result of our annual impairment analysis of non-amortizable intangible assets and $63.6 million was related to our Galaxy 26 satellite, which experienced a sudden and unexpected electrical distribution anomaly (see—Critical Accounting Policies—Asset Impairment Assessments);

•

a $305.8 million increase in restructuring and transaction costs primarily associated with the New Sponsors Acquisition Transactions, which in 2008 primarily consisted of $197.2 million related to the sale or cancellation of restricted shares and SCAs, a transaction fee of $60.0 million paid to entities affiliated or associated with the New Sponsors under the 2008 MFA and $55.3 million in seller professional fees; and

•	a $155.0 million decrease in the value of undesignated interest rate swaps as a result of changes in interest rates.

Revenue

The following table sets forth our comparative revenue by service type for the year ended December 31, 2007 (Predecessor Entity), the period January 1, 2008 to January 31, 2008 (Predecessor Entity), the period February 1, 2008 to December 31, 2008 (Successor Entity) and the combined year ended December 31, 2008, with the increase (decrease) and percentage changes between the year ended December 31, 2007 and the combined year ended December 31, 2008 presented:

	Predecessor Entity		Successor Entity	Combined
	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008	Increase (Decrease)	Percentage Change
	(in thousands, except percentages)
Transponder services	$1,654,321	$146,344	$1,648,899	$1,795,243	$140,922	9%
Managed services	264,038	23,847	278,725	302,572	38,534	15
Channel	163,488	12,525	132,168	144,693	(18,795)	(11)
Mobile satellite services and other	101,232	7,545	114,848	122,393	21,161	21

Total	$2,183,079	$190,261	$2,174,640	$2,364,901	$181,822	8%

Revenue for the combined year ended December 31, 2008 increased by $181.8 million, or 8%, as compared to the year ended December 31, 2007. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall favorable trends. All regions reported revenue increases, with the Europe, the Africa and Middle East, and the North America regions showing the strongest gains. By service type, our revenue increased or decreased due to the following:

•	Transponder services—an aggregate increase of $140.9 million, due primarily to a $114.0 million increase in revenues from network services customers, which resulted from new capacity services and strong renewals in the Africa and Middle East and the Europe regions, and a $32.5 million increase in revenues from our government business customers resulting from new services and strong renewals in North America, offset partially by a decline in revenues from media customers, primarily in North America.

•

Managed services—an aggregate increase of $38.5 million, due primarily to a $23.1 million increase in revenue from network services customers, resulting from new business and service expansion in trunking and private line solutions and GXS broadband solutions in the Africa and Middle East, the North America and the Europe regions, an $11.7 million increase in revenues from managed video solutions for media customers primarily in the Europe and the Latin America and Carribean regions, and an increase of $3.7 million in revenues from managed services for our government business customers.

•

Channel—a decrease of $18.8 million related to continued declines from the migration of point-to point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

•

Mobile satellite services and other—an aggregate increase of $21.2 million primarily due to a $3.5 million increase in satellite-related services sold mainly to customers in North America, a $10.5 million increase in usage based mobile services for our government business customers and a $7.2 million increase in professional services, including provision of customer premises equipment for our government business customers.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue increased by $39.6 million, or 12%, to $363.1 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. The increase was primarily due to:

•	a $27.1 million increase in cost of sales, fiber and third-party satellite capacity costs related to increased revenues;

•	a $10.5 million increase in cost of sales to support our satellite services program management; and

•	a $6.1 million increase in office and occupancy expense primarily due to building modification and maintenance programs; partially offset by

•	a $5.4 million decrease in other expenses primarily due to lower satellite-related insurance costs during the combined year ended December 31, 2008.

Selling, General and Administrative

Selling, general and administrative expenses decreased by $37.0 million, or 16%, to $201.4 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. The decrease was primarily due to:

•	a $17.4 million decrease in bad debt expense due to improvements in the timing and amount of account collections, as well as the collection of certain accounts that had been reserved for;

•

a $12.3 million decrease in professional fees in the combined year ended December 31, 2008 due to heightened expenses incurred during the year ended December 31, 2007 to support our integration activities and other merger and acquisition activities; and

•	an $11.5 million decrease in staff expenses due to the departure of certain executive level staff and other staff reductions during the combined year ended December 31, 2008.

Depreciation and Amortization

Depreciation and amortization expense increased by $75.7 million, or 10%, to $859.8 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. This increase was primarily due to:

•

an increase of $89.7 million in depreciation and amortization expense primarily attributable to the write-up of our depreciable satellites and amortizable assets to fair value upon the closing of the New Sponsors Acquisition; and

•

an increase of $24.0 million in depreciation expense resulting from the full year impact of satellites placed into service during 2007 and the impact of satellites placed into service in 2008, primarily our Galaxy 17, IS-11, Galaxy 18 and Galaxy 19 satellites; partially offset by

•	a decrease of $33.6 million in depreciation expense due to certain satellites becoming fully depreciated in 2008.

Interest Expense, Net

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned during the year. Interest expense, net increased by $382.4 million, or 39%, to $1.4 billion for the combined year ended December 31, 2008. The increase in interest expense was principally due to the following:

•	an increase of $424.6 million due to the incurrence of approximately $3.7 billion of net additional indebtedness in connection with the New Sponsors Acquisition; and

•

an increase of $35.3 million related to the amortization of discounts resulting from the adjustments to fair value of our debt in purchase accounting in connection with the New Sponsors Acquisition and the higher principal and interest resulting from the change of control refinancings; partially offset by

•	a decrease of $44.3 million due to lower interest rates on our variable rate debt in 2008 as compared to 2007; and

•	a decrease of $38.1 million due to write-offs of debt issuance costs and premiums paid in 2007 in connection with the 2007 Refinancings.

The non-cash portion of total interest expense, net was $412.7 million for the combined year ended December 31, 2008 and included $210.5 million of paid-in-kind interest expense and $75.0 million of additional interest accrued to account for the escalation of the applicable interest rate margins under the effective interest method. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust our debt to fair value in connection with the New Sponsors Acquisition.

Other Income (Expense), Net

Other expense, net was $11.3 million for the combined year ended December 31, 2008 as compared to $0.1 million for the year ended December 31, 2007. This $11.2 million increase was primarily related to an increase of $10.2 million in equity method and impairment losses from our investment in the satellite-based broadband services provider, WildBlue Communications, Inc. (“WildBlue”), including the recognition of $13.0 million of previously suspended losses (see Note 8—Investments to our consolidated financial statements for further discussion), and a $6.6 million increase in exchange rate losses, primarily due to the dollar strengthening against the Brazilian real, which impacts our service contracts with our Brazilian customers. These increases were partially offset by an increase of $3.9 million in miscellaneous income, including income resulting from a reduction in the amounts we were required to pay under a contractual obligation as a result of a recent amendment, $0.6 million in realized gains on our available-for-sale investments, and a $0.7 million increase in rental income.

Provision for (Benefit from) Income Taxes

Our provision for income taxes decreased by $135.0 million to a benefit of $120.0 million for the combined year ended December 31, 2008 as compared to a provision of $15.0 million for the combined year ended December 31, 2007. The decrease in expense was principally due to lower earnings in our historical subsidiaries subject to U.S. and U.K. tax as compared to the prior year period. As Bermuda does not currently impose an income tax, our statutory tax rate was zero. The difference between tax expense reported in our consolidated statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes, as well as withholding taxes on revenue earned in many of our foreign markets. See Note 12—Income Taxes in our consolidated financial statements for additional discussion of our provision for income taxes.

Years Ended December 31, 2006 and 2007

The following table sets forth our comparative statements of operations for the years ended December 31, 2006 and 2007, with the increase (decrease) and percentage changes between the periods presented:

	Year Ended December 31,		Increase (Decrease)	Percentage Change
	2006	2007
	(in thousands, except percentages)
Revenue	$1,662,666	$2,183,079	$520,413	31%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	274,280	323,557	49,277	18
Selling, general and administrative	198,189	238,490	40,301	20
Depreciation and amortization	701,517	784,120	82,603	12
Restructuring and transaction costs	26,452	9,258	(17,194)	(65)
Impairment of asset value	48,974	—	(48,974)	(100)
Loss on undesignated interest rate swaps	11,731	11,699	(32)	(0)

Total operating expenses	1,261,143	1,367,124	105,981	8

Income from operations	401,523	815,955	414,432	103
Interest expense, net	724,141	992,750	268,609	37
Other expense, net	(27,246)	(137)	27,109	(99)

Loss before income taxes	(349,864)	(176,932)	172,932	49
Provision for income taxes	18,850	14,957	(3,893)	(21)

Net loss	$(368,714)	$(191,889)	$176,825	48%

Income from Operations

Our income from operations increased by $414.4 million, or 103%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was due primarily to the inclusion of a full year of operating results from the acquired operations of PanAmSat, which was acquired by us on July 3, 2006, as compared to only six months of results included in our operations for 2006. Our income from operations was also affected by the following:

•

During 2006, we recorded $49.0 million in non-cash impairment charges due to the anomaly experienced by our IS-802 satellite. There were no similar impairments recorded during the year ended December 31, 2007; and

•

During 2006, we recorded $26.5 million in restructuring costs in connection with the PanAmSat Acquisition Transactions. The restructuring costs related primarily to severance and retention costs (as discussed below). Similar costs recorded in 2007 were $9.3 million.

Revenue

The following table sets forth our comparative revenue by service type for the years ended December 31, 2006 and 2007 with the increase (decrease) and percentage changes between the periods presented:

	Year Ended December 31,		Increase (Decrease)	Percentage Change
	2006	2007
	(in thousands, except percentages)
Transponder services	$1,210,589	$1,654,321	$443,732	37%
Managed services	173,377	264,038	90,661	52
Channel	204,140	163,488	(40,652)	(20)
Mobile satellite services and other	74,560	101,232	26,672	36

Total	$1,662,666	$2,183,079	$520,413	31%

Revenue for the year ended December 31, 2007 increased by $520.4 million as compared to the year ended December 31, 2006, primarily due to the inclusion of a full twelve months of revenue during 2007 for the acquired PanAmSat operations, including G2 Satellite Solutions. Excluding the impact of the acquired PanAmSat operations, our revenue increased by $81.7 million primarily due to the following:

•

Transponder services—an increase of $69.4 million due primarily to increased demand, new and renewed services and improved prices in Europe, Africa and North America, excluding one-time contract termination fees received during the year ended December 31, 2006 of $11.8 million, with no similar amounts recorded in 2007.

•

Managed services—an increase of $40.0 million primarily due to growth from network services under international trunking, international private line services and network broadband services; an increase of approximately $10.2 million from higher demand for broadband services by customers of our government business and an increase of $9.2 million due primarily to a reclassification of the revenues generated from certain multiplexed services from transponder services to managed services.

•

Channel—a decrease of $40.7 million due in part to one-time termination fees received during the year ended December 31, 2006 of $20.6 million and in part to continued declines year over year from the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

•	Mobile satellite services and other—an increase of $5.0 million due to increased use of mobile satellite services by customers of our government business.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue increased by $49.3 million, or 18%, to $323.6 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was primarily due to:

•

an increase of $7.7 million in staff-related expenses, primarily due to an additional six months of expenses related to the acquired operations of PanAmSat, net of lower staffing costs as a result of integration activities;

•

an increase of $6.7 million in office and occupancy costs, including higher expenses associated with the centralization of our customer service center in Georgia and the increased number of teleports related to the acquired operations of PanAmSat;

•

an increase of $14.4 million in earth station expenses due to an additional six months of expenses related to the additional teleports acquired with PanAmSat, as well as expenses primarily incurred to build-out and improve connectivity between our various teleports and group locations within North America;

•

an increase of $8.0 million in cost of sales primarily due to the purchase of capacity from other satellite providers to support services sold by our government business, including the acquired operations of G2 Satellite Solutions, partially offset by lower sales of customer premise equipment; and

•	an increase of $6.5 million in satellite construction program management costs in connection with our satellite-related services customers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $40.3 million, or 20%, to $238.5 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase was primarily due to:

•

an increase of $9.4 million in staff-related expenses, primarily due to an additional six months of expenses related to the acquired operations of PanAmSat, net of lower staffing costs as a result of integration activities;

•

an increase of $9.3 million related to expenses incurred to support our integration activities and other merger and acquisition activities, including expenses incurred during the year ended December 31, 2007 relating to the New Sponsors Acquisition Transactions;

•	an increase of $8.8 million of higher bad debt expense due to non-payment by certain customers and an additional six months of expenses related to the acquired operations of PanAmSat;

•

an increase of $6.2 million primarily related to higher monitoring fees to our Former Sponsors due to the inclusion of a full year of operating results from PanAmSat as compared to only six months included during the year ended December 31, 2006; and

•	other increases related to the acquisition of the PanAmSat operations, including higher real property taxes.

Depreciation and Amortization

Depreciation and amortization expense increased by $82.6 million, or approximately 12%, to $784.1 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. This increase was primarily due to:

•	an increase of $107.6 million in depreciation expense from the addition of PanAmSat’s satellites to our fleet;

•	an increase of $28.0 million in amortization expense from customer relationships and backlog related to the PanAmSat Acquisition Transactions; and

•	an increase of $7.9 million in depreciation expense resulting from the placement of Galaxy 17 and Intelsat 11 into service during 2007; partially offset by

•	a decrease of $63.3 million due to six satellites becoming fully depreciated in 2006 and 2007.

Interest Expense, Net

Interest expense, net increased by $268.6 million, or 37%, to $992.8 million for the year ended December 31, 2007 as compared to $724.1 million for the year ended December 31, 2006. The increase in interest expense was principally due to the incurrence or assumption of approximately $6.4 billion of additional indebtedness in the PanAmSat Acquisition Transactions, along with the following:

•	an increase of $28.1 million associated with the write-off of financing costs due to refinancing activity in 2007; and

•

an increase of $10.0 million due to a redemption premium paid in connection with the redemption of Intelsat Sub Holdco’s $1.0 billion Floating Rate Senior Notes due 2012 in connection with the 2007 Refinancings; partially offset by

•	a decrease of $28.2 million due to higher interest capitalized during the year ended December 31, 2007 as a result of an increased number of satellites under construction; and

•	a decrease resulting from a reduction in interest rates related to our variable rate debt instruments and the decrease in interest expense as a result of the 2007 Refinancings.

Non-cash interest expense of $74.9 million primarily consisted of the amortization and accretion of discounts and premiums recorded on existing debt.

Other Expense, Net

Other expense, net was $0.1 million for the year ended December 31, 2007 as compared to $27.2 million for the year ended December 31, 2006. This $27.1 million decrease was primarily related to a decrease of $25.1 million in equity method losses from our investment in WildBlue for the year ended December 31, 2006 as compared to the year ended December 31, 2007. During the second quarter of the year ended December 31, 2007, cumulative equity method losses exceeded our original investment and, as a result, no additional losses from WildBlue were recognized in 2007.

Provision for Income Taxes

Our provision for income taxes decreased by $3.9 million to $15.0 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The decrease in expense was principally due to lower earnings in our historical subsidiaries subject to U.S. and U.K. tax as compared to the comparable prior year periods. The difference between tax expense reported in our consolidated statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes, as well as withholding taxes on revenue earned in many of our foreign markets. The decrease to tax expense also included the impact of one-time events such as the recognition of additional benefits under the extraterritorial income exclusion regime for the year ended December 31, 2007. See Note 12—Income Taxes to our consolidated financial statements for additional discussion of our provision for income taxes.

EBITDA

EBITDA consists of earnings before net interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

A reconciliation of net loss to EBITDA for each of the years in the three-year period ended December 31, 2008 is as follows:

	Predecessor Entity		Combined
	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
	(in thousands)
Net loss	$(368,714)	$(191,889)	$(1,198,167)
Add:
Interest expense, net	724,141	992,750	1,375,157
Provision for (benefit from) income taxes	18,850	14,957	(120,037)
Depreciation and amortization	701,517	784,120	859,820

EBITDA	$1,075,794	$1,599,938	$916,773

Liquidity and Capital Resources

Cash Flow Items

Net Cash Provided by Operating Activities

Net cash provided by operating activities of $549.3 million for the nine months ended September 30, 2009 reflected a decrease of $138.2 million as compared to the combined nine months ended September 30, 2008. The decreased cash flows from operating activities primarily resulted from an increase in payments for accounts payable and accrued liabilities, including accrued interest, an increase in receivables due to higher revenue, and a decrease in other long-term liabilities due to payments. These decreases were partially offset by an increase in net income excluding non-cash items during the nine months ended September 30, 2009 as compared to the combined nine months ended September 30, 2008.

Net cash provided by operating activities of $895.8 million for the combined year ended December 31, 2008 reflected an increase of $338.7 million as compared to the year ended December 31, 2007. The improved cash flows from operating activities resulted from higher accrued liabilities, including accrued interest, which was due to net additional debt incurred or assumed in the New Sponsors Acquisition Transactions (see “—Results of Operations—Interest Expense, Net”), and costs accrued during the predecessor period associated with the New Sponsors Acquisition that were settled in connection with the New Sponsors Acquisition Transactions, as well as an increase in deferred revenue due to increased customer payments received in advance of services rendered, largely for satellite-related services. The improvements were partially offset by lower net income net of non-cash items due to the costs incurred in connection with the New Sponsors Acquisition Transactions.

Net cash provided by operating activities of $557.0 million for the year ended December 31, 2007 reflected an increase of $108.5 million as compared to the year ended December 31, 2006. The increase was principally due to $201.8 million of increased cash mainly from the inclusion of the acquired operations of PanAmSat for the full year in 2007 as compared with only six months of operations included in 2006. The increase was offset in part by a net use of cash of approximately $93.3 million due to the net changes within our operating assets and liabilities.

Net Cash Used in Investing Activities

Net cash used in investing activities increased by $138.9 million to $462.1 million for the nine months ended September 30, 2009 as compared to the combined nine months ended September 30, 2008. This increase was primarily due to higher capital expenditures of $152.0 million associated with satellites under construction during the nine months ended September 30, 2009 as compared to the combined nine months ended September 30, 2008.

Net cash used in investing activities decreased by $106.4 million to $434.6 million for the combined year ended December 31, 2008 as compared to the year ended December 31, 2007. This decrease was primarily due to lower capital expenditures of $121.2 million associated with fewer satellites under construction during 2008 as compared to 2007, partially offset by $27.3 million in funding of our investment in WildBlue and our Horizons joint venture.

Net cash used in investing activities decreased by $2.8 billion to $541.0 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. This decrease was primarily due to cash used in connection with the acquisition of PanAmSat during the year ended December 31, 2006, and $391.5 million in higher capital expenditures associated with the satellites under construction during 2007.

Net Cash Used in Financing Activities

Net cash used in financing activities was $57.7 million for the nine months ended September 30, 2009 compared to net cash used in financing activities of $1.3 billion for the combined nine months ended September 30, 2008. The decrease in cash used in financing activities was primarily due to the repayment of $1.1 billion of our long-term debt in the combined nine months ended September 30, 2008 following the New Sponsors Acquisition, including $88.1 million in premiums paid in connection with the early retirement of certain long-term debt. Cash used in financing activities during the nine months ended September 30, 2009 included repayments on other long-term debt of $424.2 million and a loan repayment to Intelsat Holdings of $34.0 million, partially offset by proceeds from the issuance of long-term debt of $429.2 million.

Net cash used in financing activities was $1.5 billion for the combined year ended December 31, 2008 compared to net cash used in financing activities of $173.6 million for the year ended December 31, 2007. The increase in cash used in financing activities included repayment of $6.7 billion of long-term debt, debt issuance costs of $119.6 million and $88.1 million in premiums paid in connection with the early retirement of certain long-term debt, partially offset by $5.0 billion in proceeds received from refinancing of debt in connection with the New Sponsors Acquisition Transactions and related change of control offers and $391.2 million in borrowings under our senior secured revolving credit facilities.

Net cash used in financing activities was $173.6 million for the year ended December 31, 2007 compared to net cash provided by financing activities of $3.1 billion for the year ended December 31, 2006. The decrease was principally related to the cash provided by financing in connection with the PanAmSat Acquisition Transactions in 2006. In addition, $41.0 million of net cash used in connection with the 2007 Refinancings and $55.4 million in mandatory principal payments under our senior secured credit facilities contributed to the decrease. During the year ended December 31, 2007, we also paid $41.3 million to partially repay a loan from a customer that provided funding for capital expenditures, $18.6 million of payments for deferred satellite performance incentives and $6.2 million of payments for capital lease obligations.

Long-Term Debt

We are a highly leveraged company and, in connection with the consummation of the New Sponsors Acquisition Transactions, we became a significantly more highly leveraged company, which has resulted in a significant increase in our interest expense. See Note 8—Long-Term Debt to our unaudited condensed consolidated financial statements for a complete discussion of all of our indebtedness at September 30, 2009.

In connection with the New Sponsors Acquisition, our pre-acquisition long-term debt was adjusted to fair value as of the effective date of the transaction, resulting in a net decrease of $182.5 million to the carrying value of the debt. This net difference between the fair value and par value of the debt is being amortized as an increase to interest expense over the remaining term of the related debt using the effective interest method.

Senior Secured Credit Facilities

Intelsat Sub Holdco Senior Secured Credit Facility

As of September 30, 2009, Intelsat Sub Holdco had a revolving credit facility and certain term loans outstanding under the Intelsat Sub Holdco Amended and Restated Credit Agreement (the “Sub Holdco Credit Agreement”), which consisted of a $344.8 million Tranche B Term loan facility with a seven-year maturity and a $250.0 million revolving credit facility with a six-year maturity. Up to $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans.

Intelsat Sub Holdco is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Sub Holdco Credit Agreement are guaranteed by certain of Intelsat Sub Holdco’s subsidiaries, as well as by Intermediate Holdco, and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the tangible and intangible assets of the borrower and guarantors, with certain agreed exceptions.

On January 19, 2007, Intelsat Sub Holdco amended its senior secured credit facility to change interest rates on the Term Loan B facilities. Interest rates for the term loan portion of the Sub Holdco Credit Agreement range, at the option of Intelsat Sub Holdco, (i) from LIBOR plus 1.75% to LIBOR plus 2.00%, or (ii) Above Bank Rate (“ABR”) plus 0.75% to the ABR plus 1.00%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Sub Holdco Credit Agreement range, at the option of Intelsat Sub Holdco, (i) from LIBOR plus 2.00% to LIBOR plus 2.25% or (ii) the ABR plus 1.00% to the ABR plus 1.25%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in the Sub Holdco Credit Agreement, as amended.

On January 25, 2008, Intelsat Sub Holdco entered into Amendment No. 3 to the Sub Holdco Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Sub Holdco Credit Agreement to, among other things:

(a)	change the applicable margin (i) on ABR loans under the Tranche B Term Loan, revolving credit loan and swingline loan facilities to a rate of 1.5% per annum and (ii) on LIBOR loans under the Tranche B Term Loan, revolving credit loan and swingline loan facilities to a rate of 2.5% per annum;

(b)	reduce the size of the revolving facility by $50.0 million and add a $50.0 million incremental revolving credit facility provision;

(c)	add language requiring the payment of a prepayment premium for prepayments of term loans prior to February 4, 2010;

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Sub Holdco Credit Agreement) of less than or equal to 1.5 to 1.0.

The Consolidated Secured Debt to Consolidated EBITDA Ratio is determined by comparing Consolidated Secured Debt to Consolidated EBITDA, each as defined under the Sub Holdco Credit Agreement. We were in compliance with this financial maintenance covenant ratio as of December 31, 2008 and September 30, 2009, since Intelsat Sub Holdco had no secured debt, net of cash, as of such dates. In the event Intelsat Sub Holdco were to fail to comply with this financial maintenance covenant and were unable to obtain waivers, it would default under the Sub Holdco Credit Agreement, and the lenders under the Intelsat Sub Holdco senior secured credit facility could accelerate our obligations thereunder, which would result in an event of default under our existing notes and the Intelsat Jackson Unsecured Credit Agreements. See “Risk Factors – Risk Factors Relating to Our Indebtedness and the Notes.”

No amounts were outstanding under the revolving credit facility as of September 30, 2009; however, $22.9 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $221.0 million at such date.

Intelsat Corp Senior Secured Credit Facility

As of September 30, 2009, Intelsat Corp had a revolving credit facility and certain term loans outstanding under the Intelsat Corporation Amended and Restated Credit Agreement (the

“Intelsat Corp Amended and Restated Credit Agreement”), which consisted of a $355.9 million Tranche A-3 Term loan with a six-year maturity, a $1.8 billion Tranche B-2 Term Loan facility with a seven and one-half year maturity, and a $175.0 million revolving credit facility with a six- year maturity. Up to $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans.

Intelsat Corp is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Intelsat Corp Amended and Restated Credit Agreement continue to be guaranteed by certain of Intelsat Corp’s subsidiaries and are secured by a perfected first priority security interest to the extent legally permissible in substantially all of the borrower’s and the guarantors’ tangible and intangible assets, with certain agreed exceptions.

In connection with the PanAmSat Acquisition Transactions, Intelsat Corp entered into an amendment to renew and extend the Intelsat Corp Amended and Restated Credit Agreement on July 3, 2006. Also, on January 19, 2007, Intelsat Corp amended the Intelsat Corp Amended and Restated Credit Agreement to change the interest rate on the Term Loan facilities. Interest rates for the term loan portion of the Intelsat Corp Amended and Restated Credit Agreement range from LIBOR plus 1.75% to LIBOR plus 2.00% or the ABR plus 0.75% to the ABR plus 1.00%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Intelsat Corp Amended and Restated Credit Agreement range from LIBOR plus 2.125% to LIBOR plus 2.875% or the ABR plus 1.125% to the ABR plus 1.875%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in the Intelsat Corp Amended and Restated Credit Agreement, as amended through January 19, 2007.

On January 25, 2008, Intelsat Corp entered into Amendment No. 2 to the Intelsat Corp Amended and Restated Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Intelsat Corp Amended and Restated Credit Agreement to, among other things:

(a)	change the applicable margin (i) on ABR loans that are term loans to a rate of 1.5% per annum, (ii) on LIBOR loans that are term loans to a rate of 2.5% per annum, (iii) on ABR loans that are revolving credit loans or swingline loans to a rate of between 1.5% and 1.875%, and (iv) on LIBOR loans that are revolving credit loans or swingline loans to a rate of between 2.5% and 2.875%;

(b)	reduce the size of the revolving facility by $75.0 million and add a $75.0 million incremental revolving credit facility provision;

(c)	require the payment of a prepayment premium for prepayments of term loans prior to February 4, 2011 (with respect to Tranche B-2-A Term Loans) or February 14, 2010 (with respect to Tranche B-2-B Term Loans);

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Intelsat Corp Amended and Restated Credit Agreement) of less than or equal to 4.5 to 1.0.

The Consolidated Secured Debt to Consolidated EBITDA Ratio is determined by comparing Consolidated Secured Debt to Consolidated EBITDA, each as defined under the Intelsat Corp

Amended and Restated Credit Agreement. We were in compliance with this financial maintenance covenant ratio as of December 31, 2008 and September 30, 2009, where Intelsat Corp’s Consolidated Secured Debt to Consolidated EBITDA Ratios were 2.73:1.00 and 2.55:1.00, respectively. In the event Intelsat Corp were to fail to comply with this financial maintenance covenant and were unable to obtain waivers, it would default under the Intelsat Corp Amended and Restated Credit Agreement, and the lenders under the Intelsat Corp senior secured credit facility could accelerate our obligations thereunder, which would result in an event of default under our existing notes and the Intelsat Jackson Unsecured Credit Agreements. See “Risk Factors – Risk Factors Relating to Our Indebtedness and the Notes.”

On February 4, 2008, in connection with the New Sponsors Acquisition, Intelsat Corp also executed a Joinder Agreement by and among Intelsat Corp, the several lenders party thereto and certain other parties, to the Intelsat Corp Amended and Restated Credit Agreement pursuant to which it incurred an additional $150.0 million in aggregate principal amount of Tranche B-2 Term Loan.

No amounts were outstanding under the revolving credit facility as of September 30, 2009; however, $2.1 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $152.2 million (net of standby letters of credit) as of September 30, 2009.

New Sponsors Acquisition Financing

Bridge Loan Credit Agreements

On February 4, 2008, in order to partially finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under the Bridge Loan Credit Agreements. Immediately following the New Sponsors Acquisition and the Intelsat Bermuda Transfer, Intelsat Bermuda assumed the Bridge Loan Agreements as part of the Serafina Assignment.

Borrowings under the Senior Bridge Loan Credit Agreement bore interest at LIBOR, plus a margin of 4.5%. Borrowings under the PIK Election Bridge Loan Credit Agreement bore interest at LIBOR, plus a margin of 4.75%. In addition, we had the option to pay interest under the PIK Election Bridge Loan Credit Agreement in PIK interest at a PIK interest rate equal to the cash pay interest rate in effect during the interest period plus 100 basis points. We elected to pay interest under the PIK Election Bridge Loan Credit Agreement entirely in PIK interest for all interest periods through June 26, 2008.

On June 27, 2008, Intelsat Bermuda repaid in full the Bridge Loan Credit Agreements and issued new senior notes as described in ”—2008 Debt Refinancings“ below.

Credit Facility Amendments

In connection with the New Sponsors Acquisition, Intelsat Sub Holdco and Intelsat Corp entered into amendments to their existing credit agreements. See “—Senior Secured Credit Facilities” above.

Debt Transfer, Repayment and Redemptions

On January 15, 2008, we repaid at maturity Intelsat Corp’s $150.0 million 6 3/8% Senior Notes due 2008 using funds borrowed under the revolving credit facility portion of Intelsat Corp’s senior secured credit facilities. On February 4, 2008, Intelsat Corp used the proceeds of its incremental Tranche B-2 Term Loan and cash on hand to repay this $150.0 million revolver borrowing.

Intelsat Bermuda assigned its debt obligations to Intelsat Jackson on February 4, 2008 (see “—Impact of the New Sponsors Acquisition Transactions” above) and we subsequently redeemed $1.26 billion in long-term debt and incurred early redemption premiums of $38.5 million as follows:

•	on February 7, 2008, Intelsat Jackson’s $260.0 million of Floating Rate Senior Notes due 2013 were redeemed and an early redemption premium of $18.9 million was incurred;

•	on February 7, 2008, Intelsat Jackson’s $600.0 million of Floating Rate Senior Notes due 2015 were redeemed and an early redemption premium of $12.0 million was incurred; and

•	on March 6, 2008, Intelsat, Ltd.’s $400.0 million of 5 1/4% Senior Notes due 2008 were redeemed and an early redemption premium of $7.6 million was incurred.

The premiums incurred were included in the fair value of the associated debt as of the date of the New Sponsors Acquisition.

Change of Control Offers

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and the Intelsat Jackson Senior Unsecured Credit Agreement, giving the holders of those notes and loans the right to require us to repurchase such notes and repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. During the second and third quarters of 2008, the relevant entities completed each such change of control offer, financing the repurchases and repayment through backstop unsecured credit agreement borrowings under the Financing Commitment Letter or with proceeds from offerings of notes and a new unsecured term loan borrowing.

The following principal amounts were tendered and repurchased or repaid in the change of control offers:

•	$281.8 million of Intelsat Jackson’s 11 1/4% Senior Notes due 2016;

•	$695.0 million of Intelsat Jackson’s 9 1/4% Senior Notes due 2016;

•	$804.8 million of loans outstanding under the Intelsat Jackson Senior Unsecured Credit Agreement;

•	$408.1 million of Intermediate Holdco’s $478.7 million aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015;

•	$874.6 million of Intelsat Sub Holdco’s 8 1/4% Senior Notes due 2013;

•	$674.3 million of Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015;

•	$651.6 million of Intelsat Corp’s 9% Senior Notes due 2014; and

•	$575.0 million of Intelsat Corp’s 9% Senior Notes due 2016.

2008 Debt Refinancings

On June 27, 2008, Intelsat Bermuda issued $2.81 billion of the 2017 notes and $2.23 billion of the 2017 PIK notes. Proceeds from the issuance of the 2017 notes and the 2017 PIK notes were used to repay in full the $4.96 billion of borrowings under the Bridge Loan Credit Agreements.

Interest on both the 2017 notes and the 2017 PIK notes is payable semi-annually on August 15 and February 15, commencing on August 15, 2008. The 2017 notes bore interest at 7.28% on and prior to August 4, 2008, and bear interest at 11 1/4% after August 4, 2008.

Intelsat Bermuda may, at its option, elect to pay interest for any applicable interest period on the 2017 PIK notes (i) entirely in cash, (ii) entirely in PIK interest or (iii) 50% in cash and 50% in PIK interest, through June 15, 2013. After June 15, 2013, interest on the 2017 PIK notes is payable in cash. Cash interest on the 2017 PIK notes accrued at the rate of 7.53% on and prior to August 4, 2008, and accrues at 11 1/2% after August 4, 2008. If we elect to pay interest in the form of PIK interest, the applicable PIK interest rate will be the cash pay interest rate in effect during the period plus 100 basis points. If we elect to pay interest in the form of PIK interest, we will either increase the principal amount of the outstanding 2017 PIK notes or issue new 2017 PIK notes to holders of the 2017 PIK notes in an amount equal to the amount of PIK interest for the applicable interest payment period. We have made elections to pay interest on the 2017 PIK notes entirely in PIK interest for all interest periods through August 15, 2009.

On June 27, 2008, Intelsat Sub Holdco repaid $883.3 million of borrowings under a backstop senior unsecured credit agreement due 2013 and $681.0 million of borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of $883.3 million of Senior Notes due 2013, bearing interest at 8 1/2% (guaranteed by certain subsidiaries), and $681.0 million of Senior Notes due 2015, bearing interest at 8 7/8% (guaranteed by certain subsidiaries). The initial purchasers of the New Sub Holdco Senior Notes and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

On June 27, 2008, Intermediate Holdco repaid borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of 9 1/2% Senior Discount Notes due 2015. The initial purchasers of the 2015 Senior Discount Notes and the lenders under the backstop senior unsecured credit agreement were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

On July 1, 2008, Intelsat Jackson issued $284.6 million of Senior Notes due 2016, bearing interest at 11 1/2%, and $701.9 million of Senior Notes due 2016 (guaranteed by certain subsidiaries), bearing interest at 9 1/2%. The proceeds of the 11 1/2% Senior Notes due 2016 and 9 1/2% Senior Notes due 2016 were used, together with cash on hand, to fund the repurchase of Intelsat Jackson’s 11 1/4% Senior Notes due 2016 and Intelsat Jackson’s 9 1/4% Senior Notes due 2016 tendered in change of control offers. The 11½% Senior Notes due 2016 and 9½% Senior Notes due 2016 have substantially similar terms to the notes repurchased.

Intelsat Jackson also repaid loans tendered in a change of control offer relating to the Intelsat Jackson Senior Unsecured Credit Agreement with borrowings of $810.9 million under a new senior unsecured credit agreement that was entered into on July 1, 2008 (the “New Intelsat Jackson Senior Unsecured Credit Agreement”), together with cash on hand. Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points.

On July 18, 2008, Intelsat Corp repaid $658.1 million of borrowings under a backstop senior unsecured credit agreement due 2014 and $580.7 million of borrowings under a backstop senior unsecured credit agreement due 2016 with the proceeds of an offering of $658.1 million of Senior Notes due 2014, bearing interest at 9 1/4%, and $580.7 million of Senior Notes due 2016, bearing interest at 9 1/4%. The initial purchasers of the 9 1/4% Senior Notes due 2014 and 9 1/4%

Senior Notes due 2016 and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders.

2009 Debt Transactions

On October 20, 2009, our indirect subsidiary, Intelsat Jackson, completed an offering of $500.0 million aggregate principal amount at maturity of 8½% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance. Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Bermuda in an amount equal to the purchase price paid by Intelsat Bermuda to purchase $400.0 million face amount of the PIK notes at a discount. Intelsat Bermuda then canceled the purchased PIK notes. After giving effect to the purchase of the PIK notes and fees and expenses related thereto and to the 2009 Jackson Notes Offering, approximately $100 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

On July 31, 2009, our indirect subsidiary, Intelsat Sub Holdco, redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8¼% Senior Notes due 2013.

On July 31, 2009, our indirect subsidiary, Intelsat Corp, redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

On February 12, 2009, our indirect subsidiary, Intelsat Sub Holdco, purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/ 8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to the Tender Offer. Also, Intelsat Sub Holdco completed an offering of $400.0 million aggregate principal amount at maturity of 8 7/8 % Senior Notes due 2015, Series B, which yielded $348.3 million of proceeds at issuance.

New Dawn Credit Facilities

On December 5, 2008, New Dawn Satellite Company Ltd (“New Dawn”) entered into a $215.0 million secured financing arrangement that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including Intelsat, Ltd. and its wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of LIBOR plus an applicable margin between 3.0% and 4.0% and certain costs, if incurred. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3% and certain costs, if incurred. New Dawn is required to pay a commitment fee at a rate per annum of 0.5% on any unused commitments under the term loan facilities. During the nine months ended September 30, 2009, New Dawn incurred satellite related capital expenditures of $71.0 million, and as of September 30, 2009 it had aggregate outstanding borrowings of $76.8 million under the credit facilities.

Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA

In addition to EBITDA, which is calculated as set forth in—Results of Operations, we calculate a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Sub Holdco Credit Agreement as described in the table and related footnotes below. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Sub Holdco Credit Agreement. Sub Holdco Adjusted EBITDA, as presented below, is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain ratios used in the Sub Holdco Credit Agreement, such as the secured debt leverage ratio and the total leverage ratio.

Under the Sub Holdco Credit Agreement, Intelsat Sub Holdco must maintain a pro forma secured net debt leverage ratio not greater than 1.50 to 1.00 at the end of each fiscal quarter, and generally may not incur additional indebtedness (subject to certain exceptions) if the total leverage ratio calculated on a pro forma basis at the time of incurrence would exceed 4.75 to 1.00. In addition, under the investments and dividends covenants contained in the Sub Holdco Credit Agreement, the ability of Intelsat Sub Holdco to make investments and pay dividends is restricted by formulas based on the amount of Sub Holdco Adjusted EBITDA measured from April 1, 2006.

In addition to EBITDA and Sub Holdco Adjusted EBITDA, we also calculate a measure called New Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the notes.

Under Intelsat Bermuda’s indenture, Intelsat Bermuda generally may not incur additional indebtedness (subject to certain exceptions) if the debt to New Bermuda Adjusted EBITDA ratio calculated on a pro forma basis at the time of such incurrence would exceed 8.00 to 1.00 and Intelsat Bermuda cannot incur certain liens to secure indebtedness (subject to certain exceptions) if the secured indebtedness leverage ratio, after giving effect to the incurrence, exceeds 2.50 to 1.00. In addition, under this indenture, satisfaction of a 6.75 to 1.00 debt to New Bermuda Adjusted EBITDA ratio is generally (subject to certain exceptions) a condition to the making of restricted payments by Intelsat Bermuda. Furthermore, under the restricted payments covenants contained in this indenture (subject to certain exceptions), the ability of Intelsat Bermuda to make restricted payments (including the making of investments and the payment of dividends) is restricted by a formula based on the amount of New Bermuda Adjusted EBITDA measured from January 1, 2008 and calculated without making pro forma adjustments.

We believe that the inclusion of Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain covenants in the Sub Holdco Credit Agreement and the indenture governing the 2008 Bermuda Notes as mentioned above. We believe that some investors may use Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA to evaluate our liquidity and financial condition. Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA are not measures of financial performance under U.S. GAAP, and Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA should not be considered as alternatives to operating income (loss) or net income (loss) attributable to Intelsat, Ltd., determined in accordance with U.S. GAAP, as indicators of our operating performance, or as alternatives to cash flows from operating activities, determined in accordance with U.S. GAAP, as indicators of cash flows, or as measures of liquidity.

A reconciliation of net cash provided by Intelsat, Ltd. operating activities to net loss attributable to Intelsat, Ltd.; net loss attributable to Intelsat, Ltd. to Intelsat, Ltd. EBITDA; Intelsat, Ltd. EBITDA to New Bermuda Adjusted EBITDA; and New Bermuda Adjusted EBITDA to Sub Holdco Adjusted EBITDA is as follows:

	Combined (1)	Successor Entity
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
	(in thousands)
Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat, Ltd.:
Net cash provided by operating activities	$687,497	$549,302
Depreciation and amortization	(642,680)	(611,079)
Impairment of asset value	(63,644)	(499,100)
Provision for doubtful accounts	5,287	(5,696)
Foreign currency transaction gain	2,024	4,804
Loss on disposal of assets	(199)	(2,561)
Share-based compensation expense	(199,544)	(24,037)
Deferred income taxes	18,699	55,295
Amortization of discount, premium and issuance costs	(167,657)	(93,226)
Interest paid-in-kind	(140,678)	(226,956)
Loss on early extinguishment of debt	—	(14,496)
Share in gain (loss) of unconsolidated affiliates	(17,262)	388
Unrealized gains on derivative financial instruments	35,531	64,478
Other non-cash items	(443)	294
Changes in operating assets and liabilities, net of effect of acquisition	(190,870)	117,928

Net loss attributable to Intelsat, Ltd.	(673,939)	(684,662)

Add (Subtract):
Interest expense, net	1,009,962	1,027,837
Loss on early extinguishment of debt	—	14,979
Provision for (benefit from) income taxes	9,208	(31,327)
Depreciation and amortization	642,680	611,079

Intelsat, Ltd. EBITDA	987,911	937,906

Add (Subtract):
Parent and intercompany expenses, net (2)	10,508	9,083
EBITDA from unrestricted subsidiaries (3)	—	(986)
Compensation and benefits (4)	4,781	22,087
Transaction costs (5)	313,102	—
Acquisition related expenses (6)	7,929	17,391
Share in (gain) loss of unconsolidated affiliates (7)	17,247	(388)
Impairment of asset value (8)	63,644	499,100
Gains on derivative financial instruments (9)	(19,820)	(5,303)
Non-recurring and other non-cash items (10)	18,686	15,755
Satellite performance incentives (11)	(8,476)	(6,602)

New Bermuda Adjusted EBITDA	1,395,512	1,488,043

Add (Subtract):
Intelsat Corp Adjusted EBITDA (12)	(592,885)	(571,777)
Parent and intercompany expenses (13)	777	193
Non-recurring intercompany expenses	34,991	—
Satellite performance incentives (11)	8,476	6,602

Sub Holdco Adjusted EBITDA	$846,871	$923,061

(1)	As a result of the consummation of the New Sponsors Acquisition, the financial results for the combined nine months ended September 30, 2008 have been presented separately in our condensed consolidated statements of operations for the “predecessor” entity for the period January 1, 2008 to January 31, 2008 and for the “successor” entity for the period February 1, 2008 to September 30, 2008. For comparative purposes, we combined the periods January 1, 2008 to January 31, 2008 and February 1, 2008 to September 30, 2008, as we believe this combination is useful to provide the reader a more accurate comparison. This combination is not a U.S. GAAP measure and it is provided to enhance the reader’s understanding of the results of operations for the periods presented.
(2)	Represents expenses incurred at Intelsat, Ltd. for employee salaries and benefits, office operating costs and other expenses.
(3)	Reflects EBITDA of our unrestricted subsidiary, New Dawn, which is excluded under the definitions of New Bermuda Adjusted EBITDA and Sub Holdco Adjusted EBITDA.
(4)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit retirement plan and other postretirement benefits that are excludable under the definitions of New Bermuda Adjusted EBITDA and Sub Holdco Adjusted EBITDA.
(5)	Reflects transaction costs related to the New Sponsors Acquisition Transactions.
(6)	Reflects expenses incurred in connection with the monitoring fee agreements to provide certain monitoring, advisory and consulting services to Intelsat Bermuda, Intelsat Sub Holdco and their respective subsidiaries.
(7)	Represents gains incurred under the equity method of accounting.
(8)	Represents the non-cash impairment charge recorded to write-down our intangible assets determined to have indefinite useful lives in accordance with the Intangible—Goodwill and Other topic of the Codification.
(9)	Represents the changes in the fair value of the undesignated interest rate swaps as well as the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay and the change in the fair value of our put option embedded derivative related to the notes issued in February 2009 by Intelsat Sub Holdco, which are recognized in operating income.
(10)	Reflects certain non-recurring gains and losses, including costs incurred in connection with the New Sponsors Acquisition, expense for services on the Horizons-1 and Horizons-2 satellites and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity contracts, which are excluded under the definitions of New Bermuda Adjusted EBITDA and Sub Holdco Adjusted EBITDA.
(11)	Represents satellite performance incentive interest expense required to be excluded from interest expense for the calculation of New Bermuda Adjusted EBITDA, but permitted to be included as part of interest expense for the calculation of Sub Holdco Adjusted EBITDA.
(12)	This measure is reported publicly by our subsidiary, Intelsat Corp, which is not a subsidiary of Intelsat Sub Holdco.
(13)	Reflects expenses of Intelsat Bermuda and other holding companies not consolidated under Intelsat Sub Holdco.

A reconciliation of net cash provided by Intelsat, Ltd. operating activities to Intelsat, Ltd. net loss; Intelsat, Ltd. net loss to Intelsat, Ltd. EBITDA; Intelsat, Ltd. EBITDA to New Bermuda Adjusted EBITDA; and New Bermuda Adjusted EBITDA to Sub Holdco Adjusted EBITDA for the year ended December 31, 2007 and the combined year ended December 31, 2008 is as follows:

	Year Ended December 31, 2007	Combined (1)
		Year Ended December 31, 2008
	(in thousands)
Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat, Ltd.:
Net cash provided by operating activities	$557,021	$895,762
Depreciation and amortization	(784,120)	(859,820)
Impairment of asset value	—	(390,444)
Provision for doubtful accounts	(12,199)	5,215
Foreign currency transaction gain (loss)	482	(6,104)
Loss on disposal of assets	(262)	(588)
Share-based compensation expense	(5,046)	(199,564)
Compensation cost paid by parent	(288)	—
Deferred income taxes	37,701	163,426
Amortization and write-off of bond discount and issuance costs	(105,011)	(202,208)
Interest paid-in-kind	—	(210,481)
Share in losses of unconsolidated affiliates	(6,838)	(17,127)
Loss on undesignated interest rate swaps	(21,596)	(142,312)
Loss on prepayment of debt and other non-cash items	(13,351)	(5,377)
Changes in operating assets and liabilities, net of effect of acquisition	161,618	(228,545)

Intelsat, Ltd. net loss	(191,889)	(1,198,167)

Add (Subtract):
Interest expense, net (2)	992,750	1,375,157
Provision for (benefit from) income taxes	14,957	(120,037)
Depreciation and amortization	784,120	859,820

Intelsat, Ltd. EBITDA	1,599,938	916,773

Add (Subtract):
Parent and intercompany expenses, net (3)	16,481	13,567
Compensation and benefits (4)	4,980	5,420
Restructuring and transaction costs (5)	9,258	315,028
Acquisition related expenses (6)	23,871	10,240
Share in losses of unconsolidated affiliates (7)	7,238	17,111
Impairment of asset value (8)	—	390,444
Loss on undesignated interest rate swaps (9)	11,699	166,736
Non-recurring and other non-cash items (10)	19,404	30,523
Satellite performance incentives (11)	(14,726)	(10,789)

New Bermuda Adjusted EBITDA	1,678,143	1,855,053

Add (Subtract):
Intelsat Corp Adjusted EBITDA (12)	(710,660)	(772,890)
Parent and intercompany expenses (13)	229	1,033
Non-recurring intercompany expenses	—	34,991
Satellite performance incentives (11)	14,726	10,789

Sub Holdco Adjusted EBITDA	$982,438	$1,128,976

(1)	As a result of the consummation of the New Sponsors Acquisition, the financial results for the year ended December 31, 2008 have been presented separately for the “predecessor entity” for the period January 1, 2008 to January 31, 2008 and for the “successor entity” for the period February 1, 2008 to December 31, 2008. For comparative purposes, we combined the periods January 1, 2008 to January 31, 2008 and February 1, 2008 to December 31, 2008, as we believe this combination is useful to provide the reader a more accurate comparison. This combination is not a U.S. GAAP measure and it is provided to enhance the reader’s understanding of the results of operations for the periods presented.

(2)	Includes a $10.0 million redemption premium paid in connection with the redemption of Intelsat Sub Holdco’s $1.0 billion Floating Rate Senior Notes due 2012 and the write-off of $28.1 million in deferred financing costs in the year ended December 31, 2007.
(3)	Represents expenses incurred at Intelsat, Ltd. for employee salaries and benefits, office operating costs and other expenses.
(4)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit pension plan and other postretirement benefits that are excludable under the definitions of New Bermuda Adjusted EBITDA and Sub Holdco Adjusted EBITDA.
(5)	Reflects restructuring costs incurred in connection with the PanAmSat Acquisition Transactions and transaction costs related to the New Sponsors Acquisition Transactions.
(6)	Reflects expenses incurred in connection with the monitoring fee agreements with the former shareholders of Intelsat Holdings (other than management) to provide certain monitoring, advisory and consulting services to Intelsat Bermuda, Intelsat Sub Holdco and their respective subsidiaries.
(7)	Represents losses incurred under the equity method of accounting.
(8)	Represents the non-cash impairment charges recorded in 2008 to write-down to fair value the Galaxy 26 satellite due to its anomaly in June 2008 and to write-down our intangible assets determined to have indefinite useful lives in accordance with the Intangible—Goodwill and Other topic of the Codification (see “—Critical Accounting Policies—Asset Impairment”).
(9)	Represents the changes in the fair value of the undesignated interest rate swaps which are recognized in operating income.
(10)	Reflects certain non-recurring gains and losses (principally costs incurred in connection with the PanAmSat Acquisition Transactions and the New Sponsors Acquisition) and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity contracts which are excluded from New Bermuda Adjusted EBITDA and Sub Holdco Adjusted EBITDA by definition.
(11)	Amount represents satellite performance incentive interest expense required to be excluded from interest expense for the calculation of New Bermuda Adjusted EBITDA, but permitted to be included as part of interest expense for the calculation of Sub Holdco Adjusted EBITDA.
(12)	This measure is reported publicly by our subsidiary, Intelsat Corp, which is not a subsidiary of Intelsat Sub Holdco.
(13)	Reflects expenses of Intelsat Bermuda of $0.2 million and $0.8 million of other holding companies not consolidated under Intelsat Sub Holdco.

Funding Sources and Uses

We are a highly leveraged company and have incurred significant additional debt over the last three years, which has resulted in a large increase in our obligations related to debt service, including increased interest expense. We currently expect to use cash on hand, cash flows from operations and availability under our senior secured credit facilities to fund our most significant cash outlays, including debt service requirements and capital expenditures, in the next twelve months.

No amounts were outstanding under our revolving credit facilities as of September 30, 2009; however, we had aggregate outstanding letters of credit of $22.9 million under the revolver portion of Intelsat Sub Holdco’s senior secured credit facilities and $2.1 million under the revolver portion of Intelsat Corp’s senior secured credit facilities. Intelsat Sub Holdco and Intelsat Corp had $221.0 million (net of standby letters of credit) and $152.2 million (net of standby letters of credit), respectively, of availability remaining under their senior secured credit facilities at that date. Under the terms of the credit agreements governing both Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated senior secured credit facilities, the ability of each company to borrow under its respective revolving credit facility is subject to compliance by each company’s indirect parent, Intelsat, Ltd., with a senior secured debt covenant included in the indenture governing Intelsat, Ltd.’s outstanding senior notes. As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility, and Intelsat Corp may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility.

Capital Expenditures

Our capital expenditures depend on our business strategies and reflect our commercial responses to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which satellites are under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year. The following table compares our satellite-related capital expenditures to total capital expenditures from 2004 through 2008 (the table below excludes our purchase of the North American satellites, related customer contracts and other assets from Loral Space & Communications Corporation and certain of its affiliates in March 2004 and does not reflect expenditures of PanAmSat prior to its acquisition in 2006):

Year	Satellite-Related Capital Expenditures	Total Capital Expenditures
	(in thousands)
2004	$213,219	$288,589
2005	99,901	133,507
2006	101,335	152,086
2007	474,060	543,612
2008	370,761	422,460

Total	$1,259,276	$1,540,254

Payments for satellites and other property and equipment during the nine months ended September 30, 2009 were $456.0 million, which included $72.8 million of payments made by New Dawn. We have multiple satellites on order with two further launches planned in 2009.

In August 2009, we purchased from Israel Aerospace Industries Ltd. its Amos-1 satellite, which is currently in inclined orbit, plus related ground assets. The satellite, with nine Ku-band transponders, had an estimated remaining useful life of 4.4 years, and was purchased together with ground assets for $14.0 million, of which $7.0 million was paid at closing. As of September 30, 2009, the remaining $7.0 million was payable over the next two years. This satellite, which we renamed IS-24, is expected to begin providing service in November 2009.

On October 29, 2009, we were selected as the successful bidder at a bankruptcy auction for the ProtoStar I satellite with an all cash offer of $210 million. The purchase of the satellite and related ground assets, which is subject to certain regulatory and bankruptcy court approvals, is expected to close in the fourth quarter of 2009. Upon closing, ProtoStar I, built by Space Systems Loral, is expected to be re-named Intelsat 25. Launched in July 2008, the satellite is expected to have a 16-year life from its date of launch.

We expect our 2009 total capital expenditures to range from approximately $625 million to $675 million, however, several late 2009 contract milestones could result in some expenditures being delayed into 2010. We intend to fund our capital expenditure requirements through cash on hand, cash provided from operating activities and, if necessary, borrowings under the revolving facilities of our senior secured credit facilities. The expected 2009 capital expenditures range excludes $210 million expected to be paid for the purchase of the ProtoStar I satellite in the fourth quarter of 2009 and approximately $100 million in capital expenditures associated with a satellite that is to be procured and launched in 2010 pursuant to our New Dawn joint venture. We have a 74.9% indirect ownership interest in New Dawn and the financial results of the New Dawn investment will be consolidated within our results. However, the majority of New Dawn’s expenditures will be financed by third parties, and our net cash outlay with respect to New Dawn is expected to be minimal in 2009.

In addition, one of our launch service providers, with which we have contracted for the future launch of three satellites and have options for the launch of four additional satellites, has recently filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, and is continuing its operation as a debtor-in-possession. This could impact our expected capital expenditures in the future. See “Risk Factors—Risk Factors Relating to Our Industry—Our dependence on outside contractors could result in increased costs and delays related to the launch of our new satellites, which would in turn adversely affect our business, operating results, liquidity and financial condition.”

Off-Balance Sheet Arrangements

On August 1, 2005, Intelsat Corp formed its second satellite joint investment with JSAT International Inc. (“JSAT”) to build and launch the a Ku-band satellite (“Horizons-2”). The Horizons-2 satellite was launched in December 2007 and placed into service in February 2008. The satellite supports digital video, high-definition television and internet protocol-based content distribution networks to broadband Internet and satellite news gathering services in the United States. The total future joint investment in Horizons-2 is expected to be $127.8 million as of September 30, 2009, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.3 million for the successor period February 1, 2008 to December 31, 2008. As of December 31, 2008, the investment balance of $79.2 million was included within other assets in the accompanying consolidated balance sheets.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires Intelsat Corp to fund its 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we made contributions of $6.1 million during both the combined nine months ended September 30, 2008 and the nine months ended September 30, 2009. Intelsat Corp has entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in its contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee in accordance with the Guarantee topic of the Codification, which provides guidance specifically related to a guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. We have recorded a liability of $12.2 million within accrued liabilities as of both December 31, 2008 and September 30, 2009, and a liability of $61.0 million and $48.8 million within other long- term liabilities as of December 31, 2008 and September 30, 2009, respectively, in the accompanying condensed consolidated balance sheets.

We do not have any other significant off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations or liquidity.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and capital and certain other commitments as of December 31, 2008 and the expected year of payment.

	Payments due by year
Contractual Obligations(1)	2009	2010	2011	2012	2013		2014 and thereafter	Other	Total
	(in thousands)
Long-term debt obligations
Intelsat, Ltd. and subsidiary notes and credit facilities (excluding Intelsat Corp)—principal payment(2)	$8,448	$42,448	$3,448	$603,447	$1,907,811		$9,617,789	$—	$12,183,391
Intelsat, Ltd. and subsidiary notes and credit facilities (excluding Intelsat Corp)—interest payment(2)	826,707	1,141,779	1,161,617	1,138,139	1,073,945		2,861,309	—	8,203,496
Intelsat Corp notes and credit facilities—principal payment	89,051	89,051	91,275	77,929	17,869		3,026,779	—	3,391,954
Intelsat Corp notes and credit facilities—interest payment	202,231	198,736	195,217	191,157	188,947		334,792	—	1,311,080
Capital lease obligations (including interest)	1,925	196	—	—	—		—	—	2,121
Operating lease obligations	4,647	4,226	4,432	125	(1,157	)(6)	116,852	—	129,125
Purchase obligations(3)	458,573	154,662	60,818	17,730	15,656		42,642	—	750,081
Other long-term liabilities (including interest)(4)	53,412	40,295	36,052	35,270	33,735		102,352	—	301,116
Income tax contingencies(5)	—	—	—	—	—		—	86,808	86,808

Total contractual obligations	$1,644,994	$1,671,393	$1,552,859	$2,063,797	$3,236,806		$16,102,515	$86,808	$26,359,172

(1)	Obligations related to Intelsat’s pension and postretirement medical benefit obligations are excluded from the table. Refer to Note 5—Retirement Plans and Other Retiree Benefits to our audited consolidated financial statements included elsewhere in this prospectus. The amounts shown do not include commitments and contracts entered into in the first and second quarters of 2009. No material contracts except satellite construction and launch services discussed in note 3 below were entered into subsequent to December 31, 2008.

(2)	The amounts do not reflect the impact of the Tender Offer and 2009 Sub Holdco Notes Offering that were completed in February 2009 or the 2009 Intelsat Jackson Notes Offering and the PIK Notes Repurchase that were completed in October 2009. Amounts reflect fully accreted obligations for Intermediate Holdco’s debt. Additionally, the principal and interest payments assume interest on the 2017 PIK notes is paid entirely in PIK interest through August 2009.

(3)	Includes satellite construction and launch contracts, estimated payments to be made on performance incentive obligations related to our IS-14 and IS-17 satellites that were under construction as of September 30, 2009, vendor contracts and customer commitments. Subsequent to December 31, 2008, we entered into agreements with an aggregate commitment of $322.9 million for satellite construction and launch services related to multiple satellite programs as well as options for future satellites and launch services.

(4)	Includes satellite performance incentive obligations (and interest thereon), performance payments that were part of the aggregate purchase price of a satellite PanAmSat acquired in 2005 (and interest thereon) and Horizons contribution obligation. Also, excludes future commitments related to our interest rate swaps.

(5)	The timing of future cash flows from income tax contingencies cannot be reasonably estimated and therefore are reflected in the Other column. See Note 12—Income Taxes to our consolidated financial statements elsewhere in this prospectus for further discussion of income tax contingencies.

(6)	In 2013, our rental income on our owned Washington, D.C. building and our sublease income on leased facilities will exceed our operating lease commitments.

Satellite Construction and Launch Obligations

As of December 31, 2008, we had approximately $581.6 million of expenditures remaining under our existing satellite construction contracts and satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2008, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

See “Business—Our Network—Planned Satellites” for details relating to certain of our satellite construction and launch contracts. One of our launch service providers, with which we have contracted for the future launch of up to seven satellites, has recently filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. See “Risk Factors—Risk Factors Relating to Our Industry—Our dependence on outside contractors could result in increased costs and delays related to the launch of our new satellites, which could in turn adversely affect our business, operating results, liquidity and financial condition.”

Quantitative and Qualitative Disclosures About Market Risk

We are primarily exposed to the market risk associated with unfavorable movements in interest rates and foreign currencies. The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in those factors. In addition, with respect to our interest rate swaps as described below, we are exposed to counterparty credit risk, which we seek to minimize through credit support agreements and the review and monitoring of all counterparties. We do not purchase or hold any derivative financial instruments for speculative purposes.

Interest Rate Risk

The satellite communications industry is a capital intensive, technology driven business. We are subject to interest rate risk primarily associated with our borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risks include: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed rate long-term financings; and the risk of increasing interest rates for planned refinancings using long-term fixed rate debt.

Approximately 78%, or $12.1 billion, of our debt as of September 30, 2009 was fixed-rate debt, excluding interest rate swaps. While changes in interest rates impact the fair value of this debt, there is no impact to earnings or cash flows because we intend to hold these obligations to maturity unless market and other conditions are favorable.

As of September 30, 2009, we held interest rate swaps with an aggregate notional amount of $3.3 billion with maturities ranging from 2010 to 2013. These swaps were entered into to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest. On September 30, 2009, the rate we would pay averaged 3.9% and the rate we would receive averaged 0.3%.

In addition, certain of these swaps contain options covering a notional amount of $717.0 million that would effectively permit us to terminate the underlying swaps on March 14, 2011, prior to the stated maturity of March 14, 2013. If we exercise the options, the cash flows (excluding accrued and unpaid interest) for the underlying swap and those from the options are expected to offset one another.

These interest rate swaps and options have not been designated for hedge accounting treatment and the changes in fair value of these instruments will be recognized in earnings during the period of change. Assuming a one percentage point decrease in the prevailing forward yield curve, the fair value of the interest rate swap liability would increase to approximately $215.7 million and the fair value of the options would increase to an asset of approximately $20.5 million.

We perform interest rate sensitivity analyses on our variable rate debt, including interest rate swaps, and cash and cash equivalents. These analyses indicate that a one percentage point change in interest rates would have minimal pre-tax impact on our consolidated statements of operations and cash flows as of September 30, 2009. While our variable-rate debt may impact earnings and cash flows as interest rates change, it is not subject to changes in fair values.

Foreign Currency Risk

We do not currently use foreign currency derivatives to hedge our foreign currency exposures. Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material foreign currency exchange risk. However, the service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian reais as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating the risk. For the years ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to December 31, 2008, and the nine months ended September 30, 2009, our Brazilian customers represented approximately 2%, 2%, 2.1%, 2.4% and 1.9%, respectively, of our revenues. Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

Critical Accounting Policies

Our consolidated financial statements are based on the selection of accounting policies and the application of accounting estimates, some of which require management to make significant assumptions. Actual results could differ from those estimates. We believe that some of the more important estimates and related assumptions that affect our financial condition and results of operations are in the areas of revenue recognition, the allowance for doubtful accounts, satellites and other property and equipment, business combinations, income taxes, asset impairments and fair value measurements. There were no accounting policies adopted during 2007 or 2008 that had a material effect on our financial condition or results of operations.

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Revenue Recognition. We earn revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to our customers. In general, we recognize revenue from satellite utilization in the period during which the services are provided. While the majority of our revenue transactions contain standard business terms and conditions, there are certain transactions that contain non-standard business terms and conditions. Additionally, we may enter into certain sales transactions that involve multiple element arrangements (arrangements with more than one deliverable). As a result, significant contract interpretation is sometimes required to determine the appropriate accounting for these transactions, including:

•	whether an arrangement contains a lease or is otherwise subject to lease accounting literature;

•	whether an arrangement should be reported gross as a principal versus net as an agent;

•	whether we can develop reasonably dependable estimates about the extent of progress towards contract completion, contract revenues and costs;

•	whether we receive a separately identifiable benefit when cash is paid to a vendor and whether we can make a reasonable estimate of the fair value of such benefit;

•	how the arrangement consideration should be allocated among potential multiple elements; and

•	when to recognize revenue related to the deliverables.

We receive payments from some customers in advance of our providing services. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the consolidated financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the agreement terms.

In addition, our revenue recognition policy requires an assessment as to whether collection is reasonably assured, which requires us, among other things, to evaluate the creditworthiness of our customers. Changes in judgments in these assumptions and estimates could materially impact the timing and/or amount of revenue recognition.

Allowance for Doubtful Accounts. Our allowance for doubtful accounts is determined through an evaluation of the aging of our accounts receivable, and considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time as collection is believed to be reasonably assured or the payment is received. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our provision for doubtful accounts.

Satellites and Other Property and Equipment

Satellites and other property and equipment acquired as part of the New Sponsors Acquisition were based on their fair value as of the date of acquisition, and are reflected as such in our December 31, 2008 consolidated balance sheets, excluding satellites under construction at the time of the acquisition, which were reflected at historical cost (which we believe approximates fair value). Satellites and other property and equipment purchased following the New Sponsors Acquisition are stated at cost. In our December 31, 2007 balance sheet, satellites and other property and equipment acquired as part of the PanAmSat Acquisition Transactions were based on the fair value as of July 3, 2006, the date of the PanAmSat Acquisition Transactions. Historical cost consists primarily of the cost of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term contracts that provide for payments by us over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the estimated useful lives of the related satellites. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

Satellites and other property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from less than one year to 16 years as of September 30, 2009. We make estimates of the useful lives of our satellites for depreciation purposes based upon an analysis of each satellite’s performance, including its orbital design life and its estimated service life. The orbital design life of a satellite is the length of time that the manufacturer has contractually committed that the satellite’s hardware will remain operational under normal operating conditions. In contrast, a satellite’s service life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. Our in-orbit satellites generally have orbital design lives ranging from ten to 15 years and service lives as high as 20 years. The useful depreciable lives of our satellites generally exceed the orbital design lives and are less than the service lives. Although the service lives of our satellites have historically extended beyond their depreciable lives, this trend may not continue. We periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. Changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

We charge to operations the carrying value of any satellite lost as a result of a launch or in-orbit failure upon the occurrence of the loss. In the event of a partial failure, we record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows are less than the carrying value of the satellite. We measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us, and by the amount of any deferred satellite performance incentives that are no longer applicable following the failure. See “—Asset Impairment Assessments” below for further discussion.

Business Combinations

Our business combinations are accounted for whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves estimates and judgments by our management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date, except for pre-acquisition tax contingencies that may be adjusted beyond the allocation period in accordance with Emerging Issues Task Force (“EITF”) Issue No. 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination. These allocations are made based on management’s best estimates and assumptions. In arriving at the fair values of assets acquired and liabilities assumed, we consider the following generally accepted valuation approaches: the cost approach, income approach, and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends.

Asset Impairment Assessments

Goodwill. We account for goodwill and other intangible assets in accordance with the guidance provided under the Intangibles—Goodwill and Other topic of the Codification. Under this topic, goodwill and other intangible assets acquired in a business combination, and determined to have an indefinite useful life, are not amortized but are tested for impairment annually or more often if an event or circumstances indicate that an impairment loss has been incurred. We are required to identify reporting units at a level below the company’s identified operating segments for impairment analysis. We have identified only one reporting unit for the goodwill impairment test. Additionally, our identifiable intangible assets with estimable useful lives are amortized based on the expected pattern of consumption for each respective asset.

Assumptions and Approach Used. We follow a two-step process to evaluate if a potential impairment exists to our recorded amounts of goodwill. The first step of the process is to compare the reporting unit’s fair value to its carrying value, including goodwill. In the event the carrying value of our reporting unit exceeds its fair value, goodwill is considered impaired and the second step is required. The second step requires us to calculate a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if they were being acquired in a business combination. If the implied fair value of goodwill as described above exceeds recorded goodwill, there is no impairment. If the goodwill exceeds the implied fair value, an impairment charge would be recorded for the excess. Furthermore, an impairment loss cannot exceed the amount of goodwill assigned to a reporting unit. After recognizing the impairment loss, the corresponding loss establishes a new basis in the goodwill. Subsequent reversals of goodwill impairment losses are not permitted under applicable accounting standards.

We determined the estimated fair value of our reporting unit using discounted cash flow analysis, along with independent source data related to comparative market multiples and, when available, recent transactions. The discounted cash flows were derived from our five-year projection of revenues and expenses plus a residual value, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. The analysis, which was completed in the fourth quarter of 2008, did not result in an impairment of our goodwill.

Sensitivity Analysis. The key assumptions in our discounted cash flow analysis related to revenue growth rates, operating costs and capital expenditures. Our impairment analysis could be impacted by uncontrollable or unforeseeable events that could positively or negatively affect the anticipated future economic and operating conditions. A change in the estimated future cash flows could change our estimated fair values and result in future impairments.

Our analysis included projected growth rates for revenue consistent with general expectations in the fixed satellite services sector and our historical experience. The fixed satellite services sector is characterized by relatively stable and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. We benefit from strong visibility into our future revenues and had backlog, which is our expected future revenue under all our customer contracts, of $8.8 billion as of December 31, 2008. Additionally, the long-term growth rate assumed in our discounted cash flow analysis could have declined significantly and we still would not have incurred an impairment to goodwill as of October 1, 2008 based on our discounted cash flow analysis.

Our projected cash flows were discounted using a weighted average discount rate of 10.5% based on an estimated weighted average cost of capital which included certain key inputs such as the average capital structures of comparable companies, specifically a market participant debt to equity ratio of 44.9% debt and 55.1% equity, and an equity risk premium of 6.0%, taking into account the current contraction in the economic environment.

Trade name. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is comprised of two major steps: i) a determination of the hypothetical royalty rate, and ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, we considered comparable license agreements, operating earnings benchmark rule of thumb, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors. Based on our analysis, the fair value of the Intelsat trade name as of the fourth quarter of 2008 was not impaired.

Sensitivity Analysis. The key assumptions used in our model to fair value the Intelsat trade name included the tax rate and discount rate. A change in the estimated tax rates or discount rate could result in future impairments.

Orbital Locations. Intelsat is authorized by governments to operate satellites at certain orbital locations – i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 42,165 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the ITU, a sub-organization of the United Nations. We will continue to have rights to operate at our orbital locations so long as we maintain our authorizations to do so. See “Business—Regulation” and “—Risk Factors—Risk Factors Relating to Regulation.”

Our rights to operate at orbital locations can be used and sold individually; however, since satellites and customers can be and are moved from one orbital location to another, our rights are used in conjunction with each other as a network that can change to meet the changing needs of our customers and market demands. Due to the interchangeable nature of orbital locations, the aggregate value of all of the orbital locations is used to measure the extent of impairment, if any.

Assumptions and Approach Used. We determined the estimated fair value of our right to operate at orbital locations using the build up method, as described below, to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the rights to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations.

Under the build up approach, the amount an investor would be willing to pay for the right to operate a satellite business at an orbital location is calculated by first estimating the cash flows that typical market participants would assume could be available from the right to operate satellites using the subject location in a similar market. It is assumed that rather than acquiring such a business as a going concern, the buyer would hypothetically start with the right to operate at an orbital location and build a new operation with similar attributes from scratch. Thus the buyer/builder is considered to incur the start-up costs and losses typically associated with the going concern value and pay for all other tangible and intangible assets. Our analysis, which was completed in the fourth quarter of 2008, led to the recording of a non-cash impairment charge of $326.8 million.

Sensitivity Analysis. The key assumptions used in estimating the fair values of our rights to operate at our orbital locations included: (i) market penetration leading to revenue growth, (ii) profit margin, (iii) duration and profile of the build up period, (iv) estimated start-up costs and losses incurred during the build up period and (v) weighted average cost of capital. We discounted the estimated cash flows from orbital locations using a rate of 9.5% based on an estimated weighted average cost of capital. Utilizing a range of discount rates of 9.0% to 10.0% as a sensitivity measure resulted in a concluded total value range of $3.6 billion to $2.4 billion. Additionally, a sensitivity of a 10% decline in our projected long-term growth rate would result in a decline of approximately $132.3 million in the estimated fair value of our rights to operate at our orbital locations.

Long-Lived and Amortizable Intangible Assets. We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred in accordance with the guidance provided under the Property, Plant and Equipment topic of the Codification, whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset as compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, when assets are expected to be used in future periods, a shortened depreciable life may be utilized if appropriate, resulting in accelerated depreciation.

Assumptions and Approach Used. During the second quarter of 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the satellite. We recorded a non-cash impairment charge of $63.6 million to write down the uninsured Galaxy 26 satellite to its estimated fair value following the anomaly. In order to estimate the fair value of the Galaxy 26 satellite, we used a discounted cash flows analysis.

Sensitivity Analysis. In estimating the discounted cash flows for the Galaxy 26 satellite, we primarily used our internally prepared budgets and forecast information. The cash flows were discounted at an appropriate weighted average cost of capital. A change in the estimated future cash flows could change our estimated fair value resulting in additional impairment.

Income Taxes

We account for income taxes in accordance with the guidance provided under the Income Taxes topic of the Codification (“FASB ASC 740”). We are subject to income taxes in the United States as well as a number of foreign jurisdictions. Significant judgment is required in the calculation of our tax provision and the resultant tax liabilities and in the recoverability of our deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards.

As part of our financial process, we must assess the likelihood that our deferred tax assets can be recovered. Under FASB ASC 740, a valuation allowance is required when it is more likely than not that all, or a portion, of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based in part on the existence of deferred tax liabilities that can be used to realize the deferred tax assets.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We evaluate our tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities’ full knowledge of the position and having access to all relevant facts and information. When a tax position does not meet the more likely than not standard, a liability is recorded for the entire amount of the unrecognized tax benefit. Additionally, for those tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

Fair Value Measurements

We estimate the fair value of our financial instruments using available market information and valuation methodologies. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments. The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. We have determined that the valuation measurement inputs for our publicly traded instruments represent unadjusted quoted market prices in active markets, and therefore, have been classified within Level 1 of the hierarchy framework established by the Fair Value Measurements and Disclosure topic of the Codification (“FASB ASC 820”). We determined the inputs of our non-publicly traded instruments to be within Level 2 of the FASB ASC 820 hierarchy framework.

On January 1, 2008, we prospectively adopted FASB ASC 820, which defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. FASB ASC 820 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

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Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

We performed an evaluation of our financial assets and liabilities that met the criteria of the disclosure requirements and fair value framework of FASB ASC 820. As a result of that evaluation, we identified investments in marketable securities and interest rate financial derivative instruments as having met such criteria.

We account for our investments in marketable securities in accordance with the Investments—Debt and Equity Securities topic of the Codification. All investments have been classified as available-for-sale securities as of December 31, 2007 and 2008, and are included in other assets in the accompanying consolidated balance sheets. Available-for-sale securities are stated at fair value with any unrealized gains and losses included in accumulated other comprehensive income (loss) within shareholder’s equity (deficit). Realized gains and losses and declines in fair value on available-for-sale securities that are determined to be other than temporary are included in other income (expense), net within our consolidated statements of operations. Interest and dividends on available-for-sale securities are included in interest expense, net and other income (expense), net, respectively, within the consolidated statements of operations. We determined that the valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, have classified such investments within Level 1 of the FASB ASC 820 hierarchy framework.

The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both our counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being fair valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-1 105, Generally Accepted Accounting Principles (“Topic 105”), which establishes the Codification as the official single source of authoritative U.S. GAAP, superseding existing literature issued by the FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and related literature. The Codification became effective for interim and annual periods ending on or after September 15, 2009, after which only one level of authoritative U.S. GAAP exists and all other literature is considered non-authoritative. The Codification does not change existing U.S. GAAP. The Codification is effective for our third quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. Pursuant to the provisions of Topic 105, we have updated references to U.S. GAAP in our financial statements issued for the period ended September 30, 2009. The adoption of Topic 105 did not impact our financial position or results of operations.

Accounting pronouncements issued prior to the Codification will continue to be referenced by their original issuance reference for consistency with prior period filings. We have also provided the Codification topic into which the accounting guidance has been incorporated subsequent to its original issuance.

In September 2009, the FASB amended the Revenue Recognition—Multiple Element Arrangements topic of the Codification. Currently, the absence of vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) of the fair value of the undelivered item(s) in an arrangement with multiple deliverables is one of the most common reasons entities are unable to recognize revenue on items that have been delivered. The amendment modifies the fair value requirements by providing an alternative for establishing fair value of a deliverable. In instances where VSOE or TPE of the fair value for any of the deliverables in an arrangement is unavailable, the entity may develop a best estimate of the selling price for those deliverables and allocate the arrangement consideration using the relative selling price method. Application of the residual method of allocating an arrangement fee between delivered and undelivered elements will no longer be permitted. Additionally, entities will be required to disclose more information about their multiple-element revenue arrangements. This amendment will be effective and applied prospectively to all revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted. We are currently evaluating the requirements of this amendment and the impact, if any, to our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140 (“SFAS No. 166”). Subsequent to the issuance of this accounting pronouncement, SFAS No. 166 has been incorporated into the Codification under the Transfers and Servicing topic, which establishes accounting and reporting standards for transfers and servicing of financial assets. SFAS No. 166 is intended to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial statements related to a transfer of financial assets, the effects of a transfer on its financial position, financial performance, and cash flows, and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 will be effective at the start of the first annual reporting period beginning after November 15, 2009. We are currently evaluating the requirements of SFAS No. 166 and the impact, if any, to our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). Subsequent to the issuance of this accounting pronouncement, SFAS No. 167 has been incorporated into the Codification under the Consolidations topic. SFAS No. 167 is intended to address the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”), as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166 and constituent concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under FIN 46(R) do not always provide timely and useful information about an entity’s involvement in a variable interest entity. SFAS No. 167 will be effective at the start of the first annual reporting period beginning after November 15, 2009. We are currently evaluating the requirements of SFAS No. 167 and the impact, if any, to our consolidated financial statements.

Related Party Transactions

See “Management—Executive Compensation—2009 Amendments and Agreements” and “Certain Relationships and Related Transactions.”

BUSINESS

Our Company

We are a leading provider of fixed satellite services worldwide. We have provided communications capacity for milestone events since our founding in 1964, including transmitting worldwide the video signals of the first moon walk, providing the “hot line” connecting the White House and the Kremlin and transmitting live television coverage of every Olympics since 1968.

Our goal is to connect people and businesses around the world with reliable, flexible and innovative communications services. We provide service on a global fleet of 51 satellites and seven owned teleports and terrestrial facilities. We supply video, data and voice connectivity in approximately 200 countries and territories for approximately 1,800 customers, with many of which we have had relationships for over 30 years. Our business is diversified by service offering, customer group, satellite and geography, which reduces our market and operating risk. Our broad customer base includes some of the world’s leading media and communications companies, multinational corporations, Internet service providers (“ISPs”) and government/military organizations. Our customers access our capacity through our extensive service offerings, which include transponder services, hybrid managed services combining satellite capacity and terrestrial facilities and channel services.

We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for fixed satellite services capacity from both private industry and governments. The fixed satellite services sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong cash flows and long-term contractual commitments. As of September 30, 2009, our revenue backlog, which is based on long-term customer commitments of up to 15 years, was approximately $9.5 billion, approximately 94% of which relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the combined year ended December 31, 2008 and the nine months ended September 30, 2009, we generated revenue of $2.4 billion and $1.9 billion, respectively.

We have the largest, most flexible and one of the most reliable satellite fleets in the world, covering over 99% of the world’s population. We operate our fleet with a fully integrated satellite operations model which features two operations centers connected by redundant fiber, resulting in a robust monitoring and control system that we believe is unrivaled in our industry. Our satellite fleet is complemented by a terrestrial network of teleports, points of presence and leased fiber links that we use to carry traffic and provide satellite access for our customers. The flexibility of our fleet allows us to respond quickly to changes in market conditions and customer demand in order to maximize our revenue and profitability. We use a disciplined capacity management program to increase the financial returns on our satellite fleet. Examples of our capacity management program include building satellite neighborhoods around key applications such as direct-to-home, or DTH, video, loading traffic on transponders more efficiently, repointing the beams of certain satellites to bring additional capacity to areas of unmet demand, and relocating satellites to orbital locations that offer improved revenue opportunities. Our capacity management program allows us to take a more strategic approach to our fleet replacement cycle, which we believe results in capital expense savings since some retiring satellites are not being replaced on a one-for-one basis. We believe our capacity management program will increase returns on our assets, enhance the value of our orbital locations, and maximize the marketable capacity of our global fleet.

We continually invest in our communications network in response to the needs of our customers and opportunities in the marketplace, and to address risk management considerations. We have spent $1.4 billion on satellites and other property and equipment from January 2007 to September 2009, during which time we launched four satellites and had several others under construction. The average remaining service life of our satellites was approximately 7.5 years as of September 30, 2009, weighted on the basis of nominally available capacity for the 42 station-kept satellites of the 51 satellites we operated at that time.

Fixed satellite services are an integral part of the global communications infrastructure. Our customers use our services because of the distinct technical and economic benefits satellite services provide for certain applications. Satellites provide a number of advantages over terrestrial communications systems, including ubiquitous coverage, the ability to broadcast signals to many locations simultaneously and independence from terrestrial infrastructure, including points of congestion or unreliability. Satellites allow equal access to bandwidth regardless of location, density of population or availability of terrestrial infrastructure. This feature, combined with the ability of satellites to simultaneously broadcast high quality, secure signals from a single location to many locations, results in a cost efficient distribution medium for video signals. Corporations, network providers and governments use satellite solutions because the technology provides a secure, easily replicated network platform that can be deployed quickly, and across many different regions, simplifying overall network topologies. The ability of satellites to provide instant communications makes them desirable for disaster recovery and military applications.

The global fixed satellite services, or FSS, sector is expected to generate revenues of approximately $9.6 billion in 2010 according to NSR, a leading international market research and consulting firm specializing in satellite and wireless technology and applications. There are multiple growth areas that we believe will drive the continued expansion of the FSS industry.

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Video: Video distribution services for applications such as high definition television, or HDTV, DTH television platforms, and delivery of globalized content are expected to be a source of growth. The increased transmission of HDTV signals requires greater transmission capacity than standard definition signals. Continuing deregulation is expected to create new DTH television platform operators in numerous international markets. Programmers routinely distribute news, sports and entertainment to audiences in multiple geographic markets.

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Data networks: The demand from global organizations for large, cost-effective, private, corporate networks made possible through the combination of broad geographic satellite coverage and the use of very small aperture terminals, or VSATs, is expected to be a source of growth. Satellite-based data networks are expected to grow especially in international markets where terrestrial networks are not well developed and where broadband Internet access is a business necessity.

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Mobility: Efforts by consumer communications companies to combine video services and telephony into a single platform, wired or mobile, should also benefit the FSS industry through increased requirements for the broadcast of video services to new and developing networks. Wireless operators also require satellite capacity for backhaul services that provide a cost-efficient means to rapidly expand their service areas.

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Hybrid satellite-fiber solutions: The combination of our satellites and terrestrial facilities enables us to provide hybrid managed services to our customers, which they use primarily for video and Internet-related services. This is an area which has experienced rapid growth over the last several years, and which we believe will continue to offer growth opportunities within the industry.

In total, C- and Ku-band transponder service revenue in the FSS sector is expected to grow at a compound annual growth rate, or CAGR, of 4.1% from 2010 to 2015 according to NSR.

2009 Debt Transactions

On October 20, 2009, our indirect subsidiary, Intelsat Jackson, completed an offering of $500.0 million aggregate principal amount at maturity of 8½% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance. Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Bermuda in an amount equal to the purchase price paid by Intelsat Bermuda to purchase $400.0 million face amount of the PIK notes at a discount. Intelsat Bermuda then canceled the purchased PIK notes. After giving effect to the purchase of the PIK notes and fees and expenses related thereto and to the 2009 Jackson Notes Offering, approximately $100 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

On July 31, 2009, our indirect subsidiary, Intelsat Sub Holdco, redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8¼% Senior Notes due 2013.

On July 31, 2009, our indirect subsidiary, Intelsat Corp, redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

On February 12, 2009, our indirect subsidiary, Intelsat Sub Holdco, purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to the Tender Offer. Intelsat Sub Holdco funded the Tender Offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B, completed on February 12, 2009, which yielded $348.3 million of cash proceeds at issuance, together with cash on hand. The new notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

Significant Transactions

The New Sponsors Acquisition Transactions

On February 4, 2008, Serafina completed the New Sponsors Acquisition for total cash consideration of approximately $5.0 billion, pursuant to the BC Share Purchase Agreement. Serafina Holdings is an entity newly formed by the BCEC Funds and certain other investors. Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. As a result of completion of the New Sponsors Acquisition and related financing transactions, we and our subsidiaries assumed aggregate net incremental debt of approximately $3.7 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Significant Transactions—The New Sponsors Acquisition Transactions.”

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda, PanAmSat Holdco and Merger Sub, signed a definitive merger agreement pursuant to which Intelsat Bermuda acquired all of the outstanding equity interests in PanAmSat Holdco for $25.00 per common share in cash, or approximately $3.2 billion in the aggregate (plus approximately $0.00927 per share as the pro rata share of undeclared regular quarterly dividends). Upon completion of the PanAmSat Acquisition Transactions on July 3, 2006, PanAmSat Holdco and Intelsat Sub Holdco became separate direct or indirect wholly-owned subsidiaries of Intelsat Bermuda. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding. Concurrently with the PanAmSat Acquisition Transactions, Intelsat General, the entity that operates our government services business, purchased the government services business of PanAmSat. The PanAmSat Acquisition Transactions are described in further detail below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Significant Transactions—The PanAmSat Acquisition Transactions.”

Our Customer Sectors

We provide satellite capacity and related communications services for the transmission of video, data and voice signals. Our customer contracts offer different service types, which fall primarily into four categories: transponder services, managed services, channel services and mobile satellite services. Our services are provided to three primary customer sectors: media, network services, and government. We also perform satellite-related consulting and technical services for various third parties. For details regarding the distribution of our revenue by geographic region and service type, refer to Note 16—Business and Geographic Segment Information to our consolidated financial statements appearing elsewhere in this prospectus.

Media

The media sector represented approximately 31% of our revenue for the nine months ended September 30, 2009. Video applications currently use more FSS capacity than any other application, representing approximately 69% of total global C- and Ku-band FSS transponder revenue in 2009, with North America and Europe being the largest users of satellite capacity for video applications, according to NSR. We provide satellite transponder capacity and other satellite and terrestrial services for the transmission of entertainment, news, sports and educational programming for approximately 300 content providers worldwide. Our video services are comprised of three categories: video distribution services, DTH television services and video contribution services.

Video Distribution Services. Our primary video distribution service is the full-time transmission of television programming to cable systems, network affiliates and other redistribution systems. Our video distribution services are characterized by long-term contracts with premier media companies and content providers. These companies contract for dedicated transponder services from us, both on our satellites in orbit and those planned for launch in the future. We also offer bundled, value-added services that include satellite capacity, digital encoding of video channels and, if required, up-linking and down-linking services to and from our satellites and teleport facilities.

DTH Television Services. Most of our satellites are capable of providing DTH services through the use of high-powered, Ku-band spot beams that transmit over specific geographic areas. DTH service providers contract for transponder services from us, and our satellites provide the platform for the services they provide to their customers. These services deliver a package of television programming channels directly to a consumer’s home from our satellites.

Video Contribution Services. We provide broadcasters with full-time satellite services for the transmission of news, sports and entertainment segments from a remote location to their network affiliates or broadcast centers within the United States and around the world. Broadcasters use our contribution capacity to consolidate programming from various locations and assemble it in one central location for the final programming product. This service provides broadcasters with a dedicated transmission pipeline for the full-time retrieval of programming segments.

Our video contribution services also include occasional use services through which we provide broadcasters with satellite transmission services on a short-term basis, designed to enable broadcasters to conduct on-the-scene transmissions from special events and to receive the transmissions at their broadcast centers or affiliate stations. These occasional use services use our terrestrial infrastructure and our GlobalConnex managed services, including leased fiber facilities, which enable us to capture and transport high definition content for cable and broadcast distribution. In addition to short-term services for special events coverage, we have long-term transponder services agreements with certain satellite services resellers in the United States, which package domestic U.S. transponder capacity for their broadcast, business, educational and government customers. Our occasional use services help us take advantage of unutilized capacity on our satellites and are complementary to other services we offer. As these services are not typically long-term in nature, the revenue we derive from them is not a significant portion of our contracted backlog.

Highlights of our media business include the following:

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Of our 51 satellites, 27 are part of video neighborhoods around the world, with 11 serving the United States, four serving Latin America, five serving Asia, four serving Europe, and three serving Africa and the Middle East.

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In North America, we believe that we are the leading provider of FSS capacity for the distribution of high definition and cable programming. We also believe that we are one of the leading providers of FSS capacity for ethnic programming distribution in North America, with approximately 200 channels broadcast.

•	We are a leading provider of FSS capacity for DTH services, delivering programming to millions of viewers and supporting approximately 30 DTH platforms around the world.

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Global C- and Ku-band transponder demand and revenue for FSS video applications is forecasted to grow overall at CAGRs of approximately 4.7% and 4.8%, respectively, from 2010 to 2015, according to NSR.

•	Our revenue from video applications is highly predictable given agreement terms of up to 15 years, and benefits from primarily non-cancelable contracts.

Network Services

The network services sector represented 49% of our revenue for the nine months ended September 30, 2009. We provide transponder services and managed services to data and Internet protocol, or IP, service providers, telecommunications carriers, wireless operators and multinational corporations and entities for the transmission of data, voice and video communications globally. We also provide point-to-point channel services to telecommunications carriers to enable voice and data services to countries and territories that lack terrestrial cable interconnections.

One of the ways we have grown our business is by providing satellite services which enable private data networks such as VSAT networks. We provide satellite services to companies that furnish broadband networks for end users in the United States, Latin America, Europe, the Middle East, Africa and Asia. We also provide capacity directly to owner-operators of networks. These rooftop-to-rooftop VSAT networks provide dedicated, proprietary one-way and two-way communications links among multiple business sites. VSAT network end users include retail chains for rapid credit card authorization and inventory control, banks for the connection of automated teller machines to processing computers and news agencies for the timely dissemination of news and financial information. VSAT network end users also include residential and small and medium-sized enterprises that use these satellite-based services for broadband access.

We have historically served providers of telecommunications services, and in many cases we are the exclusive means for global operators to reach certain remote countries. In the last several years, we have grown our revenues by also providing managed services such as GlobalConnex to broadband service providers and ISPs. Network service providers that target regional markets or vertical markets, such as maritime and oil and gas, use our transponder services and managed services in their respective service offerings. We have also grown our network services business by selling transponder services to mobile operators in developing regions for wireless network expansion applications. We believe that we will continue to earn a significant portion of our revenue from our network services sector in the near term, due to the continuing demand for broadband connectivity, the growing requirement for mobile services and the continued growth of Internet services and applications.

Highlights of our network services business include the following:

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We believe we are the leading provider of satellite capacity for voice and data applications, derived from data presented by Euroconsult, a leading international research and consulting company specializing in space satellite communications and broadcasting.

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We believe we are the leading provider of satellite capacity for satellite-based private data networks, including VSAT networks. C- and Ku-band transponder demand for VSAT services is expected to grow at a CAGR of 6.8% from 2010 to 2015, according to NSR.

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We believe that the demand for satellite capacity for certain niche voice and data applications will continue to grow. For example, the proliferation of wireless services worldwide has created demand for our satellite services for backhaul and network extensions in developing regions, due to unreliable or non-existent terrestrial infrastructure. NSR expects transponder demand for wireless backhaul via satellite to grow by approximately ninety-one 36 MHz transponders from 2010 to 2015, representing a 6.3% CAGR.

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The growth in Internet applications and broadband Internet access demand is driving growth in our GlobalConnex managed services for network service providers in developing countries. Our managed services business, for which annual revenue has grown from approximately $8 million in 2002 to approximately $303 million for the combined year ended December 31, 2008, is marketed to deregulated and competitive service providers, including corporate users and ISPs, which require end-to-end satellite solutions. Our strength in voice and data services, established customer relationships and extensive satellite and terrestrial network should allow us to benefit as customers increasingly look for more integrated services to meet their communications needs.

Government

The government sector represented 16% of our revenue for the nine months ended September 30, 2009. Our government business provides a range of sustainable, cost-effective, secure communications solutions to U.S. and European government end users and the integrators that serve them. Our government business offers its customers satellite capacity, ground terminals and turnkey communication solutions for fixed and mobile applications. In some instances, our solutions include transponder capacity or other services provided by other mobile and fixed satellite service operators. Our government business has a dedicated team of satellite professionals skilled in every facet of satellite communications and with significant experience in serving the government sector.

Highlights of our government business include the following:

•

We are a leading FSS provider of government satellite services, as determined by a comparison by Euroconsult of the government market size to the revenues generated by our government business, Intelsat General.

•	The reliability and size of our fleet allows us to address changing demand for satellite coverage and to provide mission-critical communications capabilities.

•

The U.S. government and military is one of the largest users of commercial FSS satellites for government/military applications on a global basis. We currently serve more than 200 end users, either directly or as a sub-contractor.

Satellite-Related Services

The satellite-related services sector represented 4% of our revenue for the nine months ended September 30, 2009. We perform satellite-related consulting and technical services for various third parties. These services include satellite and launch vehicle construction program management, launch vehicle and satellite procurement, and telemetry, tracking and control (“TT&C”) services for satellites owned by other satellite operators.

Our Strengths

Our business is characterized by the following key strengths:

Leading FSS Position in Growing Regions and Customer Sectors

We are one of the largest FSS providers and, based on the number of transponders contracted, we hold the leading position in each of our customer sectors. As a result of our scale and leadership position in the regions and customer sectors served by our network, we expect to benefit from the following key growth areas in our industry:

•

Video distribution: We are a leading transmission platform for the distribution of video programming to cable systems in North America and in other regions throughout the world. Through a combination of our long-standing customer relationships, key North American orbital slots, leading “anchor tenant” cable channels and reception of our signals by approximately 8,000 qualified cable head-ends, we have been successful in creating “cable neighborhoods.” These cable neighborhoods are a powerful tool in attracting and retaining customers because ground infrastructure is specifically designed to receive information from our satellites, making switching costs significant. Our cable neighborhoods include channels in the rapidly growing non-English language and ethnic programming market. Our Galaxy 19 satellite carries approximately 179 channels offering ethnic programming, including many that are brought to the United States on our system, and we believe that the Galaxy 19 satellite carries more non-English and non-Spanish language programming than any other satellite in North America.

•

High definition television: We intend to utilize our position and strategically-located capacity to better serve the rapidly growing high definition demand in the cable and broadcast arcs. Today we operate one of North America’s largest high definition, or HD, neighborhoods on our Galaxy 13 satellite and distribute HD programming on many of our satellites serving other regions. The number of HDTV channels distributed to broadcasters and cable communities worldwide by FSS operators is forecasted to increase from 493 to 1,004 channels between 2009 and 2014, according to NSR.

•

Direct-to-home providers: We are a leading provider of FSS capacity for global DTH services. In international markets, DTH platform operators rely upon FSS capacity in order to deliver their programming services to their subscribers, and 27 of these DTH platform operators deliver their programming on Intelsat satellites. We provide content to millions of households in regions including Latin America, Eastern Europe and Africa. We will continue to focus DTH marketing efforts on these high-growth regions where we believe that our satellite capacity is well-positioned. Given the flexible nature of our capacity, including the ability to reconfigure beam coverage on a number of our satellites in response to customer demand, we believe we will be able to respond quickly to new customer requirements as they develop. According to NSR, the demand for C- and Ku-band FSS capacity used for DTH services is expected to grow at a CAGR of approximately 3.5% between 2010 and 2015.

•

Data and telecommunications services: We are the leading provider of FSS capacity for satellite voice and data services worldwide. As the world’s first satellite company, we have relationships with virtually every incumbent telecommunications operator in every country in the world. Our leading position with telecommunications and data networking customers has allowed us to benefit from a number of recent trends, including the growth in wireless networks, which has resulted in increased demand for capacity to be used for wireless expansion services, and the growth in demand for broadband services, which support IP-related applications, such as Internet access and Voice over Internet Protocol, or VoIP. These trends have resulted in increased satellite demand for our services in developing regions and in vertical markets such as the maritime and oil and gas sectors. In the future, we believe our leadership in providing network services will position us to benefit from new demand for FSS capacity supporting mobile broadband solutions to vertical markets such as maritime services.

•

Government/military: We are the leading FSS provider of commercial satellite services to the government sector, providing satellite capacity, managed services and turn-key services to our customers. We attribute our strength in this area to the flexibility of our satellite fleet and the reliability of our satellites in transmitting mission-critical communications. We intend to utilize our well established customer relationships, enhanced capabilities and the increased scale of our fleet as a result of the PanAmSat Acquisition Transactions to strengthen our position with both military and civilian customers in this sector. Government and military customers currently rely on commercial satellite capacity for a growing portion of their mission-critical communications and customized managed services.

Stable and Diverse Revenue Generation

Our revenue and backlog are diversified among service sectors, geographic regions, satellites and customers. We currently expect to deliver services associated with approximately $2.1 billion, or approximately 22% of our September 30, 2009 backlog, over the twelve months ending December 31, 2010. Our backlog provides significant near-term revenue visibility, particularly since approximately 94% of our total backlog as of September 30, 2009 relates to contracts that either are non-cancelable or cancelable only upon payment of substantial termination fees. Our backlog is our expected future revenue under all our customer contracts, but includes only our pro rata share of backlog of our joint venture investments. In the last two years, at the beginning of each year the current year portion of our backlog represented on average approximately 77% of that year’s actual revenue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Backlog” for further information regarding our backlog.

No single satellite generated more than 4% of our revenue and no single customer accounted for more than 4% of our revenue during the nine months ended September 30, 2009. The diversity of our revenue base enables us to capitalize on changing market conditions and mitigates the impact of fluctuations in any specific service sector or geographic region and difficulties that any one customer may experience. The resilience of our fleet also reduces the financial impact of satellite failures and protects against service interruption.

We believe our substantial backlog provides both significant near-term revenue visibility as well as a reliable stream of future revenues. As of September 30, 2009, our revenue backlog was approximately $9.5 billion. Our backlog has increased over the past year, despite our being between renewal cycles on our major media contracts, which would usually result in a declining trend. By region and service sector, our backlog as of September 30, 2009 was as follows:

Note: Regional designation for backlog is based on customer billing address.

Established Relationships with Premier Customers

We provide satellite services to approximately 1,800 customers, including many of the world’s leading media and broadcasting organizations, multinational corporations, telecommunications companies, ISPs and government/military entities. We have developed close, long-standing relationships with our customers, serving many of our largest customers for over 30 years. In most cases, our services are mission critical to the delivery of our customers’ services. We believe we are recognized by our customers as a resource for technical excellence and a partner in optimizing the performance of their networks. In most cases, our services are mission critical to the delivery of our customers’ services. The following table includes examples of our customers for each service sector:

Service Sector Category	Selected Customers
Media	Arqiva, Discovery Communications, Fox Entertainment Group, Home Box Office, Multichoice Ltd., NHK, SKY Brazil, SKY Latin America, SKY Mexico, Starz Encore Group, The DIRECTV Group, The Walt Disney Company, Time Warner, Turner Broadcasting System, Viacom

Service Sector Category	Selected Customers
Network Services	AT&T, British Telecommunications, Central Bank of the Russian Federation, Gateway Communications, Hughes Network Systems, PT Indosat, Schlumberger, Verizon Business, TelMex, The World Bank, United Nations, Vizada, Vodacom

Government	Artel, National Oceanic and Atmospheric Administration, U.S. Department of Defense’s Armed Forces Radio & Television Service, U.S. Department of State, U.S. Navy

Cash Flow Generation

Our strong operating profits, disciplined approach to capital expenditures and culture of continuous operational improvement enable our business to generate significant cash flows from operations. The FSS sector requires sizable investment to develop and launch satellites. However, once satellites are operational, costs do not vary significantly, creating operating leverage which generates high margins and strong free cash flow from operations.

We continually invest in our communications network in response to the needs of our customers and opportunities in the marketplace, and to address risk management considerations. We have spent $1.4 billion on satellites and other property and equipment from January 2007 to September 2009 during which period we launched four satellites and had several others under construction. The average fill rate and remaining service life of our 42 station-kept satellites as of September 30, 2009 were approximately 85% and 7.5 years, respectively. As a result, we have the ability to expand our customer and revenue base without significant increases in operating costs. Since the PanAmSat Acquisition Transactions in 2006, we have rationalized the size of our fleet and are consolidating the number of orbital locations required to serve our customers. Our capital allocation decisions are based on the expected return on invested capital and market demand, and we will be prudent in the selection of the number, size and characteristics of replacement and new satellites to be launched.

We are also growing our business and see new opportunities to expand the services we provide. Because of our scale and efficient operating structure, we believe we can capture new business growth without incurring significant additional costs. We believe our efficient operating profile will enable us to generate significant cash flow from operations as our revenues increase.

Leading Global Fleet and Infrastructure

We believe that we have one of the world’s largest and most technologically advanced commercial communications systems, comprised of a fleet of geosynchronous satellites, teleports, points of presence and leased and owned fiber. Our global system features 51 satellites that cover over 99% of the world’s population and includes C- and Ku-band satellite capacity that serves approximately 200 countries and territories.

The scale and composition of our fleet provides us with flexibility and resilience. Our orbital locations are numerous and well-placed, such that each region of the globe is served by multiple satellites of our fleet. We believe we have adequate redundancy within our in-orbit capacity, and currently have one in-orbit satellite serving in a back-up position. To provide further resilience, many of our satellites are equipped with steerable beams that can be moved in order to provide supplemental capacity to restore service following an anomaly. We manage our global satellite fleet on a fully integrated basis, with a common software interface used for satellite management and control. Our east coast satellite operations center is used primarily to operate all of our owned satellites, and our west coast satellite operations center is used primarily to operate third-party satellites. Each of the centers can provide instantaneous restoration in the case of natural disasters or other events resulting in the loss of the other center. We also have terrestrial assets consisting of teleports, points of presence and leased fiber connectivity that complement our satellite network and provide for flexibility in providing service on certain routes. Our terrestrial assets are core to our hybrid managed services, and also provide customers with global access to our fleet.

Our industry-leading satellite fleet and terrestrial infrastructure, as well as our flexibility and ability to offer comprehensive managed services, allow us to provide integrated worldwide distribution and transmission services, reducing our customers’ risk of data loss and service interruptions.

Technical Excellence in Satellite Procurement and Operations

As the world’s first satellite operator, we benefit from over 40 years of technical and commercial experience in building and operating satellite fleets. Our technical excellence routinely results in our being able to fly a satellite long past its design life, and in most cases well beyond the orbital maneuver life estimated at satellite launch, resulting in additional years of revenue-generating life and enhancing our return on our fleet investment. Even though we are replacing only a small portion of our fleet in any year, we are still one of the world’s largest buyers of commercial satellites and launch vehicles due to the scale of our fleet. We use our proficiency in designing and procuring satellite systems and launch vehicles, together with an ability to generate volume discounts from satellite manufacturers and launch providers, to benefit our business. We further increase our economies of scale by selling satellite-related consulting and other services to other satellite operators that seek our expertise in designing, building, buying and operating satellites.

Track Record of Product Innovation

We have a core competency in product innovation, as evidenced by the growth of our managed services offerings, known as GlobalConnex, which address increasing customer demand for more integrated services. We have utilized our leadership in providing video, data and voice services for customers, as well as our global network, technical expertise and well-established customer relationships, to offer a comprehensive managed services platform. For example, in 2007 we added a GlobalConnex service to provide broadband connectivity to the maritime industry. Our service offering includes automatic beam switching technology, which automatically adjusts user hardware to new satellite coordinates as the vessel travels across beam and satellite coverages. This innovative service offering delivers a continuous broadband connection at a flat rate per vessel, and is based upon C-band capacity which is underutilized in certain geographic markets. We will continue to operate as a leader of innovation within our industry and explore value-creating opportunities to complement our existing businesses.

Our Business Strategy

We are pursuing a business strategy which features four initiatives to build on our competitive position and to address attractive new business opportunities. We believe that these strategies for profitable growth, in combination with our culture of continuous improvement, will enable us to increase our revenues and operating cash flows.

Grow Our Business by Focusing on High Growth Regions and Applications

We have an industry-leading position in every sector that we serve. We believe that the media, network services, and government sectors represent opportunities for revenue growth over the long-term for operators in the FSS industry. We intend to focus our resources on further penetrating the most attractive regions and applications in these sectors in order to increase our profitability and free cash flow.

Media

We intend to maintain and strengthen our leadership in media services by continuing to capitalize on the strength of our video neighborhoods, maintaining and growing our leadership position in HDTV distribution and expanding our services for DTH platform operators. We believe that we are well positioned to grow both the distribution and contribution portions of our video business by continuing to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region, and to build our neighborhood in Europe. As cable operators expand their channel capacities, we have the opportunity to benefit as more channels, services and other data needs require satellite distribution to cable head-ends. Furthermore, as the number of channels grows, demand increases for our premium cable neighborhood satellites. In addition, many U.S. cable programmers are increasingly interested in pursuing business expansion opportunities outside of the United States. With assets spanning the globe, we believe we can be an attractive supplier to cable programmers as they pursue this strategy.

We also believe that demand for HDTV will continue to grow, resulting in continued strong demand for satellite bandwidth. We will continue to build upon the success of the Galaxy 13/Horizons-1 satellite, which was placed in service as an HDTV neighborhood to attract this new and fast-growing program format type. Since announcing our HDTV neighborhood on the Galaxy 13 satellite, we have grown the number of HDTV channels carried by our system to over 100. We also intend to expand the number of services we provide to HD programmers. We intend to offer a number of HD contribution services to enable the capture and transport of HD programming from remote locations to satellite production facilities, from which it can then be distributed through our satellites serving cable neighborhoods.

Lastly, we will continue to build on our leading international DTH platform business, targeting Latin America, Eastern Europe, Middle East, Africa and regions within Asia where we can use our available capacity and the flexibility of our satellite fleet to capture additional growth opportunities. We intend to develop new video communities by leveraging our existing satellites and relationships with successful DTH platform operators to capture growth in new DTH markets.

Network Services

We believe we are well positioned to expand our business serving network services customers by focusing on growing applications, including data and IP services for vertical markets such as the maritime and oil and gas sectors, services to wireless operators, global telecommunications carrier services, and mobility services.

We believe we are a leading provider of satellite services supporting data applications such as corporate broadband VSAT networks, virtual private networks (“VPNs”) and high data rate point-to-point connections or trunking solutions for ISPs. We will grow our business by continuing to build our relationships with satellite-based broadband service providers, including VSAT service providers in the largest and fastest growing regions, such as North America, Africa, Latin America, Eastern Europe and the Middle East. We intend to solidify our leadership position through partnering initiatives with data and IT services providers in key growth regions and with service providers in attractive vertical markets, such as maritime and oil and gas. We will also continue to market GlobalConnex managed services for regional service providers, corporations and international organizations implementing VPNs for broadband and VoIP applications.

We believe that we are well positioned with telecommunications service providers throughout the world, and we have leveraged this presence to build a leading position serving wireless operators in emerging markets such as Africa and the Middle East. We intend to introduce new services that will expand our presence serving the wireless telecommunications sector. We intend to expand our customer base by marketing our services to other forms of competitive carriers in newly deregulated markets, which use satellite capacity in order to introduce their services quickly and independently of established local carriers.

We have an extensive customer base of traditional telecommunications carriers that use our services to reach regions that lack direct access to telecommunications cable interconnects or where internal infrastructure either does not exist or is unreliable. We believe that the drive for continued globalization by multinational corporations will increase satellite demand from global telecommunications companies which need our ubiquitous coverage in order to provide “one-stop” shopping to their customers.

Government

As the largest provider of commercial satellite services to the government sector, we believe we are well positioned to service its increased need for commercial satellite communications services, which has been driven in part by anti-terrorism efforts, conflicts in the Middle East and increased worldwide awareness of the role of satellites in emergency and first responder communications networks. We intend to build our marketing efforts with respect to contractors that serve both civilian and defense agencies. We expect that our expanded service capability with respect to satellite capacity, managed services and turn-key services will attract additional government business at the national and state agency level, and enable us to work with a broader scope of government contractors and integrators.

Increase our Return on our Asset Base through Disciplined Management of Capacity

As we execute on our first strategy to focus on certain applications and regions, we will require capacity in certain regions to respond to customer requirements. We are employing a disciplined capacity management program to optimize our inventory of capacity and improving our returns on our assets. Our capacity management program establishes strategies for key satellite roles based upon the customer and growth characteristics of the market served by each satellite in such a role. For instance, we are increasing the value of our satellites by establishing neighborhoods based on growing customer applications, such as DTH video services in regions including Africa, Northern and Eastern Europe, and South America. Our capacity management program also includes creating additional marketable capacity through reassigning traffic (“grooming”), repointing steerable beams and relocating satellites. Over the past two years we have groomed existing customer traffic from individual satellites to other satellites in our fleet based upon the customer’s application and the amount of capacity required. This in turn allows us to more efficiently load our transponders and secure larger blocks of capacity for customers with growing, long-term requirements. Furthermore, because many of our satellites have flexible designs, including steerable beams, we can repoint beams to areas of unmet demand, or relocate satellites in order to bring additional capacity to an entire region. Through these various capacity management initiatives, we can improve returns on our asset base and maximize the value of our fleet.

Over the past two years we have implemented a strategy to rationalize the size of our fleet and consolidate the number of orbital locations required to serve our customers. The most recent example of this rationalization strategy is our decision to replace two existing satellites with a single replacement satellite, thus reducing capital expense. Our capital allocation decisions are based on the expected return on invested capital and market demand, and we will be prudent in the selection of the number, size and characteristics of replacement and new satellites to be launched. For instance, new satellites will be designed to include more high-power, land-mass focused capacity that delivers video and broadband applications more efficiently, thereby increasing the proportion of high value transponders relative to our current capacity mix. In addition, we will seek anchor customers for new satellites, in order to improve overall returns. African direct-to-home television services provider, Multichoice, recently signed a 15-year agreement for capacity, extending and expanding its existing agreement on the IS-7 satellite and its replacement satellite, IS-20, which is expected to be launched in early 2012. At the same time, we have accelerated the build of certain satellites in order to capture new opportunities and because of overall fleet management considerations. Through capacity management, we intend to maximize the revenues, and therefore the returns, generated by our assets.

Build New Revenue Streams by Introducing New Products and Services

The flexibility of our network and the global scale of our business gives us the ability to expand our customer and revenue base without significant increases in operating costs. We have identified three areas that we believe offer potential for significant growth with only minimal incremental investment in additional resources: new product development, satellite-related services, and new government initiatives.

We have a proven track record of capitalizing on new growth opportunities and expanding the FSS market. New service introductions, such as our rapidly growing GlobalConnex business, have resulted in substantial new revenue streams. In the past two years, we have introduced several new IP- or mobility-related services. We have developed a wholesale Internet Protocol Television, or IPTV, platform that operates on our North American satellite and terrestrial infrastructure that is being marketed by a North American distributor. We are developing a portfolio of several mobility-related services to serve high growth vertical markets. Our global maritime broadband service, which provides on-the-move IP connectivity to the fishing, oil and gas, and shipping sectors, is now being marketed by five different distributors around the world. We provide these services on a wholesale basis, working with distributors who are the leaders in their respective vertical markets. Both of these new services are examples of our identifying new markets and technologies which will enable us to generate additional revenues from capacity which is currently underutilized.

We intend to continue to expand our satellite-related services business, which we began approximately three years ago and which has grown to revenues of $50.2 million for the combined year ended December 31, 2008. This business allows us to generate new revenue streams by offering consulting services to other satellite operators which leverage our internal technical expertise and buying power. Examples of these services include transfer and in-orbit testing, long-term satellite operations, teleport hosting, and satellite design and engineering services. In 2008, we were awarded a contract to provide teleport and staff services at our Paumalu, Hawaii teleport for mobile satellite services provider, Inmarsat plc. In addition, as of December 31, 2008, we operated eleven third-party satellites in addition to our owned satellite fleet, utilizing the same integrated satellite operations infrastructure and with minimal additional headcount.

We believe that we can grow our revenues from our government services business by developing innovative solutions to government needs for space communications, such as hosted payloads and third-party X-band and UHF services, and outsourced hub services, and by increasing our service offerings for “communications on the move,” or COTM. We currently see an opportunity to offer a quick and efficient means of placing government assets in space through hosted payload programs. For instance, Intelsat General has been accepted by the Department of Defense as a participant in a Joint Concept Technology Demonstration, or JCTD,

to fly a payload for the Internet router in Space program, also known as IRIS. In this program, a customized Internet router has been positioned on an Intelsat satellite. By co-locating its payload on an Intelsat satellite already planned for launch, the government will get quick and cost-efficient access to test an emerging space-based technology solution. We also believe that we can offer innovative commercialized services, such as third-party X-band and UHF services that we package and sell to our government customer base. We will also deliver greater efficiency to our government customers by offering managed hub services at our strategically located teleports. Lastly, we intend to implement modifications to the mobility solutions we offer to commercial customers in the network services sector in order to deliver mobile video and data services for military and homeland security applications. We believe these strategies leverage our unique use of space-based technologies and provide opportunity for future revenue growth.

Selectively Pursue Strategic and Organic Opportunities

We have a track record of capitalizing on strategic growth opportunities through acquisition, including our completion of two transactions in 2004, and the 2006 acquisition of PanAmSat. These transactions further strengthened our leading position in the FSS sector by enhancing our capabilities for video, corporate network and government/military applications. We expect that near-term strategic opportunities in the FSS sector may involve smaller, regional or national satellite operators seeking joint ventures or revenue sharing arrangements in order to provide follow-on capacity for satellites that are aging and facing replacement.

In October 2009, Intelsat was selected as the successful bidder at a bankruptcy auction for the ProtoStar I satellite. This satellite, which was launched in July 2008, is expected to have a 16-year life from its date of launch. Immediately after closing the transaction, which is expected shortly, the satellite will be relocated to the Atlantic Ocean region. To be known as IS-25, the satellite will provide growth capacity for the fast-growing African continent as early as the second quarter of 2010. The additional inventory will support future revenue growth and provide resilience within our fleet, which had a fill factor of 85% at September 30, 2009. Because of our operating scale and collection of valuable orbital locations, we will be able to integrate and operate IS-25 with minimal incremental cost, and rapidly build a backlog of revenue for the new satellite.

In December 2008, we announced a joint venture with a South African investor group led by Convergence SPV Ltd. that will utilize project financing to build and launch a new satellite into the 33º east longitude orbital location, ideally positioned to serve Africa. The satellite, to be called “Intelsat New Dawn,” will feature a payload optimized to deliver wireless backhaul, broadband and television programming to Africa and is expected to enter service in early 2011. The satellite will be operated and marketed as part of the global Intelsat fleet. In this project, which is expected to be 85% financed with non-recourse debt provided by African financial institutions, Intelsat retained 74.9% of the equity of the New Dawn joint venture in exchange for an investment which is expected to total approximately $25 million. With over 50% of the payload already contracted at announcement in December 2008, this project is an example of a business development activity which replaces capacity at a current orbital location through a business arrangement with attractive return on investment characteristics.

We believe that we can also invest modestly in our existing infrastructure to build the value of our satellite assets. For instance, we are grooming our fleet to increase the number and value of video neighborhoods within our fleet. We may choose to invest in antenna seeding programs to increase the penetration of cable head-ends for certain of our satellites. We believe that these modest investments in new ground infrastructure will enable us to command higher rates for our satellite capacity in video neighborhoods and increase the value provided to programmer customers, which will then be able to reach larger audiences from our fleet.

Our Network

Our global fleet is currently comprised of 51 satellites and leased capacity on one satellite owned by another satellite operator, as well as ground facilities related to the services we sell and operation and control of our satellites. Our satellite operations are supported by ground assets and leased facilities in the United States, Germany, Italy, South Korea, Australia, and South Africa. Our network also includes ground assets consisting of teleports or leased teleport facilities supporting commercial services in Germany, the United States, Australia, China, Argentina, United Arab Emirates, Italy, Kuwait and South Korea and points of presence in the United States, China, Germany and the United Kingdom, among others. See ”—Network Operations and Current Ground Facilities” below.

Our customers depend on our global communications network and our operational and engineering leadership, including our:

•	operating history of over 40 years of pioneering achievements in satellite communications;

•	highly resilient network;

•	ability to relocate or reconfigure capacity on many satellites to cover different geographic regions; and

•	high transponder reliability levels.

We believe that our operational and engineering achievements are due primarily to our satellite procurement and operations philosophy. Our operations and engineering staff is involved from the design through the decommissioning of each satellite that we procure. Our staff works at the manufacturer’s site to monitor progress, allowing us to maintain close technical collaboration with our contractors during the process of designing, manufacturing and launching a satellite. We continue our engineering involvement throughout the operating lifetime of each satellite. Extensive monitoring of earth station operations and around-the-clock satellite control and network operations support ensure our consistent operational quality, as well as timely corrections when problems occur. In addition, we have in place contingency plans for technical problems that may occur during the lifetime of a satellite.

We have substantially completed the process of consolidating certain ground assets and facilities in order to improve the cost efficiency of our network operations and communications services. See ”—Network Operations and Current Ground Facilities” below.

The table below provides a summary of our satellite fleet as of September 30, 2009.

Satellite	Manufacturer	Orbital Location	Launch Date	Estimated End of Service Life(1)
Station Kept:
IS-701	SS/L(2)	180°E	10/93	1/12
IS-702	SS/L	66°E	6/94	5/12
IS-705	SS/L	310°E	3/95	2/10
IS-706	SS/L	54.85°E	5/95	2/13
IS-707	SS/L	307°E	3/96	3/13
IS-709	SS/L	85.15°E	6/96	6/12
IS-802(3)	LMC(4)	32.9°E	6/97	9/10
IS-805	LMC	304.5°E	6/98	6/16
IS-901	SS/L	342°E	6/01	6/19
IS-902	SS/L	62°E	8/01	8/19
IS-903	SS/L	325.5°E	3/02	4/19
IS-904	SS/L	60°E	2/02	1/20
IS-905	SS/L	335.5°E	6/02	6/20
IS-906	SS/L	64.15°E	9/02	9/20
IS-907	SS/L	332.5°E	2/03	2/21
IS-10-02(5)	EADS Astrium	359°E	6/04	1/22
Galaxy 19	SS/L	97°W	9/08	9/24
Galaxy 23(6)	SS/L	121°W	8/03	8/21
Galaxy 25	SS/L	93.1°W	5/97	5/15
Galaxy 26	SS/L	50.75°E	2/99	3/11(7)
Galaxy 27	SS/L	129°W	9/99	10/11(7)
Galaxy 28	SS/L	89°W	6/05	10/22
APR-1(8)	ISRO(9)	83°E	N/A	N/A
HGS-3	BSS(10)	38°E	2/96	9/11
IS-1R(11)	BSS	45°W	11/00	6/10
IS-4	BSS	72°E	8/95	8/10
IS-5	BSS	169°E	8/97	10/12
IS-7	SS/L	68.65°E	9/98	11/13
IS-8	SS/L	166°E	11/98	1/14
IS-9	BSS	58°W	7/00	11/13
IS-10	BSS	68.5°E	5/01	6/16
IS-11	ORB(12)	317°E	10/07	10/23
IS-12	SS/L	45°E	10/00	1/16
Galaxy 3C	BSS	95.05°W	6/02	9/20
Galaxy 11	BSS	32.8°E	12/99	4/15
Galaxy 12	ORB	123.1°W	4/03	4/20
Galaxy 13/Horizons-1(13)	BSS	127°W	9/03	12/18
Galaxy 14	ORB	125°W	8/05	12/20
Galaxy 15	ORB	133°W	10/05	10/22
Galaxy 16	SS/L	99°W	6/06	6/22
Galaxy 17	Thales(14)	91°W	5/07	5/23
Galaxy 18	SS/L	123°W	5/08	5/24
Horizons-2(15)	ORB	74.05°W	12/07	12/23
IS-24	IAI(16)	47.3°E	5/96	11/13

Satellite	Manufacturer	Orbital Location	Launch Date	Estimated End of Service Life(1)

Inclined Orbit:
IS-601	BSS	47.5°E	10/91	1/11
IS-602	BSS	177.85°E	10/89	8/11
IS-603	BSS	340.05°E	3/90	3/13
IS-801	LMC	328.5°E	3/97	10/10
Leasat F5(17)	BSS	100°E	1/90	2/11
IS-2	BSS	169.1°E	7/94	7/11
Galaxy 9(18)	BSS	81°W	5/96	7/10
IS-3R	BSS	43°W	1/96	9/09

(1)	Engineering estimates of the service life as of September 30, 2009 as determined by remaining fuel levels, consumption rates and other considerations (including power) and assuming no relocation of the satellite.
(2)	Space Systems/Loral, Inc.
(3)	The IS-802 satellite suffered an anomaly in September 2006 that reduced the available solar array power. The current service life is limited by the remaining available power that reduces over time due to natural solar array degradation.
(4)	Lockheed Martin Corporation.
(5)	Telenor Inma AS owns 18 transponders (measured in equivalent 36 MHz transponders) of this satellite’s Ku-band payload.
(6)	EchoStar Communications Corporation owns all of this satellite’s Ku-band and Ka-band transponders and a portion of the common elements of the satellite.
(7)	The maneuver life of our Galaxy 26 and Galaxy 27 satellites were not materially impacted as a direct result of either the anomalies or our efforts to recover the satellites.
(8)	Operated by another satellite operator with capacity leased by us.
(9)	Indian Space Research Organization.
(10)	Boeing Satellite Systems, Inc., formerly Hughes Aircraft Company.
(11)	After transfer of traffic to the replacement satellite and relocation to another longitude, we expect that IS-1R will have sufficient power to operate a significant subset of its transponders through the end of design life, which is February 2016.
(12)	Orbital Sciences Corporation.
(13)	Horizons, our joint venture with JSAT, owns and operates the Ku-band payload on this satellite. We are the exclusive owner of the C-band payload.
(14)	Thales Alenia Space.
(15)	Horizons owns and operates the Ku-band payload on this satellite.
(16)	Israel Aerospace Industries, Ltd.
(17)	Leasat F5 provides services in the X-band and UHF-band frequencies for military applications.
(18)	Galaxy 9 was relocated from 74.15ºW to 81ºW and placed into an inverted North/South attitude in order to serve Latin America.

Satellite Systems

There are three primary types of commercial communications satellite systems: low-earth orbit systems, medium-earth orbit systems and geosynchronous systems. Geosynchronous communications satellites such as ours are located approximately 22,300 miles, or 35,700 kilometers, above the equator. These satellites can receive radio frequency communications from an origination point, relay those signals over great distances and distribute those signals to a single receiver or multiple receivers within the coverage areas of the satellites’ transmission beams.

Geosynchronous satellites send these signals using various parts of the radio frequency spectrum. Substantially all of the station-kept satellites in our fleet are designed to provide capacity using the C- and/or Ku-bands of this spectrum. A third frequency band, the Ka-band, is being utilized for certain new broadband services projects. The Ka-band frequency allows for use of a smaller antenna, which is a consideration for residential and small business markets. Our Galaxy 28 satellite has transponders available for transmitting and receiving in the Ka-, as well as C- and Ku-bands.

A geosynchronous satellite is referred to as geostationary, or station-kept, when it is operated within an assigned orbital control, or station-keeping box, which is defined by a specific range of latitudes and longitudes. Geostationary satellites revolve around the earth with a speed that corresponds to that of the earth’s rotation and appear to remain above a fixed point on the earth’s surface at all times. Geosynchronous satellites that are not station-kept are in inclined orbit. The daily north-south motion of a satellite in inclined orbit exceeds the specified range of latitudes of its assigned station-keeping box, and the satellite appears to oscillate slowly, moving above and below the equator every day. An operator will typically operate a satellite in inclined orbit toward the end of its service life because the operator is able to save significant amounts of fuel by not controlling the north-south position of the satellite and is thereby able to substantially extend the service life of the satellite. The types of services and customers that can access an inclined orbit satellite have traditionally been limited due to the movement of the satellite relative to a fixed ground antenna, however, recent technology innovations now allow the use of inclined orbit capacity for certain applications. As a result, we anticipate demand for inclined orbit capacity may increase over the next few years if these applications are successfully introduced. As of September 30, 2009, eight of our satellites were operating in an inclined orbit and, as a result, were continuing to earn revenue beyond our original estimated life for each of these satellites.

In-Orbit Satellites

With our satellites located over North America and over all of the principal ocean regions (the Atlantic, Pacific and Indian), and leased capacity available in the Asia-Pacific region, we provide coverage of over 99% of the world’s population.

Our fleet has been designed to provide a high level of redundancy for our customers. The features of our network that provide this redundancy are as follows:

•	most places on the surface of the earth are covered by more than one of our satellites;

•	many of our satellites have flexible design features and steerable beams that enable us to reconfigure capacity to provide different areas of coverage;

•	many of our satellites also have the ability to be relocated to different orbital locations; and

•	subject to availability, our in-orbit fleet includes sparing capacity on operational satellites.

The design flexibility of some of our satellites enables us to meet customer demand and respond to changing market conditions. As noted above, these features also contribute to the resilience of our network, which enables us to ensure the continuity of service that is important for our customers and to retain revenue in the event that we need to move customers to alternative capacity.

As of September 30, 2009, our in-orbit fleet of satellites had 1,244 and 818 36-MHz equivalent transponders available for transmitting in the C-band and the Ku-band, respectively. These totals measure transponders on station-kept satellites, including the transponders we lease from other satellite operators. The average system fill factor for our satellites, which represents the percentage of our total available transponder capacity that is in use or that is reserved at a given time (including guaranteed reservations for service) as of September 30, 2009 was 84.7%.

The design life of a satellite is the length of time that the satellite’s hardware is designed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite has enough fuel to remain operational. A satellite’s service life is based upon fuel levels and other considerations, including power. Satellites launched in the recent past are generally expected to remain in service for the lesser of fuel life or 16 years. Satellites typically have enough fuel to maintain between 16 and 18 years of station-kept operations. The average remaining service life of our satellites was approximately 7.5 years as of September 30, 2009, weighted on the basis of nominally available capacity for the station-kept satellites we own.

In addition to our owned satellites, as of September 30, 2009, we leased capacity on the APR-1 satellite, pursuant to an agreement with the Government of India, Department of Space, INSAT Programme Office. Under this agreement with the Government of India, we leased eleven 36 MHz equivalent transponders on APR-1 through May 30, 2009. We have extended this agreement until the APR-1 has reached the end of its service life, which is currently expected to be May 2012.

Planned Satellites

We currently have orders for nine satellites, of which seven are replacement satellites. Generally, these satellites are being built over a period of three years, and one is expected to launch in 2009.

IS-15. We entered into an agreement with Orbital Sciences Corporation for the construction of IS-15 in March 2007. The satellite includes a payload to be owned by a third-party. This satellite is expected to serve as a replacement for the IS-709 satellite, located at 85.15° east longitude (“EL”). The IS-15 satellite is currently expected to be launched in the fourth quarter of 2009.

IS-16. In February 2007, we converted an option for a contingent replacement satellite into a firm construction contract for the IS-11GS, a ground spare satellite that was to be used to accelerate the replacement cycle for the IS-11 in the event of an unsuccessful launch. We launched IS-11 in October 2007 and successfully completed in-orbit testing in November 2007. We resumed construction of the IS-11GS satellite and currently plan to launch the satellite, now known as IS-16, in early 2010.

IS-17. We entered into an agreement with SS/L for the construction of IS-17 in July 2008. This satellite is expected to serve as a replacement for IS-702, located at 66°EL. The IS-17 satellite is currently expected to be launched in early 2011.

IS-18. We entered into an agreement with Orbital Sciences Corporation for the construction of IS-18 in August 2008. This satellite is expected to serve as a replacement for IS-701, located at 180°EL. The IS-18 satellite is currently expected to be launched in early 2011.

IS-19. We entered into an agreement with SS/L for the construction of IS-19 to be located at 166º E. The Ku-band payload will also support demand for mobility and enterprise network applications across the region. The IS-19 satellite will replace the IS-8 satellite.

IS-20. We entered into an agreement with SS/L for the construction of IS-20 which will replace the Intelsat 10 and IS-7 satellites, which are co-located at 68.5º E today. The IS-20 satellite also will carry a Ku-band payload, which will provide services into Asia, Africa and the Middle East for enterprise networks and DTH services.

IS-21. We entered into an agreement with Boeing Space and Intelligence Systems to manufacture the IS-21 satellite in July 2009. This satellite is expected to serve as a replacement for IS-9, located at 302°EL. The IS-21 satellite is currently expected to be launched in 2012.

IS-22. We entered into an agreement with Boeing Space and Intelligence Systems to manufacture the IS-22 satellite in July 2009. In April, we also entered into an agreement with the Australian Defence Force to purchase a specialized UHF communications payload aboard the IS-22 satellite which will provide communications for its military.

IS-23. This planned satellite is expected to serve as a replacement for IS-707, located at 307°EL. The IS-23 satellite is currently expected to be launched in 2012.

Intelsat New Dawn. Our New Dawn joint venture entered into an agreement with Orbital Sciences Corporation for the construction of the Intelsat New Dawn satellite in September 2008. This satellite is expected to serve Africa, located at 33°EL. The Intelsat New Dawn satellite is currently expected to be launched in the fourth quarter of 2010.

Additional Launch Services Construction Agreements. During the third quarter of 2008, we entered into a launch services agreement with Sea Launch providing for up to four satellite launches. We also entered into a launch services agreement with Arianespace during the fourth quarter of 2008 giving us the option to launch additional satellites. We entered into a construction agreement with International Launch Services during the second quarter of 2009 for two firm launch vehicles with an option for a third vehicle. Finally, we entered into an agreement in July 2009 with Boeing Space and Intelligence Systems to manufacture four future satellites, including IS-21 and IS-22 as described above. Sea Launch has recently filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. See “Risk Factors—Risk Factors Relating to Our Industry—Our dependence on outside contractors could result in increased costs and delays related to the launch of our new satellites, which could in turn adversely affect our business, operating results, liquidity and financial condition.”

Future Satellites

We would expect to replace other existing satellites, as necessary, with satellites that meet customer needs and that have a compelling economic rationale. We periodically conduct evaluations to determine the current and projected strategic and economic value of our existing and any planned satellites and to guide us in redeploying satellite resources as appropriate.

Network Operations and Current Ground Facilities

We control and operate each of our satellites and manage the communications services for which each satellite is used from the time of its initial deployment through the end of its operational life, and we believe that our technical skill in performing these critical operations differentiates us from our competition. We provide most of these services from our satellite operations center in Washington, D.C. and our customer service center in Ellenwood, Georgia.

Our satellite operations philosophy, which we believe has been different from that of other satellite operators, centralizes the global control and operation of our fleet, regardless of the satellite manufacturer or series, into a single facility staffed by specialized personnel. Centralizing these functions enables our staff to become proficient in the management of multiple satellite series, thereby improving our operational redundancy and response times and increasing the cost efficiency of our satellite operations. As a result, we can operate additional satellites with relatively little additional cost, a capability that we believe enables our company to maximize the operational synergies available from fleet integration.

Utilizing state-of-the-art satellite command and control hardware and software, our satellite operations centers analyze telemetry from our satellites in order to monitor their status and track their location. As necessary, our satellite operations centers send commands to satellites for station-keeping maneuvers and equipment reconfigurations. We have a satellite operations center in Long Beach, California that is primarily used to provide operation services for satellites owned by third parties, however this facility is also used to provide 24-hour technical and systems support backup for our primary satellite operations center in Washington, D.C. Conversely, our primary satellite operations center in Washington, D.C. also acts as a backup support center for the Long Beach facility. In the event of a natural disaster or other situation disabling one of the facilities, each satellite operations center has the functional ability to provide instantaneous restoration of services on behalf of the other, exemplifying the efficiency and effectiveness of our network.

Our customer service center is located in our Ellenwood, Georgia facility and includes a specialized video operations center, data operations center, and rapid access center. This facility is responsible for managing the communications services that we provide to our customers and is the first point of contact for customers needing assistance in using our network. Daily tasks include managing uplinks to our satellites and monitoring customer traffic and the quality of our customer communications services. Our customer service center also conducts measurements of transponder performance and transmission power and resolves interference issues and other customer concerns. The various monitoring systems used to perform these functions are in continuous, remote-controlled operation 24 hours per day. Our customer service center also monitors the end-to-end services that we provide to our customers, including the terrestrial infrastructure used to provide these services. By consolidating all of our customer service operations into a single facility in Ellenwood, Georgia, we have improved the cost efficiency of our network operations and communications services.

Our satellite operations centers use a network of ground facilities to perform their functions. This network includes seventeen earth stations (“TT&C stations”) that provide TT&C services for our satellites and various other earth stations worldwide. Through our ground facilities, we constantly monitor signal quality, protect bandwidth from piracy or other interference and maintain customer installed equipment. Our locations for ground assets and facilities include Australia, Argentina, Bahrain, French Polynesia, Germany, Italy, China, Kuwait, South Korea, South Africa, the United States, Russia, India, New Zealand, Taiwan and the United Arab Emirates.

We also maintain a back-up operations facility and data center a relatively short distance from our Washington, D.C. facility in Hagerstown, Maryland. This facility provides back-up emergency operational services in the event that our Ellenwood, Georgia customer service center experiences an interruption.

We have invested heavily in our ground network of owned and leased fiber, teleport and network performance monitoring systems to complement our satellite fleet and to enable us to provide managed services to our customers. In addition to leased and owned fiber connecting high density routes, our ground network also features strategically located points of presence, which are drop-off points for our customers’ traffic that are close to major interconnection hubs for telecommunications applications, video transmissions and trunking to the Internet backbone. We manage our terrestrial network infrastructure for high technical performance, and over the last several years, the amount of customer traffic on our ground network has grown to approximately 8.2 gigabits, which is equivalent to the capacity of approximately two satellites.

Capacity Sparing and Backup and General Satellite Risk Management

We believe that the availability of spare capacity, together with the overlapping coverage areas of our satellites and flexible satellite design features described in “—Our Network—Satellite Systems” above, are important aspects of our ability to provide reliable service to our customers. In addition, these factors would enable us to mitigate the financial impact to our operations attributable to the loss of a satellite. Our system accommodates in-orbit sparing through the use of capacity on satellites that are less than fully utilized. In addition, we sell some capacity on a preemptible basis and could preempt the use of this capacity in the event of a loss of a satellite. This approach enables us to optimize our fleet and to minimize potential revenue loss. We maintain a satellite risk management strategy involving backup satellites and transponders. For each satellite designated as being in primary operating service, some form of backup capacity is maintained. This backup capacity may include any one or more of the following: an in-orbit spare satellite, designated reserve transponders on the satellite or other on-board backup systems or designed-in redundancies, or interim restoration capacity on other satellites. However, we do not maintain backups for all of our operating capacity.

We typically obtain launch insurance for our satellites and will decide whether or not to obtain such insurance taking into consideration launch insurance rates at the time of launch, terms of available coverage and alternative risk management strategies, including the availability of backup satellites and transponders in the event of a launch failure. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer). Certain satellites in our fleet are covered by in-orbit insurance. In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels and generally decreases over time, based on the declining book value of the satellite and currently is available on an annual basis. We do not currently insure against lost revenue in the event of a total or partial loss of a satellite.

As of September 30, 2009, the majority of our satellites were uninsured. Of the four insured satellites, one was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure (“Significant Exclusion Policies”). The Significant Exclusion Policies reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/Horizons-1, which was placed in service in January 2004 and is insured by a policy with an exclusion for Xenon-Ion Propulsion System (“XIPS”) related anomalies, continues to have XIPS available as its primary propulsion system. It also has a bi-propellant fuel system currently in use, with sufficient bi-propellant fuel to maintain station-kept orbit until approximately 2017.

Sales, Marketing and Distribution Channels

Our company tagline, “Closer, by far,” describes the close working relationship we strive to build with our customers. We assign an account representative to each customer who is responsible for understanding the customer’s business, structure and markets it may serve. We present comprehensive sales solutions to our customers that include multiple and diverse service offerings to address each customer’s unique market and technical needs. Our Intelsat Global Sales & Marketing Ltd. subsidiary (“Intelsat Global Sales”), located in London, England, is our global sales and marketing headquarters. In addition, we have established local sales and marketing support offices in the following locations around the world:

• Australia	• Japan

• Brazil	• Mexico

• China	• Singapore

• France	• South Africa

• Germany	• United Arab Emirates

• India	• United States

By establishing local offices closer to our customers and staffing those offices with experienced personnel, we believe that we are able to provide flexible and responsive service and technical support to our customers. Our sales and marketing organization reflects our corporate focus on our three principal customer sectors of media, network services and telecommunications and government. Our sales team includes technical marketing and sales engineering application expertise and a sales approach focused on creating integrated solutions for our customers’ communications requirements that help them better utilize their contracted satellite capacity, integrate into our network and develop an efficient ground infrastructure.

We believe that we enjoy significant recognition with current and potential users of our satellite services. We use our superior network performance and technical support to market our services to a broad spectrum of customers seeking to communicate globally. We use a range of distribution methods to sell our services, depending upon the region, applicable regulatory requirements and customer application. Our wholesale distributors include the incumbent telecommunications providers in a number of countries, competitive communications providers and network integrators. In addition, we sell our services directly to broadcasters, other media companies, major institutions and other customers, particularly in North America.

Satellite Health and Technology

Our satellite fleet is diversified by manufacturer and satellite type, and as a result, our fleet is generally healthy, with 99.999% availability of station-kept satellite capacity during the twelve months ended September 30, 2009. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business in recent years, other than the IS-804 satellite, which experienced an anomaly resulting in a total loss. Most of these problems have been component failures and anomalies that have had little long-term impact to date on the overall transponder availability in our satellite fleet. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives, and to date, this redundancy design scheme has proven effective. Our allocation of the purchase price associated with the acquisition of PanAmSat took into consideration the technical problems of the acquired fleet.

We have identified three types of common anomalies among the satellite models in our global fleet, which, if they materialize, have the potential for a significant operational impact. These are:

•	failure of the on-board XIPS used to maintain the in-orbit position of Boeing 601 High Power Series (“BSS 601 HP”) satellites;

•	accelerated solar array degradation in early BSS 702 satellites; and

•	failure of the on-board spacecraft control processor (“SCP”) in BSS 601 satellites.

BSS 601 HP XIPS. The BSS 601 HP satellite uses XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 HP typically would have no effect on the satellite’s performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite. Certain of the BSS 601 HP satellites have experienced various problems associated with XIPS.

As of September 30, 2009, we operated four BSS 601 HP satellites, one of which has experienced failures of both XIPS. Three of the BSS 601 HP satellites still in operation continue to have XIPS available as their primary propulsion system, however no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur.

During 2008 and 2009, we deorbited three satellites that had experienced failure of both XIPS in the past. The first satellite with failure of both primary and secondary XIPS was IS-6B. We and the manufacturer of this satellite determined that the XIPS on IS-6B were no longer available. This satellite was replaced by the IS-11 satellite during the first quarter of 2008. The second satellite with failure of both primary and secondary XIPS was Galaxy 10R. We and the manufacturer of this satellite determined that the XIPS on Galaxy 10R were no longer available. As a result, this satellite’s estimated remaining service life, based on the bi-propellant fuel on board, was until April 2008. This satellite was replaced by the Galaxy 18 satellite during the second quarter of 2008. The third satellite with failure of both its primary and secondary XIPS was Galaxy 4R. We and the manufacturer of this satellite determined that the XIPS on Galaxy 4R were no longer available. The satellite was decommissioned in March 2009.

BSS 702 Solar Arrays. All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated and unpredictable degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

As of September 30, 2009, we operated three BSS 702 satellites, two of which are affected by accelerated solar array degradation, Galaxy 11 and IS-1R. Service to customers has not been affected, and we expect that both of these satellites will continue to serve customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, Galaxy 11 has a remaining useful life until April 2015 and IS-1R has a remaining useful life until June 2010. Galaxy 11 has been replaced by the Galaxy 17 satellite, and has been redeployed to a new orbital location serving Africa. The IS-1R satellite is expected to be replaced by the IS-14 satellite, which was recently launched. After the transfer of traffic to the replacement satellite and relocation to another longitude, we expect that IS-1R will have sufficient power to operate a significant subset of its transponders through the end of design life. Pursuant to contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their service lives will not result in a material reduction in contracted backlog. We believe that the net book values of these satellites are fully recoverable.

The third BSS 702 satellite that we operated as of September 30, 2009, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

SCP Failures. Many of our satellites use an on-board SCP to provide advanced orientation control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601 satellites, including the IS-4 satellite, have experienced primary SCP failures and are operating on their backup SCPs. IS-4 carries commercial traffic and operates in a secondary role. We consider it unlikely that failure of the remaining SCP on IS-4 will cause an interruption of our business or require replacement of a satellite.

As of September 30, 2009, we operated three additional BSS 601 satellites: HGS-3, which is utilized by a third-party, IS-2 and IS-3R. These satellites are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. IS-2 and IS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we believe it is unlikely that SCP failures will occur and we do not anticipate an interruption in business or early replacement of these satellites. IS-3R was replaced by IS-11 and continues to operate in inclined orbit.

Other Anomalies. On January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. The IS-804 satellite provided services primarily to telecommunications carriers and government telecommunications administrations in the South Pacific. The IS-804 satellite was manufactured by Lockheed Martin Corporation, or LM, and was launched in December 1997. In accordance with our existing satellite anomaly contingency plans, we made alternative capacity available to our IS-804 satellite customers both on other Intelsat satellites and on other operators’ satellites. We established a failure review board with LM to investigate the cause of the IS-804 anomaly. The IS-804 satellite was a Lockheed Martin 7000 series (the “LM 7000 series”) satellite, and we operate three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. The failure review board released its report in November 2005. We believe, based on the failure review board’s report, that the IS-804 failure was not likely to have been caused by an IS-804 specific workmanship or hardware element, but is most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. Further, we believe that although this risk exists for our other LM 7000 series satellites, the risk to any individual satellite is low. We do not believe that any operational steps or adjustments to our satellite deployment plan are required to mitigate the risk.

In September 2006, our IS-802 satellite experienced a reduction of electrical power capability that resulted in a degraded capability of the satellite. Eleven transponders on IS-802 were subsequently reactivated and are operating normally. We restored service for substantially all IS-802 customers on both IS-802 and other satellites of our fleet. We also established an anomaly review board (“ARB”) with LM to investigate the cause of the anomaly. The ARB concluded that the IS-802 anomaly is most likely to have been caused by an electrical short internal to the solar array harness located on the south solar array boom. The IS-802 satellite is an LM 7000 series satellite, and we operate two other satellites in the LM 7000 series, the IS-801 and IS-805 satellites. The ARB has found that this anomaly is significantly different from previous LM 7000 series spacecraft failures. It is also the first failure of this type on a solar array of the LM 7000 series. We therefore believe that, although this risk exists for our other LM 7000 series satellites, the risk to any individual satellite of having a similar anomaly is low. We do not currently believe that any operational steps or adjustments to our satellite deployment plan are required to mitigate the risk.

On November 28, 2004, our Galaxy 27 satellite experienced a sudden anomaly in its north electrical distribution system that resulted in the loss of control of the satellite and the interruption of customer services on the satellite. The Galaxy 27 satellite is one of the in-orbit satellites we acquired from SS/L in March 2004 and covers the continental United States, Alaska, Hawaii, Canada, Central America and parts of South America. The Galaxy 27 satellite is an FS 1300 series satellite manufactured by SS/L and was launched in September 1999. In accordance with our satellite anomaly contingency plans, we made alternative capacity available to all of our Galaxy 27 satellite customers, and most of these customers accepted that capacity. We provided alternative capacity primarily on other satellites covering the North American region that we purchased from Loral Space and Communications Corporation and certain of its affiliates in March 2004, and in some cases using capacity that we purchased from other satellite operators. On November 30, 2004, following an intensive recovery effort, our engineers were able to regain command and control of the Galaxy 27 satellite, and it was placed back in service, with reduced payload capacity, following operational testing.

We have determined that the north electrical distribution system on the Galaxy 27 satellite and the communications capacity associated with it are not operational, but the south electrical distribution system and associated communications capacity are operating normally. In addition, the Galaxy 27 satellite has lost redundancy in nearly all of its components. As a result, the Galaxy 27 satellite faces an increased risk of loss in the future. As of December 31, 2008, a substantial subset of the Galaxy 27 satellite’s C-band and Ku-band transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to our customers. In addition, some of these transponders are currently being used by our customers. Intelsat participated in a failure review board with the manufacturer, SS/L, to investigate the cause of the anomaly. The failure review board has identified the likely root cause of the anomaly as a design flaw is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. The design flaw exists on three of our satellites – Galaxy 26, Galaxy 27 and IS-8.

On June 29, 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the satellite. In accordance with our existing satellite anomaly contingency plans, we restored the service for most Galaxy 26 customers on satellites within our fleet, including for some of them on Galaxy 26, of which certain transponders continue to operate normally. We recorded a non-cash impairment charge of $63.6 million during the second quarter of 2008 to write down the uninsured Galaxy 26 satellite to its estimated fair value following the anomaly. The estimated fair value was determined based on a discounted cash flow analysis. The anomaly also resulted in a reduction to the estimated remaining useful life of the satellite. We established a failure review board with SS/L, the manufacturer of the Galaxy 26 satellite, to identify the cause of the problem. The failure review board concluded that the failure on the Galaxy 26 satellite was the result of a design flaw similar to the flaw which caused the anomaly on the Galaxy 27 satellite in November 2004.

Satellite Communications Industry

Fixed Satellite Services Sector

We compete in the communications market for the provision of video, data and voice connectivity worldwide. Communications services are provided using various communications technologies, including satellite networks, which provide services as a substitute for, or as a complement to, the capabilities of terrestrial networks. We currently operate in the FSS sector of the satellite industry. Operators in the FSS sector, which is the most established sector in the satellite industry, traditionally provide communications links between fixed points on the earth’s surface. These services include the simultaneous provision of satellite capacity from one fixed point to multiple fixed points (“point-to-multipoint services”) and the provision of satellite capacity between two fixed points (“point-to-point services”). Point-to-multipoint applications include video distribution, DTH and corporate networks. Point-to-point applications include telephony, video contribution and data trunking, such as Internet backbone access.

Over the last several years, deregulation and privatization have significantly reshaped the FSS sector. In addition, the sector has undergone consolidation, with regional and national operators being acquired by larger companies and smaller operators exiting the business or seeking to partner with other providers. We believe that these changes are the result of the increasing globalization of the telecommunications market, customers’ demand for more robust distribution platforms with network redundancies and worldwide reach, and the desire of some FSS operators to secure and improve their market access in key regions. In addition, the scarcity of desirable orbital locations may lead operators to seek to acquire other operators with specific coverage or capacity capabilities. Consolidation may also occur because of the economies of scale from operational and capital expenditures and from marketing efficiencies that can be achieved.

Resellers

We also face competition from resellers of FSS and fiber capacity. Resellers purchase FSS or fiber capacity from current or future providers and then resell the capacity to their customers. Capacity for resale is readily available because resellers can typically procure capacity on short notice, given that FSS and fiber capacity is available.

In addition, resellers effectively compete against FSS operators in a number of ways, including by subdividing purchase capacity and selling to customers in smaller pieces or for shorter time periods, or by packaging the capacity with value-added services. To differentiate themselves, resellers often develop the capability for one or several value-added services to offer along with capacity. These capabilities include pre- and post-production services or teleport services. The cost of these capabilities varies, but all are substantially less than the cost of a satellite.

Competitive Advantages of Satellites

Fixed satellite services are an integral part of the global communications infrastructure. Our customers use our services because of the distinct technical and economic benefits satellite services provide for certain applications. Satellites provide a number of advantages over terrestrial communications systems, including ubiquitous coverage, the ability to broadcast signals to many locations simultaneously and independence from terrestrial infrastructure, including points of congestion or unreliability. Satellites allow equal access to bandwidth regardless of location, density of population or availability of terrestrial infrastructure. This feature, combined with the ability of satellites to simultaneously broadcast high quality, secure signals from a single location to many locations, results in a cost efficient distribution medium for video signals. Corporations, network providers and governments use satellite solutions because the technology provides a secure, easily replicated network platform that can be deployed quickly, and across many different regions, simplifying overall network topologies. Because of the ability of satellites to provide instant communications, satellite technology is also desirable for disaster recovery and military applications.

Competition

We are a satellite operator that operates worldwide. Our competition includes providers of fixed satellite services of varying size. We also face significant competition from suppliers of terrestrial communications capacity. We compete with other satellite operators for both point-to-multipoint and point-to-point services. We compete with fiber optic cable operators principally for point-to-point services.

We compete with providers of terrestrial fiber optic cable capacity on certain routes and networks. As a result, we have been experiencing, and expect to continue to experience, a decline in our channel product revenue due to the build-out of fiber optic cable capacity. However, we believe that satellites have advantages over fiber optic cables in certain regions and for certain applications. The primary use of fiber optic cable is carrying high-volume communications traffic from point to point, and fiber capacity is available at substantially lower prices than satellite capacity once operational. Consequently, the growth in fiber optic cable capacity on point-to-point transoceanic routes, particularly across the Atlantic Ocean, has led voice, data and video contribution customers that require service between major city hubs to migrate from satellite to fiber optic cable. However, satellite capacity remains competitive for signals that need to be transmitted beyond the main termination points of fiber optic cable, for point-to-multipoint transmissions and for signals seeking to bypass congested terrestrial networks. Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective or is physically not feasible. We believe that the competition we face from fiber optic cable companies is based primarily on price.

Regulation

As an operator of privately owned global satellite systems, we are subject to U.S. government regulation; regulation by foreign national telecommunications authorities; and the International Telecommunication Union frequency coordination process and regulations.

U.S. Government Regulation

FCC Regulation. Almost all of the satellites in our current constellation are licensed and regulated by the Federal Communications Commission, or the FCC. We have final or temporary FCC authorization for all of our U.S.-licensed operating satellites. Satellite licenses typically have a fifteen-year term. At the end of a license term, we can request special temporary authorization or a license modification to continue operating a satellite. In addition, our FCC satellite licenses which relate to use of those orbital locations and associated frequencies that were transferred to the United States at the time of our privatization in July 2001 are conditioned on our remaining a signatory to the Public Services Agreement with the International Telecommunications Satellite Organization described below under “—Our History—The Privatization.” Furthermore, any transfer of these licenses by us to a third party or a successor-in-interest is only permitted if such third party or successor-in-interest has undertaken to perform our obligations under the Public Services Agreement.

Changes to our satellite system generally require prior FCC approval. From time to time, we have pending applications for permanent or temporary changes in orbital locations, frequencies and technical design. From time to time, we also file applications for replacement or additional satellites. Replacement satellite applications are eligible for streamlined processing if they are unopposed and propose technical characteristics consistent with those of the satellite that is being replaced. In the case of additional FSS geostationary satellites, the FCC processes requests for new orbital locations or frequencies on a first come, first served basis and requires licensees to post a $3.0 million bond and to comply with a schedule of progress “milestones,” establishing deadlines to sign a satellite construction contract; complete critical design review; begin spacecraft construction; and launch and operate the satellite. Upon completion of each milestone, the amount of the bond is reduced proportionately. A satellite licensee not satisfying a milestone will lose its license and must forfeit the remaining amount on its bond absent circumstances warranting a milestone extension under the FCC’s rules and policies.

We have subsidiaries that hold other FCC licenses, including earth station licenses associated with technical facilities located in several states and in Washington, D.C. We must pay FCC filing fees in connection with our space station and earth station applications, and we must also pay annual regulatory fees to the FCC. Violations of the FCC’s rules can result in various sanctions including fines, loss of authorizations, or the denial of applications for new authorizations or the renewal of existing authorizations.

We are not regulated as a common carrier for most of our activities, and therefore we are not subject to rate regulation or the obligation not to discriminate among customers, and we operate most of our activities with minimal governmental scrutiny of our business decisions. One of our subsidiaries is regulated as a common carrier. Common carriers are subject to FCC requirements, which include: traffic and revenue reports, international circuit status reports, international interconnected private line reports, notification and approval for foreign carrier affiliations, filing of contracts with international carriers, annual financial reports, equal employment opportunity reports, assistance for law enforcement and maintenance of customer billing records for 18 months. We currently qualify for exemptions from several of these reporting requirements.

U.S. Export Control Requirements and Sanctions Regulation. We must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations, or ITAR, the Export Administration Regulations and the trade sanctions laws and regulations in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State’s Directorate of Defense Trade Controls, or DDTC, under the ITAR. Certain of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the ITAR. We have obtained all of the specific DDTC authorizations currently needed in order to fulfill our obligations under contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. Many of our employees are non-U.S. nationals. We have obtained a license from the DDTC to allow certain of our non-U.S. national employees access to our technical information that is controlled under the ITAR. Additionally, since Intelsat, Ltd. is based in Bermuda and it and its employees are non-U.S. persons for purposes of the ITAR, some of our suppliers located in the United States must also comply with U.S. export control laws and regulations in order to provide to us ITAR-controlled technical data or hardware.

The U.S. Department of Commerce’s Bureau of Industry and Security also regulates some of our activities under the Export Administration Regulations. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C stations in a timely manner in order to facilitate the shipment of this equipment when needed.

We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the Office of Foreign Assets Control. Where required, the U.S. Department of the Treasury’s Office of Foreign Assets Control has granted us the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries.

U.S. Department of Defense Security Clearances. To participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense as required under the national security laws and regulations of the United States by entering into a proxy agreement with the U.S. government. Because Intelsat, Ltd. is a Bermuda company with significant non-U.S. investment and employees, we sought and obtained Department of Defense approval of various mechanisms to mitigate the impact on the required security clearances. If we do not maintain the security clearances that we have obtained from the U.S. Department of Defense, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. Further, if we materially violate the terms of the proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

Regulation by Foreign National Telecommunications Authorities

U.K. Regulation. The United Kingdom is the licensing jurisdiction for the BSS portion of the Ku-band on the IS-805 satellite. Satellite operators in the United Kingdom are regulated by the U.K.’s Office of Communications.

Papua New Guinea Regulation. The Papua New Guinea Telecommunication Authority is the licensing jurisdiction for our use of the C-band payload on the Galaxy 23 satellite. We are required to pay fees to PANGTEL in connection with our use of this orbital location.

German Regulation. We hold licenses for several earth stations in Germany, as well as authorizations to operate the IS-12, IS-601 and IS-24 satellites at two orbital locations.

South African Regulation. We also hold a license for an earth station in South Africa.

Japan Regulation. We and JSAT are the sole members of Horizons and in 2002 the Japanese telecommunications ministry authorized Horizons to operate the Ku-band payload on the Galaxy 13/Horizons-1 satellite. In 2003, the FCC added this Ku-band payload to its “Permitted Space Station List,” enabling Horizons to use the payload to provide non-DTH services in the United States, and in May 2004, the FCC expanded this authority to include one-way DTH services. We are the exclusive owner of the C-band payload on Galaxy 13/Horizons-1, which the FCC has licensed us to operate.

Other National Telecommunications Authorities. As a provider of satellite capacity, we are also subject to the national communications and broadcasting laws and regulations of many foreign countries in which we operate. Most countries require us to obtain a license or other form of written authorization from the regulator prior to offering service. We have obtained or are obtaining these licenses or written authorizations in all countries in which they are required. Most countries allow authorized telecommunications providers to own their own transmission facilities and to purchase satellite capacity without restriction, facilitating customer access to our services. Other countries maintain strict monopoly regimes or otherwise regulate the provision of our services. In order to provide services in these countries, we may need to negotiate an operating agreement with a monopoly entity that covers the types of services to be offered by each party, the contractual terms for service and each party’s rates. As we have developed our ground network and expanded our service offerings, we have been required to obtain additional licenses and authorizations. To date, we believe that we have identified and complied with all of the regulatory requirements applicable to us in connection with our ground network and expanded services.

The International Telecommunication Union Frequency Coordination Process and Regulation

Our use of orbital locations is subject to the frequency coordination and recording process of the ITU. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the ITU maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each ITU notifying administration is required by treaty to give notice of, coordinate and record its proposed use of radio frequency assignments and associated orbital locations with the ITU’s Radiocommunication Bureau.

When the coordination process is completed, the ITU formally notifies all proposed users of frequencies and orbital locations in order to protect the recorded assignments associated with a given orbital location from subsequent or nonconforming interfering uses by Member States of the ITU. The ITU’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations’ arbitration procedure is voluntary and neither the ITU specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as ITU members. Therefore, we must rely on governments to represent our interests before the ITU, including obtaining new rights to use orbital locations and resolving disputes relating to the ITU’s regulations.

Employees

As of September 30, 2009, we had 1,117 full-time regular employees. These employees consisted of:

•	528 employees in engineering, operations and related information systems;

•	278 employees in finance, legal, corporate information systems and other administrative functions;

•	223 employees in sales, marketing and strategy; and

•	88 employees in support of government sales and marketing.

As of September 30, 2009, 997 of these employees were located in the United States, and the remainder of our employees were in various other locations around the world. We believe that our relations with our employees are good. None of our employees is represented by a union or covered by a collective bargaining agreement.

Environmental Matters

Our operations are subject to various laws and regulations relating to the protection of the environment, including those governing the management, storage and disposal of hazardous materials and the cleanup of contamination. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. For instance, some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up power generators. We believe, however, that our operations are in substantial compliance with environmental laws and regulations.

Our History

Intelsat, Ltd. is the successor entity to the International Telecommunications Satellite Organization, or the IGO. The IGO was a public intergovernmental organization created on an interim basis by its initial member states in 1964 and formally established in February 1973 upon entry into force of an intergovernmental agreement. The member states that were party to the treaty governing the IGO designated certain entities, known as the Signatories, to market and use the IGO’s communications system within their territories and to hold investment share in the IGO. Signatories were either private telecommunications entities or governmental agencies of the applicable party’s country or territory. Some Signatories authorized certain other entities located within their territories that used the IGO’s satellite system, known as the Investing Entities, to invest in the IGO as well. Both Signatories and Investing Entities made capital contributions to the IGO and received capital repayments from the IGO in proportion to their investment share in the IGO. Signatories and Investing Entities were also the IGO’s principal customers. Each Signatory’s and Investing Entity’s investment share in the IGO was based on its level of use of the IGO’s satellite system as compared to the use by other Signatories and Investing Entities.

As a public intergovernmental organization, the IGO was exempt from various taxes and enjoyed privileges, exemptions and immunities in many of its member states. However, due to its status as an intergovernmental organization, the IGO’s business was subject to certain operating restrictions. For example, the IGO could not own or operate its own earth stations or provide retail services directly to end users in certain countries. It also could not set market-based pricing for its services or engage in business relationships with non-Signatories without first obtaining Signatory approval.

The Privatization

Our management began contemplating privatization in the mid-1990s in order to be able to operate our business free of the restrictions described above and to better position us to be responsive to a number of commercial, competitive and regulatory forces. In November 2000, the IGO’s Assembly of Parties unanimously approved our management’s specific plan for our privatization and set the date of privatization for July 18, 2001. On July 18, 2001, substantially all of the assets and liabilities of the IGO were transferred to us.

The privatization required the amendment of the two formal agreements establishing the IGO. These two agreements were the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the INTELSAT Agreement, and the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the Operating Agreement, which both entered into force in February 1973. Because the process to formally ratify the amendments to the INTELSAT Agreement was expected to be lengthy, the IGO’s Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments on a consensus basis with effect from July 18, 2001, pending their formal ratification. Formal entry into force of the amendments to the INTELSAT Agreement occurred on November 30, 2004.

Upon our privatization, each Signatory and Investing Entity that executed and delivered the required privatization agreements, including a shareholders agreement, received shares in Intelsat, Ltd. in proportion to its investment share in the IGO.

The IGO, referred to post-privatization as the International Telecommunications Satellite Organization (“ITSO”), continues to exist as an intergovernmental organization and will continue to exist as such for a period of at least 12 years after July 18, 2001, and then may be terminated by a decision of a governing body of ITSO called the Assembly of Parties. Pursuant to a Public Services Agreement among ITSO and Intelsat, Ltd. and certain of our subsidiaries, we have an obligation to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access, and ITSO monitors our implementation of this obligation. These core principles are described below under “—Certain Customer Service Agreements—Novation Agreements” and “—Certain Customer Service Agreements—Lifeline Connectivity Obligation Contracts.”

The 2005 Acquisition Transactions

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings for total cash consideration of approximately $3.2 billion, with pre-acquisition debt of approximately $1.9 billion remaining outstanding. Intelsat Holdings is a Bermuda company which was formed at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors Limited, and Permira Advisers LLC (collectively, the “Former Sponsors”). This acquisition and related transactions are referred to collectively as the 2005 Acquisition Transactions.

See “—Significant Transactions” above for a discussion of other transactions that occurred after February 2005.

Certain Customer Service Agreements

Our Intelsat Global Sales subsidiary is the contracting party for certain of our customer service agreements. For regulatory reasons, some of our Brazilian customers contract with our Brazilian subsidiaries. Our U.S., Canadian and Caribbean customers enter into agreements with certain of our U.S. subsidiaries. References to “our,” “we” and “us” below in our discussion of our service agreements are to the Intelsat entities that are the actual contracting parties to the service agreements.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service types, including transponder services, channel, managed services and mobile satellite services. For a description of these service types and a breakdown of our revenue by service type, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenue” and “—Results of Operations.”

Most customer service commitments entered into prior to our privatization were transferred to us from the IGO pursuant to novation agreements. Since the privatization, our customers generally order services pursuant to master service agreements. The novation agreements and the master service agreements that Intelsat entered into in connection with the privatization contain provisions that restrict certain aspects of our business. These provisions are described below. Following our privatization, we have entered into master service agreements that do not contain these types of restrictions.

Novation Agreements

Each Intelsat novation agreement sets forth the terms and conditions upon which the service commitments entered into prior to the privatization are provided and the same terms and conditions generally apply to all customer service commitments transferred by the IGO pursuant to a novation agreement. Outstanding customer commitments represented in our September 30, 2009 backlog are covered by novation agreements. Approximately 1.6% of our backlog is covered by lifeline connectivity obligation, or LCO, protection. Although our backlog could be reduced if our LCO protection obligations are triggered, LCO has not had a significant impact on our backlog to date.

Lifeline Connectivity Obligation Contracts

In connection with our privatization, customers that novated service commitments and that met specified eligibility criteria had the option of entering into LCO contracts. An LCO contract provides price and capacity protection for a covered service commitment until the earlier of July 18, 2013 or the expiration of the commitment, which may be renewed as many times as required up to July 18, 2013 at a price no higher than the price charged for that service on the privatization date. Our customers cannot elect to receive LCO protection on contracts effective after the privatization date, except in limited circumstances. As of September 30, 2009, approximately 1.6% of the outstanding customer commitments in our backlog were LCO-protected. The LCO contracts obligate us, in some circumstances, to reduce the prices we charge for covered service commitments, based on the cumulative price increases and decreases of our non-LCO protected service commitments against a specified pricing index calculated annually on July 18. Because the cumulative decrease in pricing to non-LCO customers through July 18, 2008 has been less than 15%, we have not as of yet been required to reduce prices for our LCO-protected service commitments.

Pursuant to a Public Services Agreement that Intelsat entered into with ITSO in connection with the privatization, ITSO monitors our implementation of the LCO protections. Under the Public Services Agreement, we are obligated to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. Global coverage and connectivity refers to the principle that our satellite system should provide the maximum coverage of the earth available from satellites in geostationary orbit and that it should have sufficient interconnection capabilities to make communication possible within and between Africa, Asia, Europe, North America and South America. Lifeline connectivity refers to the principle that we should make our satellite system available at protected price levels to users in low income countries, countries with low teledensity and other countries that are dependent on our system for access to international telecommunications services. Non-discriminatory access refers to the principle that all entities should have a fair and equal opportunity to access our satellite system.

Legal Proceedings

We are subject to litigation in the ordinary course of business, but we do not believe that the resolution of any pending proceedings will have a material impact on our financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

Our current executive officers and directors are as follows:

Name	Age	Position
David McGlade	48	Director, Deputy Chairman and Chief Executive Officer, Intelsat, Ltd.
Raymond Svider	47	Chairman and Director, Intelsat, Ltd.
Michael McDonnell	45	Executive Vice President and Chief Financial Officer, Intelsat, Ltd.
Phillip Spector	59	Executive Vice President Business Development, General Counsel and Assistant Secretary, Intelsat, Ltd.
Stephen Spengler	50	Executive Vice President Sales and Marketing, Intelsat Corporation
Thierry Guillemin	50	Senior Vice President and Chief Technology Officer, Intelsat Corporation
Anita Beier	54	Senior Vice President and Controller, Intelsat Corporation
Justin Bateman	35	Director
Egon Durban	36	Director
John Joyce	56	Director
James Rubin	42	Director

The following is a brief biography of each of our executive officers and directors:

Mr. McGlade has been the Chief Executive Officer of Intelsat, Ltd. since April 2005 and became Deputy Chairman of the board of directors in August 2008. Prior to that, Mr. McGlade was the Chief Executive Officer of O2 UK, the largest subsidiary of mmO2 plc and a leading U.K. cellular telephone company, a position he took in October 2000. He was also an Executive Director of O2 plc. During his tenure at O2 UK and O2, Mr. McGlade was a director of the GSM Association, a trade association for GSM mobile operators, and served as Chairman of its Finance Committee from February 2004 to February 2005. He was also a director of Tesco Mobile from September 2003 to March 2005 and a director of The Link, a distributor of mobile phones and other high technology consumer merchandise, from December 2000 to May 2004. Mr. McGlade is currently a director of Skyworks Solutions, Inc. and WildBlue Communications, Inc. Mr. McGlade’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Svider became a director of Intelsat, Ltd. in February 2008 and became the Chairman of the board of directors of Intelsat, Ltd. in May 2008. Mr. Svider has been a Managing Partner of BC Partners, since 2003. He joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecoms industries. Over the years, Mr. Svider has participated in or led a variety of investments including Tubesca, Nutreco, UTL, Neopost, Polyconcept, Neuf Telecom and Unity Media/ Tele Columbus. He is currently on the board of Neopost, Unity Media and Office Depot Inc. Prior to joining BC Partners, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider holds a Master of Business Administration from the University of Chicago and a Master of Science in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. McDonnell became the Executive Vice President and Chief Financial Officer of Intelsat, Ltd. in November 2008. He was previously Executive Vice President, Chief Financial Officer and Treasurer of MCG Capital Corporation, a publicly-held commercial finance company, from

September 2004 and its Chief Operating Officer since August 2006. From August 2000 to August 2004, Mr. McDonnell was employed by direct-to-home satellite television operator, DISH Network Corporation (f/k/a EchoStar Communications Corporation), where he served as Executive Vice President and Chief Financial Officer from July 2004 to August 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to July 2004. Prior to joining EchoStar, from 1986 to 2000 Mr. McDonnell was employed by PricewaterhouseCoopers LLP, where he was a partner from 1996. He also currently serves on the board of directors of Catalyst Health Solutions, Inc. (f/k/a HealthExtras, Inc.), a pharmacy benefit management company. Mr. McDonnell’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Spector became the Executive Vice President and General Counsel of Intelsat, Ltd. in February 2005 and the Head of Business Development in April 2007. He was previously the managing partner of the Washington, D.C. office of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, and chair of the firm’s Communications & Technology Group. He is the former Chairman of the American Bar Association’s International Communications Committee, and served in the U.S. government as Associate Assistant to the President and as a law clerk to a Supreme Court justice. Mr. Spector is a magna cum laude graduate of the Harvard Law School and holds a Master in Public Policy degree from Harvard’s Kennedy School of Government. He serves on the board of directors of WildBlue Communications, Inc. Mr. Spector’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Spengler became the Executive Vice President Sales and Marketing of Intelsat Corporation in February 2008. From July 2006 to February 2008, he served as Intelsat Corporation’s Senior Vice President, Europe, Middle East, Africa & Asia Pacific Sales. From February 2006 to July 2006, Mr. Spengler served as Acting Senior Vice President Sales & Marketing of Intelsat Global Service Corporation, leading Intelsat Ltd.’s global marketing and sales organizations immediately prior to the acquisition of PanAmSat. From July 2003 to February 2006, he served as Vice President, Sales, Network Services & Telecom of Intelsat Global Service Corporation. Prior to joining Intelsat, Mr. Spengler held various positions in the telecommunications industry, including serving from March 2002 to June 2003 as Senior Vice President of Global Sales, Broadband Access Networks, at Cirronet, Inc., a developer of wireless products for Internet access, industrial and scientific use. Mr. Spengler’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Mr. Guillemin became the Senior Vice President and Chief Technology Officer of Intelsat Corporation in February 2008, with responsibility for customer operations, space systems management and planning, and satellite operations. From July 2006 to February 2008, he served as Intelsat Corporation’s Vice President of Satellite Operations & Engineering, in which role he was responsible for the service availability of Intelsat’s entire in-orbit fleet of satellites (combined with PanAmSat’s). From July 2005 to July 2006, Mr. Guillemin served as Vice President of Satellite Engineering & Program Management of Intelsat Global Service Corporation, and from January 2003 to July 2005, he served as Senior Director of Satellite Operations. He has over 25 years’ experience in the satellite industry, in disciplines including spacecraft development, launch and operations. Mr. Guillemin’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Ms. Beier became the Senior Vice President and Controller of Intelsat Global Service Corporation on May 15, 2006 and of Intelsat Corporation on July 3, 2006. Prior to joining Intelsat, Ms. Beier served as Senior Vice President—Finance and Controller of US Airways, Inc. from May 2004 to April 2006 and as Vice President & Controller from June 1999 to May 2004. Prior to joining US Airways, Inc., Ms. Beier served as Vice President—Financial Planning at CSX

Corporation, a transportation company providing rail and intermodal services, from September 1998 to June 1999. Ms. Beier’s business address is 3400 International Drive N.W., Washington, D.C. 20008, United States.

Mr. Bateman became a director of Intelsat, Ltd. in August 2008. Mr. Bateman is a Partner of BC Partners based in its New York office, the investment arm of which he co-established in early 2008. He initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in Transaction Services working on due diligence projects for both financial investors and corporate clients. In 2002/2003 he left BC Partners to complete his MBA at INSEAD before rejoining its London office. Mr. Bateman is currently on the board of Office Depot Inc. He has a degree in economics from the University of Cambridge in the UK. Mr. Bateman’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Durban became a director of Intelsat, Ltd. in February 2008. Mr. Durban is a Managing Director based in London responsible for overseeing Silver Lake’s European private equity business. Mr. Durban joined Silver Lake in 1999 as a founding principal and has worked in the firm’s Menlo Park and New York offices. Mr. Durban serves on the Supervisory Board and Operating Committee of NXP B.V., on the Operating Committee of SunGard Capital Corporation, and on Silver Lake’s Investment and Operating Committees. Prior to Silver Lake, Mr. Durban worked as an associate in Morgan Stanley’s Investment Banking Division. Mr. Durban organized and led a joint initiative between the Corporate Finance Technology Group and the Merger and Acquisition Financial Sponsor Group to analyze and present buyout opportunities in the technology industry. Previously, Mr. Durban worked in Morgan Stanley’s Corporate Finance Technology and Equity Capital Markets Group. Mr. Durban graduated from Georgetown University with a BS in Finance. Mr. Durban’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Joyce became a director of Intelsat, Ltd. in August 2008. Mr. Joyce is a Managing Director of Silver Lake, a private equity firm that he joined in July 2005. Prior to joining Silver Lake, Mr. Joyce spent 30 years with IBM, serving most recently as Senior Vice President and Group Executive of the IBM Global Services Division, the world’s largest information technology services and consulting provider. From 1999 to 2004, Mr. Joyce was Chief Financial Officer of IBM. Prior to that, Mr. Joyce served in a variety of roles, including President, IBM Asia Pacific and Vice President and Controller for IBM’s global operations. Mr. Joyce serves as a director of Gartner, Inc., Hewlett-Packard Company and a number of private companies. Mr. Joyce’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Rubin became a director of Intelsat, Ltd. in August 2008. Mr. Rubin is a Senior Partner of BC Partners, which he joined in May 2008 from One Equity Partners, where he was a founding partner since its inception in 2001. Mr. Rubin originated and executed transactions in a variety of industries with a particular focus on healthcare and business services and was also responsible for building One Equity’s practice in India. Prior to forming One Equity, Mr. Rubin was a Vice President with Allen & Company Incorporated, a New York merchant bank specializing in media and entertainment transactions and advisory work. From 1996 to 1998, he held a number of senior policy positions with the Federal Communications Commission. Mr. Rubin is currently on the board of Office Depot Inc. He received his A.B. from Harvard College and a J.D. from Yale Law School. Mr. Rubin is a Board Member of two New York City non-profits: Common Ground Communities and Echoing Green, and serves on the Board of The Dalton School. Mr. Rubin’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Audit Committee

Intelsat, Ltd. has an audit committee consisting of Messrs. Svider, Durban, Bateman and Joyce. The members are not independent since they are associated with the New Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the audit committee has sole authority for the engagement, compensation and oversight of our independent registered public accounting firm. In addition, the audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, and also reviews our accounting and control procedures and policies. The audit committee meets as often as it determines necessary but not less frequently than once every fiscal quarter. Our board of directors has determined that each member of the audit committee is an audit committee financial expert.

Compensation Committee

Intelsat, Ltd. has a compensation committee consisting of Messrs. Svider and Durban. The members are not independent since they are associated with the New Sponsors. Pursuant to its charter and the authority delegated to it by the board of directors, the compensation committee has responsibility for the approval and evaluation of all of our compensation plans, policies and programs as they affect Intelsat, Ltd.’s chief executive officer and its other executive officers. The compensation committee meets as often as it determines necessary.

Compensation Committee Interlocks and Insider Participation

Intelsat, Ltd.’s compensation committee is currently comprised of Messrs. Svider and Durban. Neither of these individuals has been at any time an officer or employee of Intelsat, Ltd., other than Mr. Svider who serves as our Chairman. During 2008, Intelsat, Ltd. had no compensation committee “interlocks”—meaning that it was not the case that an executive officer of ours served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of our compensation committee.

Code of Ethics

We have adopted a Code of Ethics for Senior Financial Officers, including our chief executive officer, chief financial officer, principal accounting officer, controller and any other person performing similar functions. The Code of Ethics is posted on our website at www.intelsat.com. We intend to disclose on our website any amendments to or waivers of this Code of Ethics.

Executive Compensation

Compensation Discussion and Analysis

Introduction

At the end of 2008, members of the Company’s senior executive team included:

•	David McGlade, Deputy Chairman and Chief Executive Officer;

•	Michael McDonnell, Executive Vice President and Chief Financial Officer;

•	Phillip Spector, Executive Vice President, Business Development and General Counsel;

•	Stephen Spengler, Executive Vice President, Sales and Marketing, Intelsat Corporation; and

•	Thierry Guillemin, Senior Vice President and Chief Technology Officer, Intelsat Corporation.

Several significant changes occurred in 2008 which impacted the makeup of the senior management team, as well as their compensation during the year. First, on February 4, 2008, pursuant to the terms of the BC Share Purchase Agreement, the New Sponsors Acquisition Transactions were completed. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for details on these transactions. The New Sponsors Acquisition Transactions impacted many of the elements of compensation for our executive officers as described in detail below. Additionally, shortly after the closing of the New Sponsors Acquisition Transactions, James Frownfelter, then serving as the Chief Operating Officer, resigned from the Company effective on February 22, 2008. Mr. Frownfelter’s position was replaced with two executive positions— Executive Vice President, Sales and Marketing, Stephen Spengler, and Senior Vice President and Chief Technical Officer, Thierry Guillemin. Several months after Mr. Frownfelter’s departure, on June 5, 2008, the Executive Vice President and Chief Financial Officer, Jeffrey Freimark, left his position at the Company. Mr. Freimark was replaced by Michael McDonnell, who joined the Company in November 2008. Messrs. McGlade, McDonnell, Spector, Spengler and Guillemin, together with Messrs. Frownfelter and Freimark, comprised the Named Executive Officers for the Company during 2008. The Company’s compensation objectives and policies, together with specific information on the compensation for each of these Named Executive Officers, are described herein.

Compensation Objectives

Our executive compensation programs for the Named Executive Officers are designed to encourage our executive officers to think and act like owners of the Company. We want our executive officers to take appropriate risks with our capital in order to generate returns for our shareholders, but at the same time to share the downside risk if risk-taking decisions cause poor performance or an operating loss. Through our performance management and rewards processes and programs, we endeavor to create an environment that fosters and rewards increasing enterprise value.

We foster an attitude of shared risk-taking between our executive officers and our shareholders by providing a portion of our executive officers’ incentive compensation through performance-based compensation. We emphasize “at risk” pay tied to performance as a significant portion of total compensation potential. We evaluate and reward our executive officers based on the Company’s performance against financial metrics as well as on the individual executive’s performance on strategic goals set in four perspectives: financial; customers; internal processes; and people, tools and infrastructure.

Our Compensation Committee reviews all of the compensation policies covering Named Executive Officers and approves all compensation for the Named Executive Officers with employment agreements, as described below.

Compensation Policy

We believe that in order to achieve our objectives, our executive compensation programs must be competitive, reward good results and provide incentives for future performance that sustain and enhance long-term shareholder value. Our overall compensation philosophy is one based upon shared risk. The level of risk associated with total compensation varies based upon the level of the executive officer.

Our performance-driven compensation policy consists of the following three components:

•	base salary;

•	short-term incentive awards (in the form of annual cash bonuses); and

•	long-term incentive awards (in the form of restricted shares and SCAs).

We use short-term compensation (base salaries and annual cash bonuses) to provide competitive levels of cash compensation for our executive officers and to focus them on our annual goals and objectives. We use long-term compensation (restricted shares and SCAs) to achieve our goal of driving long-term growth in share value. This long-term compensation element is designed to emphasize the performance measures our executive officers need to address in order to deliver shareholder value. The existing restricted shares and SCAs awarded to our Named Executive Officers have been subject to a variety of time vesting and performance vesting requirements. The performance vesting requirements were previously aligned with the returns obtained by our Former Sponsors on their cash equity investment in Intelsat Holdings. A significant portion of previously awarded restricted shares and SCAs were vested and cashed out in connection with the completion of the New Sponsors Acquisition Transactions in February of 2008. We are currently designing new long-term compensation programs for our executives as a result of the change in ownership of the Company. In the future, we may award to Named Executive Officers restricted shares and SCAs which have different vesting requirements tied to other performance measures.

We carefully determine the percentage mix of compensation components we think is appropriate for each of our Named Executive Officers. This is not a mechanical process and we use our judgment and experience to determine the appropriate mix of compensation for each individual. We also look at market data for comparable executive positions. The number of restricted shares and SCAs each currently serving Named Executive Officer receives is based on the expectations we have for the individual and, over time, on such officer’s performance against those expectations.

Base salary may constitute a minority portion of the total compensation of our Named Executive Officers. We set salary to provide adequate cash compensation to be competitive in the market for executive talent, but we focus on total compensation, including short-term and long-term compensation, so that our Named Executive Officers are prepared to have “at risk” a significant portion of their total compensation.

The level and terms of compensation for Messrs McGlade, McDonnell and Spector are set forth, or will be set forth, in the terms of an employment agreement between Intelsat, Ltd. and each respective executive. The terms of compensation for Messrs. Spengler and Guillemin are governed by the general policies and plans of the Company and are not set forth in employment agreements.

Elements of Compensation

Base Salary Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2008 base salaries of the currently serving Named Executive Officers, the Compensation Committee and management considered a number of factors, including the functional role of the position, the individual’s performance, the level of the individual’s responsibility, the individual’s prior experience in similar positions, competitive market data, the ability to replace the individual, the base salary of the individual at his or her prior employment and the number of well-qualified candidates available. The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities.

Annual Cash Bonuses We maintain a Bonus Plan, which was adopted by the board of directors of Intelsat Holdings in March 2006. The Bonus Plan provides that certain of our and our subsidiaries’ employees, including executive officers, may be awarded cash bonuses based on the attainment of specific performance goals and business criteria established by our board of directors for participants in the Bonus Plan. These goals and criteria for the 2008 fiscal year included certain revenue, backlog, adjusted operating expense and adjusted EBITDA targets, all as defined by the Compensation Committee. For the 2009 fiscal year, the goals and criteria also include certain revenue, backlog, adjusted operating expense and adjusted EBITDA targets, as defined by the Compensation Committee.

Annual cash bonuses are short-term incentive awards intended to reward individual performance for the prior fiscal year and will, therefore, vary from year to year. These bonuses are determined on a discretionary basis. Our Compensation Committee, in consultation with our executive officers, establishes performance targets which determine bonus eligibility for our executive officers. The Compensation Committee also has discretion to award additional bonuses to our executive officers up to specified percentages of annual base salary. Bonus targets are determined based upon the executive’s level in the Company as well as by a total cash compensation market comparison. Awards for the subject year are determined based upon completion of the audited consolidated financial statements for that year.

The employment agreements for Messrs. McGlade and Spector and the offer letter for Mr. McDonnell specify that their annual target bonus percentages are 100%, 65% and 65%, respectively, of the executive’s annual base salary. These bonus amounts are paid in the event of the Company’s achievement of pre-established metrics at the target level. The Compensation Committee also has discretion, in the event of significant outperformance of target objective criteria, to award additional bonuses. The Compensation Committee has established two additional levels of performance, tied to objective criteria at two tiers above the target levels, at which Messrs. McGlade, McDonnell and Spector may achieve additional bonuses. At the first tier of stretch performance, Messrs. McGlade, McDonnell and Spector may each receive an additional bonus of up to 50% of such Named Executive Officer’s annual base salary. At the second tier of stretch performance, Mr. McGlade may achieve an additional bonus of up to another 50% of his annual base salary and Messrs. McDonnell and Spector may each achieve an additional bonus of up to another 15% of such Named Executive Officer’s annual base salary. In the case of Messrs. Spengler and Guillemin, their target bonus percentages have been established pursuant to the terms of the Bonus Plan at 60% and 45%, respectively, of the executive’s annual base salary. In the event that the corporate performance achieves the first tier of stretch performance and based upon each executive’s individual performance, Messrs. Spengler and Guillemin each has the ability to obtain a maximum additional bonus in the amounts of 40.8% and 30.6%, respectively, of annual base salary.

Each of the target goals and criteria for bonuses referred to above is based on thorough discussion between the Compensation Committee and management as to budgets and projections for the relevant fiscal year. Great care is taken to ensure that the targets are difficult to achieve but achievable, thereby ensuring that the Named Executive Officers and other management are appropriately incentivized to perform at the highest levels.

Long-Term Incentive Awards

Shares and SCAs At the senior executive level, we have sought to weight our compensation programs to ownership of common shares. We believe that share ownership by our Named Executive Officers enhances our ability to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. The goal of Intelsat Holdings’ 2005 Share Incentive Plan, or the 2005 Plan, adopted on May 4, 2005, is to engage all of our serving Named Executive Officers and other key employees as partners in the Company’s success and help the Company realize the maximum gain from its strategy. We do not have a formal requirement for share ownership by any group of employees. The 2005 Plan provides for the granting of incentive share options, nonqualified share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards to our and our subsidiaries’ and specified affiliates’ employees, officers and directors, including the Named Executive Officers. The Compensation Committee has exclusive authority to select the persons to be awarded restricted shares and SCAs. At the time of each award, the Compensation Committee determines the terms of the award, including the performance period (or periods) and the performance objectives relating to the award. Upon the closing of the New Sponsors Acquisition Transactions, a significant portion of the original grants of restricted shares and SCAs under the 2005 Plan vested and were cashed out. We are designing a new equity plan to be implemented in 2009, with new grants for each executive. The new plan will be designed to attain the same objective of aligning our executives’ interests with those of our shareholders. Similar care will be taken to ensure that target goals and criteria are difficult to achieve but achievable.

In addition to grants made under the 2005 Plan, Messrs. McGlade, Freimark and Spector each purchased for cash certain unrestricted shares of Intelsat Holdings pursuant to their respective employment agreements. These shares were sold for cash on February 4, 2008 in accordance with the BC Share Purchase Agreement.

Restricted Shares Messrs. McGlade, Spector, Spengler and Guillemin each hold restricted shares that are subject to transfer, vesting and other restrictions as set forth in their applicable employment agreements or restricted share agreements. A portion of these restricted shares vests each month with full vesting being achieved for each executive by the end of January 2010, subject to the executive’s continued employment. Certain of the shares awarded were also subject to the meeting of performance criteria based on the cumulative total return earned by the Former Sponsors over an eight-year period. These performance criteria were all met based upon the purchase price in the BC Share Purchase Agreement and the shares vested and were cashed out at the closing of the New Sponsors Acquisition Transactions. Upon termination of employment, the Company retains the unilateral right to repurchase vested shares at fair market value (as defined in the 2005 Plan). See the discussion of individual agreements following the Summary Compensation Table for further details regarding these restricted shares.

SCAs Prior to the termination of their employment, Messrs. Freimark and Frownfelter each held SCAs which generally vested over a period of sixty months in installments. These SCAs were also subject to forfeiture and other restrictions as set forth in the executives’ respective employment agreements. The vesting of the SCAs was to accelerate upon certain changes of ownership of Intelsat Holdings. Any shares held as a result of the exercise of SCAs could be repurchased by Intelsat Holdings, and any SCAs could be canceled, at any time after termination of employment, with payment to be made in the case of repurchases according to the terms of the executive’s employment agreement or grant. In order to receive any shares pursuant to the exercise of SCAs, the executive had to be or become a party to the Shareholders Agreement, dated January 28, 2005, by and among Intelsat Holdings and certain of its shareholders, as amended. See the discussion of individual employment agreements following the Summary Compensation Table for further details regarding these SCAs.

Other Elements Other elements of our executive compensation program include certain severance arrangements and perquisites, all of which are more fully described in those parts of this section which follow this Compensation Discussion and Analysis. Our philosophy with respect to these items is to maintain competitive overall compensation programs. Executive officers also participate in our other benefit plans on the same terms as other employees. These plans include a 401(k) plan, and medical, dental, disability and life insurance. Additionally, for employees hired prior to July 19, 2001, the Company maintains a defined benefit pension plan. Of the Named Executive Officers, only Mr. Guillemin is eligible to participate in the pension plan. Relocation benefits are reimbursed but are individually negotiated.

Competitive Market Review

During 2008, the Compensation Committee conducted a review of our executive compensation program. The objectives of the review included:

•	determine relative market competitiveness of our executive compensation program in order to attract and retain key executive talent; and

•	provide information for decision-making related to executive base salary levels, annual cash bonus targets and long-term incentive award levels.

With the assistance of an executive compensation consultant, we targeted above the median for total cash compensation (base salary and target bonus) and long-term incentive compensation. We compared our executive officers’ total direct compensation levels to an industry peer group of companies and survey data, with an emphasis on peer group data. The peer group was selected based on industry, size (determined by reviewing both revenue levels and enterprise value) and other factors such as market capitalization.

Based on this review, it was determined that all elements of our executive compensation program were reasonably competitive with market rates for comparable executive officers.

Role of Executive Officers in Setting Executive Compensation

The Compensation Committee approves the final determination of compensation for Messrs. Spector and McDonnell, and prior to the termination of their employment, Messrs. Freimark and Frownfelter, acting on recommendation of our Chief Executive Officer, David McGlade, and in consultation with the head of our human resources department. The Compensation Committee determines the compensation of David McGlade (our Deputy Chairman and Chief Executive Officer) acting with advice from the head of our human resources department. David McGlade plays no role in determining his own bonus. The compensation for Messrs. Spengler and Guillemin is set by Mr. McGlade in consultation with the head of our human resources department.

Conclusion

Our compensation policies are designed to recruit, retain and motivate our senior executive officers, to align their interests with those of our shareholders, and to ultimately reward them for outstanding performance.

Summary Compensation Table

The following summarizes the compensation earned during the year ended December 31, 2008 by our Named Executive Officers, who represent our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2008. In addition, two former executives are included in the table as Named Executive Officers: Mr. Freimark, because he served as Chief Financial Officer during a portion of 2008, and Mr. Frownfelter, whose total compensation earned for the portion of the year served would otherwise make him one of the three most highly compensated executive officers but for the fact that he was not employed on December 31, 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards		SCA Awards		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation		All Other Compensation ($)		Total ($)
David McGlade	2008	$978,538	(1)	$—		$81,102,722	(9)	$—		$2,000,000	(11)	$—		$52,929	(13)	$84,134,189
Deputy Chairman and	2007	$808,615		$—		$—		$—		$1,221,000		$—		$58,095		$2,087,710
Chief Executive Officer	2006	$774,538		$—		$—		$—		$1,168,500		$—		$83,649		$2,026,687

Michael McDonnell	2008	$69,327	(2)	$100,000	(8)	$—		$—		$167,375	(11)	$—		$7,349	(14)	$344,051
Executive Vice President and Chief Financial Officer

Phillip Spector	2008	$512,115	(3)	$—		$35,832,770	(9)	$—		$669,500	(11)	$—		$55,698	(15)	$37,070,083
Executive Vice	2007	$486,769		$—		$—		$—		$563,500		$—		$51,285		$1,101,554
President, Business	2006	$466,077		$—		$—		$—		$539,350		$—		$40,483		$1,045,910
Development and General Counsel

Stephen Spengler	2008	$326,269	(4)	$—		$6,838,129	(9)	$—		$311,148	(11)	$—		$37,757	(16)	$7,513,303
Executive Vice President, Sales and Marketing

Thierry Guillemin	2008	$269,558	(5)	$—		$1,282,129	(9)	$—		$191,565	(11)	$32,804	(12)	$21,399	(17)	$1,797,455
Senior Vice President and Chief Technology Officer

Jeffrey Freimark	2008	$251,273	(6)	$—		$—		$12,344,040	(10)	$—		$—		$577,187	(18)	$13,172,500
Former Executive	2007	$545,308		$—		$—		$—		$535,275		$—		$50,404		$1,130,987
Vice President and	2006	$397,788		$—		$—		$—		$396,704		$—		$781,944		$1,576,436
Chief Financial Officer

James Frownfelter	2008	$238,742	(7)	$—		$—		$12,908,578	(10)	$—		$—		$95,739	(19)	$13,243,059
Former Chief Operating Officer	2007	$615,923		$—		$—		$—		$822,938		$—		$56,539		$1,495,400
	2006	$299,424		$—		$—		$—		$760,545		$—		$4,427,145		$5,487,114

(1)	Mr. McGlade has an employment agreement that provided for an annual salary of $814,000 from February 19, 2007 through February 3, 2008. Effective from February 4, 2008 through February 15, 2009, Mr. McGlade’s annual salary was $1,000,000. Effective February 16, 2009, Mr. McGlade’s annual salary is $1,020,000.
(2)	Mr. McDonnell has an offer letter that provided for an annual salary of $515,000 from his employment date on November 3, 2008 through February 15, 2009. Effective February 16, 2009, Mr. McDonnell’s annual salary is $527,875.
(3)	Mr. Spector has an employment agreement that provided for an annual salary of $490,000 from February 19, 2007 through February 3, 2008. Effective from February 4, 2008 through February 15, 2009, Mr. Spector’s annual salary was $515,000. Effective February 16, 2009, Mr. Spector’s annual salary is $527,875.
(4)	Mr. Spengler’s annual salary was $278,250 until his promotion on February 18, 2008. Effective from February 18, 2008 through February 15, 2009, Mr. Spengler’s annual salary was $335,000. Effective February 16, 2009, Mr. Spengler’s annual salary is $350,000.
(5)	Mr. Guillemin’s annual salary was $239,630 until his promotion on February 18, 2008. Effective from February 18, 2008 through February 15, 2009, Mr. Guillemin’s annual salary was $275,000. Effective February 16, 2009, Mr. Guillemin’s annual salary is $295,625.
(6)	Prior to his termination of employment, Mr. Freimark’s employment agreement provided for an annual salary of $549,000. Mr. Freimark resigned from the Company effective as of June 5, 2008.
(7)	Prior to his termination of employment, Mr. Frownfelter’s employment agreement provided for an annual salary of $627,000. Mr. Frownfelter resigned from the Company effective as of February 22, 2008.
(8)	Mr. McDonnell received a signing bonus upon the commencement of his employment with the Company.
(9)	Messrs. McGlade, Spector, Spengler and Guillemin each received payments with respect to restricted share awards granted in 2005 as a result of the closing of the New Sponsors Acquisition Transactions, which occurred in 2008. The cash payments received were $81,191,359, $35,871,919, $6,847,952, and $1,283,971, respectively. The amounts set forth in the table are the 2008 total SFAS No. 123R expense recorded with respect to these grants.

(10)	Messrs. Freimark and Frownfelter each received payments with respect to SCA awards granted in 2006 as a result of the closing of the New Sponsors Acquisition Transactions, which occurred in 2008. No grant date value was previously recorded for these awards under SFAS No. 123R. The amount for Mr. Freimark also includes an expense of $2,976,056 related to the cash out of SCAs which vested upon Mr. Freimark’s resignation. Mr. Freimark will receive an aggregate amount of $3,406,539, which is payable in five equal installments on June 5 and December 5, 2008, June 5 and December 5, 2009 and June 5, 2010.
(11)	Payments for 2008 were based on performance criteria established at the beginning of 2008 in accordance with the Bonus Plan described above. We met 100% of the performance criteria, plus stretch targets established as part of the Bonus Plan for the fiscal year ended December 31, 2008. As a result of meeting the stretch targets, performance payments were made in accordance with the stretch bonus criteria. Based upon 2008 performance, the second tier stretch targets applicable to Messrs. McGlade, McDonnell and Spector were also deemed to have been met. Payments were approved by the Compensation Committee and paid in March 2009.
(12)	Mr. Guillemin participated in the Company’s Pension Plan and Restoration Plan, as described below in the Pension Benefits section. This amount reflects the change in the actuarial present value of his accrued benefit over the 12 month period from December 31, 2007 through December 31, 2008, using a discount rate of 6.27% for both years, and using an assumed retirement date of November 1, 2019 (age 60). No other Named Executive Officer participates in the Pension Plan or the Restoration Plan.
(13)	This amount includes an auto/financial planning/club dues allowance of $20,000 and benefits paid for by the Company, including $6,277 for executive life insurance and personal excess liability insurance, $1,382 for a physical examination, and $25,300 in contributions to Mr. McGlade’s 401(k) plan account.
(14)	This amount includes an auto/financial planning/club dues allowance of $2,692 and benefits paid for by the Company, including $225 for executive life insurance and personal excess liability insurance, $111 for long-term disability insurance, and $4,321 in contributions to Mr. McDonnell’s 401(k) plan account.
(15)	This amount includes an auto/financial planning/club dues allowance of $20,000 and benefits paid for by the Company, including $9,074 for executive life insurance and personal excess liability insurance, $1,324 for a physical examination, and $25,300 in contributions to Mr. Spector’s 401(k) plan account.
(16)	This amount includes an auto allowance of $6,000, and benefits paid for by the Company, including $3,468 for executive life insurance and personal excess liability insurance, $2,989 for a physical examination and $25,300 in contributions to Mr. Spengler’s 401(k) account.
(17)	This amount includes an auto allowance of $6,000, and benefits paid for by the Company, including $3,019 for executive life insurance and personal excess liability insurance, $880 for long-term disability insurance and $11,500 in contributions to Mr. Guillemin’s 401(k) account.
(18)	This amount includes $528,413 in severance benefits to be paid to Mr. Freimark as a result of his termination in 12 equal monthly installments commencing in June of 2008. As of December 31, 2008, $377,437 remains payable. This amount also includes an auto/financial planning/club dues allowance of $9,231, and benefits paid for by the Company, including $2,431 for executive life insurance and personal excess liability insurance, $5,074 for legal fees, and $13,400 in contributions to Mr. Freimark’s 401(k) plan account. This amount also includes $18,638 paid upon Mr. Freimark’s termination of employment for accrued but unused vacation.
(19)	This amount includes an auto/financial planning/club dues allowance of $3,846, and benefits paid for by the Company, including $436 for executive life insurance and personal excess liability insurance, $111 for long-term disability insurance, and $19,000 in contributions to Mr. Frownfelter’s 401(k) plan account. This amount also includes $72,346 paid upon Mr. Frownfelter’s termination of employment for accrued but unused vacation.

Employment and Other Agreements

As of the closing of the 2005 Acquisition Transactions, Mr. McGlade entered into an employment agreement with Intelsat Holdings and/or one of its affiliates (the “2005 McGlade Agreement”). In addition, Mr. Spector entered into an employment agreement dated as of January 31, 2005 with Intelsat Holdings and Intelsat, Ltd. (the “2005 Spector Agreement”). On March 16, 2006, Intelsat Holdings and Intelsat, Ltd. entered into an employment agreement with Mr. Freimark. On May 18, 2006, Intelsat Holdings and Intelsat Corporation entered into an employment agreement with Mr. Frownfelter.

Subsequent to the closing of the New Sponsors Acquisition Transactions, Messrs. Freimark and Frownfelter both separated from employment with the Company. Mr. McGlade entered into a new employment agreement with Intelsat Global, Ltd. and Intelsat, Ltd. on December 29, 2008, effective as of February 4, 2008 (the “2008 McGlade Agreement”). Mr. McDonnell was hired pursuant to an offer letter (the “McDonnell Offer Letter”), the terms of which provided for an employment agreement that has not yet been executed. It is also expected that Intelsat Global and Intelsat Ltd. will enter into a new employment agreement with Mr. Spector in the future.

Pursuant to the employment agreements and offer letter described above, Mr. McGlade serves as Deputy Chairman of the Board of Directors and Chief Executive Officer and Mr. Spector serves as Executive Vice President and General Counsel for Intelsat, Ltd. Mr. McDonnell began employment with Intelsat, Ltd. effective as of November 3, 2008 and, as of November 17, 2008, began serving as Executive Vice President and Chief Financial Officer.

Messrs. Spengler and Guillemin are not party to employment agreements with the Company, however, the Company does have certain severance and other obligations to them pursuant to Company policies and each has a Restricted Share Agreement governing the terms of his restricted share awards.

Details of the agreements in place for 2008 for each of the Named Executive Officers appear below.

Employment Agreements with Messrs. McGlade and Spector

2005 McGlade Agreement and 2005 Spector Agreement

The 2005 McGlade Agreement governed Mr. McGlade’s employment for part of the year and continues to govern his equity compensation arrangements, and the 2005 Spector Agreement continues to apply to Mr. Spector’s employment. Each of these agreements has an initial term of one year, which will renew automatically for successive one-year periods unless a notice not to renew is provided by either party to the agreement. The employment agreements provide that each of the executives will be paid an annual base salary during the term, which will be reviewed for increase no less frequently than annually. The amount of the annual base salaries for Messrs. McGlade and Spector is currently $1,020,000 and $527,875, respectively. The employment agreements also provide that each of Messrs. McGlade and Spector will be eligible for an annual discretionary bonus with a maximum payment of 100% and 65%, respectively, of each executive’s respective annual base salary, based on meeting pre-established performance targets. The Compensation Committee, in its sole discretion, may award an additional bonus to each executive of up to 50% of his annual base salary in the event of significant performance beyond pre-established performance targets. During the employment term, Messrs. McGlade and Spector are generally eligible to participate in our employee benefit plans and programs and will receive certain perquisites, as described in their respective employment agreements and the Summary Compensation Table set forth herein.

Under the employment agreements, each of Messrs. McGlade and Spector received a grant of ordinary shares of Intelsat Holdings equal to approximately 1.8333% and .81%, respectively, of the outstanding ordinary shares of Intelsat Holdings, as of the closing of the 2005 Acquisition Transactions. The employment agreements provide that 40.9% of such shares vest over sixty months in equal monthly installments, with such installments having commenced on February 28, 2005, subject to each executive’s continued employment through each applicable vesting date. The vesting of these shares was to accelerate in the event that the Former Sponsors (or other private equity investors) ceased to own 40% of Intelsat Holdings. An additional 40.9% of the shares granted to the executives was to vest if and when the Former Sponsors received a “cumulative total return” (as defined in the employment agreements) between 2.5 and 3 times the amount invested by the Former Sponsors collectively during the period over which the cumulative total return was measured, if any, subject to each executive’s continued employment through the applicable vesting date. The remainder of the shares was to vest (less any such percent of shares that had already vested) if and when the Former Sponsors received a cumulative total return between 4 and 4.5 times the amount invested by the Former Sponsors, if any, subject to each executive’s continued employment through the applicable vesting date. If the cumulative total return goals had not been achieved by the eighth anniversary of closing, the performance shares were to be forfeited. The closing of the New Sponsors Acquisition Transactions resulted in a cumulative total return to the Former Sponsors in excess of 4.5 times the amount invested and, as a result, Messrs. McGlade and Spector vested in and were cashed out of all of these performance shares.

Except as described below, if an executive’s employment is terminated by his applicable employer without cause (or if we provide a notice of non-renewal) or if he resigns for good reason, subject to his continued compliance with the restrictive covenants described below, the executive will be paid an amount equal to the sum of his annual base salary and maximum bonus amount. In the event that the executive’s employment is terminated by his applicable employer without cause or by the executive for good reason within six months after a “change of control” (as defined in the applicable employment agreement), the annual bonus severance component will be the higher of the maximum bonus amount or the executive’s annual bonus for the immediately preceding year.

In addition, upon a termination of the executive’s employment by his employer without cause (or if we provide a notice of non-renewal) or if he resigns for good reason, the time vesting restricted shares will be forfeited unless such termination is within six months following a change of control, in which case they will vest in full. Any restricted shares that were to vest based on performance goals would remain outstanding for 180 days and, if the performance goals were not then met, the shares would be forfeited unless the termination was within six months following certain corporate transactions with entities specified in the agreement, in which case the executive would have the opportunity to earn a portion of his performance shares pro rated through the executive’s date of termination. We may repurchase vested shares following termination of employment in these circumstances at fair market value (as defined in the 2005 Plan).

Upon termination due to death or disability, the time vesting restricted shares which are not vested shall vest as of the date of termination of employment. Any restricted shares that were to vest based on performance goals would remain outstanding until the eighth anniversary of closing or until the performance goals were met, whichever was to occur sooner, and if the performance goals were met, the executive would have the opportunity to earn a portion of his performance shares pro rated through his date of termination. If the performance goals were not then met, the shares would be forfeited. We may repurchase vested shares following termination of employment in these circumstances at fair market value.

Also, upon termination by the applicable employer with cause or by the executive without good reason, all unvested restricted shares shall be forfeited and, in the case of termination for cause, any vested restricted shares shall be canceled with no payment due to the executive; also, we may repurchase purchased shares for the lesser of the fair market value or the amount paid for such shares (reduced in each case by the value of dividends, distributions or dividend equivalents previously paid to the executive). In the case of a voluntary resignation, we may repurchase vested shares for the lesser of the fair market value of the share at termination of employment or the amount paid for such shares (reduced in each case by the value of dividends, distributions or dividend equivalents previously paid to the executive).

Each of the employment agreements contains restrictive covenants providing that the executives will not disclose or otherwise use any confidential information concerning us or our businesses and, for a one-year period following termination of employment, will not compete with us and our affiliates and will not solicit our customers or employees.

2008 McGlade Agreement

On December 29, 2008, Mr. McGlade entered into a new employment agreement with Intelsat Global and Intelsat, Ltd., to be effective as of February 4, 2008. The 2008 McGlade Agreement provides for Mr. McGlade’s continued employment as Chief Executive Officer of each of Intelsat Global and the Company, his continued service as a member of the board of directors of each of Intelsat Global and the Company, and his nomination for reelection as a member of the board of directors of each of Intelsat Global and the Company at the expiration of the then current term. The Agreement supersedes the terms and conditions of the 2005 McGlade Agreement except with respect to those certain provisions of the 2005 McGlade Agreement that relate to equity compensation arrangements.

The 2008 McGlade Agreement has a term of one year and renews automatically for successive one year periods, unless earlier terminated. The 2008 McGlade Agreement provides that Mr. McGlade will be paid an annual base salary of $1,000,000 during the term, which will be reviewed for increase no less frequently than annually. The 2008 McGlade Agreement also provides that Mr. McGlade will be eligible for (i) a basic annual bonus of 100% of his annual base salary, based on meeting pre-established performance criteria, and (ii) two additional annual bonuses, the “stretch” bonus and “super stretch” bonus, each of 50% of his annual base salary and each based on meeting incrementally more difficult to achieve pre-established performance criteria. In exchange for Mr. McGlade’s waiver of any relocation reimbursement commitments set forth in the 2005 McGlade Agreement, the Company has paid Mr. McGlade consideration in the amount of $300,000. During the employment term, Mr. McGlade will be eligible to participate in the Company’s employee benefit plans and programs, including certain retiree medical benefits for the respective lifetimes of Mr. McGlade and his spouse under the Intelsat Group Welfare Benefits Plan, and will receive certain perquisites set forth in the 2008 McGlade Agreement and quantified in the Summary Compensation Table set forth above.

If Mr. McGlade’s employment is terminated without cause or if he resigns for good reason (in either case as defined in the 2008 McGlade Agreement) on or after January 1, 2009, subject to his timely execution and non-revocation of a waiver and release of claims and his continued compliance with the 2008 McGlade Agreement, and except as otherwise required by law or by the terms of the Company’s benefit plans (excluding severance plans), he will be paid severance in an amount equal to 150% of the sum of (i) his annual base salary plus (ii) the basic annual bonus and the stretch annual bonus (as in effect on the date of such termination of employment) (the “Target Bonus”), which severance amount shall be payable on the sixtieth day after such termination of employment. In addition, in connection with a termination of his employment without cause or for good reason, and in the event of a termination of his employment by reason of his death or disability, Mr. McGlade will be paid any earned but unpaid compensation and a pro-rata Target Bonus for the year of his termination of employment based on actual results and the portion of the fiscal year Mr. McGlade was employed by the Company through the effective date of such termination of employment, payable in the calendar year following such termination of employment at such time bonuses are paid to the Company’s other senior executives. The 2008 McGlade Agreement defines good reason to include any of (i) a material diminution of Mr. McGlade’s title, position or responsibilities, (ii) a material breach by the Company of any terms of the 2008 McGlade Agreement; (iii) a reduction of Mr. McGlade’s base salary or bonus potential, and (iv) under certain specified conditions, relocation or a requirement to work from a location other than the principal place of employment.

In the event that excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) will be imposed on any compensation or benefits received by Mr. McGlade, then, if (i) no shares of the Company are readily tradable on an established securities market or otherwise and (ii) the shareholders that controlled more than 75% of the voting power of the Company entitled to vote on February 4, 2008 no longer hold 75% of such voting power at the time such excise tax would be imposed, the Company shall pay Mr. McGlade an additional payment (the “Partial Gross-Up Payment”) equal to the amount of the excise tax that will be imposed on such compensation or benefits; provided, that such Partial Gross-Up Payment will not include any additional payments for any federal, state or local income taxes imposed on such compensation or benefits or on the Partial Gross-Up Payment, including any excise tax imposed on the Partial Gross-Up Payment. In the event that excise tax under Section 4999 of the Code will be imposed on any compensation or benefits received by Mr. McGlade and the Company’s shares are readily tradable on an established securities market or otherwise at such time, then the Company shall pay Mr. McGlade an additional payment such that he will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

The 2008 McGlade Agreement also provides that, during Mr. McGlade’s employment with the Company and for one year after termination of his employment, whether voluntary or involuntary, he will not compete with the Company or its affiliates or hire or attempt to hire any person who is or was, during the year prior to the termination of his employment, an employee of the Company.

Amendment to 2005 Spector Agreement

Also on December 29, 2008, the Company and Intelsat Global entered into a Fourth Amendment and Acknowledgment (the “Amendment”) with Mr. Spector, to amend the 2005 Spector Agreement. The Amendment reflects certain changes in response to Section 409A of the Code and the Treasury regulations and other guidance promulgated thereunder and provides that any severance benefits payable to Mr. Spector will be paid in a lump sum on the sixtieth day following the date of his termination of employment without cause or for good reason (in either case as defined in Mr. Spector’s employment agreement).

McDonnell Offer Letter

On October 6, 2008, the Company’s board of directors approved an offer of employment which was accepted by Mr. McDonnell and which has governed the terms of his employment pending the execution of an employment agreement. The McDonnell Offer Letter included a term sheet relating to an employment agreement the Company and Intelsat Global expect to enter into with Mr. McDonnell in the future. The term sheet provides that Mr. McDonnell will be paid an annual base salary of $515,000 during the term of his employment, subject to annual review commencing in 2009. The term sheet also provides that Mr. McDonnell will be eligible for an annual discretionary basic bonus with a target payment of 65% of his annual base salary, subject to the satisfaction of objective performance criteria, together with additional annual stretch and super stretch bonuses with target payments of up to 50% and 15%, respectively, of Mr. McDonnell’s annual base salary, again subject to the satisfaction of certain objective performance criteria. The term sheet further provides that Mr. McDonnell will be paid a sign-on bonus of $100,000 as soon as practicable following the first day of his employment with the Company. During the employment term, Mr. McDonnell is also expected to be generally eligible to participate in the Company’s and Intelsat Global’s employee benefit plans and programs and to receive certain perquisites to be set forth in his employment agreement. The perquisites received by Mr. McDonnell during 2008 are reflected in the Summary Compensation Table set forth above.

The McDonnell Offer Letter also states that his employment agreement will contain provisions related to the term of the agreement, certain severance payments and benefits and certain other items that will not be less favorable than those contained in employment agreements the Company previously entered into or intended to negotiate and enter into with certain of its executives. The McDonnell Offer Letter further provides that if Mr. McDonnell’s employment is terminated by the Company without cause (as defined in the employment agreement of one of his predecessors as Chief Financial Officer of the Company, Mr. Jeffrey Freimark, until such time as the Company enters into an employment agreement with

Mr. McDonnell) or if he resigns for good reason, he will be paid an amount equal to twice the sum of his annual base salary and target bonus amount, such amount being subject to a specified reduction for each month of his service. The McDonnell Offer Letter also provides that Mr. McDonnell will receive a grant of equity in Intelsat Global pursuant to an equity compensation plan that is being finalized. The McDonnell Offer Letter specifies that in the event that the Company does not present Mr. McDonnell with an employment agreement consistent with the terms of the offer letter on or prior to April 10, 2009, Mr. McDonnell will have a 30-day period during which he may resign his employment with the Company in exchange for a payment equal to 1.5 times the sum of his annual base salary and target bonus amount.

Restricted Share Agreements and Other Employment Arrangements with Messrs. Spengler and Guillemin

Messrs. Spengler and Guillemin do not have employment agreements with Intelsat, but both received restricted share awards pursuant to separate grant agreements under the 2005 Plan. Under their restricted share agreements, each of Messrs. Spengler and Guillemin received a grant of ordinary shares of Intelsat Holdings equal to approximately .16% and .03%, respectively, of the outstanding ordinary shares of Intelsat Holdings, as of the closing of the 2005 Acquisition Transactions. The agreements provide that 50% of such shares vest over sixty months with 7/60ths vesting on August 1, 2005 and then in equal monthly installments thereafter commencing with September 1, 2005, subject to each executive’s continued employment through each applicable vesting date. An additional 50% of the shares granted to the executives were to vest if and when the Former Sponsors received a “cumulative total return” (as defined in the restricted share agreements) between 2.5 and 3 times the amount invested by the Former Sponsors collectively prior to the eighth anniversary of the closing of the 2005 Acquisition Transactions, subject to each executive’s continued employment through the applicable vesting date. If the cumulative total return goals had not been achieved by the eighth anniversary of closing, the performance shares were to be forfeited. The closing of the New Sponsors Acquisition Transactions resulted in a cumulative total return to the Former Sponsors in excess of 3 times the amount invested and, as a result, Messrs. Spengler and Guillemin vested in and were cashed out of all of these performance shares.

The restricted share agreements provide for transfer restrictions, and further provide that recipients of awards who terminate employment with Intelsat Holdings or its subsidiaries will forfeit unvested shares awarded, except that performance shares will remain outstanding for 180 days and will vest if performance vesting criteria are met within 180 days following termination without cause. Additionally, the restricted share agreements have certain repurchase features which provide that if an employee is terminated without cause or upon death or disability, Intelsat Holdings has the right for two years to repurchase any vested shares at fair value as determined on the termination date. In the event an employee resigns, Intelsat Holdings’ repurchase right for vested shares is at the lesser of fair value on the resignation date and the fair value at the effective date of grant (which was $2.15 per share).

Under the terms of the Company’s severance plans and agreements, in the event their employment is involuntarily terminated without cause, Messrs. Spengler and Guillemin are entitled to a severance benefit equal to nine months’ salary and eight months’ salary, respectively, with health benefit continuation for the severance period and executive outplacement services. The severance benefits are contingent upon the executive signing a standard release of claims and a non-compete, non-solicitation and non-disparagement agreement. Cause is defined as willful misconduct or negligence in the performance of duties.

Former Employment Agreement with Mr. Freimark

Mr. Freimark’s agreement had an initial term of one year, which was renewable automatically for successive one-year periods unless a notice not to renew was provided by either party. The employment agreement provided that Mr. Freimark would be paid an annual base salary of $549,000 during the term, which would be reviewed for increase no less frequently than annually. The employment agreement also provided that Mr. Freimark was eligible for an annual discretionary bonus with a maximum payment of 65% of his annual base salary, based on meeting pre-established performance targets. The Compensation Committee, in its sole discretion, could award Mr. Freimark an additional bonus of up to 50% of his maximum bonus in the event of significant performance beyond pre-established performance targets. During the employment term, Mr. Freimark was generally eligible to participate in our employee benefit plans and programs and to receive certain perquisites, as described in his employment agreement and the Summary Compensation Table set forth above.

Under the employment agreement as amended on July 3, 2006, Mr. Freimark was awarded on April 1, 2006, SCAs permitting him to purchase 77,537 Intelsat Holdings common shares. Such SCAs were to vest in equal monthly installments over sixty months commencing on the last day of the first full month following Mr. Freimark’s start date and subject to his continued employment through each applicable vesting date. Mr. Freimark received an award of an additional 7,121 SCAs on July 3, 2006 with the same vesting provisions (5% of which were vested as of the award date). The vesting of the SCAs was to accelerate in the event that the Former Sponsors (or other private equity investors) ceased to own 40% or more of Intelsat Holdings.

Mr. Freimark’s employment terminated on June 5, 2008 and consistent with his employment agreement, and subject to his continued compliance with the restrictive covenants described below, he is being paid an amount equal to the sum of his annual base salary and maximum bonus amount ($905,850). In addition, because this termination was within six months of a change of control (the New Sponsors Acquisition Transactions on February 4, 2008), his unvested SCAs vested in full. Pursuant to the terms of his agreement, the Company elected to cancel his vested SCAs in exchange for a payment equal to the fair market value of a share ($100) minus the exercise price ($25) for each such canceled SCA. Mr. Freimark received a payment for the canceled shares in the amount of $3,406,539, payable in five equal installments.

The employment agreement also provided that, during Mr. Freimark’s employment with Intelsat and for one year after his termination of employment, he would not compete with Intelsat or hire or attempt to hire any person who is or was in the previous year an employee of Intelsat.

Former Employment Agreement with Mr. Frownfelter

Mr. Frownfelter’s agreement had an initial term of one year, which was renewable automatically for successive one-year periods unless a notice not to renew was provided by either party. The employment agreement provided that Mr. Frownfelter was to be paid an annual base salary of $627,000 during the term, which would be reviewed for increase no less frequently than annually. The employment agreement also provided that Mr. Frownfelter would be eligible for an annual discretionary bonus with a maximum payment of 87.5% of his annual base salary, based on meeting pre-established performance targets, pro rated for the partial year 2006. The Compensation Committee, in its sole discretion, could award Mr. Frownfelter an additional bonus of up to 50% of his maximum bonus in the event of significant performance beyond pre-established performance targets. During the employment term, Mr. Frownfelter was generally eligible to participate in our employee benefit plans and programs and was to receive certain perquisites, as described in his employment agreement and the Summary Compensation Table set forth herein.

Under the employment agreement, Mr. Frownfelter received on July 3, 2006 a grant of 109,405 SCAs, permitting him to purchase Intelsat Holdings common shares. Such SCAs (the “new SCAs”) were to vest in equal monthly installments over sixty months commencing on the last day of the first full month following Mr. Frownfelter’s start date and subject to his continued employment through each applicable vesting date. The vesting of these time vesting SCAs was to accelerate one year after any event that caused the Former Sponsors (or other private equity investors) to cease to own 40% or more of Intelsat Holdings.

Mr. Frownfelter also rolled over options on common stock of PanAmSat Holdco having a value of $1.5 million into SCAs to purchase 6,881 Intelsat Holdings common shares having the same aggregate in-the-money value. Such SCAs (the “rollover SCAs”) had the same terms and conditions (other than the number and type of shares and exercise price applicable thereto) as in effect prior to such conversion. The rollover SCAs also entitled Mr. Frownfelter to receive dividend payments with respect to that number of Intelsat Holdings common shares having a value equivalent to the in-the-money value of his rollover SCAs. Any such amount payable in respect of rollover SCAs that were not vested as of the date such dividend was payable were to be held in escrow until such SCAs vested.

Except as described below, if Mr. Frownfelter’s employment were to be terminated without cause or if he resigned for good reason (in either case as defined in the employment agreement), subject to his continued compliance with the restrictive covenants described below, he would have been paid an amount equal to 100% of the sum of his annual base salary and target annual bonus. In addition, his unvested rollover SCAs would vest, and his unvested new SCAs would be forfeited unless such termination were within six months following a change of control (as defined in the employment agreement), in which case they would vest in full. We could repurchase at fair market value any shares held by Mr. Frownfelter as a result of the exercise of SCAs, and we could cancel any SCAs, at any time after his termination of employment. Canceled SCAs would be purchased for an amount equal to the fair market value of a share minus the exercise price for each such canceled SCA. If Mr. Frownfelter’s employment were terminated without cause or if he resigned for good reason within six months following a change of control (as defined in the employment agreement), his severance amount would have been paid in twelve equal monthly installments following his date of termination and the annual bonus portion of the severance calculation described above would instead be based on the highest of his target bonus in effect at termination, his target bonus paid in respect of the previous fiscal year or 87.5% of his base salary.

Effective as of February 22, 2008, Mr. Frownfelter voluntarily resigned his position with Intelsat Corporation. Pursuant to the terms of his agreement, all his unvested SCAs were canceled. See footnotes under the Benefits and Payments Upon Termination Table later in this section for a description of amounts Mr. Frownfelter was entitled to receive upon his resignation.

Mr. Frownfelter’s employment agreement also provided that, during his employment with Intelsat and for one year after his termination of employment, he would not compete with Intelsat or hire or attempt to hire any person who is or was in the previous year an employee of Intelsat.

Rollover of Management Equity Holdings in the New Sponsors Acquisition Transactions

In connection with the New Sponsors Acquisition Transactions, existing Intelsat Holdings restricted shares, each an Original Restricted Share, and existing SCAs to purchase Intelsat Holdings shares, each an Original SCA, that were fully vested as of the consummation of the New Sponsors Acquisition Transactions were acquired for cash in accordance with the BC Share Purchase Agreement. The BC Share Purchase Agreement also provided for the vesting of an additional 100% of the number of SCAs otherwise vested at the time of the closing. These SCAs were also acquired for cash in accordance with the BC Share Purchase Agreement. In addition, in connection with the New Sponsors Acquisition Transactions, the Board of Directors of Serafina Holdings approved the adoption of the Serafina Holdings 2008 Share Incentive Plan, or the 2008 Plan, and the Company will replace previously existing equity agreements with a form of Rollover Option Agreement and a form of Class A Restricted Share Agreement, the terms of which are to be substantially similar to the terms of the 2005 Plan and related grant documents pursuant to which the Original Restricted Shares and Original SCAs were awarded. These events impacted the equity holdings and compensation realized by our Named Executive Officers. Pursuant to the BC Share Purchase Agreement, on February 4, 2008, Jeffrey Freimark received 45,420.51 options to purchase Intelsat Global shares (“Rollover Options”) (which were cashed out upon his termination as described above) and James Frownfelter received 91,787.48 Rollover Options (which were forfeited upon his resignation as described above) in exchange for the cancellation of their unvested Original Options. Each such Rollover Option will vest in equal monthly installments on the last day of each calendar month with respect to 1/60 of the total number of shares originally underlying such time vesting Original Options (subject to the holder’s continued employment) pursuant to the terms of the 2008 Plan and the applicable Rollover Option Agreement. In addition, on February 4, 2008, unvested Original Restricted Shares held by Messrs. McGlade, Spector, Spengler and Guillemin were contributed to Intelsat Global in exchange for the issuance of, respectively, 158,810.45 Class A Restricted Shares of Serafina Holdings, referred to as Class A Restricted Shares, 70,165.54 Class A Restricted Shares, 16,237.41 Class A Restricted Shares, and 3,044.47 Class A Restricted Shares, in accordance with the BC Share Purchase Agreement. Each such Class A Restricted Share will vest in equal monthly installments on the last day of each calendar month with respect to 1/60 of the total number of time vesting Original Restricted Shares (subject to the holder’s continued employment) pursuant to the terms of the 2008 Plan and the applicable Class A Restricted Share Agreement.

2009 Amendments and Agreements

Share Incentive Plan

On May 6, 2009, the Board of Directors of Intelsat Global, Ltd. (the “Board”), adopted the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “Incentive Plan”).

Purpose. The principal purpose of the Incentive Plan is to promote the long-term growth and profitability of Intelsat Global and its subsidiaries by (i) providing incentives to improve shareholder value and to contribute to the growth and financial success of Intelsat Global, and (ii) enabling Intelsat Global and its subsidiaries to attract, retain and reward the best available persons for positions of substantial responsibility. The Incentive Plan provides for a variety of equity-based awards with respect to the Class A Shares, and Intelsat Global’s Class B common shares, par value U.S. $0.001 per share (the “Class B Shares” and together with the Class A Shares, the “Common Shares”), including non-qualified share options, incentive share options (within the meaning of Section 422 of the Code), restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards.

Administration. The Incentive Plan will be administered by the Board, unless and until the Board delegates administration to the compensation committee or other committee of the Board as the compensation committee may designate. Following such time as the Class A Shares or Class B Shares are registered under Section 12(b) or 12(g) of the Exchange Act, and subject to any applicable transition rules, such committee shall consist of at least two members of the Board, each of whom shall be a “non employee director” within the meaning of Rule 16b-3 or any successor rule of similar import, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and to the extent required by any applicable exchange or securities market, an “outside director” as may be defined by such market or exchange. The Board, or the applicable committee if so empowered, has the power to interpret the Incentive Plan and to adopt such rules for the administration, interpretation and application of the Incentive Plan as it deems necessary or appropriate in accordance with Intelsat Global’s bye-laws. The Board or the committee may also delegate any or all of its duties and powers thereunder to the Chief Executive Officer and/or to other senior officers of Intelsat Global subject to such conditions and limitations as the Board or committee shall prescribe. However, only the compensation committee may designate and grant awards to Participants who are subject to Section 16 of the Exchange Act.

Shares Available. A total of 1,689,975 Common Shares may be issued under the Incentive Plan; provided, however, that no more than 946,386 Class B Shares may be issued under the Incentive Plan. Class A Shares may be issued pursuant to any type of award; however, Class B Shares may only be issued pursuant to restricted share awards. Additionally, 438,827 Class A Shares shall be available for issuance pursuant to the vesting and/or exercise of certain options and restricted share awards previously granted pursuant to the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “Rollover Awards”). To the extent that any award, other than the Rollover Awards, terminates, expires, or lapses for any reason, or is settled in cash without delivery of shares to the participant, then any shares subject to the award may be used again for new grants under the Incentive Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may be used again for new grants under the Incentive Plan.

Grant of Awards. Certain employees and directors are eligible to be granted awards under the Incentive Plan. The Board, or the committee if so empowered, determines:

•	which employees and directors are to be granted awards and the time or times at which such awards are to be granted;

•	the type of award that is granted;

•	the number of shares and/or amount of cash subject to the awards;

•	the terms and conditions of such award, consistent with the Incentive Plan;

•	modifications, amendments or adjustments to the terms and conditions of any award, at any time or from time to time;

•

whether to accelerate the time in which an award may be exercised or in which an award becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award; and

•	objectives and conditions, including targets for performance goals, if any, for earning awards and determining whether awards will be paid upon achievement of any such performance goals.

The Board, or the committee if so empowered, has the discretion, subject to the limitations of the Incentive Plan and applicable laws, to grant non-qualified share options, incentive share options, restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards (except that only employees may be granted incentive share options).

Limitation on Incentive Share Option Treatment. Even if an option is designated as an incentive share option, no option will qualify as an incentive share option if the aggregate fair market value of the share (as determined as of the date of grant) with respect to all of a holder’s incentive share options exercisable for the first time during any calendar year under the Incentive Plan exceeds $100,000. Any option failing to qualify as an incentive share option will be deemed to be a non-qualified share option.

Share Option Exercise Price. The Board, or the committee if so empowered, shall set the per share exercise price, subject to the following rules:

•

in the case of incentive share options and non-qualified share options, the per share option exercise price shall not be less than 100% of the fair market value of Intelsat Global’s Common Shares on the grant date; and

•

for any person owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of Intelsat Global’s capital stock or of any of Intelsat Global’s subsidiaries, the per share exercise price shall be not less than 110% of the fair market value of Intelsat Global’s common shares on the grant date. The fair market value of a Common Share as of a given date will be determined in good faith by the Board.

Expiration of Share Options. The term of an option is set by the Board, or the committee if so empowered, subject to the following conditions: (i) no option term shall be longer than ten years from the date of grant; and (ii) the option term for an incentive share option granted to a person owning more than 10% of the total combined voting power of all classes of our capital stock shall not exceed five years from the date of grant. Upon termination of an outstanding option holder’s services with the Company, the holder may exercise his or her options within the period of time specified in the option grant, to the extent that the options were vested at the time of termination.

Restricted Share Awards. Awards of restricted shares may also be granted pursuant to the Incentive Plan. A restricted share award is the grant of either Class A Shares or Class B Shares that is generally nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Unless set forth otherwise in the applicable award agreement, the participant is not required to pay cash consideration for the restricted shares. Conditions may be based on continuing employment or achieving performance goals. Except as otherwise provided by the Board or the committee, during the period of restriction, participants holding restricted shares shall have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Board, or the committee if so empowered.

Other Equity Awards. In addition to share options and restricted shares, the Board or the committee may also grant to certain employees and directors restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards, with such terms and conditions as the Board (or, if applicable, the committee) may, subject to the terms of the Incentive Plan, establish.

Adjustments of Awards. In the event of a share dividend, share split, reverse share split, share combination, or recapitalization, an extraordinary dividend or similar event affecting the capital structure of Intelsat Global (other than a normal cash dividend), merger, consolidation, amalgamation, scheme of arrangement, acquisition of property or shares, separation, spinoff, reorganization, share rights offering, liquidation, or similar event affecting Intelsat Global or any of its subsidiaries, the Board, or the compensation committee if so empowered, shall make such adjustments or substitutions as it deems appropriate and equitable to:

•	the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Incentive Plan;

•	the number and kind of shares or other securities subject to outstanding awards under the Incentive Plan; and

•	the exercise price of outstanding options and share appreciation rights.

Such adjustments may also include, without limitation, the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the committee or the Board in its sole discretion and the substitution of other property of equal value for the shares subject to outstanding awards.

Amendment and Termination. The Board, without further approval of the shareholders of Intelsat Global, may generally amend or terminate the Incentive Plan or any portion thereof at any time, subject to certain limitations. The compensation committee may make minor or administrative amendments to the Incentive Plan as well as amendments to the Incentive Plan that may be required by law or that may be authorized or made desirable by such laws.

Amendment of Intelsat Global’s Bye-Laws

In connection with the ability to issue Class B Shares under the Incentive Plan, Intelsat Global amended its bye-laws to provide the terms and conditions governing the Class B Shares and Class A Shares. These amended bye-laws provide, among other terms and conditions, for voting rights amongst the Common Shares and certain liquidation preferences in favor of the Class A Shares.

David McGlade Amendment and Acknowledgement

David McGlade entered into an employment agreement (the “McGlade Employment Agreement”) with Intelsat Global and the Company, on December 29, 2008, effective as of February 4, 2008. On May 6, 2009, Mr. McGlade, Intelsat Global and the Company amended the McGlade Employment Agreement pursuant to an Amendment and Acknowledgement to the McGlade Employment Agreement (the “Amendment”).

The Amendment provides that in the event certain specified corporate transactions occur, and the affirmative written consent of certain shareholders or a representative thereof is not required for the Company to terminate his employment at the time of such termination, and Mr. McGlade is terminated without cause or resigns for good reason (each as defined in the McGlade Employment Agreement), then the applicable vesting provisions of his equity award agreements shall apply as if a change in control (as defined in the McGlade Employment Agreement) had occurred immediately prior to such termination of employment. If the affirmative written consent of certain shareholders or a representative thereof is required for the Company to terminate his employment at the time of such termination following such a corporate transaction, and Mr. McGlade is terminated without cause or resigns for good reason on or after the date that is eighteen months following the date of such corporate transaction, then the applicable vesting provisions of his equity award agreements shall apply as if a change in control had occurred immediately prior to such termination of employment.

Phillip Spector Employment Agreement

Phillip Spector entered into an employment agreement (the “Spector Employment Agreement”) with Intelsat Global and the Company on May 6, 2009. The Spector Employment Agreement provides for Mr. Spector’s continued employment as Executive Vice President and General Counsel of each of Intelsat Global and the Company. The Spector Employment Agreement supersedes the terms and conditions of his prior employment agreement dated January 31, 2005, as amended.

The Spector Employment Agreement has a term of one year and renews automatically for successive one-year periods, unless earlier terminated. The Spector Employment Agreement provides that Mr. Spector will be paid an annual base salary of $527,875 during the term, which will be reviewed for increase no less frequently than annually. The Spector Employment Agreement also provides that Mr. Spector will be eligible for (i) a basic annual bonus of 65% of his annual base salary, based on meeting pre-established performance criteria, (ii) an additional annual “stretch” bonus of 50% of his annual base salary and (iii) an additional “super stretch” bonus of 15% of his annual base salary, each based on meeting incrementally more difficult to achieve pre-established performance targets. During the employment term, Mr. Spector will receive certain perquisites set forth in the Spector Employment Agreement and will be eligible to participate in the Company’s employee benefit plans and programs, including certain retiree medical benefits for the respective lifetimes of Mr. Spector and his spouse under the Intelsat Group Welfare Benefits Plan. Mr. Spector will remain eligible for the retiree medical benefits following any termination of employment other than for cause.

If Mr. Spector’s employment is terminated without cause or if he resigns for good reason (in either case as defined in the Spector Employment Agreement) on or after January 1, 2009, subject to his timely execution and non-revocation of a waiver and release of claims and his continued compliance with the Spector Employment Agreement, and except as otherwise required by law or by the terms of the Company’s benefit plans (excluding severance plans), he will be paid severance in an amount equal to 125% of the sum of (i) his annual base salary plus (ii) the basic annual bonus, which severance amount shall be payable on the sixtieth day after such termination of employment. In addition, in connection with a termination of his employment without cause or for good reason, and in the event of a termination of his employment by reason of his death or disability, Mr. Spector will be entitled to receive any earned but unpaid compensation and a pro-rata portion of the basic annual bonus and stretch annual bonus for the year of his termination of employment based on actual results and the portion of the fiscal year Mr. Spector was employed by the Company through the effective date of such termination of employment, payable in the calendar year following such termination of employment at such time as bonuses are paid to the Company’s other senior executives. Furthermore, in the event certain specified corporate transactions occur, and the affirmative written consent of certain shareholders or a representative thereof is not required for the Company to terminate his employment at the time of such termination, and Mr. Spector is terminated without cause or resigns for good reason, then the applicable vesting provisions of his equity award agreements shall apply as if a change in control (as defined in the Spector Employment Agreement) had occurred immediately prior to such termination of employment. If the affirmative written consent of certain shareholders or a representative thereof is required for the Company to terminate his employment at the time of such termination following such a corporate transaction, and Mr. Spector is terminated without cause or resigns for good reason on or after the date that is eighteen months following the date of such corporate transaction, then the applicable vesting provisions of his equity award agreements shall apply as if a change in control had occurred immediately prior to such termination of employment.

In the event that excise tax under Section 4999 of the Code will be imposed on any compensation or benefits received by Mr. Spector, then, if (i) no shares of Intelsat Global are readily tradeable on an established securities market or otherwise and (ii) the shareholders that controlled more than 75% of the voting power of Intelsat Global entitled to vote on February 4, 2008 no longer hold 75% of such voting power at the time such excise tax would be imposed, Intelsat Global shall pay Mr. Spector an additional payment (the “Spector Partial Gross-Up Payment”) equal to the amount of the excise tax that will be imposed on such compensation or benefits; provided, that such Spector Partial Gross-Up Payment will not include any additional payments for any federal, state or local income taxes imposed on such compensation or benefits or on the Spector Partial Gross-Up Payment, including any excise tax imposed on the Spector Partial Gross-Up Payment. In the event that excise tax under Section 4999 of the Code will be imposed on any compensation or benefits received by Mr. Spector and Intelsat Global’s shares are readily tradeable on an established securities market or otherwise at such time, then Intelsat Global shall pay Mr. Spector an additional payment such that he will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

The Spector Employment Agreement also provides that, during Mr. Spector’s employment with the Company and for one year after termination of his employment, whether voluntary or involuntary, he will not compete with the Company or its affiliates or hire or attempt to hire any person who is or was, during the year prior to the termination of his employment, an employee of the Company.

Michael McDonnell Employment Agreement

Michael McDonnell entered into an employment agreement (the “McDonnell Employment Agreement”) with Intelsat Global and the Company on May 6, 2009. The McDonnell Employment Agreement provides for Mr. McDonnell’s continued employment as Executive Vice President and Chief Financial Officer of each of Intelsat Global and the Company. The McDonnell Employment Agreement supersedes the terms and conditions of the offer letter between Mr. McDonnell and the Company dated October 2, 2008.

The McDonnell Employment Agreement has a term of one year and renews automatically for successive one year periods, unless earlier terminated. The McDonnell Employment Agreement provides that Mr. McDonnell will be paid an annual base salary of $527,875 during the term, which will be reviewed for increase no less frequently than annually. The McDonnell Employment Agreement also provides that Mr. McDonnell will be eligible for (i) a basic annual bonus of 65% of his annual base salary, based on meeting pre-established performance criteria, (ii) an additional annual “stretch” bonus of 50% of his annual base salary and (iii) an additional “super stretch” bonus of 15% of his annual base salary, each based on meeting incrementally more difficult to achieve pre-established performance targets. During the employment term, Mr. McDonnell will be eligible to participate in the Company’s employee benefit plans and programs, and will receive certain perquisites set forth in the McDonnell Employment Agreement.

If Mr. McDonnell’s employment is terminated without cause or if he resigns for good reason (in either case as defined in the McDonnell Employment Agreement), subject to his timely execution and non-revocation of a waiver and release of claims and his continued compliance with the McDonnell Employment Agreement, and except as otherwise required by law or by the terms of the Company’s benefit plans (excluding severance plans), he will be paid severance in an amount equal to 125% of the sum of (i) his annual base salary plus (ii) the basic annual bonus, which severance amount shall be payable on the sixtieth day after such termination of employment. In addition, in connection with a termination of his employment without cause or for good reason, and in the event of a termination of his employment by reason of his death or disability, Mr. McDonnell will be paid any earned but unpaid compensation, and be paid a pro-

rata portion of the basic annual bonus and stretch annual bonus for the year of his termination of employment based on actual results and the portion of the fiscal year Mr. McDonnell was employed by the Company through the effective date of such termination of employment, payable in the calendar year following such termination of employment at such time bonuses are paid to the Company’s other senior executives. Furthermore, in the event certain specified corporate transactions occur, and the affirmative written consent of certain shareholders or a representative thereof is not required for the Company to terminate his employment at the time of such termination, if Mr. McDonnell is terminated without cause or resigns for good reason, then the applicable vesting provisions of his equity award agreements shall apply as if a change in control (as defined in the McDonnell Employment Agreement) had occurred immediately prior to such termination of employment. If the affirmative written consent of certain shareholders or a representative thereof is required for the Company to terminate his employment at the time of such termination following such a corporate transaction, and if Mr. McDonnell is terminated without cause or resigns for good reason on or after the date that is eighteen months following the date of such corporate transaction, then the applicable vesting provisions of his equity award agreements shall apply as if a change in control had occurred immediately prior to such termination of employment.

In the event that excise tax under Section 4999 of the Code will be imposed on any compensation or benefits received by Mr. McDonnell, then, if (i) no shares of Intelsat Global are readily tradeable on an established securities market or otherwise and (ii) the shareholders that controlled more than 75% of the voting power of Intelsat Global entitled to vote on February 4, 2008 no longer hold 75% of such voting power at the time such excise tax would be imposed, Intelsat Global shall pay Mr. McDonnell an additional payment (the “McDonnell Partial Gross-Up Payment”) equal to the amount of the excise tax that will be imposed on such compensation or benefits; provided, that such McDonnell Partial Gross-Up Payment will not include any additional payments for any federal, state or local income taxes imposed on such compensation or benefits or on the McDonnell Partial Gross-Up Payment, including any excise tax imposed on the McDonnell Partial Gross-Up Payment. In the event that excise tax under Section 4999 of the Code will be imposed on any compensation or benefits received by Mr. McDonnell and Intelsat Global’s shares are readily tradeable on an established securities market or otherwise at such time, then Intelsat Global shall pay Mr. McDonnell an additional payment such that he will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

The McDonnell Employment Agreement also provides that, during Mr. McDonnell’s employment with the Company and for one year after termination of his employment, whether voluntary or involuntary, he will not compete with the Company or its affiliates or hire or attempt to hire any person who is or was, during the year prior to the termination of his employment, an employee of the Company.

Stephen Spengler and Thierry Guillemin Severance Agreements

On May 8, 2009, Intelsat Global entered into new letter agreements with Stephen Spengler, Executive Vice President Sales and Marketing of Intelsat Corporation, and Thierry Guillemin, Senior Vice President and Chief Technology Officer of Intelsat Corporation, providing for certain severance benefits (the “Severance Agreements”). The Severance Agreements provide that in the event the executive is terminated without cause or resigns for good reason (in either case as defined in the Severance Agreements) following certain specified corporate transactions identified in the Severance Agreements, he will be paid an amount equal to one times his base salary as in effect on the date of termination, payable in a lump sum on the sixtieth day after such termination of employment. The Severance Agreements will supersede each executive’s existing severance arrangements to the extent the Severance Agreements apply with respect to an executive’s termination of employment.

David McGlade Equity Award Agreements

On May 6, 2009, Mr. McGlade and Intelsat Global entered into a Class A Restricted Share Agreement, a Class B Restricted Share Agreement and an Option Agreement.

Mr. McGlade’s Class A Restricted Share Agreement governs the terms and conditions applicable to Mr. McGlade’s Rollover Award, consisting of the 158,810.45 Class A Shares issued to Mr. McGlade as of February 4, 2008 in exchange for a previous award. These shares are subject to vesting and forfeiture provisions. Subject to Mr. McGlade’s continued employment with Intelsat Global, the Class A Shares subject to the Class A Restricted Share Agreement vest in twenty-four equal monthly installments commencing February 4, 2008. The Class A Shares subject to the Class A Restricted Share Agreement shall automatically vest immediately prior to a change in control (as defined in the Incentive Plan) or if Mr. McGlade dies or becomes disabled, his employment is terminated without cause or if he resigns for good reason (in either case as defined in the McGlade Employment Agreement). Mr. McGlade’s Class A Restricted Share Agreement also provides that in the event of Mr. McGlade’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the termination is for cause. If he is terminated for cause, the shares may be repurchased for Mr. McGlade’s purchase price or the per share fair market value of the Class A Shares as of February 4, 2008.

Mr. McGlade’s Class B Restricted Share Agreement governs the terms and conditions applicable to the 319,472 Class B Shares issued to Mr. McGlade as of May 6, 2009. 228,194 of the Class B Shares subject to the Class B Restricted Share Agreement are subject to time vesting, with 25% of the shares vested as of the date of grant and the remaining shares vesting in equal monthly installments of 1/45th per month commencing June 4, 2009 (the “McGlade Class B Time-Vesting Shares”). The remaining 91,278 Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009, as defined in the agreement, subject to catch-up vesting upon achievement of targets in later years (the “McGlade Class B Performance Shares”).

In the event of a change in control, as defined in the Incentive Plan, the McGlade Class B Time-Vesting Shares become fully vested, and the McGlade Class B Performance Shares vest if certain principal shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015). In the event Mr. McGlade dies or becomes disabled, the McGlade Class B Time-Vesting Shares become fully vested and the McGlade Class B Performance Shares cease vesting and unvested shares are forfeited, unless, within six months following such termination, an initial public offering occurs or Intelsat Global enters into a definitive agreement resulting in a change in control, in which case the unvested shares will be eligible to become vested as if a change in control had occurred immediately prior to termination (the “McGlade Transaction Vesting Protection”). In the event Mr. McGlade is terminated without cause or if he resigns for good reason (in either case as defined in the McGlade Employment Agreement) the McGlade Transaction Vesting Protection applies to both the McGlade Class B Time-Vesting and McGlade Class B Performance Shares, and if such termination occurs after July 31, 2010, 50% of the unvested McGlade Class B Time-Vesting Shares vest. Mr. McGlade’s Class B Restricted Share Agreement provides for similar repurchase rights for Intelsat Global as his Class A Restricted Share Agreement. In the event Mr. McGlade breaches any covenants contained in the McGlade Employment Agreement, he will be required to repay Intelsat Global for all the Class B Shares which vested during the twelve months preceding the breach of the covenants.

Mr. McGlade’s Option Agreement governs the terms and conditions applicable to an option to purchase 251,013 Class A Shares granted to Mr. McGlade as of May 6, 2009. The exercise price of the option is $100 per share. The option is subject to performance vesting. The option will vest with respect to 136,916 Class A Shares based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012, as defined in the agreement, subject to catch-up vesting upon achievement of targets in later years or if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. Upon the occurrence of a change in control or other realization event for certain specified shareholders, the option will vest ratably with respect to an additional 114,097 Class A Shares based upon a sliding scale of return on their investment from 3.3 times to 4.1 times. The option generally expires on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability, and (iv) the date of termination for cause. The option is subject to the McGlade Transaction Vesting Protection following a termination due to death or disability, a termination without cause or a resignation for good reason. Additionally, in the event that Mr. McGlade is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change in control had occurred immediately prior to termination. The Class A Shares acquired upon exercise of the options are subject to Intelsat Global repurchase rights similar to the rights specified in Mr. McGlade’s Class A Restricted Share Agreement. In the event Mr. McGlade breaches any covenants contained in the McGlade Employment Agreement, he will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twelve months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Phillip Spector Equity Award Agreements

On May 6, 2009, Mr. Spector and Intelsat Global entered into a Class A Restricted Share Agreement, a Class B Restricted Share Agreement and an Option Agreement.

Mr. Spector’s Class A Restricted Share Agreement governs the terms and conditions applicable to Mr. Spector’s Rollover Award, consisting of 70,165.54 Class A Shares issued to Mr. Spector as of February 4, 2008 in exchange for a previous equity award. These shares are subject to vesting and forfeiture provisions. Subject to Mr. Spector’s continued employment with Intelsat Global, the Class A Shares subject to the Class A Restricted Share Agreement vest in twenty-four equal monthly installments commencing February 4, 2008. The Class A Shares subject to the Class A Restricted Share Agreement shall automatically vest immediately prior to a change in control (as defined in the Incentive Plan) or if Mr. Spector dies or becomes disabled, his employment is terminated without cause or if he resigns for good reason (in either case as defined in the Spector Employment Agreement). Mr. Spector’s Class A Restricted Share Agreement also provides that in the event of Mr. Spector’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the termination is for cause. If he is terminated for cause, the shares may be repurchased for Mr. Spector’s purchase price or the per share fair market value of the Class A Shares as of February 4, 2008.

Mr. Spector’s Class B Restricted Share Agreement governs the terms and conditions applicable to the 80,679 Class B Shares issued to Mr. Spector as of May 6, 2009. 57,628 of the Class B Shares subject to the Class B Restricted Share Agreement are subject to time vesting, with 25% of the shares vested as of the date of grant and the remaining shares vesting in equal monthly installments of 1/45th per month commencing June 4, 2009 (the “Spector Class B Time-Vesting Shares”). The remaining 23,051 Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009, as defined in the agreement, subject to catch-up vesting upon achievement of targets in later years (the “Spector Class B Performance Shares”).

In the event of a change in control, as defined in the Incentive Plan, the Spector Class B Time-Vesting Shares become fully vested, and the Spector Class B Performance Shares vest if certain principal shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015). In the event Mr. Spector dies or becomes disabled, the Spector Class B Time-Vesting Shares become fully vested and the Spector Class B Performance Shares cease vesting and unvested shares are forfeited, unless, within six months following such termination, an initial public offering occurs or Intelsat Global enters into a definitive agreement resulting in a change in control, in which case the unvested shares will be eligible to become vested as if a change in control had occurred immediately prior to termination (the “Spector Transaction Vesting Protection”). In the event Mr. Spector is terminated without cause or if he resigns for good reason (in either case as defined in the Spector Employment Agreement) the Spector Transaction Vesting Protection applies to both the Spector Class B Time-Vesting and Spector Class B Performance Shares, and if such termination occurs after July 31, 2010, 50% of the unvested Spector Class B Time-Vesting Shares vest. Mr. Spector’s Class B Restricted Share Agreement provides for similar repurchase rights for Intelsat Global as his Class A Restricted Share Agreement. In the event Mr. Spector breaches any covenants contained in the Spector Employment Agreement, he will be required to repay Intelsat Global for all the Class B Shares which vested during the twelve months preceding the breach of the covenants.

Mr. Spector’s Option Agreement governs the terms and conditions applicable to an option to purchase 63,391 Class A Shares granted to Mr. Spector as of May 6, 2009. The exercise price of the option is $100 per share. The option is subject to performance vesting. The option will vest with respect to 34,577 Class A Shares based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012, as defined in the agreement, subject to catch-up vesting upon achievement of targets in later years or if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. Upon the occurrence of a change in control or other realization event for certain specified shareholders, the option will vest ratably with respect to an additional 28,814 Class A Shares based upon a sliding scale of return on their investment from 3.3 times to 4.1 times. The option generally expires on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability, and (iv) the date of termination for cause. The option is subject to the Spector Transaction Vesting Protection following a termination due to death or disability, a termination without cause or a resignation for good reason. Additionally, in the event that Mr. Spector is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change in control had occurred immediately prior to termination. The Class A Shares acquired upon exercise of the options are subject to Intelsat Global repurchase rights similar to the rights specified in the Class A Restricted Share Agreement. In the event Mr. Spector breaches any covenants contained in the Spector Employment Agreement, he will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twelve months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Michael McDonnell Equity Award Agreements

On May 6, 2009, Mr. McDonnell and Intelsat Global entered into a Class B Restricted Share Agreement and an Option Agreement.

Mr. McDonnell’s Class B Restricted Share Agreement governs the terms and conditions applicable to the 80,679 Class B Shares issued to Mr. McDonnell as of May 6, 2009. 57,628 of the

Class B Shares subject to the Class B Restricted Share Agreement are subject to time vesting, with 10% of the shares vested as of the date of grant and the remaining shares vesting in equal monthly installments of 1/54th per month commencing June 4, 2009 (the “McDonnell Class B Time-Vesting Shares”). The remaining 23,051 Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008, 2009 and 2010, as defined in the agreement, subject to catch-up vesting upon achievement of targets in later years (the “McDonnell Class B Performance Shares”).

In the event of a change in control, as defined in the agreement, the McDonnell Class B Time-Vesting Shares become fully vested, and the McDonnell Class B Performance Shares vest if certain principal shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015). In the event Mr. McDonnell dies or becomes disabled, the McDonnell Class B Time-Vesting Shares become fully vested and the McDonnell Class B Performance Shares cease vesting and unvested shares are forfeited, unless, within six months following such termination, an initial public offering occurs or Intelsat Global enters into a definitive agreement resulting in a change in control, in which case the unvested shares will be eligible to become vested as if a change in control had occurred immediately prior to termination (the “McDonnell Transaction Vesting Protection”). In the event Mr. McDonnell is terminated without cause or if he resigns for good reason (in either case as defined in the McDonnell Employment Agreement) the McDonnell Transaction Vesting Protection applies to both the McDonnell Class B Time-Vesting and McDonnell Class B Performance Shares, and if such termination occurs after April 30, 2011, 50% of the unvested McDonnell Class B Time-Vesting Shares vest. In the event Mr. McDonnell breaches any covenants contained in the McDonnell Employment Agreement, he will be required to repay Intelsat Global for all the Class B Shares which vested during the twelve months preceding the breach of the covenants. Mr. McDonnell’s Class B Restricted Share Agreement provides that in the event of Mr. McDonnell’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the termination is for cause. If he is terminated for cause, the shares may be repurchased for Mr. McDonnell’s purchase price or cost basis in the shares.

Mr. McDonnell’s Option Agreement governs the terms and conditions applicable to an option to purchase 63,391 Class A Shares granted to Mr. McDonnell as of May 6, 2009. The exercise price of the option is $100 per share. The option is subject to performance vesting. The option will vest with respect to 34,577 Class A Shares based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011, 2012 and 2013, as defined in the agreement, subject to catch-up vesting upon achievement of targets in later years or if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. Upon the occurrence of a change in control or other realization event for certain specified shareholders, the option will vest ratably with respect to an additional 28,814 Class A Shares based upon a sliding scale of return on their investment from 3.3 times to 4.1 times. The option generally expires on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability, and (iv) the date of termination for cause. The option is subject to the McDonnell Transaction Vesting Protection following a termination due to death or disability, a termination without cause or a resignation for good reason. Additionally, in the event that Mr. McDonnell is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change in control had occurred immediately prior to termination. The Class A Shares acquired upon exercise of the options are subject to Intelsat Global repurchase rights similar to the rights specified in the Class B Restricted Share Agreement. In the event Mr. McDonnell breaches any covenants contained in the McDonnell Employment Agreement, he will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twelve months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Stephen Spengler and Thierry Guillemin Equity Award Agreements

On May 8, 2009, Intelsat Global entered into Class A Restricted Share Agreements, Class B Restricted Share Agreements and Option Agreements with each of Stephen Spengler and Thierry Guillemin.

The Class A Restricted Share Agreements govern the terms and conditions applicable to Rollover Awards, consisting of the Class A Shares issued to Messrs. Spengler and Guillemin as of February 4, 2008 in exchange for a previous equity award. Mr. Spengler’s Class A Restricted Share Agreement covers 16,237.41 Class A Shares and Mr. Guillemin’s Class A Restricted Share Agreement covers 3,044.47 Class A Shares. The shares are subject to vesting and forfeiture provisions. Subject to each of their continued employment with Intelsat Global, the Class A Shares subject to the Class A Restricted Share Agreements vest in twenty-three equal monthly installments on the first day of each month commencing on March 1, 2008. The Class A Shares subject to the Class A Restricted Share Agreement shall automatically vest immediately prior to a change in control (as defined in the Incentive Plan), provided that no such acceleration of vesting shall occur to the extent that it would result in payments that are not fully deductible to the Company as a result of Section 280G of the Code. If either Mr. Spengler or Mr. Guillemin dies or becomes disabled, the unvested Class A Shares subject to the Class A Restricted Share Agreement shall automatically vest. In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause following certain specified corporate transactions, his respective Class A Shares will vest as if a change in control had occurred immediately prior to such termination. The Class A Restricted Share Agreements also provide that in the event of the holder’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the termination is for cause. If either Mr. Spengler or Mr. Guillemin is terminated for cause, his shares may be repurchased at a price per share equal to par value.

The Class B Restricted Share Agreements govern the terms and conditions applicable to the Class B Shares issued to Messrs. Spengler and Guillemin as of May 8, 2009. Mr. Spengler’s Class B Restricted Share Agreement covers 47,320 Class B Shares and Mr. Guillemin’s Class B Restricted Share Agreement covers 30,758 Class B Shares. The Class B Shares subject to the Class B Restricted Share Agreements are subject to time vesting, with 25% of the shares vested as of the date of grant and the remaining shares vesting in equal monthly installments of 1/45th per month commencing June 4, 2009 (the “Spengler/Guillemin Class B Time-Vesting Shares”). The remaining Class B Shares subject to the Class B Restricted Share Agreement are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009, as defined in the agreements, subject to catch-up vesting upon achievement of targets in later years (the “Spengler/Guillemin Class B Performance Shares”).

In the event of a change in control, as defined in the agreements, the Spengler/Guillemin Class B Time-Vesting Shares become fully vested, and the Spengler/Guillemin Class B Performance Shares vest if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015). In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause, as defined in the Incentive Plan, resigns for any reason, dies or becomes disabled, his respective Spengler/Guillemin Class B Time-Vesting Shares and Spengler/Guillemin Class B Performance Shares cease vesting and all unvested shares are forfeited.

In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause or resigns for good reason (as defined in the Class B Restricted Share Agreements) following certain specified corporate transactions, his respective Spengler/Guillemin Class B Time-Vesting Shares and Spengler/Guillemin Class B Performance Shares will vest as if a change in control had occurred immediately prior to such termination. The Class B Restricted Share Agreements also provide that in the event of the holder’s termination of employment without cause or for good reason, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the termination is for cause. If the termination is for cause, the shares may be repurchased at a price per share equal to par value. The Class B Restricted Share Agreements also contain covenants generally restricting Messrs. Spengler and Guillemin from competing against Intelsat Global for a period of one year following termination. In the event of a breach of this covenant, or any other applicable covenants, the individual will be required to repay Intelsat Global for all the Class B Shares which vested during the twenty-four months preceding the breach of the covenants.

The Option Agreements govern the terms and conditions applicable to options to purchase Class A Shares granted to Messrs. Spengler and Guillemin as of May 8, 2009. Mr. Spengler was granted an option to purchase 37,180 Class A Shares and Mr. Guillemin was granted an option to purchase 24,167 Class A Shares. The exercise price of the options is $100 per share. The options are subject to performance vesting. Approximately 55% of the shares subject to each option will vest based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012, as defined in the agreements, subject to catch-up vesting upon achievement of targets in later years or if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. Approximately 45% of the shares subject to each option will vest upon the occurrence of a change in control or other realization event for certain specified shareholders based upon a sliding scale of return on their investment from 3.3 times to 4.1. The options generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following termination of employment, other than as a result of death or disability, (iii) one year following termination upon death or disability, and (iv) the date of termination for cause. In the event that either Mr. Spengler or Mr. Guillemin is terminated without cause or resigns for good reason following certain specified corporate transactions, his respective options will vest as if a change in control had occurred immediately prior to such termination. The Class A Shares acquired upon exercise of the options are subject to Intelsat Global repurchase rights similar to the rights specified in the Class A Restricted Share Agreements. The Option Agreements contain similar covenants as the Class B Restricted Share Agreements. In the event of a breach of any of the covenants contained in the Option Agreements, or any other applicable covenants, the individual will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twenty-four months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Other Management Equity Award Agreements

On May 6, 2009, pursuant to the Incentive Plan the Board also authorized the grant of 341,341 restricted Class B Shares and options to purchase 268,209 Class A Shares to certain other members of management and key employees of Intelsat Global and its subsidiaries. The awards were made effective as of May 8, 2009 (or such later date as may be required by state securities laws) and each award is evidenced by a Class B Restricted Share Agreement or an Option Agreement, as the case may be.

Five-sevenths of the Class B Shares subject to the Class B Restricted Share Agreements are subject to time vesting, with 10% of the shares vesting six months after the later of February 4,

2008 or the date of hire, and the remaining shares vesting in equal monthly installments of 1/54th per month thereafter (the “Management Class B Time-Vesting Shares”). The remaining Class B Shares subject to the Class B Restricted Share Agreements are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the agreements, subject to catch-up vesting upon achievement of targets in later years (the “Management Class B Performance Shares”).

In the event of a change in control, as defined in the Class B Restricted Share Agreement, the Management Class B Time-Vesting Shares become fully vested, and the Management Class B Performance Shares vest if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015).

In the event of the termination, death or disability of the holder, the respective Management Class B Time-Vesting Shares and Management Class B Performance Shares cease vesting and all unvested shares are forfeited. The Class B Restricted Share Agreements also provide that in the event of the holder’s termination of employment without cause, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value. If the termination is for cause, as defined in the Incentive Plan, the shares may be repurchased at a price per share equal to par value and if the termination is due to the holder’s resignation, the repurchase price is the lesser of fair market value and original grant date value. The Class B Restricted Share Agreements also contain covenants generally restricting the holder from competing against Intelsat Global for a period of one year following termination. In the event of a breach of this covenant, or any other applicable covenants, the individual will be required to repay Intelsat Global for all the Class B Shares which vested during the twenty-four months preceding the breach of the covenants.

The Option Agreements govern the terms and conditions applicable to options to purchase Class A Shares granted to the management employees as of May 8, 2009. The exercise price of the options is $100 per share. The options are subject to performance vesting. Approximately 55% of the shares subject to each option will vest based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 for individuals hired after the first quarter of 2008), as defined in the agreements, subject to catch-up vesting in certain circumstances, including upon achievement of targets in later years or if certain principal shareholders of Intelsat Global receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control, as defined. Approximately 45% of the shares subject to each option will vest upon the occurrence of a change in control or other realization event for certain specified shareholders based upon a sliding scale of return on their investment from 3.3 times to 4.1 times. The options generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following termination of employment, other than as a result of death or disability, (iii) one year following termination upon death or disability, and (iv) the date of termination for cause. Class A Shares acquired upon exercise of the options are subject to Intelsat Global repurchase rights similar to the rights specified in the Class B Restricted Share Agreements. The Option Agreements contain similar covenants as the Class B Restricted Share Agreements. In the event of a breach of any of the covenants contained in the Option Agreements, or any other applicable covenants, the individual will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twenty-four months preceding the breach of the covenants multiplied by the excess of the fair market value of the shares over the exercise price paid.

Additionally, pursuant to the Incentive Plan, on May 8, 2009 (or such later date as may be required by state securities laws), Intelsat Global and the Company entered into Class A

Restricted Share Agreements (the “Management Class A Restricted Share Agreements”) and Share Option Agreements with certain members of management and key employees of Intelsat Global and its subsidiaries. These agreements govern the terms and conditions applicable to certain grants of Rollover Awards, consisting of Class A Shares and options to purchase Class A Shares that were granted as of February 4, 2008 in exchange for certain previous equity awards. Management Class A Restricted Share Agreements cover an aggregate of 19,282.65 restricted Class A Shares and the Share Option Agreements cover options to purchase an aggregate of 171,286.15 Class A Shares.

The Management Class A Restricted Share Agreements govern the terms and conditions applicable to the Class A Shares issued as of February 4, 2008. The shares are subject to vesting and forfeiture provisions. Subject to continued employment with Intelsat Global, the Class A Shares subject to the Management Class A Restricted Share Agreements vest in twenty-three equal monthly installments on the first day of each month commencing on March 1, 2008. The Class A Shares subject to the Management Class A Restricted Share Agreements shall automatically vest immediately prior to a change in control (as defined in the Incentive Plan), provided that no such acceleration of vesting shall occur to the extent that it would result in payments that are not fully deductible to the Company as a result of Section 280G of the Code. If the holder dies or becomes disabled, the unvested Class A Shares subject to the Management Class A Restricted Share Agreement shall automatically vest. The Management Class A Restricted Share Agreements also provide that in the event of the holder’s termination of employment, Intelsat Global may repurchase the shares subject to the agreement generally for fair market value, unless the termination is for cause. If a holder is terminated for cause, such holder’s shares may be repurchased at a price per share equal to par value. The Management Class A Restricted Share Agreements for certain senior management employees also provide that, in the event that a holder is terminated without cause following certain specified corporate transactions, such holder’s Class A Shares will vest as if a change in control had occurred immediately prior to such termination.

The Share Option Agreements govern the terms and conditions applicable to options to purchase certain Class A Shares granted as of February 4, 2008 (the “Rollover Options”). The exercise price of the Rollover Options is $25 per share. Subject to continued employment with Intelsat Global, the Rollover Options vest over either twenty-four or thirty-six months on the last day of each month commencing on February 29, 2008. The Rollover Options become fully vested immediately prior to a change in control (as defined in the Incentive Plan), provided that no such acceleration of vesting shall occur to the extent that it would result in payments that are not fully deductible to the Company as a result of Section 280G of the Code. The Share Option Agreements for certain senior management employees also provide that, in the event the optionee is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change in control had occurred immediately prior to such termination. The Rollover Options generally expire on the earliest to occur of: (i) the tenth anniversary of the grant date of the original option, (ii) one year following termination without cause (and in some cases resignation for good reason) or upon death or disability, (iii) 90 days following any resignation of employment, and (iv) the date of termination for cause.

Following termination of employment without cause (and, for certain senior management employees, resignation for good reason) or upon the death or disability of the holder, Intelsat Global may repurchase any outstanding and unexercised options for an amount generally equal to the fair market value of the underlying shares over the exercise price for such shares. Following a resignation (except for, with respect to certain senior management employees, resignation for good reason), Intelsat Global may repurchase any outstanding and unexercised options for an amount equal to the lesser of the fair market value of the underlying Class A

Shares over the exercise price for such shares and the fair market value of the underlying shares minus any dividends, distributions or dividend equivalents paid in respect of the underlying Class A Shares over the exercise price for such shares.

Additionally, following a termination of employment without cause (and, for certain senior management employees, resignation for good reason) or upon the death or disability of the holder, Intelsat Global may repurchase any Class A Shares acquired upon exercise of the Rollover Options generally for fair market value. Following any resignation (except for, with respect to certain senior management employees, resignation for good reason), Intelsat Global may repurchase any Class A Shares acquired upon exercise of the option for an amount equal to the lesser of fair market value of the Class A Shares or fair market value of such shares minus any dividends, distributions or dividend equivalents paid in respect of the Class A Shares. If the termination is for cause, the shares are repurchased at a price per share equal to the lesser of the fair market value of such shares minus any dividends, distributions or dividend equivalents paid in respect of the Class A Shares and the exercise price paid for the Class A Shares minus any dividends, distributions or dividend equivalents paid in respect of such shares.

Management Shareholders Agreement

Each management shareholder or recipient of an equity award is, or prior to the exercise of any options, will become, a party to that certain Management Shareholders Agreement, entered into on May 6, 2009 and effective as of February 4, 2008, by and among Intelsat Global, the principal shareholders of Intelsat Global and all employees of Intelsat Global and its subsidiaries (the “Management Shareholders”) who hold Class A Shares or Class B Shares (the “Management Shareholders Agreement”). The Management Shareholders Agreement governs the terms and conditions of a Management Shareholder’s ownership of Class A Shares and Class B Shares and applies to each Management Shareholder and any person or entity to whom the Management Shareholder’s shares are transferred (whether voluntarily or involuntarily).

In general, the Management Shareholders Agreement prevents Management Shareholders from transferring any Class A Shares or Class B Shares without the consent of the Board. If the Board approves any such transfer, certain shareholders have a right of first offer to purchase the shares proposed to be transferred. Notwithstanding the general prohibition on transferring shares, Management Shareholders may be permitted to transfer shares pursuant to “tag along” and “drag along” rights set forth in the Management Shareholders Agreement.

In addition, the Management Shareholders Agreement permits certain sponsor shareholders to repurchase Class A Shares and/or Class B shares from a Management Shareholder following the Management Shareholder’s termination of employment if Intelsat Global does not repurchase such shares pursuant to the applicable award agreement. The Management Shareholders Agreement also provides “priority subscription” rights. If certain sponsor shareholders purchase additional shares, the priority subscription rights allow Management Shareholders to purchase additional shares on the same terms as the sponsor shareholders.

The Management Shareholders Agreement terminates upon an initial public offering (generally defined as a public offering of at least 20% of outstanding shares of Intelsat Global), the liquidation of Intelsat Global or sale of all or substantially all of Intelsat Global’s assets, or a date established by the Board to terminate the Management Shareholders Agreement. In addition, the Management Shareholders Agreement may terminate at specified times following Intelsat Global’s merger with a public company.

Each of David McGlade, Phillip L. Spector, certain trusts established for the benefit of David McGlade and his family and the benefit of Phillip L. Spector and his family (the “Trusts”) and Michael McDonnell have entered into letter agreements (the “MSA Letter Agreements”) amending the Management Shareholders Agreement as it applies to the shares held by David McGlade, Phillip L. Spector, the Trusts and Michael McDonnell, respectively. The MSA Letter Agreements generally provide for “piggy back registration rights,” additional option grants upon certain conversions of Class B Shares, and limits on Intelsat Global’s ability to repurchase co-invest Class A Shares purchased pursuant to Subscription Agreements if the fair market value is less than the original purchase price per share for such shares.

Grants of Plan-Based Awards

No grants of stock plan-based awards were made to any of our Named Executive Officers during the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning the number and value of any outstanding unvested restricted share awards held by the Named Executive Officers at December 31, 2008. There was no public market for Intelsat Global’s common stock as of December 31, 2008.

Name	Restricted Share Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
David McGlade	86,022	—

Michael McDonnell	—	—

Phillip Spector	38,006	—

Stephen Spengler	9,178	—

Thierry Guillemin	1,721	—

Jeffrey Freimark	—	—

James Frownfelter	—	—

(1)	As part of the New Sponsors Acquisition Transactions, the Intelsat Holdings unvested restricted shares held by executives were exchanged for unvested restricted shares in Intelsat Global, which on February 4, 2008 were valued at $100 per share based on the price paid for Intelsat Holdings shares in the BC Share Purchase Agreement. There has been no valuation of Intelsat Global shares completed since the closing of the New Sponsors Acquisition Transactions. Based on the $100 per share value, at December 31, 2008 the unvested restricted shares held by Messrs. McGlade, Spector, Spengler and Guillemin would have had an approximate value of $8,602,235, $3,800,638, $917,771 and $172,077, respectively.

SCA Exercises and Stock Vested

The following table sets forth certain information regarding the number of restricted shares and SCAs of Intelsat Holdings issued under the 2005 Plan that vested in 2008 and the number of Intelsat Global restricted shares and SCAs that vested in 2008, together with the corresponding amounts realized by the Named Executive Officers.

Name	SCA Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
David McGlade
Intelsat Holdings	—	—	202,823	$81,191,359
Intelsat Global	—	—	72,788	—

Michael McDonnell
Intelsat Holdings	—	—	—	—
Intelsat Global	—	—	—	—

Phillip Spector
Intelsat Holdings	—	—	89,611	$35,871,919
Intelsat Global	—	—	32,159	—

Stephen Spengler
Intelsat Holdings	—	—	17,107	$6,847,952
Intelsat Global	—	—	7,060	—

Thierry Guillemin
Intelsat Holdings	—	—	3,207	$1,283,971
Intelsat Global	—	—	1,324	—

Jeffrey Freimark
Intelsat Holdings	62,083	$9,367,983	—	—
Intelsat Global	45,421	$3,406,539	—	—

James Frownfelter
Intelsat Holdings	72,524	$12,908,578	—	—
Intelsat Global	—	—	—	—

(1)	The Intelsat Holdings number represents the vested SCAs that were canceled in exchange for a cash payment in conjunction with the consummation of the New Sponsors Acquisition Transactions on February 4, 2008. Upon the closing of the New Sponsors Acquisition Transactions, the unvested outstanding Intelsat Holdings SCAs were rolled over into Intelsat Global SCAs. The Intelsat Global number represents the vested SCAs that were canceled in exchange for installment cash payments upon the termination of Mr. Freimark’s employment.
(2)	The value of Intelsat Holdings SCAs is based upon the per share price of approximately $400 set forth in the BC Share Purchase Agreement, less the exercise price of the relevant SCAs. The value of the Intelsat Global SCAs is based upon the amount paid to Mr. Freimark upon his resignation for his SCAs, at a price per share of approximately $100 less the exercise price of $25.
(3)	The Intelsat Holdings number represents the vested restricted shares that were sold for approximately $400 per share in cash in accordance with the BC Share Purchase Agreement on February 4, 2008. Upon the closing of the New Sponsors Acquisition Transactions, the unvested outstanding restricted Intelsat Holdings shares were rolled over into time vesting restricted shares of Intelsat Global. The Intelsat Global number represents the vesting of Intelsat Global restricted shares held by the Named Executive Officers as of December 31, 2008.

(4)	As part of the New Sponsors Acquisition Transactions, the Intelsat Holdings unvested restricted shares held by executives were exchanged for unvested restricted shares in Intelsat Global, which on February 4, 2008 were valued at $100 per share based on the price paid for Intelsat Holdings shares in the BC Share Purchase Agreement. There has been no valuation of Intelsat Global shares completed since the closing of the New Sponsors Acquisition Transactions. Based on the $100 per share value, the vested restricted shares held by Messrs. McGlade, Spector, Spengler and Guillemin as of December 31, 2008 would have had an approximate value of $7,278,810, $3,215,916, $705,970 and $132,370, respectively.

Pension Benefits

The following table sets forth the actuarial present value of accumulated benefits of our Named Executive Officers under each pension plan of the Company. Only Mr. Guillemin is eligible to participate in the pension plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
Thierry Guillemin	Intelsat Staff Retirement Plan	9.17	$170,124	—
	Intelsat Restoration Plan	9.17	$12,048	—
Total			$182,172

The Intelsat Staff Retirement Plan is a tax-qualified defined benefit pension plan covering U.S.-based employees of Intelsat who were hired prior to July 19, 2001. The benefits under the plan are calculated based upon a set of formulas that take into account the participant’s hire date, years of service and average compensation. For Mr. Guillemin, the formula is 2.0% of final average earnings for each year of service prior to 2002, plus 1.5% of final average earnings for each year of service on or after 2002. Final average earnings for Mr. Guillemin includes regular earnings and does not include bonus payments, and is based on average earnings over the 60 months of employment that produces the highest average. Early retirement is available at age 55 with three years of service, and there is a seven year vesting schedule. Benefit payments may be taken in the form of a single life annuity, a partially subsidized 60% or 75% joint and survivor annuity if married at the time of benefit commencement, a 50% or 100% joint and survivor annuity if unmarried at the time of benefit commencement, a lump sum or a reduced annuity plus a partial lump sum. Benefits paid in the form of an annuity are adjusted for cost of living increases but only on the portion of the benefit attributable to pre-2002 service and pre-2006 compensation. See Note 5—Retirement Plans and Other Retiree Benefits to the consolidated financial statements included elsewhere in this prospectus for additional disclosure on the assumptions used to value pension benefits.

As a tax-qualified plan, benefits under the Intelsat Staff Retirement Plan are subject to certain Code limitations on benefits and compensation. The Intelsat Restoration Plan is a non-qualified retirement plan that is intended to make participants “whole” if their benefit under the Intelsat Staff Retirement Plan is diminished due to limits on annual benefits under Section 415 of the Code or limits on includable compensation under Section 401(a)(17) of the Code.

Nonqualified Deferred Compensation

No deferred compensation programs are maintained for the Company’s Named Executive Officers.

Severance and Change of Control Arrangements

Upon termination of employment, the Named Executive Officers may receive payments under their employment agreements or Company policies, as applicable, which are described in detail immediately following the Summary Compensation Table.

Benefits and Payments Upon Termination

The following is a table which shows, hypothetically, what each of the current Named Executive Officers would receive upon termination of employment under varying circumstances, assuming such termination occurred on December 31, 2008. However, this table does not take into account any vesting of equity, except in the case of a change of control, as defined in applicable agreements, nor does it reflect all of the restrictions and other provisions of relevant employment contracts described earlier. Thus, this table does not represent guarantees to any Named Executive Officer that he will receive the amounts set forth herein.

Name	Resignation Without Good Reason		Resignation With Good Reason or Involuntary Termination Without Cause		Resignation With Good Reason or Involuntary Termination Without Cause Following a Change of Control		Death or Disability		Termination For Cause
David McGlade
Accrued Salary and Vacation(1)	$142,308		$142,308		$142,308		$142,308		$142,308
Accrued Bonus(2)	—		1,500,000	(3)	1,500,000	(3)	1,500,000	(3)	—
Severance	—		3,750,000	(4)	3,750,000	(5)	—		—
Vested Shares	39,094	(6)	7,278,810	(7)	7,278,810	(7)	7,278,810	(7)	—
Unvested Shares	86	(8)	86	(8)	8,602,235	(9)	8,602,235	(10)	—
Medical Benefits	389,489	(11)	389,489	(11)	389,489	(11)	389,489	(11)	—

TOTAL	$570,977		$13,060,693		$21,662,842		$17,912,842		$142,308

Michael McDonnell(12)
Accrued Salary and Vacation(1)	$22,513		$22,513		$22,513		$22,513		$22,513
Accrued Bonus(2)	—		—		—		167,375	(13)	—
Severance	—		1,628,688	(14)	1,628,688	(14)	—		—
Vested Shares	—		—		—		—		—
Unvested Shares	—		—		—		—		—

TOTAL	$22,513		$1,651,201		$1,651,201		$189,888		$22,513

Phillip Spector
Accrued Salary and Vacation(1)	$72,565		$72,565		$72,565		$72,565		$72,565
Accrued Bonus(2)	—		—		—		$592,250	(15)	—
Severance	—		849,750	(16)	849,750	(17)	—		—
Vested Shares	17,272	(18)	3,215,916	(19)	3,215,916	(19)	3,215,916	(19)	—
Unvested Shares	38	(20)	38	(20)	3,800,638	(21)	3,800,638	(22)	—

TOTAL	$89,875		$4,138,269		$7,938,869		$7,681,369		$72,565

Stephen Spengler
Accrued Salary and Vacation(1)	$44,452		$44,452		$44,452		$44,452		$44,452
Accrued Bonus(2)	—		—		—		241,200	(23)	—
Severance	—		251,250	(24)	251,250	(24)	—		—
Vested Shares	3,792	(25)	705,970	(26)	705,970	(26)	705,970	(26)	—
Unvested Shares	9	(27)	9	(27)	917,771	(28)	917,771	(29)	—

TOTAL	$48,253		$1,001,681		$1,919,443		$1,909,393		$44,452

Thierry Guillemin
Accrued Salary and Vacation(1)	$29,708		$29,708		$29,708		$29,708		$29,708
Accrued Bonus(2)	—		—		—		148,500	(30)
Severance	—		183,333	(31)	183,333	(31)	—		—
Vested Shares	711	(32)	132,370	(33)	132,370	(33)	132,370	(33)	—
Unvested Shares	2	(34)	2	(34)	172,077	(35)	172,077	(36)	—

TOTAL	$30,421		$345,413		$517,488		$482,655		$29,708

(1)	Based upon accrued vacation balances and base salary rates as of December 31, 2008.
(2)	It is currently the policy under our corporate Bonus Plan that no bonus payments are made to plan participants who leave prior to the bonus payment date in March, unless otherwise provided for in an applicable employment agreement.
(3)	Mr. McGlade is entitled to a pro-rata bonus at the tier 1 stretch level (150% of base salary) for the year of termination based on actual results and the portion of the year he was employed. This amount assumes a full year of employment and corporate results at the tier 1 stretch level.
(4)

Payment equal to 1 1/2 times the sum of base salary plus bonus calculated at the tier 1 stretch level (150% of base salary). For termination of employment on December 31, 2008, this severance amount is to be paid 50% on the first business day following the six-month anniversary of termination and in six equal monthly installments thereafter. For termination of employment on January 1, 2009 or thereafter, payment will be made in a single lump sum within 60 days of termination.

(5)

Payment equal to 1 1/2 times the sum of base salary plus bonus calculated at the tier 1 stretch level (150% of base salary). For termination of employment on December 31, 2008, this severance amount is to be paid in twelve equal monthly installments. For termination of employment on January 1, 2009 or thereafter, payment will be made in a single lump sum within 60 days of termination.

(6)	Time vesting shares that are vested may be repurchased at any time following resignation at a price per share equal to the fair market value of such share as determined on the date of the 2005 Acquisition Transactions based on the valuation as of such date ($2.15 per share). As a result of the New Sponsors Acquisition Transactions, the unvested Intelsat Holdings shares were exchanged for Intelsat Global shares on an approximately 4:1 basis. Accordingly, the price per share for repurchase is approximately $0.54.
(7)	Time vesting shares that are vested may be repurchased at any time during the two-year period following termination at a price per share equal to the fair market value of such share as determined on the date of the most recent independent valuation prior to termination. As there has not been a valuation completed since the closing of the New Sponsors Acquisition Transactions, the assumed fair market value as of December 31, 2008 is $100 per share.
(8)	Any unvested time vesting shares are forfeited upon termination of employment, but must be repurchased at the par value of the shares ($0.001) to be returned to the corporate treasury.
(9)	Any unvested time vesting shares are forfeited upon termination of employment, provided, however, that if the termination is within six months following a change of control, all unvested time vesting shares will vest upon termination. This number assumes that there was a change of control within the six-month period preceding December 31, 2008. Vested time vesting shares may be repurchased as described in footnote (7).
(10)	Any time vesting shares that are not vested at the date of death or disability will vest and be repurchased as described in footnote (7) above.
(11)	Mr. McGlade is entitled to retiree medical benefits for himself and his spouse upon termination of employment. This represents the present value of Intelsat’s net premium cost, assuming a trend rate of 5% increases each year, immediate retirement on December 31, 2008, that each of Mr. McGlade and his spouse live to age 80 and a discount rate of 6.3%.
(12)	Mr. McDonnell is currently employed pursuant to the terms of his offer letter; the terms of his employment agreement are still being negotiated. The offer letter provides certain severance protections and otherwise provides that his employment agreement will be no less favorable in the aggregate than the employment agreement previously provided to our former Chief Financial Officer, Jeffrey Freimark, the material terms of which are previously described. The termination benefits reflected in this table are based upon a combination of Mr. McDonnell’s offer letter and the other terms of Mr. Freimark’s employment agreement.
(13)

It is currently the policy under our corporate Bonus Plan to provide a pro-rata bonus, based upon actual financial performance, pro-rated for the date of death or disability, for employees who die or become disabled during the fiscal year. This number assumes a date of death or disability on December 31, 2008, pro-rated for his employment date of November 3rd, adjusted for credit as of October 1, 2008 as provided for in his offer letter, and corporate performance at the tier 2 “super stretch” level, producing a bonus percentage of 130% of base salary.

(14)	This severance amount is equal to the product of (i) the sum of Mr. McDonnell’s base salary and target bonus (the “Baseline Severance Amount”) and (ii) two, reduced by one-twelfth of the Baseline Severance Amount for each month of service, but not less than the Baseline Severance Amount.
(15)	It is currently the policy under our corporate Bonus Plan to provide a pro-rata bonus, based upon actual financial performance, pro-rated for the date of death or disability, for employees who die or become disabled during the fiscal year. This number assumes a date of death or disability on December 31, 2008 and corporate performance at the tier 1stretch level, producing a bonus percentage of 115% of base salary.
(16)	Payment equal to base salary plus maximum bonus of 65% of base salary, to be paid in a single lump sum within 60 days following the date of termination.
(17)	Payment equal to base salary plus the greater of (x) maximum bonus of 65% of base pay, and (y) the annual bonus paid for the year immediately preceding the year in which termination occurs, to be paid in a single lump sum within 60 days following the date of termination.
(18)	Time vesting shares that are vested may be repurchased at any time following resignation as described in footnote (6) above.
(19)	Time vesting shares that are vested may be repurchased as described in footnote (7) above.
(20)	Any unvested time vesting shares are forfeited upon termination of employment, but must be repurchased as described in footnote (8) above.
(21)	Any unvested time vesting shares are forfeited upon termination of employment, provided, however, that if the termination is within six months following a change of control, all unvested time vesting shares will vest upon termination. This number assumes that there was a change of control within the six-month period preceding December 31, 2008. Vested time vesting shares may be repurchased as described in footnote (7).

(22)	Any time vesting shares that are not vested at the date of death or disability will vest and be repurchased as described in footnote (7) above.
(23)	It is currently the policy under our corporate Bonus Plan to provide a pro-rata bonus, based upon actual financial performance, pro-rated for the date of death or disability, for employees who die or become disabled during the fiscal year. This number assumes a date of death or disability on December 31, 2008 and corporate performance at the tier 1stretch level, producing a bonus percentage of 72% of base salary.
(24)	Payment is equal to nine months’ base salary payable in a lump sum at termination.
(25)	Time vesting shares that are vested may be repurchased at any time following resignation as described in footnote (6) above.
(26)	Time vesting shares that are vested may be repurchased as described in footnote (7) above.
(27)	Any unvested time vesting shares are forfeited upon termination of employment, but must be repurchased as described in footnote (8) above.
(28)	Any unvested time vesting shares are forfeited upon termination of employment, provided, however, that if the termination is within six months following a change of control, all unvested time vesting shares will vest upon termination. This number assumes that there was a change of control within the six-month period preceding December 31, 2008. Vested time vesting shares may be repurchased as described in footnote (7).
(29)	Any time vesting shares that are not vested at the date of death or disability will vest and be repurchased as described in footnote (7) above.
(30)	It is currently the policy under our corporate Bonus Plan to provide a pro-rata bonus, based upon actual financial performance, pro-rated for the date of death or disability, for employees who die or become disabled during the fiscal year. This number assumes a date of death or disability on December 31, 2008 and corporate performance at the tier 1stretch level, producing a bonus percentage of 54% of base salary.
(31)	Payment is equal to eight months’ base salary payable in a lump sum at termination.
(32)	Time vesting shares that are vested may be repurchased at any time following resignation as described in footnote (6) above.
(33)	Time vesting shares that are vested may be repurchased as described in footnote (7) above.
(34)	Any unvested time vesting shares are forfeited upon termination of employment, but must be repurchased as described in footnote (8) above.
(35)	Any unvested time vesting shares are forfeited upon termination of employment, provided, however, that if the termination is within six months following a change of control, all unvested time vesting shares will vest upon termination. This number assumes that there was a change of control within the six-month period preceding December 31, 2008. Vested time vesting shares may be repurchased as described in footnote (7).
(36)	Any time vesting shares that are not vested at the date of death or disability will vest and be repurchased as described in footnote (7) above.

Director Compensation

We do not compensate our directors for their service on the board of directors or any committee of the board of directors. Non-executive members of the board were reimbursed for travel and other out-of-pocket expenses related to their board service pursuant to a monitoring fee agreement entered into with the Former Sponsors and related parties and a new monitoring fee agreement entered into on February 4, 2008 with the New Sponsors. For more information regarding the monitoring fee agreements, see “Certain Relationships and Related Transactions—Monitoring Fee Agreements and Transaction Fees.” Mr. Raymond Svider, a Managing Partner of BC Partners, Intelsat’s majority shareholder, is currently and has been since May 1, 2008, the Chairman of our Board of Directors. Prior to Mr. Svider, Mr. Joseph Wright, Jr. served as Chairman of our Board of Directors. Mr. Wright was not a Named Executive Officer. The terms of his employment agreement during 2008 are set forth below.

Former Employment Agreement with Mr. Wright

Intelsat Holdings and Intelsat, Ltd. entered into an employment agreement with Mr. Wright on July 3, 2006, under which he began employment as Chairman of the Board of Directors. The agreement had a term of two years, with an option to extend for an additional year by mutual agreement. The employment agreement provided that Mr. Wright would be paid an annual base salary of $600,000 during the term, which would be reviewed for increase no less frequently than annually. The employment agreement also provided that Mr. Wright would be eligible for an annual discretionary bonus with a maximum payment of 100% of his annual base salary, based on meeting pre-established performance targets. During the employment term, Mr. Wright generally was eligible to participate in our and Intelsat Holdings’ employee benefit plans and programs and to receive certain perquisites set forth in the employment agreement.

Under the employment agreement, Mr. Wright received on July 3, 2006 a grant of 54,702 SCAs, permitting him to purchase Intelsat Holdings common shares. Such SCAs, or the new SCAs, were to vest in equal monthly installments over twenty-four months commencing on the last day of the first full month following Mr. Wright’s start date and subject to his continued employment through each applicable vesting date. The vesting of these time-vesting SCAs was to accelerate one year after any event that caused the Former Sponsors (or other private equity investors) to cease to own 40% or more of Intelsat Holdings.

Mr. Wright also rolled over options on common stock of PanAmSat Holdco having a value of $2 million into SCAs to purchase 9,174 Intelsat Holdings common shares, such shares having the same aggregate in-the-money value. Such SCAs, or the rollover SCAs, had the same terms and conditions (other than the number and type of shares and exercise price applicable thereto) as were in effect prior to such conversion. The rollover SCAs also entitled Mr. Wright to receive dividend payments with respect to that number of Intelsat Holdings common shares having a value equivalent to the in-the-money value of his rollover SCAs. Any such amounts payable in respect of rollover SCAs that were not vested as of the date such dividend was payable were to be held in escrow until such SCAs vested.

In connection with the consummation of the New Sponsors Acquisition Transactions, all of Mr. Wright’s SCAs, including the rollover SCAs, became vested and he received (prior to the effect of any applicable federal, state or local taxes) $3,443,065 in exchange for the cancellation of the rollover SCAs, and $8,604,998 in exchange for the cancellation of SCAs.

Mr. Wright was not entitled to any severance benefits under the terms of his employment agreement upon his voluntary resignation in 2008. Mr. Wright’s employment agreement also provided that, during his employment with Intelsat and for one year after his termination of employment, he would not compete with Intelsat or hire or attempt to hire any person who is or was in the previous year an employee of Intelsat.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Related Party Transactions

Monitoring Fee Agreements and Transaction Fees

In connection with the closing of the New Sponsors Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2008 MFA”) with the New Sponsors, or affiliates of, or entities advised by, designated by or associated with the New Sponsors, as the case may be (collectively, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda. Pursuant to the 2008 MFA, an annual fee equal to the greater of $6.25 million and 1.25% of adjusted EBITDA (as defined in the Senior Bridge Loan Credit Agreement) is paid to the 2008 MFA parties, and Intelsat Bermuda reimburses the 2008 MFA parties for their out-of-pocket expenses. Intelsat Bermuda also agreed to indemnify the 2008 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2008 MFA and the engagement of the 2008 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2008 MFA. We recorded expense for services associated with the 2008 MFA of $6.2 million and $17.4 million during the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively.

As payment for certain structuring and advisory services rendered, Intelsat Bermuda paid an aggregate transaction and advisory fee of $60.0 million to the 2008 MFA parties at the closing of the New Sponsors Acquisition Transactions.

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2006 MFA”) with the Former Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Former Sponsors, as the case may be (collectively, the “2006 MFA parties”), pursuant to which the 2006 MFA parties provided certain monitoring, advisory and consulting services with respect to Intelsat Bermuda, PanAmSat Holdco and their respective subsidiaries. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated in February 2008. Pursuant to the 2006 MFA, an annual fee equal to the greater of $6.25 million and 1.25% of Intelsat Corp Adjusted EBITDA (as defined in the indenture governing the Intelsat Corporation 9% Senior Notes due 2016) was paid under the 2006 MFA, and Intelsat Bermuda reimbursed the 2006 MFA parties for their out-of-pocket expenses. Intelsat Bermuda also agreed to indemnify the 2006 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2006 MFA and the engagement of the 2006 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2006 MFA. We recorded expense for services associated with the 2006 MFA of $6.3 million during the year ended December 31, 2006, $11.2 million during the year ended December 31, 2007 and $0.7 million during the predecessor period January 1, 2008 to January 31, 2008.

As payment for certain structuring and advisory services rendered, Intelsat Bermuda paid an aggregate transaction and advisory fee of $40.0 million to the 2006 MFA parties, upon the closing of the PanAmSat Acquisition Transactions on July 3, 2006.

In connection with the closing of the 2005 Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2005 MFA”) with Intelsat Holdings and the Former Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Former Sponsors, as the case may be (collectively, the “2005 MFA parties”), pursuant to which the 2005 MFA parties provided certain monitoring, advisory and consulting services to Intelsat. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated on February 2008. Pursuant to the 2005 MFA, Intelsat Sub Holdco was obligated to pay an annual fee equal to the greater of $6.25 million or 1.25% of adjusted EBITDA as defined in the indenture governing Intelsat Sub Holdco’s 8 1/4% Senior Notes due 2013 and Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015, and to reimburse the 2005 MFA parties for their out-of-pocket expenses. Intelsat Bermuda also agreed to indemnify the 2005 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2005 MFA and the engagement of the 2005 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2005 MFA. We recorded expense for services associated with the 2005 MFA of $11.4 million during the year ended December 31, 2006, $12.6 million during the year ended December 31, 2007 and $1.0 million during the predecessor period January 1, 2008 to January 31, 2008.

SCAs and Restricted Shares

In connection with the closing of the New Sponsors Acquisition Transactions, Messrs. McGlade, Freimark and Spector received (prior to the effect of any applicable federal or state or local taxes) $6,313,639, $2,401,841 and $6,995,762, respectively, in exchange for the purchase of their owned Intelsat Holdings shares; Messrs. Frownfelter and Wright received (prior to the effect of any applicable federal or state or local taxes) $2,582,486 and $3,443,064, respectively, in exchange for the cancellation of the rollover SCAs they received as part of a rollover of stock options of PanAmSat Holdco they previously held; and Messrs. McGlade, Freimark, Frownfelter, Spector, Spengler, Guillemin and Wright and Ms. Beier received (prior to the effect of any applicable federal or state or local taxes) $81,191,359, $9,367,983, $10,326,092, $35,871,919, $6,847,952, $1,283,971, $8,604,998 and $614,629, respectively, cash payments in exchange for the cancellation of other SCAs or purchase of their Intelsat Holdings restricted shares. In addition, Mr. Freimark will receive an aggregate of $3,406,539 related to the cash out of his SCAs upon his resignation in June 2008, which is payable in five equal installments. See “Executive Compensation—Compensation Discussion and Analysis—Summary Compensation Table” and “—Long-Term Incentive Awards.”

Share Incentive Plan, Employment Agreements and Award Agreements

On May 6, 2009, the Board of Directors of Intelsat Global adopted the Incentive Plan, under which certain employees and directors are eligible to be granted awards. On May 6, 2009, Intelsat Global also entered into or amended employment agreements with Messrs. McGlade, Spector, and McDonnell, entered into agreements with Messrs. Spengler and Guillemin providing certain severance benefits, and entered into equity award agreements with Messrs. McGlade, Spector, McDonnell, Spengler and Guillemin. See “Executive Compensation—2009 Amendments and Agreements.”

Sponsor and Executive Investments

During the second quarter of 2008, affiliates or associates of funds and investment vehicles advised or controlled by one of the New Sponsors, Silver Lake, purchased $90.9 million principal amount of the 2017 notes and affiliates or associates of funds and investment vehicles advised or controlled by another of the New Sponsors, BC Partners, also purchased $90.9 million principal amount of the 2017 notes.

During the third quarter of 2008, an entity associated with funds and investment vehicles advised or controlled by Silver Lake purchased a further $100.0 million principal amount of the 2017 notes and $650.0 million principal amount of the 2017 PIK notes. Mr. Svider, Mr. McGlade and a trust of which Mr. Spector is the beneficiary, invested $3.8 million, $2.5 million and $0.6 million, respectively, as limited partners in the entity through which the notes were purchased.

Subscription Agreements

On May 6, 2009, Intelsat Global entered into Subscription Agreements with certain trusts established for the benefit of Mr. McGlade and his family (the “McGlade Trust”) and the benefit of Mr. Spector and his family (the “Spector Trusts”), pursuant to which the McGlade Trust purchased 100,000 Class A common shares and the Spector Trusts purchased 20,000 Class A common shares of Intelsat Global for an aggregate purchase price of $10 million and $2 million, respectively.

Horizons

As a result of the PanAmSat Acquisition Transactions, we have a joint venture with JSAT, a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC, and consists of two investments: Horizons-1 and Horizons-2. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements.”

New Dawn

In June 2008, we entered into a project and shareholders’ agreement with Convergence SPV Ltd. (“Convergence Partners”) pursuant to which New Dawn Satellite Company Ltd (“New Dawn”), a recently formed Mauritius company in which we have a 74.9% indirect ownership interest and Convergence Partners has a 25.1% noncontrolling ownership interest, intends to procure and launch a new satellite to provide satellite transponder services to customers in Africa. We currently expect the satellite to be launched during the fourth quarter of 2010 and expect to start providing satellite services soon thereafter.

Receivable from Parent

We had a receivable from Intelsat Global as of September 30, 2009 $8.4 million of which was included in other receivables in our condensed consolidated balance sheet.

WildBlue Option Agreement

On August 17, 2009 we entered into an agreement with WildBlue, in which we have an ownership interest of approximately 28%, granting WildBlue the exclusive option to acquire certain of our rights to operate a Ka-Band satellite system at a designated orbital location for $0.2 million. This amount is included in other income, net in the three and nine months ended September 30, 2009. The option may be exercised by WildBlue until February 17, 2010 for an exercise price of $2.8 million.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and our board of directors, executive officers or any beneficial owner of greater than 5% of our common shares or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our Annual Report on Form 10-K. Our audit committee charter also provides for the review of related party transactions by our audit committee.

In addition, we and our board of directors follow the requirements set forth in the transactions with affiliates covenants contained in our indentures and credit agreements. In summary, these agreements provide that we will not, and we will not permit any of our restricted subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or asset to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any affiliate (as defined in the agreements) involving aggregate consideration in excess of specified thresholds, unless we determine that the terms of such transaction are not materially less favorable to such company than those that could have been obtained in a comparable transaction by such company with an unrelated person and that the terms of such transaction are substantially as favorable to such company as it would obtain in a comparable arm’s-length transaction with a person that is not an affiliate, subject to certain exceptions specified in such agreements. Copies of our indentures and credit agreements are on file with the SEC as exhibits to our periodic filings.

PRINCIPAL SHAREHOLDERS

Intelsat, Ltd. is an indirect, wholly-owned subsidiary of Intelsat Global. Shares of Intelsat Global are currently held by the New Sponsors and certain members of our management and other designated employees.

The members of Intelsat, Ltd.’s board of directors nominated by a New Sponsor may be deemed to beneficially own shares owned by such New Sponsors. The following table and accompanying footnotes show information regarding the beneficial ownership of Intelsat Global’s common shares by:

•	each person known by us to beneficially own 5% or more of Intelsat Global’s outstanding common shares;

•	each of Intelsat Global’s and our directors;

•	each Named Executive Officer; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership set forth below is based on approximately 14,917,540.56 Intelsat Global Class A common shares and 900,249.00 Class B common shares issued and outstanding as of November 15, 2009. All Class A common and Class B common shares listed in the table below are entitled to one vote per share, unless otherwise indicated in the notes thereto. Unless otherwise indicated, the address of each person named in the table below is c/o Intelsat Global, Ltd., Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Name of Beneficial Owner:	Number of Class A Common Shares Beneficially Owned(1)	% of Class A Common Shares Beneficially Owned(1)	Number of Class B Common Shares Beneficially Owned(1)	% of Class B Common Shares Beneficially Owned(1)	Number of All Voting Shares Beneficially Owned(1)	% of All Voting Shares Beneficially Owned(1)
Funds advised by BC Partners(2)	11,330,000.04	76.0%	—	—	11,330,000.04	71.6%
Funds advised by Silver Lake Partners(3)	2,489,976.25	16.7%	—	—	2,489,976.25	15.7%
David McGlade(4)	258,810.45	1.7%	319,472.00	35.5%	578,282.45	3.7%
Phillip Spector(5)	90,165.54	*	80,679.00	9.0%	170,844.54	1.1%
Michael McDonnell(6)	*	*	80,679.00	9.0%	*	*
Stephen Spengler(7)	*	*	47,320.00	5.3%	*	*
Thierry Guillemin(8)	*	*	30,758.00	3.4%	*	*
James Frownfelter(9)	*	*	*	*	*	*
Jeffrey Freimark(10)	*	*	*	*	*	*
Directors and Executive Officers as a Group (11 persons)(11)	14,193,469.89	95.1%	568,725.00	63.2%	14,762,194.89	93.3%

*	Represents beneficial ownership of less than one percent of common shares outstanding.
(1)

The amounts and percentages of Intelsat Global’s common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within sixty days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.
(2)	Represents shares held by BC European Capital VIII funds, BC European Capital—Intelsat Co-Investment and Intelsat Co-Investment 1 and BC European Capital—Intelsat Syndication L.P.
(3)	Represents shares held by Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P.
(4)	Includes shares held by The David P. McGlade 2009 GRAT dated May 12, 2009 and The McGlade Family Trust dated January 2, 2009. Mr. McGlade exercises voting power over these shares, a portion of which are subject to vesting and other restrictions described in “Executive Compensation—Compensation Discussion and Analysis.”
(5)	Includes shares held by The Phillip L. Spector Trust U/A dated 12/21/07, The Phillip L. Spector GRAT and The Phillip L. Spector GRAT#2. Mr. Spector exercises voting power over these shares, a portion of which are subject to vesting and other restrictions described in “Executive Compensation—Compensation Discussion and Analysis.”
(6)	Mr. McDonnell exercises voting power over 80,679.00 Class B common shares, a portion of which are subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion & Analysis.”
(7)	Mr. Spengler exercises voting power over 16,237.41 Class A common shares and 47,320.00 Class B common shares, a portion of which are subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion and Analysis.”
(8)	Mr. Guillemin exercises voting power over 3,044.47 Class A common shares and 30,758.00 Class B common shares, a portion of which are subject to vesting and other restrictions as described in “Executive Compensation—Compensation Discussion and Analysis.”
(9)	Mr. Frownfelter resigned as Chief Operating Officer effective February 22, 2008. See “Executive Compensation—Compensation Discussion and Analysis.”
(10)	Mr. Freimark resigned as Executive Vice President and Chief Financial Officer on June 5, 2008. See “Executive Compensation—Compensation Discussion and Analysis.”
(11)	Directors and executive officers as a group hold 248,257.87 restricted Class A common shares, 568,725.00 restricted Class B common shares and share-based compensation arrangements entitling them to purchase 5,235.73 Class A common shares that are exercisable within sixty days of November 15, 2009 under applicable vesting schedules.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our outstanding indebtedness. For additional information regarding our historical debt and other financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Intelsat Sub Holdco Senior Secured Credit Facilities

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco entered into senior secured credit facilities and on January 25, 2008, Intelsat Sub Holdco entered into an amendment to its senior secured credit facilities which became effective on February 4, 2008. The senior secured credit facilities consist of:

•	a $344.8 million senior secured term loan facility with a seven-year maturity; and

•	a $250.0 million senior secured revolving credit facility with a six-year maturity.

Revolving loans under the revolving credit facility will be available so long as the aggregate amount to be incurred, together with other loans outstanding under the term loan facility and certain other debt, does not exceed an amount that is $1,000 less than 15% of our consolidated net tangible assets. The revolving credit facility is available on a revolving basis and terminates on July 3, 2012. Up to $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swing line loans will reduce availability under the revolving credit facility on a dollar for dollar basis.

In connection with the New Sponsors Acquisition, Intelsat Sub Holdco amended its senior secured credit facilities. The amendment became effective on February 4, 2008 upon the closing of the New Sponsors Acquisition and amended and modified the Intelsat Sub Holdco Credit Agreement to, among other things: (a) change the applicable margin on Above Bank Rate, or ABR, loans under the Tranche B Term Loan, Revolving Credit Loan and Swingline Loan facilties to a rate of 1.50% per annum and change the applicable margin on LIBOR loans under the Tranche B Term Loan, Revolving Credit Loan and Swingline Loan facilities to a rate of 2.50% per annum; (b) reduce the size of the revolving credit facility by $50.0 million and add a $50.0 million incremental revolving credit facility provision; (c) add language requiring the payment of a prepayment premium for prepayments of the Tranche B Term Loan prior to February 4, 2010 (subject to certain exceptions); (d) make certain changes permitting the New Sponsors Acquisition; (e) add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio of less than or equal to 1.5 to 1.0; and (f) appoint Credit Suisse, Cayman Islands Branch as successor administrative agent.

The obligations under Intelsat Sub Holdco’s senior secured credit facilities are guaranteed by Intermediate Holdco and certain of Intelsat Sub Holdco’s subsidiaries. The obligations under the senior secured credit facilities are secured by a perfected first priority security interest to the extent legally permissible in substantially all of Intelsat Sub Holdco’s and the guarantors’ tangible and intangible assets, with certain exceptions.

Prepayments

Borrowings under the Tranche B Term Loan are subject to a prepayment premium in the event that the term loans are prepaid prior to February 4, 2010 (subject to certain exceptions).

Covenants

The senior secured credit facilities contain customary representations, warranties and covenants for a borrower such as Intelsat Sub Holdco, including limitations on Intelsat Sub Holdco’s or its subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock, subject to certain exceptions;

•	pay dividends, or make redemptions and repurchases, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	make acquisitions or investments, engage in mergers, acquisitions, amalgamations, asset sales and sale lease-back transactions; and

•	engage in transactions with affiliates.

The senior secured credit facilities do not contain a limitation on capital expenditures. The senior secured credit facilities require Intelsat Sub Holdco to maintain a pro forma senior secured net debt leverage ratio not greater than 1.5 to 1.0 at the end of each fiscal quarter. Lenders holding a majority of the outstanding obligations under the revolving credit facility have the ability to amend, modify or waive a default under the senior secured net debt leverage ratio covenant.

Events of Default

The senior secured credit facilities contain events of default with respect to:

•	default in payment of principal when due;

•	default in the payment of interest, fees or other amounts after a specified grace period;

•	material breach of the representations or warranties;

•	default in the performance of specified covenants;

•	failure to make any payment when due, under any indebtedness with a principal amount in excess of a specified amount;

•	certain bankruptcy events;

•	certain ERISA violations;

•	invalidity of any security agreement or guarantee;

•	material judgments; or

•	a change of control (as defined in the senior secured credit facilities).

Intelsat Jackson Unsecured Credit Agreement

On February 2, 2007, Intelsat Bermuda entered into a senior unsecured credit facility, referred to as the Intelsat Jackson Unsecured Credit Agreement, consisting of a senior unsecured term loan facility of $1.0 billion due 2014. In connection with the New Sponsors Acquisition, Intelsat Bermuda transferred the Intelsat Jackson Unsecured Credit Agreement to

Intelsat Jackson and Intelsat Bermuda became a guarantor of the term loan outstanding thereunder.

Borrowings under the Intelsat Jackson Unsecured Credit Agreement bear interest at either (i) LIBOR plus 250 basis points or (ii) the ABR, which is the rate for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1.00% and (b) the rate of interest in effect for such day as publicly announced from time to time by Credit Suisse, Cayman Islands Branch as its prime rate, plus 150 basis points.

The consummation of the New Sponsors Acquisition resulted in a change of control under the Intelsat Jackson Unsecured Credit Agreement, giving the holders of the term loans under such facility the right to require Intelsat Jackson to repay such term loans at 101% of their principal amount, plus accrued interest to the date of repayment. On July 1, 2008, Intelsat Jackson repaid $804.8 million of term loans outstanding under the Intelsat Jackson Unsecured Credit Agreement pursuant to a change of control offer.

Prepayments

Borrowings under the Intelsat Jackson Unsecured Credit Agreement are prepayable at any time without premium or penalty. Additionally, with respect to a change in control or asset sales, the Intelsat Jackson Unsecured Credit Agreement contains substantially the same prepayment provisions as the Outstanding Jackson Guaranteed Notes.

Guarantees

Borrowings under the Intelsat Jackson Unsecured Credit Agreement are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the Outstanding Jackson Guaranteed Notes.

Covenants and Events of Default

The Intelsat Jackson Unsecured Credit Agreement contains substantially the same covenants and events of default as the Outstanding Jackson Guaranteed Notes. The Intelsat Jackson Unsecured Credit Agreement also contains certain affirmative covenants substantially similar to the senior secured credit facility of Intelsat Sub Holdco.

New Intelsat Jackson Unsecured Credit Agreement

On July 1, 2008, Intelsat Jackson entered into a senior unsecured credit facility, referred to as the New Intelsat Jackson Unsecured Credit Agreement, consisting of a senior unsecured term loan facility of $810.9 million due 2014. Intelsat Jackson used the proceeds from the borrowings under the New Intelsat Jackson Unsecured Credit Agreement, together with cash on hand, to repay loans tendered in a change of control offer relating to the Intelsat Jackson Unsecured Credit Agreement. The New Intelsat Jackson Unsecured Credit Agreement and the Intelsat Jackson Unsecured Credit Agreement are referred to together as the Intelsat Jackson Unsecured Credit Agreements.

The New Intelsat Jackson Unsecured Credit Agreement has substantially the same terms, other than with respect to the interest rate, as the Intelsat Jackson Unsecured Credit Agreement. Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points.

2006 Jackson Notes

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $1.33 billion in aggregate principal amount of its 11 1/4% Senior Notes due 2016, referred to as the 2006 Jackson Non-Guaranteed Notes, and $750 million in aggregate principal amount of its 9 1/4% Senior Notes due 2016, referred to as the 2006 Jackson Guaranteed Notes and, together with the 2006 Jackson Non-Guaranteed Notes, collectively, the 2006 Jackson Notes, in each case in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. On April 5, 2007, Intelsat Bermuda exchanged substantially all of the unregistered 2006 Jackson Notes for notes registered under the Securities Act, through an exchange offer conducted pursuant to registration rights agreements entered into with the initial purchasers of the 2006 Jackson Notes.

In connection with the New Sponsors Acquisition, Intelsat Bermuda transferred the 2006 Jackson Notes to Intelsat Jackson, which then became the obligor on the 2006 Jackson Notes. Following the transfer, Intelsat Bermuda became a guarantor of the 2006 Jackson Notes.

Interest is payable on the 2006 Jackson Notes semi-annually on June 15 and December 15, commencing on December 15, 2006. Intelsat Jackson may redeem some or all of the 2006 Jackson Notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in respective notes. Intelsat Jackson may also redeem up to 35% of the 2006 Jackson Non-Guaranteed Notes or 2006 Jackson Guaranteed Notes, as applicable, before June 15, 2009, with the proceeds of certain equity offerings and capital contributions subject to limitations and at redemption prices set forth in the 2006 Jackson Notes.

The 2006 Jackson Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness. The 2006 Jackson Guaranteed Notes are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco. The 2006 Jackson Non-Guaranteed Notes are guaranteed by Intelsat, Ltd. and Intelsat Bermuda.

The consummation of the New Sponsors Acquisition resulted in a change of control under the indentures governing the 2006 Jackson Notes, giving the holders the right to require Intelsat Jackson to repurchase such notes at 101% of their principal amount, plus accrued interest to the date of repurchase. On July 1, 2008, Intelsat Jackson repurchased $281.8 million of the 2006 Jackson Non-Guaranteed Notes and $695.0 million of the 2006 Jackson Guaranteed Notes pursuant to change of control offers.

Covenants

The terms of the 2006 Jackson Notes include the following covenants:

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur additional debt or issue disqualified or preferred stock;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to pay dividends or repurchase Intelsat Jackson’s ordinary shares;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat Jackson and some of its subsidiaries;

•	a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2006 Jackson Notes are equally and ratably secured.

Events of Default

The 2006 Jackson Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intelsat Jackson;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat, Ltd., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million;

•	insolvency or bankruptcy of Intelsat, Ltd., Intelsat Jackson or a significant subsidiary thereof; or

•	with respect to the 2006 Jackson Guaranteed Notes, any guarantee of a significant subsidiary which ceases to be in full force and effect.

If any of these events of default occurs and is continuing with respect to the 2006 Jackson Notes, the trustee or the holders of not less than 25% in principal amount of the 2006 Jackson Notes may declare the entire principal amount of the 2006 Jackson Notes to be immediately due and payable. If any event of default with respect to the 2006 Jackson Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2006 Jackson Notes will be automatically accelerated, without any action by the trustee or any holder.

2008 Jackson Notes

On July 1, 2008, Intelsat Jackson issued $284.6 million of 11 1/2% Senior Notes due 2016 and $701.9 million of 9 1/2% Senior Notes due 2016, guaranteed by certain subsidiaries, referred to collectively as the 2008 Jackson Notes. The proceeds of the 2008 Jackson Notes were used, together with cash on hand, to fund the repurchase of Intelsat Jackson’s 11 1/4% Senior Notes due 2016 and Intelsat Jackson’s 9 1/4% Senior Notes due 2016 tendered in change of control offers. The 2008 Jackson Notes have substantially similar terms to the notes repurchased.

2009 Jackson Notes

On October 20, 2009, Intelsat Jackson issued $500.0 million of 8½% Senior Notes due 2019, guaranteed by certain subsidiaries. The proceeds of the 2009 Jackson Notes were used in connection with the PIK Notes Repurchase. The 2009 Jackson Notes have substantially similar terms to the 2008 Jackson Notes.

2008 Sub Holdco Notes

On June 27, 2008, Intelsat Sub Holdco issued $883.3 million in aggregate principal amount of its 8 1/2% Senior Notes due 2013 and $681.0 million in aggregate principal amount of its 8 7/8% Senior Notes due 2015, referred to collectively as the 2008 Sub Holdco Notes, the proceeds of which were used to repay $883.3 million of borrowings under a backstop senior unsecured credit agreement due 2013 and $681.0 million of borrowings under a backstop senior unsecured credit agreement due 2015.

Interest is payable on the 2008 Sub Holdco Notes semi-annually on January 15 and July 15, commencing on January 15, 2009. Intelsat Sub Holdco may redeem some or all of the 8 7/8 % Senior Notes due 2015 at any time prior to January 15, 2010 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the notes. Thereafter, Intelsat Sub Holdco may redeem some or all of the 8 7/8% Senior Notes due 2015 notes at the applicable redemption prices set forth in the notes. Intelsat Sub Holdco may also redeem some or all of the 8 1/ 2% Senior Notes due 2013 at any time at the applicable redemption prices set forth in the notes.

The 2008 Sub Holdco Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The 2008 Sub Holdco Notes are guaranteed by Intelsat Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

Covenants

The terms of the 2008 Sub Holdco Notes include the following covenants:

•	a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to incur additional debt or issue disqualified or preferred stock;

•	a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to pay dividends or repurchase Intelsat Sub Holdco’s ordinary shares;

•	a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of assets, applicable to Intelsat Sub Holdco and some of its subsidiaries; and

•

a limitation on Intelsat Sub Holdco’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2008 Sub Holdco Notes are equally and ratably secured.

Events of Default

The 2008 Sub Holdco Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intelsat Sub Holdco;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat Sub Holdco or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat Sub Holdco or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	insolvency or bankruptcy of Intelsat Sub Holdco or one of its significant subsidiaries; or

•	any guarantee of a significant subsidiary which ceases to be in full force and effect.

If any of these events of default occurs and is continuing with respect to the 2008 Sub Holdco Notes, the trustee or the holders of not less than 25% in principal amount of the 2008 Sub Holdco Notes may declare the entire principal amount of the 2008 Sub Holdco Notes to be immediately due and payable. If any event of default with respect to the 2008 Sub Holdco Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2008 Sub Holdco Notes will be automatically accelerated, without any action by the trustee or any holder.

2009 Sub Holdco Notes

On February 12, 2009, Intelsat Sub Holdco purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to the Tender Offer. Intelsat Sub Holdco funded the Tender Offer through an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B, referred to as the 2009 Sub Holdco Notes, completed on February 12, 2009, which yielded $348.3 million of cash proceeds at issuance, together with cash on hand. The 2009 Sub Holdco Notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

2005 Discount Notes

On February 11, 2005, Intelsat, Ltd. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015, referred to as the 2005 Discount Notes, in a private placement to an initial purchaser that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. As a result of certain transfer transactions, Intermediate Holdco became an obligor on the 2005 Discount Notes (in place of Zeus Special Subsidiary Limited), and Intelsat Bermuda and Intelsat Jackson became guarantors of the 2005 Discount Notes.

Until February 1, 2010, interest will accrue on the 2005 Discount Notes at the rate of 9 1/4% per annum in the form of an increase in the accreted value (representing amortization of original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the 2005 Discount Notes semi-annually on February 1 and August 1, beginning on August 1, 2010. Intermediate Holdco may redeem some or all of the 2005 Discount Notes at any time prior to February 1, 2010 at a price equal to 100% of the accreted value of the 2005 Discount Notes plus the make-whole premium described in the 2005 Discount Notes. On and after February 1, 2010, Intermediate Holdco may redeem some or all of the 2005 Discount Notes at any time at the redemption prices set forth in the 2005 Discount Notes.

The 2005 Discount Notes are senior unsecured obligations of Intermediate Holdco and Intelsat, Ltd. and rank equally with the other senior unsecured indebtedness of Intermediate Holdco and Intelsat, Ltd. The 2005 Discount Notes are guaranteed by Intelsat Bermuda and Intelsat Jackson.

The consummation of the New Sponsors Acquisition resulted in a change of control under the indenture governing the 2005 Discount Notes, giving the holders of those notes the right to require Intermediate Holdco to repurchase such notes at 101% of their Accreted Value (as defined in the indenture governing the 2005 Discount Notes). On June 3, 2008, Intermediate Holdco completed the repurchase of approximately $474.2 million in aggregate principal amount at maturity of its 2005 Discount Notes pursuant to a change of control offer. Intermediate Holdco financed the repurchase of the 2005 Discount Notes with the proceeds of a backstop unsecured credit agreement due 2015. On June 27, 2008, Intermediate Holdco repaid borrowings under the backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of 9 1/2% Senior Discount Notes due 2015. The 2005 Discount Notes not tendered to Intermediate Holdco in the Intermediate Holdco Change of Control Offer, or approximately $4.5 million aggregate principal amount at maturity, remain outstanding obligations of Intermediate Holdco.

Covenants

The terms of the 2005 Discount Notes include the following covenants:

•	a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to incur additional debt or issue disqualified or preferred stock;

•	a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to pay dividends or repurchase Intermediate Holdco’s ordinary shares;

•	a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of assets, applicable to Intermediate Holdco and some of its subsidiaries;

•

a limitation on Intermediate Holdco’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2005 Discount Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to Intermediate Holdco and some of its subsidiaries.

Events of Default

The 2005 Discount Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intermediate Holdco;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat, Ltd., Intermediate Holdco or a significant subsidiary thereof having a principal amount in excess of $50 million;

•

the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd., Intermediate Holdco or a significant subsidiary thereof having a principal amount in excess of $50 million; or

•	insolvency or bankruptcy of Intelsat, Ltd., Intermediate Holdco or one of its significant subsidiaries.

If any of these events of default occurs and is continuing with respect to the 2005 Discount Notes, the trustee or the holders of not less than 25% in principal amount of the 2005 Discount Notes may declare the entire principal amount of the 2005 Discount Notes to be immediately due and payable. If any event of default with respect to the 2005 Discount Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2005 Discount Notes will be automatically accelerated, without any action by the trustee or any holder.

2008 Discount Notes

On June 27, 2008, Intermediate Holdco repaid borrowings under the backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of 9 1/2% Senior Discount Notes due 2015, referred to as the 2008 Discount Notes. The 2008 Discount Notes have substantially the same terms, other than with respect to the interest rate, as Intermediate Holdco’s 2005 Discount Notes described above.

Intelsat, Ltd. Senior Notes due 2013

On November 7, 2003, Intelsat, Ltd. issued $700.0 million in aggregate principal amount of 6 1/2% Senior Notes due 2013, referred to as the Original 2013 Senior Notes, in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In February 2004, Intelsat, Ltd. exchanged substantially all of these notes for notes registered under the Securities Act, referred to as the Ltd. 2013 Senior Notes, after an exchange offer conducted pursuant to a registration rights agreement that Intelsat, Ltd. entered into with the initial purchasers of the Original 2013 Senior Notes. Interest is payable on the Ltd. 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat, Ltd. may redeem some or all of the Ltd. 2013 Senior Notes at any time at the redemption prices set forth in the Ltd. 2013 Senior Notes. Intelsat, Ltd. may also redeem the outstanding Ltd. 2013 Senior Notes in whole in the event of certain tax changes affecting such notes, as set forth in the indenture to the Ltd. 2013 Senior Notes.

The Ltd. 2013 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with our other senior unsecured indebtedness.

On February 12, 2009, Intelsat Sub Holdco purchased $346.5 million of the Ltd. 2013 Senior Notes for $254.6 million pursuant to the Tender Offer. As of September 30, 2009, Intelsat Sub Holdco held the Ltd. 2013 Senior Notes that it purchased in the Tender Offer as an investment. Accordingly, the Ltd. 2013 Senior Notes purchased in the Tender Offer remained outstanding. In October 2009, these notes were distributed to Intelsat, Ltd., at which time they were canceled.

Covenants

The terms of the Ltd. 2013 Senior Notes include the following covenants:

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat, Ltd. and some of its subsidiaries;

•	a limitation on our and some of our subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the Ltd. 2013 Senior Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to Intelsat, Ltd. and some of its subsidiaries.

Events of Default

The Ltd. 2013 Senior Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 90 days after notice of default has been provided to Intelsat, Ltd.;

•

failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat, Ltd. or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd. or a significant subsidiary thereof having a principal amount in excess of $50 million; or

•	insolvency or bankruptcy of Intelsat, Ltd. or one of its significant subsidiaries.

If any of these events of default occurs and is continuing with respect to the Ltd. 2013 Senior Notes, the trustee or the holders of not less than 25% in principal amount of the Ltd. 2013 Senior Notes may declare the entire principal amount of the Ltd. 2013 Senior Notes to be immediately due and payable. If any event of default with respect to the Ltd. 2013 Senior Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the Ltd. 2013 Senior Notes will be automatically accelerated, without any action by the trustee or any holder.

Intelsat, Ltd. Senior Notes due 2012

On April 15, 2002, Intelsat, Ltd. issued $600.0 million in aggregate principal amount of 7 5/8% Senior Notes due April 15, 2012, referred to as the Original 2012 Senior Notes, in a private placement to initial purchasers that resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In January 2003, Intelsat, Ltd. exchanged these notes for notes registered under the Securities Act, referred to as the Ltd. 2012 Senior Notes, after an exchange offer conducted pursuant to a registration rights agreement Intelsat, Ltd. entered into with the initial purchasers of the Original 2012 Senior Notes. Interest is payable on the Ltd. 2012 Senior Notes semi-annually on April 15 and October 15 of each year. Intelsat, Ltd. may redeem some or all of the Ltd. 2012 Senior Notes at any time at the redemption prices set forth in the Ltd. 2012 Senior Notes. Intelsat, Ltd. may also redeem the outstanding Ltd. 2012 Senior Notes in whole in the event of certain tax changes affecting the Ltd. 2012 Senior Notes, as set forth in the indenture to the Ltd. 2012 Senior Notes.

The Ltd. 2012 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with our other senior unsecured indebtedness.

Because the Ltd. 2012 Senior Notes were issued under the same indenture as the Ltd. 2013 Senior Notes noted above, the terms of the Ltd. 2012 Senior Notes include substantially the same covenants and events of default as noted above with respect to the Ltd. 2013 Senior Notes.

On February 12, 2009, Intelsat Sub Holdco purchased $114.2 million of the Ltd. 2012 Senior Notes for $93.3 million pursuant to the Tender Offer. As of September 30, 2009, Intelsat Sub Holdco held the Ltd. 2012 Senior Notes that it purchased in the Tender Offer as an investment. Accordingly, the Ltd. 2012 Senior Notes purchased in the Tender Offer remained outstanding. In October 2009, these notes were distributed to Intelsat, Ltd., at which time they were canceled.

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. Up to $25.0 million of the facilities is subject to cancellation if additional funding commitments are not secured by the original lenders by a specified date. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of the London Interbank Offered Rate (“LIBOR”) plus an applicable margin between 3.0% and 4.0%. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3%. New Dawn is required to pay a commitment fee at a rate per annum of 0.5% on any unused commitments under the credit facilities. As of September 30, 2009, New Dawn had aggregate outstanding borrowings of $76.8 million under the credit facilities.

Intelsat Corp Senior Secured Credit Facilities

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Corp amended and restated its senior secured credit facilities, and on January 25, 2008, Intelsat Corp entered into another amendment to its senior secured credit facilities which became effective on February 4, 2008. Intelsat Corp’s senior secured credit facilities consist of:

•	a $355.9 million senior secured Term Loan A-3 Facility with a six-year maturity;

•	a $1.8 billion senior secured Term Loan B-2 Facility with a seven and one half-year maturity;

•	a $150.0 million incremental senior secured Term Loan B-2; and

•	a $175.0 million senior secured revolving credit facility with a six-year maturity.

Revolving loans under the revolving credit facility will be available so long as the aggregate amount to be incurred, together with other loans outstanding under the term loan facility and certain other debt, does not exceed an amount that is $1,000 less than 15% of our consolidated net tangible assets. The revolving credit facility is available on a revolving basis and terminates on July 3, 2012. Up to $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, a portion of the revolving credit facility is available for swing line loans. Both the face amount of any outstanding letters of credit and any swingline loans will reduce availability under the revolving credit facility on a dollar for dollar basis.

Intelsat Corp borrowed $150.0 million under its revolving credit facility on January 15, 2008 to repay at maturity its 6 3/8% Senior Secured Notes due 2008. Upon consummation of the New Sponsors Acquisition, Intelsat Corp also executed a joinder agreement pursuant to which it borrowed under a $150.0 million incremental Tranche B-2 Term Loan. Intelsat Corp used the net proceeds, together with cash on hand, to repay the $150.0 million borrowing under its revolving credit facility.

On January 25, 2008, also in connection with the New Sponsors Acquisition, Intelsat Corp amended the Intelsat Corp Amended and Restated Credit Agreement. The amendment became effective on February 4, 2008 and amended and modified the Intelsat Corp Amended and Restated Credit Agreement to, among other things: (a) change the applicable margin (i) on ABR loans that are Term Loans to a rate of 1.50% per annum, (ii) on LIBOR loans that are Term Loans to a rate of 2.50% per annum, (iii) on ABR Loans that are Revolving Credit Loans or Swingline Loans to a rate of between 1.50% and 1.875%, and (iv) on LIBOR Loans that are Revolving Credit Loans or Swingline Loans to a rate of between 2.50% and 2.875%; (b) reduce the size of the revolving facility by $75.0 million and add a $75.0 million incremental revolving credit facility provision; (c) split the Tranche B-2 Term Loan into three equal tranches—Tranche B-2-A, Tranche B-2-B and Tranche B-2-C; (d) add language requiring the payment of a prepayment premium for prepayments of the term loans prior to February 4, 2011 (with respect to the Tranche B-2-A Term Loans) or February 4, 2010 (with respect to the Tranche B-2-B Term Loans), in each case, subject to certain exceptions; (e) make certain changes permitting the New Sponsors Acquisition; (f) add a financial maintenance covenant to require compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio of less than or equal to 4.5 to 1.0; and (g) appoint Credit Suisse, Cayman Islands Branch as successor administrative agent.

Intelsat Corp’s obligations under its senior secured credit facilities are guaranteed by its current and certain future domestic subsidiaries. The obligations under Intelsat Corp’s senior secured credit facilities are secured by a perfected first priority security interest to the extent legally permissible in substantially all of Intelsat Corp’s tangible and intangible assets and substantially all of the tangible and intangible assets of each of its current and future domestic subsidiaries, with certain exceptions.

Certain of the collateral pledged to secure Intelsat Corp’s obligations under its senior secured credit facilities is shared with the holders of Intelsat Corp’s $125.0 million 6 7/8% Senior Secured Debentures due 2028.

Prepayments

Borrowings under the senior secured credit facilities are subject to a prepayment premium in the event that the Tranche B-2-A Term Loans are prepaid prior to February 4, 2011 or that the Tranche B-2-B Term Loans are prepaid prior to February 4, 2010, in each case, subject to certain exceptions.

Covenants

The senior secured credit facilities contain customary representations, warranties and covenants for a borrower such as Intelsat Corp, including limitations on Intelsat Corp’s or its subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock, subject to certain exceptions;

•	pay dividends, or make redemptions and repurchases, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale leaseback transactions; and

•	engage in transactions with affiliates.

The senior secured credit facilities do not contain a limitation on capital expenditures. The senior secured credit facilities require Intelsat Corp to maintain a pro forma senior secured net debt leverage ratio not greater than 4.5 to 1.0 at the end of each fiscal quarter. Lenders holding a majority of the outstanding obligations and undrawn commitments under the revolving credit facility have the ability to amend, modify or waive any default under the senior secured net debt leverage ratio covenant.

Events of Default

The senior secured credit facilities contain events of default with respect to:

•	default in payment of principal when due;

•	default in the payment of interest, fees or other amounts after a specified grace period;

•	material breach of the representations or warranties;

•	default in the performance of specified covenants;

•	failure to make any payment when due, under any indebtedness with a principal amount in excess of a specified amount;

•	certain bankruptcy events;

•	certain ERISA violations;

•	invalidity of any security agreement or guarantee;

•	material judgments; or

•	a change of control (as defined in the senior secured credit facilities).

2008 Corp Notes

On July 18, 2008, Intelsat Corp issued $658.1 million of 9 1/4% Senior Notes due 2014 and $580.7 million of 9 1/4% Senior Notes due 2016, referred to collectively as the 2008 Corp Notes, the proceeds of which were used to repay $658.1 million borrowings under a backstop senior unsecured credit agreement due 2014 and $580.7 million of borrowings under a backstop senior unsecured credit agreement due 2016.

Interest on the 9 1/4% Senior Notes due 2014 is payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2009. These notes mature on August 15, 2014.

Intelsat Corp may redeem these notes on or after August 15, 2009 at par plus accrued interest plus a premium equal to 4 1/2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. If Intelsat Corp makes certain asset sales, Intelsat Corp may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest (as defined in the 9 1/4% Senior Notes due 2014), if any.

Interest on the 9 1/4% Senior Notes due 2016 is payable semi-annually on June 15 and December 15 of each year, beginning December 15, 2008. These notes mature on June 15, 2016.

Prior to June 15, 2011, Intelsat Corp has the option to redeem all or a portion of these notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Intelsat Corp may also redeem these notes on or after June 15, 2011 at par plus accrued interest plus a premium equal to 4 1/2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. If Intelsat Corp makes certain asset sales, it may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any.

The indentures governing the 2008 Corp Notes limit Intelsat Corp’s ability and the ability of its restricted subsidiaries to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and leaseback transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of Intelsat Corp’s restricted subsidiaries to make dividends or distributions to Intelsat Corp; and engage in transactions with affiliates. Subject to certain exceptions, the indentures permit Intelsat Corp and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Intelsat Corp 6 7/8% Senior Secured Debentures due 2028

Intelsat Corp issued its 6 7/8% Senior Secured Debentures due 2028 pursuant to an indenture, dated January 16, 1998, between Intelsat Corp and JPMorgan Chase Bank, N.A. (f/k/a The Chase Manhattan Bank), as Trustee. The 6 7/8% Senior Secured Debentures due 2028 are limited to $125.0 million aggregate principal amount, all of which is presently outstanding. The indenture governing these securities contains limitations on Intelsat Corp’s ability to incur liens and enter into sale and leaseback transactions. These debentures are secured equally and ratably with respect to certain pledged collateral under Intelsat Corp’s senior secured credit facilities.

DESCRIPTION OF THE NOTES

General

Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the Notes” section, the “Issuer,” “we,” “us” and “our” mean Intelsat (Bermuda), Ltd. and not any of its Subsidiaries, and “Holdings” means Intelsat, Ltd. and not any of its Subsidiaries.

The Issuer issued $5,035,971,000 in aggregate principal amount of original notes due 2017 and will issue up to an equal aggregate principal amount of exchange notes in exchange therefore, consisting of $2,805,000,000 aggregate principal amount of 11 1/4% senior cash-pay notes due 2017 (the “senior cash-pay notes”) and $2,230,971,000 aggregate principal amount of 11 1/2%/12 1/2% senior PIK election notes due 2017, which principal amount has increased to $2,149,991,000 as a result of our election to settle interest payments by increasing the principal amount thereof (the “senior election notes” and, together with the senior cash-pay notes, the “notes”). The Issuer will issue the notes under an indenture (the “indenture”), dated as of June 27, 2008, among Intelsat (Bermuda), Ltd., as issuer, Intelsat, Ltd., as parent guarantor, and Wells Fargo Bank, National Association, as Trustee. Copies of the indenture may be obtained from the Issuer upon request. The original notes were issued to refinance certain indebtedness of the Issuer incurred on February 4, 2008 in connection with the consummation of the Transactions. Intelsat, Ltd. executed the indenture to provide a guarantee of the original notes, and will guarantee the notes, but Intelsat, Ltd. will be under no obligation to continue such guarantee. The original notes are not, and the exchange notes will not be, guaranteed at the time of original issuance by any of our Subsidiaries.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

We may issue additional senior cash-pay notes (the “additional senior cash-pay notes”) and additional senior election notes (the “additional senior election notes” and, together with the additional senior cash-pay notes, the “additional notes”) from time to time after this offering without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In connection with the payment of PIK Interest (as defined under “Terms of the Notes—Senior Election Notes”), the Issuer is entitled to, without the consent of the holders (and without regard to any restrictions or limitations set forth under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), increase the outstanding principal amount of the senior election notes or issue additional senior election notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the senior election notes issued on the Issue Date (in each case, the “PIK Payment”). The notes and any additional notes subsequently issued under the same indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the Notes” include any additional notes and PIK Notes that are actually issued and any increase in the principal amount of the outstanding senior election notes (including PIK Notes) as a result of a PIK Payment, and references to “principal amount” of the notes include any increase in the principal amount of the outstanding senior election notes (including PIK Notes) as a result of a PIK Payment.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture

(which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior cash-pay notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The senior election notes will be issued only in fully registered form, without coupons, and will initially be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof and, if a PIK Payment is made, in denominations of $1.00 and any integral multiple of $1.00 in excess of $1.00. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

Each series of the notes will be unsecured senior obligations of the Issuer. The notes will not be entitled to the benefit of any mandatory sinking fund.

Senior Cash-pay Notes

The senior cash-pay notes will mature on February 4, 2017 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. The senior cash-pay notes will bear interest at 11 1/4% per annum. Interest on the senior cash-pay notes will be payable semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2008. The Issuer will make each interest payment to the holders of record of the senior cash-pay notes on the immediately preceding June 1 and December 1. Interest on the senior cash-pay notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Senior Election Notes

The senior election notes will mature on February 4, 2017 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date.

For any interest period through February 4, 2013, the Issuer may, at its option, elect to pay interest on the senior election notes:

(1) entirely in cash (“Cash Interest”);

(2) entirely by increasing the principal amount of the outstanding senior election notes or by issuing additional senior election notes (“PIK Interest”); or

(3) 50% as Cash Interest and 50% as PIK Interest.

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee 10 business days prior to the beginning of such interest period. The Trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election for any interest period, interest on the senior election notes will be payable in the form of the interest payment for the prior interest period. After February 15, 2013 the Issuer will make all interest payments on the senior election notes in cash.

Cash Interest on the senior election notes will accrue at the rate of 11 1/2% per annum, and will be payable in cash. PIK Interest on the senior election notes will accrue at a rate per annum equal to the Cash Interest rate plus 1.00% and be payable (a) with respect to the senior election notes represented by one or more global notes registered in the name of, or held by, the Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding senior election notes represented by such global notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (b) with respect to senior election notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the Registrar. Following an increase in the principal amount of the outstanding senior election notes represented by global notes as a result of a PIK Payment, such senior election notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on February 4, 2017, and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the senior election notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest on the senior election notes will be payable semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2008. The Issuer will make each interest payment to the holders of record of the senior election notes on the immediately preceding February 1 and August 1. Interest on the senior election notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid with respect to such senior election notes, from and including the Issue Date or, in the case of any PIK Notes, from the applicable date of increase in principal amount or issuance thereof, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Senior Cash-pay Notes

On and after February 15, 2013, the Issuer may redeem the senior cash-pay notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2013	105.625%
2014	102.813%
2015 and thereafter	100.000%

In addition, prior to February 15, 2013, the Issuer may redeem the senior cash-pay notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the senior cash-pay notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption of Senior Cash-pay Notes Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2011, the Issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the senior cash-pay notes (calculated after giving effect to any issuance of additional senior cash-pay notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of senior cash-pay notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption of senior cash-pay notes may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase senior cash-pay notes in the open market or otherwise. The Issuer may also redeem the notes under the circumstances described below under “Redemption for Taxation Reasons.”

Senior Election Notes

On and after February 15, 2013, the Issuer may redeem the senior election notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2013	105.750%
2014	102.875%
2015 and thereafter	100.000%

In addition, prior to February 15, 2013, the Issuer may redeem the senior election notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the senior election notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption of Senior Election Notes Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2011, the Issuer may redeem in the aggregate up to 35% of the aggregate principal amount of the senior election notes (calculated after giving effect to any issuance of additional senior election notes and PIK Notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to 111.50% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of senior election notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption of senior election notes may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase senior election notes in the open market or otherwise. The Issuer may also redeem the notes under the circumstances described below under “Redemption for Taxation Reasons.”

Payment of Additional Amounts

Under current Bermuda law, no withholding tax will be imposed upon payments on the notes. If the Issuer (or any Guarantor) is required by law to deduct or withhold taxes imposed by Bermuda or another Relevant Tax Jurisdiction on payments to holders, it will pay additional amounts on those payments to the extent described in this section. “Relevant Tax Jurisdiction” means Bermuda, or another jurisdiction in which the Issuer or a Guarantor, if any, or a successor of any of them, is organized, is resident or engaged in business for tax purposes or through which payments are made on or in connection with the notes.

The Issuer (or any Guarantor) will pay to any holder so entitled all additional amounts that may be necessary so that every net payment of interest, principal, premium or other amount on that note will not be less than the amount provided for in that note. “Net payment” refers to the amount the Issuer or any paying agent pays the holder after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a taxing authority (including any withholding or deduction attributable to additional amounts payable hereunder).

The Issuer (and any Guarantor) will also indemnify and reimburse holders for

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taxes (including any interest, penalties and related expenses) imposed on the holders by a Relevant Tax Jurisdiction if and to the same extent that a holder would have been entitled to receive additional amounts if the Issuer (or any Guarantor) had been required to deduct or withhold those taxes from payments on the notes; and

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stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the execution, delivery, enforcement or registration of the notes or other related documents and obligations.

This obligation to pay additional amounts is subject to several important exceptions, however. The Issuer (or any Guarantor) will not pay additional amounts to any holder for or on account of any of the following:

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any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of or possessor of power over the relevant holder if the holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the jurisdiction imposing the tax (other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note);

•	any estate, inheritance, gift or any similar tax, assessment or other governmental charge;

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any tax, assessment or other governmental charge imposed solely because the holder (or if the holder is not the beneficial owner, the beneficial owner) that is legally able to do so fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or any beneficial owner of the note, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to exemption from the tax, assessment or other governmental charge and the Issuer has given the holders at least 60 days’ notice that holders will be required to provide such information and identification;

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any tax, assessment or other governmental charge with respect to a note presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of the note would have been entitled to additional amounts on presenting the note for payment on any date during the 30-day period; and

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any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income, which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Redemption for Taxation Reasons

The Issuer will be entitled, at its option, to redeem any series of the notes in whole if at any time it becomes obligated to pay additional amounts on any notes on the next interest payment date with respect to such series of notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective or is announced after the Issue Date and provided the Issuer cannot avoid the obligation after taking reasonable measures to do so. If the Issuer redeems the notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and additional interest, if any, and any other amounts due to the redemption date.

If the Issuer becomes entitled to redeem the notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Issuer must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay additional amounts. In addition, the Issuer’s obligation to pay additional amounts must remain in effect when it gives the notice of redemption. Notice of the Issuer’s intent to redeem the notes shall not be effective until such time as it delivers to the Trustee both a certificate signed by two of its officers stating that the obligation to pay additional amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that the Issuer is obligated to pay additional amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

Selection

In the case of any partial redemption of a series of notes, selection of the senior cash-pay notes or senior election notes, as applicable, for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed. Any redemption and notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Ranking

The Indebtedness evidenced by the notes will be unsecured senior Indebtedness of the Issuer, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and will be senior in right of payment to any future Subordinated Indebtedness of the Issuer. The notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. The notes will be effectively subordinated to any Indebtedness and other liabilities of any Subsidiaries of the Issuer. On the issue date, no Subsidiaries of the Issuer will guarantee the notes.

At September 30, 2009, on a pro forma basis after giving effect to the 2009 Jackson Notes Offering and the PIK Notes Repurchase, (1) the Issuer and its Subsidiaries had approximately $14.2 billion aggregate principal amount of Indebtedness (including the notes) ranking pari passu with the notes outstanding on a consolidated basis, approximately $2.4 billion of which was Secured Indebtedness (including capital leases but excluding unused commitments); (2) the Issuer did not have any Subordinated Indebtedness outstanding; and (3) the Issuer’s Subsidiaries had approximately $9.2 billion of Indebtedness outstanding all of which was effectively senior to the notes.

Intelsat, Ltd. had approximately $15.0 billion aggregate principal amount of Indebtedness on a consolidated basis, approximately $2.4 billion of which was secured debt.

Although the indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless one or more Subsidiaries will be Guarantors, claims of creditors of Subsidiaries of the Issuer, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that will not be Guarantors. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “Risk Factors.”

Guarantees

On the issue date, no Subsidiaries of the Issuer will guarantee the notes. In certain circumstances after the issue date, Subsidiaries of the Issuer may be required to guarantee the notes. See “—Certain Covenants—Future Guarantors.” Any Parent of the Issuer may guarantee the notes on or after the issue date, but no value should be assigned to such guarantee, such guarantor will not be subject to the covenants of the indenture and such guarantee may be released at any time. The notes will be unconditionally guaranteed by Holdings, but Holdings will not be subject to the covenants in the indenture and you should not assign any value to such guarantee.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” where the Successor Company is a Wholly Owned Subsidiary of a Parent of the Issuer; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent of the Issuer.

Notwithstanding the foregoing, none of (i) the Transactions (and any related change in the composition of the Board of Directors of Holdings in connection therewith), (ii) any Specified Merger/Transfer Transaction, as described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All of Assets,” or (iii) any Subsidiary Transfer Transaction, shall constitute a Change of Control.

Within 90 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Issuer or any of its affiliates.

The Credit Agreements, the New Intelsat Jackson Unsecured Credit Agreement, the indentures governing our existing and future notes, and other existing and future indebtedness of the Issuer and its Subsidiaries contain or may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreements, the New Intelsat Jackson Unsecured Credit Agreement and other existing and future Indebtedness do not or may not permit the Issuer’s Subsidiaries to pay dividends or make distributions to the Issuer for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuer’s Indebtedness and other future Indebtedness could prohibit the prepayment of notes prior to their scheduled maturity. Consequently, if the Issuer is not able to prepay such Indebtedness, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the Trustee and the holders the rights described under “Events of Default.” In the event that the Issuer is required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuer expects to seek third-party financing to the extent it lacks available funds to meet its purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains provisions in respect of certain covenants including, among others, those summarized below:

Suspension of Covenants. During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(7) “—Future Guarantors”; and

(8) “—Maintenance of Insurance”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, any Guarantees of the Subsidiary Guarantors, if any, will also be suspended as of such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees, if any, of any Subsidiary Guarantors will be reinstated if such guarantees are then required by the terms of the indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date (with amounts calculated from the respective dates specified in that covenant and the related definitions) and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary of the Issuer may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 8.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreements and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $4,000.0 million outstanding at any one time;

(b) the Incurrence by the Issuer (and, if applicable, any Guarantors) of Indebtedness represented by the notes (including the payment of PIK Interest through an increase in the principal amount of senior election notes and/or the issuance of PIK Notes, but not including any additional notes) (and the Guarantees, as applicable) and any exchange notes (and exchange guarantees thereof);

(c) Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date, including any Indebtedness Incurred on the Issue Date (other than Indebtedness described in clauses (a) and (b)) and under any Backstop Credit Facility;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of (x) $450.0 million and (y) 4% of Total Assets of the Issuer at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations (other than for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds, completion guarantees and the Lockheed Note provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $650.0 million and (y) 4% of Total Assets of the Issuer at any one time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such

Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s), (t) and (v) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes, such Refinancing Indebtedness is junior to the notes, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(3) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(4) shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(5) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t)

and provided, further, that subclause (1) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the notes or (B) any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation, either (A) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant or (B) the Debt to Adjusted EBITDA Ratio of the Issuer would be less than or equal to such ratio immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s) Contribution Indebtedness;

(t) Indebtedness of Restricted Subsidiaries that are not Guarantors; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $75.0 million and (y) 10% of the Total Assets of the Restricted Subsidiaries of Intelsat Sub Holdco that are not guarantors of any Indebtedness of the Issuer;

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v) Indebtedness of the Issuer or any of its Restricted Subsidiaries Incurred to repay, repurchase or refinance any of the Existing Subsidiary Notes or the Intelsat Jackson Unsecured Credit Agreement.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreements outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a). Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio of less than or equal to 6.75 to 1.0; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after February 4, 2008 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13)(d) (only to the extent that the Issuer does not designate any such Holdings Principal Distributions to reduce the amount of Restricted Payments that may be made in reliance on clause (10)) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.4 times Cumulative Interest Expense (it being understood that for purposes of calculating Cumulative Interest Expense for this purpose only, any of the Issuer’s or its Subsidiaries’ non-cash interest expense and amortization of original issue discount shall be excluded).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any Parent of the Issuer or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, if any, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the sale of any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of the Issuer or any Parent of the Issuer or contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, if any, made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Subsidiary Guarantor, if any, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the maturity date of any notes then outstanding, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any Parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any Parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any Parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $35.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $70.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any Parent of the Issuer that occurs after February 4, 2008 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer, any Parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after February 4, 2008;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that the cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, of any direct or indirect Parent of the Issuer or of any Restricted Subsidiary of the Issuer in connection with a repurchase of Equity Interests of the Issuer or any Parent of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after February 4, 2008, (b) to any Parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Issuer issued after February 4, 2008 and (c) on Refunding Capital Stock in excess of amounts permitted pursuant to clause (2) of this paragraph; provided, however, that (A) in the case of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (B) the aggregate amount of dividends declared and paid pursuant to clauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after February 4, 2008;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $125.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s ordinary shares or common stock (or the payment of dividends to any Parent of the Issuer, as the case may be, to fund the payment by any Parent of the Issuer of dividends on such entity’s ordinary shares or common stock) of up to 7.5% per annum of the net proceeds received by the Issuer from any public offering of ordinary shares or common stock or contributed to the Issuer by any Parent of the Issuer from any public offering of ordinary shares or common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $200.0 million if, immediately after giving effect to such Restricted Payment on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio of less than or equal to 6.75 to 1.0; provided that the amount of Restricted Payments permitted pursuant to this clause (10) shall be reduced (but not to less than zero) by an amount equal to the amount of Holdings Principal Distributions that the Issuer designates at the time of making such Holdings Principal Distributions to reduce the amount of Restricted Payments that may be made pursuant to this clause (10);

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) (a) with respect to any tax year or portion thereof that a Tax-affected Investor would be required to recognize on a current basis taxable income attributable to earnings and profits of the Issuer or its Subsidiaries in advance of any distribution of such earnings and profits by the Issuer, an amount equal to the product of (i) the amount of the income so required to be included (it being understood that for purposes of calculating such income pursuant to clause (a), any of the Issuer’s non-cash interest expense and amortization of original issue discount shall be excluded) and (ii) the Presumed Tax Rate; provided that in the case of any such distribution other than a distribution solely on account of any Parent of the Issuer qualifying as a Flow Through Entity, the Trustee shall have received an opinion of nationally recognized tax counsel to the effect that the earnings and profits of the Issuer and its Subsidiaries are subject to inclusion in income of a Tax-affected Investor on a current basis in advance of any distribution of such earnings and profits; and

(b) for any taxable year, payment of dividends or other distributions to any Parent of the Issuer if any Parent of the Issuer is required to file a consolidated, unitary or similar tax return reflecting income of the Issuer or its Restricted Subsidiaries in an amount equal to the portion of such taxes attributable to the Issuer and/or its Restricted Subsidiaries that are not payable directly by the Issuer or its Restricted Subsidiaries, but not to exceed the amount that the Issuer or such Restricted Subsidiaries would have been required to pay in respect of taxes if the Issuer and such Restricted Subsidiaries had been required to pay such taxes directly as standalone taxpayers (or a standalone group separate from such Parent);

(13) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans to, any Parent, in amounts required for such Parent to:

(a) pay amounts equal to the amounts required for any Parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent of the Issuer and general corporate overhead expenses of any Parent of the Issuer, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay amounts equal to amounts required for any Parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c) pay cash interest on the Existing Holdings Notes pursuant to the terms of the agreements governing such Existing Holdings Notes as in effect on the Issue Date and to pay any cash interest on any Indebtedness refinancing the Existing Holdings Notes; provided, that such Indebtedness remains the sole obligation of Holdings (or any successor thereto) and the principal amount of any such Indebtedness redeeming, refinancing or replacing the Existing Holdings Notes does not exceed the principal amount of the Indebtedness refinanced, plus any premiums, fees and expenses payable in connection with such refinancing; and

(d) pay principal and premium, if any, on the Existing Holdings Notes pursuant to the terms of the agreements governing such Existing Holdings Notes as in effect on the Issue Date and to pay any principal and premium, if any, on any Indebtedness refinancing the Existing Holdings Notes; provided that immediately after giving effect to such payment on a pro forma basis, the Borrower would have a Debt to Adjusted EBITDA Ratio of less than or equal to (x) 7.75 to 1.0, in the case of the 7 5/8% Senior Notes due 2012 and (y) 7.50 to 1.0, in the case of the 6 1/2% Senior Notes due 2013 (any such payments made pursuant to this subclause (d), “Holdings Principal Distributions”); provided further that the Issuer shall deliver a certificate to the Trustee at the time of making any Holdings Principal Distributions that designates a reduction of an equal amount of Restricted Payments that may be made pursuant to clause (10) of this paragraph and/or clause (3) of the first paragraph of this covenant (which latter clause may be reduced to below zero) in such proportion as the Issuer designates in such certificate;

(14) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including pursuant to or as contemplated by the Acquisition Documents, whether prior to or on the Issue Date or thereafter), or owed by the Issuer or any Parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(19) the repurchase, redemption or other acquisition or retirement for value (including repayment at maturity) of the Lockheed Note (including any payments to any Parent of the Issuer to effect the foregoing); provided that any Indebtedness Incurred in connection with any such redemption, repurchase or other acquisition is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(20) the repurchase, redemption or other acquisition or retirement for value of any of the Existing Holdings Notes from the proceeds of a Specified Sale/Leaseback Transaction (including any payments to any Parent of the Issuer to effect the foregoing); and

(21) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans by the Issuer or any of its Restricted Subsidiaries to, any Parent of the Issuer to the extent that amounts equal to such dividends, distributions, other amounts or loans are promptly contributed to the capital of the Issuer by such Parent or otherwise promptly repaid by such Parent to the Issuer or any Restricted Subsidiary of the Issuer (whether in the form of interest or principal or other payment on debt existing on the Issue Date); provided, that any amounts contributed to the capital of the Issuer or otherwise repaid pursuant to this clause (21) shall be excluded from the calculation set forth in the definition of the term “Cumulative Credit”;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (10), (11), (13)(c), (17) and (19), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the issue date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries other than Intelsat New Dawn Company, Ltd., New Dawn Satellite Company, Ltd. and New Dawn Distribution Company, Ltd. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Matters Relating to Government Business Subsidiaries. The indenture provides that the Issuer will use its commercially reasonable efforts (as may be permitted under that certain proxy agreement (the “Proxy Agreement”) among Intelsat General Corporation (“Intelsat General”) and the other parties thereto, and as may be permitted under any substantially similar agreement), and will use its commercially reasonable efforts (as may be permitted under the Proxy Agreement, and as may be permitted under any substantially similar agreement) to cause its Restricted Subsidiaries (other than Intelsat General, and other than any other Government Business Subsidiary), not to allow or permit, directly or indirectly, Intelsat General, or such other Government Business Subsidiary, to take, or fail to take, any action that would violate the covenants and terms of the indenture governing the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Issue Date or entered into in connection with the refinancing of the existing indebtedness of Intelsat Jackson, including pursuant to the Credit Agreements and the other Senior Credit Documents, any Backstop Credit Facility, the Intelsat Jackson Unsecured Credit Agreement, documents and agreements relating to the Specified Intercompany Agreements, the Existing Holdings Notes, the Existing Subsidiary Notes, the Intelsat Bermuda Loan, the Lockheed Note and the New Intelsat Jackson Unsecured Credit Agreement;

(2) the indenture and the notes (and any exchange notes) and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing that, in the good faith judgment of the Issuer, are necessary or advisable in connection therewith; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) agreements and instruments, including agreements and instruments governing Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such agreements or instruments are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in any Credit Agreement and the other Senior Credit Documents, any Backstop Credit Facility, the Intelsat Jackson Unsecured Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement, the Intelsat Bermuda Loan or in an indenture or agreement governing the Existing Holdings Notes, the Existing Subsidiary Notes or the original notes, in each case, as in effect or entered into on the Issue Date or entered into in connection with the refinancing of existing indebtedness of Intelsat Jackson or (B) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined by the Issuer in good faith);

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 6.25% of Total Assets of the Issuer at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 485 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1) to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness and other than Pari Passu Indebtedness that is Indebtedness represented by the Issuer’s guarantee of Indebtedness of any Restricted Subsidiary of the Issuer), the Issuer will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; provided that if an offer to purchase any Indebtedness of the Issuer or its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer,

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment. Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $55.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness) that is an integral multiple of $1,000, provided that no notes of $2,000 or less shall be purchased in part, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $55.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of the notes (and Pari Passu

Indebtedness) to be purchased will be determined pro rata based on the principal amount so tendered and the selection of the actual notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or Pari Passu Indebtedness) of $2,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any Parent of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger or amalgamation of the Issuer and any direct parent company of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Investments under the definition of “Permitted Investments”;

(3) the entering into of any agreement to pay, and the payment of, management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $12.5 million and (y) 1.25% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year;

(4) the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer or any Parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Issuer in good faith or (y) made pursuant to any agreement described under Item 13 “Certain Relationships and Related Transactions, and Director Independence” in Intelsat, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2007;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable judgment of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or any Parent of the Issuer;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any Parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any Parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such Parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) any transaction pursuant to or in connection with the Specified Intercompany Agreements.

Liens. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures any obligations under Indebtedness of the Issuer against or on any asset or property now owned or hereafter acquired by the Issuer, or any income or profits therefrom, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the notes are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the notes are equally and ratably secured;

provided that any Lien which is granted to secure the notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes under this covenant.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (unless the SEC will not accept such a filing), and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files or, in the case of a Form 6-K, furnishes (or attempts to file or furnish) them with the SEC,

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), an annual report (which, if permitted under applicable rules of the SEC, may be the annual report of Holdings or another Parent of the Issuer) on Form 10-K or 20-F (or any successor or comparable forms) containing the information required to be contained therein (or required in such successor or comparable form) and

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), a quarterly report (which, if permitted under applicable rules of the SEC, may be the quarterly report of Holdings or another Parent of the Issuer) on Form 10-Q or 6-K (or any successor or comparable forms), including a Management’s Discussion and Analysis of Financial Condition and Results of Operations or substantially similar section (whether or not required by such form).

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if it or Holdings or another Parent of the Issuer has filed (or, in the case of a Form 6-K, furnished) such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any Parent of the Issuer is or becomes a Guarantor or co-obligor of the notes, the indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent; provided that, if required by Regulation S-X under the Securities Act, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors, if any, and the other Subsidiaries of the Issuer on a stand-alone basis, on the other hand. The indenture specifically permits the Issuer to satisfy this covenant by furnishing financial information relating to Holdings.

Future Guarantors. The Issuer will not permit any of its Restricted Subsidiaries (other than (i) any Receivables Subsidiary formed in connection with a Qualified Receivables Financing and (ii) any License Subsidiary in connection with any guarantee of any Credit Agreement) that is not a Subsidiary Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Issuer other than Permitted Debt unless such Subsidiary executes and delivers to the Trustee a guarantee or a supplemental indenture in form and substance satisfactory to the Trustee (together with such opinions or certificates reasonably requested in connection therewith) pursuant to which such Subsidiary will guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee of a Guarantor shall be released in accordance with the provisions of the indenture described below. Any Parent of the Issuer may guarantee the notes on or after the Issue Date, but no value should be assigned to this guarantee, such guarantor will not be subject to the covenants of the indenture and such guarantee may be released at any time. Upon issuance thereof, the notes will be unconditionally guaranteed by Holdings, but Holdings will not be subject to the covenants of the indenture.

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor will be automatically released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which an applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the indenture governing the notes, or

(b) the Issuer designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which, after the Issue Date, is required to guarantee the notes pursuant to the covenant described above, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the indenture governing the notes are discharged in accordance with the terms of such indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Intelsat Credit Agreement, the New Intelsat Jackson Unsecured Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Maintenance of Insurance. The Issuer will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Issuer or any Restricted Subsidiary for which the risk of loss passes to the Issuer or such Restricted Subsidiary at or before launch, and for which launch insurance or commitments with respect thereto are not in place as of the Issue Date, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter, but only to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Issuer to be in the best interests of the Issuer, (ii) with respect to each Satellite it currently owns or for which it has risk of loss (or, if the entire Satellite is not owned, the portion it owns or for which it has risk of loss), other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), other than any Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, none of the Issuer or any of its Subsidiaries shall be required to maintain In-Orbit Insurance in excess of 33% of the aggregate net book value of all in-orbit Satellites (and portions it owns or for which it has risk of loss) insured (it being understood that any Satellite (or portion, as applicable) protected by In-Orbit Contingency Protection shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Contingency Protection”). In the event that the expiration and non-renewal of In-Orbit Insurance for such a Satellite (or portion, as applicable) resulting from a claim of loss under such policy causes a failure to comply with the proviso in the immediately preceding sentence, the Issuer and its Restricted Subsidiaries shall be deemed to be in compliance with the proviso in the immediately preceding sentence for the 120 days immediately following such expiration or non-renewal, provided that the Issuer or any of its Restricted Subsidiaries, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Contingency Protection as necessary to comply with the preceding proviso within such 120-day period.

The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

In the event of the unavailability of any In-Orbit Contingency Protection for any reason, the Issuer or a Restricted Subsidiary, as the case may be, shall, subject to the proviso to the first sentence of the first paragraph of this covenant above, within 120 days of such unavailability, be required to have in effect In-Orbit Insurance complying with clause (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites (or portions, as applicable), other than Excluded Satellites that the unavailable In-Orbit Contingency Protection was intended to protect and for so long as such In-Orbit Contingency Protection is unavailable, provided that the Issuer and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such unavailability.

In the event that the Issuer or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided for under “—Asset Sales.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) the Issuer is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, under the laws of the jurisdiction of organization of the Issuer or any Subsidiary or Parent of the Issuer or under the laws of Bermuda or any country that is a member of the European

Union (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer or any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, the District of Columbia, any territory of the United States, Bermuda or any country that is a member of the European Union so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”).

The indenture contains similar provisions relating to the consolidation, amalgamation, merger or sale of all or substantially all of the assets of any Subsidiary Guarantor.

Notwithstanding the foregoing, nothing in this covenant shall prevent any Subsidiary Transfer Transaction, which need not comply with this covenant.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continues for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the indenture; provided, however, that to the extent such failure relates solely to an action or inaction by Intelsat General or another Government Business Subsidiary, and the Issuer and its Restricted Subsidiaries have otherwise complied with the covenant described under “—Certain Covenants—Matters Relating to Government Business Subsidiaries,” no Event of Default shall occur,

(4) the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Parent of the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the “bankruptcy provisions”), or

(6) the failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes under the indenture notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes under the indenture by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes under the indenture have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture; provided that if any amendment, waiver or other modification would only affect the senior cash-pay notes or the senior election notes, as applicable, only the consent of the holders of at least a majority in principal amount of the then outstanding senior cash-pay notes or senior election notes (and not the consent of at least a majority in principal amount of all notes), as the case may be, shall be required. However, without the consent of each holder of such outstanding notes affected, no amendment may, among other things:

(1) reduce the amount of such notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(8) expressly subordinate the notes to any other Indebtedness of the Issuer.

Notwithstanding the preceding, without the consent of any holder, the Issuer and the Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the indenture and the notes, to provide for the assumption by a successor Guarantor of the obligations of a Subsidiary Guarantor under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuer or any Parent of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Parent of the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to effect any provision of the indenture (including to release any Guarantees in accordance with the terms of the indenture) or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the noteholders under such indenture a notice briefly describing such amendment. However,

the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Issuer (other than Holdings) or any Parent of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to any or all outstanding notes under the indenture when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors, if any, have paid all other sums payable under the indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor, if any, will be released from all of its obligations with respect to its Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), or (6) under “—Defaults” or because of the failure of the Issuer to comply with the undertakings and covenants contained under “—Change of Control” or “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the indenture and has been appointed by the Issuer as registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the transactions pursuant to which Serafina Acquisition Limited became the owner of all of the outstanding share capital of Intelsat Holdings pursuant to the Transaction Agreement.

“Acquisition Documents” means the Transaction Agreement, the Credit Agreements, the Backstop Credit Facilities, the indentures governing the notes, the Corp Notes, the Sub Holdco Notes, the Intermediate Holdco Notes and the Intelsat Jackson Notes, the Specified Intercompany Agreements, the agreements or documents entered into in connection with the backstop financing commitments as a result of the Change of Control Offers and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided that any interest expense set forth in clause (4) of the definition of Consolidated Interest Expense shall be included in the calculation of Adjusted EBITDA solely for purposes of calculating Cumulative Credit, unless the same was deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, facility closure costs, leasehold termination costs or excess pension charges); plus

(5) (a) the amount of any fees or expenses incurred or paid in such period for transition services related to satellites or other assets or businesses acquired and (b) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals relating to such fees and related expenses) during such period, provided that such amount pursuant to subclause (b) shall not exceed in any four-quarter period the greater of (x) $12.5 million and (y) 1.25% of Adjusted EBITDA of such Person and its Restricted Subsidiaries; plus

(6) reversals of allowance for customer credits, including any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicações e Participações, Ltda.’s involvement in arrangements with Sky Multi-Country Partners; plus

(7) collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; plus

(8) leaseback expenses net of deferred gains;

less, without duplication,

(9) any gross profit (loss) on sales-type leases included in Consolidated Net Income for such period; and

(10) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such note at February 15, 2013 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”), plus (ii) all required interest payments due on such note (assuming that the applicable cash interest rate per annum on the notes was in effect for the entire period) through February 15, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business (including the sale or leasing (including by way of sales-type lease) of transponders or transponder capacity and the leasing or licensing of teleports);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation,

Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $50.0 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets for assets (including a combination of assets and Cash Equivalents) of reasonably comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $50.0 million shall be evidenced by an Officers’ Certificate, and (2) $100.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g) foreclosures on assets or property of the Issuer or its Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any disposition of inventory or other assets (including transponders, transponder capacity and teleports) in the ordinary course of business;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) a sale of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(n) any Event of Loss;

(o) any sale or other disposition of assets or property in connection with a Specified Sale/Leaseback Transaction;

(p) any sale of an Excluded Satellite; provided, that for purposes of this clause (p) of this definition of Asset Sale, references in the definition of Excluded Satellite to $75.0 million shall be deemed to be $50.0 million; and provided further, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under “—Certain Covenants—Asset Sales”;

(q) any disposition of assets, equity or property of the Issuer or any Restricted Subsidiary of the Issuer pursuant to the Specified Intercompany Agreements; and

(r) any disposition of assets in connection with the Transactions.

“Backstop Credit Facility” means each agreement or instrument (including indentures) executed in connection with a financing contemplated by the Commitment Letter, dated June 19, 2007, by and among Serafina Acquisition Limited and the arrangers, agents and lenders party thereto, as amended or supplemented from time to time, including (for the avoidance of doubt) the New Intelsat Jackson Unsecured Credit Agreement.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control Offers” means (i) each offer to purchase outstanding notes of the Issuer and its Subsidiaries pursuant to the indentures governing such series of notes and (ii) the offer to repay outstanding loans pursuant to the Intelsat Jackson Unsecured Credit Agreement, under which, in each case, the Acquisition resulted in a “change of control” as defined in each such agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than such Person and its Restricted Subsidiaries; and

(4) with respect to any Person, consolidated interest expense of any Parent of such Person for such period with respect to the Existing Holdings Notes or any refinancing thereof to the extent cash interest is paid thereon pursuant to clause (13)(c) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

less interest income for such period; provided, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the effect of any purchase accounting adjustments in connection with the Transactions; provided, further, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs) and fees, expenses or charges related to any offering of equity interests, Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to, on or after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount of the Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor)

shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted by the operation of the terms of any agreement applicable to such Restricted Subsidiary, unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under “Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) (a) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded and (b) the effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Statement of Financial Accounting Standards Nos. 141 and 142 resulting from the application of purchase accounting, net of taxes, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) solely for purposes of calculating the Debt to Adjusted EBITDA Ratio, the costs and expenses related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(14) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants— Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(15) any net loss resulting from currency exchange risk Hedging Obligations shall be excluded;

(16) any reserves for long-term receivables and sales type lease adjustments, including customer-related long-term receivables evaluated as uncollectable shall be excluded;

(17) non-operating expenses, including transaction related fees and expenses related to acquisitions and due diligence for acquisitions shall be excluded; and

(18) minority interest expenses (less cash dividends actually paid to the holders of such minority interests) shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to such Person or a Restricted Subsidiary of such Person in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (5) or (6) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, withholding taxes paid or accrued and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made (without duplication) to the capital of the Issuer or such Restricted Subsidiary after February 4, 2008 (other than any cash contributions in connection with the Transactions), provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Restricted Subsidiary, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the notes with a Stated Maturity later than the Stated Maturity of the notes, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Credit Agreements” means the Intelsat Credit Agreement and the Intelsat Corp Credit Agreement.

“Cumulative Credit” means the sum of (without duplication):

(1) cumulative Adjusted EBITDA of the Issuer for the period (taken as one accounting period) from and after January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after February 4, 2008 from the issue or sale of Equity Interests of the Issuer or any Parent of the Issuer (excluding (without duplication) Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after February 4, 2008 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary thereof issued after February 4, 2008 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or any Parent of the Issuer (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments”),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) above shall be determined in good faith by the Issuer and

(A) in the event of property with a Fair Market Value in excess of $50.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $100.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for the period from and after January 1, 2008 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date. In the event that such Person or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that such Person or any of its Restricted Subsidiaries has both determined to make and made after January 28, 2005 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, without limitation, from the Transactions) and (2) all adjustments used in connection with the calculation of “New Bermuda Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data of Intelsat, Ltd.” under “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, its Restricted Subsidiaries or any Parent of the Issuer or its Restricted Subsidiaries, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Employee Transfer Agreement” means the intercompany agreement regarding the transfer of substantially all of the employees of Intelsat Global Service Corporation to Intelsat Corp, dated as of July 3, 2006, between Intelsat Global Service Corporation and Intelsat Corp, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or ordinary shares or Preferred Stock of the Issuer or any Parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such Parent’s common stock or ordinary shares registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Event of Loss” means any event that results in the Issuer or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Issuer as evidenced by an Officers’ Certificate), and

(5) deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined by the Issuer in good faith) received by the Issuer after February 4, 2008 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Excluded Satellite” means any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) (i) that is not expected or intended, in the good faith determination of the Issuer, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period or (ii) that has a net book value not in excess of $200.0 million or (iii) that (1) the procurement of In-Orbit Insurance therefor in the amounts and on the terms required by the indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) the procurement of such In-Orbit Insurance therefor would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, in the good faith determination of the Issuer or (iv) for which In-Orbit Contingency Protection is available or (v) whose primary purpose is to provide In-Orbit Contingency Protection for the Issuer’s or its Subsidiaries’ Satellites (or portions) and otherwise that is not expected or intended, in the good faith determination of the Issuer, to earn revenues from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period.

“Existing Holdings Notes” means (i) the 7 5/8% Senior Notes due 2012 and (ii) the 6 1/2% Senior Notes due 2013, in each case, of Holdings.

“Existing Subsidiary Notes” means (a) the 8 1/4% Senior Notes due 2013, the 8 1/2% Senior Notes due 2015 (including any notes issued in exchange therefor), the 8 5/8% Senior Notes due 2013, and the 8 7/8% Senior Notes due 2015 (including any notes issued in exchange therefor), in each case, of Intelsat Sub Holdco, (b) the 9 1/4% Senior Discount Notes due 2015 and the 9 1/2% Senior Discount Notes due 2015 (including any notes issued in exchange therefor), in each case, of Intermediate Holdco, (c) the 9 1/4% Senior Notes due 2016, the 9 1/2% Senior Notes due 2016 (including any notes issued in exchange therefor), the 11 1/4% Senior Notes due 2016 and the 11 1/2% Senior Notes due 2016 (including any notes issued in exchange therefor), in each case, of Intelsat Jackson, and (d) the 6 7/8% Senior Secured Debentures due 2028, the 9% Senior Notes due 2014, the 9 1/4% Senior Notes due 2014 (including any notes issued in exchange therefor), the 9% Senior Notes due 2016, the 9 1/4% Senior Notes due 2016 (including any notes issued in exchange therefor), in each case, of Intelsat Corp, and the Intelsat Bermuda Intercompany Loan.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC Licenses” means all authorizations, licenses and permits issued by the Federal Communications Commission or any governmental authority substituted therefor to the Issuer or any of its Subsidiaries, under which the Issuer or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its TT&C Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“G2 Transfer Agreement” means the Agreement and Plan of Merger, dated as of July 3, 2006, among Intelsat General, G2 Satellite Solutions Corporation and Intelsat Corp, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes), and the other agreements entered into in connection therewith on or prior to July 3, 2006.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 28, 2005. For the purposes of the indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Business Subsidiary” means any Restricted Subsidiary of the Issuer, including Intelsat General Corporation for so long as it is a Restricted Subsidiary of the Issuer, that (i) is engaged primarily in the business of providing services to customers similar to the services provided on the Issue Date by Intelsat General Corporation and services or activities that are reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto and (ii) is subject to the Proxy Agreement or a substantially similar agreement substantially restricting the Issuer’s control of such Restricted Subsidiary.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Holdings” means Intelsat, Ltd., until a successor replaces it, and thereafter means such successor.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) Obligations under or in respect of any Qualified Receivables Financing; or (6) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

Notwithstanding anything in the indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means the initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the notes.

“In-Orbit Contingency Protection” means transponder capacity that in the good faith determination of the Issuer is available on a contingency basis by the Issuer or its Subsidiaries, directly or by another satellite operator pursuant to a contractual arrangement, to accommodate the transfer of traffic representing at least 25% of the revenue-generating capacity with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) that may suffer actual or constructive total loss and that meets or exceeds the contractual performance specifications for the transponders that had been utilized by such traffic; it being understood that the Satellite (or portion, as applicable) shall be deemed to be insured for a percentage of the Satellite’s (or applicable portion’s) net book value for which In-Orbit Contingency Protection is available.

“In-Orbit Insurance” means, with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of co-insurance in an amount up to $150.0 million) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the indenture.

“Intelsat Bermuda” means Intelsat (Bermuda), Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Bermuda Loan” means the intercompany loans by Intelsat Bermuda (irrespective of any subsequent holder of such loans so long as a subsidiary of the Issuer) to PanAmSat Holdco to fund the payment of a portion of the purchase price of the acquisition of PanAmSat Holdco by Intelsat Bermuda and to fund the purchase of the 10 3/8% Senior Discount Notes due 2014 of PanAmSat Holdco and, in each case, fees and expenses related thereto.

“Intelsat Bermuda Transfer” means the transfer by Intelsat Bermuda of all of its assets (other than the capital stock of Intelsat Jackson) and all of its liabilities and obligations to Intelsat Jackson.

“Intelsat Corp” means Intelsat Corporation (formerly PanAmSat Corporation), until a successor replaces it, and thereafter means such successor.

“Intelsat Corp Credit Agreement” means (i) the amended and restated credit agreement entered into on July 3, 2006, among Intelsat Corp, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (as successor to Citicorp North America, Inc.), as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of Intelsat Corp, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Corp Credit Agreement,” one or more (A) debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Corp Refinancing” means the borrowing by Intelsat Corp of $150.0 million in aggregate principal amount pursuant to a new term loan under the Intelsat Corp Credit Agreement and the repayment of its 6 3/8% Senior Secured Notes due 2008 with the proceeds of such borrowing.

“Intelsat Credit Agreement” means (i) the credit agreement entered into on July 3, 2006, among Intelsat Sub Holdco, Intelsat Intermediate Holdco, the financial institutions named therein and Credit Suisse, Cayman Islands Branch (as successor to Citicorp North America, Inc.), as Administrative Agent, and the guarantees thereof provided by certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Holdings” means Intelsat Holdings, Ltd., a Bermuda company, until a successor replaces it, and thereafter means such successor.

“Intelsat Intermediate Holdco” means Intelsat Intermediate Holding Company, Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Jackson” means Intelsat Jackson Holdings, Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Jackson Unsecured Credit Agreement” means (i) the senior unsecured credit agreement entered into on February 2, 2007 among Intelsat Bermuda, Holdings, the financial institutions named therein and Bank of America, N.A., as administrative agent, and the guarantees thereof provided by Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including any agreement entered into in connection with the refinancing thereof as a result of the Jackson Change of Control Prepayment Offer, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Intelsat Jackson Unsecured Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Intelsat Sub Holdco” means Intelsat Subsidiary Holding Company, Ltd., until a successor replaces it, and thereafter means such successor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means June 27, 2008, the date on which the original notes were initially issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Issuer, (i) in which the Issuer or a Restricted Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“License Subsidiary” means one or more wholly-owned Restricted Subsidiaries of the Issuer (i) that holds, was formed for the purpose of holding or is designated to hold FCC

Licenses for the launch and operation of Satellites or for the operation of any TT&C Earth Station (other than any FCC License held by Intelsat General or any of its Subsidiaries) and (ii) all of the shares of capital stock and other ownership interests of which are held directly by the Issuer or a Subsidiary Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lockheed Note” means the $20.0 million note, dated November 25, 2002 from Intelsat Global Service Corporation to COMSAT Corporation.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any Parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any Parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any Parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any Parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any Parent of the Issuer, as applicable.

“Master Intercompany Services Agreement” means the Master Intercompany Services Agreement, dated as of July 3, 2006, among the Issuer and certain direct and indirect Parent companies and Subsidiaries of the Issuer and the other parties thereto, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal or interest payments on the notes).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the third paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Transponder Capacity” means the aggregate transponder capacity for all in-orbit transponders then owned by the Issuer and its Restricted Subsidiaries.

“New Intelsat Jackson Unsecured Credit Agreement” means (i) the senior unsecured credit agreement entered into on July 1, 2008 among Intelsat Jackson, Holdings, the Issuer, Credit Suisse, Cayman Islands Branch, as Administrative Agent, the financial institutions named therein, and the other parties thereto, and the guarantees thereof provided by Intelsat Sub Holdco and certain subsidiaries of Intelsat Sub Holdco, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “New Intelsat Jackson Unsecured Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Offering Memorandum” means the offering memorandum relating to the offering of the original notes dated June 24, 2008, together with any supplement thereto.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“PanAmSat Holdco” means Intelsat Holding Corporation (formerly PanAmSat Holding Corporation), until a successor replaces it, and thereafter means such successor.

“Parent” means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment with the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, (i) the Sponsors, (ii) the Management Group, (iii) any Parent of the Issuer, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and/or (iii) above, and that (directly or indirectly) hold or acquire beneficial ownership of the Voting Stock of the Issuer or any Parent of the Issuer (a “Permitted Holder Group”), so long as no Person or other “group” (other than Permitted Holders specified in clauses (i)—(iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by such Permitted Holder Group. Any one or more Persons or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its (or their) Affiliates, constitute an additional Permitted Holder or Permitted Holders, as applicable.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date, any Investments made pursuant to binding commitments in effect on the Issue Date and Investments not in excess of $40.0 million outstanding at any one time in the aggregate made or contemplated to be made in Intelsat New Dawn Company, Ltd., an Unrestricted Subsidiary of the Issuer that will participate in a South African joint venture that will construct and operate one or more satellites;

(6) advances to employees not in excess of $40.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) [Reserved];

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $350.0 million and (y) 3% of Total Assets of the Issuer at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer or any Parent of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2)(a), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”; provided that the proceeds of the Indebtedness being guaranteed would be applied in a manner that would otherwise comply with the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (other than clause (4) of the first paragraph thereof);

(16) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in a sale of assets or property that does not constitute an Asset Sale or in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) additional Investments in Joint Ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $100.0 million outstanding at any one time;

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) Investments in Subsidiaries or Joint Ventures formed for the purpose of selling or leasing transponders or transponder capacity to third-party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which investments are in the form of transfers to such Subsidiaries or Joint Ventures for fair market value transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or Joint Ventures; provided that all such Investments in Subsidiaries and Joint Ventures do not exceed 10% of Net Transponder Capacity; and

(23) any Investment in the notes or any other Indebtedness incurred or assumed in connection with the Transactions.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 2.50 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that in the case of clause (t), such Lien does not extend to the property or assets of the Issuer;

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Subsidiary Guarantor of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Restricted Subsidiary;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) Liens on the Equity Interests of Unrestricted Subsidiaries;

(20) grants of software and other technology licenses in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(22) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a

Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any Parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinancings” means, collectively, the (i) redemption of the outstanding Intelsat Jackson Floating Rate Senior Notes due 2013 and Floating Rate Senior Notes due 2015 and (ii) redemption of the outstanding Holdings 5 1/4% Senior Notes due 2008.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries mean Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“Satellite” means any satellite owned by the Issuer or any of its Restricted Subsidiaries and any satellite purchased by the Issuer or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that such Person or any of its Restricted Subsidiaries has both determined to make and made after January 28, 2005 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and other operational changes (and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, without limitation, from the Transactions) and (2) all adjustments used in connection with the calculation of “New Bermuda Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data of Intelsat, Ltd.” under “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to any Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Unsecured Bridge Loan Agreements” means the collective reference to (a) the $2,805,000,000 senior unsecured bridge loan agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat (Bermuda), Ltd., as borrower (by assignment and assumption), the several lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, (b) the $2,155,000,000 senior unsecured PIK election bridge loan agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat (Bermuda), Ltd., as borrower (by assignment and assumption), the several lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and (c) the notes issued pursuant to each such agreement and the guarantees thereof, if any, and the collateral documents relating thereto, if any, in each case as amended, supplemented or otherwise modified from time to time.

“Serafina Assignment” means the assignment by Serafina Acquisition Limited, immediately following the Intelsat Bermuda Transfer on February 4, 2008, of certain of its liabilities and obligations to Intelsat Bermuda, and the assumption by Intelsat Bermuda of such liabilities and obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Issuer or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Intercompany Agreements” means the Master Intercompany Services Agreement, the Employee Transfer Agreement, the G2 Transfer Agreement and the agreements or promissory notes evidencing the Intelsat Bermuda Loan and, in each case, agreements in connection therewith.

“Specified Sale/Leaseback Transaction” means one Sale/Leaseback Transaction pursuant to which the Issuer or its Restricted Subsidiaries sell one Satellite and related assets that is designated as a Specified Sale/Leaseback Transaction pursuant to an Officers’ Certificate.

“Sponsors” means (1) one or more investment funds advised, managed or controlled by BC Partners Holdings Limited or any Affiliate thereof, (2) one or more investment funds advised, managed or controlled by Silver Lake or any Affiliate thereof and (3) one or more investment funds advised, managed or controlled by any of the Persons described in clauses (1) and (2) of this definition, and, in each case, (whether individually or as a group) their Affiliates; provided that, for purposes of determining the fees and expenses that may be added back pursuant to clause (5)(b) within the definition of Adjusted EBITDA for any period before February 4, 2008, the term “Sponsor” shall also mean one or more investment funds advised, managed or controlled by Apax Partners Worldwide, LLP, Apax Partners, L.P., Apollo Management V, L.P., Madison Dearborn Partners, LLC or Permira Advisers, LLC or any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any loan or security, the date specified in such loan or security as the fixed date on which the final payment of principal of such loan or security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such loan or security at the option of the lender or holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that is a Guarantor.

“Subsidiary Transfer Transaction” means the transfer of all or a portion of the equity, assets and liabilities of any of the Issuer or any of its Restricted Subsidiaries between or among any of the Issuer and/or any of its Restricted Subsidiaries.

“Tax-affected Investor” means any holder of capital stock in any Parent of the Issuer that is subject (or if such holder is a Flow Through Entity, any partner in which is subject) to a tax regime (for example, as a United States shareholder within the meaning of section 951(b) of the Code) that requires such person to recognize on a current basis taxable income attributable to earnings and profits of the Issuer, or its Subsidiaries in advance of any distribution of such earnings and profits.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet.

“Transaction Agreement” means the Share Purchase Agreement dated as of June 19, 2007, among Serafina Holdings Limited, Serafina Acquisition Limited, Intelsat Holdings and certain shareholders of Intelsat Holdings, as amended, supplemented or modified from time to time.

“Transactions” means the Acquisition and the transactions related thereto (including the Intelsat Bermuda Transfer, the Serafina Assignment and the Change of Control Offers), including as contemplated by the Acquisition Documents (including any Equity Interest payments made in connection therewith (whether on the Issue Date or thereafter)), the borrowings pursuant to the Senior Unsecured Bridge Loan Agreements, the entry into the Backstop Credit Facilities, the Intelsat Jackson Unsecured Credit Agreement and the New Intelsat Jackson Unsecured Credit Agreement, the issuance of the original notes, the Sub Holdco Notes, the Intermediate Holdco Notes, the Intelsat Jackson Notes and the Corp Notes, amendments and borrowings made pursuant to the Credit Agreements, the Refinancings, the Intelsat Corp Refinancing, and the other transactions in connection with the foregoing.

“Treasury Rate” means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2013; provided, however, that if the period from such redemption date to February 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

“Trustee” means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“TT&C Earth Station” means any earth station licensed for operation by the FCC or by any international, federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, authority, agency or commission or legislative body or other governmental entity outside of the United States used for the provision of TT&C Services that is owned and operated by the Issuer or any of its Subsidiaries.

“TT&C Services” means the provision of tracking, telemetry and command services for the purposes of operational control of any Satellite.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Event of Default shall have occurred and be continuing and either (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to Adjusted EBITDA Ratio for the Issuer and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

As used in this “Book-Entry; Delivery and Form” section, “exchange notes” means the notes issued pursuant to the exchange offer.

Book-Entry, Delivery and Form

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Exchange Notes”). The Global Exchange Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants designated by the initial purchaser with portions of the principal amount of the Global Exchange Notes; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

Investors in the Global Exchange Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

A Global Exchange Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

On June 27, 2008, we sold the original notes to Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as initial purchasers in a private offering pursuant to a purchase agreement. These initial purchasers subsequently sold the original notes to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to certain sophisticated investors in offshore transactions in reliance on Regulation S under the Securities Act of 1933. As a condition to the sale of the original notes to the initial purchasers, we entered into a registration rights agreement with those initial purchasers.

The registration rights agreement requires us to file a registration statement under the Securities Act of 1933 offering to exchange your original notes for new notes. Accordingly, we are offering you the opportunity to exchange your original notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. The registration rights agreement relating to the notes also requires us to use reasonable efforts to cause the registration statement to be declared effective by the SEC and to complete the exchange offer by June 28, 2010. In the event that we are unable to satisfy these requirements, holders of the original notes would be entitled to additional interest on the original notes at a rate equal to 0.25% per annum for the first 90-day period from and including the specified date and increasing by an additional 0.25% per annum for each subsequent 90-day period. The aggregate amount of the additional interest in respect of each note payable will in no event exceed 1.00% per annum. The registration rights agreement provides that the accrual of additional interest will cease once we satisfy the requirements described above.

A copy of the registration rights agreement has been filed as an exhibit to this registration statement. You are strongly encouraged to read the entire text of the agreement. Except as discussed below, we will have no further obligation to register your original notes upon the completion of the exchange offer.

We believe that the notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, only if you are able to make these four representations:

•	you are acquiring the notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer;

•	you are not an affiliate, as defined under the Securities Act of 1933, of Intelsat, Ltd.; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your original notes in the exchange offer for the purpose of participating in a distribution of new notes, you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

The SEC considers broker-dealers that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

A broker-dealer that has bought original notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 90 days after the date of expiration of this exchange offer. Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes.

We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as set forth below and in the registration rights agreement, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected.

Under the registration rights agreement, we are required to use reasonable efforts to file a shelf registration statement with the SEC to cover resales of the original notes or the new notes by holders if we are not permitted to consummate the exchange offer because we determine that the exchange offer is not permitted by applicable law or SEC policy, if the exchange offer is not for any reason consummated on or prior to June 28, 2010, or if any holder of registrable securities notifies us prior to the 20th business day following the consummation of the exchange offer that it may not resell the notes acquired by it in the exchange offer to the public without restriction under U.S. federal and state securities laws.

For purposes of the preceding paragraph, “registrable securities” means each original note or new note until the earliest to occur of:

•	the date on which that original note has been exchanged for a new note in the exchange offer;

•	the date on which that original note or new note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement;

•	the date on which that original or new note ceases to be outstanding for purpose of the governing indenture; or

•

the date on which that original note may be sold by the holder to the public pursuant to Rule 144 under the Securities Act of 1933 or any similar provision then in force, by a person that is not an affiliate without restrictions and does not bear any restrictive legends relating to the Securities Act of 1933.

If we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective for up to three years after the date that the original notes were issued.

Representations We Need From You Before You May Participate in the Exchange Offer

We need representations from you before you can participate in the exchange offer.

These representations are that:

•	the notes that you will acquire in the exchange offer are being obtained in the ordinary course of your business;

•	neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the notes;

•	neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of notes;

•

neither you nor any person you are acting for is our “affiliate,” as defined under Rule 405 of the Securities Act of 1933 or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 and will provide information to be included in the shelf registration statement in order to have your notes included in such shelf registration statement;

•	neither you nor any person receiving new notes from you is prohibited by any law or policy of the Commission from participating in the exchange offer; and

•

if you or any other person you are acting for is a broker-dealer, and you receive notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will comply with the applicable provisions of the Securities Act of 1933, including delivering a prospectus in connection with any resale of such notes.

Terms of the Exchange Offer

We will accept any validly tendered original notes that are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $2,000 principal amount, and integral multiples in excess of $1,000 thereof, of new notes in exchange for each $2,000 principal amount, and integral multiples of $1,000 in excess thereof, of your original notes tendered. Holders may tender some or all of their original notes in the exchange offer.

The form and terms of the new notes will be substantially the same as the form and terms of your original notes except that:

•	interest on the new notes will accrete or accrue, as the case may be, from the last interest payment date on which interest accreted or was paid on your original notes, or,

if no interest has accreted or been paid on the original notes, from the date of the original issuance of your original notes;

•	the new notes have been registered under the Securities Act of 1933 and will not bear a legend restricting their transfer; and

•	the provisions for payment of additional interest in the case of non-registration will be eliminated.

The new notes will be issued under, and entitled to the benefits of, the same indenture governing your original notes.

This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

We will have accepted your validly tendered original notes when we have given oral or written notice to Wells Fargo Bank, National Association, referred to as Wells Fargo Bank. Wells Fargo Bank will act as agent for you for the purpose of receiving the notes. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to Wells Fargo Bank will be returned to you, without expense, as promptly as practicable, unless you request in the letter of transmittal that the notes be sent to someone else.

You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your original notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your original notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2009, unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., New York City time, on the last day of the extension. We do not currently intend to extend the expiration date. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.

We reserve the right, in our sole discretion:

•	to delay accepting your original notes;

•	to extend the exchange offer;

•	to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Original Notes

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the original notes may tender original notes in the exchange offer. Except as stated below under “—Book-Entry Transfer,” to tender in the exchange offer:

•

if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the expiration date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your original notes must be received by Wells Fargo Bank along with the letter of transmittal;

•

if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Holder” accompanying this prospectus of your intention whether or not you wish to tender your original notes for new notes, and you must in turn follow the procedures for book-entry transfer as set forth below under “—Book-Entry Transfer” and in the letter of transmittal; or

•

if you hold your position through Euroclear or Clearstream, Luxembourg, the form “Instruction to Registered Holder from Beneficial Holder” with respect to original notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the original notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

Neither Intelsat, Ltd. nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold original notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the original notes.

In no event should a holder submitting a tender for exchange send a letter of transmittal or original notes to any agent of Intelsat, Ltd. other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

To be tendered effectively, a letter of transmittal or, as described below under “—Book-Entry Transfer,” an “agent’s message” and other required documents must be received by Wells Fargo Bank at its address set forth under “—Exchange Agent” below prior to the expiration date.

If you do not withdraw your tender before the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

The method of delivery of your original notes, the letter of transmittal and all other required documents to be delivered to Wells Fargo Bank is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Wells Fargo Bank before the expiration date. No letter of transmittal or original notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Original Notes Are Not Registered in Your Name

If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner’s original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, referred to as an eligible institution, that is a member of specified signature guarantee programs. Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the original notes are tendered:

•	by a registered holder that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, neither we, Wells Fargo Bank nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any original notes received by Wells Fargo Bank that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Wells Fargo Bank as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase original notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes, and we may terminate the exchange offer, if:

•

the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in our judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

In all cases, the issuance of new notes for tendered original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo Bank of:

•	certificates for original notes or a timely confirmation from DTC of such original notes into Wells Fargo Bank’s account at DTC,

•

a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an “agent’s message” described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer, and

•	all other required documents.

If we do not accept your tendered original notes or if you submit original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into Wells Fargo Bank’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such original notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered original notes will only be made after timely:

•	confirmation of book-entry transfer of the original notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York time, on the expiration date of the exchange offer or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering original notes stating:

•	the aggregate principal amount of original notes that have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo Bank before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•

before the expiration date, Wells Fargo Bank has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of the original notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock

Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with Wells Fargo Bank; and

•

the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by Wells Fargo Bank within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of tendered notes to be effective, a written, or for a DTC participant electronic, notice of withdrawal must be received by Wells Fargo Bank, at its address set forth in the next section of this prospectus entitled “—Exchange Agent,” prior to 5:00 p.m., New York City time, on the expiration date.

Any such notice of withdrawal must:

•	specify your name;

•	identify the original notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such original notes;

•

be signed by you in the same manner as the original signature on the letter of transmittal by which your original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your original notes to register the transfer of those notes into the name of the person withdrawing the tender; and

•	specify the name in which you want the withdrawn original notes to be registered, if different from your name.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such original notes. Properly withdrawn original notes may be retendered by following one of the procedures described above in “—Procedures for Tendering Your Original Notes” at any time on or prior to the expiration date.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at Corporate Trust Department, 608 2nd Avenue South, Northstar East Building–12th Floor, Minneapolis, MN 55402. The exchange agent’s telephone number is (800) 344-5128 and facsimile number is (612) 667-6282.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $1,320,000, which includes the SEC’s registration fee, fees and expenses of Wells Fargo Bank, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

If you tender original notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your original notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Original Notes in the Exchange

We will issue new notes in exchange for original notes under the exchange offer only after timely receipt by the exchange agent of the original notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, holders of the original notes desiring to tender original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining original notes, except in the limited circumstances described under “—Purpose and Effect of Exchange Offer; Registration Rights.” Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

•

holders may resell original notes only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933; and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

TAXATION

Bermuda

This section describes the current material Bermuda tax consequences of owning the notes we are offering. It is the opinion of Appleby, our special Bermuda counsel, that at the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by holders in respect of the notes. Furthermore, each of Intelsat, Ltd. and Intelsat Bermuda has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income or on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to it or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property or leasehold interests in Bermuda held by it.

United States

This section describes the material U.S. federal income tax consequences to U.S. holders (as defined below) of the exchange of original notes for new notes and the ownership and disposition of the new notes. It is the opinion of Milbank, Tweed, Hadley & McCloy, LLP, our U.S. counsel. It applies to you only if you purchased the original notes at original issue for cash at the issue price, that is, the first price at which a substantial amount of the original notes were sold to persons (other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for money and you hold your original notes and new notes as capital assets for U.S. federal income tax purposes. This section does not address the tax consequences to subsequent purchasers of the original notes or the new notes, and it does not discuss any tax consequences arising under the U.S. federal estate and gift tax laws or the laws of any state, local or other taxing jurisdiction. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a bank,

•	a financial institution,

•	a life insurance company,

•	a tax-exempt organization,

•	a partnership or other pass-through entity (or a person who holds the original notes or the new notes through a partnership or other pass-through entity),

•	a person subject to alternative minimum tax,

•	a person that owns original notes or new notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns original notes or new notes as part of a straddle, conversion, constructive sale or other integrated transaction for tax purposes,

•	a U.S. holder whose functional currency for tax purposes is not the U.S. dollar, or

•	certain expatriates.

If you purchased your original notes at a price other than the issue price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Code, its legislative history, existing and proposed Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

We intend to treat the notes as indebtedness for U.S. federal income tax purposes, and each holder of a note will be bound by this determination unless the holder discloses an alternative position on its tax return. Our determination is not binding on the Internal Revenue Service (the “IRS”), and no ruling will be sought from the IRS regarding this, or any other, aspect of the U.S. federal income tax treatment of the notes. Accordingly, there can be no assurance that the IRS will not contend, and that a court will not ultimately hold, that any such notes are equity interests in us for U.S. federal income tax purposes. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, holders of the notes may be subject, for U.S. federal income tax purposes, to rules that are not described below. The remainder of this discussion assumes that the notes are treated as debt for U.S. federal income tax purposes.

This discussion is for general information only and is not intended as tax advice. Please consult your own tax advisor concerning the consequences of exchanging original notes for new notes in the exchange offer and owning new notes, in each case, in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a U.S. holder if you are a beneficial owner of a new note or an original note and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or a trust that has a valid election in effect to be treated as a U.S. person.

Original Issue Discount

It is possible that the original notes were issued with original issue discount (“OID”). A note, other than a note with a term of one year or less, is issued with OID (a “Discount Note”) if the excess of the note’s “stated redemption price at maturity” over its issue price is not less than a de minimis amount (0.25% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity). The stated redemption price at maturity of a note is the total of all payments provided by the note that are not payments of “qualified stated interest.” A qualified stated interest payment is generally any one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate or a variable rate applied to the outstanding principal amount of the note. The issue price of the notes is not entirely clear. Generally, the issue price of a note is the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The original notes were issued at a stated offering price of par to refinance bridge loans with substantially the same terms. On that basis, we intend to take the position, to the extent we are required to adopt a position, that the issue price of the notes is their stated principal amount. However, the IRS may take the position the issue price was established by the first price at which a substantial amount of notes was sold to public investors, if any, who were not participants in the bridge loans. The notes were sold by the underwriters in individually negotiated transactions and we have been unable to determine the first price at which a substantial amount of the notes was sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers or holders of bridge loans. Accordingly, it is possible the notes were issued with OID.

The floating rate notes provide for interest at variable rates and should be treated as “variable rate debt instruments” under Treasury regulations governing accrual of OID. Payments on such notes should be considered “qualified stated interest” under section 1.1275-5 of the Treasury regulations. You will be taxed on stated interest on your floating rate note or fixed rate note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for U.S. federal income tax purposes.

If the notes are issued with original issue discount, U.S. holders must include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasingly greater amounts of OID over the life of the notes. The amount of OID includible in income by a U.S. holder of a Discount Note is the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of the taxable year on which the U.S. holder holds the note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a note may be of any length selected by the U.S. holder and may vary in length over the term of the note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note’s adjusted issue price at the beginning of the accrual period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the note allocable to the accrual period. The “adjusted issue price” of a Discount Note at the beginning of any accrual period is the issue price of the note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the note that were not qualified stated interest payments. The amount of OID accrued on notes held of record by persons other than corporations and other exempt U.S. holders is required to be reported to such persons and to the IRS.

Exchange Offer

The exchange of original notes for new notes in this exchange offer will not constitute a taxable event for U.S. holders. Consequently, a U.S. holder will not recognize gain or loss on the exchange, as the holding period of the new note will include the holding period of the original note and the basis of the new note will be the same as the basis of the original note immediately before the exchange.

Consult your own tax advisor concerning the tax consequences of the exchange arising under state, local or non-U.S. law.

Interest

The floating rate notes should constitute “variable rate debt instruments” and the interest payments on such notes should be considered “qualified stated interest” under section 1.1275-5 of the Treasury regulations. You will be taxed on stated interest on your floating rate note or fixed rate note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for U.S. federal income tax purposes.

Interest paid by us on the notes is income from sources outside of the United States, but, with certain exceptions, will be “passive income” (or, for taxable years beginning after December 31, 2006, “passive category income”), which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. holder. Although we believe that we are not engaged in a trade or business in the United States, if the Internal Revenue Service were to successfully challenge this position, a portion or all of the interest paid by us on the notes may be income from sources inside the United States for purposes of computing the foreign tax credit allowable to a U.S. holder. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit in light of your particular circumstances.

Payment of Additional Amounts

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes. Under Treasury regulations, the possibility of such excess amounts being paid will not affect the amount of interest income you must recognize in advance of the payment of such excess amounts, if there is only a remote chance as of the date the original notes were issued that such amounts will be paid. We intend to take the position that as of the date of the issuance of the original notes, the likelihood that we would be obligated to pay such excess amounts was remote and that any payment of such excess amounts should be taxable to you when received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes. Our determination that these contingencies are remote is binding on you unless you disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service. In the event a contingency occurs, it could affect the amount and timing of the income that you must recognize.

Sale, Retirement or other Taxable Disposition of the Notes

Your tax basis in your new notes generally will be the same as the basis of your original notes immediately before the exchange. You will generally recognize capital gain or loss on the sale, retirement or other taxable disposition of your new notes equal to the difference between the amount you realize on such disposition and your adjusted tax basis in your new notes. Your adjusted tax basis in a note generally will be its cost increased by the amount of OID previously included in income and decreased by the amount of any cash payments received with respect to the note. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a note, and

•	the payment of the proceeds from the sale of a note.

Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the requirement information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

To ensure compliance with Treasury Department rules, we inform you that this summary was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer. This summary was written to support the promotion or marketing of the transactions addressed by these Offering Materials. Each taxpayer should seek advice based on such taxpayer´s particular circumstances from an independent tax advisor.

ERISA imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirements of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any notes it may acquire.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those pension, profit-sharing and other retirement plans and accounts that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts and Keogh plans, and entities that are deemed to hold assets of any of the foregoing) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Governmental plans, foreign plans and certain church plans not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code may nevertheless be subject to foreign, federal, state or local laws that are materially similar to the foregoing provisions of ERISA and the Code (any such law a “Similar Law,” and such plans, collectively with ERISA Plans and plans subject to Section 4975 of the Code, “Plans”).

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if notes are acquired by a Plan with respect to which the issuers, the initial purchasers or any of their respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction class exemption (“PTCE”) 96-23 (relating to transactions directed by an “in-house asset manager”); PTCE 95-60 (relating to transactions involving insurance company general accounts); PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”) and PTCE 90-1 (relating to investments by insurance company pooled separate accounts). There can be no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Each person that acquires the notes will be deemed by such acquisition to have represented and warranted that either: (i) no assets of any Plan have been used to acquire the notes or (ii) the acquisition and holding of the notes will not result in non-exempt prohibited transaction under ERISA or the Code and will not result in a violation of Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the notes on behalf of, or with the assets of, any Plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transactions.

The sale of any notes to a Plan is in no respect a representation by the issuers or the initial purchasers that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these notes. This prospectus, including any amendments or supplements to the prospectus that may be issued from time to time, may be used by a broker-dealer in connection with resales of new notes that were received in exchange for original notes where the original notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, we will make available a prospectus that meets the requirements of the Securities Act of 1933 to any broker-dealer for use in this type of resale.

We will not receive any proceeds from any sale of notes by any broker-dealer or any other person. Notes received by broker-dealers for their own accounts in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or through a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale of notes may be made directly to purchases or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or from the purchasers of the notes.

Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, our registration rights agreement with the initial purchaser of the original notes. In addition, we will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the new notes and the guarantees will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, special U.S. counsel to Intelsat Bermuda, as to New York law, and by Appleby, special Bermuda counsel to Intelsat Bermuda, as to Bermuda law.

EXPERTS

The consolidated financial statements and schedules of Intelsat, Ltd. as of December 31, 2007 (predecessor entity) and 2008 (successor entity), and for each of the years ended December 31, 2006 and 2007 (predecessor entity) and for the period January 1, 2008 to January 31, 2008 (predecessor entity) and the period February 1, 2008 to December 31, 2008 (successor entity), have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Such report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” and SEC Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to this offering of notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

Intelsat, Ltd. and Intelsat Corporation file annual and quarterly reports and other information with the SEC in accordance with the requirements of their indentures. You may inspect a copy of the registration statement, including exhibits thereto, as well as the reports Intelsat, Ltd. and Intelsat Corporation have filed with the SEC, without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and these reports may be obtained from the public reference room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at http://www.sec.gov which contains registration statements, reports and other information regarding registrants that file electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
INTELSAT, LTD.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2007 (predecessor entity) and 2008 (successor entity)	F-3

Consolidated Statements of Operations for the Years Ended December  31, 2006 and 2007 (predecessor entity), the Period January 1, 2008 to January 31, 2008 (predecessor entity) and the Period February 1, 2008 to December 31, 2008 (successor entity)

F-4

Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the Years Ended December  31, 2006 and 2007 (predecessor entity), the Period January 1, 2008 to January 31, 2008 (predecessor entity) and the Period February 1, 2008 to December 31, 2008 (successor entity)

F-5

Consolidated Statements of Cash Flows for the Years Ended December  31, 2006 and 2007 (predecessor entity), the Period January 1, 2008 to January 31, 2008 (predecessor entity) and the Period February 1, 2008 to December 31, 2008 (successor entity)

F-6

Notes to Consolidated Financial Statements	F-7

Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 2006 and 2007 (Predecessor Entity), the Period January 1, 2008 to January 31, 2008 (Predecessor Entity) and the Period February 1, 2008 to December 31, 2008 (Successor Entity)

F-100

Condensed Consolidated Balance Sheets as of December 31, 2008 and September 30, 2009 (unaudited)	F-101

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended September 30, 2008 and the Three Months Ended September 30, 2009	F-102

Unaudited Condensed Consolidated Statements of Operations for the Period January 1, 2008 to January  31, 2008 (predecessor entity), the Period February 1 to September 30, 2008 (successor entity) and the Nine Months Ended September 30, 2009 (successor entity)

F-103

Unaudited Condensed Consolidated Statements of Cash Flows for the Period January 1, 2008 to January 31, 2008 (Predecessor Entity), the Period February 1, 2008 to September 30, 2008 (Successor Entity) and the Nine Months Ended September 30, 2009

F-104

Notes to the Condensed Consolidated Financial Statements (unaudited)	F-105

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Intelsat, Ltd.

We have audited the consolidated financial statements of Intelsat, Ltd. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelsat, Ltd. and subsidiaries as of December 31, 2007 (predecessor entity) and 2008 (successor entity), and the results of their operations and their cash flows for the years ended December 31, 2006 and 2007 (predecessor entity), the period January 1, 2008 to January 31, 2008 (predecessor entity) and the period February 1, 2008 to December 31, 2008 (successor entity), in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 12 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007. As discussed in Note 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007. As discussed in Note 2 to the consolidated financial statements, the Company adopted SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, as of January 1, 2006.

/s/ KPMG LLP

McLean, Virginia

March 18, 2009

Intelsat, Ltd.

Consolidated Balance Sheets

(in thousands, except share amounts)

	Predecessor Entity	Successor Entity
	As of December 31, 2007	As of December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$426,569	$470,211
Receivables, net of allowance of $32,788 in 2007 and $20,237 in 2008	316,593	302,934
Deferred income taxes	44,944	48,623
Prepaid expenses and other current assets	63,139	56,883

Total current assets	851,245	878,651
Satellites and other property and equipment, net	4,586,348	5,339,671
Goodwill	3,900,193	6,774,334
Non-amortizable intangible assets	1,676,600	2,957,200
Amortizable intangible assets, net	691,490	1,124,275
Other assets	347,456	583,201

Total assets	$12,053,332	$17,657,332

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$139,613	$125,310
Taxes payable	984	—
Employee related liabilities	50,006	49,184
Customer advances for satellite construction	30,610	—
Accrued interest payable	176,597	410,082
Current portion of long-term debt	77,995	99,358
Deferred satellite performance incentives	24,926	26,247
Other current liabilities	117,994	135,032

Total current liabilities	618,725	845,213
Long-term debt, net of current portion	11,187,409	14,773,975
Deferred satellite performance incentives, net of current portion	124,331	128,972
Deferred revenue, net of current portion	167,693	166,311
Deferred income taxes	411,978	562,742
Accrued retirement benefits	82,340	235,014
Other long-term liabilities	183,240	440,758

Commitments and contingencies (Notes 14 and 15)

Shareholder’s equity (deficit):
Ordinary shares, $1.00 par value, 12,000 shares authorized, issued and outstanding at December 31, 2007 and 2008	12	12
Paid-in capital	35,091	1,461,006
Accumulated deficit	(763,561)	(886,306)
Accumulated other comprehensive income (loss)	6,074	(70,365)

Total shareholder’s equity (deficit)	(722,384)	504,347

Total liabilities and shareholder’s equity (deficit)	$12,053,332	$17,657,332

See accompanying notes to consolidated financial statements.

Intelsat, Ltd.

Consolidated Statements of Operations

(in thousands)

	Predecessor Entity			Successor Entity
	Year Ended December 31, 2006	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008
Revenue	$1,662,666	$2,183,079	$190,261	$2,174,640

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	274,280	323,557	25,683	337,466
Selling, general and administrative	198,189	238,490	18,485	182,957
Depreciation and amortization	701,517	784,120	64,157	795,663
Restructuring and transaction costs	26,452	9,258	313,102	1,926
Impairment of asset value	48,974	—	—	390,444
Loss on undesignated interest rate swaps	11,731	11,699	11,431	155,305

Total operating expenses	1,261,143	1,367,124	432,858	1,863,761

Income (loss) from operations	401,523	815,955	(242,597)	310,879
Interest expense, net	724,141	992,750	80,275	1,294,882
Other income (expense), net	(27,246)	(137)	535	(11,864)

Loss before income taxes	(349,864)	(176,932)	(322,337)	(995,867)
Provision for (benefit from) income taxes	18,850	14,957	(10,476)	(109,561)

Net loss	$(368,714)	$(191,889)	$(311,861)	$(886,306)

See accompanying notes to consolidated financial statements.

Intelsat, Ltd.

Consolidated Statements of Changes in Shareholder’s Equity (Deficit)

(in thousands, except share amounts)

	Ordinary		Paid-in Capital	Accumulated Deficit	Accumulated Other Compre- hensive Income (Loss)	Total Shareholder’s Equity (Deficit)	Total Compre- hensive Loss
	Shares	Amount
Predecessor entity
Balance, January 1, 2006	12,000	$12	$9,104	$(215,558)	$177	$(206,265)
Adjustment to initially apply SAB 108, net of tax	—	—	—	13,098	—	13,098
Net loss	—	—	—	(368,714)	—	(368,714)	$(368,714)
Other comprehensive loss	—	—	—	—	(102)	(102)	(102)

Total comprehensive loss							$(368,816)

Liabilities assumed by parent	—	—	20,642	—	—	20,642

Balance, December 31, 2006	12,000	$12	$29,746	$(571,174)	$75	$(541,341)

Cumulative effect of adoption of FIN 48	—	—	—	(498)	—	(498)
Net loss	—	—	—	(191,889)	—	(191,889)	$(191,889)
Minimum pension liability, net of tax of ($1.1) million	—	—	—	—	(1,870)	(1,870)	(1,870)
Other comprehensive income	—	—	—	—	91	91	91

Total comprehensive loss							$(193,668)

Adjustment to initially apply SFAS No. 158, net of tax of $4.2 million	—	—	—	—	7,778	7,778
Liabilities assumed by parent	—	—	5,345	—	—	5,345

Balance, December 31, 2007	12,000	$12	$35,091	$(763,561)	$6,074	$(722,384)

Adjustment to apply SFAS No. 158, net of tax of $0.2 million	—	—	—	(421)	—	(421)
Net loss for the period January 1, 2008 to January 31, 2008	—	—	—	(311,861)	—	(311,861)	$(311,861)
Liabilities assumed by parent	—	—	196,414	—	—	196,414
Other comprehensive loss	—	—	—	—	(293)	(293)	(293)

Total comprehensive loss							$(312,154)

Balance, January 31, 2008 (prior to Acquisition Transactions)	12,000	$12	$231,505	$(1,075,843)	$5,781	$(838,545)

Acquisition Transactions	—	$—	$1,221,755	$1,075,843	$(5,781)	$2,291,817

Successor entity
Balance, February 1, 2008	12,000	$12	$1,453,260	$—	$—	$1,453,272
Net loss for the period February 1, 2008 to December 31, 2008	—	—	—	(886,306)	—	(886,306)	$(886,306)
Liabilities assumed by parent	—	—	7,746	—	—	7,746
Postretirement/pension liability adjustment, net of tax of $39.2 million	—	—	—	—	(67,744)	(67,744)	(67,744)
Other comprehensive loss	—	—	—	—	(2,621)	(2,621)	(2,621)

Total comprehensive loss							$(956,671)

Balance, December 31, 2008	12,000	$12	$1,461,006	$(886,306)	$(70,365)	$504,347

See accompanying notes to consolidated financial statements.

Intelsat, Ltd

Consolidated Statements of Cash Flows

(in thousands)

	Predecessor Entity			Successor Entity
	Year Ended December 31, 2006	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008
Cash flows from operating activities:
Net loss	$(368,714)	$(191,889)	$(311,861)	$(886,306)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	701,517	784,120	64,157	795,663
Impairment of asset value	48,974	—	—	390,444
Provision for doubtful accounts	3,411	12,199	3,922	(9,137)
Foreign currency transaction (gain) loss	124	(482)	(137)	6,241
(Gain) loss on disposal of assets	(481)	262	—	588
Share-based compensation expense	2,666	5,046	196,414	3,150
Compensation cost paid by parent	18,146	288	—	—
Deferred income taxes	(14,876)	(37,701)	(16,668)	(146,758)
Amortization of bond discount, issuance costs and other non-cash items	76,905	105,011	6,494	195,714
Interest paid-in-kind	—	—	—	210,481
Share in loss of unconsolidated affiliates	32,410	6,838	—	17,127
Loss on undesignated interest rate swaps	16,778	21,596	11,748	130,564
Loss on prepayment of debt and other non-cash items	—	13,351	108	5,269
Changes in operating assets and liabilities:
Receivables	(46,858)	(24,573)	358	16,080
Prepaid expenses and other assets	65,980	(38,309)	(25,270)	(47,741)
Accounts payable and accrued liabilities	(78,699)	(95,964)	70,704	139,519
Deferred revenue	13,939	17,041	14,342	32,718
Accrued retirement benefits	(3,011)	(6,982)	78	1,802
Other long-term liabilities	(19,655)	(12,831)	5,230	20,725

Net cash provided by operating activities	448,556	557,021	19,619	876,143

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(152,086)	(543,612)	(24,701)	(397,759)
Capital contributions to unconsolidated affiliates	—	—	—	(27,280)
Capital contribution from Intelsat Holdings	—	—	—	4,596
PanAmSat Acquisition Transactions, net of cash acquired	(3,152,521)	—	—	—
Minority interest in New Dawn	—	—	—	4,592
Other investing activities	—	2,624	—	5,954

Net cash used in investing activities	(3,304,607)	(540,988)	(24,701)	(409,897)

Cash flows from financing activities:
Repayments of long-term debt	(655,057)	(1,661,580)	(168,847)	(6,280,165)
Repayment of revolving credit facility	—	—	—	(241,221)
Proceeds from issuance of long-term debt	2,915,000	1,595,000	—	5,012,783
Loan proceeds received from Intelsat Holdings	—	—	—	34,000
Proceeds from revolving credit facility	944,750	—	150,000	241,221
Debt issuance costs	(102,900)	(31,017)	—	(119,633)
Repayments of funding of capital expenditures by customer	—	(41,282)	—	(30,862)
Payment of premium on early retirement of debt	—	(10,000)	—	(88,104)
Principal payments on deferred satellite performance incentives	(12,427)	(18,556)	(1,333)	(23,302)
Principal payments on capital lease obligations	(9,605)	(6,167)	(2,124)	(9,148)

Net cash provided by (used in) financing activities	3,079,761	(173,602)	(22,304)	(1,504,431)

Effect of exchange rate changes on cash and cash equivalents	(124)	482	137	(6,241)

Net change in cash and cash equivalents	223,586	(157,087)	(27,249)	(1,044,426)
Cash and cash equivalents, beginning of period	360,070	583,656	426,569	1,514,637

Cash and cash equivalents, end of period	$583,656	$426,569	$399,320	$470,211

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$549,445	$949,735	$119,399	$712,284
Income taxes paid	57,950	65,301	4,028	44,687
Supplemental disclosure of non-cash investing activities:
Capitalization of deferred satellite performance incentives	$14,585	$19,100	$—	$21,175
Accrued capital expenditures	39,441	26,727	13,363	32,017

Note:	The increase in cash and cash equivalents between the predecessor entity ending balance for the period January 1, 2008 to January 31, 2008 and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions (see Note 3(a)—New Sponsors Acquisition).

See accompanying notes to consolidated financial statements.

Intelsat, Ltd.

Notes to Consolidated Financial Statements

Note 1    Background of Company

The International Telecommunications Satellite Organization “INTELSAT” (the “IGO”) was established on an interim basis in 1964. The IGO was formally established on February 12, 1973 in accordance with the provisions of an intergovernmental agreement (the “INTELSAT Agreement”) and an operating agreement (the “Operating Agreement”). The parties to the INTELSAT Agreement were the IGO’s 148 member countries. The parties to the Operating Agreement (the “Signatories”) were either the member countries or the telecommunications entities they designated to market and use the IGO’s communications system within their territories and to invest in the IGO. Certain Signatories authorized other entities within their countries (“Investing Entities”) to access the IGO’s space segment and to invest in the IGO as well. Signatories and Investing Entities were also the IGO’s principal customers.

Substantially all of the IGO’s assets, liabilities, rights, obligations and operations were transferred to Intelsat, Ltd. and its wholly-owned subsidiaries (“Intelsat,” “we,” “us” or “our”) on July 18, 2001 in a transaction referred to as the privatization. The Signatories and Investing Entities received shares in Intelsat, a company organized under the laws of Bermuda, in proportion to their ownership in the IGO on the privatization date and became holders of 100% of the outstanding ordinary shares of Intelsat.

On January 28, 2005, we were acquired by Intelsat Holdings, Ltd. (“Intelsat Holdings”), formerly known as Zeus Holdings, Limited, a Bermuda company formed at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., Apollo Management V, L.P., MDP Global Investors, Limited and Permira Advisers LLC (collectively, the “Former Sponsors”).

On July 3, 2006, Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), a wholly-owned indirect subsidiary of Intelsat Holdings, completed the acquisition of PanAmSat Holding Corporation (“PanAmSat Holdco”) pursuant to a merger agreement dated as of August 28, 2005, by and among Intelsat Bermuda, Proton Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Intelsat Bermuda, and PanAmSat Holdco (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into PanAmSat Holdco, with PanAmSat Holdco surviving the merger (the “Merger Transaction”). On July 3, 2006, following the completion of the acquisition, PanAmSat Holdco was renamed Intelsat Holding Corporation and PanAmSat Corporation was renamed Intelsat Corporation (“Intelsat Corp”). Upon completion of the PanAmSat Acquisition Transactions (as defined below), PanAmSat Holdco became a wholly-owned subsidiary of Intelsat Bermuda.

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, Intelsat Bermuda created a new direct wholly-owned subsidiary, Intelsat Intermediate Holding Company, Ltd. (“Intermediate Holdco”). Intelsat Bermuda transferred substantially all of its assets (other than cash, certain prepaid expenses and the capital stock of Merger Sub) and liabilities to Intermediate Holdco.

In addition, on July 3, 2006, we incurred approximately $3.5 billion of additional debt and assumed $3.2 billion of outstanding debt to finance the Merger Transaction. Also, on July 3, 2006, Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”), a subsidiary of Intelsat Bermuda, terminated its prior senior secured credit facilities and entered into new senior

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

secured credit facilities under a credit agreement, and Intelsat Corp amended and restated its senior secured credit facilities under a credit agreement, to change certain of the terms thereunder. These transactions and the Merger Transaction are collectively referred to as the PanAmSat Acquisition Transactions.

As a result of the PanAmSat Acquisition Transactions, the financial results of Intelsat for the year ended December 31, 2006 include the results of Intelsat Holding Corporation and its subsidiaries beginning July 1, 2006. Although the effective date of the PanAmSat Acquisition Transactions was July 3, 2006, due to the immateriality of the results of operations for the period between July 1, 2006 and July 3, 2006, we have accounted for the PanAmSat Acquisition Transactions as if they had occurred on July 1, 2006. See Note 3(b)—Acquisitions—The PanAmSat Acquisition Transactions.

On February 4, 2008, Serafina Acquisition Limited (“Serafina”) completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion, pursuant to a Share Purchase Agreement, dated as of June 19, 2007 (the “BC Share Purchase Agreement”), among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings Limited (“Serafina Holdings”), the direct parent of Serafina. Serafina Holdings is an entity newly formed by funds controlled by BC Partners Holdings Limited (“BC Partners”) and certain other investors (collectively, the “BCEC Funds”). Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners (“Silver Lake”) and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. The BCEC Funds, the Silver Lake funds and the other equity sponsors are referred to as the New Sponsors and the acquisition of Intelsat Holdings, our parent, is referred to as the New Sponsors Acquisition.

Although the effective date of the New Sponsors Acquisition, was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if they had occurred on February 1, 2008, except for acquisition transactions costs, which are recorded within the predecessor period of January 1, 2008 to January 31, 2008. See Note 3(a)—Acquisitions—New Sponsors Acquisition.

Our consolidated financial statements for the period January 1, 2008 to January 31, 2008 represent the “predecessor” entity. The period February 1, 2008 to December 31, 2008 represents the “successor” entity. As a result of the application of purchase accounting, the consolidated financial statements of the predecessor entity are not comparable with the consolidated financial statements of the successor entity, because they are, in effect, those of a new entity.

See Note 3—Acquisitions for further discussion of the PanAmSat Acquisition Transactions and the New Sponsors Acquisition Transactions.

Intelsat provides satellite communications services worldwide through a global communications network of 54 satellites in orbit as of December 31, 2008, leased capacity on one additional satellite in the Asia-Pacific region, and ground facilities related to the satellite operations and control, and teleport services.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Note 2    Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the accounts of Intelsat and its wholly-owned subsidiaries, including our New Dawn joint venture as more fully described in Note 8—Investments. We account for the percentage interest in New Dawn that we do not own as a minority interest. Investments where we exercise significant influence but do not control (generally 20% to 50% ownership interest) are accounted for under the equity method of accounting. All significant intercompany accounts and transactions have been eliminated.

(b) Use of Estimates

The preparation of these consolidated financial statements in conformity with United States generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Examples of estimates include the determination of fair value with respect to certain assets acquired and liabilities assumed in acquisitions, the allowance for doubtful accounts, liabilities related to pension and postretirement benefits, the fair value of the interest rate swaps, income taxes, useful lives of satellites and other property and equipment and the recoverability of goodwill and other intangible assets. Changes in estimates may affect amounts reported in future periods.

(c) Revenue Recognition

We earn revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to customers. We enter into contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, usage of earth stations and teleport facilities, for periods typically ranging from one year to the life of the satellite. Our revenue recognition policies by product or service offering are as follows:

Satellite Utilization Charge. We generally recognize revenues on a straight-line basis over the term of the related customer contract unless collectability is not reasonably assured. Revenues from occasional use services are recognized ratably as the services are performed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. Except for certain deposits, we are not obligated to refund satellite utilization payments previously made.

Satellite Related Consulting and Technical Service. Revenues earned from the provision of consulting services by employee specialists are typically recognized on a monthly basis as those services are performed. Consulting services, which call for services with specific deliverables, such as Transfer Orbit Support Services or training programs, are typically recognized upon the completion of those services. Revenue from the provision of market research materials is recognized on a monthly basis as those services are performed.

Tracking, Telemetry and Control (“TT&C”). We earn TT&C services revenue from providing operational services to other satellite owners and from certain customers on our satellites. The TT&C services performed for other satellite operators are performed by our consulting/technical services group. TT&C agreements entered into in connection with our satellite utilization contracts are typically for the period of the related service agreement. We also

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

earn revenue for TT&C services in relation to our satellite utilization agreements with customers. Fees for such services are either included in the customers’ utilization charges or billed separately.

In-Orbit Backup Services and Equipment Sale. We provide back-up transponder capacity that is held on reserve for certain customers on agreed upon terms. We recognize revenues for in-orbit protection services ratably over the term of the related agreement. We also record revenue related to equipment sales, which represents equipment purchased, constructed or developed on behalf of the customers. We recognize revenue related to these equipment sales upon transfer to the customer of title to the equipment.

Revenue Share Arrangements. We recognize revenues under revenue share agreements for satellite-related services either on a gross or net basis in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, depending on the nature of the specific contractual relationship.

Construction Program Management. Construction program management arrangements that extend beyond one year are accounted for consistent with the American Institute of Certified Public Accountants’ Statement of Position No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. We generally record long-term, fixed price, development and production contracts utilizing the percentage of completion method as the basis to measure progress towards completion of the contract and for recognizing revenues. Progress towards contract completion is measured when achieving performance milestones or using the cost-to-cost method.

We may sell these services individually or in some combination to our customers. When these products and services are sold together, we account for the multiple elements under EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 provides guidance on accounting for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. In accordance with EITF 00-21, we allocate revenue for transactions or collaborations that include multiple elements to each unit of accounting based on its relative fair value, and recognize revenue for each unit of accounting when the revenue recognition criteria have been met. We recognize revenue for delivered elements having stand-alone value when we have objective and reliable evidence of fair value for each undelivered element. When we determine that the delivered element does not have stand-alone value, or when the fair value cannot be reasonably estimated for the undelivered element, the revenue is deferred and recognized over the period the services are performed, or until fair value can objectively be determined for any undelivered elements.

(d) Fair Value Measurements

We estimate the fair value of our financial instruments using available market information and valuation methodologies. The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments. The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources including market leading data providers, market makers, and leading brokerage firms. We have determined that the valuation measurement inputs for our publicly traded instruments represent unadjusted quoted market prices in active markets, and therefore, have been classified within Level 1 of the SFAS No. 157

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

hierarchy framework. We determined the inputs of our non-publicly traded instruments to be within Level 2 of the SFAS No. 157 hierarchy framework.

On January 1, 2008, we prospectively adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 requires disclosure of the extent to which fair value is used to measure financial assets and liabilities, the inputs utilized in calculating valuation measurements, and the effect of the measurement of significant unobservable inputs on earnings, or changes in net assets, as of the measurement date. SFAS No. 157 establishes a three-level valuation hierarchy based upon the transparency of inputs utilized in the measurement and valuation of financial assets or liabilities as of the measurement date:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

We performed an evaluation of our financial assets and liabilities that met the criteria of the disclosure requirements and fair value framework of SFAS No. 157. As a result of that evaluation, we identified investments in marketable securities and interest rate financial derivative instruments as having met such criteria.

We account for our investments in marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. All investments have been classified as available-for-sale securities as of December 31, 2007 and 2008, and are included in other assets in the accompanying consolidated balance sheets. Available-for-sale securities are stated at fair value with any unrealized gains and losses included in accumulated other comprehensive income (loss) within shareholder’s equity (deficit). Realized gains and losses and declines in fair value on available-for-sale securities that are determined to be other than temporary are included in other income (expense), net within our consolidated statements of operations. Interest and dividends on available-for-sale securities are included in interest expense, net and other income (expense), net, respectively, within the consolidated statements of operations.

We determined that the valuation measurement inputs of these marketable securities represent unadjusted quoted prices in active markets and, accordingly, have classified such investments within Level 1 of the SFAS No. 157 hierarchy framework. The fair value of our marketable securities as of December 31, 2007 and 2008 was $10.9 million and $7.1 million, respectively.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

The fair value of our interest rate financial derivative instruments reflects the estimated amounts that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and current creditworthiness of both our counterparties and ourselves. Observable inputs utilized in the income approach valuation technique incorporate identical contractual notional amounts, fixed coupon rates, periodic terms for interest payments and contract maturity. Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments, if any, associated with our derivatives utilize Level 3 inputs, such as the estimates of current credit spread, to evaluate the likelihood of default by us or our counterparties. We also considered the existence of offset provisions and other credit enhancements that serve to reduce the credit exposure associated with the asset or liability being fair valued. We have assessed the significance of the inputs of the credit valuation adjustments to the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy (see Note 11—Derivative Instruments and Hedging Activities).

(e) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less and generally consist of time deposits with banks and money market funds. The carrying amount of these investments approximates market value.

(f) Receivables and Concentration of Credit Risk

We provide satellite services and extend credit to numerous customers in the satellite communication, telecommunications and video markets. To the extent that the credit quality of customers deteriorates, we may have exposure to credit losses. Management monitors its exposure to credit losses and maintains allowances for anticipated losses. Management believes it has adequate customer collateral and reserves to cover its exposure.

Our allowance for doubtful accounts is determined through an evaluation of the aging of our accounts receivable, and considers such factors as the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time as collection is believed to be reasonably assured or the payment is received. If our estimate of the likelihood of collection differs from actual results, we may experience lower revenue or an increase in our provision for doubtful accounts.

(g) Satellites and Other Property and Equipment

Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired, the fair value at the date of acquisition, and consist primarily of the costs of satellite construction and launch, including launch insurance and insurance during the

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Notes to Consolidated Financial Statements—(Continued)

period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction, and interest costs incurred during the period of satellite construction.

Satellite construction and launch services are generally procured under long-term contracts that provide for payments over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion. Capitalizing these costs typically coincides with contract milestone payment schedules. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service. Satellites and other property and equipment are depreciated on a straight-line basis over the following estimated useful lives:

Years
Buildings and improvements	10 – 40
Satellites and related costs	11 – 17
Ground segment equipment and software	4 – 15
Furniture and fixtures and computer hardware	4 – 12
Leasehold improvements	2 – 12

(h) Business Combinations

We account for business combinations in accordance with the provisions set forth in SFAS No. 141, Business Combinations (“SFAS No. 141”), whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to business combinations involves estimates and judgments by our management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date, except for pre-acquisition tax contingencies that may be adjusted beyond the allocation period in accordance with EITF Issue No. 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination (“EITF 93-7”). These allocations are made based on management’s best estimates and assumptions. In arriving at the fair values of assets acquired and liabilities assumed, we consider the following generally accepted valuation approaches: the cost approach, income approach, and market approach. Our estimates may also include assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends.

(i) Goodwill and Other Intangible Assets

Goodwill. We account for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Goodwill represents the excess of acquisition costs over the fair value of the net tangible assets and identifiable intangible assets of businesses acquired. Goodwill and certain other intangible assets deemed to have indefinite lives are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The impairment test compares the reporting

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Notes to Consolidated Financial Statements—(Continued)

unit’s carrying value to its fair value and, when appropriate, the carrying value of goodwill is reduced to fair value. See Note 9 – Goodwill and Other Intangible Assets.

Other Intangible Assets. Intangible assets arising from business combinations are initially recorded at fair value. Other intangible assets not arising from business combinations are initially recorded at cost. Intangible assets with determinable lives consist of backlog, customer relationships, and technologies and are amortized based on the expected pattern of consumption. We review other intangible assets for impairment whenever facts and circumstances indicate that the carrying amounts of those assets may not be recoverable. See Note 9 – Goodwill and Other Intangible Assets.

(j) Impairment of Long-Lived Assets

Long-lived assets, including property and equipment and acquired intangible assets with estimable useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These indicators of impairment can include, but are not limited to, the following:

•	satellite anomalies, such as a partial or full loss of power;

•	under-performance of an asset as compared to expectations; and

•	shortened useful lives due to changes in the way an asset is used or expected to be used.

The recoverability of an asset to be held and used is determined by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, when assets are expected to be used in future periods, a shortened depreciable life may be utilized if appropriate, resulting in accelerated depreciation. Assets to be disposed of are separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

(k) Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Deferred income tax assets and liabilities are determined based on the difference between the consolidated financial statements and the income tax bases of assets and liabilities and net operating loss and credit carryforwards, using the enacted marginal tax rate.

We are subject to income taxes in the United States as well as a number of other jurisdictions. Significant judgment is required in the calculation of our tax provision and the resultant tax liabilities and in the recoverability of the deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense and net operating loss and credit carryforwards. As part of our financial process, we must assess the likelihood that our deferred tax assets can be recovered. Under SFAS No. 109, a

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Notes to Consolidated Financial Statements—(Continued)

valuation allowance is required when it is more likely than not that all, or a portion, of the deferred tax asset will not be realized. We evaluate the recoverability of our deferred tax assets based in part on the existence of deferred tax liabilities that can be used to realize the deferred tax assets.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), we evaluate our tax positions to determine if it is more likely than not that a tax position is sustainable, based solely on its technical merits and presuming the taxing authorities’ full knowledge of the position and having access to all relevant facts and information. When a tax position does not meet the more likely than not standard, a liability is recorded for the entire amount of the unrecognized tax benefit. Additionally, for those tax positions that are determined more likely than not to be sustainable, we measure the tax position at the largest amount of benefit more likely than not (determined by cumulative probability) to be realized upon settlement with the taxing authority.

(l) Debt Financing Costs

We amortize debt financing costs as interest expense over the terms of the underlying obligations using the effective interest method.

(m) Currency and Exchange Rates

Substantially all customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Revenues and expenses of foreign subsidiaries are converted at the average exchange rates in effect during the year. Gains and losses resulting from foreign currency transactions are recorded within the consolidated statement of operations when recognized. Contracts with customers in Brazil are denominated in Brazilian reais. Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

(n) Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, established standards for the reporting and displaying of comprehensive income and its components. Total comprehensive loss for the periods presented included our net loss, the change in the market value of available-for-sale securities and certain pension liability adjustments.

(o) Share-Based Compensation

We adopted SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), using the modified prospective method as of January 1, 2006. Under this method, compensation cost is recognized based on the requirements of SFAS No. 123(R) for all share-based awards granted subsequent to January 1, 2006, and for all awards granted, but not vested, prior to January 1, 2006. The adoption of SFAS No. 123(R) did not have a material impact on our operating results or cash flows during 2006.

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Notes to Consolidated Financial Statements—(Continued)

(p) Deferred Satellite Performance Incentives

The cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we account for these payments as deferred financing. We capitalize the net present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. Interest expense is recognized on the deferred financing and the liability is accreted upward based on the passage of time and reduced as the payments are made.

(q) Reclassifications

During the fourth quarter of 2007, in connection with the implementation of a new financial reporting system which was placed in service during 2008, we identified that certain unallocated cost centers were allocated to direct costs of revenue (exclusive of depreciation and amortization) or selling, general and administrative expense based on a companywide distribution of allocated costs to each of these expense categories. In order to more appropriately align these unallocated costs between direct costs of revenue (exclusive of depreciation and amortization) and selling, general and administrative expense categories, we revised the allocation methodology based on the primary purpose of each legal entity (i.e. sales center, teleport or operational, or administrative). The reclassification did not impact our previously reported revenue, total operating expenses, or income (loss) from operations or net loss.

(r) Adoption of Staff Accounting Bulletin

We adopted the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, on January 1, 2006. The effect of adopting SAB 108 resulted in a cumulative effect adjustment to our opening 2006 accumulated deficit of approximately $13.1 million, net of tax.

(s) New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”). SFAS No. 158 requires companies to recognize in their balance sheets the funded status of pension and other postretirement benefit plans. Previously unrecognized items under SFAS No. 87, Employers’ Accounting for Pensions (“SFAS No. 87”), and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS No. 106”), will now be recognized as a component of accumulated other comprehensive income (loss), net of applicable income tax effects. In addition, the measurement date (the date at which plan assets and the benefit obligation are measured) is required to be our fiscal year end. As more fully described in Note 5—Retirement Plans and Other Retiree Benefits, we adopted the recognition provisions of SFAS No. 158 effective December 31, 2007, and adopted the measurement date provisions during the first quarter of 2008.

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Notes to Consolidated Financial Statements—(Continued)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 became effective for us beginning on January 1, 2008. The adoption of SFAS No. 159 in the first quarter of 2008 did not impact our consolidated financial statements since we have not elected to apply the fair value option to any of our eligible financial instruments.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. SFAS No. 141(R) is to be applied prospectively, with early adoption prohibited. We will adopt SFAS No. 141(R) upon its effective date as appropriate for any future business combinations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. SFAS No. 160 is to be applied prospectively except for its presentation and disclosure requirements for existing minority interests, which require retroactive application. Effective January 1, 2009, we adopted SFAS No. 160, which is applicable to the accounting for our New Dawn joint venture as described in Note 8—Investments. We do not expect the adoption of SFAS No. 160 to have a material impact on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and liabilities. Examples of nonfinancial assets and liabilities to which the deferral would apply to us include (i) those acquired in a business combination and (ii) goodwill, indefinite-lived intangible assets and long-lived assets measured at fair value for impairment testing. Effective January 1, 2008, we adopted SFAS No. 157 for financial assets and liabilities recognized at fair value. The partial adoption of SFAS No. 157 for financial assets and liabilities did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting by requiring transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”); and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for us in the first quarter of 2009.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP No. FAS 142-3”). FSP No. FAS 142-3 amends the factors that an entity should consider in developing renewal or extension assumptions used to determine the useful

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Notes to Consolidated Financial Statements—(Continued)

life of a recognized intangible asset under SFAS No. 142. FSP No. FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements or, in the absence of that experience, consider the assumptions that market participants would use regarding a renewal or extension, adjusted for entity-specific factors. The intent of FSP No. FAS 142-3 is to improve consistency between the useful life of a recognized asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R). Additionally, FSP No. FAS 142-3 requires expanded disclosures regarding an entity’s intangible assets. The guidance in FSP No. FAS 142-3 for determining the useful life of a recognized intangible asset is to be applied prospectively to intangibles acquired after the effective date. The disclosure requirements, however, must be applied prospectively to all intangibles recognized as of, and subsequent to, the effective date. We do not expect the adoption of FSP No. FAS 142-3 to have a material impact on our consolidated financial statements.

In November 2008, the FASB ratified EITF Issue No. 08-7, Accounting for Defensive Intangible Assets (“EITF 08-7”). EITF 08-7 requires that a defensive intangible asset be accounted for as a separate unit of accounting and assigned a useful life which reflects the entity’s consumption of the expected benefits related to that asset. A defensive intangible asset is an acquired intangible asset which the acquirer does not intend to actively use, but intends to hold to prevent others from obtaining access to the asset, excluding intangible assets that are used in research and development. Under EITF 08-7, an entity’s benefit from holding a defensive intangible asset is the direct and indirect cash flows resulting from the entity preventing others from realizing any value from the intangible assets. The period over which a defensive asset diminishes in fair value can be used as a proxy for the entity’s consumption of the expected benefits related to the asset. EITF 08-7 is effective for defensive intangible assets acquired on or after January 1, 2009. We will adopt EITF 08-7 upon its effective date as appropriate for any future defensive intangible assets acquired.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employers’ Disclosure about Postretirement Benefit Plan Assets (“FSP No. FAS 132(R)-1”), which provides guidance on an employer’s disclosures of the plan assets of a defined benefit pension plan or other postretirement plans. FSP No. FAS 132(R)-1 requires employers of public and nonpublic entities to disclose additional information about how investment allocation decisions are made, about major categories of plan assets, including concentration of risk and fair value measurements, and about the fair value techniques used to measure plan assets. The disclosure requirements of FSP No. FAS 132(R)-1 are effective for us as of December 31, 2009.

Note 3    Acquisitions

(a) New Sponsors Acquisition

On February 4, 2008, Serafina completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion, pursuant to the BC Share Purchase Agreement. The former shareholders of Intelsat Holdings (other than management) sold 100% of their equity interests in Intelsat Holdings. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina in exchange for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. (“Intelsat Global”) on February 8, 2008).

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Notes to Consolidated Financial Statements—(Continued)

In order to finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion in aggregate principal amount of term loans under a $2.81 billion senior unsecured bridge loan credit agreement, dated as of February 4, 2008 (the “Senior Bridge Loan Credit Agreement”) and a $2.15 billion senior unsecured payment-in-kind election bridge loan credit agreement, dated as of February 4, 2008 (the “PIK Election Bridge Loan Credit Agreement” and, together with the Senior Bridge Loan Credit Agreement, the “Bridge Loan Credit Agreements”). See Note 10—Long-Term Debt. Serafina Holdings is an entity newly formed by funds controlled by BC Partners Holdings Limited (“BC Partners”) and certain other investors (collectively, the “BCEC Funds”). Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners (“Silver Lake”) and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. The BCEC Funds, the Silver Lake funds and the other equity sponsors are referred to as the New Sponsors and the acquisition of Intelsat Holdings, our indirect parent, referred to as the New Sponsors Acquisition.

Immediately following the New Sponsors Acquisition, Intelsat Bermuda, our direct wholly-owned subsidiary, transferred certain of its assets (including all of its direct and indirect ownership interests in its subsidiaries) and certain of its liabilities and obligations to a newly formed direct wholly-owned subsidiary, Intelsat Jackson Holdings, Ltd (“Intelsat Jackson”), pursuant to an assignment and assumption agreement (the “Intelsat Bermuda Transfer”). Following the Intelsat Bermuda Transfer, Intelsat Jackson became the owner of substantially all of Intelsat Bermuda’s assets and the obligor with respect to substantially all of Intelsat Bermuda’s liabilities and obligations, and Intelsat Bermuda no longer had any rights or obligations with respect to such assets and liabilities. Immediately after the consummation of the Intelsat Bermuda Transfer, Serafina assigned certain of its assets and liabilities to Intelsat Bermuda (the “Serafina Assignment”), including Serafina’s rights and obligations under the Bridge Loan Credit Agreements and a Commitment Letter, dated as of June 19, 2007 among Serafina and certain banks related to the financing of the New Sponsors Acquisition, as amended by the Commitment Letter Amendment, dated as of February 7, 2008 (the “Financing Commitment Letter”). In addition, our subsidiaries, Intelsat Sub Holdco and Intelsat Corp, entered into amendments to their existing credit agreements, and Intelsat Corp entered into a joinder agreement to its existing credit agreement, to facilitate the New Sponsors Acquisition. In connection with the New Sponsors Acquisition, on February 7, 2008, Intelsat Jackson redeemed pursuant to their terms all $260.0 million of its outstanding Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Floating Rate Senior Notes due 2015, and on March 6, 2008, Intelsat, Ltd. redeemed pursuant to their terms all $400.0 million of its outstanding 5 1/4% Senior Notes due 2008. The New Sponsors Acquisition and the transactions described above are collectively referred to as the New Sponsors Acquisition Transactions.

Immediately upon the closing of the New Sponsors Acquisition, the Intelsat Bermuda and Intelsat Sub Holdco monitoring fee agreements with the Former Sponsors were terminated. Intelsat Bermuda entered into a new monitoring fee agreement (the “2008 MFA”) with BC Partners and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda.

The New Sponsors Acquisition was accounted for by Intelsat Holdings under the purchase method of accounting in accordance with SFAS No. 141. As a result, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair

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Notes to Consolidated Financial Statements—(Continued)

market values at the date of acquisition. In accordance with Topic 5J of the codified SEC Staff Accounting Bulletins, the purchase accounting adjustments have been “pushed down” and recorded in our consolidated financial statements, which resulted in a new basis of accounting for the “successor period” beginning after the consummation of the New Sponsors Acquisition. Determining fair values of the assets acquired and liabilities assumed required us to make significant estimates and assumptions. In order to develop estimates of fair values of the assets acquired and liabilities assumed, we considered the following generally accepted valuation approaches: the cost approach, the income approach and the market approach. Our estimates included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology royalty rates and technology life cycles, the regulatory and legal environment, and industry and economic trends. While we believe that the estimates and assumptions underlying the valuation methodologies were reasonable, different assumptions could have resulted in different market values. The purchase price allocation was finalized during the period ended December 31, 2008.

The purchase price was calculated as follows (in thousands):

Cash paid	$5,023,677
Transaction costs	17,288

Purchase price	5,040,965
Net liabilities of Intelsat Holdings assumed	14,827

Purchase price allocated to Intelsat, Ltd.	$5,055,792

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Notes to Consolidated Financial Statements—(Continued)

A reconciliation of the purchase price adjustments recorded in connection with the New Sponsors Acquisition, including the effects of the push-down accounting and the Serafina Assignment, is presented below (in thousands):

	Predecessor Entity			Successor Entity
	As of January 31, 2008	Transaction Adjustments		As of February 1, 2008
ASSETS
Current assets	$838,890	$1,105,592	(1)	$1,944,482
Satellites and other property and equipment, net	4,551,599	1,022,788		5,574,387
Goodwill	3,900,193	2,874,141		6,774,334	(3)
Non-amortizable intangible assets	1,676,600	1,607,400		3,284,000
Amortizable intangible assets, net	683,697	596,793		1,280,490
Other assets	351,909	97,272	(2)	449,181

Total assets	$12,002,888	$7,303,986		$19,306,874

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current portion of long-term debt	$85,515	$—		$85,515
Other current liabilities	622,081	(109,940	)(2)	512,141

Total current liabilities	707,596	(109,940)		597,656
Long-term debt, net of current portion	11,163,972	4,762,516	(2)	15,926,488
Deferred income taxes	400,832	331,735		732,567
Other non-current liabilities	569,033	27,858		596,891

Total liabilities	12,841,433	5,012,169		17,853,602
Total shareholder’s equity (deficit)	(838,545)	2,291,817		1,453,272

Total liabilities and shareholder’s equity (deficit)	$12,002,888	$7,303,986		$19,306,874

(1)	Includes $1.1 billion in cash received upon consummation of the New Sponsors Acquisition Transactions.
(2)	Includes the effects of the Serafina Assignment.
(3)	Goodwill arising from the New Sponsors Acquisition is not deductible for tax purposes.

In connection with the completion of the New Sponsors Acquisition Transactions, we recorded $313.1 million of transaction costs within restructuring and transaction costs in our consolidated statements of operations during the predecessor period January 1, 2008 to January 31, 2008. These costs included $197.2 million of costs associated with the repurchase or cancellation of restricted shares and share-based compensation arrangements (“SCAs”) of Intelsat Holdings, an advisory service fee of $60.0 million paid to the 2008 MFA parties, and $55.3 million in professional fees.

(b) The PanAmSat Acquisition Transactions

On July 3, 2006, Intelsat Bermuda completed the acquisition of PanAmSat Holdco. We acquired PanAmSat Holdco to expand our global satellite fleet, to rationalize our fleet and ground infrastructure, and to enhance service offerings to our customers. Pursuant to the

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Notes to Consolidated Financial Statements—(Continued)

Merger Agreement, the stockholders of PanAmSat Holdco received $25.00 per common share, plus approximately $0.00927 as the pro rata share of undeclared regular quarterly dividends, in cash. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding.

In addition, on July 3, 2006, we incurred substantial debt to finance this acquisition, including $260.0 million principal amount of Floating Rate Senior Notes due 2013, $1.3 billion principal amount of 11 1/ 4% Senior Notes due 2016 and $750.0 million principal amount of 9 1/4% Senior Notes due 2016, issued by Intelsat Bermuda; $575.0 million principal amount of 9% Senior Notes due 2016 issued by Intelsat Corp; and a borrowing by Intelsat Bermuda under a new $600.0 million senior unsecured credit facility (the “Senior Unsecured Bridge Loan”). On July 3, 2006, Intelsat Sub Holdco also terminated its prior senior secured credit facilities and entered into new senior secured credit facilities under a credit agreement (the “Sub Holdco Credit Agreement”), and Intelsat Corp amended and restated its senior secured credit facilities under a credit agreement (the “Intelsat Corp Amended and Restated Credit Agreement”) to change certain of the terms thereunder. These transactions and the Merger Transaction are collectively referred to as the PanAmSat Acquisition Transactions.

Following consummation of the PanAmSat Acquisition Transactions, Intelsat General Corporation, a wholly-owned indirect subsidiary of Intelsat Sub Holdco, acquired G2 Satellite Solutions Corporation, a subsidiary of Intelsat Corporation that constituted the government services business of Intelsat Corp, for cash consideration in the amount of $73.0 million. Also, substantially all of the employees of Intelsat Global Service Corporation (“IGSC”) an indirect subsidiary of Intelsat Bermuda, were transferred to Intelsat Corp pursuant to an employee transfer agreement. In addition, substantially all of the direct and indirect subsidiaries of Intelsat Holdings entered into a master intercompany services agreement (“MISA”) pursuant to which these entities provide services to each other. In each case, services are provided on terms that are not materially less favorable to each party than are available on an arm’s length basis and on terms that the relevant boards of directors have determined to be fair.

The PanAmSat Acquisition Transactions were accounted for under the purchase method of accounting. An allocation of the purchase price for the PanAmSat Acquisition Transactions was performed using information then available and was based on estimates of fair values of the assets acquired and liabilities assumed in connection with the PanAmSat Acquisition Transactions. Goodwill arising in connection with the PanAmSat Acquisition Transactions was $3.8 billion, none of which was deductible for tax purposes.

The PanAmSat Acquisition Transactions included the payment of a substantial portion of the cash purchase price paid to the PanAmSat Holdco shareholders by PanAmSat Holdco and Intelsat Corp.

Note 4    Share-Based Compensation

(a) 2001 and 2004 Share Plans

Prior to January 28, 2005, we had two share-based employee compensation plans, the 2001 Share Option Plan (the “2001 Plan”) and the 2004 Share Incentive Plan (the “2004 Plan” and collectively the “Plans”). These Plans provided for the granting of stock options, stock appreciation rights, performance awards, restricted stock awards and other stock unit awards to

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Notes to Consolidated Financial Statements—(Continued)

eligible employees and directors. Options granted under both Plans had an exercise price equal to the estimated fair value of the underlying ordinary shares on the date of grant and options awarded generally vested over three years.

At the closing of our acquisition by Intelsat Holdings on January 28, 2005 (together with related transactions, the “2005 Acquisition Transactions”), all outstanding awards under the 2001 Plan vested, in the money awards were cashed out, and all other awards were canceled. All outstanding awards made under the 2004 Plan were canceled and unvested awards were converted into deferred compensation accounts. The opening balance for each deferred compensation account was the excess of $18.75 per share over the exercise price of the relevant award made under the 2004 Plan. Generally, deferred compensation plus interest was payable to employees in accordance with vesting schedules in the original 2004 Plan awards, and unvested amounts were forfeited upon employee termination. Following the conversion to deferred compensation, we recorded compensation expense over the vesting period, including $4.2 million and $1.5 million for the predecessor periods ended December 31, 2006 and 2007, respectively. No expenses were recorded during the predecessor period January 1, 2008 to January 31, 2008 or the successor period February 1, 2008 to December 31, 2008 as all amounts were fully vested as of June 2007.

(b) 2005 Share Plan

The board of directors of Intelsat Holdings adopted the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”) with an effective date of January 28, 2005, pursuant to which up to 1,300,000 ordinary shares were reserved for grants to employees and directors of Intelsat Holdings and its direct and indirect subsidiaries. The 2005 Share Plan permitted granting of awards in the form of incentive share options, nonqualified share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards. In conjunction with the 2005 Acquisition Transactions, 928,978 restricted shares were awarded, of which 725,282 were awarded to executive officers under employment agreements. These shares were subject to transfer, vesting and other restrictions as set forth in the applicable employment agreements. A portion of these restricted shares generally vested over 60 months, subject to the executive’s continued employment with Intelsat. The vesting of certain of the shares awarded was also subject to the meeting of certain performance criteria similar in nature to the performance criteria described below.

The remaining restricted shares that were awarded were to other employees pursuant to restricted share agreements. These restricted share agreements included transfer and other restrictions, and provide for vesting principally as follows: 50% of the shares awarded were time vesting shares, with 7/60 of the time vesting shares vesting on August 1, 2005 and the remainder of the time vesting shares vesting in fifty-three equal monthly installments of 1/60 of the shares per month beginning September 1, 2005; and the remaining 50% of such restricted shares awarded were performance shares that were to vest if and when, prior to the eighth anniversary of January 28, 2005, the Investors, as defined in the 2005 Share Plan, received a cumulative total return between 2.5 to 3 times the amounts invested by the Investors. Outstanding performance shares not vested by the eighth anniversary of their award would have been forfeited.

Recipients of awards who terminated employment with Intelsat Holdings or its subsidiaries would forfeit unvested shares awarded, except that performance shares would

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

have remained outstanding for 180 days and would have vested if performance vesting criteria were met within 180 days following termination without cause. Additionally, the restricted share agreements had certain repurchase features which provided that if an employee were terminated without cause or upon death or disability, Intelsat Holdings had the right for two years to repurchase any vested shares at fair value as determined on the termination date. In the event an employee resigned, Intelsat Holdings’ repurchase right for vested shares would have been at a price equal to the lesser of fair value or $2.15 per share.

Prior to the completion of the New Sponsors Acquisition, we had determined that the fair value of a restricted share was limited to $2.15 unless it was probable that an employee would be terminated without cause. We recorded compensation expense for the time vesting restricted shares over the five-year vesting period based on the intrinsic value (which equaled fair value) at the date of the grant of $2.15 per share. Since awards made consisted of shares of our parent, Intelsat Holdings, compensation costs for vested awards and the cost to repurchase shares were reflected as capital contributions in the form of “liabilities assumed by parent” in our consolidated financial statements. Due to certain repurchase features in the 2005 Share Plan, the restricted share grants were classified as a liability of Intelsat Holdings. We recognized $0.2 million, and $0.1 million as compensation expense for these restricted share grants for the years ended December 31, 2006 and 2007, respectively. No compensation expense was recorded for performance vesting shares as of December 31, 2007 since it was not probable that the performance criteria would be met.

Upon consummation of the New Sponsors Acquisition on February 4, 2008, all outstanding restricted performance shares under the 2005 Share Plan vested. Vested restricted shares (including time and performance vesting shares) were purchased at approximately $400 per share (the per share price specified in the BC Share Purchase Agreement). In connection with the vesting of these awards upon the consummation of the acquisition, we recorded compensation expense of $148.9 million in the predecessor period January 1, 2008 to January 31, 2008. In connection with the New Sponsors Acquisition, each unvested restricted share of Intelsat Holdings was exchanged for approximately four unvested restricted shares of Intelsat Global (“exchange shares”) and the exchange shares continue to be classified as a liability of Intelsat Global due to certain repurchase features in the 2005 Share Plan. In addition, the vesting periods associated with the unvested Intelsat Holdings restricted shares continued. During the successor period February 1, 2008 to December 31, 2008, we recorded compensation expense of approximately $0.1 million related to the exchange shares (see Note 3(a)—Acquisitions—New Sponsors Acquisition).

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

A summary of the status of Intelsat Holdings’ non-vested restricted shares as of January 31, 2008, and the changes during the years ended December 31, 2006 and 2007 and the period January 1, 2008 to January 31, 2008, is set forth below:

	Number of Shares	Weighted Average Grant Date Fair Value
Restricted shares:
Non-vested restricted shares at December 31, 2005	823,509	$2.15
Restricted shares forfeited	(352,779)	$2.15
Vested	(57,247)	$2.15

Total non-vested restricted shares at December 31, 2006	413,483	$2.15
Restricted shares forfeited	(41,177)	$2.15
Vested	(38,161)	$2.15

Total non-vested restricted shares at December 31, 2007	334,145	$2.15
Vested	(260,720)	$2.15

Total non-vested restricted shares at January 31, 2008	73,425	$2.15

A summary of the changes in Intelsat Global’s non-vested restricted shares during the successor period February 1, 2008 to December 31, 2008 is set forth below:

	Number of Shares	Weighted-Average Grant-Date Fair Value
Restricted shares:
Non-vested restricted shares outstanding as of February 1, 2008	293,926	$0.54
Restricted shares forfeited and repurchased at par value	(2,250)	$0.54
Vested	(132,657)	$0.54

Total non-vested restricted shares at December 31, 2008	159,019	$0.54

The non-vested restricted shares had a remaining weighted average vesting period of 13 months.

(c) Share-Based Compensation Arrangements Under the 2005 Share Plan

During 2006 and 2007, Intelsat Holdings entered into SCAs with selected employees of Intelsat Holdings and its direct and indirect subsidiaries under the 2005 Share Plan, which would permit such employees to purchase Intelsat Holdings common shares. These SCAs vested over time and were subject to continued employment through each applicable vesting date. The vesting of these SCAs was to accelerate in the event of the occurrence of both a change in control and a termination without cause (each as defined in the 2005 Share Plan) of the relevant employee.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Any common shares held by employees as a result of the exercise of SCAs could be repurchased by Intelsat Holdings, and any outstanding but unexercised SCAs could be canceled, at any time after termination of employment. Shares issued as a result of the exercise of SCAs could be repurchased at the lesser of fair market value and the exercise price in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enabled Intelsat Holdings to recover the shares without transferring any appreciation in value if the employee were to terminate voluntarily, the SCAs were not deemed to be granted under SFAS No. 123(R). The repurchase features provided that if an employee were to be terminated without cause or upon death or disability, Intelsat Holdings would have the right for two years to repurchase any vested shares at fair value as determined on the termination date.

In connection with the PanAmSat Acquisition Transactions, two executives of Intelsat Corp prior to July 3, 2006 who held options to purchase common stock of PanAmSat Holdco rolled over such options by entering into SCAs to purchase Intelsat Holdings common shares. While the rollover adjusted the exercise price and number of applicable shares covered, the vesting period associated with the previous PanAmSat Holdco stock options continued, and the SCAs were to vest in annual installments through August 2009. In the case of one of the executives, the SCA was deemed a grant of options to purchase Intelsat Holdings common shares under SFAS No. 123(R).

We also granted 54,702 new SCAs to one of the executives at an exercise price of $243 per share and 9,174 rollover options at an exercise price of $25 per share. These options had a weighted-average fair value at the date of grant of $9.9 million, of which $2.5 million and $5.0 million were recorded as compensation expense during the predecessor period ended December 31, 2006 and 2007, respectively. The fair value of the options was determined using the Black-Scholes option pricing model, and our assumptions including a five-year term, volatility of 65.1% (based on industry competitors), a risk-free interest rate of 5.08%, no dividend yield and a fair value of Intelsat Holdings’ shares of $243 per share.

In connection with the New Sponsors Acquisition, vesting in SCAs issued under the 2005 Share Plan doubled at consummation of the transaction if the awardee was still employed on February 4, 2008. The vested SCAs were canceled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. In connection with the vesting and cancellation of these awards, we recorded expense of $47.6 million in the predecessor period January 1, 2008 to January 31, 2008. The remaining unvested SCAs were rolled over into new options of Intelsat Global, but continue to be subject to the same repurchase feature as discussed above and thus continue to be deemed not granted under SFAS No. 123(R). During the successor period February 1, 2008 to December 31, 2008, 46,787 options were canceled in return for cash and $3.1 million of expense was recognized.

(d) Deferred Compensation Plan and Supplemental Savings Plan

Prior to the PanAmSat Acquisition Transactions, Intelsat Corp had a Deferred Compensation Plan and a Supplemental Savings Plan for eligible employees. Under both plans, executives and other highly compensated employees were entitled to defer a portion of their compensation to future years. In connection with the PanAmSat Acquisition Transactions,

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Intelsat Corp terminated both the Supplemental Savings Plan and the Deferred Compensation Plan immediately before the closing of the PanAmSat Acquisition Transactions on July 3, 2006. The remaining payments of $6.2 million were made to participants of the plans in the first quarter of 2007. There was no remaining liability under either plan as of December 31, 2008.

(e) Intelsat Deferred Compensation Plan

Following completion of the PanAmSat Acquisition Transactions, substantially all of the employees of IGSC were transferred to us pursuant to an employee transfer agreement. In addition, we assumed responsibility for the existing deferred compensation plan awards granted to the IGSC employees under a plan known as the 2004 Plan. The 2004 Plan was canceled in January 2005 and all unvested awards were converted into deferred compensation accounts. Deferred compensation plus interest is payable to employees in accordance with vesting schedules in the original 2004 Plan awards, which fully vested in June 2007. We recorded compensation expense over the remaining vesting period following the conversion to deferred compensation. We recorded compensation expense of $1.6 million and $1.2 million for the period ended December 31, 2006 and 2007, respectively. As of December 31, 2007, all deferred compensation amounts were paid and there was no remaining liability to be paid.

Note 5    Retirement Plans and Other Retiree Benefits

(a) Pension and Other Postretirement Benefits

Intelsat maintains a noncontributory defined benefit retirement plan covering substantially all employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. Effective January 1, 2006, certain cost-of-living adjustments and surviving spouse benefits that are attributable to pre-2002 accrued benefits, as defined, are limited to compensation earned through December 31, 2005; benefits accrued after December 31, 2005 are not taken into account in determining a surviving child’s death benefit (as defined in the plan), and transfers into the plan from Intelsat’s Supplement Retirement Income Plan (the “SRIP”) are subject to certain limitations. Intelsat has historically funded the defined benefit retirement plan based on actuarial advice using the projected unit credit cost method.

Concurrent with Intelsat’s privatization in 2001, the defined benefit retirement plan became subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Intelsat expects that its future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status.

Recent market conditions have resulted in an unusually high degree of volatility and increased risks related to the short-term liquidity of certain investments held by our defined benefit plan, which could impact the value of the plan assets after the date of these consolidated financial statements. Additionally, any significant decline in the fair value of our defined benefit pension plan assets could affect its funded status. The impact on the funded status as of October 1, the plan’s annual measurement date, will be determined based upon market conditions in effect when we complete our annual valuation. Based on these criteria, we were

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

not required to make additional contributions in 2008 to the defined benefit retirement plan, and we currently expect that we will be required to make an additional contribution of up to $6 million during 2009. As a result of the recent decline in value of our pension assets, we currently anticipate significant increased funding in future years.

In addition, as part of the overall medical plan, Intelsat provides postretirement medical benefits to certain current retirees, as well as to employees hired prior to January 1, 2004 who meet certain criteria. The program to provide these postretirement medical benefits is unfunded, and the cost of this program is calculated based on the level of benefits provided, years of service and certain other factors. Effective January 1, 2006, we amended our postretirement medical benefits program to provide retiree medical benefits only to employees who remain continuously employed by us until retirement, who are enrolled in our medical plan at retirement, and who met all of the following requirements as of December 31, 2005: they were at least age 45, had completed at least five years of service, and had age plus years of service greater than or equal to 60.

Adoption of SFAS No. 158. Intelsat’s defined benefit pension and postretirement benefit plans are accounted for in accordance with SFAS No. 87, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Deferred Benefit Pension Plans and for Termination Benefits, SFAS No. 106, SFAS No. 112, Employers’ Accounting for Postemployment Benefits and SFAS No. 158. We adopted the provision of SFAS No. 158 to recognize the overfunded or underfunded status of defined benefit and postretirement plans as an asset or liability in the consolidated statement of financial condition at December 31, 2007. Accordingly, we recorded a charge of $12.2 million ($7.8 million net of tax) to accumulated other comprehensive income (loss).

Effective December 31, 2008, SFAS No. 158 also requires an employer to measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end. We previously performed this measurement at September 30 of each year. On January 1, 2008, we adopted the measurement date provision of SFAS No. 158 under the alternative transition method, utilizing a 15-month model for transition. Accordingly, we used our September 30, 2007 valuation to project 15 months of net periodic benefit cost and recognized three-fifteenths, or $0.4 million (net of tax), of such costs as an adjustment to accumulated deficit in January 2008.

Included in accumulated other comprehensive loss at December 31, 2008 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $1.6 million ($1.0 million, net of tax) and unrecognized actuarial losses of $108.6 million ($68.8 million, net of tax). The prior service credits included in accumulated other comprehensive loss and expected to be recognized in net periodic pension cost during the year ending December 31, 2009 are $0.2 million ($0.1 million, net of tax).

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Reconciliation of Funded Status and Accumulated Benefit Obligation. Expenses for our defined benefit pension plan and for postretirement medical benefits that are provided under our medical plan are developed from actuarial valuations. The following summarizes the projected benefit obligations, plan assets and funded status of the defined benefit pension plan, as well as the projected benefit obligations of the postretirement medical benefits provided under our medical plan (in thousands).

	12 Month Period Ended September 30, 2007		15 Month Period Ended December 31, 2008
	Pension Benefits	Other Post- retirement Benefits	Pension Benefits	Other Post- retirement Benefits
Change in benefit obligation
Benefit obligation at beginning of period	$321,719	$75,683	$321,893	$76,763
Service cost	3,236	1,576	3,145	1,183
Interest cost	17,758	4,240	25,053	6,118
Employee contributions	—	375	—	544
Benefits paid	(27,567)	(5,689)	(31,459)	(4,440)
Plan amendments	—	1,940	(1,645)	—
Curtailment	1,331	(81)	—	—
Actuarial (gain) loss	5,416	(1,281)	24,726	(1,873)

Benefit obligation at end of period	$321,893	$76,763	$341,713	$78,295

Change in plan assets
Plan assets at beginning of period	$297,816	$—	$311,379	$—
Employer contributions	564	5,315	1,120	3,896
Employee contributions	—	374	—	544
Actual return on plan assets	40,566	—	(99,658)	—
Benefits paid	(27,567)	(5,689)	(31,459)	(4,440)

Plan assets at fair value at end of period	$311,379	$—	$181,382	$—

Funded status of the plans
Funded status of the plans	$(10,514)	$(76,763)	$(160,331)	$(78,295)
Contributions to the plans	362	855	—	—

Accrued benefits costs	$(10,152)	$(75,908)	$(160,331)	$(78,295)

Accumulated benefit obligation	$312,298		$331,114

Discount rate	6.27%	6.26%	6.31%	6.35%
Expected rate of return on plan assets	8.5%	—	8.5%	—
Rate of compensation increase	3.5%	—	3.5%	—

Yield curves matching our benefit obligations were derived from monthly bid-price bond data including corporate bonds and excluding bonds that are callable, make-whole, sinkable and putable as well as those for which the quoted yield-to-maturity is zero. Using this bond universe, regression analysis is used to identify the best-fitting regression curve that links yield-to-maturity providing match to data for both long and short maturities. The resulting regressed coupon yield curve is smoothly continuous along its entire length and represents an unbiased average of the observed market data and takes into account all information for both a single maturity and across all maturities.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Interest rates used in these valuations are key assumptions, including discount rates used in determining the present value of future benefit payments and expected return on plan assets, which are reviewed and updated on an annual basis. The discount rates reflect market rates for high-quality corporate bonds. We consider current market conditions, including changes in interest rates, in making assumptions. In establishing the expected return on assets assumption, we review the asset allocations considering plan maturity and develop return assumptions based on different asset classes. The return assumptions are established after reviewing historical returns of broader market indexes, as well as historical performance of the investments in the plan. Our pension plan assets are managed in accordance with an investment policy adopted by the pension committee. The investment policy currently includes target allocation percentages of approximately 65% for investments in equity securities and 35% for investments in fixed income securities. There are restrictions on investment managers to prevent the concentration of investments in the securities of any one company or industry, the purchase of tax-exempt securities, direct investments in commodities and short sales and to impose other restrictions.

Plan assets include investments in equity and bond funds, U.S. government securities and liquid reserve funds. The asset allocation of the pension plan assets at September 30, 2007 and December 31, 2008 was as follows:

	2007	2008
Asset Category
Equity securities	64%	59%
Debt securities	36%	41%

Total	100%	100%

We have accrued benefit costs at December 31, 2008 related to the pension benefits of $160.3 million of which $0.6 million is recorded within other current liabilities and $159.7 million in other long-term liabilities, and accrued benefit costs at December 31, 2008 related to the other postretirement benefits of $78.3 million of which $3.9 million was recorded in other current liabilities and $74.4 million was recorded in other long-term liabilities.

Net periodic pension benefit costs included the following components (in thousands):

	Predecessor Entity			Successor Entity
	Year Ended December 31, 2006	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008
Service cost	$4,078	$3,236	$217	$2,277
Interest cost	18,812	17,758	1,621	18,569
Expected return on plan assets	(24,591)	(23,558)	(2,014)	(21,175)
Amortization of unrecognized prior service cost	(294)	(391)	(26)	—
Amortization of unrecognized net loss	—	—	18	—

Total benefit	(1,995)	(2,955)	(184)	(329)
Curtailment gain	—	(735)	—	—

Net periodic benefits after curtailment	$(1,995)	$(3,690)	$(184)	$(329)

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Net periodic other postretirement benefit costs included the following components (in thousands):

	Predecessor Entity			Successor Entity
	Year Ended December 31, 2006	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008
Service cost	$2,564	$1,576	$83	$850
Interest cost	4,462	4,240	387	4,570
Amortization of unrecognized prior service cost	—	—	10	—
Amortization of unrecognized net gain	—	(96)	(24)	—
Curtailment gain	—	(81)	—	—

Total costs	$7,026	$5,639	$456	$5,420

The effect of the New Sponsors Acquisition and the allocation of the purchase price to the individual assets acquired and liabilities assumed resulted in an increase to the projected benefit obligation of $43.2 million. Additionally, all previously existing net gain or loss, prior service cost or credits recognized in accumulated other comprehensive income (loss) were eliminated in purchase accounting (see Note 3(a)—Acquisitions—New Sponsors Acquisition).

Depending upon actual future health care claims experience, our actual costs may vary significantly from those projected above. As of September 30, 2007 and December 31, 2008, the assumed health care cost trend rate was a cost trend rate of 9.0% and 9.0%, respectively. This rate was assumed to decrease gradually to 5% by the year 2016 and to remain at that level of annual increase thereafter. Increasing the assumed health care cost trend rate by 1% each year would increase the other postretirement benefits obligation as of December 31, 2008 by $7.9 million. Decreasing this trend rate by 1% each year would reduce the other postretirement benefits obligation as of December 31, 2008 by $6.9 million. A 1% increase or decrease in the assumed health care cost trend rate would have increased or decreased the net periodic other postretirement benefits cost for 2008 by $0.6 million and $0.5 million, respectively. The benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are as follows (in thousands):

	Pension Benefits	Other Post- retirement Benefits
2009	$22,946	$4,094
2010	22,356	4,471
2011	22,814	4,836
2012	24,459	5,239
2013	23,878	5,618
2014 to 2018	129,860	32,795

Total	$246,313	$57,053

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

(b) Other Retirement Plans

We maintain two defined contribution retirement plans, qualified under the provisions of Section 401(k) of the Internal Revenue Code, for our employees in the United States. One plan is for Intelsat employees who were hired before July 19, 2001 or otherwise participate in the SRIP and the other plan is for Intelsat employees hired on or after July 19, 2001, the Retirement Savings Plan (the “RSP”). Each employee participating in the SRIP or RSP is eligible to contribute, on a tax deferred basis and on an after-tax basis, up to 100% of eligible earnings, subject to regulatory limits. We match 50% of employee contributions up to 2% of eligible earnings for participants in the SRIP, and 100% of employee contributions up to 5% of eligible earnings for participants in the RSP. Additionally, we provide a discretionary contribution based on performance against pre-defined metrics of between 0% and 4% of eligible earnings for employees participating in the SRIP or the RSP and a fixed contribution of 2% of eligible earnings for participants in the RSP, all subject to regulatory limits. We recognized compensation expense for these plans of $4.1 million, $7.9 million, $0.5 million and $8.4 million for the years ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, respectively. We also maintain an unfunded deferred compensation plan for executives, however, benefit accruals under the plan were discontinued during 2001. The accrued liability for the deferred compensation plan for executives was $0.1 million as of December 31, 2007 and was paid in full as of December 31, 2008. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position or results of operations.

Note 6    Receivables

Receivables were comprised of the following (in thousands):

	Predecessor Entity	Successor Entity
	As of December 31, 2007	As of December 31, 2008
Service charges:
Billed	$312,665	$301,789
Unbilled	26,899	13,934
Other	9,817	7,448
Allowance for doubtful accounts	(32,788)	(20,237)

Total	$316,593	$302,934

Unbilled service charges represent amounts earned and accrued as receivables from customers for their usage of our satellite system prior to the end of the period. Unbilled service charges are expected to be billed and collected within twelve months of the respective balance sheet date. Other receivables as of December 31, 2007 and 2008 include $7.1 million and $2.2 million, respectively, of receivables due from our parent, Intelsat Holdings.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Note 7    Satellites and Other Property and Equipment

(a) Satellites and Other Property and Equipment

Satellites and other property and equipment, including a satellite utilized under a capital lease agreement, were comprised of the following (in thousands):

	Predecessor Entity	Successor Entity
	As of December 31, 2007	As of December 31, 2008
Satellites and launch vehicles	$5,578,114	$5,372,439
Information systems and ground segment	542,957	332,750
Buildings and other	267,735	264,907

Total cost	6,388,806	5,970,096
Less: accumulated depreciation	(1,802,458)	(630,425)

Total	$4,586,348	$5,339,671

Satellites and other property and equipment, net as of December 31, 2007 and 2008 included construction-in-progress of $681.1 million and $538.5 million, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $28.7 million, $56.9 million, $4.7 million and $60.9 million were capitalized for the predecessor periods ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, respectively. Included in satellites and launch vehicles is a satellite under capital lease, which had a net book value of $9.3 million and $2.8 million as of December 31, 2007 and 2008, respectively. Carrying amounts as of December 31, 2008 reflect the fair value adjustments recorded in connection with the New Sponsors Acquisition (see Note 3(a)—Acquisitions—New Sponsors Acquisition).

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts provides that such contract may be terminated at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise our right to obtain a replacement launch within a specified period following our request for re-launch.

(b) Satellite Launches

On May 21, 2008, we successfully launched our Galaxy 18 satellite into orbit. This satellite operates from 123º west longitude and serves programmers, government and corporate broadband customers in the continental United States, Alaska, Hawaii and Puerto Rico. This satellite entered into service during June 2008.

On September 24, 2008, we successfully launched our Galaxy 19 satellite into orbit. This satellite operates from 97º west longitude and serves programmers, government and corporate broadband customers in the continental United States, Alaska, Hawaii, the Caribbean, Canada and Mexico. This satellite entered into service during November 2008.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

(c) Satellite Health

On September 22, 2006, our IS-802 satellite experienced a reduction of electrical power capability, reducing its operational capacity. We restored the service for all IS-802 customers on satellites within the Intelsat fleet, including for some of them on IS-802, where eleven transponders were reactivated and are operating normally. We recorded a non-cash impairment charge of $49.0 million during September 2006 to write down the uninsured IS-802 satellite to its estimated fair value following the anomaly. The estimated fair value was determined based on a discounted cash flow analysis.

We established an anomaly review board (“ARB”) with Lockheed Martin Corporation, the manufacturer of the LM 7000 series to which the IS-802 belonged. The ARB found that the IS-802 anomaly is most likely to have been caused by an electrical short internal to the solar array harness located on the south solar array boom. The ARB also concluded that this anomaly is significantly different from previous LM 7000 series spacecraft failures and is the first failure of this type for the LM 7000 series. Therefore, we believe the chance of this anomaly occurring again in any individual satellite is low and no adjustments to our depreciation schedule or satellite deployment plan were required to mitigate the risk.

On June 29, 2008, our Galaxy 26 satellite experienced a sudden and unexpected electrical distribution anomaly causing the loss of a substantial portion of the satellite power generating capability and resulting in the interruption of some of the customer services on the satellite. In accordance with our existing satellite anomaly contingency plans, we restored the service for most Galaxy 26 customers on satellites within the Intelsat fleet, including for some of them on Galaxy 26, of which certain transponders continue to operate normally. We recorded a non-cash impairment charge of $63.6 million during the second quarter of 2008 to write down the uninsured Galaxy 26 satellite to its estimated fair value following the anomaly. The estimated fair value was determined based on a discounted cash flow analysis. The anomaly also resulted in a reduction to the estimated remaining useful life of the satellite.

We established a failure review board with Space Systems/Loral, Inc., the manufacturer of the Galaxy 26 satellite, to identify the cause of the problem. The failure review board concluded that the failure on the Galaxy 26 satellite was the result of a design flaw similar to the flaw which caused the anomaly on our Galaxy 27 satellite in November 2004. This design flaw exists on three of our satellites – Galaxy 26, Galaxy 27 and IS-8. We currently believe that the Galaxy 26 satellite anomaly will not result in the acceleration of capital expenditures for a replacement of the Galaxy 26 satellite.

We have identified three additional types of common anomalies among the satellites in our global fleet, which if they materialize, have the potential for a significant operational impact. These include failure of the on-board Xenon-Ion Propulsion Systems (“XIPS”) used to maintain orbital position of Boeing 601 High Power Series (“BSS 601 HP”) satellites, accelerated solar array degradation in early BSS 702 satellites and the failure of the on-board spacecraft control processor (“SCP”) in BSS 601 satellites.

BSS 601 HP XIPS. The BSS 601 HP satellite uses a XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each of which is capable of maintaining the satellite in its orbital position. In the event of a failure of one or both XIPS a completely independent bi-propellant propulsion system is in place to act as a backup. Reliance on the

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Notes to Consolidated Financial Statements—(Continued)

backup propulsion system could result in a shorter operating life for the satellite, depending on the amount of bi-propellant fuel remaining. However, XIPS failures do not typically result in a catastrophic loss of the satellite or negatively affect its communications capability. As of December 31, 2008, we operate five BSS 601 HP satellites, of which one satellite, Galaxy 4R, has experienced failure of both XIPS. Galaxy 4R was placed in inclined orbit during the fourth quarter of 2006. Of the four remaining BSS 601 HP satellites, IS-5 is still in use but is no longer in primary service. The other three continue to have XIPS available as their primary propulsion system, however no assurance can be given that there will not be further XIPS failures that result in shortened satellite lives. Two of our satellites which had experienced failures of both XIPS, IS-6B and Galaxy 10R, were replaced by new satellites, IS-11 and Galaxy 18, respectively, which were placed into service in 2008.

BSS 702 Solar Array. Certain BSS 702 satellites have experienced greater than anticipated degradation due to the design of their solar arrays. These solar arrays power the satellite’s operating systems and transponders, and also recharge the batteries that are used when solar power is unavailable. While a certain amount of predictable solar array degradation is expected, the accelerated degradation in some of the BSS 702 satellites has resulted in shortened operating lives or the need to reduce the usage of their communications payload. As of December 31, 2008, we operated three BSS 702 satellites, two of which were affected by accelerated solar array degradation, Galaxy 11 and IS-1R. Service to customers on these two satellites has not been affected. Galaxy 11 was replaced by Galaxy 17 in July 2008 and IS-1R is expected to be replaced in its current location by the end of 2009. After the transfer of traffic to the replacement satellite and relocation to another longitude, we expect that IS-1R will have sufficient power to operate a significant subset of its transponders through the end of design life. The third BSS 702 satellite, Galaxy 3C, has a substantially different solar array design intended to eliminate the issue and has not experienced any similar degradation problems.

BSS 601 SCP Failure. Certain BSS 601 satellites have experienced primary SCP failures and are operating on their backups. SCPs are used to provide advanced orientation control and fault protection functions, and are a critical component in the operation of the satellites. We expect that even a failure of the remaining functioning SCP would not have a material impact on the business or require replacement of a satellite. As of December 31, 2008, we operate four BSS 601 satellites and only IS-4 has experienced primary SCP failure. The other three BSS 601 satellites, HGS-3, IS-2 and IS-3R, are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. However, the risk of SCP failure appears to decline with age and all three of these satellites have been in continuous operation since at least 1996. Both primary and backup SCPs on HGS-3, IS-2 and IS-3R are monitored regularly and remain fully functional.

Note 8    Investments

(a) WildBlue Communications, Inc.

We have an ownership interest in WildBlue Communications, Inc. (“WildBlue”), a company offering broadband Internet access services in the continental United States via Ka-band satellite capacity. We account for our investment using the equity method of accounting. Our share of losses in WildBlue is included in other income (expense), net in the accompanying consolidated statements of operations and was $32.5 million and $7.4 million for the years ended December 31, 2006 and 2007, respectively. As of December 31, 2007,

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Notes to Consolidated Financial Statements—(Continued)

cumulative equity losses exceeded the investment, and as a result, no additional losses from WildBlue were recognized. Further, because of a history of operating and on-going losses at WildBlue, the investment was determined to have a new basis of zero in connection with the allocation of the purchase price from the New Sponsors Acquisition at February 1, 2008.

During the combined year ended December 31, 2008, we participated in a new investment in WildBlue by making an additional equity investment of $17.6 million. Following this investment, our fully diluted ownership interest in WildBlue was reduced from approximately 28% to approximately 25%. We determined this additional investment represents the funding of prior losses in accordance with guidance provided in EITF Issue No. 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Method Loss Recognition (“EITF 02-18”). EITF 02-18 provides that when an additional investment represents the funding of prior losses, the investor should recognize previously suspended losses up to the amount of such additional investment. Our previously unrecognized suspended losses in WildBlue totaled $13.0 million and were recognized within other income (expense), net in our consolidated statements of operations for the successor period February 1, 2008 to December 31, 2008. Furthermore, we evaluated the remaining investment balance of approximately $4.6 million for potential impairment given the historical and projected future losses of this investee. As a result of this evaluation, we determined the remaining investment balance to be fully impaired and recorded an impairment charge of $4.6 million, which is included within other income (expense), net in our consolidated statements of operations. As of December 31, 2008, cumulative equity losses exceeded the investment and as a result no additional losses from WildBlue will be recognized and the investment balance was zero.

(b) Horizons-1 and Horizons-2

As a result of the PanAmSat Acquisition Transactions, we have a joint venture with JSAT International, Inc. (“JSAT”), a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC, and consists of two investments: Horizons-1 and Horizons-2.

Horizons-1 owns and operates the Ku-band portion of the Horizons-1 satellite in the fixed satellite services sector, offering service to customers in the Asia-Pacific region. We have a 50% ownership interest in Horizons-1, an investment which is accounted for under the equity method of accounting. Our share of the results of Horizons-1 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.1 million, $0.2 million, $0.02 million and $0.2 million for the predecessor periods ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, respectively. The investment balance of $19.1 million and $15.7 million as of December 31, 2007 and 2008, respectively, was included within other assets in the accompanying consolidated balance sheets. The investment balance was reduced by $0.5 million as a result of the fair value adjustment recorded in connection with the allocation of the purchase price for the New Sponsors Acquisition (see Note 3(a)—Acquisitions—New Sponsors Acquisition).

During the predecessor periods ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, we recorded expenses of $2.0 million, $3.9 million, $0.3 million and $3.5

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Notes to Consolidated Financial Statements—(Continued)

million, respectively, in relation to the utilization of Ku-band satellite capacity from Horizons-1. Additionally, we provide TT&C and administrative services for the Horizons-1 satellite. We recorded revenue for these services of $0.6 million, $0.6 million, $0.1 million and $0.6 million during the predecessor periods ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, respectively.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-1 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. As a result of this agreement, we reduced revenue by $13.3 million, $14.8 million, $1.1 million and $14.0 million for the predecessor periods ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, respectively. The payable due to JSAT was $2.5 million and $2.0 million as of December 31, 2007 and 2008, respectively.

On August 1, 2005, Intelsat Corp formed a second satellite joint investment with JSAT that built and launched a Ku-band satellite in December 2007 (“Horizons–2”). The Horizons-2 satellite was placed into service in February 2008. Our investment is being accounted for using the equity method of accounting. The total future joint investment in Horizons-2 is expected to be $166.6 million as of December 31, 2008, of which each of the joint venture partners was required to fund their 50% share beginning in March 2008. Our share of the results of Horizons-2 is included in other income (expense), net in the accompanying consolidated statements of operations and was income of $0.3 million for the successor period February 1, 2008 to December 31, 2008. As of December 31, 2007 and 2008, the investment balance of $83.0 million and $79.2 million, respectively, was included within other assets in the accompanying consolidated balance sheets. In connection with the New Sponsors Acquisition, there was no adjustment to the investment balance or the corresponding liability balance that is discussed below (see Note 3(a)—Acquisitions—New Sponsors Acquisition).

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we made contributions of $9.7 million during the successor period February 1, 2008 to December 31, 2008. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee in accordance with FASB Interpretation No. 45 (as amended), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. We have recorded a liability of $15.3 million and $12.2 million within accounts payable and accrued liabilities as of December 31, 2007 and 2008, and a liability of $67.7 million and $61.0 million within other long-term liabilities as of December 31, 2007 and 2008, respectively, in the accompanying consolidated balance sheets.

We provide TT&C and administrative services for the Horizons-2 satellite. We received no revenue for these services during the predecessor periods ended December 31, 2006 and 2007 or the predecessor period January 1, 2008 to January 31, 2008. We recorded revenue for these services of $0.7 million during the successor period February 1, 2008 to December 31, 2008. During the successor period February 1, 2008 to December 31, 2008, we recorded

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

expenses of $6.9 million in relation to the utilization of satellite capacity for the Horizons-2 satellite.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-2 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. As a result of this agreement, we reduced revenue by $6.8 million for the successor period February 1, 2008 to December 31, 2008. The amount payable to JSAT was $2.2 million as of December 31, 2008.

In March 2007, we entered into an agreement to purchase and assume a launch service contract from Horizons-2. Under the agreement, we agreed to pay Horizons-2 for amounts paid to date of $14.7 million and assumed the remaining contractual obligation payable to the launch services provider. We currently plan to use this launch service contract for the launch of our IS-15 satellite.

We also provide certain services to the joint venture and utilize capacity from the joint venture.

(c) New Dawn

In June 2008, we entered into a project and shareholders’ agreement with Convergence SPV Ltd. (“Convergence Partners”) pursuant to which New Dawn Satellite Company Ltd (“New Dawn”), a recently formed Mauritius company in which we have a 74.9% indirect ownership interest and Convergence Partners has a 25.1% noncontrolling ownership interest, intends to procure and launch a new satellite to provide satellite transponder services to customers in Africa. We currently expect the satellite to be launched during the fourth quarter of 2010.

New Dawn entered into a secured loan financing arrangement, which is non-recourse to Intelsat, on February 4, 2009 to obtain $190 million financing to fund a portion of the cost of construction and launch of the new satellite. In addition, we and Convergence Partners have agreed to make certain capital contributions to New Dawn in proportion to our respective ownership interests in New Dawn to fund a portion of these costs. Out of the total equity contributions of $18.3 million in 2008, our initial capital contributions were $13.7 million and Convergence Partners contributions were $4.6 million.

We have agreed to provide sales and marketing services, engineering and administrative support services, and have agreed to perform satellite-related consulting and technical services for New Dawn. The services include the provision of program management services with respect to the satellite and launch vehicle construction programs and TT&C services for the new satellite. In addition, for a fee of $15.0 million together with assumption of continuing payment obligations, we assigned New Dawn a launch service contract with a third party, Arianespace, to provide for the launch of the New Dawn satellite. New Dawn has contracted with Orbital Sciences Corporation to construct its satellite.

As of December 31, 2008, we consolidated New Dawn within our consolidated financial statements, net of appropriate eliminating entries. Additionally, we account for the percentage interest in New Dawn owned by Convergence Partners as minority interest. As of December 31, 2008, the minority interest of $4.5 million was included within other long-term liabilities in the

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Notes to Consolidated Financial Statements—(Continued)

accompanying consolidated balance sheets. As discussed in Note 2—Significant Accounting Policies, we will implement SFAS No. 160 as of the first quarter of 2009, which will result in our reclassifying the minority interest balance to shareholder’s equity.

Note 9    Goodwill and Other Intangible Assets

The carrying amounts of goodwill and acquired intangible assets not subject to amortization consist of the following (in thousands):

	Predecessor Entity	Successor Entity
	As of December 31, 2007	As of December 31, 2008
Goodwill	$3,900,193	$6,774,334
Trade name	30,000	70,400
Orbital locations	1,646,600	2,886,800

During the year ended December 31, 2007, the Company reduced goodwill by approximately $7.8 million primarily due to adjustments to certain pre-acquisition tax reserves in accordance with EITF 93-7 related to a change in estimate associated with the 2006 extraterritorial income exclusion and changes in pre-acquisition tax reserves related to a tax assessment issued by the Indian government (see Note 12—Income Taxes).

We account for goodwill and other intangible assets in accordance with SFAS No. 142. Under SFAS No. 142, we perform an annual goodwill impairment analysis during the fourth quarter of each year and whenever events and circumstances indicate that the carrying value may not be recoverable. The following is a discussion of our impairment analysis methodology:

Goodwill. We follow a two-step process to evaluate if a potential impairment exists to our recorded amount of goodwill and tradename. The first step of the process is to compare the reporting unit’s fair value to its carrying value, including goodwill. In the event the carrying value of our reporting unit exceeds its fair value, goodwill is considered impaired and the second step is required. The second step requires us to calculate a hypothetical purchase allocation to compare the current implied fair value of the goodwill to the current carrying value of the goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value over the aggregate fair values of the individual assets, liabilities and identifiable intangibles, as if they were being acquired in a business combination. If the implied fair value of goodwill as described above exceeds recorded goodwill, there is no impairment. If the recorded goodwill exceeds the implied fair value, an impairment charge would be recorded for the excess. Furthermore, an impairment loss cannot exceed the amount of goodwill assigned to a reporting unit. After recognizing the impairment loss, the corresponding loss establishes a new basis in the goodwill. Subsequent reversals of goodwill impairment losses are not permitted under applicable accounting standards.

We determined the estimated fair value of our reporting unit using discounted cash flow analysis, along with independent source data related to comparative market multiples and, when available, recent transactions. The discounted cash flows were derived from a five-year

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

projection of revenues and expenses plus a residual value, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. The analysis, which was completed in the fourth quarter of 2008, did not result in an impairment of our goodwill or trade name intangible.

Trade name. We have implemented the relief from royalty method to determine the estimated fair value of the Intelsat trade name. The relief from royalty analysis is comprised of two major steps: i) a determination of the hypothetical royalty rate, and ii) the subsequent application of the royalty rate to projected revenue. In determining the hypothetical royalty rate utilized in the relief from royalty approach, we considered comparable license agreements, operating earnings benchmark rule of thumb, an excess earnings analysis to determine aggregate intangible asset earnings, and other qualitative factors. Based on our analysis, the fair value of the Intelsat trade name as of the fourth quarter of 2008 was not impaired.

Orbital Locations. We are authorized by governments to operate satellites at certain orbital locations – i.e., longitudinal coordinates along the Clarke Belt. The Clarke Belt is the part of space approximately 42,165 kilometers above the plane of the equator where geostationary orbit may be achieved. Various governments acquire rights to these orbital locations through filings made with the International Telecommunication Union (the “ITU”), a sub-organization of the United Nations. We will continue to have rights to operate at our orbital locations so long as we maintain our authorizations to do so.

We determined the estimated fair value of our right to operate at orbital locations using the build up method to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the right to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations. The analysis, which was completed in the fourth quarter 2008, led to the recording of a non-cash impairment charge of $326.8 million.

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consisted of the following (in thousands):

	Predecessor Entity			Successor Entity
	As of December 31, 2007			As of December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog and other	$591,400	$(137,822)	$453,578	$743,760	$(146,745)	$597,015
Customer relationships	283,988	(52,430)	231,558	534,030	(8,266)	525,764
Technology	10,000	(3,646)	6,354	2,700	(1,204)	1,496

Total	$885,388	$(193,898)	$691,490	$1,280,490	$(156,215)	$1,124,275

The difference between gross carrying amounts at December 31, 2007 and 2008 was due to fair value adjustments recorded in connection with the New Sponsors Acquisition (see Note 3(a)—Acquisitions—New Sponsors Acquisition).

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Intangible assets are amortized based on the expected pattern of consumption. As of December 31, 2008, backlog and other, customer relationships and technology had weighted-average useful lives of four years, thirteen years and two years, respectively. We recorded amortization expense of $65.5 million, $93.5 million, $7.8 million and $156.2 million for the years ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, respectively.

Scheduled amortization charges for the intangible assets over the next five years are as follows (in thousands):

Year	Amount
2009	$145,676
2010	130,281
2011	105,451
2012	91,781
2013	82,311

Note 10    Long-Term Debt

The carrying amounts and estimated fair values of notes payable and long-term debt were as follows (in thousands):

	Predecessor Entity		Successor Entity
	As of December 31, 2007		As of December 31, 2008
	Amount	Fair Value	Amount	Fair Value
Intelsat, Ltd.:
6.5% Senior Notes due November 2013	$700,000	$504,000	$700,000	$364,000
Unamortized discount on 6.5% Senior Notes	(88,035)	—	(215,885)	—
7.625% Senior Notes due April 2012	600,000	489,000	600,000	369,600
Unamortized discount on 7.625% Senior Notes	(38,422)	—	(118,883)	—
5.25% Senior Notes due November 2008	400,000	395,000	—	—
Unamortized discount on 5.25% Senior Notes	(6,188)	—	—	—

Total Intelsat, Ltd. obligations	1,567,355	1,388,000	965,232	733,600

Intelsat Bermuda:
11.25% Senior Notes due February 2017	—	—	2,805,000	1,654,950
11.5% / 12.5% Senior PIK Election Notes due February 2017	—	—	2,258,815	1,061,643
Floating Rate Senior Notes due June 2013	260,000	265,200	—	—
11.25% Senior Notes due June 2016	1,330,000	1,369,900	—	—
9.25% Senior Notes due June 2016	750,000	753,750	—	—
Floating Rate Senior Notes due January 2015	600,000	598,500	—	—
Senior Unsecured Credit Facilities due February 2014	1,000,000	983,750	—	—
Unamortized discount on Senior Unsecured Credit Facilities	(4,495)	—	—	—

Total Intelsat Bermuda obligations	3,935,505	3,971,100	5,063,815	2,716,593

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

	Predecessor Entity		Successor Entity
	As of December 31, 2007		As of December 31, 2008
	Amount	Fair Value	Amount	Fair Value
Intelsat Jackson:
11.25% Senior Notes due June 2016	—	—	1,048,220	921,385
Unamortized premium on 11.25% Senior Notes	—	—	6,184	—
11.5% Senior Notes due June 2016	—	—	284,595	224,830
9.5% Senior Notes due June 2016	—	—	701,913	642,952
9.25% Senior Notes due June 2016	—	—	55,035	49,862
Senior Unsecured Credit Facilities due February 2014	—	—	195,152	121,970
New Senior Unsecured Credit Facilities due February 2014	—	—	810,876	506,798
Note payable to Intelsat Holdings, Ltd.	—	—	34,000	34,000

Total Intelsat Jackson obligations	—	—	3,135,975	2,501,797

Intermediate Holdco:
9.25% Senior Discount Notes due February 2015	396,561	387,747	4,125	3,119
9.5% Senior Discount Notes due February 2015	—	—	435,072	328,914

Total Intermediate Holdco obligations	396,561	387,747	439,197	332,033

Intelsat Sub Holdco:
8.25% Senior Notes due January 2013	875,000	877,188	400	368
8.5% Senior Notes due January 2013	—	—	883,346	813,562
8.625% Senior Notes due January 2015	675,000	678,375	430	390
8.875% Senior Notes due January 2015	—	—	681,012	616,997
Senior Secured Credit Facilities due July 2013	341,303	338,743	337,855	269,608
Capital lease obligations	12,438	12,438	2,050	2,050
7% Note payable to Lockheed Martin Corporation	15,000	15,000	10,000	10,000

Total Intelsat Sub Holdco obligations	1,918,741	1,921,744	1,915,093	1,712,975

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

	Predecessor Entity		Successor Entity
	As of December 31, 2007		As of December 31, 2008
	Amount	Fair Value	Amount	Fair Value
Intelsat Corp:
Senior Secured Credit Facilities due January 2014	1,618,749	1,596,491	1,751,260	1,320,450
Unamortized discount on Senior Secured Credit Facilities	—	—	(13,052)	—
Senior Secured Credit Facilities due July 2012	320,319	315,915	275,830	237,214
9% Senior Notes due August 2014	656,320	656,320	1,016	859
Unamortized premium on 9% Senior Notes	14,980	—	—	—
9.25% Senior Notes due August 2014	—	—	658,119	556,111
9% Senior Notes due January 2016	575,000	575,000	10	9
9.25% Senior Notes due June 2016	—	—	580,720	526,131
6.375% Senior Secured Notes due January 2008	150,000	149,813	—	—
Unamortized discount on 6.375% Senior Secured Notes	(14)	—	—	—
6.875% Senior Secured Debentures due January 2028	125,000	104,375	125,000	72,500
Unamortized discount on 6.875% Senior Secured Debentures	(13,112)	—	(24,882)	—

Total Intelsat Corp obligations	3,447,242	3,397,914	3,354,021	2,713,274

Total Intelsat, Ltd. long-term debt	11,265,404	$11,066,505	14,873,333	$10,710,272

Less:
Current portion of capital lease obligations	8,708		1,859
Current portion of long-term debt	69,287		97,499

Total current portion	77,995		99,358

Total long-term debt, excluding current portion	$11,187,409		$14,773,975

The total fair value of our debt was $11.1 billion and $10.7 billion at December 31, 2007 and 2008, respectively. Except as described below, the fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources including market leading data providers, market makers, and leading brokerage firms. The fair value of the note payable to Lockheed Martin Corporation is assumed to equal the book value of the note, since payment of up to $10.0 million of the note balance is contingent upon the non-occurrence of certain events that are outside of our control. Because of the contingency, we do not believe it is practicable to determine the fair value of the note.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Required principal repayments of long-term debt, excluding payments on a note payable to Intelsat Holdings and capital lease obligations, over the next five years and thereafter as of December 31, 2008 are as follows (in thousands):

Year	Amount
2009	$97,499
2010	97,499
2011	94,723
2012	681,376
2013	1,925,680
2014 and thereafter	12,307,024

Total	$15,203,801

2008 Debt Activities

New Sponsors Acquisition

On February 4, 2008, in order to partially finance the New Sponsors Acquisition, Serafina borrowed $4.96 billion under the Bridge Loan Credit Agreements.

We elected to settle the interest payment due May 4, 2008 under the PIK Election Bridge Loan Credit Agreement entirely by increasing the principal amount of the PIK Election Bridge Loan Credit Agreement and, on that date, increased the outstanding principal amount by $48.8 million. We elected to pay interest under the PIK Election Bridge Loan Credit Agreement entirely in PIK interest for the interest period which ended on June 26, 2008.

On June 27, 2008, Intelsat Bermuda repaid in full the Bridge Loan Credit Agreements and issued new senior notes as described in—Debt Refinancings below.

In connection with the New Sponsors Acquisition, our pre-acquisition long-term debt was revalued to fair value as of the effective date of the transaction, resulting in a net decrease of $182.5 million to the carrying value of the debt. This net difference between the fair value and par value of the debt is being amortized as an increase to interest expense over the remaining term of the related debt using the effective interest method.

Credit Facility Amendments

On January 25, 2008, Intelsat Sub Holdco entered into Amendment No. 3 to the Sub Holdco Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Sub Holdco Credit Agreement to, among other things:

(a)	change the applicable margin under the Tranche B Term Loan, revolving credit loan and swingline loan facilities;

(b)	reduce the size of the revolving facility by $50.0 million and add a $50.0 million incremental revolving credit facility provision;

(c)	add language requiring the payment of a prepayment premium for prepayments of term loans prior to February 4, 2010;

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Notes to Consolidated Financial Statements—(Continued)

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Sub Holdco Credit Agreement) of less than or equal to 1.5 to 1.0.

On January 25, 2008, Intelsat Corp entered into Amendment No. 2 to the Intelsat Corp Amended and Restated Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Intelsat Corp Amended and Restated Credit Agreement to, among other things:

(a)	change the applicable margin on term loans, revolving credit loans and swingline loans;

(b)	reduce the size of the revolving facility by $75.0 million and add a $75.0 million incremental revolving credit facility provision;

(c)	require the payment of a prepayment premium for prepayments of term loans prior to February 4, 2011 (with respect to Tranche B-2-A Term Loans) or February 14, 2010 (with respect to Tranche B-2-B Term Loans);

(d)	make certain changes permitting the New Sponsors Acquisition; and

(e)	add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Intelsat Corp Amended and Restated Credit Agreement) of less than or equal to 4.5 to 1.0.

On February 4, 2008, in connection with the New Sponsors Acquisition, Intelsat Corp also executed a Joinder Agreement by and among Intelsat Corp, the several lenders party thereto and certain other parties, to the Intelsat Corp Amended and Restated Credit Agreement pursuant to which it incurred an additional $150.0 million in aggregate principal amount of Tranche B-2 Term Loan.

Debt Transfer, Repayment and Redemptions

On January 15, 2008, we repaid at maturity Intelsat Corp’s $150.0 million 6 3/8% Senior Notes due 2008 using funds borrowed under the revolving credit facility portion of Intelsat Corp’s senior secured credit facilities. On February 4, 2008, Intelsat Corp used the proceeds of its incremental Tranche B-2 Term Loan and cash on hand to repay this $150.0 million revolver borrowing.

Intelsat Bermuda transferred its debt obligations to Intelsat Jackson on February 4, 2008 (see Note 3(a)—Acquisitions—New Sponsors Acquisition) and we subsequently redeemed $1.26 billion in long-term debt and incurred early redemption premiums of $38.5 million as follows:

•	on February 7, 2008, Intelsat Jackson’s $260.0 million of Floating Rate Senior Notes due 2013 were redeemed and an early redemption premium of $18.9 million was incurred;

•	on February 7, 2008, Intelsat Jackson’s $600.0 million of Floating Rate Senior Notes due 2015 were redeemed and an early redemption premium of $12.0 million was incurred; and

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

•	on March 6, 2008, Intelsat, Ltd.’s $400.0 million of 5 1/4% Senior Notes due 2008 were redeemed and an early redemption premium of $7.6 million was incurred.

The premiums incurred were included in the fair value of the associated debt as of the date of the New Sponsors Acquisition.

Change of Control Offers

The New Sponsors Acquisition resulted in a change of control under the indentures governing certain of our outstanding series of notes and Intelsat Jackson’s $1.0 billion Senior Unsecured Credit Agreement dated as of February 2, 2007 (the “Intelsat Jackson Senior Unsecured Credit Agreement”), giving the holders of those notes and loans the right to require us to repurchase such notes and repay such loans at 101% of their principal amount, plus accrued interest to the date of repurchase or repayment. During the second quarter of 2008, the relevant entities completed each such change of control offer, financing the repurchases and repayment through backstop unsecured credit agreement borrowings under the Financing Commitment Letter or with proceeds from offerings of notes and a new unsecured term loan borrowing.

The amount of notes and loans tendered, and the related premium amounts incurred resulting from each such change of control offer, was not known as of the date of completion of the New Sponsors Acquisition. In connection with the allocation of the purchase price of the New Sponsors Acquisition as of January 31, 2008, we estimated the fair value of these obligations based on quoted market prices, which in some cases was different from the repurchase price offered in the required change of control offers of 101% of the principal amount (i.e., the change of control put price). During the successor period ended September 30, 2008, the final tender amounts were determined, and we allocated an additional $65.6 million of the original purchase price to the fair value of the debt outstanding as of January 31, 2008, which increased goodwill by the same amount.

The following principal amounts were tendered and repurchased or repaid in the change of control offers:

•	$281.8 million of Intelsat Jackson’s 11 1/4% Senior Notes due 2016;

•	$695.0 million of Intelsat Jackson’s 9 1/4% Senior Notes due 2016;

•	$804.8 million of loans outstanding under the Intelsat Jackson Senior Unsecured Credit Agreement;

•	$408.1 million of Intermediate Holdco’s $478.7 million aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015;

•	$874.6 million of Intelsat Sub Holdco’s 8 1/4% Senior Notes due 2013;

•	$674.3 million of Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015;

•	$651.6 million of Intelsat Corp’s 9% Senior Notes due 2014; and

•	$575.0 million of Intelsat Corp’s 9% Senior Notes due 2016.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Debt Refinancings

On June 27, 2008, Intelsat Bermuda issued $2.81 billion of Senior Notes due 2017 (the “2017 Bermuda Senior Notes”), and $2.23 billion of Senior PIK Election Notes due 2017 (the “2017 Bermuda PIK Notes”). Proceeds from the issuance of the 2017 Bermuda Senior Notes and the 2017 Bermuda PIK Notes were used to repay in full the $4.96 billion of borrowings under the Bridge Loan Credit Agreements. In accordance with EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments (“EITF 96-19”), the original debt was not deemed to have been extinguished.

On June 27, 2008, Intelsat Sub Holdco repaid $883.3 million of borrowings under a backstop senior unsecured credit agreement due 2013 and $681.0 million of borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of $883.3 million of Senior Notes due 2013, bearing interest at 8 1/2% (guaranteed by certain subsidiaries), and $681.0 million of Senior Notes due 2015, bearing interest at 8 7/8% (guaranteed by certain subsidiaries) (collectively, the “New Sub Holdco Senior Notes”). The initial purchasers of the New Sub Holdco Senior Notes and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders. In accordance with EITF 96-19, the original debt was not deemed to have been extinguished.

On June 27, 2008, Intermediate Holdco repaid borrowings under a backstop senior unsecured credit agreement due 2015 with the proceeds of an offering of 9 1/2% Senior Discount Notes due 2015 (the “New 2015 Senior Discount Notes”). The initial purchasers of the New 2015 Senior Discount Notes and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders. In accordance with EITF 96-19, the original debt was not deemed to have been extinguished.

On July 1, 2008, Intelsat Jackson issued $284.6 million of Senior Notes due 2016, bearing interest at 11 1/2%, and $701.9 million of Senior Notes due 2016 (guaranteed by certain subsidiaries), bearing interest at 9 1/2% (collectively, the “New Jackson Senior Notes”). The proceeds of the New Jackson Senior Notes were used, together with cash on hand, to fund the repurchase of Intelsat Jackson’s 9 1/4% Senior Notes due 2016 and Intelsat Jackson’s 11 1/4% Senior Notes due 2016 tendered in change of control offers. The New Jackson Senior Notes have substantially similar terms to the notes repurchased.

Intelsat Jackson also repaid loans tendered in a change of control offer relating to the Intelsat Jackson Senior Unsecured Credit Agreement with borrowings of $810.9 million under a new senior unsecured credit agreement that was entered into on July 1, 2008 (the “New Intelsat Jackson Senior Unsecured Credit Agreement”), together with cash on hand. Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the Above Bank Rate (“ABR”), which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points.

On July 18, 2008, Intelsat Corp repaid $658.1 million of borrowings under a backstop senior unsecured credit agreement due 2014 and $580.7 million of borrowings under a backstop senior unsecured credit agreement due 2016 with the proceeds of an offering of $658.1 million

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

of Senior Notes due 2014, bearing interest at 9 1/4%, and $580.7 million of Senior Notes due 2016, bearing interest at 9 1/4% (collectively, the “New Intelsat Corp Senior Notes”). The initial purchasers of the New Intelsat Corp Senior Notes and the lenders under the backstop senior unsecured credit agreements were affiliated parties and the repayment was completed without an exchange of cash between us and the lenders. In accordance with EITF 96-19, the original debt was deemed to not have been extinguished.

Recent Debt Transactions

On February 12, 2009, our indirect subsidiary, Intelsat Sub Holdco, purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 (the “2012 Senior Notes”) for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 (the “2013 Senior Notes”) for $254.6 million pursuant to a cash tender offer (the “Tender Offer”). On February 12, 2009, Intelsat Sub Holdco completed an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B, which yielded approximately $348.3 million of proceeds at issuance (the “2009 Sub Holdco Notes Offering”). The net proceeds of the 2009 Sub Holdco Notes Offering, together with cash on hand, were used to fund the Tender Offer, to pay related fees and expenses and for general corporate purposes. The new notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

Description of Indebtedness

(a) Intelsat, Ltd.

Senior Notes due 2013

Intelsat, Ltd. had $700.0 million in aggregate principal amount of 2013 Senior Notes outstanding at December 31, 2008. These notes bear interest at 6 1/2% annually and mature in November 2013.

Interest is payable on the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat, Ltd. may redeem some or all of the 2013 Senior Notes at any time at the redemption prices set forth in the 2013 Senior Notes. Intelsat, Ltd. may also redeem the outstanding 2013 Senior Notes in whole in the event of certain tax changes affecting the senior notes, as set forth in the indenture governing the 2013 Senior Notes. The 2013 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with Intelsat, Ltd.’s other senior unsecured indebtedness.

Senior Notes due 2012

Intelsat, Ltd. had $600.0 million in aggregate principal amount of 2012 Senior Notes outstanding at December 31, 2008. These notes bear interest at 7 5/8% annually and mature in April 2012.

Interest is payable on the 2012 Senior Notes semi-annually on April 15 and October 15 of each year. Intelsat, Ltd. may redeem some or all of the 2012 Senior Notes at any time at the redemption prices set forth in the 2012 Senior Notes. Intelsat, Ltd. may also redeem the outstanding 2012 Senior Notes in whole in the event of certain tax changes affecting the 2012

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Senior Notes, as set forth in the indenture governing the 2012 Senior Notes. The 2012 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with Intelsat, Ltd.’s other senior unsecured indebtedness.

(b) Intelsat Bermuda

Senior Notes due 2017

Intelsat Bermuda had $2.8 billion in aggregate principal amount of 2017 Bermuda Senior Notes at December 31, 2008. These notes bore interest at 7.28% on and prior to August 4, 2008, and bear interest at 11 1/ 4% after August 4, 2008. Interest on the 2017 Bermuda Senior Notes is payable semi-annually on August 15 and February 15, commencing on August 15, 2008. The 2017 Bermuda Senior Notes are senior unsecured obligations of Intelsat Bermuda and rank equally with Intelsat Bermuda’s other senior unsecured indebtedness.

Senior PIK Election Notes due 2017

Intelsat Bermuda had $2.3 billion in aggregate principal amount of 2017 Bermuda PIK Notes at December 31, 2008. Interest on the 2017 Bermuda PIK Notes is payable semi-annually on August 15 and February 15, commencing on August 15, 2008. The 2017 Bermuda PIK Notes are senior unsecured obligations of Intelsat Bermuda and rank equally with Intelsat Bermuda’s other senior unsecured indebtedness.

Intelsat Bermuda may, at its option, elect to pay interest on the 2017 Bermuda PIK Notes (i) entirely in cash, (ii) entirely in PIK interest or (iii) 50% in cash and 50% in PIK interest, through June 15, 2013. After June 15, 2013, interest on the 2017 Bermuda PIK Notes will be payable in cash. Cash interest on the 2017 Bermuda PIK Notes accrued at the rate of 7.53% on and prior to August 4, 2008, and accrues at 11 1/2% after August 4, 2008. If we so elect, the applicable PIK interest rate will be the cash pay interest rate in effect during the period plus 100 basis points. If we elect to pay any PIK interest, we will either increase the principal amount of the outstanding 2017 Bermuda PIK Notes or issue new 2017 Bermuda PIK Notes to holders of the 2017 Bermuda PIK Notes in an amount equal to the amount of PIK interest for the applicable interest payment period.

We have elected to pay interest on the 2017 Bermuda PIK Notes entirely in PIK interest through August 14, 2009.

(c) Intelsat Jackson

11 1/4% Senior Notes due 2016 and 11 1/2% Senior Notes due 2016

Intelsat Jackson had $1.0 billion in aggregate principal amount of its 11 1/4% Senior Notes due 2016 (the “2016 Notes”) and $284.6 million in aggregate principal amount of its 11 1/2% Senior Notes due 2016 (the “New 2016 Notes”) outstanding at December 31, 2008. The 2016 Notes and the New 2016 Notes are guaranteed by Intelsat, Ltd.

Interest is payable on both the 2016 Notes and the New 2016 Notes (collectively, the “Intelsat Jackson Senior Notes”) semi-annually on June 15 and December 15. Intelsat Jackson may redeem some or all of the Intelsat Jackson Senior Notes at any time prior to June 15, 2011

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes. Intelsat Jackson may also redeem up to 35% of the outstanding Intelsat Jackson Senior Notes, as applicable, before June 15, 2009, with the proceeds of certain equity offerings and capital contributions subject to limitations and at redemption prices set forth in the Intelsat Jackson Senior Notes.

The Intelsat Jackson Senior Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

9 1/4% Senior Notes due 2016 and 9 1/2% Senior Notes due 2016

Intelsat Jackson had $55.0 million in aggregate principal amount of its 9 1/4% Senior Notes due 2016 (the “2016 Guaranteed Notes”) and $701.9 million in aggregate principal amount of its 9 1/2% Senior Notes due 2016 (the “New 2016 Guaranteed Notes”) outstanding at December 31, 2008. The 2016 Guaranteed Notes and the New 2016 Guaranteed Notes are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and certain of its subsidiaries.

Interest is payable on both the 2016 Guaranteed Notes and the New 2016 Guaranteed Notes (collectively, the “Intelsat Jackson Guaranteed Notes”) semi-annually on June 15 and December 15. Intelsat Jackson may redeem some or all of the Intelsat Jackson Guaranteed Notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Jackson may redeem some or all of the respective notes at the applicable redemption prices set forth in the respective notes. Intelsat Jackson may also redeem up to 35% of the outstanding Intelsat Jackson Guaranteed Notes, as applicable, before June 15, 2009, with the proceeds of certain equity offerings and capital contributions subject to limitations and at redemption prices set forth in the 2016 Intelsat Jackson Guaranteed Notes.

The Intelsat Jackson Guaranteed Notes are senior unsecured obligations of Intelsat Jackson and rank equally with Intelsat Jackson’s other senior unsecured indebtedness.

Intelsat Jackson Senior Unsecured Credit Agreement

Intelsat Jackson has a senior unsecured credit facility consisting of a senior unsecured term loan facility due 2014 with $195.2 million outstanding at December 31, 2008. As discussed above, pursuant to the Intelsat Bermuda Transfer, the Intelsat Jackson Senior Unsecured Credit Agreement was transferred to Intelsat Jackson, and Intelsat Bermuda executed a supplemental agreement pursuant to which it became a guarantor of the Intelsat Jackson Senior Unsecured Credit Agreement.

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 250 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1.00% and (b) the rate of interest in effect for such day as its prime rate, plus 150 basis points. At December 31, 2008, the interest rate on the Intelsat Jackson Unsecured Credit Agreement was 7.725%.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are prepayable at any time without premium or penalty. With respect to a change in control or asset sales, the Intelsat Jackson Unsecured Credit Agreement contains substantially the same prepayment provisions as the 2016 Guaranteed Notes (as defined above).

Borrowings under the Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2016 Guaranteed Notes.

New Intelsat Jackson Senior Unsecured Credit Agreement

On July 1, 2008, Intelsat Jackson entered into the New Intelsat Jackson Senior Unsecured Credit Agreement, consisting of a senior unsecured term loan facility due 2014 with $810.9 million outstanding at December 31, 2008.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement bear interest at either (i) LIBOR plus 300 basis points or (ii) the ABR, which is the rate for any day equal to the higher of (a) the Federal Funds Rate plus 50 basis points or (b) the prime rate, plus 200 basis points. With respect to a change in control or asset sales, the New Intelsat Jackson Senior Unsecured Credit Agreement contains substantially the same prepayment provisions as the Intelsat Jackson Senior Unsecured Credit Agreement.

Borrowings under the New Intelsat Jackson Senior Unsecured Credit Agreement are guaranteed by Intelsat, Ltd., Intelsat Bermuda, Intelsat Sub Holdco and all of Intelsat Sub Holdco’s subsidiaries that guarantee the 2016 Guaranteed Notes.

Note Payable to Parent Company

On July 1, 2008, Intelsat Jackson entered into a loan agreement with Intelsat Holdings and received proceeds in the amount of $34.0 million. The proceeds were used to fund a portion of change of control offers and refinancing activities during the third quarter of 2008. Borrowings under the note payable bear an interest rate equal to the three-month LIBOR plus 725 basis points.

(d) Intermediate Holdco

Senior Discount Notes due 2015

Intermediate Holdco has $4.5 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015 (the “2015 Discount Notes”) outstanding at December 31, 2008.

Until February 1, 2010, interest will accrue on the 2015 Discount Notes at the rate of 9 1/4% per annum in the form of an increase in the accreted value (representing amortization of original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the 2015 Discount Notes semi-annually on February 1 and August 1, beginning on August 1, 2010.

The 2015 Discount Notes are senior unsecured obligations of Intermediate Holdco and Intelsat, Ltd. and rank equally with the other senior unsecured indebtedness of Intermediate

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Holdco and Intelsat, Ltd. Borrowings under the 2015 Discount Notes are guaranteed by Intelsat Bermuda and Intelsat Jackson.

New Senior Discount Notes due 2015

On June 27, 2008, Intermediate Holdco issued $481.0 million in aggregate principal amount at maturity of the New 2015 Senior Discount Notes, in a private placement.

Until February 1, 2010, interest will accrue on the New 2015 Senior Discount Notes at the rate of 9 1/2% per annum in the form of an increase in the accreted value (representing amortization of original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the New 2015 Discount Notes semi-annually on February 1 and August 1, beginning on August 1, 2010.

Intermediate Holdco may redeem some or all of the New 2015 Senior Discount Notes at any time prior to February 1, 2010 at a price equal to 100% of the accreted value of the New 2015 Senior Discount Notes plus the make-whole premium described in the New 2015 Senior Discount Notes. On and after February 1, 2010, Intermediate Holdco may redeem some or all of the New 2015 Senior Discount Notes at any time at the redemption prices set forth in the New 2015 Senior Discount Notes.

The New 2015 Senior Discount Notes are senior unsecured obligations of Intermediate Holdco and Intelsat, Ltd. and rank equally with the other senior unsecured indebtedness of Intermediate Holdco and Intelsat, Ltd. Borrowings under the New 2015 Senior Discount Notes are guaranteed by Intelsat Bermuda and Intelsat Jackson.

(e) Intelsat Sub Holdco

Senior Notes due 2013 and Senior Notes due 2015

Intelsat Sub Holdco has $0.4 million in aggregate principal amount of its 8 1 /4% Senior Notes due 2013 and $0.4 million in aggregate principal amount of its 8 5/8% Senior Notes due 2015, (collectively, the “2005 Fixed Rate Notes”) outstanding at December 31, 2008.

Interest is payable on the 2005 Fixed Rate Notes semi-annually on January 15 and July 15.

The 2005 Fixed Rate Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The 2005 Fixed Rate Notes are guaranteed by Intelsat Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

8 1/2% Senior Notes due 2013 and 8 7/8% Senior Notes due 2015

On June 27, 2008, Intelsat Sub Holdco issued $883.3 million of Senior Notes due 2013, bearing interest at 8 1/2% (guaranteed by certain subsidiaries), and $681.0 million of Senior Notes due 2015, bearing interest at 8 7/8% (guaranteed by certain subsidiaries).

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Interest is payable on the New Sub Holdco Senior Notes semi-annually on January 15 and July 15. Intelsat Sub Holdco may redeem some or all of the 8 7/8% Senior Notes due 2015 at any time prior to January 15, 2010, at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes. Thereafter, Intelsat Sub Holdco may redeem some or all of the New Sub Holdco Senior Notes at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the respective notes.

The New Sub Holdco Senior Notes are senior unsecured obligations of Intelsat Sub Holdco and rank equally with Intelsat Sub Holdco’s other senior unsecured indebtedness. The New Sub Holdco Senior Notes are guaranteed by Intelsat Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco and certain subsidiaries of Intelsat Sub Holdco.

Senior Secured Credit Facilities

On January 25, 2008, Intelsat Sub Holdco entered into Amendment No. 2 to the Sub Holdco Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition and amended and modified the Sub Holdco Credit Agreement.

The senior secured credit facilities as amended consist of:

•	a $344.8 million senior secured term loan facility with a seven-year maturity;

•	a $250.0 million senior secured revolving credit facility with a six-year maturity; and

•	a $50.0 million incremental revolving credit facility provision.

The revolving credit facility is available on a revolving basis and terminates on July 3, 2012. $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, $35.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans will reduce availability under the revolving credit facility on a dollar for dollar basis.

Following an amendment on January 25, 2008, interest rates for the term loan portion of the Sub Holdco Credit Agreement range, at the option of Intelsat Sub Holdco, (i) from the LIBOR rate plus 1.75% to the LIBOR rate plus 2.00%, or (ii) the ABR, which is the rate for any day (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the greater of (a) the prime rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, as defined in the Sub Holdco Credit Agreement, plus 0.75%, to the ABR plus 1.00%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Sub Holdco Credit Agreement range, at the option of Intelsat Sub Holdco, (i) from LIBOR plus 2.00% to LIBOR plus 2.50% or (ii) the ABR plus 1.00% to the ABR plus 1.50%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in the Sub Holdco Credit Agreement, as amended.

Intelsat Sub Holdco is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Obligations under the Sub Holdco Credit Agreement are guaranteed by certain of Intelsat Sub Holdco’s subsidiaries, as well as by Intelsat Bermuda, Intelsat Jackson and Intermediate Holdco, and secured by a perfected first priority security

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

interest to the extent legally permissible in substantially all of the tangible and intangible assets of the borrower and guarantors, with certain agreed exceptions.

No amounts were outstanding under the revolving credit facility as of December 31, 2008; however, $12.5 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $237.5 million at such date. Under the terms of the credit agreements governing both Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated senior credit facilities, the ability of each company to borrow under its respective revolving credit facility is subject to compliance by each company’s indirect parent, Intelsat, Ltd., under a senior secured debt covenant included in the indenture governing Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012 and the 6 1/2% Senior Notes due 2013. As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility, and Intelsat Corp may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility.

The credit agreements governing the senior secured credit facilities and the indentures governing the outstanding notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us. The senior secured credit facilities also include a financial covenant that requires the borrower not to exceed a maximum senior secured leverage ratio, as amended in January 28, 2008 to add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Sub Holdco Credit Agreement) of less than or equal to 1.5 to 1.0. In addition, the senior secured credit facilities require that the borrower use a portion of the proceeds of certain asset sales, in excess of specified amounts, that are not reinvested in the business, to repay indebtedness under such facilities. The credit agreements governing the senior secured credit facilities and the indentures governing the outstanding notes also include covenants (subject to a number of qualifications) restricting, among other things, our ability and certain of our subsidiaries’ ability to pay dividends, or make redemptions, repurchases or distributions with respect to capital stock; make certain loans or investments; engage in mergers, acquisitions, asset sales and sale and lease-back transactions; and engage in transactions with affiliates.

(f) Intelsat Corp

Senior Secured Credit Facilities

On January 25, 2008, Intelsat Corp entered into Amendment No. 2 to the Intelsat Corp Amended and Restated Credit Agreement, which became effective upon the consummation of the New Sponsors Acquisition. On February 4, 2008, in connection with the New Sponsors Acquisition, Intelsat Corp also executed a Joinder Agreement by and among Intelsat Corp, the several lenders party thereto and certain other parties, to the Intelsat Corp Amended and Restated Credit Agreement pursuant to which it incurred an additional $150.0 million in aggregate principal amount of Tranche B-2 Term Loan.

Intelsat Corporation’s senior secured credit facilities consist of:

•	a $355.9 million senior secured Term Loan A-3 Facility with a six-year maturity;

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

•	a $1,785.1 million senior secured Term Loan B-2 Facility with a seven and one half-year maturity;

•	a $175.0 million senior secured revolving credit facility with a six-year maturity; and

•	a $75.0 million incremental revolving credit facility provision.

The revolving credit facility is available on a revolving basis and terminates on July 3, 2012. $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, a portion of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans will reduce availability under the revolving credit facility on a dollar for dollar basis. Following the amendment on January 25, 2008, interest rates for the term loan portion of the Intelsat Corp Amended and Restated Credit Agreement range, at the option of Intelsat Corp, (i) from LIBOR plus 1.75% to LIBOR plus 2.50% or (ii) the ABR plus 0.75% to the ABR plus 1.50%, depending on certain financial measures. Interest rates for the revolving credit facility portion of the Intelsat Corp Amended and Restated Credit Agreement range, at the option of Intelsat Corp, (i) from LIBOR plus 2.50% to LIBOR plus 2.875% or (ii) the ABR plus 1.50% to the ABR plus 1.875%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in the Intelsat Corp Amended and Restated Credit Agreement, as amended. At December 31, 2008, the interest rates for both the Term Loan A-3 facility and the Term Loan B-2 facility were 7.225%.

Intelsat Corp is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, at a rate per annum of 0.375%. Certain of the collateral pledged to secure Intelsat Corp’s obligations under its senior secured credit facilities is shared with the holders of Intelsat Corp’s $125.0 million 6 7/8% Senior Secured Debentures due 2028.

No amounts were outstanding under the revolving credit facility as of December 31, 2008; however, $2.1 million in letters of credit were issued and outstanding under the facility. The borrowing availability under the revolving credit facility was $172.9 million at December 31, 2008. Under the terms of the credit agreements governing both Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated senior credit facilities, the ability of each company to borrow under its respective revolving credit facility is subject to compliance by each company’s indirect parent, Intelsat Ltd., under a senior secured debt covenant included in the indenture governing Intelsat Ltd.’s outstanding senior notes. As a result, under certain circumstances, Intelsat Corp may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility.

The credit agreements governing the senior secured credit facilities and the indentures governing the outstanding notes contain a number of restrictive covenants that impose significant operating and financial restrictions on the Company. The senior secured credit facilities also include a financial covenant that requires the borrower not to exceed a maximum senior secured leverage ratio as amended a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio (as defined in the Intelsat Corp Amended and Restated Credit Agreement) of less than or equal to 4.5 to 1.0. In addition, the senior secured credit facilities require that the borrower use a portion of the proceeds of certain asset sales, in excess of specified amounts, that are not reinvested in the

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

business, to repay indebtedness under such facilities. The credit agreements governing the senior secured credit facilities and the indentures governing the outstanding notes also include covenants (subject to a number of qualifications) restricting, among other things, our ability and certain of our subsidiaries’ ability to pay dividends, or make redemptions, repurchases or distributions with respect to capital stock; make certain loans or investments; engage in mergers, acquisitions, asset sales and sale and lease-back transactions; and engage in transactions with affiliates.

9% Senior Notes due 2014 and 9 1/4% Senior Notes due 2014

Intelsat Corp had $1.0 million in aggregate principal amount of its 9% Senior Notes due 2014 (the “Intelsat Corp 2014 Senior Notes”) and $658.1 million in aggregate principal amount of its 9 1/4% Senior Notes due 2014, (the “New Intelsat Corp 2014 Senior Notes”) outstanding at December 31, 2008.

Interest on these notes is payable semi-annually on February 15 and August 15 of each year. Prior to August 15, 2009, Intelsat Corp has the option to redeem all or a portion of the Intelsat Corp 2014 Senior Notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. Intelsat Corp may also redeem these notes as well as the New Intelsat Corp 2014 Notes on or after August 15, 2009 at par plus accrued interest plus a premium equal to 4 1/2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. If Intelsat Corp makes certain asset sales, Intelsat Corp may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest (as defined in the Intelsat Corp 2014 Senior Notes), if any.

Both the Intelsat Corp 2014 Senior Notes and the New Intelsat Corp 2014 Senior Notes are senior unsecured obligations of Intelsat Corp and rank equally with Intelsat Corp’s other senior unsecured indebtedness.

9 1/4% Senior Notes due 2016

Intelsat Corp had $580.7 million of its 9 1/4% Senior Notes due 2016, (the “Intelsat Corp 2016 Senior Notes”) outstanding at December 31, 2008.

Interest on these notes is payable semi-annually on June 15 and December 15 of each year. Intelsat Corp may has the option to redeem all or a portion of these notes on or after June 15, 2011 at par plus accrued interest plus a premium equal to 4 1/ 2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. If Intelsat Corp makes certain asset sales, it may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any.

The Intelsat Corp 2016 Senior Notes are senior unsecured obligations of Intelsat Corp and rank equally with Intelsat Corp’s other senior unsecured indebtedness.

6 7/8% Senior Secured Debentures due 2028

The 6 7/8% Senior Secured Debentures due 2028, (the “Intelsat Corp Senior Debentures”) were issued pursuant to an indenture, dated January 16, 1998. The Intelsat Corp Senior

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Debentures are limited to $125.0 million aggregate principal amount, all of which is presently outstanding. The indenture governing these securities contains limitations on Intelsat Corp’s ability to incur liens and enter into sale and lease-back transactions. These debentures are secured equally and ratably with respect to certain pledged collateral under Intelsat Corp’s senior secured credit facilities.

Note 11    Derivative Instruments and Hedging Activities

Interest Rate Swaps

We are subject to interest rate risk primarily associated with our variable rate borrowings. Interest rate risk is the risk that changes in interest rates could adversely affect earnings and cash flows. Specific interest rate risk includes: the risk of increasing interest rates on short-term debt; the risk of increasing interest rates for planned new fixed long-term financings; and the risk of increasing interest rates for planned refinancing using long-term fixed rate debt. In order to mitigate this risk, we have entered into interest rate swap agreements to reduce the impact of interest rate movements on future interest expense by converting substantially all of our floating-rate debt to a fixed rate.

As of December 31, 2008, we held interest rate swaps with an aggregate notional amount of $3.0 billion with maturities ranging from 2010 to 2013. These swaps were entered into as described below to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities, but have not been designated as hedges for accounting purposes. On a quarterly basis, we receive a floating rate of interest equal to the three-month LIBOR and pay a fixed rate of interest that is subject to scheduled rate increases.

In February 2008, we entered into five-year interest rate swaps with an effective date of March 14, 2008 to hedge interest expense on an aggregate notional amount of $2.35 billion expected to mature on March 14, 2013. In addition, certain of these swaps contain options covering a notional amount of $717.0 million that would effectively permit us to terminate the underlying swaps on March 14, 2011, prior to the stated maturity of March 14, 2013. If we exercise the options, the cash flows (excluding accrued and unpaid interest) for the underlying swap and those from the options are expected to offset one another.

Our indirect subsidiary, Intelsat Corp, entered into a five-year interest rate swap on March 14, 2005 to hedge interest expense on a notional amount of $1.25 billion of debt. On March 14, 2008, under the original terms of the swap agreement, the notional amount was reduced to $625.0 million, at which level it will remain until expiration on March 14, 2010.

The counterparties to such agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swaps, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparties.

All of these interest rate swaps were undesignated as of December 31, 2008. The swaps have been marked-to-market with any change in fair value recorded within loss on undesignated interest rate swaps in our consolidated statements of operations.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2007 and 2008, $14.2 million and $159.1 million was included in other long-term liabilities within our consolidated balance sheets related to the interest rate swaps. On the interest rate reset date of December 15, 2008, the interest rate which the counterparties utilized to compute interest due to us was determined to be 1.99625%.

Note 12    Income Taxes

The provision for (benefit from) income taxes consisted of the following (in thousands):

	Predecessor Entity			Successor Entity
	Year Ended December 31, 2006	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008
Current	$44,249	$52,916	$23,159	$41,026
Deferred	(25,399)	(37,959)	(33,635)	(150,587)

Total provision for (benefit from) income taxes	$18,850	$14,957	$(10,476)	$(109,561)

Because Bermuda does not currently impose an income tax, our statutory tax rate is zero. The difference between tax expense (benefit) reported in the consolidated statements of operations and tax computed at statutory rates is attributable to the provision for foreign taxes, which were principally in the United States and United Kingdom, as well as withholding taxes on revenue earned in many of our foreign markets.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

The components of the net deferred tax liability were as follows (in thousands):

	Predecessor Entity	Successor Entity
	As of December 31, 2007	As of December 31, 2008
Deferred tax assets:
Accruals and advances	$50,208	$5,642
Performance incentives	42,635	44,707
Sales-type leases	30,532	26,119
Customer deposits	35,387	44,056
Debt issuance costs	21,798	13,624
Bad debt reserve	9,040	5,945
Accrued retirement benefits	27,813	94,811
Interest rate swaps	1,096	32,930
Net operating loss carryforward	124,121	17,814
Alternative minimum tax credit carryforward	17,951	18,079
Other	10,739	10,841

Total deferred tax assets	371,320	314,568

Deferred tax liabilities:
Satellites and other property and equipment	(220,362)	(269,258)
Amortizable intangible assets	(96,381)	(203,587)
Non-amortizable intangible assets	(402,913)	(283,992)
Launch options	(1,259)	(23,817)
Other	(9,331)	(10,114)

Total deferred tax liabilities	(730,246)	(790,768)

Valuation allowance	(707)	(850)

Total net deferred tax liabilities	$(359,633)	$(477,050)

As of December 31, 2007, we had income taxes payable, excluding tax contingencies, of $1.0 million. As of December 31, 2007 and 2008, we provided $0.7 million and $0.9 million of valuation allowances against the deferred tax assets of certain subsidiaries. Other than this valuation allowance, we believe it is more likely than not that we will fully utilize our deferred tax assets against reversing future taxable temporary differences and against the future taxable income earned by our subsidiaries in taxable jurisdictions. We have significant operations in taxable jurisdictions, principally the U.S. and U.K. Certain of the operations of these subsidiaries are controlled by various intercompany agreements which provide these subsidiaries with predictable operating profits. Other subsidiaries, principally those included in the Intelsat Corp group of companies, are subject to the risks of our overall business conditions which make their earnings less predictable. As of December 31, 2007 and 2008, the consolidated balance sheet includes a deferred tax asset in the amount of $124.1 million and $17.8 million, respectively, attributable to the future benefit from the utilization of certain net operating loss carryforwards and $18.0 million and $18.1 million of deferred tax assets, respectively, attributable to the future benefit from the utilization of alternative minimum tax credit carryforwards. As of December 31, 2008, we had tax effected U.S. federal, state and foreign tax net operating loss carryforwards of $16.3 million expiring between 2015 to 2028 and tax effected net operating loss carryforwards of $1.5 million having no expiration. Our alternative minimum tax credit carryforward was $18.1 million, which may be carried forward indefinitely.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

During the second quarter of 2008, we revised our estimate of the benefit we may claim for our 2005 tax year under the extraterritorial income tax exclusion. The change in management’s estimate resulted in an additional tax return benefit of approximately $16.2 million, the effect of which was recorded as a reduction to goodwill.

The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

	Predecessor Entity	Successor Entity
	2007	2008
Balance at January 1	$83,045	$62,537
Increases related to current year tax positions	2,954	16,823
Increases related to prior year tax positions	13,004	20,005
Expiration of statute of limitations for the assessment of taxes	—	(7,518)
Decreases relate to prior year tax positions	(31,514)	(4,544)
Decreases related to the settlement of tax positions	(4,952)	(495)

Balance at December 31	$62,537	$86,808

As of December 31, 2007 and 2008, we had recorded reserves for interest and penalties of $6.0 million and $6.6 million, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits as income tax expense.

It is reasonably possible that an audit related to our U.K. operations will be completed within the next twelve months which could result in a decrease in the balance of unrecognized tax benefits. In addition, we believe it is reasonably possible that we will recognize a decrease in unrecognized tax benefits related to the expiration of certain statutes of limitations. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows.

We operate in various taxable jurisdictions throughout the world and our tax returns are subject to audit and review from time to time. We consider the United Kingdom and United States to be our significant tax jurisdictions. Our U.S. and U.K. subsidiaries are subject to federal, state and local income tax examination for periods after July 18, 2001.

The income tax returns for two of our U.K. indirect subsidiaries are currently under examination by the U.K. tax authorities: Intelsat Global Sales & Marketing Ltd. for the years ended December 31, 2001, 2002, 2003 and 2004 and PanAmSat Europe Ltd. for the year ended December 31, 2003. As a result of our operating structure, we and our affiliates have entered into various intercompany agreements which have been, at least in part, the focus of the tax authorities in both the U.S. and the U.K. During the second quarter of 2008, we had multiple discussions with the U.K. revenue authorities regarding our outstanding audit issues. While the ultimate outcome of such examinations cannot be predicted, substantial progress was made towards resolving some of the outstanding issues. As a result, management has reduced its estimate of the U.K. unrecognized tax benefits by $6.3 million, of which $5.1 million was recorded as a reduction to goodwill.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

During the third quarter of 2008, the U.S. Internal Revenue Service began its audit of Intelsat Corp for the years ended December 31, 2005 and 2006. At this point in time, it is too early to anticipate both the length of the audit and the probability of any adjustments.

Tax Contingency

Prior to August 20, 2004, our subsidiary, Intelsat Corp, joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. In April 2004, Intelsat Corp entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among Intelsat Corp and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify Intelsat Corp for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from Intelsat Corp regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation and The DIRECTV Group, except those income taxes Intelsat Corp is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify Intelsat Corp for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, Intelsat Corp’s tax exposure after indemnification related to these periods is capped at $15.0 million, of which $4.0 million has been paid to date. The tax separation agreement with The DIRECTV Group is effective from August 20, 2004 until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates. As of December 31, 2007 and 2008, we recorded tax indemnification receivables of $6.8 million and $5.9 million, respectively.

In December 2007, we received a notice of assessment from the income tax officer, New Delhi, for the tax year ended March 31, 2005 (assessment year 2005/2006). The assessment was for approximately $0.5 million. We paid the assessment on January 8, 2008. We and The DIRECTV Group agreed that the indemnity receivable associated with this assessment is $0.2 million.

On October 25, 2007, Intelsat Corp was notified by The DIRECTV Group that the Internal Revenue Service had begun a federal income tax return audit for the period beginning December 23, 2003 and ending December 31, 2005. As mentioned above, under the terms of Intelsat Corp’s tax separation agreement with The DIRECTV Group, certain federal income taxes are fully indemnified by The DIRECTV Group for periods through August 20, 2004.

Note 13    Restructuring and Transaction Costs

Our restructuring and transaction costs include our historical facilities restructuring plans and management-approved restructuring plans to consolidate and integrate the management and operations of Intelsat and PanAmSat Holdco subsequent to consummation of the PanAmSat Acquisition Transactions as well as transaction-related expenses incurred in connection with the New Sponsors Acquisition (See Note 3(a)—Acquisitions—New Sponsors Acquisition).

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

(a) Facilities Restructuring Plans

The facilities restructuring plan approved subsequent to the consummation of the PanAmSat Acquisition Transactions included the closure of PanAmSat Holdco’s former corporate headquarters in Wilton, Connecticut, as well as two other locations in the United States. These costs relate primarily to payments due on existing lease obligations that are expected to be incurred and paid through 2011. PanAmSat Holdco also had recorded liabilities in connection with its 2002 approval of a plan to restructure several of its United States locations and close certain facilities, some of which are currently being leased through 2011. Additionally, in an effort to further streamline operations, during 2004, PanAmSat Holdco consolidated its Manhattan Beach, El Segundo and Long Beach, California facilities. The facilities restructuring liability was $6.4 million and $5.5 million as of December 31, 2007 and 2008, respectively, the current portion of which is included in accounts payable and accrued liabilities, with the remainder in other long-term liabilities in our consolidated balance sheets. During the quarter ended June 30, 2008, we revised the fair value of the recorded liability by $0.6 million as a result of additional information primarily related to our Wilton, Connecticut office, which was closed during 2007. In addition, during the quarter ended December 31, 2008, we recognized additional restructuring costs of $1.9 million due to the loss of a sub-lease tenant at our Wilton, Connecticut office. We expect to pay $2.2 million within the next 12 months in connection with the facilities restructuring plan.

(b) Workforce Restructuring Plan

As part of the consolidation and integration associated with the PanAmSat Acquisition Transactions, we approved a workforce restructuring plan. This plan provided for the relocation and/or severance of employees due to planned facility closures. This workforce reduction covered approximately 400 employees. Approximately $26.4 million and $9.3 million of operating expenses were recorded in the consolidated statements of operations in relation to these plans during the years ended December 31, 2006 and 2007, respectively. There were no operating expenses recorded in relation to this plan for the predecessor period January 1, 2008 to January 31, 2008 or the successor period February 1, 2008 to December 31, 2008. These costs included employee compensation, benefits, outplacement services, legal services and relocation. A workforce restructuring liability of $6.7 million and $0.4 million as of December 31, 2007 and 2008, respectively, was included in employee related liabilities in our consolidated balance sheets and the remaining liability at December 31, 2008 is expected to be paid in 2009.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the recorded accruals, which are included in accounts payable and accrued liabilities, employee related liabilities, and other long-term liabilities in the accompanying consolidated balance sheets, and activity related to the facilities restructuring and workforce restructuring (in millions):

	Facilities Restructuring Plan	Workforce Restructuring Plan	Total
Predecessor entity
Balance at December 31, 2005	$—	$—	$—
Restructuring charges	0.1	26.4	26.5
Assumed liabilities	9.4	19.6	29.0
Net cash payments	(0.7)	(17.9)	(18.6)
Other adjustments	—	(9.4)	(9.4)

Balance at December 31, 2006	8.8	18.7	27.5
Restructuring charges	—	9.3	9.3
Net cash payments	(2.9)	(21.3)	(24.2)
Other adjustments	0.5	—	0.5

Balance at December 31, 2007	6.4	6.7	13.1
Net cash payments	(0.1)	(3.1)	(3.2)

Balance at January 31, 2008	6.3	3.6	9.9

Fair value adjustments	$(0.6)	$—	$(0.6)

Successor entity
Balance at February 1, 2008	$5.7	$3.6	$9.3
Restructuring charges	1.9	—	1.9
Net cash payments	(2.1)	(3.2)	(5.3)

Balance at December 31, 2008	$5.5	$0.4	$5.9

No additional charges related to the facilities restructuring plan or the workforce restructuring plan are expected to be incurred.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Note 14    Contractual Commitments

In the further development and operation of our commercial global communications satellite system, significant additional expenditures are anticipated. In connection with these and other expenditures, we have assumed a significant amount of long-term debt, as described in Note 10—Long-Term Debt. In addition to these debt and related interest obligations, we have expenditures represented by other contractual commitments. The additional expenditures as of December 31, 2008 and the expected year of payment are as follows:

	Satellite Construction and Launch Obligations(1)	Satellite Performance Incentive Obligations	Horizons Contribution Obligations(2)	Capital Leases	Operating Leases		Customer and Vendor Contracts	Total
2009	$361,176	$38,526	$14,886	$1,925	$4,647		$97,397	$518,557
2010	126,053	25,728	14,567	196	4,226		28,609	199,379
2011	43,791	21,871	14,181	—	4,432		17,027	101,302
2012	4,236	21,530	13,740	—	125		13,494	53,125
2013	4,236	20,499	13,236	—	(1,157	)(3)	11,420	48,234
2014 and thereafter	42,076	89,687	12,665	—	116,852		566	261,846

Total contractual commitments	$581,568	$217,841	$83,275	$2,121	$129,125		$168,513	$1,182,443

(1)	Amounts include estimated payments to be made on performance incentive obligations related to our IS-14 and IS-17 satellites which are currently under construction.
(2)	See Note 8—Investments.
(3)	In 2013, the total of our rental income on our owned Washington, D.C. building (see (c) Operating Leases) and our sublease income on leased facilities will exceed our operating lease commitments.

(a) Satellite Construction and Launch Obligations

As of December 31, 2008, we had approximately $581.6 million of expenditures remaining under our existing satellite construction and launch contracts. In the first quarter of 2009, we entered into an additional $75 million satellite launch contract. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2008, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

The satellite construction contracts typically require that we make progress payments during the period of the satellite’s construction. The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit the progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be entitled to recover any payments we made under the contracts and certain liquidated damages as specified in the contracts.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

(b) Satellite Performance Incentive Obligations

Satellite construction contracts also typically require that we make orbital incentive payments (plus interest as defined in each agreement with the satellite manufacturer) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2007 and 2008, we had $149.3 million and $155.2 million, respectively, recorded in relation to satellite performance incentive obligations, excluding future interest payments but including performance payments that were part of the aggregate purchase price of our IS-12 satellite, which PanAmSat acquired in 2005.

(c) Operating Leases

We have commitments for operating leases primarily relating to equipment and office facilities. These leases contain escalation provisions for increases. As of December 31, 2008, the total obligation related to operating leases, net of $23.3 million aggregate sublease income on leased facilities and rental income, was $129.1 million. We lease space in our Washington, D.C. building, which we own, to various tenants. As of December 31, 2008, the minimum rental income anticipated with respect to this building is $16.3 million, of which $13.9 million is expected to be received during the next five years. Rental income and sublease income are included in other income (expense), net in the accompanying consolidated statements of operations.

Total rent expense for the years ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008 was $8.7 million, $8.5 million, $0.6 million and $8.2 million, respectively.

(d) Customer and Vendor Contracts

We have contracts with certain customers which require us to provide equipment, services and other support during the term of the related contracts. We also have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2008, we had commitments under these customer and vendor contracts which totaled approximately $168.5 million related to the provision of equipment, services and other support.

Note 15    Contingencies

(a) Insurance

As of December 31, 2008, the majority of our satellites were uninsured. Of the insured satellites, one was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure (“Significant Exclusion Policies”). The Significant Exclusion Policies reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/Horizons-1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have XIPS available as its primary propulsion system. It also has a bi-propellent fuel system currently in use, with sufficient bi-propellant fuel to maintain station-kept orbit until approximately 2016.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

An uninsured failure of one or more satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies would increase our costs, thereby reducing income from operations by the amount of such increased premiums.

(b) Litigation and Claims

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

(c) MFC and LCO Protections

Most of the customer service commitments entered into prior to our privatization were transferred to us pursuant to novation agreements. Certain of these agreements contain provisions, including provisions for most favored customer (“MFC”) and lifeline connectivity obligation (“LCO”) protections, which constrain our ability to price services in some circumstances. MFC protection expired on July 18, 2006. Our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of December 31, 2008, we had approximately $170.7 million of backlog covered by LCO contracts and to date have not been required to reduce prices for our LCO-protected service commitments. There can be no assurance that we will not be required to reduce prices in the future under our LCO commitments.

(d) Launch Termination Fees

In October 2004, we entered into an agreement with Lockheed Martin Commercial Launch Services for the launch of an unspecified future satellite. This agreement provides that we may terminate at our option, subject to the payment of a termination fee that is the greater of (a) 50% of the launch service price and accommodation fee paid or due as of the effective date of the termination or (b) $30.0 million. On July 3, 2007, we provided authorization to proceed to Lockheed Martin Commercial Launch Services for a launch vehicle that we plan to utilize for the launch of the IS-14 satellite. The termination provisions above remain applicable if we were to terminate the launch vehicle order.

(e) Other

Boeing Satellite Systems, Inc. has security interests in certain transponders on the IS-2, IS-3R, IS-4 and IS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

Note 16    Business and Geographic Segment Information

We operate in a single industry segment, in which we provide satellite services to our communications customers around the world. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States.

The geographic distribution of our revenue was as follows:

	Predecessor Entity			Successor Entity
	Year Ended December 31, 2006	Year Ended December 31, 2007	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008
North America	46%	48%	48%	46%
Europe	18%	15%	16%	17%
Africa and Middle East	18%	17%	18%	17%
Latin America and Caribbean	10%	12%	11%	12%
Asia Pacific	8%	8%	7%	8%

Approximately 5%, 6%, 7% and 5% of our revenue was derived from our largest customer during the predecessor periods ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, respectively. The ten largest customers accounted for approximately 22%, 23%, 23% and 20% of our revenue for the years ended December 31, 2006 and 2007, the predecessor period January 1, 2008 to January 31, 2008 and the successor period February 1, 2008 to December 31, 2008, respectively.

Our revenues were derived from the following services:

	Predecessor Entity						Successor Entity
	Year Ended December 31, 2006		Year Ended December 31, 2007		Period January 1, 2008 to January 31, 2008		Period February 1, 2008 to December 31, 2008
	(in thousands, except percentages)
Transponder services	$1,210,589	73%	$1,654,321	76%	$146,344	77%	$1,648,899	76%
Managed services	173,377	10%	264,038	12%	23,847	12%	278,725	13%
Channel	204,140	12%	163,488	7%	12,525	7%	132,168	6%
Mobile satellite services and other	74,560	5%	101,232	5%	7,545	4%	114,848	5%

Total	$1,662,666	100%	$2,183,079	100%	$190,261	100%	$2,174,640	100%

Note 17    Related Party Transactions

(a) Shareholders Agreement

The shareholders of Intelsat Holdings, including recipients of restricted share awards of Intelsat Holdings, entered into a shareholders agreement on January 28, 2005. The shareholders agreement and the bye-laws of Intelsat Holdings provided, among other things, for the governance of Intelsat Holdings and its subsidiaries and provided specific rights to and limitations upon the holders of Intelsat Holdings’ share capital with respect to shares held by such holders.

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

The agreement terminated upon the completion of the New Sponsors Acquisition, and the New Sponsors and other shareholders of Serafina Holdings entered into similar shareholders agreements on February 4, 2008.

(b) Monitoring Fee Agreements and Transaction Fees

In connection with the closing of the New Sponsors Acquisition on February 4, 2008, Intelsat Bermuda, our wholly-owned subsidiary, entered into the 2008 MFA with the 2008 MFA parties pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda (see Note 3(a)—Acquisitions—New Sponsors Acquisition). Pursuant to the 2008 MFA, Intelsat Bermuda is obligated to pay an annual fee equal to the greater of (i) $6.25 million and (ii) 1.25% of Adjusted EBITDA as defined in the Senior Bridge Loan Credit Agreement, and to reimburse the 2008 MFA parties for their out-of-pocket expenses. Intelsat Bermuda agreed to indemnify the 2008 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2008 MFA and the engagement of the 2008 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2008 MFA. We recorded expense for services associated with the 2008 MFA of $8.5 million during the successor period February 1, 2008 to December 31, 2008.

As payment for certain structuring and advisory services rendered, Intelsat Bermuda also paid an aggregate transaction and advisory fee of $60.0 million to the 2008 MFA parties upon the closing of the New Sponsors Acquisition Transactions.

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2006 MFA”) with the Former Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Former Sponsors, as the case may be (collectively, the “2006 MFA parties”), pursuant to which the 2006 MFA parties provided certain monitoring, advisory and consulting services with respect to Intelsat Bermuda, PanAmSat Holdco and their respective subsidiaries. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated. Pursuant to the 2006 MFA, an annual fee equal to the greater of $6.25 million and 1.25% of Intelsat Corp Adjusted EBITDA (as defined in the indenture governing the 9% Senior Notes due 2016 of Intelsat Corp) was to be paid, and Intelsat Bermuda reimbursed the 2006 MFA parties for their out-of-pocket expenses. Intelsat Bermuda agreed to indemnify the 2006 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2006 MFA and the engagement of the 2006 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2006 MFA. We recorded expense for services associated with the 2006 MFA of $6.3 million during the year ended December 31, 2006, $11.2 million during the year ended December 31, 2007 and $0.7 million during the predecessor period January 1, 2008 to January 31, 2008.

As payment for certain structuring and advisory services rendered, Intelsat Bermuda also paid an aggregate transaction and advisory fee of $40.0 million to the 2006 MFA parties upon the closing of the PanAmSat Acquisition Transactions.

In connection with the closing of the 2005 Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2005 MFA”) with Intelsat Holdings and the Former

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Former Sponsors, as the case may be (collectively, the “2005 MFA parties”), pursuant to which the 2005 MFA parties provided certain monitoring, advisory and consulting services to Intelsat. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated. Pursuant to the 2005 MFA, Intelsat Sub Holdco was obligated to pay an annual fee equal to the greater of $6.25 million and 1.25% of adjusted EBITDA as defined in the indenture governing Intelsat Sub Holdco’s 8 1/4% Senior Notes due 2013 and Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015, and to reimburse the 2005 MFA parties for their out-of-pocket expenses. Intelsat Bermuda agreed to indemnify the 2005 MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the 2005 MFA and the engagement of the 2005 MFA parties pursuant to, and the performance by them of the services contemplated by, the 2005 MFA. We recorded expense for services associated with the 2005 MFA of $11.4 million during the year ended December 31, 2006, $12.6 million during the year ended December 31, 2007 and $1.0 million during the predecessor period January 1, 2008 to January 31, 2008.

(c) Ownership by Management

In connection with and after the closing of the PanAmSat Acquisition Transactions, Intelsat Holdings entered into SCAs under its existing 2005 Share Plan with certain directors, officers and key employees of Intelsat Holdings and its subsidiaries. In the aggregate, these arrangements outstanding as of January 31, 2008 provided for the issuance of approximately 4% of the outstanding voting equity of Intelsat Holdings. In addition, upon consummation of the New Sponsors Acquisition on February 4, 2008, all outstanding restricted performance shares under the 2005 Share Plan vested. Vesting in SCAs issued under the 2005 Share Plan doubled at consummation of the New Sponsors Acquisition if the awardee was still employed on February 4, 2008. The vested SCAs were canceled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. Vested restricted shares (including time and performance vesting shares) were purchased at approximately $400 per share (the per share price specified in the BC Share Purchase Agreement). In connection with the vesting and modification of these awards upon the consummation of the acquisition, we recorded compensation expense of $197.2 million in January 2008 (see Note 3(a)—Acquisitions—New Sponsors Acquisition).

Certain directors, officers and key employees of Intelsat Global and its subsidiaries hold restricted shares and SCAs of Intelsat Global. In the aggregate, these shares and arrangements outstanding as of December 31, 2008 provided for the issuance of approximately 3.1% of the voting equity of Intelsat Global on a fully diluted basis.

(d) Sponsor and Executive Investments

Apollo Management V, L.P., one of the Former Sponsors, is the indirect controlling stockholder of Hughes Communications, Inc. and Hughes Network Systems, LLC (“HNS”). HNS is one of our largest network services customers. We recorded $76.3 million, $119.2 million and $9.5 million of revenue during the years ended December 31, 2006 and 2007 and the predecessor period January 1, 2008 to January 31, 2008, respectively, for satellite capacity and other services provided to HNS. The receivable outstanding from HNS as of December 31, 2007 was $12.5 million. Two members of the board of directors prior to the New Sponsors

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Acquisition, Messrs. Africk and Stone, served on the board of directors of Hughes Communications, Inc. and the board of managers of HNS.

During the second quarter of 2008, affiliates or associates of funds and investment vehicles advised or controlled by one of the New Sponsors, Silver Lake, purchased $90.9 million of the recently issued 2017 Bermuda Senior Notes and affiliates or associates of funds and investment vehicles advised or controlled by another of the New Sponsors, BC Partners, also purchased $90.9 million of the 2017 Bermuda Senior Notes.

During the third quarter of 2008, an entity associated with funds and investment vehicles advised or controlled by Silver Lake purchased a further $100.0 million of the 2017 Bermuda Senior Notes and $650.0 million of the 2017 Bermuda PIK Notes. Mr. Svider, Chairman of our board of directors, Mr. McGlade, our Chief Executive Officer and Deputy Chairman of our board of directors, and a trust of which Mr. Spector, our Executive Vice President, Business Development, and General Counsel, is the beneficiary, invested $3.8 million, $2.5 million and $0.6 million, respectively, as limited partners in the entity through which the notes were purchased.

(e) Horizons

We have a 50% ownership interest in Horizons-1 and Horizons-2 as a result of a joint venture with JSAT (see Note 8—Investments).

(f) New Dawn

We have a 74.9% ownership interest in New Dawn as a result of a project and shareholders’ agreement with Convergence Partners (see Note 8—Investments).

(g) Receivable from Parent

We had a receivable from Intelsat Holdings as of December 31, 2007 and 2008 of $7.1 million and $2.2 million, respectively (see Note 6—Receivables).

(h) Note Payable to Parent

On July 1, 2008, Intelsat Jackson executed a promissory note in favor of Intelsat Holdings and received proceeds of $34.0 million (see Note 10—Long-Term Debt).

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Note 18    Quarterly Results of Operations (unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands)
2007
Revenue	$518,237	$543,222	$546,090	$575,530
Income from operations	174,796	214,565	205,120	221,474
Net loss	(115,072)	(31,674)	(42,569)	(2,574)

	Predecessor Entity	Successor Entity
	Period January 1 to January 31	Period February 1 to March 31	Quarter ended June 30	Quarter ended September 30	Quarter ended December 31
	(in thousands)
2008
Revenue	$190,261	$382,417	$584,921	$598,512	$608,789
Income (loss) from operations	(242,597)	122,847	269,999	200,394	(282,362)
Net loss	(311,861)	(100,827)	(81,961)	(179,291)	(524,228)

Our quarterly revenue and operating income are generally not impacted by seasonality since customer contracts for satellite utilization are generally long-term. The quarterly results for the predecessor period January 1, 2008 to January 31, 2008 reflects the restructuring and transaction costs impact of $313.1 million directly related to the New Sponsors Acquisition Transactions. The quarter ended June 30, 2008 includes a one-time impairment charge of $63.6 million related to the Galaxy 26 satellite anomaly. The quarter ended December 31, 2008 includes $326.8 million related to the write down of our orbital slots to fair value.

Note 19    Supplemental Consolidating Financial Information

In connection with the acquisition of Intelsat, Ltd. by Intelsat Holdings in January 2005, and related amalgamations, Intelsat Sub Holdco issued $2.6 billion aggregate principal amount of debt (the “2005 Acquisition Finance Notes”), the majority of which was tendered and repurchased in change of control offers in June 2008 (see Note 10—Long-Term Debt). The 2005 Acquisition Finance Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco and certain wholly-owned subsidiaries of Intelsat Sub Holdco (the “Subsidiary Guarantors”).

On February 11, 2005, Intelsat, Ltd. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of the 2015 Discount Notes, yielding approximately $305.3 million of net proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda. Following these transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Bermuda, and Intelsat Bermuda became an obligor on the 2015 Discount Notes.

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda transferred the obligation on the 2015 Discount Notes to its wholly-owned subsidiary,

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

Intermediate Holdco. Intermediate Holdco became an obligor on the 2015 Discount Notes and confirmed its guarantee of the 2005 Acquisition Finance Notes and Intelsat Bermuda became a guarantor of the 2015 Discount Notes and confirmed its guarantee of the 2005 Acquisition Finance Notes. The 2015 Discount Notes are not guaranteed by any of Intelsat Bermuda’s direct or indirect subsidiaries.

In connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $1.33 billion of 11.25% Senior Notes due 2016 and $260.0 million of Floating Rate Senior Notes due 2013 (collectively, the “July 2006 Notes”). The July 2006 Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat. The July 2006 Notes are not guaranteed by any of Intelsat Bermuda’s direct or indirect subsidiaries.

On January 12, 2007, Intelsat Bermuda issued $600.0 million in Floating Rate Senior Notes due 2015 (the “Refinancing Notes”), which were fully and unconditionally guaranteed, jointly and severally, by Intelsat, Ltd.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets and certain of its liabilities and obligations (including the July 2006 Notes, the Refinancing Notes and its senior unsecured credit facility) to a newly formed direct wholly-owned subsidiary, Intelsat Jackson. Intelsat Jackson became the obligor on the July 2006 Notes and the Refinancing Notes and a guarantor of the 2005 Acquisition Finance Notes and the 2015 Discount Notes, and Intelsat Bermuda confirmed its guarantee of the 2015 Discount Notes, the July 2006 Notes, the Refinancing Notes and the 2005 Acquisition Finance Notes.

On February 7, 2008, Intelsat Jackson redeemed, pursuant to their terms, all $260.0 million of its Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Refinancing Notes.

Separate financial statements of Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors. Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

Intelsat, Ltd and Subsidiaries

Condensed Consolidating Balance Sheet

As of December 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$6,286	$181,650	$20,166	$50	$149,003	$74,815	$113,056	$(74,815)	$470,211
Receivables, net of allowance	2,108	—	—	—	192,916	192,909	107,910	(192,909)	302,934
Deferred income taxes	—	—	—	—	2,411	2,411	46,212	(2,411)	48,623
Prepaid expenses and other current assets	1,027	—	—	91	21,050	20,976	38,618	(24,879)	56,883
Intercompany receivables	—	—	—	—	686,360	—	308,541	(994,901)	—

Total current assets	9,421	181,650	20,166	141	1,051,740	291,111	614,337	(1,289,915)	878,651

Satellites and other property and equipment, net	—	—	—	—	2,844,927	2,843,653	2,494,744	(2,843,653)	5,339,671
Goodwill	—	—	—	—	3,434,165	—	3,340,169	—	6,774,334
Non-amortizable intangible assets	—	—	—	—	2,160,130	—	797,070	—	2,957,200
Amortizable intangible assets, net	—	—	—	—	579,650	—	544,625	—	1,124,275
Investment in affiliate	1,994,848	7,126,074	10,640,176	7,750,641	(40,782)	(54,207)	95,937	(27,416,750)	95,937
Other assets	—	144,388	20,434	5,043	113,216	87,442	204,183	(87,442)	487,264

Total assets	$2,004,269	$7,452,112	$10,680,776	$7,755,825	$10,143,046	$3,167,999	$8,091,065	$(31,637,760)	$17,657,332

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,913	$29	$—	$—	$58,047	$57,832	$114,408	$(61,735)	$174,494
Accrued interest payable	17,242	225,879	29,175	—	73,723	5,582	64,063	(5,582)	410,082
Current portion of long-term debt	—	—	—	—	9,939	6,492	89,419	(6,492)	99,358

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Deferred satellite performance incentives	—	—	—	—	8,740	8,740	17,507	(8,740)	26,247
Other current liabilities	—	—	530	—	69,088	68,911	65,414	(68,911)	135,032
Intercompany payables	511,535	92,559	339,820	50,987	—	1,065,317	—	(2,060,218)	—

Total current liabilities	534,690	318,467	369,525	50,987	219,537	1,212,874	350,811	(2,211,678)	845,213
Long-term debt, net of current portion	965,232	5,063,815	3,135,975	439,197	1,904,596	5,000	3,265,160	(5,000)	14,773,975
Deferred satellite performance incentives, net of current portion	—	—	—	—	26,621	26,621	102,351	(26,621)	128,972
Deferred revenue, net of current portion	—	—	—	—	123,792	123,792	42,519	(123,792)	166,311
Deferred income taxes	—	—	—	—	—	—	562,742	—	562,742
Accrued retirement benefits	—	—	—	—	67,053	67,053	167,961	(67,053)	235,014
Other long-term liabilities	—	74,982	49,202	—	50,807	22,862	265,767	(22,862)	440,758

Shareholder’s equity:
Ordinary shares	12	12	12	—	12	—	70	(106)	12
Other shareholder’s equity	504,335	1,994,836	7,126,062	7,265,641	7,750,629	1,709,796	3,333,683	(29,180,647)	504,335

Total liabilities and shareholder’s equity	$2,004,269	$7,452,112	$10,680,776	$7,755,825	$10,143,047	$3,167,998	$8,091,064	$(31,637,759)	$17,657,332

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd and Subsidiaries

Condensed Consolidating Balance Sheet

As of December 31, 2007

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$1,391	$50,998	$—	$233,880	$118,282	$140,300	$(118,282)	$426,569
Receivables, net of allowance	5,995	3	565	185,402	185,067	124,628	(185,067)	316,593
Deferred income taxes	—	—	—	5,356	5,356	39,588	(5,356)	44,944
Prepaid expenses and other current assets	1,298	—	91	33,957	36,071	27,793	(36,071)	63,139
Intercompany receivables	—	—	—	1,191,244	—	—	(1,191,244)	—

Total current assets	8,684	51,001	656	1,649,839	344,776	332,309	(1,536,020)	851,245

Satellites and other property and equipment, net	—	—	—	2,620,945	2,619,275	1,965,403	(2,619,275)	4,586,348
Goodwill	—	—	—	110,929	—	3,789,264	—	3,900,193
Non-amortizable intangible assets	—	—	—	560,000	—	1,116,600	—	1,676,600
Amortizable intangible assets, net	—	—	—	418,453	—	273,037	—	691,490
Investment in affiliates	1,806,108	5,762,634	3,023,676	(2,974)	(2,974)	103,085	(10,586,470)	103,085
Other assets	—	89,504	3,520	66,814	22,645	84,533	(22,645)	244,371

Total assets	$1,814,792	$5,903,139	$3,027,852	$5,424,006	$2,983,722	$7,664,231	$(14,764,410)	$12,053,332

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$4,474	$2,778	$—	$65,054	$52,376	$148,907	$(52,376)	$221,213
Accrued interest payable	20,615	41,801	—	69,031	7,334	45,150	(7,334)	176,597
Current portion of long-term debt	—	—	—	17,155	13,708	60,840	(13,708)	77,995
Deferred satellite performance incentives	—	—	—	4,359	4,359	20,567	(4,359)	24,926
Other current liabilities	—	—	—	71,986	71,986	46,008	(71,986)	117,994
Intercompany payables	944,730	116,947	42,367	—	1,390,573	87,200	(2,581,817)	—

Total current liabilities	969,819	161,526	42,367	227,585	1,540,336	408,672	(2,731,580)	618,725
Long-term debt, net of current portion	1,567,357	3,935,505	396,561	1,901,585	13,730	3,386,401	(13,730)	11,187,409
Deferred satellite performance incentives, net of current portion	—	—	—	24,317	24,317	100,014	(24,317)	124,331
Deferred revenue, net of current portion	—	—	—	135,778	135,778	31,915	(135,778)	167,693
Deferred income taxes	—	—	—	1,056	1,056	410,922	(1,056)	411,978
Accrued retirement benefits	—	—	—	64,846	64,846	17,494	(64,846)	82,340

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Other long-term liabilities	—	—	—	45,163	33,237	138,077	(33,237)	183,240

Shareholder’s equity (deficit):
Ordinary shares	12	12	—	12	—	70	(94)	12
Other shareholder’s equity (deficit)	(722,396)	1,806,096	2,588,924	3,023,664	1,170,422	3,170,666	(11,759,772)	(722,396)

Total liabilities and shareholder’s equity (deficit)	$1,814,792	$5,903,139	$3,027,852	$5,424,006	$2,983,722	$7,664,231	$(14,764,410)	$12,053,332

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Period January 1, 2008 to January 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$110,468	$110,468	$149,448	$(180,123)	$190,261

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	54,830	129,481	40,500	(199,128)	25,683
Selling, general and administrative	1,600	739	—	2,169	1,076	13,983	(1,082)	18,485
Depreciation and amortization	—	—	—	36,204	33,004	27,953	(33,004)	64,157
Restructuring and transaction costs	186,601	60,000	—	2,188	1,008	64,313	(1,008)	313,102
Loss on undesignated interest rate swaps	—	—	—	—	—	11,431	—	11,431

Total operating expenses	188,201	60,739	—	95,391	164,569	158,180	(234,222)	432,858

Income (loss) from operations	(188,201)	(60,739)	—	15,077	(54,101)	(8,732)	54,099	(242,597)
Interest expense, net	14,168	35,621	3,117	6,359	3,504	21,010	(3,504)	80,275
Subsidiary income (loss)	(109,492)	(13,132)	5,249	(512)	(512)	—	118,399	—
Other income, net	—	—	—	331	331	204	(331)	535

Income (loss) before income taxes	(311,861)	(109,492)	2,132	8,537	(57,786)	(29,538)	175,671	(322,337)
Provision for (benefit from) income taxes	—	—	—	3,288	3,072	(13,764)	(3,072)	(10,476)

Net income (loss)	$(311,861)	$(109,492)	$2,132	$5,249	$(60,858)	$(15,774)	$178,743	$(311,861)

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Period February 1, 2008 to December 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$1,307,350	$1,307,350	$1,330,785	$(1,770,845)	$2,174,640

Operating expenses:									—
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	272,023	1,329,891	528,946	(1,793,394)	337,466
Selling, general and administrative	21,019	9,976	67	200	26,286	23,077	125,403	(23,071)	182,957
Depreciation and amortization	—	—	—	—	466,747	363,916	328,916	(363,916)	795,663
Restructuring costs	—	—	—	—	—	—	1,926	—	1,926
Impairment of asset value	—	—	—	—	134,444	63,644	256,000	(63,644)	390,444
Loss on undesignated interest rate swaps	—	—	53,843	—	18,010	—	83,452	—	155,305

Total operating expenses	21,019	9,976	53,910	200	917,510	1,780,528	1,324,643	(2,244,025)	1,863,761

Income (loss) from operations	(21,019)	(9,976)	(53,910)	(200)	389,840	(473,178)	6,142	473,180	310,879
Interest expense (income), net	124,433	535,036	270,463	38,252	110,017	(3,023)	216,679	3,025	1,294,882
Subsidiary income (loss)	(740,855)	(195,824)	128,549	279,698	1,304	1,581	—	525,547	—
Other income (expense), net	1	2	—	3	(14,058)	(14,058)	2,188	14,058	(11,864)

Income (loss) before income taxes	(886,306)	(740,834)	(195,824)	241,249	267,069	(482,632)	(208,349)	1,009,760	(995,867)
Provision for (benefit from) income taxes	—	21	—	—	(12,629)	(13,286)	(96,953)	13,286	(109,561)

Net income (loss)	$(886,306)	$(740,855)	$(195,824)	$241,249	$279,698	$(469,346)	$(111,396)	$996,474	$(886,306)

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2007

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$1,254,092	$1,249,237	$1,342,248	$(1,662,498)	$2,183,079

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	267,998	1,270,800	466,155	(1,681,396)	323,557
Selling, general and administrative	24,744	11,409	8	51,696	36,637	153,299	(39,303)	238,490
Depreciation and amortization	—	—	—	468,900	430,501	315,220	(430,501)	784,120
Restructuring costs	—	—	—	102	102	9,156	(102)	9,258
Loss on undesignated interest rate swap	—	—	—	—	—	11,699	—	11,699

Total operating expenses	24,744	11,409	8	788,696	1,738,040	955,529	(2,151,302)	1,367,124

Income (loss) from operations	(24,744)	(11,409)	(8)	465,396	(488,803)	386,719	488,804	815,955
Interest expense, net	179,751	386,995	36,354	126,329	43,280	263,321	(43,280)	992,750
Subsidiary income	12,662	411,066	293,387	891	891	—	(718,897)	—
Other income (expense), net	(3)	—	—	(4,999)	(4,986)	4,865	4,986	(137)

Income (loss) before income taxes	(191,836)	12,662	257,025	334,959	(536,178)	128,263	(181,827)	(176,932)
Provision for (benefit from) income taxes	53	—	—	41,572	38,474	(26,668)	(38,474)	14,957

Net income (loss)	$(191,889)	$12,662	$257,025	$293,387	$(574,652)	$154,931	$(143,353)	$(191,889)

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2006

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$1,146,529	$1,146,529	$770,304	$(1,400,696)	$1,662,666

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	203,027	1,179,314	325,495	(1,433,556)	274,280
Selling, general and administrative	12,523	12,134	—	79,618	67,676	93,838	(67,600)	198,189
Depreciation and amortization	—	—	—	545,620	507,202	155,897	(507,202)	701,517
Restructuring costs	287	—	—	15,378	5,888	10,787	(5,888)	26,452
Impairment of asset value	—	—	—	48,974	48,974	—	(48,974)	48,974
Loss on interest rate swap	—	—	—	—	—	11,731	—	11,731

Total operating expenses	12,810	12,134	—	892,617	1,809,054	597,748	(2,063,220)	1,261,143

Income (loss) from operations	(12,810)	(12,134)	—	253,912	(662,525)	172,556	662,524	401,523
Interest expense, net	183,297	175,977	17,371	193,159	36,251	154,336	(36,250)	724,141
Subsidiary income (loss)	(172,546)	15,568	16,420	(640)	(640)	—	141,838	—
Other income (expense), net	—	(4)	—	(29,418)	(29,417)	2,176	29,417	(27,246)

Income (loss) before income taxes	(368,653)	(172,547)	(951)	30,695	(728,833)	20,396	870,029	(349,864)
Provision for (benefit from) income taxes	61	—	—	36,107	34,560	(17,318)	(34,560)	18,850

Net income (loss)	$(368,714)	$(172,547)	$(951)	$(5,412)	$(763,393)	$37,714	$904,589	$(368,714)

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Period January 1, 2008 to January 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(1,179)	$(46,397)	$—	$(1,531)	$(11,112)	$68,726	$11,112	$19,619

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	(9,908)	(9,908)	(14,793)	9,908	(24,701)
Proceeds from intercompany loan receivables	—	—	—	34,000	34,000	—	(68,000)	—

Net cash provided by (used in) investing activities	—	—	—	24,092	24,092	(14,793)	(58,092)	(24,701)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	(5,862)	(5,000)	(162,985)	5,000	(168,847)
Proceeds from revolving credit facility	—	—	—	—	—	150,000	—	150,000
Repayment of intercompany loans	—	—	—	—	(102,937)	(34,000)	136,937	—
Principal payments on deferred satellite performance incentives	—	—	—	(87)	(87)	(1,246)	87	(1,333)
Principal payments on capital lease obligations	—	—	—	(2,124)	(2,124)	—	2,124	(2,124)

Net cash used in financing activities	—	—	—	(8,073)	(110,148)	(48,231)	144,148	(22,304)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	45	45	92	(45)	137

Net change in cash and cash equivalents	(1,179)	(46,397)	—	14,533	(97,123)	5,794	97,123	(27,249)
Cash and cash equivalents, beginning of period	1,391	50,998	—	233,880	118,282	140,300	(118,282)	426,569

Cash and cash equivalents, end of period	$212	$4,601	$—	$248,413	$21,159	$146,094	$(21,159)	$399,320

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Period February 1, 2008 to December 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(32,741)	$(33,103)	$(253,857)	$5,822	$703,009	$364,536	$487,013	$(364,536)	$876,143

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(272,915)	(272,915)	(124,844)	272,915	(397,759)
Capital contributions to unconsolidated affiliates	—	—	—	—	(17,621)	(17,621)	(9,659)	17,621	(27,280)
Capital contribution from Intelsat Holdings	4,596	—	—	—	—	—	—	—	4,596
Dividend from affiliates	439,565	621,746	826,018	826,018	—	—	—	(2,713,347)	—
Investment in subsidiaries	—	—	—	—	(13,703)	1,000	13,703	(1,000)	—
Minority interest in New Dawn	—	—	—	—	—	—	4,592	—	4,592
Other investing activities	—	—	—	—	—	—	5,954	—	5,954

Net cash provided by (used in) investing activities	444,161	621,746	826,018	826,018	(304,239)	(289,536)	(110,254)	(2,423,811)	(409,897)

Cash flows from financing activities:
Repayments of long-term debt	(400,000)	—	(2,641,597)	(408,117)	(1,551,756)	—	(1,278,695)	—	(6,280,165)
Repayments of revolving credit facility	—	—	—	—	(175,120)		(66,101)		(241,221)
Proceeds from issuance of long-term debt	—	—	1,797,389	412,197	1,564,358	—	1,238,839	—	5,012,783
Loan proceeds from Intelsat Holdings	—	—	34,000	—	—	—	—	—	34,000
Proceeds from revolving credit facility	—	—	—	—	175,120	—	66,101	—	241,221
Proceeds from (repayment of) intercompany loans	(201,629)	83,000	226,973	(565)	149,194	(9,016)	(256,973)	9,016	—
Debt issuance costs	—	(55,032)	(21,731)	(5,207)	(19,662)	—	(18,001)	—	(119,633)
Repayments of funding of capital expenditures by customer	—	—	—	—	—	—	(30,862)	—	(30,862)
Payment of premium on early retirement of debt	(7,615)	—	(48,654)	(4,080)	(15,489)	—	(12,266)	—	(88,104)
Principal payments on deferred satellite performance incentives	—	—	—	—	(3,942)	(3,942)	(19,360)	3,942	(23,302)
Principal payments on capital lease obligations	—	—	—	—	(8,822)	(8,822)	(326)	8,822	(9,148)
Dividends to shareholders	—	(439,565)	(621,746)	(826,018)	(826,018)	—	—	2,713,347	—

Net cash used in financing activities	(609,244)	(411,597)	(1,275,366)	(831,790)	(712,137)	(21,780)	(377,644)	2,735,127	(1,504,431)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Period February 1, 2008 to December 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Effect of exchange rate changes on cash and cash equivalents	—	2	—	—	(263)	(263)	(5,980)	263	(6,241)

Net change in cash and cash equivalents	(197,824)	177,048	(703,205)	50	(313,630)	52,957	(6,865)	(52,957)	(1,044,426)
Cash and cash equivalents, beginning of period	204,110	4,602	723,371	—	462,633	21,858	119,921	(21,858)	1,514,637

Cash and cash equivalents, end of period	$6,286	$181,650	$20,166	$50	$149,003	$74,815	$113,056	$(74,815)	$470,211

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(121,437)	$(370,411)	$—	$542,295	$152,847	$506,574	$(152,847)	$557,021

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	—	—	(156,762)	(156,762)	(386,850)	156,762	(543,612)
Other investing activities	—	—	—	—	—	2,624	—	2,624
Advances from subsidiaries	—	—	—	—	—	(67,431)	67,431	—
Investment in subsidiaries	116,000	(538,690)	(538,690)	—	—	—	961,380	—

Net cash provided by (used in) investing activities	116,000	(538,690)	(538,690)	(156,762)	(156,762)	(451,657)	1,185,573	(540,988)

Cash flows from financing activities:
Repayments of long-term debt	—	(600,000)	—	(1,008,448)	(5,000)	(53,132)	5,000	(1,661,580)
Proceeds from issuance of long-term debt	—	1,595,000	—	—	—	—	—	1,595,000
Repayment of credit facility borrowings	—	(51,194)	—	—	—	—	51,194	—
Proceeds from revolving credit facility	—	118,625	—	—	—	—	(118,625)	—
Debt issuance costs	—	(28,322)	—	(523)	—	(2,172)	—	(31,017)
Repayments of funding of capital expenditures by customer	—	—	—	—	—	(41,282)	—	(41,282)
Payment of premium on early retirement of debt	—	—	—	(10,000)	—	—	—	(10,000)
Capital contributions from parent companies	—	—	977,000	977,000	—	—	(1,954,000)	—
Principal payments on deferred satellite performance incentives	—	—	—	(5,089)	(5,089)	(13,467)	5,089	(18,556)
Principal payments on capital lease obligations	—	—	—	(6,167)	(6,167)	—	6,167	(6,167)
Dividends to shareholders	—	(116,000)	(438,310)	(438,310)	—	—	992,620	—

Net cash provided by (used in) financing activities	—	918,109	538,690	(491,537)	(16,256)	(110,053)	(1,012,555)	(173,602)

Effect of exchange rate changes on cash	(6)	—	—	(1,529)	(1,515)	2,017	1,515	482

Net change in cash and cash equivalents	(5,443)	9,008	—	(107,533)	(21,686)	(53,119)	21,686	(157,087)
Cash and cash equivalents, beginning of period	6,834	41,990	—	341,413	139,968	193,419	(139,968)	583,656

Cash and cash equivalents, end of period	$1,391	$50,998	$—	$233,880	$118,282	$140,300	$(118,282)	$426,569

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2006

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(190,794)	$(18,497)	$—	$621,965	$371,078	$38,433	$(373,629)	$448,556

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	—	—	(94,888)	(94,888)	(57,198)	94,888	(152,086)
PanAmSat Acquisition (including G2 acquisition)	—	(1,713,576)	—	—	—	(1,438,945)	—	(3,152,521)
Advances to (from) subsidiaries, net	63,301	(1,330,430)	—	(62,461)	(55,908)	1,327,923	57,575	—
Investment in subsidiaries	134,263	373,054	298,705	(73,000)	(73,000)	—	(660,022)	—

Net cash provided by (used in) investing activities	197,564	(2,670,952)	298,705	(230,349)	(223,796)	(168,220)	(507,559)	(3,304,607)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	(347,375)	—	(307,682)	—	(655,057)
Proceeds from issuance of long-term debt	—	2,340,000	—	—	—	575,000	—	2,915,000
Proceeds from revolving credit facility	—	600,000	—	344,750	—	—	—	944,750
Debt issuance costs	—	(74,298)	—	—	—	(28,602)	—	(102,900)
Capital contributions from parent companies	—	—	—	—	—	73,030	(73,030)	—
Principal payments on deferred satellite performance incentives	—	—	—	(5,209)	(5,209)	(7,218)	5,209	(12,427)
Principal payments on capital lease obligations	—	—	—	(9,605)	(9,605)	—	9,605	(9,605)
Dividends to shareholders	—	(134,263)	(298,705)	(373,968)	—	—	806,936	—

Net cash provided by (used in) financing activities	—	2,731,439	(298,705)	(391,407)	(14,814)	304,528	748,720	3,079,761

Effect of exchange rate changes on cash	—	—	—	—	—	(124)	—	(124)

Net change in cash and cash equivalents	6,770	41,990	—	209	132,468	174,617	(132,468)	223,586
Cash and cash equivalents, beginning of period	65	—	—	341,204	7,501	18,801	(7,501)	360,070

Cash and cash equivalents, end of period	$6,835	$41,990	$—	$341,413	$139,969	$193,418	$(139,969)	$583,656

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except percentages, share and per-share amounts and where otherwise noted)

On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda.

In connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $750.0 million of 9.25% Senior Notes due 2016 (the “Jackson Guaranteed Notes”). The Jackson Guaranteed Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, its indirect wholly-owned subsidiary, Intelsat Sub Holdco, and the Subsidiary Guarantors.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets and certain of its liabilities and obligations (including the Jackson Guaranteed Notes) to Intelsat Jackson. Intelsat Jackson became the obligor on the Jackson Guaranteed Notes and Intelsat Bermuda confirmed its guarantee of the Jackson Guaranteed Notes.

Separate financial statements of Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statement would not be material to investors.

Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

Intelsat, Ltd and Subsidiaries

Condensed Consolidating Balance Sheet

As of December 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$6,286	$181,650	$169,169	$149,003	$113,106	$(149,003)	$470,211
Receivables, net of allowance	2,108	—	192,916	192,916	107,910	(192,916)	302,934
Deferred income taxes	—	—	2,411	2,411	46,212	(2,411)	48,623
Prepaid expenses and other current assets	1,027	—	21,050	21,050	38,709	(24,953)	56,883
Intercompany receivables	—	—	346,541	686,361	257,553	(1,290,455)	—

Total current assets	9,421	181,650	732,087	1,051,741	563,490	(1,659,738)	878,651
Satellites and other property and equipment, net	—	—	2,844,927	2,844,927	2,494,744	(2,844,927)	5,339,671
Goodwill	—	—	3,434,165	3,434,165	3,340,169	(3,434,165)	6,774,334
Non-amortizable intangible assets	—	—	2,160,130	2,160,130	797,070	(2,160,130)	2,957,200
Amortizable intangible assets, net	—	—	579,650	579,650	544,625	(579,650)	1,124,275
Investment in affiliates	1,994,848	7,126,074	2,848,753	(40,782)	95,937	(11,928,893)	95,937
Other assets	—	144,388	133,650	113,216	209,226	(113,216)	487,264

Total assets	$2,004,269	$7,452,112	$12,733,362	$10,143,047	$8,045,261	$(22,720,719)	$17,657,332

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,913	$29	$58,047	$58,047	$114,408	$(61,950)	$174,494
Accrued interest payable	17,242	225,879	102,898	73,723	64,063	(73,723)	410,082
Current portion of long-term debt	—	—	9,939	9,939	89,419	(9,939)	99,358
Deferred satellite performance incentives	—	—	8,740	8,740	17,507	(8,740)	26,247
Other current liabilities	—	—	69,618	69,088	65,414	(69,088)	135,032
Intercompany payables	511,535	92,559	—	—	—	(604,094)	—

Total current liabilities	534,690	318,467	249,242	219,537	350,811	(827,534)	845,213
Long-term debt, net of current portion	965,232	5,063,815	5,040,571	1,904,596	3,704,357	(1,904,596)	14,773,975
Deferred satellite performance incentives, net of current portion	—	—	26,621	26,621	102,351	(26,621)	128,972
Deferred revenue, net of current portion	—	—	123,792	123,792	42,519	(123,792)	166,311
Deferred income taxes	—	—	—	—	562,742	—	562,742
Accrued retirement benefits	—	—	67,053	67,053	167,961	(67,053)	235,014
Other long-term liabilities	—	74,982	100,009	50,807	265,767	(50,807)	440,758

Shareholder’s equity:
Ordinary shares	12	12	12	12	70	(106)	12
Other shareholder’s equity	504,335	1,994,836	7,126,062	7,750,629	2,848,683	(19,720,210)	504,335

Total liabilities and shareholder’s equity	$2,004,269	$7,452,112	$12,733,362	$10,143,047	$8,045,261	$(22,720,719)	$17,657,332

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd and Subsidiaries

Condensed Consolidating Balance Sheet

As of December 31, 2007

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$1,391	$284,878	$233,880	$140,300	$(233,880)	$426,569
Receivables, net of allowance	5,995	185,405	185,402	125,193	(185,402)	316,593
Deferred income taxes	—	5,356	5,356	39,588	(5,356)	44,944
Prepaid expenses and other current assets	1,298	33,957	33,957	27,884	(33,957)	63,139
Intercompany receivables	—	1,074,297	1,191,244	—	(2,265,541)	—

Total current assets	8,684	1,583,893	1,649,839	332,965	(2,724,136)	851,245

Satellites and other property and equipment, net	—	2,620,945	2,620,945	1,965,403	(2,620,945)	4,586,348
Goodwill	—	110,929	110,929	3,789,264	(110,929)	3,900,193
Non-amortizable intangible assets	—	560,000	560,000	1,116,600	(560,000)	1,676,600
Amortizable intangible assets, net	—	418,453	418,453	273,037	(418,453)	691,490
Investment in affiliates	1,806,108	2,735,984	(2,974)	103,085	(4,539,118)	103,085
Other assets	—	156,318	66,814	88,053	(66,814)	244,371

Total assets	$1,814,792	$8,186,522	$5,424,006	$7,668,407	$(11,040,395)	$12,053,332

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$4,474	$67,833	$65,055	$148,906	$(65,055)	$221,213
Accrued interest payable	20,615	110,832	69,031	45,150	(69,031)	176,597
Current portion of long-term debt	—	17,155	17,155	60,840	(17,155)	77,995
Deferred satellite performance incentives	—	4,359	4,359	20,567	(4,359)	24,926
Other current liabilities	—	71,986	71,986	46,008	(71,986)	117,994
Intercompany payables	944,730	—	—	129,567	(1,074,297)	—

Total current liabilities	969,819	272,165	227,586	451,038	(1,301,883)	618,725
Long-term debt, net of current portion	1,567,357	5,837,090	1,901,585	3,782,962	(1,901,585)	11,187,409
Deferred satellite performance incentives, net of current portion	—	24,317	24,317	100,014	(24,317)	124,331
Deferred revenue, net of current portion	—	135,778	135,778	31,915	(135,778)	167,693
Deferred income taxes	—	1,056	1,056	410,922	(1,056)	411,978
Accrued retirement benefits	—	64,846	64,846	17,494	(64,846)	82,340
Other long-term liabilities	—	45,162	45,162	138,078	(45,162)	183,240

Shareholder’s equity (deficit):
Ordinary shares	12	12	12	70	(94)	12
Other shareholder’s equity (deficit)	(722,396)	1,806,096	3,023,664	2,735,914	(7,565,674)	(722,396)

Total liabilities and shareholder’s equity (deficit)	$1,814,792	$8,186,522	$5,424,006	$7,668,407	$(11,040,395)	$12,053,332

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Period January 1, 2008 to January 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$110,468	$110,468	$149,448	$(180,123)	$190,261

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	54,830	54,830	40,500	(124,477)	25,683
Selling, general and administrative	1,600	2,908	2,169	13,985	(2,177)	18,485
Depreciation and amortization	—	36,204	36,204	27,953	(36,204)	64,157
Restructuring and transaction costs	186,601	62,188	2,188	64,313	(2,188)	313,102
Loss on undesignated interest rate swaps	—	—	—	11,431	—	11,431

Total operating expenses	188,201	156,130	95,391	158,182	(165,046)	432,858

Income (loss) from operations	(188,201)	(45,662)	15,077	(8,734)	(15,077)	(242,597)
Interest expense, net	14,168	41,981	6,359	24,126	(6,359)	80,275
Subsidiary loss	(109,492)	(18,892)	(512)	—	128,896	—
Other income, net	—	331	331	204	(331)	535

Income (loss) before income taxes	(311,861)	(106,204)	8,537	(32,656)	119,847	(322,337)
Provision for (benefit from) income taxes	—	3,288	3,288	(13,764)	(3,288)	(10,476)

Net income (loss)	$(311,861)	$(109,492)	$5,249	$(18,892)	$123,135	$(311,861)

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Period February 1, 2008 to December 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,307,350	$1,307,350	$1,330,785	$(1,770,845)	$2,174,640

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	272,023	272,023	528,946	(735,526)	337,466
Selling, general and administrative	21,019	9,976	26,353	26,286	125,601	(26,278)	182,957
Depreciation and amortization	—	—	466,747	466,747	328,916	(466,747)	795,663
Restructuring costs	—	—	—	—	1,926	—	1,926
Impairment of asset value	—	—	134,444	134,444	256,000	(134,444)	390,444
Loss on undesignated interest rate swaps	—	—	71,853	18,010	83,452	(18,010)	155,305

Total operating expenses	21,019	9,976	971,420	917,510	1,324,841	(1,381,005)	1,863,761

Income (loss) from operations	(21,019)	(9,976)	335,930	389,840	5,944	(389,840)	310,879
Interest expense, net	124,433	535,036	380,480	110,017	254,933	(110,017)	1,294,882
Subsidiary income (loss)	(740,855)	(195,824)	(149,845)	1,304	—	1,085,220	—
Other income (expense), net	1	2	(14,058)	(14,058)	2,191	14,058	(11,864)

Income (loss) before income taxes	(886,306)	(740,834)	(208,453)	267,069	(246,798)	819,455	(995,867)
Provision for (benefit from) income taxes	—	21	(12,629)	(12,629)	(96,953)	12,629	(109,561)

Net income (loss)	$(886,306)	$(740,855)	$(195,824)	$279,698	$(149,845)	$806,826	$(886,306)

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2007

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,254,092	$1,254,092	$1,342,248	$(1,667,353)	$2,183,079

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	267,999	267,998	466,155	(678,595)	323,557
Selling, general and administrative	24,744	63,103	51,697	153,307	(54,361)	238,490
Depreciation and amortization	—	468,900	468,900	315,220	(468,900)	784,120
Restructuring costs	—	102	102	9,156	(102)	9,258
Loss on undesignated interest rate swap	—	—	—	11,699	—	11,699

Total operating expenses	24,744	800,104	788,697	955,537	(1,201,958)	1,367,124

Income (loss) from operations	(24,744)	453,988	465,395	386,711	(465,395)	815,955
Interest expense, net	179,751	513,324	126,330	299,675	(126,330)	992,750
Subsidiary income	12,662	118,569	891	—	(132,122)	—
Other income (expense), net	(3)	(4,999)	(4,999)	4,865	4,999	(137)

Income (loss) before income taxes	(191,836)	54,234	334,957	91,901	(466,188)	(176,932)
Provision for (benefit from) income taxes	53	41,572	41,572	(26,668)	(41,572)	14,957

Net income (loss)	$(191,889)	$12,662	$293,385	$118,569	$(424,616)	$(191,889)

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2006

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,146,529	$1,146,529	$770,304	$(1,400,696)	$1,662,666

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	256,219	203,027	325,495	(510,461)	274,280
Selling, general and administrative	12,523	38,560	79,618	93,838	(26,350)	198,189
Depreciation and amortization	—	545,620	545,620	155,897	(545,620)	701,517
Restructuring costs	287	15,378	15,378	10,787	(15,378)	26,452
Impairment of asset value	—	48,974	48,974	—	(48,974)	48,974
Loss on interest rate swap	—	—	—	11,731	—	11,731

Total operating expenses	12,810	904,751	892,617	597,748	(1,146,783)	1,261,143

Income (loss) from operations	(12,810)	241,778	253,912	172,556	(253,193)	401,523
Interest expense, net	183,297	369,136	193,159	171,708	(193,159)	724,141
Subsidiary income (loss)	(172,546)	20,341	(640)	—	152,845	—
Other income (expense), net	—	(29,422)	(29,418)	2,176	29,418	(27,246)

Income (loss) before income taxes	(368,653)	(136,438)	30,695	3,024	121,508	(349,864)
Provision for (benefit from) income taxes	61	36,107	36,107	(17,318)	(36,107)	18,850

Net income (loss)	$(368,714)	$(172,546)	$(5,412)	$20,342	$157,616	$(368,714)

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Period January 1, 2008 to January 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(1,179)	$(47,928)	$(1,531)	$68,726	$1,531	$19,619

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	(9,908)	(9,908)	(14,793)	9,908	(24,701)
Proceeds from intercompany loan receivables	—	34,000	34,000	—	(68,000)	—

Net cash provided by (used in) investing activities	—	24,092	24,092	(14,793)	(58,092)	(24,701)

Cash flows from financing activities:
Repayments of long-term debt	—	(5,862)	(5,862)	(162,985)	5,862	(168,847)
Proceeds from revolving credit facility	—	—	—	150,000	—	150,000
Repayment of intercompany loans	—	—	—	(34,000)	34,000	—
Principal payments on deferred satellite performance incentives	—	(87)	(87)	(1,246)	87	(1,333)
Principal payments on capital lease obligations	—	(2,124)	(2,124)	—	2,124	(2,124)

Net cash used in financing activities	—	(8,073)	(8,073)	(48,231)	42,073	(22,304)

Effect of exchange rate changes on cash and cash equivalents	—	45	45	92	(45)	137

Net change in cash and cash equivalents	(1,179)	(31,864)	14,533	5,794	(14,533)	(27,249)
Cash and cash equivalents, beginning of period	1,391	284,878	233,880	140,300	(233,880)	426,569

Cash and cash equivalents, end of period	$212	$253,014	$248,413	$146,094	$(248,413)	$399,320

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Period February 1, 2008 to December 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(32,741)	$(33,103)	$449,152	$703,009	$492,835	$(703,009)	$876,143

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(272,915)	(272,915)	(124,844)	272,915	(397,759)
Capital contributions to unconsolidated affiliates	—	—	(17,621)	(17,621)	(9,659)	17,621	(27,280)
Capital contribution from Intelsat Holdings	4,596	—	—	—	—	—	4,596
Dividend from affiliates	439,565	621,746	826,018	—	826,018	(2,713,347)	—
Investment in subsidiaries	—	—	(13,703)	(13,703)	13,703	13,703	—
Minority interest in New Dawn	—	—	—	—	4,592	—	4,592
Other investing activities	—	—	—	—	5,954	—	5,954

Net cash provided by (used in) investing activities	444,161	621,746	521,779	(304,239)	715,764	(2,409,108)	(409,897)

Cash flows from financing activities:
Repayments of long-term debt	(400,000)	—	(4,193,353)	(1,551,756)	(1,686,812)	1,551,756	(6,280,165)
Repayments of revolving credit facility	—	—	(175,120)	(175,120)	(66,101)	175,120	(241,221)
Proceeds from issuance of long-term debt	—	—	3,361,747	1,564,358	1,651,036	(1,564,358)	5,012,783
Loan received from Intelsat Holdings	—	—	34,000	—	—	—	34,000
Proceeds from revolving credit facility	—	—	175,120	175,120	66,101	(175,120)	241,221
Proceeds from (repayment of) intercompany loans	(201,629)	83,000	376,167	149,194	(257,538)	(149,194)	—
Debt issuance costs	—	(55,032)	(41,393)	(19,662)	(23,208)	19,662	(119,633)
Repayment of funding of capital expenditures by customer	—	—	—	—	(30,862)	—	(30,862)
Payment of premium on early retirement of debt	(7,615)	—	(64,143)	(15,489)	(16,346)	15,489	(88,104)
Principal payments on deferred satellite performance incentives	—	—	(3,942)	(3,942)	(19,360)	3,942	(23,302)
Principal payments on capital lease obligations	—	—	(8,822)	(8,822)	(326)	8,822	(9,148)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Period February 1, 2008 to December 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Dividends to shareholders	—	(439,565)	(1,447,764)	(826,018)	(826,018)	3,539,365	—

Net cash used in financing activities	(609,244)	(411,597)	(1,987,503)	(712,137)	(1,209,434)	3,425,484	(1,504,431)

Effect of exchange rate changes on cash and cash equivalents	—	2	(263)	(263)	(5,980)	263	(6,241)

Net change in cash and cash equivalents	(197,824)	177,048	(1,016,835)	(313,630)	(6,815)	313,630	(1,044,426)
Cash and cash equivalents, beginning of period	204,110	4,602	1,186,004	462,633	119,921	(462,633)	1,514,637

Cash and cash equivalents, end of period	$6,286	$181,650	$169,169	$149,003	$113,106	$(149,003)	$470,211

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(121,437)	$171,884	$542,295	$506,575	$(542,296)	$557,021

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	(156,762)	(156,762)	(386,850)	156,762	(543,612)
Other investing activities	—	—	—	2,624	—	2,624
Advances to subsidiaries	—	—	—	(67,431)	67,431	—
Investment in subsidiaries	116,000	(538,690)	—	(538,690)	961,380	—

Net cash provided by (used in) investing activities	116,000	(695,452)	(156,762)	(990,347)	1,185,573	(540,988)

Cash flows from financing activities:
Repayments of long-term debt	—	(1,608,448)	(1,008,448)	(53,132)	1,008,448	(1,661,580)
Proceeds from issuance of long-term debt	—	1,595,000	—	—	—	1,595,000
Repayment of credit facility borrowings	—	(51,194)	—	—	51,194	—
Proceeds from revolving credit facility	—	118,625	—	—	(118,625)	—
Debt issuance costs	—	(28,845)	(523)	(2,172)	523	(31,017)
Repayments of funding of capital expenditures by customer	—	—	—	(41,282)	—	(41,282)
Payment of premium on early retirement of debt	—	(10,000)	(10,000)	—	10,000	(10,000)
Capital contributions from parent companies	—	977,000	977,000	977,000	(2,931,000)	—
Principal payments on deferred satellite performance incentives	—	(5,089)	(5,089)	(13,467)	5,089	(18,556)
Principal payments on capital lease obligations	—	(6,167)	(6,167)	—	6,167	(6,167)
Dividends to shareholders	—	(554,310)	(438,310)	(438,310)	1,430,930	—

Net cash provided by (used in) financing activities	—	426,572	(491,537)	428,637	(537,274)	(173,602)

Effect of exchange rate changes on cash	(6)	(1,529)	(1,529)	2,017	1,529	482

Net change in cash and cash equivalents	(5,443)	(98,525)	(107,533)	(53,118)	107,532	(157,087)
Cash and cash equivalents, beginning of period	6,834	383,403	341,413	193,418	(341,412)	583,656

Cash and cash equivalents, end of period	$1,391	$284,878	$233,880	$140,300	$(233,880)	$426,569

(Certain totals may not add due to the effects of rounding)

Intelsat, Ltd. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2006

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(190,794)	$603,468	$621,965	$38,433	$(624,516)	$448,556

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	(94,888)	(94,888)	(57,198)	94,888	(152,086)
PanAmSat Acquisition (including G2 acquisition)	—	(1,713,576)	—	(1,438,945)	—	(3,152,521)
Advances to (from) subsidiaries, net	63,301	(1,392,891)	(62,461)	1,327,923	64,128	—
Investment in subsidiaries	134,263	(73,914)	(73,000)	298,705	(286,054)	—

Net cash provided by (used in) investing activities	197,564	(3,275,269)	(230,349)	130,485	(127,038)	(3,304,607)

Cash flows from financing activities:
Repayments of long-term debt	—	(347,375)	(347,375)	(307,682)	347,375	(655,057)
Proceeds from issuance of long-term debt	—	2,340,000	—	575,000	—	2,915,000
Proceeds from revolving credit facility	—	944,750	344,750	—	(344,750)	944,750
Debt issuance costs	—	(74,298)	—	(28,602)	—	(102,900)
Capital contributions from parent companies	—	—	—	73,030	(73,030)	—
Principal payments on deferred satellite performance incentives	—	(5,209)	(5,209)	(7,218)	5,209	(12,427)
Principal payments on capital lease obligations	—	(9,605)	(9,605)	—	9,605	(9,605)
Dividends to shareholders	—	(134,263)	(373,968)	(298,705)	806,936	—

Net cash provided by (used in) financing activities	—	2,714,000	(391,407)	5,823	751,345	3,079,761

Effect of exchange rate changes on cash	—	—	—	(124)	—	(124)

Net change in cash and cash equivalents	6,770	42,199	209	174,617	(209)	223,586
Cash and cash equivalents, beginning of period	65	341,204	341,204	18,801	(341,204)	360,070

Cash and cash equivalents, end of period	$6,835	$383,403	$341,413	$193,418	$(341,413)	$583,656

(Certain totals may not add due to the effects of rounding)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Adjustments(1)	Balance at End of Period
	(in thousands)
Year ended December 31, 2006
Allowance for doubtful accounts	$26,342	$3,411	$—	$(6,622)	$6,815	$29,946
Restructuring reserve	$—	$26,452	$(9,359)	$(18,588)	$28,992	$27,497
Year ended December 31, 2007
Allowance for doubtful accounts	$29,946	$12,199	$—	$(9,357)	$—	$32,788
Restructuring reserve	$27,497	$9,258	$522	$(24,146)	$—	$13,131
Predecessor period January 1, 2008 to January 31, 2008:
Allowance for doubtful accounts	$32,788	$3,922	$—	$(94)	$—	$36,616
Restructuring reserve	$13,131	$(8)		$(3,296)	$—	$9,827
Fair value adjustments to restructuring reserve	$—	$—	$—	$—	$(576)	$(576)
Successor period February 1, 2008 to December 31, 2008:
Allowance for doubtful accounts	$36,616	$(9,137)	$—	$(7,242)	$—	$20,237
Restructuring reserve	$9,251	$1,963	$—	$(5,234)	$—	$5,980

(1)	Adjustments reflect changes in allocation of the purchase price and fair value adjustments recorded or additional liabilities established in connection with the PanAmSat Acquisition Transactions and the New Sponsors Acquisition Transactions.

INTELSAT, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	As of December 31, 2008	As of September 30, 2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$470,211	$504,543
Receivables, net of allowance of $20,237 in 2008 and $23,217 in 2009	302,934	317,027
Deferred income taxes	48,623	47,803
Prepaid expenses and other current assets	56,883	38,740

Total current assets	878,651	908,113
Satellites and other property and equipment, net	5,339,671	5,422,488
Goodwill	6,774,334	6,774,334
Non-amortizable intangible assets	2,957,200	2,458,100
Amortizable intangible assets, net	1,124,275	1,014,871
Other assets	583,201	474,137

Total assets	$17,657,332	$17,052,043

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$125,310	$140,693
Employee related liabilities	49,184	37,489
Accrued interest payable	410,082	245,044
Current portion of long-term debt	99,358	97,785
Deferred satellite performance incentives	26,247	20,043
Deferred revenue	78,082	44,420
Other current liabilities	56,950	74,140

Total current liabilities	845,213	659,614
Long-term debt, net of current portion	14,773,975	15,087,524
Deferred satellite performance incentives, net of current portion	128,972	115,607
Deferred revenue, net of current portion	166,311	226,198
Deferred income taxes	562,742	531,913
Accrued retirement benefits	235,014	238,385
Other long-term liabilities	436,258	343,554
Noncontrolling interest	4,500	7,058
Commitments and contingencies (Note 12)
Shareholder’s equity (deficit):
Ordinary shares, $1.00 par value, 12,000 shares authorized, issued and outstanding at December 31, 2008 and September 30, 2009	12	12
Paid-in capital	1,461,006	1,482,272
Accumulated deficit	(886,306)	(1,570,968)
Accumulated other comprehensive loss	(70,365)	(69,126)

Total shareholder’s equity (deficit)	504,347	(157,810)

Total liabilities and shareholder’s equity (deficit)	$17,657,332	$17,052,043

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009
Revenue	$598,512	$617,888
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	92,954	86,772
Selling, general and administrative	51,271	56,339
Depreciation and amortization	217,285	199,991
Losses on derivative financial instruments	36,608	38,820

Total operating expenses	398,118	381,922

Income from operations	200,394	235,966
Interest expense, net	368,339	337,504
Loss on early extinguishment of debt	—	(103)
Other income (expense), net	(11,330)	3,381

Loss before income taxes	(179,275)	(98,260)
Provision for (benefit from) income taxes	16	(3,476)

Net loss	(179,291)	(94,784)
Net loss attributable to noncontrolling interest	—	508

Net loss attributable to Intelsat, Ltd.	$(179,291)	$(94,276)

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2009
Revenue	$190,261	$1,565,851	$1,892,219
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	229,685	297,576
Selling, general and administrative	18,485	132,010	172,975
Depreciation and amortization	64,157	578,523	611,079
Transaction costs	313,102	—	—
Impairment of asset value	—	63,644	499,100
(Gains) losses on derivative financial instruments	11,431	(31,251)	(5,303)

Total operating expenses	432,858	972,611	1,575,427

Income (loss) from operations	(242,597)	593,240	316,792
Interest expense, net	80,275	929,687	1,027,837
Loss on early extinguishment of debt	—	—	(14,979)
Other income (expense), net	535	(5,947)	9,579

Loss before income taxes	(322,337)	(342,394)	(716,445)
Provision for (benefit from) income taxes	(10,476)	19,684	(31,327)

Net loss	(311,861)	(362,078)	(685,118)
Net loss attributable to noncontrolling interest	—	—	456

Net loss attributable to Intelsat, Ltd.	$(311,861)	$(362,078)	$(684,662)

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2009
Cash flows from operating activities:
Net loss attributable to Intelsat, Ltd.	$(311,861)	$(362,078)	$(684,662)
Adjustments to reconcile net loss attributable to Intelsat, Ltd. to net cash provided by operating activities:
Depreciation and amortization	64,157	578,523	611,079
Impairment of asset value	—	63,644	499,100
Provision for doubtful accounts	3,922	(9,209)	5,696
Foreign currency transaction gain	(137)	(1,887)	(4,804)
Loss on disposal of assets	—	199	2,561
Share-based compensation expense	196,414	3,130	24,037
Deferred income taxes	(16,668)	(2,031)	(55,295)
Amortization of discount, premium, issuance costs and other non-cash items	6,494	161,163	93,226
Interest paid-in-kind	—	140,678	226,956
Loss on early extinguishment of debt	—	—	14,496
Share in (gain) loss of unconsolidated affiliates	—	17,262	(388)
Unrealized (gains) losses on derivative financial instruments	11,748	(47,279)	(64,478)
Other non-cash items	108	335	(294)
Changes in operating assets and liabilities net of effect of acquisition:
Receivables	358	12,751	(19,789)
Prepaid expenses and other assets	(25,270)	8,996	17,952
Accounts payable and accrued liabilities	70,704	72,790	(124,784)
Deferred revenue	14,342	32,487	26,226
Accrued retirement benefits	78	969	3,372
Other long-term liabilities	5,230	(2,565)	(20,905)

Net cash provided by operating activities	19,619	667,878	549,302

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(24,701)	(279,311)	(456,035)
Proceeds from sale of other property and equipment	—	—	686
Capital contributions to unconsolidated affiliates	—	(27,280)	(12,210)
Other investing activities	—	8,103	5,437

Net cash used in investing activities	(24,701)	(298,488)	(462,122)

Cash flows from financing activities:
Repayments of long-term debt	(168,847)	(6,253,931)	(424,184)
Loan proceeds received (repaid) from/to Intelsat Holdings	—	34,000	(34,000)
Proceeds from issuance of long-term debt	—	5,012,783	429,195
Proceeds from revolving credit facility	150,000	241,221	—
Debt issuance costs	—	(121,729)	(7,331)
Repayments of funding of capital expenditures by customer	—	(30,862)	—
Payment of premium on early retirement of debt	—	(88,104)	—
Principal payments on deferred satellite performance incentives	(1,333)	(18,579)	(19,569)
Principal payments on capital lease obligations	(2,124)	(4,594)	(1,763)

Net cash used in financing activities	(22,304)	(1,229,795)	(57,652)

Effect of exchange rate changes on cash and cash equivalents	137	1,887	4,804

Net change in cash and cash equivalents	(27,249)	(858,518)	34,332
Cash and cash equivalents, beginning of period	426,569	1,514,637	470,211

Cash and cash equivalents, end of period	$399,320	$656,119	$504,543

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$119,399	$501,316	$803,269
Income taxes paid	4,028	29,903	43,279
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$13,363	$35,668	$60,108
Put option derivatives	—	—	11,708

Note:	The increase in cash and cash equivalents between the predecessor entity ending balance for the period January 1, 2008 to January 31, 2008 and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2009

Note 1    General

Basis of Presentation

The accompanying condensed consolidated financial statements of Intelsat, Ltd. and its subsidiaries (“Intelsat,” “we,” “us” or “our”) have not been audited, but are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. References to U.S. GAAP issued by the Financial Accounting Standards Board (“FASB”) in these footnotes are to the FASB Accounting Standards Codification (the “Codification”). The unaudited condensed consolidated financial statements include all adjustments (consisting only of normal and recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of these financial statements. The results of operations for the periods presented are not necessarily indicative of operating results for the full year. The balance sheet as of December 31, 2008 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 on file with the Securities and Exchange Commission. Intelsat is a wholly-owned subsidiary of Intelsat Holdings, Ltd. (“Intelsat Holdings”). In accordance with the recently revised Subsequent Events topic of the Codification, we have evaluated subsequent events after the balance sheet date of September 30, 2009 through November 9, 2009, the date on which the financial statements were issued, and material subsequent events are discussed in Note 15—Subsequent Events.

On February 4, 2008, Serafina Acquisition Limited (“Serafina”) completed its acquisition of 100% of the equity ownership of Intelsat Holdings for total cash consideration of approximately $5.0 billion, pursuant to a Share Purchase Agreement, dated as of June 19, 2007 (the “BC Share Purchase Agreement”), among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings Limited (“Serafina Holdings”), the direct parent of Serafina. Serafina Holdings is an entity newly formed by funds controlled by BC Partners Holdings Limited (“BC Partners”) and certain other investors (collectively, the “BCEC Funds”). Subsequent to the execution of the BC Share Purchase Agreement, two investment funds controlled by Silver Lake Partners (“Silver Lake”) and other equity investors joined the BCEC Funds as the equity sponsors of Serafina Holdings. The BCEC Funds, the Silver Lake funds and the other equity sponsors are referred to as the New Sponsors and the acquisition of Intelsat Holdings, our parent, is referred to as the New Sponsors Acquisition. Upon closing, management contributed to Serafina Holdings the portion of their equity interests in Intelsat Holdings not purchased for cash by Serafina in exchange for equity interests in Serafina Holdings (which was renamed Intelsat Global, Ltd. (“Intelsat Global”) on February 8, 2008).

Although the effective date of the New Sponsors Acquisition was February 4, 2008, due to the immateriality of the results of operations for the period between February 1, 2008 and February 4, 2008, we have accounted for the New Sponsors Acquisition as if it had occurred on February 1, 2008, except for acquisition transaction costs, which are recorded within the predecessor period of January 1, 2008 to January 31, 2008.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Our condensed consolidated financial statements for the period January 1, 2008 to January 31, 2008 represent the “predecessor” entity. The period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009 represent the “successor” entity. As a result of the application of purchase accounting, the condensed consolidated financial statements of the predecessor entity are not comparable with the condensed consolidated financial statements of the successor entity, because they are, in effect, those of a new entity.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these condensed consolidated financial statements and accompanying notes. Examples of estimates include the determination of fair value with respect to certain assets acquired and liabilities assumed in the New Sponsors Acquisition, the allowance for doubtful accounts, pension and postretirement benefits, the fair value of our derivative instruments, the fair value of the redeemable noncontrolling interest, the fair value of share-based and other compensation awards, income taxes, useful lives of satellites, intangible assets and other property and equipment, the recoverability of goodwill and the fair value of non-amortizable intangible assets. Changes in such estimates may affect amounts reported in future periods.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-1 105, Generally Accepted Accounting Principles (“Topic 105”), which establishes the Codification as the official single source of authoritative U.S. GAAP, superseding existing literature issued by the FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and related literature. The Codification became effective for interim and annual periods ending on or after September 15, 2009, after which only one level of authoritative U.S. GAAP exists and all other literature is considered non-authoritative. The Codification does not change existing U.S. GAAP. The Codification is effective for our third quarter 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. Pursuant to the provisions of Topic 105, we have updated references to U.S. GAAP in our financial statements issued for the period ended September 30, 2009. The adoption of Topic 105 did not impact our financial position or results of operations.

Accounting pronouncements issued prior to the Codification will continue to be referenced by their original issuance reference for consistency with prior period filings. We have also provided the Codification topic into which the accounting guidance has been incorporated subsequent to its original issuance.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

In September 2009, the FASB amended the Revenue Recognition—Multiple Element Arrangements topic of the Codification. Currently, the absence of vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) of the fair value of the undelivered item(s) in an arrangement with multiple deliverables is one of the most common reasons entities are unable to recognize revenue on items that have been delivered. The amendment modifies the fair value requirements by providing an alternative for establishing fair value of a deliverable. In instances where VSOE or TPE of the fair value for any of the deliverables in an arrangement is unavailable, the entity may develop a best estimate of the selling price for those deliverables and allocate the arrangement consideration using the relative selling price method. Application of the residual method of allocating an arrangement fee between delivered and undelivered elements will no longer be permitted. Additionally, entities will be required to disclose more information about their multiple-element revenue arrangements. This amendment will be effective and applied prospectively to all revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted. We are currently evaluating the requirements of this amendment and the impact, if any, to our consolidated financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140 (“SFAS No. 166”). Subsequent to the issuance of this accounting pronouncement, SFAS No. 166 has been incorporated into the Codification under the Transfers and Servicing topic, which establishes accounting and reporting standards for transfers and servicing of financial assets. SFAS No. 166 is intended to improve the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial statements related to a transfer of financial assets, the effects of a transfer on its financial position, financial performance, and cash flows, and a transferor’s continuing involvement, if any, in transferred financial assets. SFAS No. 166 will be effective at the start of the first annual reporting period beginning after November 15, 2009. We are currently evaluating the requirements of SFAS No. 166 and the impact, if any, to our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS No. 167”). Subsequent to the issuance of this accounting pronouncement, SFAS No. 167 has been incorporated into the Codification under the Consolidations topic. SFAS No. 167 is intended to address the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”), as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166 and constituent concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under FIN 46(R) do not always provide timely and useful information about an entity’s involvement in a variable interest entity. SFAS No. 167 will be effective at the start of the first annual reporting period beginning after November 15, 2009. We are currently evaluating the requirements of SFAS No. 167 and the impact, if any, to our consolidated financial statements.

In December 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP No. FAS 132(R)-1”). Subsequent to the issuance of this accounting pronouncement, this FSP has been incorporated into the Codification under the Compensation—Retirement Benefits topic. FSP No. FAS 132(R)-1

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

provides additional disclosure requirements for the plan assets of a defined benefit pension or other postretirement plan. FSP No. FAS 132(R)-1 requires employers of public and nonpublic entities to disclose additional information detailing how investment allocation decisions are made, the major categories of plan assets including concentration of risk and fair value measurements and the fair value techniques used to measure the plan assets. The disclosure requirements are effective for years ending after December 15, 2009. We plan to adopt FSP No. FAS 132(R)-1 and provide the additional disclosure requirements in our Annual Report on Form 10-K for the year ending December 31, 2009.

Note 2    Fair Value Measurements

The Fair Value Measurements and Disclosure topic of the Codification defines fair value, establishes a market-based framework or hierarchy for measuring fair value and provides for certain required disclosures about fair value measurements. The guidance within the Fair Value Measurements and Disclosure topic of the Codification is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted market prices that are observable or that can be corroborated by observable market data by correlation; and

•	Level 3—unobservable inputs based upon the reporting entity’s internally developed assumptions which market participants would use in pricing the asset or liability.

The following table presents assets and liabilities measured and recorded at fair value in our condensed consolidated balance sheets on a recurring basis and their level within the fair value hierarchy (in thousands):

Description	As of September 30, 2009	Fair Value Measurements at September 30, 2009
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Marketable securities	$5,617	$5,617	$—	$—
Undesignated interest rate swaps	18,301	—	18,301	—

Total assets	$23,918	$5,617	$18,301	$—

Liabilities
Undesignated interest rate swaps	$139,588	$—	$139,588	$—
Embedded derivative	11,708	—	—	11,708
Redeemable noncontrolling interest (1)	7,058	—	—	7,058

Total liabilities	$158,354	$—	$139,588	$18,766

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

(1)	Redeemable noncontrolling interest is classified as mezzanine equity in the accompanying condensed consolidated balance sheet.

The following table presents the activity for those items measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in the Fair Value Measurements and Disclosure topic of the Codification for the nine months ended September 30, 2009 (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Redeemable Noncontrolling Interest	Embedded Derivative	Total
Balance at December 31, 2008	$4,500	$—	$4,500
Purchases, issuances and settlements	—	36,040	36,040
Net Income attributable to noncontrolling interest	60	—	60

Balance at March 31, 2009	4,560	36,040	40,600
Mark to market valuation adjustment	874	(21,319)	(20,445)
Net Loss attributable to noncontrolling interest	(8)	—	(8)

Balance at June 30, 2009	5,426	14,721	20,147
Mark to market valuation adjustment	2,140	(3,013)	(873)
Net Loss attributable to noncontrolling interest	(508)	—	(508)

Balance at September 30, 2009	$7,058	$11,708	$18,766

In accordance with the guidance provided in the Distinguishing Liabilities from Equity topic of the Codification regarding the classification and measurement of redeemable securities, we mark to market the fair value of the noncontrolling interest in our joint venture investment, a majority owned subsidiary, at each reporting period. We performed a fair value analysis of the noncontrolling interest related to our 74.9% indirect ownership interest in New Dawn Satellite Company, Ltd. (“New Dawn”) as of September 30, 2009, and this resulted in an increase in the noncontrolling interest of $1.6 million. The fair value was determined using unobservable inputs (see Note 6 (c)—Investments—New Dawn).

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, such items are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances, such as if there is evidence of impairment. During the nine months ended September 30, 2009, our rights to operate at orbital locations were written down to the estimated fair value of $2.4 billion, from the aggregate carrying value of $2.9 billion as of December 31, 2008, due to an impairment identified during the first quarter of 2009. The fair value of the orbital locations was determined using unobservable inputs (see Note 7—Goodwill and Other Intangible Assets).

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Note 3    Share-Based and Other Compensation Plans

(a) 2005 Share Plan

(i) Restricted Shares

The board of directors of Intelsat Holdings adopted the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”) with an effective date of January 28, 2005. Of the shares awarded under the 2005 Share Plan, a portion were time vesting shares and a portion of the shares awarded were performance shares that were to vest upon the meeting of certain performance criteria. Upon consummation of the New Sponsors Acquisition on February 4, 2008, all outstanding performance-based restricted shares and a portion of the time vesting shares under the 2005 Share Plan vested. Vested restricted shares (including time and performance vesting shares) were purchased by the New Sponsors at approximately $400 per share (the per share price specified in the BC Share Purchase Agreement). In connection with the vesting of these awards upon the consummation of the acquisition, we recorded compensation expense of $148.9 million in the predecessor period January 1, 2008 to January 31, 2008. In connection with the New Sponsors Acquisition, each unvested restricted share of Intelsat Holdings was exchanged for approximately four unvested restricted shares of Intelsat Global.

(ii) Share-Based Compensation Arrangements

During 2006 and 2007, Intelsat Holdings entered into share-based compensation arrangements (“SCAs”) with selected employees of Intelsat Holdings and its direct and indirect subsidiaries under the 2005 Share Plan, which permitted such employees to purchase Intelsat Holdings common shares. These SCAs vested over time and were subject to continued employment through each applicable vesting date. The vesting of these SCAs was to accelerate in the event of the occurrence of both a change in control and a termination without cause (each as defined in the 2005 Share Plan) of the relevant employee. Any outstanding but unexercised SCAs could be canceled at any time after termination of employment. Shares issued as a result of the exercise of SCAs could be repurchased at the lesser of fair market value and the exercise price in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enabled Intelsat Holdings to recover the shares without transferring any appreciation in value if the employee were to terminate voluntarily, the SCAs were not deemed to be granted under the guidance provided by the Stock Compensation topic of the Codification. The repurchase features provided that if an employee were to be terminated without cause or upon death or disability, Intelsat Holdings would have the right for two years to repurchase any vested shares at fair value as determined on the termination date.

In connection with the New Sponsors Acquisition, vesting in SCAs issued under the 2005 Share Plan doubled at consummation of the transaction if the awardee was still employed on February 4, 2008. The vested SCAs were canceled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. In connection with the vesting and cancellation of these awards, we recorded expense of $47.6 million in the predecessor period January 1, 2008 to January 31, 2008. The remaining unvested SCAs were rolled over into new SCAs of Intelsat Global.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

(b) 2008 Share Plan

On May 6, 2009, the board of directors of Intelsat Global adopted the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”). The 2008 Share Plan provides for a variety of equity-based awards with respect to Class A common shares, par value U.S. $0.001 per share (the “Class A Shares”), and Class B common shares, par value U.S. $0.001 per share (the “Class B Shares” and, together with the Class A Shares, the “Common Shares”), including non-qualified share options, incentive share options (within the meaning of Section 422 of the United States Internal Revenue Service Tax Code), restricted share awards, restricted share unit awards, share appreciation rights, phantom share awards and performance-based awards.

A total of 1,689,975 common shares may be issued under the 2008 Share Plan; provided, however, that no more than 946,386 Class B Shares may be issued under the 2008 Share Plan. Class A Shares may be issued pursuant to any type of award; however, Class B Shares may only be issued pursuant to restricted share awards. Additionally, 438,827 Class A Shares shall be available for issuance pursuant to the vesting and/or exercise of certain options and restricted share awards previously granted pursuant to the 2005 Share Plan (the “Rollover Awards”). To the extent that any award, other than the Rollover Awards, terminates, expires, or lapses for any reason, or is settled in cash without delivery of shares (or, in the case of restricted shares, without vesting) to the participant, then any shares subject to the award may be used again for new grants under the 2008 Share Plan.

(i) Rollover Shares

In connection with the adoption of the 2008 Share Plan, 293,926 Class A Shares previously granted pursuant to the 2005 Share Plan, of which 228,976 Class A Shares had been awarded to certain executive officers under employment agreements, became subject to new Class A restricted share agreements and the provisions of the 2008 Share Plan. These rollover shares continue to be classified as a liability of Intelsat Global due to certain repurchase features in the 2008 Share Plan and the new Class A restricted share agreements. The rollover shares continued to vest in the same increments and on the same vesting dates as were applicable prior to the closing of the New Sponsors Acquisition. During the successor period February 1, 2008 to September 30, 2008, the three months ended September 30, 2009 and the nine months ended September 30, 2009, we recorded compensation expense of $0.1 million, $1.6 million and $11.2 million, respectively, related to the rollover shares. The non-vested restricted shares had a remaining weighted average vesting period of 4 months as of September 30, 2009.

(ii) Rollover Options

In connection with the adoption of the 2008 Share Plan, the unvested SCAs of Intelsat Holdings that had been rolled over into SCAs of Intelsat Global became subject to new option agreements and the provisions of the 2008 Share Plan. As a result, the SCAs were no longer subject to the same repurchase features that had applied previously, and the SCAs were deemed a grant of options to purchase Intelsat Global Class A Shares under the guidance provided by the Stock Compensation topic of the Codification.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Holders of these options who terminate employment with Intelsat Global or its subsidiaries will forfeit any unvested options. Additionally, the option agreements have certain repurchase features which provide that if an employee is terminated without cause or upon death or disability, Intelsat Global has the right for two years to repurchase any vested options, and any shares issued upon exercise of vested options, at the fair market value of the shares, less exercise price in the case of options, as determined on the termination date. In the event an employee resigns, Intelsat Global has the right to repurchase any vested options, and any shares issued upon exercise of vested options, at a price equal to the lesser of the fair market value of the shares at resignation and $100.00 per share, less applicable exercise price in the case of options. However, for certain executives, Intelsat Global’s repurchase right will be at fair market value at resignation should certain service period obligations be met.

We recorded compensation expense for the time vesting restricted options over the vesting period based on the intrinsic value which equaled the fair value of the underlying Class A Shares at the date of the grant, $48.74 per share, less the exercise price of $25 per share. Since awards made consisted of options to purchase shares of our indirect parent, Intelsat Global, compensation costs for vested awards and the cost to repurchase options were reflected as capital contributions in the form of liabilities assumed by parent. Due to certain repurchase features in the 2008 Share Plan and the underlying agreements, the options to purchase shares are classified as a liability of Intelsat Global. We recognized $0.5 million and $3.3 million as compensation expense for these restricted share grants during the three and nine months ended September 30, 2009, respectively.

(iii) Class B Share Grants

In connection with the adoption of the 2008 Share Plan, 900,249 Class B Shares were awarded to employees of Intelsat Global and its subsidiaries. These shares are subject to transfer, vesting and other restrictions set forth in the applicable Class B restricted share agreements, as described below.

Class B Share Grants to Certain Executive Officers

The 480,830 Class B Shares issued to certain of our executive officers as of May 6, 2009 are subject to time vesting, generally with 25% of the shares vested as of the date of grant and the remaining shares vesting in equal monthly installments of 1/45th per month commencing June 4, 2009 (the “Executive Officer Class B Time-Vesting Shares”). The remaining 75% of the Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years (the “Executive Officer Class B Performance Shares”).

In the event of a change in control, as defined in the 2008 Share Plan, the Executive Officer Class B Time-Vesting Shares become fully vested, and the Executive Officer Class B Performance Shares vest if certain principal shareholders of Intelsat Global, as defined in the applicable agreements (the “Principal Shareholders”), receive a three times multiple on their investment (four times if the change in control occurs after

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

February 4, 2015). In the event the executive officer dies or becomes disabled, such individual’s Executive Officer Class B Time-Vesting Shares become fully vested and such individual’s Executive Officer Class B Performance Shares cease vesting and unvested shares are forfeited, unless, within six months following such termination, an initial public offering occurs or Intelsat Global enters into a definitive agreement resulting in a change in control, in which case the unvested shares will be eligible to become vested as if a change in control had occurred immediately prior to termination (the “Executive Officer Transaction Vesting Protection”). In the event the executive officer is terminated without cause or resigns for good reason (in either case as defined in the executive officer’s employment agreement) such individual’s Executive Officer Transaction Vesting Protection applies to both such individual’s Executive Officer Class B Time-Vesting Shares and such individual’s Executive Officer Class B Performance Shares, and if such termination occurs after certain service period obligations are met, 50% of such individual’s unvested Executive Officer Class B Time-Vesting Shares vest. In the event the executive officer breaches any covenants contained in the applicable employment agreements, such individual will be required to repay Intelsat Global for all Class B Shares which vested during the twelve months preceding the breach of the covenant.

Class B Share Grants to All Other Employees

419,419 restricted Class B Shares were issued effective as of May 8, 2009 to certain other members of management and key employees of Intelsat Global and its subsidiaries. Generally, five-sevenths of these Class B Shares are subject to time vesting, with 10% of the shares generally vesting six months after the later of February 4, 2008 or the date of hire, and the remaining shares vesting in equal monthly installments of 1/54th per month thereafter (the “Management Class B Time-Vesting Shares”). The remaining Class B Shares are subject to annual performance-based vesting upon the achievement of certain adjusted EBITDA and revenue goals for 2008 and 2009 (and 2010 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years (the “Management Class B Performance Shares”).

In the event of a change in control, as defined in the applicable agreement, the Management Class B Time-Vesting Shares become fully vested, and the Management Class B Performance Shares vest if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015).

In the event of the termination, death or disability of the holder, the respective Management Class B Time-Vesting Shares and Management Class B Performance Shares cease vesting and all unvested shares are forfeited. In the event of the holder’s termination of employment without cause, Intelsat Global may repurchase the shares generally for fair market value. If the termination is for cause, as defined in the 2008 Share Plan, the shares may be repurchased at a price per share equal to par value, and if the termination is due to the holder’s resignation, a repurchase price as defined in the 2008 Share Plan and applicable agreements.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

We recorded compensation expense for all restricted Class B shares over the vesting period based on the intrinsic value (which equaled fair value) at the date of the grant of $10.73 per share, although a different fair market value might apply to the repurchase terms of the awards applicable to an employee termination without cause. Since awards made consisted of shares of our indirect parent, Intelsat Global, compensation costs for vested awards and the cost to repurchase shares were reflected as capital contributions in the form of liabilities assumed by parent. Due to certain repurchase features in the 2008 Share Plan and the terms of applicable restricted share agreements, these restricted Class B Share grants were classified as a liability of Intelsat Global. We recognized $0.9 million and $4.2 million as compensation expense for these restricted Class B Share grants during the three and nine months ended September 30, 2009, respectively.

(iv) Class A Share Option Grants and SCAs

In connection with the adoption of the 2008 Share Plan, 707,351 Intelsat Global Class A SCAs were awarded to employees of Intelsat Global and its subsidiaries under SCAs at an exercise price of $100 per share (the “New 2008 SCAs”), and 377,795 Class A Share options were awarded to certain of our executive officers under option agreements at an exercise price of $100 per share. These awards are subject to transfer, vesting and other restrictions set forth in the various agreements, as described below.

Class A Share Option Grants to Certain Executive Officers

These options will vest with respect to 206,070 Class A Shares based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012, as defined in the applicable agreements, subject to catch-up vesting upon achievement of targets in later years or if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control. Upon the occurrence of a change in control or other realization event for the Principal Shareholders, the options will vest ratably with respect to an additional 171,725 Class A Shares based upon a sliding scale of return on the Principal Shareholders’ investment from 3.3 times to 4.1 times. The options generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following resignation without good reason, (iii) one year following termination without cause or for good reason or upon death or disability and (iv) the date of termination for cause. The options are subject to Executive Officer Transaction Vesting Protection following a termination due to death or disability, a termination without cause or a resignation for good reason. Additionally, in the event that the executive officer is terminated without cause or resigns for good reason following certain specified corporate transactions, the option will vest as if a change in control had occurred immediately prior to termination. The Class A Shares acquired upon exercise of the options are subject to repurchase rights similar to the rights specified in the executive officer’s Class B restricted share agreement. In the event the executive officer breaches any covenants contained in the executive officer’s employment agreement, such individual will be required to repay Intelsat Global an amount equal to the number of shares acquired pursuant to the option during the twelve months preceding the breach of the covenants, multiplied by the

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

excess of the fair market value of the shares over the exercise price paid. These awards were deemed a grant of options to purchase Intelsat Global common shares under the guidance provided by the Stock Compensation topic of the Codification.

Class A SCAs for All Other Employees

Approximately 55% of the shares subject to the New 2008 SCAs will vest based upon the achievement of certain adjusted EBITDA and revenue goals for 2010, 2011 and 2012 (and 2013 for individuals hired after the first quarter of 2008), as defined in the applicable agreements, subject to catch-up vesting in certain circumstances, including upon achievement of targets in later years or if the Principal Shareholders receive a three times multiple on their investment (four times if the change in control occurs after February 4, 2015) in connection with a change in control, as defined. Approximately 45% of the shares subject to the New 2008 SCAs will vest upon the occurrence of a change in control or other realization event based upon a sliding scale of return on the Principal Shareholders’ investment from 3.3 times to 4.1 times. The New 2008 SCAs generally expire on the earliest to occur of: (i) February 4, 2018, (ii) 90 days following termination of employment, other than as a result of death or disability, (iii) one year following termination upon death or disability and (iv) the date of termination for cause. Class A Shares acquired upon exercise of the New 2008 SCAs are subject to repurchase rights of Intelsat Global similar to the rights specified in the agreements governing the restricted Class B Share grants. The New 2008 SCAs also contain restrictive covenants similar to those contained in the agreements governing the restricted Class B Share grants.

Any Class A Shares held by employees as a result of the exercise of the New 2008 SCAs can be repurchased at the lesser of fair market value and the exercise price in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enable Intelsat Global to recover the shares without transferring any appreciation in value if the employee were to terminate voluntarily, the New 2008 SCAs were not deemed to be granted. The repurchase features provide that if an employee were to be terminated without cause or upon death or disability, Intelsat Global would have the right for two years to repurchase any vested shares issued upon exercise of the New 2008 SCAs at fair value as determined on the termination date.

Note 4    Retirement Plans and Other Retiree Benefits

(a) Pension and Other Postretirement Benefits

We maintain a noncontributory defined benefit retirement plan covering substantially all employees hired prior to July 19, 2001. The cost of providing benefits to eligible participants under the defined benefit retirement plan is calculated using the plan’s benefit formulas, which take into account the participants’ remuneration, dates of hire, years of eligible service, and certain actuarial assumptions. In addition, as part of the overall medical plan, we provide postretirement medical benefits to certain current retirees, as well as to employees hired prior to January 1, 2004 who meet certain criteria.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Concurrent with our privatization in 2001, the defined benefit retirement plan became subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. We expect that our future contributions to the defined benefit retirement plan will be based on the minimum funding requirements of the Internal Revenue Code and on the plan’s funded status.

Recent market conditions have resulted in an unusually high degree of volatility and increased risks related to the short-term liquidity of certain investments held by our defined benefit retirement plan, which could impact the value of the plan assets after the date of these condensed consolidated financial statements. Additionally, any significant decline in the fair value of our defined benefit retirement plan assets could affect its funded status. The impact on the funded status as of October 1, the plan’s annual measurement date, was based upon market conditions in effect when we completed our annual valuation. Based on these criteria, we were not required to make additional contributions in 2008 to the defined benefit retirement plan, and we currently expect that we will not be required to make any additional contributions during 2009. However, as a result of the recent decline in value of our defined benefit retirement plan assets, we currently anticipate significant funding in future years.

Included in accumulated other comprehensive loss at September 30, 2009 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $1.5 million ($1.0 million, net of tax) and unrecognized actuarial losses of $108.6 million ($68.8 million, net of tax).

Net periodic pension benefit costs included the following components (in thousands):

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009	Predecessor Entity	Successor Entity
			Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2009
Service cost	$621	$694	$217	$1,656	$2,081
Interest cost	5,064	5,176	1,621	13,504	15,529
Expected return on plan assets	(5,775)	(5,143)	(2,014)	(15,400)	(15,429)
Amortization of unrecognized prior service cost	—	(43)	(26)	—	(129)
Amortization of unrecognized net loss	—	—	18	—	—

Net periodic (benefit) costs	$(90)	$684	$(184)	$(240)	$2,052

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Net periodic other postretirement benefit costs included the following components (in thousands):

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009	Predecessor Entity	Successor Entity
			Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2009
Service cost	$232	$195	$83	$619	$586
Interest cost	1,246	1,202	387	3,323	3,607
Amortization of unrecognized prior service cost	—	—	10	—	—
Amortization of unrecognized net gain	—	—	(24)	—	—

Total costs	$1,478	$1,397	$456	$3,942	$4,193

(b) Other Retirement Plans

We maintain two defined contribution retirement plans, qualified under the provisions of Section 401(k) of the Internal Revenue Code, for our employees in the United States. One plan is for Intelsat employees who were hired before July 19, 2001 or otherwise participate in the Supplemental Retirement Income Plan (the “SRIP”) and the other plan is for Intelsat employees hired on or after July 19, 2001, the Retirement Savings Plan (the “RSP”). Each employee participating in the SRIP or RSP is eligible to contribute, on a tax deferred basis and on an after-tax basis, up to 100% of eligible earnings, subject to regulatory limits. We match 50% of employee contributions up to 2% of eligible earnings for participants in the SRIP, and 100% of employee contributions up to 5% of eligible earnings for participants in the RSP. Additionally, we provide a discretionary contribution based on performance against pre-defined metrics of between 0% and 4% of eligible earnings for employees participating in the SRIP or the RSP and a fixed contribution of 2% of eligible earnings for participants in the RSP, all subject to regulatory limits. We recognized compensation expense for these plans of $0.5 million, $5.7 million and $6.7 million for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively. We also maintain other defined contribution retirement plans in several non-U.S. jurisdictions, but such plans are not material to our financial position, results of operations or cash flows.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Note 5    Satellites and Other Property and Equipment

Satellites and other property and equipment, net were comprised of the following (in thousands):

	As of December 31, 2008	As of September 30, 2009
Satellites and launch vehicles	$5,372,439	$5,898,540
Information systems and ground segment	332,750	352,964
Buildings and other	264,907	268,144

Total cost	5,970,096	6,519,648
Less: accumulated depreciation	(630,425)	(1,097,160)

Total	$5,339,671	$5,422,488

Satellites and other property and equipment, net as of December 31, 2008 and September 30, 2009 included construction-in-progress of $538.5 million and $1,089.4 million, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $4.7 million, $46.1 million and $52.9 million were capitalized in the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively.

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of these launch contracts provides that such contract may be terminated at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise our right to obtain a replacement launch within a specified period following our request for re-launch.

In August 2009, we purchased from Israel Aerospace Industries Ltd. its Amos-1 satellite, which is currently in inclined orbit, plus related ground assets. The satellite, with nine Ku-band transponders, had an estimated remaining useful life of 4.4 years, and was purchased together with ground assets for $14.0 million, of which $7.0 million was paid at closing. As of September 30, 2009, the remaining $7.0 million was payable over the next two years. This satellite, which we renamed IS-24, is expected to begin providing service in November 2009.

Note 6    Investments

(a) WildBlue Communications, Inc.

We have an ownership interest of approximately 28% in WildBlue Communications, Inc. (“WildBlue”), a company offering broadband Internet access services in the continental United States via Ka-band satellite capacity. We account for our investment using the equity method of accounting. Because of a history of operating and on-going losses at WildBlue, the investment was determined to have a new basis of zero in connection with the allocation of the purchase price from the New Sponsors Acquisition at February 1, 2008. As of September 30, 2008 and 2009, our cumulative losses exceeded the investment, and as a result, the investment balance remained at zero and no additional losses from WildBlue were recognized.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

On September 30, 2009, WildBlue entered into a definitive agreement with a wholly-owned subsidiary of Viasat Inc., pursuant to which we expect to dispose of our ownership interest in WildBlue in exchange for newly issued shares of Viasat Inc. common stock or, under certain circumstances, cash or promissory notes from Viasat Inc. The transaction is subject to customary regulatory and other conditions and is expected to close by early 2010.

(b) Horizons-1 and Horizons-2

As a result of our acquisition of PanAmSat Holding Corporation and its subsidiaries (“PanAmSat”) on July 3, 2006 and related transactions (the “PanAmSat Acquisition Transactions”), we have a joint venture with JSAT International, Inc. (“JSAT”), a leading satellite operator in the Asia-Pacific region. The joint venture is named Horizons Satellite Holdings, LLC, and consists of two investments: Horizons-1 Satellite LLC (“Horizons-1”) and Horizons-2 Satellite LLC (“Horizons-2”). We provide certain services to the joint venture and utilize capacity from the joint venture.

Horizons-1 owns and operates the Ku-band portion of the Horizons-1 satellite in the fixed satellite services sector, offering service to customers in the Asia-Pacific region. We have a 50% ownership interest in Horizons-1, an investment which is accounted for under the equity method of accounting. Our share of the results of Horizons-1 is included in other income (expense), net in the accompanying condensed consolidated statements of operations and was income of $0.02 million, $0.1 million and $0.1 million for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively. The investment balance of $15.7 million and $13.3 million as of December 31, 2008 and September 30, 2009, respectively, was included within other assets in the accompanying condensed consolidated balance sheets.

During the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, we recorded expenses of $0.3 million, $2.5 million and $2.8 million, respectively, in relation to the utilization of Ku-band satellite capacity from Horizons-1. Additionally, we provide tracking, telemetry and control (“TT&C”) and administrative services for the Horizons-1 satellite. We recorded revenue for these services of $0.1 million, $0.4 million and $0.5 million during the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-1 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. As a result of this agreement, we reduced revenue by $1.1 million, $10.1 million and $11.3 million for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively. The payable due to JSAT was $2.0 million and $3.0 million as of December 31, 2008 and September 30, 2009, respectively.

On August 1, 2005, Intelsat Corporation (“Intelsat Corp”), our indirect wholly-owned subsidiary, formed a second satellite joint investment with JSAT to build and launch a Ku-band satellite, Horizons-2. The Horizons-2 satellite was launched in December 2007 and placed into

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

service in February 2008. Our investment is being accounted for using the equity method of accounting. The total future joint investment in Horizons-2 is expected to be $127.8 million as of September 30, 2009, of which each of the joint venture partners is required to fund their 50% share. Our share of the results of Horizons-2 is included in other income (expense), net in the accompanying condensed consolidated statements of operations and was income of $0.2 million and $0.3 million for the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively. As of December 31, 2008 and September 30, 2009, the investment balance of $79.2 million and $76.6 million, respectively, was included within other assets in the accompanying condensed consolidated balance sheets.

In connection with our investment in Horizons-2, we entered into a capital contribution and subscription agreement in August 2005, which requires us to fund our 50% share of the amounts due under Horizons-2’s loan agreement with a third-party lender. Pursuant to this agreement, we made contributions of $6.1 million during both the combined nine months ended September 30, 2008 and the nine months ended September 30, 2009. We have entered into a security and pledge agreement with a third-party lender and, pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore, we have recorded this obligation as an indirect guarantee. We have recorded a liability of $12.2 million within accrued liabilities as of both December 31, 2008 and September 30, 2009, and a liability of $61.0 million and $48.8 million within other long-term liabilities as of December 31, 2008 and September 30, 2009, respectively, in the accompanying condensed consolidated balance sheets.

We provide TT&C and administrative services for the Horizons-2 satellite. We did not receive any revenue for these services during the predecessor period January 1, 2008 to January 31, 2008. We recorded revenue for these services of $0.5 million and $0.6 million during the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively. During the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, we recorded expenses of $5.0 million and $5.3 million, respectively, in relation to the utilization of satellite capacity for the Horizons-2 satellite.

We also have a revenue share agreement with JSAT related to services sold on the Horizons-2 satellite. We are responsible for the billing and collecting for all such services sold, but recognize revenue on a net basis. As a result of this agreement, we reduced revenue by $4.6 million and $7.2 million for the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively. The amount payable to JSAT was $2.2 million and $1.8 million as of December 31, 2008 and September 30, 2009, respectively.

(c) New Dawn

In June 2008, we entered into a project and shareholders’ agreement (the “New Dawn Project Agreement”) with Convergence SPV Ltd. (“Convergence Partners”) pursuant to which New Dawn Satellite Company Ltd., a Mauritius company in which we have a 74.9% indirect ownership interest and Convergence Partners has a 25.1% noncontrolling ownership interest, intends to procure and launch a new satellite to provide satellite transponder services to customers in Africa. We currently expect the satellite to be launched during the fourth quarter of 2010.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

New Dawn entered into a secured loan financing arrangement, which is non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions, on December 5, 2008 to obtain $215.0 million of financing to fund a portion of the cost of construction and launch of the new satellite (see Note 8—Long-Term Debt). In addition, we and Convergence Partners have agreed to make certain capital contributions to New Dawn in proportion to our respective ownership interests in New Dawn to fund a portion of these costs. Out of the total equity contributions of $18.3 million in 2008, our initial capital contributions were $13.7 million and Convergence Partners’ contributions were $4.6 million. New Dawn and its subsidiaries are unrestricted subsidiaries for purposes of applicable indentures and credit agreements of Intelsat and its wholly-owned subsidiaries.

We have agreed to provide sales and marketing services, engineering and administrative support services, and to perform satellite-related consulting and technical services for New Dawn. The services include the provision of program management services with respect to the satellite and launch vehicle construction programs as well as TT&C services for the new satellite. In addition, for a fee of $15.0 million together with assumption of continuing payment obligations, we assigned New Dawn a launch service contract to provide for the launch of the Intelsat New Dawn satellite.

Convergence Partners has at its option the ability to require Intelsat to buy its ownership interest at fair value subsequent to the operations of New Dawn’s assets for a period as defined in the New Dawn Project Agreement. As a result of this option, as of each balance sheet date, we have reflected within mezzanine equity the estimated amount that we would pay to Convergence Partners as if the option was exercised. This amount reflects the fair value analysis we performed at September 30, 2009, which resulted in a $3.0 million increase in the fair value. The $3.0 million change in fair value is shown as a reduction in our paid-in capital at September 30, 2009. We have assessed the significance of the Level 3 inputs to the overall valuation and have concluded that the valuation in its entirety is classified in Level 3 of the fair value hierarchy (see Note 2—Fair Value Measurements).

As of September 30, 2009, we consolidated New Dawn within our condensed consolidated financial statements, net of appropriate eliminating entries. Additionally, we accounted for the percentage interest in New Dawn owned by Convergence Partners as a noncontrolling interest. We recorded the transaction in accordance with the guidance provided under the Distinguishing Liabilities from Equity topic of the Codification specifically related to the classification and measurement of redeemable securities during the first quarter of 2009 and, as a result of the application of EITF Topic D-98, this did not have an impact on the classification of the noncontrolling interest on the balance sheet.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Note 7    Goodwill and Other Intangible Assets

The carrying amounts of goodwill and acquired intangible assets not subject to amortization consist of the following (in thousands):

	As of December 31, 2008	As of September 30, 2009
Goodwill	$6,774,334	$6,774,334
Trade name	70,400	70,400
Orbital locations	2,886,800	2,387,700

We determine the estimated fair value of our rights to operate at orbital locations using the build up method, as described below, to determine the cash flows for the income approach, with the resulting projected cash flows discounted at an appropriate weighted average cost of capital. In instances where the build up method did not generate positive value for the right to operate at an orbital location, but the right was expected to generate revenue, we assigned a value based upon independent source data for recent transactions of similar orbital locations.

Under the build up method, the amount an investor would be willing to pay for the right to operate a satellite business at an orbital location is calculated by first estimating the cash flows that typical market participants would assume could be available from the right to operate satellites using the orbital location in a similar market. It is assumed that rather than acquiring such a business, the buyer would hypothetically start with the right to operate at an orbital location and build a new operation with similar attributes. Thus the buyer or builder is considered to incur the start-up costs and losses typically associated with such a business, including costs for all other tangible and intangible assets.

We account for goodwill and other non-amortizable intangible assets in accordance with the guidance provided under the Intangibles—Goodwill and Other topic of the Codification and have deemed these assets to have indefinite lives. Therefore, these assets are not amortized but are tested on an annual basis for impairment during the fourth quarter, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. During the first quarter of 2009, the credit markets continued to experience difficulties, with new debt issuances being priced at significantly higher effective interest rates as compared to the pricing of debt issuances completed in prior periods. The higher effective interest rates reflected, in our view, higher discounts being applied in the valuation of companies generally, and were therefore considered by us to be an indicator of potential impairment to the fair value of our right to operate at orbital locations. The higher interest rates resulted in an increase to our weighted average cost of capital, and led to our recognizing a non-cash impairment charge of $499.1 million in the first quarter of 2009.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consist of the following (in thousands):

	As of December 31, 2008			As of September 30, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Backlog and other	$743,760	$(146,745)	$597,015	$743,760	$(239,865)	$503,895
Customer relationships	534,030	(8,266)	525,764	534,030	(23,341)	510,689
Technology	2,700	(1,204)	1,496	2,700	(2,413)	287

Total	$1,280,490	$(156,215)	$1,124,275	$1,280,490	$(265,619)	$1,014,871

Intangible assets are amortized based on the expected pattern of consumption. We recorded amortization expense of $7.8 million, $113.6 million and $109.4 million for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively.

In the first quarter of 2009, the FASB revised the Intangibles—Goodwill and Other topic of the Codification to provide additional guidance for determining the useful life of intangible assets. The revised guidance provides that we are required to disclose on an interim and annual basis our policy related to the renewal or extension of the term of our intangible assets. Our policy is to expense all costs incurred to renew or extend the terms of our intangible assets. The renewal expenses for both the three and nine months ended September 30, 2009 were immaterial to our results of operations.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Note 8    Long-Term Debt

The carrying amounts and fair values of our notes payable and long-term debt were as follows (in thousands):

	As of December 31, 2008		As of September 30, 2009
	Amount	Fair Value	Amount	Fair Value
Intelsat, Ltd.:
6.5% Senior Notes due November 2013	$700,000	$364,000	$353,550	$328,802
Unamortized discount on 6.5% Senior Notes	(215,885)	—	(96,990)	—
7.625% Senior Notes due April 2012	600,000	369,600	485,841	473,695
Unamortized discount on 7.625% Senior Notes	(118,883)	—	(78,365)	—

Total Intelsat, Ltd. obligations	965,232	733,600	664,036	802,497

Intelsat Bermuda:
11.25% Senior Notes due February 2017	2,805,000	1,654,950	2,805,000	2,790,975
11.5% / 12.5% Senior PIK Election Notes due February 2017	2,258,815	1,061,643	2,549,991	2,371,491

Total Intelsat Bermuda obligations	5,063,815	2,716,593	5,354,991	5,162,466

Intelsat Jackson:
11.25% Senior Notes due June 2016	1,048,220	921,385	1,048,220	1,129,457
Unamortized premium on 11.25% Senior Notes	6,184	—	5,767	—
11.5% Senior Notes due June 2016	284,595	224,830	284,595	298,825
9.5% Senior Notes due June 2016	701,913	642,952	701,913	737,009
9.25% Senior Notes due June 2016	55,035	49,862	55,035	56,686
Senior Unsecured Credit Facilities due February 2014	195,152	121,970	195,152	172,281
New Senior Unsecured Credit Facilities due February 2014	810,876	506,798	810,876	715,841
Note payable to Intelsat Holdings, Ltd.	34,000	34,000	—	—

Total Intelsat Jackson obligations	3,135,975	2,501,797	3,101,558	3,110,099

Intermediate Holdco:
9.25% Senior Discount Notes due February 2015	4,125	3,119	4,415	4,393
9.5% Senior Discount Notes due February 2015	435,072	328,914	466,479	464,147

Total Intermediate Holdco obligations	439,197	332,033	470,894	468,540

Intelsat Sub Holdco:
8.25% Senior Notes due January 2013	400	368	—	—
8.5% Senior Notes due January 2013	883,346	813,562	883,346	892,179
8.625% Senior Notes due January 2015	430	390	—	—
8.875% Senior Notes due January 2015	681,012	616,997	681,012	698,037
Senior Secured Credit Facilities due July 2013	337,855	269,608	335,270	320,316
8.875% Senior Notes due January 2015, Series B	—	—	400,000	410,000
Unamortized discount on 8.875% Senior Notes	—	—	(76,203)	—
Capital lease obligations	2,050	2,050	286	286
7% Note payable to Lockheed Martin Corporation	10,000	10,000	5,000	5,000

Total Intelsat Sub Holdco obligations	1,915,093	1,712,975	2,228,711	2,325,818

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

	As of December 31, 2008		As of September 30, 2009
	Amount	Fair Value	Amount	Fair Value
New Dawn:
Senior Secured Debt Facility	—	—	44,506	44,506
Mezzanine Facility Term Loan	—	—	32,341	32,341

New Dawn obligations	—	—	76,847	76,847

Intelsat Corp:
Senior Secured Credit Facilities due January 2014	1,751,260	1,320,450	1,737,858	1,653,745
Unamortized discount on Senior Secured Credit Facilities	(13,052)	—	(11,367)	—
Senior Secured Credit Facilities due July 2012	275,830	237,214	222,444	213,101
9% Senior Notes due August 2014	1,016	859	—	—
9.25% Senior Notes due August 2014	658,119	556,111	658,119	677,863
9% Senior Notes due January 2016	10	9	—	—
9.25% Senior Notes due June 2016	580,720	526,131	580,720	598,141
6.875% Senior Secured Debentures due January 2028	125,000	72,500	125,000	101,563
Unamortized discount on 6.875% Senior Secured Debentures	(24,882)	—	(24,502)	—

Total Intelsat Corp obligations	3,354,021	2,713,274	3,288,272	3,244,413

Total Intelsat, Ltd. long-term debt	14,873,333	$10,710,272	15,185,309	$15,190,680

Less:
Current portion of capital lease obligations	1,859		286
Current portion of long-term debt	97,499		97,498

Total current portion	99,358		97,785

Total long-term debt, excluding current portion	$14,773,975		$15,087,524

The fair value for publicly traded instruments is determined using quoted market prices and, for non-publicly traded instruments, fair value is based upon composite pricing from a variety of sources, including market leading data providers, market makers, and leading brokerage firms. The fair values of the New Dawn obligations and the note payable to Lockheed Martin Corporation are assumed to equal their respective book values.

2009 Financing Activities

On February 12, 2009, our indirect subsidiary, Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”), purchased $114.2 million of Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat, Ltd.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to a cash tender offer (the “Tender Offer”). On February 12, 2009, Intelsat Sub Holdco completed an offering of $400.0 million aggregate principal amount at maturity of 8 7/8% Senior Notes due 2015, Series B (the “2009 Sub Holdco Notes”), which yielded approximately $348.3 million of net proceeds at issuance (the “2009 Sub Holdco Notes Offering”). The net proceeds of the 2009 Sub Holdco Notes Offering, together with cash on hand, were used to fund the Tender Offer, to pay related fees and expenses and for

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

general corporate purposes. The 2009 Sub Holdco Notes have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008.

A loss on early extinguishment of debt was recognized in connection with the Tender Offer. The loss was primarily driven by the difference between the carrying value of the Intelsat, Ltd. notes purchased and the cash paid for the purchase. The value of the Intelsat, Ltd. notes had been adjusted to fair value in connection with the New Sponsors Acquisition as of February 4, 2008.

At the date of issuance of the 2009 Sub Holdco Notes, we determined that these debt instruments contained a contingent put option clause within the host contract, which affords the holders of the notes the option to require the issuer to repurchase such notes at 101% of their principal amount in the event of a change of control, as defined in the indenture governing the notes. In our evaluation of the financing arrangement, we concluded that the contingent put option required bifurcation. We were therefore required to bifurcate the contingent put option and carry it as a derivative liability at fair value. We estimated the fair value of the derivative on the date of inception using a standard valuation technique, which places the most significant emphasis upon the estimated date and probability of a change of control and incorporates the issue price, maturity date and change of control put price. The fair value of the embedded derivative was calculated at $36.0 million upon inception and $11.7 million at September 30, 2009. The allocation of a portion of the proceeds from the debt issuance to the fair value of the embedded derivative resulted in an additional discount to the carrying value of the 2009 Sub Holdco Notes. The additional discount will be amortized in the condensed consolidated statements of operations using the effective interest method over the term of the 2009 Sub Holdco Notes. Additionally, the embedded derivative will be adjusted to fair value at the end of each reporting period with any change in fair value recognized through earnings (see Note 9—Derivative Instruments and Hedging Activities—Put Option Embedded Derivative Instrument).

New Dawn Credit Facilities

On December 5, 2008, New Dawn entered into a $215.0 million secured financing arrangement that consists of a senior and mezzanine term loan facilities. The credit facilities are non-recourse to New Dawn’s shareholders, including us and our wholly-owned subsidiaries, beyond the shareholders’ scheduled capital contributions. The senior facility provides for a commitment of up to $125.0 million. The interest rate on term loans under the senior facility is the aggregate of the London Interbank Offered Rate (“LIBOR”) plus an applicable margin between 3.0% and 4.0%. The mezzanine facility provides for a commitment of up to $90.0 million. The interest rate on term loans under the mezzanine facility is the aggregate of LIBOR plus an applicable margin between 5.3% and 6.3%. New Dawn is required to pay a commitment fee at a rate per annum of 0.5% on any unused commitments under the credit facilities. During the nine months ended September 30, 2009, New Dawn incurred satellite related capital expenditures of $71.0 million.

Senior Secured Revolving Credit Facilities

No amounts were outstanding under our revolving credit facilities as of September 30, 2009; however, we had aggregate outstanding letters of credit of $22.9 million under the revolver portion of Intelsat Sub Holdco’s senior secured credit facilities and $2.1 million under

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

the revolver portion of Intelsat Corp’s senior secured credit facilities. Intelsat Sub Holdco and Intelsat Corp had $221.0 million (net of standby letters of credit) and $152.2 million (net of standby letters of credit), respectively, of availability remaining under their senior secured credit facilities at that date. Under the terms of the credit agreements governing both Intelsat Sub Holdco’s senior secured credit facilities and Intelsat Corp’s amended and restated senior secured credit facilities, the ability of each company to borrow under its respective revolving credit facility is subject to compliance by each company’s indirect parent, Intelsat, Ltd., with a senior secured debt covenant included in the indenture governing Intelsat, Ltd.’s outstanding senior notes. As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Corp has certain amounts outstanding under its revolving credit facility, and Intelsat Corp may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility.

2009 Redemptions

On July 31, 2009, our indirect subsidiary, Intelsat Sub Holdco, redeemed the approximately $0.4 million principal amount of its outstanding 8 5/8% Senior Notes due 2015 and the approximately $0.4 million principal amount of its outstanding 8 1/4% Senior Notes due 2013.

On July 31, 2009, our indirect subsidiary, Intelsat Corp, redeemed the approximately $1.0 million principal amount of its outstanding 9% Senior Notes due 2014 and the approximately $0.01 million principal amount of its outstanding 9% Senior Notes due 2016.

Note 9    Derivative Instruments and Hedging Activities

Interest Rate Swaps

As of September 30, 2009, we held interest rate swaps with an aggregate notional amount of $3.3 billion with maturities ranging from 2010 to 2013. These swaps were entered into as further described below to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities, but have not been designated as hedges for accounting purposes. On a quarterly basis, we receive a floating rate of interest on a $3.0 billion notional amount equal to the three-month LIBOR and pay a fixed rate of interest. Additionally, on a $312.5 million notional amount, we receive a floating rate of interest equal to the one-month LIBOR plus a spread and pay a floating rate of interest equal to the three-month LIBOR.

In July 2009, New Dawn entered into two floating to fixed interest rate swaps to hedge future interest payments on loans under New Dawn’s senior and mezzanine term loan facilities. The first interest rate swap has an effective date of August 4, 2009 with varying notional amounts maturing on July 7, 2011. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 1.55%. Interest payments for each quarterly period are deferred until the maturity date and all the accrued interest will be paid at maturity. The second interest rate swap has an effective date of July 7, 2011, maturing on July 7, 2014, with a notional amount of $65.5 million for mezzanine loans and varying notional amounts for underlying senior loans. We receive an interest rate of three-month LIBOR and pay a fixed coupon of 3.72%. Both these swaps were undesignated as hedges for accounting purposes.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

In June 2009, we entered into an interest rate basis swap with an aggregate notional principal amount of $312.5 million that will mature on March 15, 2010. Under this basis swap, we will pay interest based on the three month LIBOR rate and receive interest based on the one month LIBOR rate plus a fixed spread.

In February 2008, we entered into five-year interest rate swaps with an effective date of March 14, 2008 to hedge interest expense on an aggregate notional amount of $2.35 billion expected to mature on March 14, 2013. Certain of these swaps contain options covering a notional amount of $717.0 million that would effectively permit us to terminate the underlying swaps on March 14, 2011, prior to the stated maturity of March 14, 2013. If we exercise the options, the cash flows (excluding accrued and unpaid interest) for the underlying swap and those from the options are expected to offset one another.

On March 14, 2005, our indirect wholly-owned subsidiary, Intelsat Corp, entered into a five-year interest rate swap to hedge interest expense on a notional amount of $1.25 billion of debt. On March 14, 2008, under the original terms of the swap agreement, the notional amount was reduced to $625.0 million, at which level it will remain until expiration on March 14, 2010.

The counterparties to such agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swaps, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreement. We do not anticipate non-performance by the counterparties.

All of these interest rate swaps were undesignated as of September 30, 2009. The swaps have been marked-to-market with any change in fair value recorded within (gains) losses on derivative financial instruments in our condensed consolidated statements of operations.

As of December 31, 2008 and September 30, 2009, $2.4 million and $17.5 million was included in other current liabilities, respectively, and $156.7 million and $103.7 million was included in other long-term liabilities, respectively, within our condensed consolidated balance sheets related to the interest rate swaps.

Put Option Embedded Derivative Instrument

As discussed in Note 8—Long-Term Debt, following an evaluation of the 2009 Sub Holdco Notes Offering, we concluded that the contingent put option embedded within the indenture governing the 2009 Sub Holdco Notes meets the criteria under the Derivatives and Hedging topic of the Codification, to be bifurcated from the debt host instrument and classified as a derivative instrument. We estimated the fair value of the embedded derivative on the issuance date and will subsequently revalue the derivative at the end of each reporting period, recognizing any change in fair value through earnings. We use a standard valuation technique whereby the critical assumptions and underlyings include the debt maturity date, issue price, coupon rate, change of control put price, and the estimated date of a change in control. The fair value of the put option embedded derivative as of September 30, 2009 was $11.7 million based on our fair value analysis and $24.3 million of non-cash gain was recorded within net losses on derivative financial instruments during the nine months ended September 30, 2009.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

In accordance with disclosure requirements provided under the Derivative and Hedging topic of the Codification, we include the following tabular presentation, which sets forth the fair value of our derivatives by category (in thousands):

		Asset Derivatives	Liability Derivatives
Derivatives not designated as hedging instruments	Balance Sheet Location	September 30, 2009	September 30, 2009
Undesignated interest rate swaps (a)	Other long-term liabilities	$18,301	$121,973
Undesignated interest rate swaps	Other current liabilities	—	17,615
Put option embedded derivative	Other long-term liabilities	—	11,708

Total derivatives		$18,301	$151,296

(a)	The value of undesignated interest rate swaps on our condensed consolidated balance sheet is net of $18.3 million, which represents the fair value of options permitting us to terminate the underlying swaps. The fair value of these options is classified as an asset derivative in the table above.

The following tabular presentation sets forth the effect of the derivative instruments on the condensed consolidated statements of operations (in thousands):

Derivatives not designated as hedging instruments	Presentation in Statements of Operations	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Undesignated interest rate swaps	Losses on derivative financial instruments	$41,833	$19,029
Put option embedded derivative	Gains on derivative financial instruments	(3,013)	(24,332)

Total unrealized (gains) losses on derivative financial instruments		$38,820	$(5,303)

Note 10    Income Taxes

Because Bermuda does not currently impose an income tax, our statutory tax rate is zero. The difference between tax expense (benefit) reported in the condensed consolidated statements of operations and tax computed at statutory rates is attributable to the provision for foreign taxes, which were principally in the United States and the United Kingdom, as well as withholding taxes on revenue earned in many of the foreign markets in which we operate.

We operate in various taxable jurisdictions throughout the world and our tax returns are subject to audit and review from time to time. We consider the U.S. and the U.K. to be our significant tax jurisdictions. Our U.S. and U.K. subsidiaries are subject to federal, state and local income tax examination for periods beginning after July 18, 2001.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

As of December 31, 2008 and September 30, 2009, our gross unrecognized tax benefits were $86.8 million and $82.6 million, respectively (including interest and penalties), of which $65.4 million and $60.0 million, respectively, if recognized, would affect our effective tax rate. As of December 31, 2008 and September 30, 2009, we had recorded reserves for interest and penalties in the amount of $6.6 million and $5.1 million, respectively. We continue to recognize interest and, to the extent applicable, penalties with respect to the unrecognized tax benefits as income tax expense. Since December 31, 2008, the change in the balance of unrecognized tax benefits consisted of an increase of $6.1 million related to current period tax positions, an increase of $3.7 million related to prior period tax positions, a decrease of $1.0 million related to prior period tax positions, a decrease of $6.7 million related to the expiration of statutes of limitations, and a decrease of $6.3 million related to settlement of tax positions.

During the third quarter 2009, in connection with the announced sale of our equity method investment, WildBlue, we recognized a net deferred tax asset of $9.5 million, representing the outside basis difference that is expected to reverse upon the completion of the sale of WildBlue to Viasat Inc. (see Note 6 (a)—Investments—WildBlue Communications, Inc.).

During the third quarter of 2009, we received final notice from the UK tax authorities for amounts due related to the audit of our UK operations. We paid $6.3 million in the third quarter of 2009 related to the settlement of balances due.

In addition, we believe it is reasonably possible that we will recognize a decrease in unrecognized tax benefits related to the expiration of certain statutes of limitations. Within the next twelve months, we believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows.

During the third quarter of 2008, the Internal Revenue Service began an audit of Intelsat Corp for the years ended December 31, 2005 and 2006. At this point in time, it is too early to anticipate both the length of the audit and the probability of any adjustments.

Prior to August 20, 2004, our subsidiary, Intelsat Corp, joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. In April 2004, Intelsat Corp entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among Intelsat Corp and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify Intelsat Corp for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from Intelsat Corp regarding any liability for the federal or consolidated state or local income taxes of General Motors Corporation and The DIRECTV Group, except those income taxes Intelsat Corp is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify Intelsat Corp for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on, or prior to, the day of the closing of the PanAmSat recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, Intelsat Corp’s tax exposure after indemnification related to these

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

periods is capped at $15.0 million, of which $4.0 million has been paid to date. The tax separation agreement with The DIRECTV Group is effective from August 20, 2004 until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates. As of December 31, 2008 and September 30, 2009, we recorded tax indemnification receivables of $5.9 million and $6.3 million, respectively.

On October 25, 2007, Intelsat Corp was notified by The DIRECTV Group that the Internal Revenue Service had begun a federal income tax return audit for the period beginning December 23, 2003 and ending December 31, 2005. As mentioned above, under the terms of Intelsat Corp’s tax separation agreement with The DIRECTV Group, certain federal income taxes are fully indemnified by The DIRECTV Group for periods through August 20, 2004.

Note 11    Restructuring and Transaction Costs

Our restructuring and transaction costs include historical facilities restructuring plans and management-approved restructuring plans to consolidate and integrate the management and operations of Intelsat and PanAmSat subsequent to consummation of the PanAmSat Acquisition Transactions as well as transaction-related expenses incurred in connection with the New Sponsors Acquisition.

(a) Facilities Restructuring Plan

We approved a facilities restructuring plan subsequent to the consummation of the PanAmSat Acquisition Transactions which includes the closure of PanAmSat’s former corporate headquarters in Wilton, Connecticut, as well as two other locations in the United States. These costs relate primarily to payments due on existing lease obligations that are expected to be incurred and paid through 2011. PanAmSat also had recorded liabilities in connection with its 2002 approval of a plan to restructure several of its United States locations and close certain facilities, some of which are currently being leased through 2011. The facilities restructuring liability was $5.5 million and $4.2 million as of December 31, 2008 and September 30, 2009, respectively, the current portion of which is included in accounts payable and accrued liabilities, with the remainder in other long-term liabilities in the condensed consolidated balance sheets. We expect to pay $2.2 million within the next 12 months in connection with the facilities restructuring plan.

(b) Workforce Restructuring Plan

As part of the consolidation and integration associated with the PanAmSat Acquisition Transactions, we approved a workforce restructuring plan. This plan provided for the relocation and/or severance of employees due to planned facility closures. This workforce reduction covered approximately 400 employees. The remainder of the workforce restructuring liability of $0.4 million at December 31, 2008 was paid in June 2009.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

The following table summarizes the recorded accruals, which are included in accounts payable and accrued liabilities, employee related liabilities, and other long-term liabilities in the accompanying condensed consolidated balance sheets, and activity related to the facilities restructuring and workforce restructuring (in millions):

	Facilities Restructuring Plan	Workforce Restructuring Plan	Total
Balance at January 1, 2009	$5.5	$0.4	$5.9
Net cash payments	(1.3)	(0.4)	(1.7)

Balance at September 30, 2009	$4.2	$0.0	$4.2

No additional costs related to the facilities restructuring plan or the workforce restructuring plan are expected to be incurred.

Note 12    Contingencies

(a) Litigation and Claims

We are subject to litigation in the ordinary course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on our financial position or results of operations.

(b) LCO Protection

Most of the customer service commitments entered into prior to our privatization were transferred to us pursuant to novation agreements. Certain of these agreements contain provisions, including provisions for lifeline connectivity obligation (“LCO”) protection, which constrain our ability to price services in some circumstances. Our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of September 30, 2009, we had approximately $150.1 million of backlog covered by LCO contracts and to date we have not been required to reduce prices for our LCO-protected service commitments. There can be no assurance that we will not be required to reduce prices in the future under our LCO commitments.

(c) Launch Service Providers

One of our launch service providers, Sea Launch Company L.L.C. (“Sea Launch”), with which we have contracted for the future launch of three satellites, one through Sea Launch and two through Space International Services, and have options for the launch of four additional satellites through Sea Launch, has filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. We have made approximately $100 million of payments under our contracts and options with Sea Launch for the launch of these satellites. In August 2009, we obtained approval from the bankruptcy court to make payments directly to Space International Services for the two launches provided by Space International Services. As of September 30, 2009, we had approximately $43 million outstanding of payments made to Sea Launch relating to satellite

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

launches that Sea Launch is still required to provide us. While Sea Launch is continuing to operate as a debtor-in-possession, and while we may receive full or partial credit for prior payments relating to the launches, there can be no assurance that Sea Launch will honor its contractual obligations to us, or do so without charging us significant additional amounts beyond what is provided for in our current agreements. In addition, should we try to procure alternative launch services for the satellites involved, there can be no assurance that we will not incur significant delays and significant additional expenses as a result.

(d) Other

Boeing Satellite Systems, Inc. has security interests in certain transponders on the IS-2, IS-3R, IS-4 and IS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

Note 13    Business and Geographic Segment Information

We operate in a single industry segment, in which we provide satellite services to our communications customers around the world. Revenue by region is based on the locations of customers to which services are billed. Our satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of our remaining assets, substantially all are located in the United States.

The geographic distribution of our revenue was as follows:

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009
North America	47%	45%
Europe	17%	17%
Africa and Middle East	17%	18%
Latin America and Caribbean	11%	13%
Asia Pacific	8%	7%

Approximately 5% and 4% of our revenue was derived from our largest customer during the three months ended September 30, 2008 and 2009, respectively. The ten largest customers accounted for approximately 19% and 21% of our revenue for the three months ended September 30, 2008 and 2009, respectively.

The geographic distribution of our revenue was as follows:

	Predecessor Entity	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2009
North America	48%	47%	46%
Europe	16%	17%	17%
Africa and Middle East	18%	17%	17%
Latin America and Caribbean	11%	11%	12%
Asia Pacific	7%	8%	8%

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Approximately 7%, 5% and 4% of our revenue was derived from our largest customer during the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively. The ten largest customers accounted for approximately 23%, 20% and 20% of our revenue for the predecessor period January 1, 2008 to January 31, 2008, the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively.

Our revenues were derived from the following services (in thousands, except percentages):

	Three Months Ended September 30, 2008		Three Months Ended September 30, 2009
Transponder services	$453,593	76%	$479,311	78%
Managed services	74,047	12%	77,901	13%
Channel	36,233	6%	33,092	5%
Mobile satellite services and other	34,639	6%	27,584	4%

Total	$598,512	100%	$617,888	100%

Our revenues were derived from the following services (in thousands, except percentages):

	Predecessor Entity		Successor Entity
	Period January 1, 2008 to January 31, 2008		Period February 1, 2008 to September 30, 2008		Nine Months Ended September 30, 2009
Transponder services	$146,344	77%	$1,190,259	76%	$1,426,620	75%
Managed services	23,847	12%	199,165	13%	237,002	13%
Channel	12,525	7%	97,151	6%	101,354	5%
Mobile satellite services and other	7,545	4%	79,276	5%	127,243	7%

Total	$190,261	100%	$1,565,851	100%	$1,892,219	100%

Note 14    Related Party Transactions

(a) Shareholders Agreements

The shareholders of Intelsat Holdings, including recipients of restricted share awards of Intelsat Holdings, entered into a shareholders agreement on January 28, 2005. The shareholders agreement and the bye-laws of Intelsat Holdings provided, among other things, for the governance of Intelsat Holdings and its subsidiaries and provided specific rights to and limitations upon the holders of Intelsat Holdings’ share capital with respect to shares held by such holders.

The agreement terminated upon the completion of the New Sponsors Acquisition, and the New Sponsors and other shareholders of Serafina Holdings entered into similar shareholders agreements effective February 4, 2008.

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

(b) Monitoring Fee Agreements and Transaction Fees

In connection with the closing of the New Sponsors Acquisition on February 4, 2008, Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), our direct wholly-owned subsidiary, entered into a new monitoring fee agreement (the “2008 MFA”) with BC Partners and Silver Lake Management Company III, L.L.C. (together, the “2008 MFA parties”), pursuant to which the 2008 MFA parties provide certain monitoring, advisory and consulting services to Intelsat Bermuda. We recorded expense for services associated with the 2008 MFA of $6.2 million and $17.4 million during the successor period February 1, 2008 to September 30, 2008 and the nine months ended September 30, 2009, respectively.

As payment for certain structuring and advisory services rendered, Intelsat Bermuda also paid and expensed an aggregate transaction and advisory fee of $60.0 million to the 2008 MFA parties upon the closing of the New Sponsors Acquisition.

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement (the “2006 MFA”) with the former sponsors, or affiliates of, or entities advised by, designated by or associated with, the former sponsors, as the case may be (collectively, the “2006 MFA parties”), pursuant to which the 2006 MFA parties provided certain monitoring, advisory and consulting services with respect to Intelsat Bermuda, PanAmSat Holdco and their respective subsidiaries. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated. Pursuant to the 2006 MFA, an annual fee equal to the greater of $6.25 million or 1.25% of Intelsat Corp Adjusted EBITDA (as defined in the indenture governing the 9% Senior Notes due 2016 of Intelsat Corp) was to be paid, and Intelsat Bermuda reimbursed the 2006 MFA parties for their out-of-pocket expenses. We recorded expense for services associated with the 2006 MFA of $0.7 million during the predecessor period January 1, 2008 to January 31, 2008.

In connection with the closing of the our acquisition by Intelsat Holdings in January 2005, Intelsat Sub Holdco entered into a monitoring fee agreement (the “2005 MFA”) with Intelsat Holdings and the former sponsors, or affiliates of, or entities advised by, designated by or associated with, the former sponsors, as the case may be (collectively, the “2005 MFA parties”), pursuant to which the 2005 MFA parties provided certain monitoring, advisory and consulting services to Intelsat. In connection with the consummation of the New Sponsors Acquisition, this agreement was terminated. Pursuant to the 2005 MFA, Intelsat Sub Holdco was obligated to pay an annual fee equal to the greater of $6.25 million or 1.25% of Adjusted EBITDA as defined in the indenture governing Intelsat Sub Holdco’s 8 1/4% Senior Notes due 2013 and Intelsat Sub Holdco’s 8 5/8% Senior Notes due 2015, and to reimburse the 2005 MFA parties for their out-of-pocket expenses. We recorded expense for services associated with the 2005 MFA of $1.0 million during the predecessor period January 1, 2008 to January 31, 2008.

(c) Ownership by Management

In connection with and after the closing of the PanAmSat Acquisition Transactions, Intelsat Holdings entered into SCAs under its existing 2005 Share Plan with certain directors, officers and key employees of Intelsat Holdings and its subsidiaries. In addition, upon consummation of the New Sponsors Acquisition on February 4, 2008, all outstanding restricted

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

performance shares under the 2005 Share Plan vested. Vesting in SCAs issued under the 2005 Share Plan doubled at consummation of the New Sponsors Acquisition if the awardee was still employed on February 4, 2008. The vested SCAs were canceled in return for cash in an amount equal to the excess of approximately $400 (the per share price of the transaction) over the exercise price of each share covered. Vested restricted shares (including time and performance vesting shares) were purchased at approximately $400 per share (the per share price specified in the BC Share Purchase Agreement). In connection with the vesting and modification of these awards upon the consummation of the acquisition, we recorded compensation expense of $197.2 million in January 2008.

Certain directors, officers and key employees of Intelsat Global and its subsidiaries hold restricted shares and SCAs of Intelsat Global. In May 2009, Intelsat Global issued new restricted shares, SCAs and options to certain directors, officers and key employees under the 2008 Share Plan (see Note 3(a)—2005 Share Plan and Note 3(b)—2008 Share Plan). In May 2009, certain of our executive officers also purchased shares of Intelsat Global. In the aggregate, these shares and arrangements outstanding as of September 30, 2009 provided for the issuance of approximately 13.0% of the voting equity of Intelsat Global on a fully diluted basis.

(d) Sponsor and Executive Management Investments

Apollo Management V, L.P., one of our former sponsors, is the indirect controlling stockholder of Hughes Communications, Inc. and Hughes Network Systems, LLC (“HNS”). HNS is one of our largest network services customers. We recorded $9.5 million of revenue during the predecessor period January 1, 2008 to January 31, 2008 for satellite capacity and other services provided to HNS. Two members of the board of directors prior to the New Sponsors Acquisition, Messrs. Africk and Stone, served on the board of directors of Hughes Communications, Inc. and the board of managers of HNS.

During 2008, affiliates or associates of funds and investment vehicles advised or controlled by one of the New Sponsors, Silver Lake, purchased $90.9 million of Intelsat Bermuda’s 11 1/2% Senior Notes due 2017 (the “2017 Bermuda Senior Notes”) and affiliates or associates of funds and investment vehicles advised or controlled by another of the New Sponsors, BC Partners, also purchased $90.9 million of the 2017 Bermuda Senior Notes.

Also during 2008, an entity associated with funds and investment vehicles advised or controlled by Silver Lake purchased a further $100.0 million of the 2017 Bermuda Senior Notes and $650.0 million original principal amount of Intelsat Bermuda’s 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (the “2017 Bermuda PIK Notes”). Mr. Svider, Chairman of our board of directors, Mr. McGlade, our Chief Executive Officer and Deputy Chairman of our board of directors, and a trust of which Mr. Spector, our Executive Vice President, Business Development, and General Counsel, is the beneficiary, invested $3.8 million, $2.5 million and $0.6 million, respectively, as limited partners in the entity through which the notes were purchased.

(e) Horizons

We have a 50% ownership interest in Horizons-1 and Horizons-2 as a result of a joint venture with JSAT (see Note 6—Investments).

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

(f) New Dawn

We have a 74.9% ownership interest in New Dawn as a result of a project and shareholders’ agreement with Convergence Partners (see Note 6—Investments).

(g) Receivable from Parent

We had a receivable from Intelsat Global as of September 30, 2009, $8.4 million of which was included in other receivables in our condensed consolidated balance sheet.

(h) WildBlue Option Agreement

On August 17, 2009 we entered into an agreement with WildBlue, in which we have an ownership interest of approximately 28%, granting WildBlue the exclusive option to acquire certain of our rights to operate a Ka-Band satellite system at a designated orbital location for $0.2 million. This amount is included in other income, net in the three and nine months ended September 30, 2009. The option may be exercised by WildBlue until February 17, 2010 for an exercise price of $2.8 million (see Note 6 (a)—Investments—WildBlue Communications, Inc.).

Note 15    Subsequent Events

On October 20, 2009, our indirect subsidiary, Intelsat Jackson Holdings, Ltd. (“Intelsat Jackson”), completed an offering of $500.0 million aggregate principal amount at maturity of 8 1/2% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance (the “2009 Jackson Notes Offering”). Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat Bermuda in an amount equal to the purchase price paid by Intelsat Bermuda to purchase $400.0 million face amount of the 2017 Bermuda PIK Notes at a discount. Intelsat Bermuda then canceled the purchased 2017 Bermuda PIK Notes. After giving effect to the purchase of the 2017 Bermuda PIK Notes and fees and expenses related thereto and to the 2009 Jackson Notes Offering, approximately $100 million of the proceeds from the 2009 Jackson Notes Offering remained available for general corporate purposes.

On October 29, 2009, we were selected as the successful bidder at a bankruptcy auction for the ProtoStar I satellite with an all cash offer of $210 million. The purchase of the satellite and related ground assets, which is subject to certain regulatory and bankruptcy court approvals, is expected to close in the fourth quarter of 2009. Upon closing, ProtoStar I, built by Space Systems Loral, is expected to be re-named IS-25. Launched in July 2008, the satellite is expected to have a 16-year life from its date of launch.

Note 16    Supplemental Consolidating Financial Information

In connection with the acquisition of Intelsat, Ltd. by Intelsat Holdings in January 2005, and related amalgamations, Intelsat Sub Holdco issued $2.6 billion aggregate principal amount of debt (the “2005 Acquisition Finance Notes”), the majority of which was tendered and repurchased in change of control offers in June 2008. The 2005 Acquisition Finance Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, Ltd., Intelsat Bermuda,

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

Intelsat Jackson, Intelsat Intermediate Holding Company, Ltd. (“Intermediate Holdco”), our indirect wholly-owned subsidiary, and certain wholly-owned subsidiaries of Intelsat Sub Holdco (the “Subsidiary Guarantors”).

On February 11, 2005, Intelsat, Ltd. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015 (the “2015 Discount Notes”), yielding approximately $305.3 million of net proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda. Following these transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Bermuda, and Intelsat Bermuda became an obligor on the 2015 Discount Notes.

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda transferred the obligation on the 2015 Discount Notes to its wholly-owned subsidiary, Intermediate Holdco. Intermediate Holdco became an obligor on the 2015 Discount Notes and confirmed its guarantee of the 2005 Acquisition Finance Notes and Intelsat Bermuda became a guarantor of the 2015 Discount Notes and confirmed its guarantee of the 2005 Acquisition Finance Notes. The 2015 Discount Notes are not guaranteed by any of Intelsat Bermuda’s direct or indirect subsidiaries.

In connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $1.33 billion of 11 1/4% Senior Notes due 2016 and $260.0 million of Floating Rate Senior Notes due 2013 (collectively, the “July 2006 Notes”). The July 2006 Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat. The July 2006 Notes are not guaranteed by any of Intelsat Bermuda’s direct or indirect subsidiaries.

On January 12, 2007, Intelsat Bermuda issued $600.0 million in Floating Rate Senior Notes due 2015 (the “Refinancing Notes”), which were fully and unconditionally guaranteed, jointly and severally, by Intelsat, Ltd.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets and certain of its liabilities and obligations (including the July 2006 Notes, the Refinancing Notes and its senior unsecured credit facility) to a newly formed direct wholly-owned subsidiary, Intelsat Jackson. Intelsat Jackson became the obligor on the July 2006 Notes and the Refinancing Notes and a guarantor of the 2005 Acquisition Finance Notes and the 2015 Discount Notes, and Intelsat Bermuda confirmed its guarantee of the 2015 Discount Notes, the July 2006 Notes, the Refinancing Notes and the 2005 Acquisition Finance Notes.

On February 7, 2008, Intelsat Jackson redeemed, pursuant to their terms, all $260.0 million of its Floating Rate Senior Notes due 2013 and all $600.0 million of its outstanding Refinancing Notes.

Separate financial statements of Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intermediate Holdco, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)—(Continued)

September 30, 2009

because management believes that such financial statements would not be material to investors. Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2009

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$685	$876	$9,340	$41	$243,896	$157,856	$249,705	$(157,856)	$504,543
Receivables, net of allowance	5,215	—	—	—	195,235	195,229	116,577	(195,229)	317,027
Deferred income taxes	—	—	—	—	2,411	2,411	45,392	(2,411)	47,803
Prepaid expenses and other current assets	1,236	5,797	—	—	26,097	25,931	18,465	(38,786)	38,740
Intercompany receivables	—	—	—	—	604,228	—	408,285	(1,012,513)	—

Total current assets	7,136	6,673	9,340	41	1,071,867	381,427	838,424	(1,406,795)	908,113
Satellites and other property and equipment, net	—	—	—	—	2,948,802	2,948,563	2,471,824	(2,946,701)	5,422,488
Goodwill	—	—	—	—	3,434,165	—	3,340,169	—	6,774,334
Non-amortizable intangible assets	—	—	—	—	1,805,130	—	652,970	—	2,458,100
Amortizable intangible assets, net	—	—	—	—	512,779	—	502,092	—	1,014,871
Investment in affiliates	1,386,375	6,751,484	10,394,930	7,472,285	(44,114)	(53,175)	90,898	(25,907,785)	90,898
Other assets	—	135,916	18,544	4,171	478,978	89,574	106,112	(450,056)	383,239

Total assets	$1,393,511	$6,894,073	$10,422,814	$7,476,497	$10,207,607	$3,366,389	$8,002,489	$(30,711,337)	$17,052,043

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,669	$6	$—	$—	$70,507	$70,364	$115,855	$(83,219)	$178,182
Accrued interest payable	26,657	81,051	67,490	—	40,408	3,713	29,438	(3,713)	245,044
Current portion of long-term debt	—	—	—	—	8,448	5,000	89,337	(5,000)	97,785
Deferred satellite performance incentives	—	—	—	—	4,287	4,287	15,756	(4,287)	20,043
Other current liabilities	—	—	1,133	—	68,915	68,530	48,512	(68,530)	118,560
Intercompany payables	497,338	1,664	461,825	51,685	—	1,531,286	—	(2,543,798)	—

Total current liabilities	528,664	82,721	530,448	51,685	192,565	1,683,180	298,898	(2,708,547)	659,614
Long-term debt, net of current portion	1,011,190	5,354,991	3,101,558	470,894	2,219,977	—	3,276,068	(347,154)	15,087,524
Deferred satellite performance incentives, net of current portion	—	—	—	—	23,767	23,767	91,840	(23,767)	115,607
Deferred revenue, net of current portion	—	—	—	—	182,024	182,024	44,174	(182,024)	226,198
Deferred income taxes	—	—	—	—	—	—	531,913	—	531,913
Accrued retirement benefits	—	—	—	—	67,912	67,912	170,473	(67,912)	238,385
Other long-term liabilities	—	69,986	39,324	—	49,077	17,672	185,167	(17,672)	343,554
Noncontrolling interest	—	—	—	—	—	—	7,058	—	7,058
Shareholder’s equity (deficit):
Ordinary shares	12	12	12	—	12	—	70	(106)	12
Other shareholder’s equity (deficit)	(146,355)	1,386,363	6,751,472	6,953,918	7,472,273	1,391,834	3,396,828	(27,364,155)	(157,822)

Total liabilities and shareholder’s equity (deficit)	$1,393,511	$6,894,073	$10,422,814	$7,476,497	$10,207,607	$3,366,389	$8,002,489	$(30,711,337)	$17,052,043

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$6,286	$181,650	$20,166	$50	$149,003	$74,815	$113,056	$(74,815)	$470,211
Receivables, net of allowance	2,108	—	—	—	192,916	192,909	107,910	(192,909)	302,934
Deferred income taxes	—	—	—	—	2,411	2,411	46,212	(2,411)	48,623
Prepaid expenses and other current assets	1,027	—	—	91	21,050	20,976	38,618	(24,879)	56,883
Intercompany receivables	—	—	—	—	686,360	—	308,541	(994,901)	—

Total current assets	9,421	181,650	20,166	141	1,051,740	291,111	614,337	(1,289,915)	878,651
Satellites and other property and equipment, net	—	—	—	—	2,844,927	2,843,653	2,494,744	(2,843,653)	5,339,671
Goodwill	—	—	—	—	3,434,165	—	3,340,169	—	6,774,334
Non-amortizable intangible assets	—	—	—	—	2,160,130	—	797,070	—	2,957,200
Amortizable intangible assets, net	—	—	—	—	579,650	—	544,625	—	1,124,275
Investment in affiliates	1,994,848	7,126,074	10,640,176	7,750,641	(40,782)	(54,207)	95,937	(27,416,750)	95,937
Other assets	—	144,388	20,434	5,043	113,216	87,442	204,183	(87,442)	487,264

Total assets	$2,004,269	$7,452,112	$10,680,776	$7,755,825	$10,143,046	$3,167,999	$8,091,065	$(31,637,760)	$17,657,332

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,913	$29	$—	$—	$58,047	$57,832	$114,408	$(61,735)	$174,494
Accrued interest payable	17,242	225,879	29,175	—	73,723	5,582	64,063	(5,582)	410,082
Current portion of long-term debt	—	—	—	—	9,939	6,492	89,419	(6,492)	99,358
Deferred satellite performance incentives	—	—	—	—	8,740	8,740	17,507	(8,740)	26,247
Other current liabilities	—	—	530	—	69,088	68,911	65,414	(68,911)	135,032
Intercompany payables	511,535	92,559	339,820	50,987	—	1,065,317	—	(2,060,218)	—

Total current liabilities	534,690	318,467	369,525	50,987	219,537	1,212,874	350,811	(2,211,678)	845,213
Long-term debt, net of current portion	965,232	5,063,815	3,135,975	439,197	1,904,596	5,000	3,265,160	(5,000)	14,773,975
Deferred satellite performance incentives, net of current portion	—	—	—	—	26,621	26,621	102,351	(26,621)	128,972
Deferred revenue, net of current portion	—	—	—	—	123,792	123,792	42,519	(123,792)	166,311
Deferred income taxes	—	—	—	—	—	—	562,742	—	562,742
Accrued retirement benefits	—	—	—	—	67,053	67,053	167,961	(67,053)	235,014
Other long-term liabilities	—	74,982	49,202	—	50,806	22,863	261,268	(22,863)	436,258
Noncontrolling interest	—	—	—	—	—	—	4,500	—	4,500
Shareholder’s equity:
Ordinary shares	12	12	12	—	12	—	70	(106)	12
Other shareholder’s equity	504,335	1,994,836	7,126,062	7,265,641	7,750,629	1,709,796	3,333,683	(29,180,647)	504,335

Total liabilities and shareholder’s equity	$2,004,269	$7,452,112	$10,680,776	$7,755,825	$10,143,046	$3,167,999	$8,091,065	$(31,637,760)	$17,657,332

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$384,484	$384,484	$377,605	$(528,685)	$617,888

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	—	—	78,102	391,036	152,846	(535,235)	86,772
Selling, general and administrative	5,201	5,815	111	—	10,438	9,776	34,776	(9,778)	56,339
Depreciation and amortization	—	—	—	—	113,865	91,662	86,126	(91,662)	199,991
Losses on derivative financial instruments	—	—	15,079	—	2,118	—	21,623	—	38,820

Total operating expenses	5,201	5,838	15,190	—	204,523	492,474	295,371	(636,675)	381,922

Income (loss) from operations	(5,201)	(5,838)	(15,190)	—	179,961	(107,990)	82,234	107,990	235,966
Interest expense, net	25,426	158,553	71,335	11,344	32,697	927	38,631	(1,409)	337,504
Loss on early extinguishment of debt	—	—	—	—	(52)	—	(51)	—	(103)
Subsidiary income (loss)	(64,132)	100,261	186,786	160,143	(2,309)	(794)	—	(379,955)	—
Other income (expense), net	—	(1)	—	—	640	639	2,742	(639)	3,381

Income (loss) before income taxes	(94,759)	(64,131)	100,261	148,799	145,543	(109,072)	46,294	(271,195)	(98,260)
Provision for (benefit from) income taxes	—	1	—	—	(14,600)	(9,377)	11,123	9,377	(3,476)

Net income (loss)	(94,759)	(64,132)	100,261	148,799	160,143	(99,695)	35,171	(280,572)	(94,784)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	508	—	508

Net income (loss) attributable to Intelsat, Ltd.	$(94,759)	$(64,132)	$100,261	$148,799	$160,143	$(99,695)	$35,679	$(280,572)	$(94,276)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$359,097	$357,693	$365,144	$(483,422)	$598,512

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	73,317	362,473	145,366	(488,202)	92,954
Selling, general and administrative	4,753	3,897	6	125	8,319	7,270	34,171	(7,270)	51,271
Depreciation and amortization	—	—	—	—	127,784	99,382	89,501	(99,382)	217,285
Losses on derivative financial instruments	—	—	11,419	—	3,888	—	21,301	—	36,608

Total operating expenses	4,753	3,897	11,425	125	213,308	469,125	290,339	(594,854)	398,118

Income (loss) from operations	(4,753)	(3,897)	(11,425)	(125)	145,789	(111,432)	74,805	111,432	200,394
Interest expense (income), net	30,343	156,032	80,815	10,221	31,365	(865)	59,563	865	368,339
Subsidiary income (loss)	(144,195)	15,734	107,974	97,843	(2,926)	(2,926)	—	(71,504)	—
Other income (loss), net	—	—	—	—	(16,184)	(16,184)	4,854	16,184	(11,330)

Income (loss) before income taxes	(179,291)	(144,195)	15,734	87,497	95,314	(129,677)	20,096	55,247	(179,275)
Provision for (benefit from) income taxes	—	—	—	—	(2,529)	(2,488)	2,545	2,488	16

Net income (loss)	$(179,291)	$(144,195)	$15,734	$87,497	$97,843	$(127,189)	$17,551	$52,759	$(179,291)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$1,142,460	$1,142,460	$1,176,514	$(1,569,215)	$1,892,219

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	—	—	226,514	1,161,683	495,214	(1,585,858)	297,576
Selling, general and administrative	23,263	17,430	218	15	24,737	22,454	111,755	(26,897)	172,975
Depreciation and amortization	—	—	—	—	350,110	282,203	260,969	(282,203)	611,079
Impairment of asset value	—	—	—	—	355,000	—	144,100	—	499,100
(Gains) losses on derivative financial instruments	—	—	3,893	—	(23,011)	—	13,815	—	(5,303)

Total operating expenses	23,263	17,453	4,111	15	933,350	1,466,340	1,025,853	(1,894,958)	1,575,427

Income (loss) from operations	(23,263)	(17,453)	(4,111)	(15)	209,110	(323,880)	150,661	325,743	316,792
Interest expense, net	87,217	472,058	215,377	33,352	94,992	1,540	126,007	(2,706)	1,027,837
Loss on early extinguishment of debt	(380)	—	—	—	(52)	—	(51)	(14,496)	(14,979)
Subsidiary income (loss)	(562,335)	(72,779)	146,709	124,069	(1,002)	358	—	364,980	—
Other income (expense), net	—	(1)	—	—	2,208	2,210	7,372	(2,210)	9,579

Income (loss) before income taxes	(673,195)	(562,291)	(72,779)	90,702	115,272	(322,852)	31,975	676,723	(716,445)
Provision for (benefit from) income taxes	—	44	—	—	(8,797)	(3,867)	(22,574)	3,867	(31,327)

Net income (loss)	(673,195)	(562,335)	(72,779)	90,702	124,069	(318,985)	54,549	672,856	(685,118)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	456	—	456

Net income (loss) attributable to Intelsat, Ltd.	$(673,195)	$(562,335)	$(72,779)	$90,702	$124,069	$(318,985)	$55,005	$672,856	$(684,662)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$110,468	$110,468	$149,448	$(180,123)	$190,261

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	54,830	129,481	40,500	(199,128)	25,683
Selling, general and administrative	1,600	739	—	2,169	1,076	13,983	(1,082)	18,485
Depreciation and amortization	—	—	—	36,204	33,004	27,953	(33,004)	64,157
Transaction costs	186,601	60,000	—	2,188	1,008	64,313	(1,008)	313,102
Losses on derivative financial instruments	—	—	—	—	—	11,431	—	11,431

Total operating expenses	188,201	60,739	—	95,391	164,569	158,180	(234,222)	432,858

Income (loss) from operations	(188,201)	(60,739)	—	15,077	(54,101)	(8,732)	54,099	(242,597)
Interest expense, net	14,168	35,621	3,117	6,359	3,504	21,010	(3,504)	80,275
Subsidiary income (loss)	(109,492)	(13,132)	5,249	(512)	(512)	—	118,399	—
Other income, net	—	—	—	331	331	204	(331)	535

Income (loss) before income taxes	(311,861)	(109,492)	2,132	8,537	(57,786)	(29,538)	175,671	(322,337)
Provision for (benefit from) income taxes	—	—	—	3,288	3,072	(13,764)	(3,072)	(10,476)

Net income (loss)	$(311,861)	$(109,492)	$2,132	$5,249	$(60,858)	$(15,774)	$178,743	$(311,861)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 1, 2008 TO SEPTEMBER 30, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$—	$—	$939,506	$939,506	$951,563	$(1,264,724)	$1,565,851

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	—	—	188,681	959,251	366,222	(1,284,469)	229,685
Selling, general and administrative	15,520	7,884	21	201	15,360	13,152	93,024	(13,152)	132,010
Depreciation and amortization	—	—	—	—	339,886	264,149	238,637	(264,149)	578,523
Impairment of asset value	—	—	—	—	63,644	63,644	—	(63,644)	63,644
Gains on derivative financial instruments	—	—	(9,636)	—	(3,582)	—	(18,033)	—	(31,251)

Total operating expenses	15,520	7,884	(9,615)	201	603,989	1,300,196	679,850	(1,625,414)	972,611

Income (loss) from operations	(15,520)	(7,884)	9,615	(201)	335,517	(360,690)	271,713	360,690	593,240
Interest expense (income), net	89,207	383,041	193,387	27,471	82,466	(4,763)	154,115	4,763	929,687
Subsidiary income (loss)	(257,351)	133,595	317,367	226,985	(8,657)	(8,657)	—	(403,282)	—
Other income (expense), net	—	—	—	5	(14,760)	(14,760)	8,808	14,760	(5,947)

Income (loss) before income taxes	(362,078)	(257,330)	133,595	199,318	229,634	(379,344)	126,406	(32,595)	(342,394)
Provision for income taxes	—	21	—	—	2,649	2,256	17,014	(2,256)	19,684

Net income (loss)	$(362,078)	$(257,351)	$133,595	$199,318	$226,985	$(381,600)	$109,392	$(30,339)	$(362,078)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(60,226)	$(338,644)	$(171,289)	$(9)	$792,122	$438,721	$327,348	$(438,721)	$549,302

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(451,005)	(451,005)	(230,199)	676,174	(456,035)
Proceeds from sale of other property and equipment	—	—	—	—	97,208	97,208	128,648	(322,378)	686
Repayment from (disbursements for) intercompany loans	—	—	—	—	(90,865)	13,048	(70,111)	147,928	—
Capital contribution to unconsolidated affiliates	—	—	—	—	—	—	(12,210)	—	(12,210)
Investment in affiliate debt	—	—	—	—	(347,953)	—	—	347,953	—
Dividend from affiliates	3,000	160,871	232,935	232,935	—	—	—	(629,741)	—
Other investing activities	—	—	—	—	—	—	5,437	—	5,437

Net cash provided by (used in) investing activities	3,000	160,871	232,935	232,935	(792,615)	(340,749)	(178,435)	219,936	(462,122)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	—	(8,415)	(5,000)	(67,817)	(342,952)	(424,184)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	—	—	354,000	—	75,195	—	429,195
Proceeds from (repayment of) intercompany borrowing	51,625	—	122,399	—	—	—	(13,048)	(160,976)	—
Debt issuance costs	—	—	—	—	(7,331)	—	—	—	(7,331)
Principal payments on deferred satellite performance incentives	—	—	—	—	(7,307)	(7,307)	(12,262)	7,307	(19,569)
Principal payments on capital lease obligations	—	—	—	—	(1,492)	(1,492)	(271)	1,492	(1,763)
Dividends to shareholders	—	(3,000)	(160,871)	(232,935)	(232,935)	—	—	629,741	—

Net cash provided by (used in) financing activities	51,625	(3,000)	(72,472)	(232,935)	96,520	(13,799)	(18,203)	134,612	(57,652)

Effect of exchange rate changes on cash and cash equivalents	—	(1)	—	—	(1,134)	(1,132)	5,939	1,132	4,804
Net change in cash and cash equivalents	(5,601)	(180,774)	(10,826)	(9)	94,893	83,041	136,649	(83,041)	34,332
Cash and cash equivalents, beginning of period	6,286	181,650	20,166	50	149,003	74,815	113,056	(74,815)	470,211

Cash and cash equivalents, end of period	$685	$876	$9,340	$41	$243,896	$157,856	$249,705	$(157,856)	$504,543

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(1,179)	$(46,397)	$—	$(1,531)	$(11,112)	$68,726	$11,112	$19,619

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	(9,908)	(9,908)	(14,793)	9,908	(24,701)
Proceeds from intercompany loan receivables	—	—	—	34,000	34,000	—	(68,000)	—

Net cash provided by (used in) investing activities	—	—	—	24,092	24,092	(14,793)	(58,092)	(24,701)

Cash flows from financing activities:
Repayments of long-term debt	—	—	—	(5,862)	(5,000)	(162,985)	5,000	(168,847)
Proceeds from revolving credit facility	—	—	—	—	—	150,000	—	150,000
Repayment of intercompany loans	—	—	—	—	(102,937)	(34,000)	136,937	—
Principal payments on deferred satellite performance incentives	—	—	—	(87)	(87)	(1,246)	87	(1,333)
Principal payments on capital lease obligations	—	—	—	(2,124)	(2,124)	—	2,124	(2,124)

Net cash used in financing activities	—	—	—	(8,073)	(110,148)	(48,231)	144,148	(22,304)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	45	45	92	(45)	137

Net change in cash and cash equivalents	(1,179)	(46,397)	—	14,533	(97,123)	5,794	97,123	(27,249)
Cash and cash equivalents, beginning of period	1,391	50,998	—	233,880	118,282	140,300	(118,282)	426,569

Cash and cash equivalents, end of period	$212	$4,601	$—	$248,413	$21,159	$146,094	$(21,159)	$399,320

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 1, 2008 TO SEPTEMBER 30, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Intermediate Holdco	Intelsat Sub Holdco	Intelsat Sub Holdco Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(29,368)	$(30,407)	$(145,222)	$5,799	$501,434	$242,368	$365,642	$(242,368)	$667,878

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	—	—	(173,176)	(173,176)	(106,135)	173,176	(279,311)
Capital contribution to Horizons joint venture	—	—	—	—	(17,621)	(17,621)	(9,659)	17,621	(27,280)
Capital contribution from parent company	3,404	—	—	—	—	—	—	—	3,404
Dividend from affiliates	432,065	432,065	671,395	671,395	—	—	—	(2,206,920)	—
Other investing activities	—	—	—	—	—	—	4,699	—	4,699

Net cash provided by (used in) investing activities	435,469	432,065	671,395	671,395	(190,797)	(190,797)	(111,095)	(2,016,123)	(298,488)

Cash flows from financing activities:
Repayments of long-term debt	(400,000)	—	(2,641,597)	(408,116)	(1,550,894)	—	(1,253,324)	—	(6,253,931)
Proceeds from issuance of long-term debt	—	—	1,797,389	412,197	1,564,358	—	1,238,839	—	5,012,783
Loan proceeds received from Intelsat Holdings	—	—	34,000	—	—	—	—	—	34,000
Proceeds from revolving credit facility	—	—	—	—	175,120	—	66,101	—	241,221
New debt issuance costs	—	(57,130)	(21,731)	(5,207)	(19,662)	—	(17,999)	—	(121,729)
Proceeds from (repayment of) intercompany loans	(201,629)	83,000	63,250	(565)	149,194	(9,016)	(93,250)	9,016	—
Repayment of funding of capital expenditures by customer	—	—	—	—	—	—	(30,862)	—	(30,862)
Payment of premium on early retirement of debt	(7,615)	—	(48,654)	(4,080)	(15,489)	—	(12,266)	—	(88,104)
Principal payments on deferred satellite performance incentives	—	—	—	—	(3,084)	(3,084)	(15,495)	3,084	(18,579)
Principal payments on capital lease obligations	—	—	—	—	(4,353)	(4,353)	(241)	4,353	(4,594)
Dividend to shareholders	—	(432,065)	(432,065)	(671,395)	(671,395)	—	—	2,206,920	—

Net cash used in financing activities	(609,244)	(406,195)	(1,249,408)	(677,166)	(376,205)	(16,453)	(118,497)	2,223,373	(1,229,795)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	48	48	1,839	(48)	1,887

Net change in cash and cash equivalents	(203,143)	(4,537)	(723,235)	28	(65,520)	35,166	137,889	(35,166)	(858,518)
Cash and cash equivalents, beginning of period	204,110	4,602	723,371	—	462,633	21,858	119,921	(21,858)	1,514,637

Cash and cash equivalents, end of period	$967	$65	$136	$28	$397,113	$57,024	$257,810	$(57,024)	$656,119

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2009

(in thousands, except percentages, share and per share amounts and where otherwise noted)

On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda.

In connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda issued $750.0 million of 9.25% Senior Notes due 2016 (the “Jackson Guaranteed Notes”). The Jackson Guaranteed Notes are fully and unconditionally guaranteed, jointly and severally, by Intelsat, its indirect wholly-owned subsidiary, Intelsat Sub Holdco, and the Subsidiary Guarantors.

On February 4, 2008, promptly after the consummation of the New Sponsors Acquisition, Intelsat Bermuda transferred certain of its assets and certain of its liabilities and obligations (including the Jackson Guaranteed Notes) to Intelsat Jackson. Intelsat Jackson became the obligor on the Jackson Guaranteed Notes and Intelsat Bermuda confirmed its guarantee of the Jackson Guaranteed Notes.

Separate financial statements of Intelsat, Ltd., Intelsat Bermuda, Intelsat Jackson, Intelsat Sub Holdco and the Subsidiary Guarantors are not presented because management believes that such financial statement would not be material to investors.

Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

•	elimination of investment in subsidiaries;

•	elimination of intercompany accounts;

•	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

•	elimination of equity in earnings (losses) of subsidiaries.

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2009

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$685	$876	$253,235	$243,896	$249,747	$(243,896)	$504,543
Receivables, net of allowance	5,215	—	195,235	195,235	116,577	(195,235)	317,027
Deferred income taxes	—	—	2,411	2,411	45,392	(2,411)	47,803
Prepaid expenses and other current assets	1,236	5,797	26,097	26,097	18,464	(38,951)	38,740
Intercompany receivables	—	—	142,403	604,228	356,600	(1,103,231)	—

Total current assets	7,136	6,673	619,381	1,071,867	786,780	(1,583,724)	908,113
Satellites and other property and equipment, net	—	—	2,948,802	2,948,802	2,471,824	(2,946,940)	5,422,488
Goodwill	—	—	3,434,165	3,434,165	3,340,169	(3,434,165)	6,774,334
Non-amortizable intangible assets	—	—	1,805,130	1,805,130	652,970	(1,805,130)	2,458,100
Amortizable intangible assets, net	—	—	512,779	512,779	502,092	(512,779)	1,014,871
Investment in affiliates	1,386,375	6,751,484	2,878,531	(44,114)	90,898	(10,972,276)	90,898
Other assets	—	135,916	497,522	478,978	110,283	(839,460)	383,239

Total assets	$1,393,511	$6,894,073	$12,696,310	$10,207,607	$7,955,016	$(22,094,474)	$17,052,043

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,669	$6	$70,507	$70,507	$115,855	$(83,362)	$178,182
Accrued interest payable	26,657	81,051	107,898	40,408	29,438	(40,408)	245,044
Current portion of long-term debt	—	—	8,448	8,448	89,337	(8,448)	97,785
Deferred satellite performance incentives	—	—	4,287	4,287	15,756	(4,287)	20,043
Other current liabilities	—	—	70,048	68,915	48,512	(68,915)	118,560
Intercompany payables	497,338	1,664	—	—	—	(499,002)	—

Total current liabilities	528,664	82,721	261,188	192,565	298,898	(704,422)	659,614
Long-term debt, net of current portion	1,011,190	5,354,991	5,321,534	2,219,977	3,746,962	(2,567,130)	15,087,524
Deferred satellite performance incentives, net of current portion	—	—	23,767	23,767	91,840	(23,767)	115,607
Deferred revenue, net of current portion	—	—	182,024	182,024	44,174	(182,024)	226,198
Deferred income taxes	—	—	—	—	531,913	—	531,913
Accrued retirement benefits	—	—	67,912	67,912	170,473	(67,912)	238,385
Other long-term liabilities	—	69,986	88,401	49,077	185,167	(49,077)	343,554
Noncontrolling interest	—	—	—	—	7,058	—	7,058
Shareholder’s equity (deficit):
Ordinary shares	12	12	12	12	70	(106)	12
Other shareholder’s equity (deficit)	(146,355)	1,386,363	6,751,472	7,472,273	2,878,461	(18,500,036)	(157,822)

Total liabilities and shareholder’s equity (deficit)	$1,393,511	$6,894,073	$12,696,310	$10,207,607	$7,955,016	$(22,094,474)	$17,052,043

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$6,286	$181,650	$169,169	$149,003	$113,106	$(149,003)	$470,211
Receivables, net of allowance	2,108	—	192,916	192,916	107,910	(192,916)	302,934
Deferred income taxes	—	—	2,411	2,411	46,212	(2,411)	48,623
Prepaid expenses and other current assets	1,027	—	21,050	21,050	38,709	(24,953)	56,883
Intercompany receivables	—	—	346,541	686,361	257,553	(1,290,455)	—

Total current assets	9,421	181,650	732,087	1,051,741	563,490	(1,659,738)	878,651
Satellites and other property and equipment, net	—	—	2,844,927	2,844,927	2,494,744	(2,844,927)	5,339,671
Goodwill	—	—	3,434,165	3,434,165	3,340,169	(3,434,165)	6,774,334
Non-amortizable intangible assets	—	—	2,160,130	2,160,130	797,070	(2,160,130)	2,957,200
Amortizable intangible assets, net	—	—	579,650	579,650	544,625	(579,650)	1,124,275
Investment in affiliates	1,994,848	7,126,074	2,848,753	(40,782)	95,937	(11,928,893)	95,937
Other assets	—	144,388	133,650	113,216	209,226	(113,216)	487,264

Total assets	$2,004,269	$7,452,112	$12,733,362	$10,143,047	$8,045,261	$(22,720,719)	$17,657,332

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,913	$29	$58,047	$58,047	$114,408	$(61,950)	$174,494
Accrued interest payable	17,242	225,879	102,898	73,723	64,063	(73,723)	410,082
Current portion of long-term debt	—	—	9,939	9,939	89,419	(9,939)	99,358
Deferred satellite performance incentives	—	—	8,740	8,740	17,507	(8,740)	26,247
Other current liabilities	—	—	69,618	69,088	65,414	(69,088)	135,032
Intercompany payables	511,535	92,559	—	—	—	(604,094)	—

Total current liabilities	534,690	318,467	249,242	219,537	350,811	(827,534)	845,213
Long-term debt, net of current portion	965,232	5,063,815	5,040,571	1,904,596	3,704,357	(1,904,596)	14,773,975
Deferred satellite performance incentives, net of current portion	—	—	26,621	26,621	102,351	(26,621)	128,972
Deferred revenue, net of current portion	—	—	123,792	123,792	42,519	(123,792)	166,311
Deferred income taxes	—	—	—	—	562,742	—	562,742
Accrued retirement benefits	—	—	67,053	67,053	167,961	(67,053)	235,014
Other long-term liabilities	—	74,982	100,009	50,807	261,267	(50,807)	436,258
Noncontrolling interest	—	—	—	—	4,500	—	4,500
Shareholder’s equity:
Ordinary shares	12	12	12	12	70	(106)	12
Other shareholder’s equity	504,335	1,994,836	7,126,062	7,750,629	2,848,683	(19,720,210)	504,335

Total liabilities and shareholder’s equity	$2,004,269	$7,452,112	$12,733,362	$10,143,047	$8,045,261	$(22,720,719)	$17,657,332

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$384,484	$384,484	$377,605	$(528,685)	$617,888

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	78,102	78,102	152,846	(222,301)	86,772
Selling, general and administrative	5,201	5,815	10,549	10,438	34,776	(10,440)	56,339
Depreciation and amortization	—	—	113,865	113,865	86,126	(113,865)	199,991
Losses on derivative financial instruments	—	—	17,197	2,118	21,623	(2,118)	38,820

Total operating expenses	5,201	5,838	219,713	204,523	295,371	(348,724)	381,922

Income (loss) from operations	(5,201)	(5,838)	164,771	179,961	82,234	(179,961)	235,966
Interest expense, net	25,426	158,553	104,033	32,697	49,975	(33,180)	337,504
Loss on early extinguishment of debt	—	—	(52)	(52)	(51)	52	(103)
Subsidiary income (loss)	(64,132)	100,261	24,335	(2,309)	—	(58,155)	—
Other income (expense), net	—	(1)	640	640	2,742	(640)	3,381

Income (loss) before income taxes	(94,759)	(64,131)	85,661	145,543	34,950	(205,524)	(98,260)
Provision for (benefit from) income taxes	—	1	(14,600)	(14,600)	11,123	14,600	(3,476)

Net income (loss)	(94,759)	(64,132)	100,261	160,143	23,827	(220,124)	(94,784)
Net loss attributable to noncontrolling interest	—	—	—	—	508	—	508

Net income (loss) attributable to Intelsat, Ltd.	$(94,759)	$(64,132)	$100,261	$160,143	$24,335	$(220,124)	$(94,276)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$359,097	$359,097	$365,144	$(484,826)	$598,512

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	73,317	73,317	145,366	(199,046)	92,954
Selling, general and administrative	4,753	3,897	8,325	8,319	34,296	(8,319)	51,271
Depreciation and amortization	—	—	127,784	127,784	89,501	(127,784)	217,285
Gains on derivative financial instruments	—	—	15,307	3,888	21,301	(3,888)	36,608

Total operating expenses	4,753	3,897	224,733	213,308	290,464	(339,037)	398,118

Income (loss) from operations	(4,753)	(3,897)	134,364	145,789	74,680	(145,789)	200,394
Interest expense, net	30,343	156,032	112,180	31,365	69,784	(31,365)	368,339
Subsidiary income (loss)	(144,195)	15,734	7,205	(2,926)	—	124,182	—
Other income (expense), net	—	—	(16,184)	(16,184)	4,854	16,184	(11,330)

Income (loss) before income taxes	(179,291)	(144,195)	13,205	95,314	9,750	25,942	(179,275)
Provision for (benefit from) income taxes	—	—	(2,529)	(2,529)	2,545	2,529	16

Net income (loss)	$(179,291)	$(144,195)	$15,734	$97,843	$7,205	$23,413	$(179,291)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Revenue	$—	$—	$1,142,460	$1,142,460	$1,176,514	$(1,569,215)	$1,892,219

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	23	226,514	226,514	495,214	(650,689)	297,576
Selling, general and administrative	23,263	17,430	24,955	24,737	111,770	(29,180)	172,975
Depreciation and amortization	—	—	350,110	350,110	260,969	(350,110)	611,079
Impairment of asset value	—	—	355,000	355,000	144,100	(355,000)	499,100
(Gains) losses on derivative financial instruments	—	—	(19,118)	(23,011)	13,815	23,011	(5,303)

Total operating expenses	23,263	17,453	937,461	933,350	1,025,868	(1,361,968)	1,575,427

Income (loss) from operations	(23,263)	(17,453)	204,999	209,110	150,646	(207,247)	316,792
Interest expense, net	87,217	472,058	310,369	94,992	159,359	(96,158)	1,027,837
Loss on early extinguishment of debt	(380)	—	(52)	(52)	(51)	(14,444)	(14,979)
Subsidiary income (loss)	(562,335)	(72,779)	21,638	(1,002)	—	614,478	—
Other income (expense), net	—	(1)	2,208	2,208	7,372	(2,208)	9,579

Income (loss) before income taxes	(673,195)	(562,291)	(81,576)	115,272	(1,392)	486,737	(716,445)
Provision for (benefit from) income taxes	—	44	(8,797)	(8,797)	(22,574)	8,797	(31,327)

Net income (loss)	(673,195)	(562,335)	(72,779)	124,069	21,182	477,940	(685,118)
Net loss attributable to noncontrolling interest	—	—	—	—	456	—	456

Net income (loss) attributable to Intelsat, Ltd.	$(673,195)	$(562,335)	$(72,779)	$124,069	$21,638	$477,940	$(684,662)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$110,468	$110,468	$149,448	$(180,123)	$190,261

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	54,830	54,830	40,500	(124,477)	25,683
Selling, general and administrative	1,600	2,908	2,169	13,985	(2,177)	18,485
Depreciation and amortization	—	36,204	36,204	27,953	(36,204)	64,157
Restructuring and transaction costs	186,601	62,188	2,188	64,313	(2,188)	313,102
Losses on derivative financial instruments	—	—	—	11,431	—	11,431

Total operating expenses	188,201	156,130	95,391	158,182	(165,046)	432,858

Income (loss) from operations	(188,201)	(45,662)	15,077	(8,734)	(15,077)	(242,597)
Interest expense, net	14,168	41,981	6,359	24,126	(6,359)	80,275
Subsidiary loss	(109,492)	(18,892)	(512)	—	128,896	—
Other income, net	—	331	331	204	(331)	535

Income (loss) before income taxes	(311,861)	(106,204)	8,537	(32,656)	119,847	(322,337)
Provision for (benefit from) income taxes	—	3,288	3,288	(13,764)	(3,288)	(10,476)

Net income (loss)	$(311,861)	$(109,492)	$5,249	$(18,892)	$123,135	$(311,861)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 1, 2008 TO SEPTEMBER 30, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$939,506	$939,506	$951,563	$(1,264,724)	$1,565,851

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	—	—	188,681	188,681	366,222	(513,899)	229,685
Selling, general and administrative	15,520	7,884	15,381	15,360	93,225	(15,360)	132,010
Depreciation and amortization	—	—	339,886	339,886	238,637	(339,886)	578,523
Impairment of asset value	—	—	63,644	63,644	—	(63,644)	63,644
Gains on derivative financial instruments	—	—	(13,218)	(3,582)	(18,033)	3,582	(31,251)

Total operating expenses	15,520	7,884	594,374	603,989	680,051	(929,207)	972,611

Income (loss) from operations	(15,520)	(7,884)	345,132	335,517	271,512	(335,517)	593,240
Interest expense, net	89,207	383,041	275,853	82,466	181,586	(82,466)	929,687
Subsidiary income (loss)	(257,351)	133,595	81,725	(8,657)	—	50,688	—
Other income (expense), net	—	—	(14,760)	(14,760)	8,813	14,760	(5,947)

Income (loss) before income taxes	(362,078)	(257,330)	136,244	229,634	98,739	(187,603)	(342,394)
Provision for income taxes	—	21	2,649	2,649	17,014	(2,649)	19,684

Net income (loss)	$(362,078)	$(257,351)	$133,595	$226,985	$81,725	$(184,954)	$(362,078)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidation and Eliminations	Consolidated
Cash flows from operating activities:	$(60,226)	$(338,644)	$620,832	$792,122	$327,340	$(792,122)	$549,302

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(451,005)	(451,005)	(230,199)	676,174	(456,035)
Proceeds from sale of other property and equipment	—	—	97,208	97,208	128,648	(322,378)	686
Repayment from (disbursements for) intercompany loans	—	—	(90,865)	(90,865)	(70,111)	251,841	—
Capital contribution to unconsolidated affiliates	—	—	—	—	(12,210)	—	(12,210)
Investment in affiliate debt	—	—	(347,953)	(347,953)	—	695,906	—
Dividend from affiliates	3,000	160,871	232,935	—	232,935	(629,741)	—
Other investing activities	—	—	—	—	5,437	—	5,437

Net cash provided by (used in) investing activities	3,000	160,871	(559,680)	(792,615)	54,500	671,802	(462,122)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(8,415)	(8,415)	(67,817)	(339,537)	(424,184)
Repayment of loan proceeds received from Intelsat Holdings	—	—	(34,000)	—	—	—	(34,000)
Proceeds from issuance of long-term debt	—	—	354,000	354,000	75,195	(354,000)	429,195
Proceeds from (repayment of) intercompany borrowing	51,625	—	122,399	—	(13,048)	(160,976)	—
Debt issuance costs	—	—	(7,331)	(7,331)	—	7,331	(7,331)
Principal payments on deferred satellite performance incentives	—	—	(7,307)	(7,307)	(12,262)	7,307	(19,569)
Principal payments on capital lease obligations	—	—	(1,492)	(1,492)	(271)	1,492	(1,763)
Dividend to shareholders	—	(3,000)	(393,806)	(232,935)	(232,935)	862,676	—

Net cash provided by (used in) financing activities	51,625	(3,000)	24,048	96,520	(251,138)	24,293	(57,652)

Effect of exchange rate changes on cash	—	(1)	(1,134)	(1,134)	5,939	1,134	4,804
Net change in cash and cash equivalents	(5,601)	(180,774)	84,066	94,893	136,641	(94,893)	34,332
Cash and cash equivalents, beginning of period	6,286	181,650	169,169	149,003	113,106	(149,003)	470,211

Cash and cash equivalents, end of period	$685	$876	$253,235	$243,896	$249,747	$(243,896)	$504,543

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2008 TO JANUARY 31, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(1,179)	$(47,928)	$(1,531)	$68,726	$1,531	$19,619

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	(9,908)	(9,908)	(14,793)	9,908	(24,701)
Proceeds from intercompany loan receivables	—	34,000	34,000	—	(68,000)	—

Net cash provided by (used in) investing activities	—	24,092	24,092	(14,793)	(58,092)	(24,701)

Cash flows from financing activities:
Repayments of long-term debt	—	(5,862)	(5,862)	(162,985)	5,862	(168,847)
Proceeds from credit facility borrowings	—	—	—	150,000	—	150,000
Repayment of intercompany loans	—	—	—	(34,000)	34,000	—
Principal payments on deferred satellite performance incentives	—	(87)	(87)	(1,246)	87	(1,333)
Principal payments on capital lease obligations	—	(2,124)	(2,124)	—	2,124	(2,124)

Net cash used in financing activities	—	(8,073)	(8,073)	(48,231)	42,073	(22,304)

Effect of exchange rate changes on cash and cash equivalents	—	45	45	92	(45)	137

Net change in cash and cash equivalents	(1,179)	(31,864)	14,533	5,794	(14,533)	(27,249)
Cash and cash equivalents, beginning of period	1,391	284,878	233,880	140,300	(233,880)	426,569

Cash and cash equivalents, end of period	$212	$253,014	$248,413	$146,094	$(248,413)	$399,320

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 1, 2008 TO SEPTEMBER 30, 2008

(in thousands)

	Intelsat, Ltd.	Intelsat Bermuda	Intelsat Jackson	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$(29,368)	$(30,407)	$356,213	$501,434	$371,440	$(501,434)	$667,878

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	—	—	(173,176)	(173,176)	(106,135)	173,176	(279,311)
Capital contribution to Horizons joint venture	—	—	(17,621)	(17,621)	(9,659)	17,621	(27,280)
Capital contibution from parent company	3,404	—	—	—	—	—	3,404
Dividend from affiliates	432,065	432,065	671,395	—	671,395	(2,206,920)	—
Other investing activities	—	—	—	—	4,699	—	4,699

Net cash provided by (used in) investing activities	435,469	432,065	480,598	(190,797)	560,300	(2,016,123)	(298,488)

Cash flows from financing activities:
Repayments of long-term debt	(400,000)	—	(4,192,491)	(1,550,894)	(1,661,440)	1,550,894	(6,253,931)
Proceeds from issuance of long-term debt	—	—	3,361,747	1,564,358	1,651,036	(1,564,358)	5,012,783
Loan proceeds received from Intelsat Holdings	—	—	34,000	—	—	—	34,000
Proceeds from revolving credit facility	—	—	175,120	175,120	66,101	(175,120)	241,221
New debt issuance costs	—	(57,130)	(41,393)	(19,662)	(23,206)	19,662	(121,729)
Proceeds from (repayment of) intercompany loans	(201,629)	83,000	212,444	149,194	(93,815)	(149,194)	—
Repayment of funding of capital expenditures by customer	—	—	—	—	(30,862)	—	(30,862)
Payment of premium on early retirement of debt	(7,615)	—	(64,143)	(15,489)	(16,346)	15,489	(88,104)
Principal payments on deferred satellite performance incentives	—	—	(3,084)	(3,084)	(15,495)	3,084	(18,579)
Principal payments on capital lease obligations	—	—	(4,353)	(4,353)	(241)	4,353	(4,594)
Dividend to shareholders	—	(432,065)	(1,103,460)	(671,395)	(671,395)	2,878,315	—

Net cash used in financing activities	(609,244)	(406,195)	(1,625,613)	(376,205)	(795,663)	2,583,125	(1,229,795)

Effect of exchange rate changes on cash and cash equivalents	—	—	48	48	1,839	(48)	1,887

Net change in cash and cash equivalents	(203,143)	(4,537)	(788,754)	(65,520)	137,916	65,520	(858,518)
Cash and cash equivalents, beginning of period	204,110	4,602	1,186,004	462,633	119,921	(462,633)	1,514,637

Cash and cash equivalents, end of period	$967	$65	$397,250	$397,113	$257,837	$(397,113)	$656,119

(Certain totals may not add due to the effects of rounding)

Intelsat (Bermuda), Ltd.

Offer to Exchange

11 1 /4% Senior Notes due 2017

and

11 1/2%/12 1/2% Senior PIK Election Notes due 2017

PROSPECTUS

                , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Intelsat (Bermuda), Ltd., and Intelsat, Ltd.

Applicable Laws of Bermuda

Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), the issuer of the 11 1/4% Senior Notes due 2017 and the 11 1/2% Senior PIK Election Notes due 2017 (collectively, the “Notes”) and Intelsat, Ltd., the direct parent of Intelsat Bermuda and a guarantor of the Notes, are incorporated under the laws of Bermuda. The Companies Act 1981 of Bermuda provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and a director or officer, indemnifying the director or officer against any liability that would attach to him in respect of his fraud or dishonesty will be void.

Intelsat Bermuda and Intelsat, Ltd. have provided in their bye-laws that their directors and officers and their heirs, executors and administrators will be indemnified and held harmless to the fullest extent permitted by law out of the assets of such registrants for all actions, costs, charges, losses, damages and expenses they will or may incur or sustain by reason of any act done, concurred in or omitted to be done in the execution of their duties, other than in the case of their fraud or dishonesty.

The directors and officers of Intelsat Bermuda and Intelsat, Ltd. are covered by directors’ and officers’ insurance policies maintained by such registrants.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Document Description

2.1	Share Purchase Agreement, dated as of June 19, 2007, by and among Intelsat Holdings, Ltd., Serafina Holdings Limited, Serafina Acquisition Limited and certain shareholders of Intelsat Holdings, Ltd. (incorporated by reference to Exhibit 99.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on June 25, 2007).

2.2	Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, by and among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Holdings, Ltd. (formerly Zeus Holdings Limited), Zeus Merger One Limited and Zeus Merger Two Limited (incorporated by reference to Exhibit 99.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

2.3	Merger Agreement, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation (incorporated by reference to Exhibit 2.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

3.1	Certificate of Incorporation of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of Intelsat, Ltd.’s Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit No.	Document Description

3.2	Memorandum of Association of Intelsat, Ltd. (incorporated by reference to Exhibit 1.2 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

3.3	Amended and Restated Bye-laws of Intelsat, Ltd. (incorporated by reference to Exhibit 3.3 of Intelsat, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 000-50262, filed on March 21, 2008).

4.1	Indenture, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 10, 2006).

4.2	Form of Original 11 1/4% Senior Notes due 2016 (incorporated by reference to Exhibit 4.3 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.3	Form of 11 1/4% Senior Notes due 2016 (incorporated by reference to Exhibit 4.5 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.4	Indenture, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat, Ltd., the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association (included by reference to Exhibit 4.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 10, 2006).

4.5	Form of Original 9 1/4% Senior Notes due 2016 (incorporated by reference to Exhibit 4.8 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.6	Form of 9 1/4% Senior Notes due 2016 (incorporated by reference to Exhibit 4.9 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.7	Indenture, dated as of July 3, 2006, by and among Intelsat Corporation (formerly known as PanAmSat Corporation), the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

4.8	Form of Original 9% Senior Notes due 2016 (incorporated by reference to Exhibit 4.12 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.9	Form of 9% Senior Notes due 2016 (incorporated by reference to Exhibit 4.13 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.10	Indenture, dated as of August 20, 2004, among Intelsat Corporation (formerly known as PanAmSat Corporation), the Guarantors named therein and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 of Intelsat Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

4.11	Indenture, dated as of January 28, 2005, by and among Zeus Merger Two Limited, as Issuer, Zeus Merger One Limited, as Parent Guarantor, and Wells Fargo, as Trustee (incorporated by reference to Exhibit 4.1 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

Exhibit No.	Document Description

4.12	Form of Original 8 1/4% Senior Notes due 2013 (incorporated by reference to Exhibit 4.18 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.13	Form of Original 8 5/8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.19 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.14	Form of 8 1/4% Senior Notes due 2013 (incorporated by reference to Exhibit 4.21 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.15	Form of 8 5/8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.22 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.16	Supplemental Indenture, dated as of January 28, 2005, by and among Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.6 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.17	Second Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat Subsidiary Holding Company, Ltd., Intelsat (Bermuda), Ltd., Intelsat, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.7 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.18	Third Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat (Bermuda), Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.8 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.19	Fourth Supplemental Indenture, dated as of December 28, 2005, by and among Intelsat UK Financial Services Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo, National Association (incorporated by reference to Exhibit 4.21 of Intelsat Subsidiary Holding Company, Ltd.’s Amendment No. 1 to its Registration Statement on Form S-4, File No. 333-12946507, filed on February 10, 2006).

4.20	Fifth Supplemental Indenture, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.20 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193, filed on July 31, 2006).

4.21	Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.22	Officers’ Certificate dated April 15, 2002 relating to Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit No.	Document Description

4.23	Form of 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.24	Officers’ Certificate dated November 7, 2003 relating to Intelsat, Ltd.’s 6 1/2% Senior Notes due 2013, including the forms of Notes (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).

4.25	Indenture, dated as of February 11, 2005, by and among Zeus Special Subsidiary Limited, Intelsat, Ltd. and Wells Fargo Bank, National Association (including the forms of Notes) (incorporated by reference to Exhibit 2.11 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.26	Form of 9 1/4% Senior Discount Notes due 2015 (incorporated by reference to Exhibit 4.34 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.27	Supplemental Indenture for the 9 1/4% Senior Discount Notes due 2015, dated as of March 3, 2005, by and among Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.12 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.28	Second Supplemental Indenture for the 9 1/4% Senior Discount Notes due 2015, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.5 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193, filed on July 31, 2006).

4.29	Third Supplemental Indenture for the 9 1/4% Senior Discount Notes due 2015, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat Intermediate Holding Company, Ltd., and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.6 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193, filed on July 31, 2006).

4.30	Second Supplemental Indenture, dated as of September 27, 2007, among Intelsat Satellite Galaxy 17, Inc., Intelsat Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q, File No. 000-50262, filed on November 9, 2007).

4.31	Supplemental Indenture, dated as of September 27, 2007, among Intelsat Satellite Galaxy 17, Inc., Intelsat Corporation, the other Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q, File No. 000-50262, filed on November 9, 2007).

4.32	First Supplemental Indenture for the 9 1/4% Senior Notes due 2016, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat, Ltd., as parent guarantor, Intelsat Subsidiary Holding Company, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Intelsat UK Financial Services Ltd., as subsidiary guarantors, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

Exhibit No.	Document Description

4.33	Second Supplemental Indenture for the 9 1/4% Senior Notes due 2016, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.34	First Supplemental Indenture for the 11 1/4% Senior Notes due 2016, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat, Ltd., as parent guarantor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.9 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.35	Second Supplemental Indenture for the 11 1/4% Senior Notes due 2016, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.10 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.36	Fourth Supplemental Indenture for the 9 1/4% Senior Discount Notes due 2015, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat, Ltd., as co-obligor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.13 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.37	Sixth Supplemental Indenture for the 8 1/4% Senior Notes due 2013 and the 8 5/8% Senior Notes due 2015, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.14 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.38	Supplemental Indenture for the 9% Senior Notes due 2014, dated as of January 17, 2008, among Intelsat Satellite IS 11, Inc., Intelsat Corporation, the guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q, File No. 000-50262, filed on May 15, 2008).

4.39	Third Supplemental Indenture for the 9% Senior Notes due 2016, dated as of January 17, 2008, among Intelsat Satellite IS 11, Inc., Intelsat Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q, File No. 000-50262, filed on May 15, 2008)

4.40	Indenture for the 11 1/4% Senior Notes due 2017 and the 11 1 /2%/12 1/2% Senior PIK Election Notes due 2017, dated as of June 27, 2008, by and among Intelsat (Bermuda), Ltd., as Issuer, Intelsat, Ltd., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.41	Indenture for the 9 1/2% Senior Discount Notes due 2015, dated as of June 27, 2008, by and among Intelsat Intermediate Holding Company, Ltd., as Issuer, Intelsat, Ltd., as Co-Obligor, Intelsat (Bermuda), Ltd. and Intelsat Jackson Holdings, Ltd., as Guarantors, and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

Exhibit No.	Document Description

4.42	Indenture for the 8 1/2% Senior Notes due 2013 and the 8 7 /8% Senior Notes due 2015, dated as of June 27, 2008, by and among Intelsat Subsidiary Holding Company, Ltd., as Issuer, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.43	Indenture for the 11 1/2% Senior Notes due 2016, dated as of July 1, 2008, by and among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.4 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.44	Indenture for the 9 1/2% Senior Notes due 2016, dated as of July 1, 2008, by and among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.5 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.45	Registration Rights Agreement, dated as of June 27, 2008, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd., Intelsat Jackson Holdings, Ltd., the subsidiary guarantors named therein, and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as Representatives of the Initial Purchasers named therein (incorporated by reference to Exhibit 4.6 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.46	Registration Rights Agreement, dated as of July 1, 2008, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., the subsidiary guarantors named therein, and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as Representatives of the Initial Purchasers named therein (incorporated by reference to Exhibit 4.7 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.47	Indenture for the 9 1/4% Senior Notes due 2014, dated as of July 18, 2008, by and among Intelsat Corporation, as Issuer, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.1 of Intelsat Corporation’s Report on Form 8-K, File No. 0-22531, filed on July 22, 2008).

4.48	Indenture for the 9 1/4% Senior Notes due 2016, dated as of July 18, 2008, by and among Intelsat Corporation, as Issuer, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.2 of Intelsat Corporation’s Report on Form 8-K, File No. 0-22531, filed on July 22, 2008).

4.49	Registration Rights Agreement, dated as of July 18, 2008, among Intelsat Corporation, the subsidiary guarantors named therein, and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as Representatives of the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 of Intelsat Corporation’s Report on Form 8-K, File No. 0-22531, filed on July 22, 2008).

Exhibit No.	Document Description

4.50	Fourth Supplemental Indenture for the 9% Senior Notes due 2016, dated as of July 15, 2008, among Intelsat Satellite Galaxy 18, Inc., Intelsat Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.7 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, File No. 000-50262, filed on November 13, 2008).

4.51	Supplemental Indenture for the 9% Senior Notes due 2014, dated as of July 15, 2008, among Intelsat Satellite Galaxy 18, Inc., Intelsat Corporation, the other Guarantors party thereto and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.8 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, File No. 000-50262, filed on November 13, 2008).

4.52	Indenture for the 8 7/8% Senior Notes due 2015, Series B, dated as of February 12, 2009, by and among Intelsat Subsidiary Holding Company, Ltd., as Issuer, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 18, 2009).

4.53	Registration Rights Agreement, dated as of February 12, 2009, among Intelsat Subsidiary Holding Company, Ltd., as Issuer, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as Parent Guarantors, the subsidiary guarantors named therein, and Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC as the Initial Purchasers (incorporated by reference to Exhibit 4.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 18, 2009).

4.54

Supplemental Indenture, dated as of June 29, 2009, among Intelsat Subsidiary Holding Company, Ltd., the Registrant, other guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 99.1 to Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 6, 2009).

4.55	Supplemental Indenture, dated as of June 29, 2009, among Intelsat Intermediate Holding Company, Ltd., the Registrant, other guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 99.2 to Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 6, 2009).

4.56	Supplemental Indenture, dated as of July 1, 2009, among Intelsat Jackson Holdings, Ltd., the Registrant, other guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 99.3 to Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 6, 2009).

4.57	Indenture for the 8½% Senior Notes due 2019, dated as of October 20, 2009, by and among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on October 22, 2009).

Exhibit No.	Document Description

4.58	Registration Rights Agreement, dated as of October 20, 2009, among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Banc of America Securities LLC, as Representative of the Initial Purchasers named on Schedule I thereto (incorporated by reference to Exhibit 4.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on October 22, 2009).

4.59	Form of Exchange and Depositary Agent Agreement by and between Intelsat (Bermuda), Ltd. and Wells Fargo Bank, N.A.*

5.1	Opinion of Appleby as to the validity of the securities being registered. *

5.2	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the validity of the securities being registered. *

8.1	Opinion of Appleby as to certain Bermuda tax matters. *

8.2	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain tax matters. *

10.1	Credit Agreement, dated as of July 3, 2006, among Intelsat Subsidiary Holding Company, Ltd., Intelsat Intermediate Holding Company, Ltd. and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 10, 2006).

10.2	Employment Agreement, dated as of June 28, 2006, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.38 of Intelsat Intermediate Holding Company, Ltd.’s Amendment 1 to Registration Statement on Form S-4, File No. 333-136193, filed on August 4, 2006).

10.3	Employment Agreement, dated as of May 18, 2006, between Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.39 of Intelsat Intermediate Holding Company, Ltd.’s Amendment 1 to Registration Statement on Form S-4, File No. 333-136193, filed on August 4, 2006).

10.4	Amendment Agreement (relating to Credit Agreement), dated as of July 3, 2006, by and among Intelsat Corporation (formerly known as PanAmSat Corporation) and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

10.5	Credit Agreement, dated as of August 20, 2004, as amended and restated as of March 22, 2005, as further amended and restated as of July 3, 2006, among Intelsat Corporation (formerly known as PanAmSat Corporation) and the other parties named therein (incorporated by reference to Exhibit 10.2 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

10.6	Share Option Agreement, dated April 1, 2006, by and among Intelsat Holdings, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.7	Share Option Agreement, dated July 3, 2006, by and among Intelsat Holdings, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.9 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.8	Share Option Agreement, dated July 3, 2006, by and among Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.10 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

Exhibit No.	Document Description

10.9	Share Option Agreement, dated July 3, 2006, by and among Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.11 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.10	Form of Share Option Agreement under Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.12 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.11	Amendment No. 1 and Acknowledgment, effective as of July 3, 2006, to Employment Agreement, dated as of March 16, 2006, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.43 of Intelsat Intermediate Holding Company, Ltd.’s Amendment 1 to Registration Statement on Form S-4, File No. 333-136193, filed on August 4, 2006).

10.12	Amendment No. 2, effective as of October 26, 2006, to Employment Agreement, as amended, dated as of March 16, 2006, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.14 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.13	Amendment, dated July 3, 2006, to Employment Agreement, dated as of June 28, 2006, by and among Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.15 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.14	Amendment, dated July 3, 2006, to Employment Agreement, dated as of May 18, 2006, by and among Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.16 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.15	Headquarters Land Lease, dated as of June 8, 1982, between the International Telecommunications Satellite Organization and the U.S. Government, as amended (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

10.16	Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 3.13 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.17	Letter Agreement, dated as of December 22, 2004, between Zeus Holdings Limited and David McGlade (incorporated by reference to Exhibit 3.14 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.18	Letter Agreement, dated as of February 25, 2005, between Zeus Holdings Limited and David McGlade (incorporated by reference to Exhibit 3.15 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.19	Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.20	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

Exhibit No.	Document Description

10.21	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.22	Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.1 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 10, 2005).

10.23	Form of Restricted Share Agreement under Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.2 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 10, 2005).

10.24	Intelsat Holdings, Ltd. Bonus Plan (incorporated by reference to Exhibit 10.3 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 10, 2005).

10.25	Employment Agreement, dated as of March 16, 2006, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 000-50262, filed on May 10, 2006).

10.26	Amendment and Acknowledgment, effective March 8, 2006, to Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 000-50262, filed on May 10, 2006).

10.27	Amendment and Acknowledgment, effective March 8, 2006, to Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 000-50262, filed on May 10, 2006).

10.28	Employment Agreement, dated as of June 28, 2006, by and among Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.38 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193-01, filed on July 31, 2006).

10.29	Employment Agreement, dated as of May 18, 2006, between Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.39 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193-01, filed on July 31, 2006).

10.30	Amendment No. 1 to Credit Agreement, dated January 19, 2007, among Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd. and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on January 25, 2007).

10.31	Amendment No. 2 to Credit Agreement, dated January 19, 2007, among Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd. and the other parties named therein (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on January 25, 2007).

10.32	Amendment No. 1 to Credit Agreement, dated January 19, 2007, among Intelsat Corporation and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat Corporation’s Report on Form 8-K, File No. 000-22531, filed on January 25, 2007).

Exhibit No.	Document Description

10.33	Credit Agreement, dated as of February 2, 2007, by and among Intelsat (Bermuda), Ltd., as the Borrower, Intelsat, Ltd., as Guarantor, and the Several Lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, Banc of America Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers, and Banc of America Securities LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as Joint Bookrunners (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 6, 2007).

10.34	Third Amendment and Acknowledgment, effective March 16, 2007, to Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 10.43 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

10.35	Third Amendment and Acknowledgment, effective March 16, 2007, to Employment Agreement, dated as of March 16, 2006, between Intelsat Holdings, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.44 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

10.36	First Amendment and Acknowledgment, effective March 16, 2007, to Employment Agreement, dated as of May 18, 2006, between Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.45 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

10.37	Third Amendment and Acknowledgment, effective March 16, 2007, to Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.46 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

10.38

Amendment No. 3 to Credit Agreement and Appointment of Administrative Agent, dated as of January 25, 2008, among Intelsat Intermediate Holding

Company, Ltd., Intelsat Subsidiary Holding Company, Ltd., the lenders party thereto, Citicorp USA, Inc., in its capacity as administrative agent for the lenders and as agent for the secured parties, and Credit Suisse, Cayman Islands Branch, as successor administrative agent (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.39	Amendment No. 2 to Credit Agreement and Appointment of Administrative Agent, dated as of January 25, 2008, among Intelsat Corporation, the lenders party thereto, Citicorp USA, Inc., in its capacity as administrative agent for the lenders and as agent for the secured parties, and Credit Suisse, Cayman Islands Branch, as successor administrative agent (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.40	Joinder Agreement, dated as of February 4, 2008, among Intelsat Corporation, Credit Suisse, Cayman Islands Branch, and the lenders a party thereto (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.41	Assignment and Assumption Agreement, dated as of February 4, 2008, between Intelsat (Bermuda), Ltd. and Intelsat Jackson Holdings, Ltd. (incorporated by reference to Exhibit 10.4 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

Exhibit No.	Document Description

10.42	Assumption and Affirmation Agreement, dated as of February 4, 2007, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat, Ltd., as parent guarantor, Intelsat Subsidiary Holding Company, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Intelsat UK Financial Services Ltd., as subsidiary guarantors, and Bank of America, N.A., as administrative agent for the lenders (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.43	New Guarantee Agreement, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Bank of America, N.A., as administrative agent for the Lenders (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.44	Assignment and Assumption Agreement, dated as of February 4, 2008, between Serafina Acquisition Limited and Intelsat (Bermuda), Ltd. (incorporated by reference to Exhibit 10.15 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.45	Assumption Agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, Intelsat (Bermuda), Ltd. and Credit Suisse, Cayman Islands Branch, as administrative agent for the lenders (incorporated by reference to Exhibit 10.16 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.46	Senior Unsecured Bridge Loan Credit Agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat (Bermuda), Ltd., as borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.17 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.47	Senior Unsecured PIK Election Bridge Loan Credit Agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat (Bermuda), Ltd., as borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.18 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.48	Commitment Letter, dated as of June 19, 2007, among Serafina Acquisition Limited, Credit Suisse, Banc of America, N.A., Banc of America Bridge LLC and Morgan Stanley Senior Funding, Inc., as initial lenders (incorporated by reference to Exhibit 10.19 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.49	Amended and Restated Commitment Letter Amendment, dated as of February 7, 2008, among Serafina Acquisition Limited, Credit Suisse, Banc of America, N.A., Banc of America Bridge LLC and Morgan Stanley Senior Funding, Inc., as initial lenders (incorporated by reference to Exhibit 10.20 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

Exhibit No.	Document Description

10.50	Monitoring Fee Agreement, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., BC Partners Limited and Silver Lake Management Company III, L.L.C. (incorporated by reference to Exhibit 10.21 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.51	8.50% $883,346,000 Senior Unsecured Credit Agreement, dated as of May 2, 2008, by and among Intelsat Subsidiary Holding Company, Ltd., as the Borrower, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as parent guarantors, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and the other parties thereto (incorporated by reference to Exhibit 10.1 of
Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 6, 2008).

10.52	8.875% $681,012,700 Senior Unsecured Credit Agreement, dated as of May 2, 2008, by and among Intelsat Subsidiary Holding Company, Ltd., as the Borrower, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as parent guarantors, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and the other parties thereto (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 6, 2008).

10.53	9 1/4% $658,119,030 Senior Unsecured Credit Agreement, dated as of May 2, 2008, by and among Intelsat Corporation, as the Borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and the other parties thereto (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 6, 2008).

10.54	Separation Agreement and Release, by and among Intelsat Global, Ltd., Intelsat Holdings, Ltd., Intelsat, Ltd. and Jeffrey P. Freimark, dated June 5, 2008 (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on June 5, 2008).

10.55	Credit Agreement, dated as of July 1, 2008, by and among Intelsat Jackson Holdings, Ltd., as the Borrower, Intelsat (Bermuda), Ltd., as Guarantor, and the Several Lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, Banc of America Bridge LLC, as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and Joint Bookrunners (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

10.56	Employment Agreement, dated as of December 29, 2008 and effective as of February 4, 2008, by and among Intelsat Global, Ltd., Intelsat, Ltd. and David McGlade (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on January 5, 2009).

Exhibit No.	Document Description

10.57	Fourth Amendment and Acknowledgement, dated as of December 29, 2008, by and among Intelsat Global, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on January 5, 2009).

10.58	Third Amendment to Headquarters Land Lease, dated as of March 28, 2006, between the Government of the United States and Intelsat Global Service Corporation, successor-in-interest to International Telecommunications Satellite Organization. (incorporated by reference to Exhibit 10.60 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on March 19, 2009).

10.59	Amendment to Monitoring Fee Agreement, dated April 10, 2008, among Intelsat (Bermuda), Ltd., BC Partners Limited and Silver Lake Management Company III, L.L.C. (incorporated by reference to Exhibit 10.61 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on March 19, 2009).

10.60	Intelsat Global, Ltd. 2008 Share Incentive Plan (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.61	Class A Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and David McGlade (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.62	Class A Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.63	Class A Restricted Share Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Stephen Spengler (incorporated by reference to Exhibit 10.4 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.64	Class A Restricted Share Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Thierry Guillemin (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.65	Class B Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and David McGlade (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.66	Class B Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.67	Class B Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Michael McDonnell (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.68	Class B Restricted Share Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Stephen Spengler (incorporated by reference to Exhibit 10.9 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.69	Class B Restricted Share Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Thierry Guillemin (incorporated by reference to Exhibit 10.10 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.70	Management Shareholders Agreement of Intelsat Global, Ltd. (incorporated by reference to Exhibit 10.11 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

Exhibit No.	Document Description

10.71	Letter Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and David McGlade regarding the Management Shareholders Agreement (incorporated by reference to Exhibit 10.12 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.72	Letter Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Phillip Spector regarding the Management Shareholders Agreement (incorporated by reference to Exhibit 10.13 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.73	Letter Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Michael McDonnell regarding the Management Shareholders Agreement (incorporated by reference to Exhibit 10.14 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.74	Option Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and David McGlade (incorporated by reference to Exhibit 10.15 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.75	Option Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.16 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.76	Option Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Michael McDonnell (incorporated by reference to Exhibit 10.17 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.77	Option Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Stephen Spengler (incorporated by reference to Exhibit 10.18 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.78	Option Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Thierry Guillemin (incorporated by reference to Exhibit 10.19 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.79	Form of Management Class B Restricted Share Agreement, dated May 8, 2009 (incorporated by reference to Exhibit 10.20 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.80	Form of Management Option Agreement, dated May 8, 2009 (incorporated by reference to Exhibit 10.21 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.81	Form of Management Class A Restricted Share Agreement, dated May 8, 2009 (incorporated by reference to Exhibit 10.22 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.82	Form of Share Option Agreement, dated May 8, 2009 (incorporated by reference to Exhibit 10.23 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.83	Amendment and Acknowledgement, dated May 6, 2009, between Intelsat, Ltd., Intelsat Global, Ltd. and David McGlade (incorporated by reference to Exhibit 10.24 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.84	Employment Agreement, dated as of May 6, 2009, between Intelsat Global, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.25 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

Exhibit No.	Document Description

10.85	Employment Agreement, dated as of May 6, 2009, between Intelsat Global, Ltd., Intelsat, Ltd. and Michael McDonnell (incorporated by reference to Exhibit 10.26 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.86	Severance Agreement, dated as of May 8, 2009, between Intelsat Global, Ltd. and Stephen Spengler (incorporated by reference to Exhibit 10.27 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.87	Severance Agreement, dated as of May 8, 2009, between Intelsat Global, Ltd. and Thierry Guillemin (incorporated by reference to Exhibit 10.28 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.88	Second Amended and Restated Bye-Laws of Intelsat Global, Ltd., adopted May 6, 2009 (incorporated by reference to Exhibit 10.29 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

12.1	Computation of Ratio of Earnings to Fixed Charges.*

21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on March 19, 2009).

23.1	Consent of Appleby (included in Exhibits 5.1 and 8.1).

23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibits 5.2 and 8.2).

23.3	Consent of KPMG LLP. *

24.1	Powers of Attorney (included on signature pages).

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association for the notes. *

99.1	Form of Letter of Transmittal. *

99.2	Form of Notice of Guaranteed Delivery. *

99.3	Form of Letter to Registered Holders. *

99.4	Form of Letter to the Depository Trust Company Participants. *

99.5	Form of Letter to Clients. *

99.6	Form of Instruction to Registered Holder from Beneficial Owner. *

*	Filed herewith.

(b) Financial Statement Schedules

Schedule II “Valuation and Qualifying Accounts” is filed herewith on page F-100.

Item 22. Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 24, 2009.

INTELSAT (BERMUDA), LTD.

By:	/S/ ANDREW STIMSON
Name:	Andrew Stimson
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip Spector, his attorney-in-fact, with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW STIMSON Andrew Stimson	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	November 24, 2009

/S/ MICHAEL MCDONNELL Michael McDonnell	Director	November 24, 2009

/S/ PHILLIP SPECTOR Phillip Spector	Deputy Chairman, Assistant Secretary and Director	November 24, 2009

/S/ SIMON VAN DE WEG Simon Van De Weg	Secretary and Director	November 24, 2009

/S/ ANITA BEIER Anita Beier	Authorized Representative in the United States	November 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 24, 2009.

INTELSAT, LTD.

By:	/S/ DAVID MCGLADE
Name:	David McGlade
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael McDonnell, Phillip Spector and Anita Beier, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID MCGLADE David McGlade	Chief Executive Officer and Director (Principal Executive Officer)	November 24, 2009

/S/ MICHAEL MCDONNELL Michael McDonnell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 24, 2009

/S/ ANITA BEIER Anita Beier	Senior Vice President and Controller (Principal Accounting Officer)	November 24, 2009

/S/ RAYMOND SVIDER Raymond Svider	Chairman and Director	November 24, 2009

/S/ JUSTIN BATEMAN Justin Bateman	Director	November 24, 2009

/S/ EGON DURBAN Egon Durban	Director	November 24, 2009

/S/ JOHN JOYCE John Joyce	Director	November 24, 2009

/S/ JAMES RUBIN James Rubin	Director	November 24, 2009

/S/ ANITA BEIER Anita Beier	Authorized Representative in the United States	November 24, 2009

Exhibit Index

Exhibit No.	Document Description
2.1	Share Purchase Agreement, dated as of June 19, 2007, by and among Intelsat Holdings, Ltd., Serafina Holdings Limited, Serafina Acquisition Limited and certain shareholders of Intelsat Holdings, Ltd. (incorporated by reference to Exhibit 99.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on June 25, 2007).

2.2	Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, by and among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Holdings, Ltd. (formerly Zeus Holdings Limited), Zeus Merger One Limited and Zeus Merger Two Limited (incorporated by reference to Exhibit 99.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

2.3	Merger Agreement, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation (incorporated by reference to Exhibit 2.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

3.1	Certificate of Incorporation of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of Intelsat, Ltd.’s Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

3.2	Memorandum of Association of Intelsat, Ltd. (incorporated by reference to Exhibit 1.2 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

3.3	Amended and Restated Bye-laws of Intelsat, Ltd. (incorporated by reference to Exhibit 3.3 of Intelsat, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 000-50262, filed on March 21, 2008).

4.1	Indenture, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 10, 2006).

4.2	Form of Original 11 1/4% Senior Notes due 2016 (incorporated by reference to Exhibit 4.3 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.3	Form of 11 1/4% Senior Notes due 2016 (incorporated by reference to Exhibit 4.5 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.4	Indenture, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat, Ltd., the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association (included by reference to Exhibit 4.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 10, 2006).

4.5	Form of Original 9 1/4% Senior Notes due 2016 (incorporated by reference to Exhibit 4.8 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.6	Form of 9 1/4% Senior Notes due 2016 (incorporated by reference to Exhibit 4.9 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.7	Indenture, dated as of July 3, 2006, by and among Intelsat Corporation (formerly known as PanAmSat Corporation), the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

Exhibit No.	Document Description
4.8	Form of Original 9% Senior Notes due 2016 (incorporated by reference to Exhibit 4.12 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.9	Form of 9% Senior Notes due 2016 (incorporated by reference to Exhibit 4.13 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.10	Indenture, dated as of August 20, 2004, among Intelsat Corporation (formerly known as PanAmSat Corporation), the Guarantors named therein and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 of Intelsat Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

4.11	Indenture, dated as of January 28, 2005, by and among Zeus Merger Two Limited, as Issuer, Zeus Merger One Limited, as Parent Guarantor, and Wells Fargo, as Trustee (incorporated by reference to Exhibit 4.1 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

4.12	Form of Original 8 1/4% Senior Notes due 2013 (incorporated by reference to Exhibit 4.18 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.13	Form of Original 8 5/8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.19 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.14	Form of 8 1/4% Senior Notes due 2013 (incorporated by reference to Exhibit 4.21 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.15	Form of 8 5/8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.22 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.16	Supplemental Indenture, dated as of January 28, 2005, by and among Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.6 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.17	Second Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat Subsidiary Holding Company, Ltd., Intelsat (Bermuda), Ltd., Intelsat, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.7 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.18	Third Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat (Bermuda), Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.8 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.19	Fourth Supplemental Indenture, dated as of December 28, 2005, by and among Intelsat UK Financial Services Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo, National Association (incorporated by reference to Exhibit 4.21 of Intelsat Subsidiary Holding Company, Ltd.’s Amendment No. 1 to its Registration Statement on Form S-4, File No. 333-12946507, filed on February 10, 2006).

Exhibit No.	Document Description
4.20	Fifth Supplemental Indenture, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.20 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193, filed on July 31, 2006).

4.21	Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.22	Officers’ Certificate dated April 15, 2002 relating to Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.23	Form of 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.24	Officers’ Certificate dated November 7, 2003 relating to Intelsat, Ltd.’s 6 1/2% Senior Notes due 2013, including the forms of Notes (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).

4.25	Indenture, dated as of February 11, 2005, by and among Zeus Special Subsidiary Limited, Intelsat, Ltd. and Wells Fargo Bank, National Association (including the forms of Notes) (incorporated by reference to Exhibit 2.11 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.26	Form of 9 1/4% Senior Discount Notes due 2015 (incorporated by reference to Exhibit 4.34 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

4.27	Supplemental Indenture for the 9 1/4% Senior Discount Notes due 2015, dated as of March 3, 2005, by and among Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.12 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.28	Second Supplemental Indenture for the 9 1/4% Senior Discount Notes due 2015, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.5 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193, filed on July 31, 2006).

4.29	Third Supplemental Indenture for the 9 1/4% Senior Discount Notes due 2015, dated as of July 3, 2006, by and among Intelsat (Bermuda), Ltd., Intelsat Intermediate Holding Company, Ltd., and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.6 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193, filed on July 31, 2006).

4.30	Second Supplemental Indenture, dated as of September 27, 2007, among Intelsat Satellite Galaxy 17, Inc., Intelsat Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q, File No. 000-50262, filed on November 9, 2007).

4.31	Supplemental Indenture, dated as of September 27, 2007, among Intelsat Satellite Galaxy 17, Inc., Intelsat Corporation, the other Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.2 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q, File No. 000-50262, filed on November 9, 2007).

Exhibit No.	Document Description
4.32	First Supplemental Indenture for the 9 1/4% Senior Notes due 2016, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat, Ltd., as parent guarantor, Intelsat Subsidiary Holding Company, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Intelsat UK Financial Services Ltd., as subsidiary guarantors, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.33	Second Supplemental Indenture for the 9 1/4% Senior Notes due 2016, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.34	First Supplemental Indenture for the 11 1/4% Senior Notes due 2016, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat, Ltd., as parent guarantor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.9 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.35	Second Supplemental Indenture for the 11 1/4% Senior Notes due 2016, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.10 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.36	Fourth Supplemental Indenture for the 9 1/4% Senior Discount Notes due 2015, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat, Ltd., as co-obligor, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.13 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.37	Sixth Supplemental Indenture for the 8 1/4% Senior Notes due 2013 and the 8 5/8% Senior Notes due 2015, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.14 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

4.38	Supplemental Indenture for the 9% Senior Notes due 2014, dated as of January 17, 2008, among Intelsat Satellite IS 11, Inc., Intelsat Corporation, the guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q, File No. 000-50262, filed on May 15, 2008).

4.39	Third Supplemental Indenture for the 9% Senior Notes due 2016, dated as of January 17, 2008, among Intelsat Satellite IS 11, Inc., Intelsat Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q, File No. 000-50262, filed on May 15, 2008)

4.40	Indenture for the 11 1/4% Senior Notes due 2017 and the 11 1 /2%/12 1/2% Senior PIK Election Notes due 2017, dated as of June 27, 2008, by and among Intelsat (Bermuda), Ltd., as Issuer, Intelsat, Ltd., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

Exhibit No.	Document Description
4.41	Indenture for the 9 1/2% Senior Discount Notes due 2015, dated as of June 27, 2008, by and among Intelsat Intermediate Holding Company, Ltd., as Issuer, Intelsat, Ltd., as Co-Obligor, Intelsat (Bermuda), Ltd. and Intelsat Jackson Holdings, Ltd., as Guarantors, and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.42	Indenture for the 8 1/2% Senior Notes due 2013 and the 8 7 /8% Senior Notes due 2015, dated as of June 27, 2008, by and among Intelsat Subsidiary Holding Company, Ltd., as Issuer, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.43	Indenture for the 11 1/2% Senior Notes due 2016, dated as of July 1, 2008, by and among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.4 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.44	Indenture for the 9 1/2% Senior Notes due 2016, dated as of July 1, 2008, by and among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.5 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.45	Registration Rights Agreement, dated as of June 27, 2008, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd., Intelsat Jackson Holdings, Ltd., the subsidiary guarantors named therein, and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as Representatives of the Initial Purchasers named therein (incorporated by reference to Exhibit 4.6 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.46	Registration Rights Agreement, dated as of July 1, 2008, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., the subsidiary guarantors named therein, and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as Representatives of the Initial Purchasers named therein (incorporated by reference to Exhibit 4.7 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

4.47	Indenture for the 9 1/4% Senior Notes due 2014, dated as of July 18, 2008, by and among Intelsat Corporation, as Issuer, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.1 of Intelsat Corporation’s Report on Form 8-K, File No. 0-22531, filed on July 22, 2008).

4.48	Indenture for the 9 1/4% Senior Notes due 2016, dated as of July 18, 2008, by and among Intelsat Corporation, as Issuer, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.2 of Intelsat Corporation’s Report on Form 8-K, File No. 0-22531, filed on July 22, 2008).

Exhibit No.	Document Description
4.49	Registration Rights Agreement, dated as of July 18, 2008, among Intelsat Corporation, the subsidiary guarantors named therein, and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC as Representatives of the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 of Intelsat Corporation’s Report on Form 8-K, File No. 0-22531, filed on July 22, 2008).

4.50	Fourth Supplemental Indenture for the 9% Senior Notes due 2016, dated as of July 15, 2008, among Intelsat Satellite Galaxy 18, Inc., Intelsat Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.7 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, File No. 000-50262, filed on November 13, 2008).

4.51	Supplemental Indenture for the 9% Senior Notes due 2014, dated as of July 15, 2008, among Intelsat Satellite Galaxy 18, Inc., Intelsat Corporation, the other Guarantors party thereto and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.8 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, File No. 000-50262, filed on November 13, 2008).

4.52	Indenture for the 8 7/8% Senior Notes due 2015, Series B, dated as of February 12, 2009, by and among Intelsat Subsidiary Holding Company, Ltd., as Issuer, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 18, 2009).

4.53	Registration Rights Agreement, dated as of February 12, 2009, among Intelsat Subsidiary Holding Company, Ltd., as Issuer, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as Parent Guarantors, the subsidiary guarantors named therein, and Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC as the Initial Purchasers (incorporated by reference to Exhibit 4.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 18, 2009).

4.54	Supplemental Indenture, dated as of June 29, 2009, among Intelsat Subsidiary Holding Company, Ltd., the Registrant, other guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 99.1 to Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 6, 2009).

4.55	Supplemental Indenture, dated as of June 29, 2009, among Intelsat Intermediate Holding Company, Ltd., the Registrant, other guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 99.2 to Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 6, 2009).

4.56	Supplemental Indenture, dated as of July 1, 2009, among Intelsat Jackson Holdings, Ltd., the Registrant, other guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 99.3 to Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 6, 2009).

4.57	Indenture for the 8½% Senior Notes due 2019, dated as of October 20, 2009, by and among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes) (incorporated by reference to Exhibit 4.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on October 22, 2009).

Exhibit No.	Document Description
4.58	Registration Rights Agreement, dated as of October 20, 2009, among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Banc of America Securities LLC, as Representative of the Initial Purchasers named on Schedule I thereto (incorporated by reference to Exhibit 4.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on October 22, 2009).

4.59	Form of Exchange Agent and Depositary Agreement by and between Intelsat (Bermuda), Ltd. and Wells Fargo Bank, N.A.*

5.1	Opinion of Appleby as to the validity of the securities being registered.*

5.2	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the validity of the securities being registered.*

8.1	Opinion of Appleby as to certain Bermuda tax matters.*

8.2	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain tax matters.*

10.1	Credit Agreement, dated as of July 3, 2006, among Intelsat Subsidiary Holding Company, Ltd., Intelsat Intermediate Holding Company, Ltd. and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 10, 2006).

10.2	Employment Agreement, dated as of June 28, 2006, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.38 of Intelsat Intermediate Holding Company, Ltd.’s Amendment 1 to Registration Statement on Form S-4, File No. 333-136193, filed on August 4, 2006).

10.3	Employment Agreement, dated as of May 18, 2006, between Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.39 of Intelsat Intermediate Holding Company, Ltd.’s Amendment 1 to Registration Statement on Form S-4, File No. 333-136193, filed on August 4, 2006).

10.4	Amendment Agreement (relating to Credit Agreement), dated as of July 3, 2006, by and among Intelsat Corporation (formerly known as PanAmSat Corporation) and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

10.5	Credit Agreement, dated as of August 20, 2004, as amended and restated as of March 22, 2005, as further amended and restated as of July 3, 2006, among Intelsat Corporation (formerly known as PanAmSat Corporation) and the other parties named therein (incorporated by reference to Exhibit 10.2 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

10.6	Share Option Agreement, dated April 1, 2006, by and among Intelsat Holdings, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.7	Share Option Agreement, dated July 3, 2006, by and among Intelsat Holdings, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.9 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.8	Share Option Agreement, dated July 3, 2006, by and among Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.10 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

Exhibit No.	Document Description
10.9	Share Option Agreement, dated July 3, 2006, by and among Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.11 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.10	Form of Share Option Agreement under Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.12 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.11	Amendment No. 1 and Acknowledgment, effective as of July 3, 2006, to Employment Agreement, dated as of March 16, 2006, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.43 of Intelsat Intermediate Holding Company, Ltd.’s Amendment 1 to Registration Statement on Form S-4, File No. 333-136193, filed on August 4, 2006).

10.12	Amendment No. 2, effective as of October 26, 2006, to Employment Agreement, as amended, dated as of March 16, 2006, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.14 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.13	Amendment, dated July 3, 2006, to Employment Agreement, dated as of June 28, 2006, by and among Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.15 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.14	Amendment, dated July 3, 2006, to Employment Agreement, dated as of May 18, 2006, by and among Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.16 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, File No. 000-50262, filed on November 15, 2006).

10.15	Headquarters Land Lease, dated as of June 8, 1982, between the International Telecommunications Satellite Organization and the U.S. Government, as amended (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

10.16	Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 3.13 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.17	Letter Agreement, dated as of December 22, 2004, between Zeus Holdings Limited and David McGlade (incorporated by reference to Exhibit 3.14 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.18	Letter Agreement, dated as of February 25, 2005, between Zeus Holdings Limited and David McGlade (incorporated by reference to Exhibit 3.15 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.19	Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.20	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

Exhibit No.	Document Description
10.21	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.22	Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.1 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 10, 2005).

10.23	Form of Restricted Share Agreement under Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.2 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 10, 2005).

10.24	Intelsat Holdings, Ltd. Bonus Plan (incorporated by reference to Exhibit 10.3 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 10, 2005).

10.25	Employment Agreement, dated as of March 16, 2006, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 000-50262, filed on May 10, 2006).

10.26	Amendment and Acknowledgment, effective March 8, 2006, to Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 000-50262, filed on May 10, 2006).

10.27	Amendment and Acknowledgment, effective March 8, 2006, to Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 000-50262, filed on May 10, 2006).

10.28	Employment Agreement, dated as of June 28, 2006, by and among Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.38 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193-01, filed on July 31, 2006).

10.29	Employment Agreement, dated as of May 18, 2006, between Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.39 of Intelsat Intermediate Holding Company, Ltd.’s Registration Statement on Form S-4, File No. 333-136193-01, filed on July 31, 2006).

10.30	Amendment No. 1 to Credit Agreement, dated January 19, 2007, among Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd. and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on January 25, 2007).

10.31	Amendment No. 2 to Credit Agreement, dated January 19, 2007, among Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd. and the other parties named therein (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on January 25, 2007).

10.32	Amendment No. 1 to Credit Agreement, dated January 19, 2007, among Intelsat Corporation and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat Corporation’s Report on Form 8-K, File No. 000-22531, filed on January 25, 2007).

Exhibit No.	Document Description
10.33	Credit Agreement, dated as of February 2, 2007, by and among Intelsat (Bermuda), Ltd., as the Borrower, Intelsat, Ltd., as Guarantor, and the Several Lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, Banc of America Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers, and Banc of America Securities LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., as Joint Bookrunners (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 6, 2007).

10.34	Third Amendment and Acknowledgment, effective March 16, 2007, to Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 10.43 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

10.35	Third Amendment and Acknowledgment, effective March 16, 2007, to Employment Agreement, dated as of March 16, 2006, between Intelsat Holdings, Ltd. and Jeffrey Freimark (incorporated by reference to Exhibit 10.44 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

10.36	First Amendment and Acknowledgment, effective March 16, 2007, to Employment Agreement, dated as of May 18, 2006, between Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.45 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

10.37	Third Amendment and Acknowledgment, effective March 16, 2007, to Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.46 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on April 2, 2007).

10.38	Amendment No. 3 to Credit Agreement and Appointment of Administrative Agent, dated as of January 25, 2008, among Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd., the lenders party thereto, Citicorp USA, Inc., in its capacity as administrative agent for the lenders and as agent for the secured parties, and Credit Suisse, Cayman Islands Branch, as successor administrative agent (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.39	Amendment No. 2 to Credit Agreement and Appointment of Administrative Agent, dated as of January 25, 2008, among Intelsat Corporation, the lenders party thereto, Citicorp USA, Inc., in its capacity as administrative agent for the lenders and as agent for the secured parties, and Credit Suisse, Cayman Islands Branch, as successor administrative agent (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.40	Joinder Agreement, dated as of February 4, 2008, among Intelsat Corporation, Credit Suisse, Cayman Islands Branch, and the lenders a party thereto (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.41	Assignment and Assumption Agreement, dated as of February 4, 2008, between Intelsat (Bermuda), Ltd. and Intelsat Jackson Holdings, Ltd. (incorporated by reference to Exhibit 10.4 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

Exhibit No.	Document Description
10.42	Assumption and Affirmation Agreement, dated as of February 4, 2007, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd., Intelsat, Ltd., as parent guarantor, Intelsat Subsidiary Holding Company, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Intelsat UK Financial Services Ltd., as subsidiary guarantors, and Bank of America, N.A., as administrative agent for the lenders (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.43	New Guarantee Agreement, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Bank of America, N.A., as administrative agent for the Lenders (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.44	Assignment and Assumption Agreement, dated as of February 4, 2008, between Serafina Acquisition Limited and Intelsat (Bermuda), Ltd. (incorporated by reference to Exhibit 10.15 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.45	Assumption Agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, Intelsat (Bermuda), Ltd. and Credit Suisse, Cayman Islands Branch, as administrative agent for the lenders (incorporated by reference to Exhibit 10.16 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.46	Senior Unsecured Bridge Loan Credit Agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat (Bermuda), Ltd., as borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.17 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.47	Senior Unsecured PIK Election Bridge Loan Credit Agreement, dated as of February 4, 2008, among Serafina Acquisition Limited, as initial borrower, Intelsat (Bermuda), Ltd., as borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, Banc of America Bridge LLC, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.18 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.48	Commitment Letter, dated as of June 19, 2007, among Serafina Acquisition Limited, Credit Suisse, Banc of America, N.A., Banc of America Bridge LLC and Morgan Stanley Senior Funding, Inc., as initial lenders (incorporated by reference to Exhibit 10.19 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.49	Amended and Restated Commitment Letter Amendment, dated as of February 7, 2008, among Serafina Acquisition Limited, Credit Suisse, Banc of America, N.A., Banc of America Bridge LLC and Morgan Stanley Senior Funding, Inc., as initial lenders (incorporated by reference to Exhibit 10.20 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

Exhibit No.	Document Description
10.50	Monitoring Fee Agreement, dated as of February 4, 2008, among Intelsat (Bermuda), Ltd., BC Partners Limited and Silver Lake Management Company III, L.L.C. (incorporated by reference to Exhibit 10.21 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 8, 2008).

10.51	8.50% $883,346,000 Senior Unsecured Credit Agreement, dated as of May 2, 2008, by and among Intelsat Subsidiary Holding Company, Ltd., as the Borrower, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as parent guarantors, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and the other parties thereto (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 6, 2008).

10.52	8.875% $681,012,700 Senior Unsecured Credit Agreement, dated as of May 2, 2008, by and among Intelsat Subsidiary Holding Company, Ltd., as the Borrower, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Jackson Holdings, Ltd. and Intelsat Intermediate Holding Company, Ltd., as parent guarantors, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and the other parties thereto (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 6, 2008).

10.53	9 1/4% $658,119,030 Senior Unsecured Credit Agreement, dated as of May 2, 2008, by and among Intelsat Corporation, as the Borrower, the several lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, and the other parties thereto (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 6, 2008).

10.54	Separation Agreement and Release, by and among Intelsat Global, Ltd., Intelsat Holdings, Ltd., Intelsat, Ltd. and Jeffrey P. Freimark, dated June 5, 2008 (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on June 5, 2008).

10.55	Credit Agreement, dated as of July 1, 2008, by and among Intelsat Jackson Holdings, Ltd., as the Borrower, Intelsat (Bermuda), Ltd., as Guarantor, and the Several Lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, Banc of America Bridge LLC, as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent, and Credit Suisse Securities (USA) LLC, Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers and Joint Bookrunners (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on July 3, 2008).

10.56	Employment Agreement, dated as of December 29, 2008 and effective as of February 4, 2008, by and among Intelsat Global, Ltd., Intelsat, Ltd. and David McGlade (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on January 5, 2009).

10.57	Fourth Amendment and Acknowledgement, dated as of December 29, 2008, by and among Intelsat Global, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on January 5, 2009).

Exhibit No.	Document Description
10.58	Third Amendment to Headquarters Land Lease, dated as of March 28, 2006, between the Government of the United States and Intelsat Global Service Corporation, successor-in-interest to International Telecommunications Satellite Organization. (incorporated by reference to Exhibit 10.60 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on March 19, 2009).

10.59	Amendment to Monitoring Fee Agreement, dated April 10, 2008, among Intelsat (Bermuda), Ltd., BC Partners Limited and Silver Lake Management Company III, L.L.C. (incorporated by reference to Exhibit 10.61 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on March 19, 2009).

10.60	Intelsat Global, Ltd. 2008 Share Incentive Plan (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.61	Class A Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and David McGlade (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.62	Class A Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.63	Class A Restricted Share Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Stephen Spengler (incorporated by reference to Exhibit 10.4 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.64	Class A Restricted Share Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Thierry Guillemin (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.65	Class B Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and David McGlade (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.66	Class B Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.67	Class B Restricted Share Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Michael McDonnell (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.68	Class B Restricted Share Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Stephen Spengler (incorporated by reference to Exhibit 10.9 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.69	Class B Restricted Share Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Thierry Guillemin (incorporated by reference to Exhibit 10.10 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.70	Management Shareholders Agreement of Intelsat Global, Ltd. (incorporated by reference to Exhibit 10.11 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.71	Letter Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and David McGlade regarding the Management Shareholders Agreement (incorporated by reference to Exhibit 10.12 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.72	Letter Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Phillip Spector regarding the Management Shareholders Agreement (incorporated by reference to Exhibit 10.13 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

Exhibit No.	Document Description
10.73	Letter Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Michael McDonnell regarding the Management Shareholders Agreement (incorporated by reference to Exhibit 10.14 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.74	Option Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and David McGlade (incorporated by reference to Exhibit 10.15 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.75	Option Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.16 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.76	Option Agreement, dated May 6, 2009, between Intelsat Global, Ltd. and Michael McDonnell (incorporated by reference to Exhibit 10.17 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.77	Option Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Stephen Spengler (incorporated by reference to Exhibit 10.18 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.78	Option Agreement, dated May 8, 2009, between Intelsat Global, Ltd. and Thierry Guillemin (incorporated by reference to Exhibit 10.19 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.79	Form of Management Class B Restricted Share Agreement, dated May 8, 2009 (incorporated by reference to Exhibit 10.20 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.80	Form of Management Option Agreement, dated May 8, 2009 (incorporated by reference to Exhibit 10.21 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.81	Form of Management Class A Restricted Share Agreement, dated May 8, 2009 (incorporated by reference to Exhibit 10.22 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.82	Form of Share Option Agreement, dated May 8, 2009 (incorporated by reference to Exhibit 10.23 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.83	Amendment and Acknowledgement, dated May 6, 2009, between Intelsat, Ltd., Intelsat Global, Ltd. and David McGlade (incorporated by reference to Exhibit 10.24 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.84	Employment Agreement, dated as of May 6, 2009, between Intelsat Global, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.25 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.85	Employment Agreement, dated as of May 6, 2009, between Intelsat Global, Ltd., Intelsat, Ltd. and Michael McDonnell (incorporated by reference to Exhibit 10.26 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.86	Severance Agreement, dated as of May 8, 2009, between Intelsat Global, Ltd. and Stephen Spengler (incorporated by reference to Exhibit 10.27 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.87	Severance Agreement, dated as of May 8, 2009, between Intelsat Global, Ltd. and Thierry Guillemin (incorporated by reference to Exhibit 10.28 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

10.88	Second Amended and Restated Bye-Laws of Intelsat Global, Ltd., adopted May 6, 2009 (incorporated by reference to Exhibit 10.29 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on May 12, 2009).

Exhibit No.	Document Description
12.1	Computation of Ratio of Earnings to Fixed Charges.*

21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 of Intelsat, Ltd.’s Annual Report on Form 10-K, File No. 000-50262, filed on March 19, 2009).

23.1	Consent of Appleby (included in Exhibits 5.1 and 8.1).

23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibits 5.2 and 8.2).

23.3	Consent of KPMG LLP.*

24.1	Powers of Attorney (included on signature pages).

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association for the notes.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Registered Holders.*

99.4	Form of Letter to the Depository Trust Company Participants.*

99.5	Form of Letter to Clients.*

99.6	Form of Instruction to Registered Holder from Beneficial Owner.*

*	Filed herewith.